As filed with the Securities and Exchange Commission on September 12, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Twenty One Capital, Inc.
(Exact name of registrant as specified in its charter)

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Texas	6199	39-2506682
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For co-registrant, see “Table of Co-Registrant” on the following page.

Twenty One Capital, Inc.
111 Congress Avenue, Suite 500
Austin, Texas 78701
(206) 552-9859
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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C T Corporation System
1999 Bryan Street, Suite 900
Dallas, TX 75201-3136
(214) 979-1172
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________________________

Copies to:

Lorenzo Corte, Esq. Maria Protopapa, Esq. Skadden, Arps, Slate, Meagher & Flom (UK) LLP 22 Bishopsgate London EC2N 4BQ United Kingdom +44 20 7519 7000	Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Jessica Yuan, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant and co-registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF CO-REGISTRANT

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Twenty One Assets, LLC	Delaware	6199	39-2516751

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(1)      The co-registrant has the following principal executive offices: Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware, 19808.

(2)      The agent for service for the co-registrant is: Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware, 19808.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell or issue these securities offered by this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION,
DATED SEPTEMBER 12, 2025

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
CANTOR EQUITY PARTNERS, INC.
AND
PROSPECTUS FOR UP TO 315,116,673 SHARES OF CLASS A COMMON STOCK OF TWENTY ONE CAPITAL, INC.

To the Shareholders of Cantor Equity Partners, Inc. (“CEP Shareholders”):

You are cordially invited to attend the extraordinary general meeting (the “Meeting”) of the shareholders of Cantor Equity Partners, Inc., a Cayman Islands exempted company (“CEP”), which will be held at           , Eastern Time, on           , 2025. The Meeting will be held at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 and virtually over the Internet by means of a live audio webcast. You or your proxyholder will be able to attend and vote at the Meeting in person or by visiting https://www.cstproxy.com/cantorequitypartners/2025 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. This proxy statement/prospectus includes additional instructions on how to access the Meeting and how to listen, vote and submit questions from home or any remote location with Internet connectivity.

CEP is a Cayman Islands exempted company incorporated as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as an “acquisition target.”

On April 22, 2025, CEP, Twenty One Capital, Inc., a Texas corporation (“Pubco”), Twenty One Merger Sub D, a Cayman Islands exempted company and wholly owned subsidiary of Pubco (“CEP Merger Sub”), Twenty One Assets, LLC, a Delaware limited liability company (the “Company” or “Twenty One”), Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (“Tether”), iFinex, Inc., a British Virgin Islands company (“Bitfinex” and, together with Tether, the “Sellers”) and, solely for certain limited purposes, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”), entered into a business combination agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”).

Pursuant to the Business Combination Agreement, upon the consummation of the transactions contemplated thereby (the “Closing”), (i) CEP will merge with and into CEP Merger Sub, with CEP Merger Sub continuing as the surviving entity (such surviving entity, the “CEP Surviving Subsidiary,” such transaction, the “CEP Merger”), as a result of which CEP Shareholders will receive one share of Class A common stock of Pubco, par value $0.01 per share (“Pubco Class A Stock”) for each Class A ordinary share of CEP, par value $0.0001 per share (“CEP Class A Ordinary Shares”) held by such CEP Shareholder, and (ii) Twenty One will merge with and into CEP Merger Sub C, Inc., a Delaware corporation and an indirect subsidiary of CEP (“Company Merger Sub”), with Company Merger Sub continuing as the surviving company (such surviving company, the “Company Surviving Subsidiary,” such transaction, the “Company Merger” and the Company Merger together with the CEP Merger, the “Mergers”), as a result of which the Sellers will receive shares of Pubco Class A Stock and Class B common stock of Pubco, par value $0.01 per share (“Pubco Class B Stock”) in exchange for their membership interests in the Company. Immediately following completion of the Mergers and the other transactions contemplated by the Business Combination Agreement, CEP Surviving Subsidiary and Company Surviving Subsidiary will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law.

In addition, on April 22, 2025, Pubco and CEP entered into subscription agreements (the “Convertible Notes Subscription Agreements”) with certain investors (the “Convertible Note Investors”), who have agreed to make a private investment in Pubco by purchasing 1.00% convertible senior notes due 2030 (the “Convertible Notes”) with an aggregate principal amount of $340.2 million (the “Subscription Notes” and such subscription, the “Initial Convertible Notes PIPE” and together with the option for the Option Notes (as defined below), the exchange for the Exchange Notes (as defined below) and any issuance of the Engagement Letter Notes (as defined below), the “Convertible Notes PIPE”). Pursuant to the Convertible Notes Subscription Agreements, Pubco granted the Convertible Note Investors an option to purchase up to an aggregate of $100 million additional principal amount of Convertible Notes (the “Option Notes”) at any time before May 22, 2025 (the “Option Period”) on a pro rata basis based on such Convertible Note Investor’s participation in the Initial Convertible Notes PIPE, which Option Notes have been fully subscribed for by the Convertible Note Investors and the Sponsor (the “Option”). In connection therewith, on May 22, 2025, the Sponsor entered into a subscription agreement (the “Sponsor Convertible Notes Subscription Agreement”) on substantially the same terms as the Convertible Notes Subscription Agreements with respect to its pro rata allotment of the Option Notes.

On April 22, 2025, Pubco and CEP also entered into subscription agreements (the “April Equity PIPE Subscription Agreements,” and, together with the Convertible Notes Subscription Agreements, the “April PIPE Subscription Agreements”) with certain investors (the “April Equity PIPE Investors” and together with the Convertible Note Investors, the “April PIPE Investors”), who have agreed to make a private investment in CEP by purchasing 20,000,000 CEP Class A Ordinary Shares (the “April Equity PIPE Shares”) for $200 million in the aggregate, which includes the value of an aggregate of 347.6168 Bitcoin (the “April In-Kind PIPE Bitcoin”) invested by certain April Equity PIPE Investors instead of cash (the “April Equity PIPE” and together with the Convertible Notes PIPE, the “April PIPE Investments”). On June 19, 2025, CEP and Pubco entered into subscription agreements (the “June Equity PIPE Subscription Agreements” and, together with the April PIPE Subscription Agreements and the Sponsor PIPE Subscription Agreement, the “PIPE Subscription Agreements”) with certain investors (the “June Equity PIPE Investors,” together with the April Equity PIPE Investors and the Convertible Note Investors, the “PIPE Investors”), pursuant to which CEP agreed to issue, and the June Equity PIPE Investors agreed to purchase, 7,857,143 CEP Class A ordinary shares (the “June Equity PIPE Shares”) for an aggregate purchase price of $165 million ($21.00 per share), which includes the value of an aggregate of 132.9547 Bitcoin (the “June In-Kind PIPE Bitcoin” and together with the April In-Kind PIPE Bitcoin, the “In-Kind PIPE Bitcoin”) invested by certain June Equity PIPE Investors instead of cash (the “June Equity PIPE,” together with the April Equity PIPE, the “Equity PIPEs,” and collectively with the Convertible Notes PIPE, the “PIPE Investments”). The April Equity PIPE Investors and June Equity PIPE Investors confirmed, at the time of entering into their respective subscription agreements, the amounts, if any, that they will contribute as In-Kind PIPE Bitcoin.

Pursuant to the Business Combination Agreement, (i) Tether has purchased 4,812.220927 Bitcoin (the “Initial PIPE Bitcoin”) for an aggregate purchase price of $458.7 million (the “Initial PIPE Net Proceeds”), being equal to the aggregate gross cash proceeds of the Initial Convertible Notes PIPE and the April Equity PIPE less a holdback of $52 million, and, at Closing, Tether will sell the Initial PIPE Bitcoin to Pubco for an amount equal to the Initial PIPE Net Proceeds, and (ii) Tether has purchased 917.47360612 Bitcoin (the “Option PIPE Bitcoin”) for an aggregate purchase price of $99.5 million (the “Option PIPE Net Proceeds”), being equal to the gross proceeds of the Option Notes less a holdback of $500,000, and, at Closing, Tether will sell the Option PIPE Bitcoin to Pubco at a purchase price equal to the Option PIPE Net Proceeds.

On June 23, 2025, Tether, Pubco, SoftBank and, solely for certain limited purposes, CEP, entered into a sale and purchase agreement (the “June PIPE Bitcoin Sale and Purchase Agreement”), pursuant to which Tether has purchased 1,381.15799423 Bitcoin (the “June PIPE Bitcoin” and together with the Initial PIPE Bitcoin and the Option PIPE Bitcoin, the “PIPE Bitcoin”) for an aggregate purchase price of approximately $147.5 million (the “June PIPE Net Proceeds”) being the aggregate gross cash proceeds of the June Equity PIPE less a holdback of $3.3 million. At the Closing and upon the funding of the June Equity PIPE, Pubco shall purchase from Tether the June PIPE Bitcoin for an aggregate price equal to the June PIPE Net Proceeds.

The sale of the Initial PIPE Bitcoin, the Option PIPE Bitcoin and the June PIPE Bitcoin by Tether to Pubco are referred to herein as the “PIPE Bitcoin Sale.” Pursuant to the Business Combination Agreement, Tether agreed to purchase a number of Bitcoin equal to the Additional PIPE Bitcoin, if the sum of the Initial PIPE Bitcoin and the Option PIPE Bitcoin is less than 10,500 Bitcoin. Tether has purchased the Additional PIPE Bitcoin and immediately prior to Closing, Tether will contribute such amount of Bitcoin to Pubco at Closing (such contribution, the “Additional PIPE Bitcoin Sale”) in exchange for additional shares of Pubco Class A Stock and Pubco Class B Stock.

Contemporaneously with the execution of the Business Combination Agreement, Tether, Bitfinex and the Company entered into a Contribution Agreement (the “Contribution Agreement”), pursuant to which, immediately prior to the Closing, Tether and Bitfinex will contribute to the Company 24,500 Bitcoin and 7,000 Bitcoin, respectively, in exchange for (i) in the case of Tether, 208 class A common membership interests of the Company (“Company Class A Interests”) and 208 class B common membership interests of the Company (“Company Class B Interests”), and (ii) in the case of Bitfinex, 59 Company Class A Interests and 59 Company Class B Interests.

Concurrently with the signing of the Business Combination Agreement, (i) CEP, Pubco and Cantor EP Holdings, LLC (the “Sponsor”) entered into the sponsor support agreement (as amended by Amendment No. 1 to Sponsor Support Agreement, dated as of June 25, 2025, the “Sponsor Support Agreement”), pursuant to which, among other matters described below, Pubco and Sponsor agreed to enter into a Securities Exchange Agreement (the “Securities Exchange Agreement”) at Closing, pursuant to which Sponsor will exchange a number of its shares of Pubco Class A Stock as determined in accordance with the Securities Exchange Agreement (the “Exchange Shares”) in exchange for Convertible Notes (the “Exchange Notes”) equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share, and (ii) Pubco, CEP and Cantor Fitzgerald & Co. (“CF&Co.”) entered into an engagement letter (as amended by the amendment thereto, dated as of June 25, 2025, the “PIPE Engagement Letter”), pursuant to which, among other matters, CF&Co. may receive Convertible Notes (the “Engagement Letter Notes”), such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement (as defined below), (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Assuming no redemptions of any Public Shares (as defined below) and that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, the Sponsor would exchange 4,630,000 shares of Pubco Class A Stock for Exchange Notes with an aggregate principal amount of $46,300,000 and CF&Co. will not receive any Engagement Letter Notes. With the inclusion of the Subscription Notes, Option Notes, Exchange Notes and Engagement Letter Notes, the total aggregate principal value of the Convertible Notes will be $486.5 million.

The Sponsor Support Agreement also provides that, among other things, (i) the Sponsor will vote its CEP Class A Ordinary Shares, and its Class B ordinary shares of CEP, par value $0.0001 per share (“CEP Class B Ordinary Shares” and, together with the CEP Class A Ordinary Shares, the “CEP Ordinary Shares”) in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the other proposals to be approved by CEP Shareholders at the Meeting (the “CEP Shareholder Approval Matters”), (ii) the Sponsor will vote its CEP Ordinary Shares against any alternative transactions, (iii) the Sponsor will comply with the restrictions imposed by the letter agreement, dated as of August 12, 2024, by and among CEP, the Sponsor and the then current directors and executive officers of CEP (the “Insider Letter”), including with respect to the restrictions on transfer and redemption of CEP Ordinary Shares in connection with the Business Combination, (iv) prior to the Closing, the Sponsor will amend the Insider Letter to reduce the post-Closing lock-up period applicable to the shares of Pubco Class A Stock received by the Sponsor in exchange for its CEP Class B Ordinary Shares (the “Founder Shares”) from 12 months to six months, and (v) subject to and conditioned upon the Closing, any loans outstanding from the Sponsor to CEP shall be repaid as follows: (a) with respect to the amended and restated promissory note, dated November 5, 2024, and effective as of August 12, 2024 (the “Sponsor Loan”), the aggregate amount owed by CEP, as set forth on the pre-Closing statement to be delivered by CEP prior to the Closing (the “CEP Pre-Closing Statement”), will be automatically converted, immediately prior to the CEP Merger, into CEP Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of such CEP Class A Ordinary Shares to the Sponsor, the Sponsor Loan will be deemed satisfied in full, provided, however, that the portion of the Sponsor Loan that is drawn by or on behalf of CEP to pay for any fees, costs or expenses of the U.S. Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market LLC pursuant to the Business Combination Agreement will be repaid in cash at the Closing in accordance with the Business Combination Agreement and (b) with respect to all other loans of the Sponsor to CEP, all amounts outstanding thereunder as of the Closing, as set forth on the CEP Pre-Closing Statement, will be repaid in cash at the Closing in accordance the Business Combination Agreement.

Contemporaneously with the execution of the Business Combination Agreement, Tether and SoftBank entered into a sale and purchase agreement, as amended and restated on June 23, 2025, pursuant to which, among other things, immediately following the Closing, Tether will transfer to SoftBank an equal number of shares of Pubco Class A Stock and Pubco Class B Stock, and SoftBank will pay Tether consideration calculated based on a formula described thereunder.

Concurrently with the Closing, Tether, Bitfinex and SoftBank will each enter into a Lock-Up Agreement with Pubco, pursuant to which each Seller and SoftBank will agree that the shares of Pubco Class A Stock received by each Seller and the shares of Pubco Class A Stock transferred by Tether to SoftBank will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions.

Concurrently with the Closing, CEP, Pubco, the Sponsor, each Seller and SoftBank will enter into an Amended and Restated Registration Rights Agreement that will amend and restate the registration rights agreement, dated as of August 12, 2024, by and between CEP and the Sponsor.

Concurrently with the Closing, Pubco and Tether will enter into a Services Agreement, pursuant to which Tether will agree to provide, or cause to be provided, certain services to Pubco and its subsidiaries in exchange for a services fee in the amount of $30,000 per calendar quarter or such other amount as may be agreed by the parties thereto.

Upon the completion of the Business Combination and the consummation of the PIPE Investments, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription

Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Twenty One Capital, Inc. 2025 Stock Incentive Plan, to be adopted prior to Closing, as amended from time to time (the “Incentive Plan”), (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers and (vii) SoftBank, in each case, will own approximately 2.9%, 5.8%, 2.3%, 1.1%, 0%, 65.6% and 22.3% of the issued and outstanding shares of Pubco Class A Stock, respectively and approximately 0%, 0%, 0%, 0%, 0%, 74.7% and 25.3% of the issued and outstanding shares of Pubco Class B Stock, respectively.

Each holder of shares of Pubco Class A Stock will have no voting rights except as required by the TBOC, until all shares of Pubco Class B Stock are canceled. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Each holder of shares of Pubco Class B Stock will be entitled to one vote for each share of Pubco Class B Stock held of record by such holder on all matters on which stockholders are generally entitled to vote. Therefore under the above assumptions, (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers and (vii) SoftBank, in each case, will have approximately 0%, 0%, 0%, 0%, 0%, 74.7% and 25.3% of the voting power of Pubco, respectively, following the Business Combination.

The price per share of Pubco Class A Stock is $10.00 per share for (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the Sponsor and its Affiliates, (iv) the directors and officers of CEP, (v) the Sellers and (vi) SoftBank, and $21.00 per share for the June Equity PIPE Investors.

The value of the consideration that the Public Shareholders are each receiving in connection with the Business Combination is thus $10.00 per share.

The aggregate value of the total consideration that the Sponsor and its Affiliates will receive, comprising shares of Pubco Class A Stock valued at $10.00 per share, Convertible Notes issued pursuant to the Securities Exchange Agreement valued based on the aggregate principal amount of such Convertible Notes and the cash fees to be paid to CF&Co. as further described herein, is $121,359,052, assuming, among other things, that the Sponsor Loan is fully drawn (for a maximum amount of $1,750,000), that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, no amount is drawn under the Sponsor Note and that all PIPE Investors fund their commitments in their PIPE Subscription Agreements.

The value of the consideration that Tether, Bitfinex and SoftBank will each receive, comprising an equal number of shares of Pubco Class A Stock and Pubco Class B Stock, together valued at $10.00 per share, is $1,682,703,800, $594,044,990 and $771,778,800, respectively. Pursuant to the Business Combination Agreement, (i) Bitfinex will receive an equal number of shares of both Pubco Class A and Pubco Class B Stock equal to the dollar value of 7,000 Bitcoin pursuant to the Contribution Agreement, using the Signing Bitcoin Price, divided by $10.00 and (ii) Tether will initially receive an equal number of shares of both Pubco Class A and Pubco Class B Stock equal to the combined dollar value of its 24,500 Bitcoin contribution pursuant to the Contribution Agreement (which comprises 14,000 Bitcoin contributed on its behalf and 10,500 Bitcoin contributed in contemplation of the SoftBank Purchase Agreement), using the Signing Bitcoin Price, divided by $10.00. Tether will transfer a portion of these shares (consisting of an equal number of Pubco Class A and Pubco Class B Stock) as SoftBank Shares to SoftBank pursuant to the SoftBank Purchase Agreement. The calculation for the SoftBank Shares begins with the Base Share Amount, which is the lesser of the dollar value of 10,500 Bitcoin (using the average Bitcoin Price for the ten-day period ending on the business day immediately before the Closing) or $1 billion, divided by $10.00. This Base Share Amount is then reduced by any Net Settlement Shares (a reduction SoftBank can elect in lieu of a cash payment for accrued interest costs including the SoftBank Bitcoin Cost Amount and the PIPE Bitcoin Cost Amount), and by any Withholding Shares for taxes. The consideration amount of $771,778,800, assumes 77,177,880 shares of Pubco Class A Stock and Pubco Class B Stock are transferred to SoftBank by Tether pursuant to the SoftBank Purchase Agreement, calculated assuming (a) a Bitcoin Price as of the day immediately before Closing of $109,958.41, (b) that SoftBank pays the SoftBank Bitcoin Cost Amount and PIPE Bitcoin Cost Amount in cash rather than by reducing the number of shares transferred by Tether to SoftBank, and (c) that there are no Withholding Shares (as defined in the SoftBank Purchase Agreement). The aggregate value of the consideration that Tether, Bitfinex and SoftBank are receiving through the shares of Pubco they will own at Closing is $3,048,527,590.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the Meeting scheduled to be held on           , 2025.

The CEP Class A Ordinary Shares are currently listed on The Nasdaq Global Market under the symbols “CEP.” If Pubco’s application for listing is approved, shares of Pubco Class A Stock are expected to be traded on NYSE, Nasdaq or another national securities exchange under the symbol “XXI.” The CEP Class A Ordinary Shares will not trade after the Closing.

Each of CEP and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements. Pubco is, and will be, after the consummation of the Business Combination, considered a “controlled company” under the NYSE or Nasdaq Rules, and may be exempt from certain corporate governance requirements thereunder.

Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination

When holders (the “Public Shareholders”) of CEP Class A Ordinary Shares issued in the initial public offering of CEP (the “CEP IPO” and such shares, the “Public Shares”) consider the recommendation of the board of directors of CEP (the “CEP Board”) in favor of approval of the Business Combination and the other proposals discussed in this proxy statement/prospectus (the “Proposals”), Public Shareholders should keep in mind that the Sponsor and CEP’s directors and officers have interests in the Proposals that are different from, or in addition to (and which may conflict with), the interests of a Public Shareholder as a CEP Shareholder. These interests include, among other things:

•        As of the date hereof, the Sponsor is the record holder of 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares (the “CEP Private Placement Shares”). The following persons have material interests in the Sponsor: Cantor Fitzgerald, L.P. (“Cantor”) is the sole member of the Sponsor; CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor; and Howard W. Lutnick is the trustee of CFGM’s sole stockholder. As of the date hereof, each of Cantor, CFGM and Howard W. Lutnick may be deemed to have beneficial ownership of the CEP Ordinary Shares held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Further, on May 16, 2025, Howard W. Lutnick, in his capacity as trustee of a trust, entered into agreements to sell to trusts controlled by Brandon Lutnick, CEP’s Chairman and Chief Executive Officer, all of the voting shares of CFGM (the “Cantor Sale Transaction”). Following the closing of the Cantor Sale Transaction, Brandon Lutnick will be deemed to have voting or dispositive power over the CEP Ordinary Shares held by the Sponsor, and Howard W. Lutnick will no longer have voting or dispositive power over such CEP Ordinary Shares. Further, Brandon Lutnick is the Chairman and Chief Executive Officer of each of the Sponsor, Cantor and CFGM. As of the date hereof, other than Brandon Lutnick (as described above) and Danny Salinas (who has a minority limited partnership interest in Cantor), none of CEP’s other directors or executive officers has a direct or indirect ownership interest in the Sponsor and none of CEP’s directors or executive officers has beneficial ownership of the CEP Ordinary Shares held directly by the Sponsor;

•        The Sponsor paid $25,000, or approximately $0.01 per share, for the 2,500,000 CEP Class B Ordinary Shares, and $3,000,000, or $10.00 per share, for the 300,000 CEP Class A Ordinary Shares. As of September 2, 2025, the aggregate value of such shares is estimated to be approximately $63.6 million, assuming the per share value of the shares is the same as the $22.70 closing price of the CEP Class A Ordinary Shares on Nasdaq on September 2, 2025. As a result, the Sponsor is likely to be able to recoup its investment in CEP and make a substantial profit on that investment, even if shares of Pubco Class A Stock have lost significant value after the Closing. This means that the Sponsor could earn a positive rate of return on its investment, even if Public Shareholders experience a negative rate of return in Pubco;

•        The 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares held by the Sponsor and purchased by the Sponsor for $3,025,000 will be worthless if a business combination is not consummated by CEP by the end of the Combination Period (as defined below);

•        The Sponsor agreed that the 300,000 CEP Class A Ordinary Shares it holds will not be sold or transferred until 30 days after CEP has completed a business combination and the Sponsor agreed that the 2,500,000 CEP Class B Ordinary Shares it holds will not be sold or transferred until the earlier of (a) the one-year anniversary of CEP’s business combination and (b) the date on which the successor company completes certain material transactions that result in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property, subject to in each case to certain exceptions; provided that at

Closing, the Sponsor and CEP will enter into an amendment to the Insider Letter to modify clause (a) from one year to six (6) months. These lock-ups will apply to the applicable shares of Pubco Class A Stock received by the Sponsor pursuant to the CEP Merger;

•        CEP’s Amended and Restated Memorandum and Articles of Association (the “CEP Memorandum and Articles”) contains an anti-dilution provision which adjusts the conversion ratio of the CEP Class B Ordinary Shares upon their conversion to CEP Class A Ordinary Shares upon certain issuances of equity and equity-linked securities by CEP, which includes the CEP Class A Ordinary Shares to be issued in the Equity PIPEs, such that the number of CEP Class A Ordinary Shares issued in respect of the CEP Class B Ordinary Shares represents 20% of all CEP Ordinary Shares that remain outstanding and are not redeemed in connection with the Business Combination and the Equity PIPE Shares (but excluding the CEP Private Placement Shares). As a result of the foregoing, depending on the number of Public Shares redeemed in connection with the Business Combination, the Sponsor’s 2,500,000 CEP Class B Ordinary Shares will convert into between 6,964,286 CEP Class A Ordinary Shares (if all Public Shares are redeemed) and 9,464,286 CEP Class A Ordinary Shares (if no Public Shares are redeemed). Pursuant the Sponsor Support Agreement, the Sponsor has agreed to forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares so that such number of CEP Class A Ordinary Shares retained by the Sponsor equals the lesser of (a) 25% of the sum of the number of Public Shares not subject to redemption in connection with the Closing and the number of CEP Class A Ordinary Shares issued in the Equity PIPEs and (b) the sum of (i) 7,084,804 and (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, divided by $10.00. Such CEP Class A Ordinary Shares will then exchange into an equal number of shares of Pubco Class A Stock in the CEP Merger. The additional shares will be issued to the Sponsor for no additional consideration and a certain number of them will be exchanged for Exchange Notes (as described below);

•        The Sponsor is a party to the Sponsor Support Agreement and immediately after the Closing will enter into the Securities Exchange Agreement with Pubco. Pursuant to the Securities Exchange Agreement, the Sponsor has agreed to exchange the Exchange Shares for the Exchange Notes equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share. The Exchange Notes and shares of Pubco Class A Stock issuable upon conversion thereof will have the same registration rights as set forth in the Convertible Notes Subscription Agreements. Assuming no redemptions of Public Shares in connection with the Business Combination and the issuance of 27,857,143 CEP Class A Ordinary Shares in the Equity PIPEs, of the 8,045,104 shares of Pubco Class A Stock that the Sponsor would receive in exchange for its Founder Shares (after forfeiting 1,419,182 shares in accordance with the Sponsor Support Agreement), the Sponsor would exchange 4,630,000 of such shares for Exchange Notes with an aggregate principal amount of $46.3 million. See “Questions and Answers About the Proposals — Q. What equity stake will current Public Shareholders, the PIPE Investors, the Sponsor, the Sellers, SoftBank and their affiliates hold in Pubco immediately after the completion of the Business Combination and the PIPE Investments?” for further information about the Securities Exchange Agreement.

•        CF&Co., an affiliate of the Sponsor and Cantor, is a party to the PIPE Engagement Letter, pursuant to which Pubco and CEP engaged CF&Co. as the exclusive placement agent for the PIPE Investments, and Pubco engaged CF&Co. for certain future capital markets advisory and other non-financial advisory services, and the engagement letter, dated April 22, 2025, between CEP and CF&Co. (the “M&A Engagement Letter”), pursuant to which CEP engaged CF&Co. as CEP’s exclusive financial advisor for the Business Combination. Pursuant to the PIPE Engagement Letter, for the services provided thereto CF&Co. will receive a cash fee at the Closing equal to approximately $19.9 million, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments (assuming that all April PIPE Investors fund their commitments in their PIPE Subscription Agreements) and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE (assuming that all June Equity PIPE Investors fund their commitments in their PIPE Subscription Agreements). Additionally, pursuant to the PIPE Engagement Letter, based on the terms therein and depending upon the number of redemptions of Public Shares in connection with the Business Combination, CF&Co. may also receive Convertible Notes (the “Engagement Letter Notes”), such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Unless more than 56.7% of the Public Shares are redeemed in connection with the Closing, and assuming the April PIPE Investments are fully funded, CF&Co. will not receive any Engagement Letter

Notes. The PIPE Engagement Letter also provides that, for the 24-month period following the date of the PIPE Engagement Letter, in consideration for the other fees to be received by CF&Co., Pubco may engage CF&Co. or its affiliates to provide certain to be agreed capital markets advisory or other non-financial advisory services with a value of up to $9,250,000 for no additional consideration payable to CF&Co. CF&Co. is not entitled to receive any fees pursuant to the M&A Engagement Letter but will be indemnified against certain liabilities arising out of its engagement. In addition, CF&Co. previously entered into a letter agreement with CEP on August 12, 2024 (the “Business Combination Marketing Agreement”), pursuant to which CF&Co. will receive a $3.5 million cash fee at the Closing. Payment of the foregoing fees are contingent on the Closing.

•        Pursuant to the Sponsor Convertible Notes Subscription Agreement, the Sponsor has agreed to purchase Convertible Notes with an aggregate principal amount of $12,791,000 at Closing (constituting its pro rata allotment of the Option Notes).

•        The Sponsor and CEP’s officers and directors have agreed not to redeem any CEP Ordinary Shares held by them in connection with a shareholder vote to approve a proposed business combination, including the Business Combination;

•        The CEP Memorandum and Articles provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CEP; and (ii) CEP renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and CEP, on the other. In the course of their other business activities, CEP’s officers and directors may have, or may become aware of, other investment and business opportunities which may be appropriate for presentation to CEP as well as the other entities with which they are affiliated. CEP’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business combination opportunity should be presented, any pre-existing fiduciary obligation will be presented the business combination opportunity before CEP is presented with it. CEP does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        CEP has until August 14, 2026, or until such earlier liquidation date as the CEP Board may approve or such later date as the CEP Shareholders may approve pursuant to the CEP Memorandum and Articles, to consummate a business combination (the “Combination Period”). If the Business Combination with Twenty One is not consummated and CEP does not consummate another business combination by the end of the Combination Period, CEP will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the CEP Board, dissolving and liquidating, subject in each case above to CEP’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares held by the Sponsor would be worthless because the Sponsor has waived its right to participate in any redemption or distribution with respect to such CEP Ordinary Shares, and the Sponsor and CF&Co. will not receive any of the securities and fees described above;

•        CEP has issued the Sponsor Loan to the Sponsor in respect of the loans the Sponsor has made, and will make, to CEP to fund CEP’s expenses relating to investigating and selecting an acquisition target and other working capital requirements. The Sponsor Loan does not bear interest and is repayable by CEP to the Sponsor upon consummation of a business combination; provided that, at the Sponsor’s option, all or any portion of the amount outstanding under the Sponsor Loan may be converted into CEP Class A Ordinary Shares at a conversion price of $10.00 per share. Otherwise, the Sponsor Loan would be repaid only out of funds held outside of CEP’s trust account (the “Trust Account”). As of June 30, 2025, CEP had $645,543 outstanding under the Sponsor Loan. If the Business Combination or another business combination is not consummated by the end of the Combination Period, the Sponsor Loan may not be repaid to the Sponsor, in whole or in part. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed that upon consummation of the Business Combination, all the amounts owed by CEP to it under the Sponsor Loan (other than certain expenses incurred with the SEC and Nasdaq in connection with the Business Combination) will be repaid in the form of newly issued CEP Class A Ordinary Shares, rather than in cash, at a value of $10.00 per share;

•        CEP has also issued an unsecured promissory note for up to $1,500,000 to the Sponsor (the “Sponsor Note”) (as further described under the heading “Information About CEP”) in connection with certain loans the Sponsor will make to CEP in connection with the consummation of a business combination, an extension of time for CEP to consummate a business combination or CEP’s liquidation (each, a “Redemption Event”), such that an amount equal to $0.15 per Public Share being redeemed in connection with the applicable Redemption Event will be added to the Trust Account and paid to the holders of the applicable redeemed Public Shares on such Redemption Event. The Sponsor Note does not bear interest and is repayable by CEP to the Sponsor upon consummation of a business combination. Otherwise, the Sponsor Note would be repaid only out of funds held outside of the Trust Account. As of June 30, 2025, CEP had $0 outstanding under the Sponsor Note. The Sponsor Note, if drawn, will not be repaid to the extent that the amount of the Sponsor Note exceeds the amount of available proceeds not deposited in the Trust Account if a business combination is not completed;

•        If CEP is unable to complete a business combination by the end of the Combination Period, the Sponsor has agreed to be liable to CEP if and to the extent of any claims by a third party for services rendered or products sold to CEP or by a prospective acquisition target with which CEP has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, in each case, reduce the amount of redemption amount to below the lesser of (i) the sum of (A) $10.00 per Public Share and (B) $0.15 per redeemed Public Share pursuant to the funding of the Sponsor Note in connection with a Redemption Event and (ii) the sum of (A) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less interest released to pay taxes, and (B) $0.15 per redeemed Public Share pursuant to the funding of the Sponsor Note in connection with a Redemption Event, provided that such liability will not apply to any claims by a third party or prospective acquisition target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CEP’s indemnity of the underwriters of the CEP IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”) and CEP’s public auditor;

•        The Sponsor, CEP’s officers and directors and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CEP’s behalf, such as identifying, investigating, negotiating and completing a business combination. If CEP does not complete a business combination by the end of the Combination Period, CEP may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of the Sponsor, CEP’s officers and directors or their affiliates has incurred any such expenses which would be reimbursed at the Closing; and

•        CEP’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for CEP’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be paid for by Pubco at the Closing pursuant to the Business Combination Agreement. If the Business Combination does not close, CEP’s officers and directors may not receive this tail insurance coverage.

Unrelated to the Business Combination, affiliates of the Sponsor and Cantor, including CF&Co., have provided investment banking and other advisory services to Tether, SoftBank and their respective affiliates in the past and may continue to do so in the future. Cantor and its affiliates, including CF&Co., received or may receive customary fees, commissions or other compensation in connection with such services. Cantor and its affiliates are also party to other agreements with Tether and its affiliates (including ownership by an affiliate of Cantor of a convertible note in Tether’s parent company that is convertible into a minority ownership interest in Tether’s parent company) that are unrelated to the Business Combination and may pursue additional business relationships and opportunities in the future with Tether unrelated to the Business Combination.

Interests of Pubco’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the CEP Board to vote in favor of approval of the Proposals, unaffiliated CEP Shareholders should keep in mind that the directors and executive officers of Pubco have interests in such Proposals that are different from or in addition to, those of unaffiliated CEP Shareholders. In particular:

•        Pubco is in the process of negotiating employment agreements with its Chief Executive Officer and Chief Financial Officer and expects to enter into an employment agreement with each of them prior to the Closing. Pubco also intends to grant equity awards under the Incentive Plan to Pubco’s Chief Executive Officer and Chief Financial Officer, in accordance with their employment agreements. As party to the anticipated employment agreements and recipients of the anticipated equity awards, Pubco’s Chief Executive Officer and Chief Financial Officer may have interests in the Business Combination that are different from or in addition to, the shareholders of Pubco; and

•        The fact that Jack Mallers, Chief Executive Officer and President of Pubco, is expected to become a director of Pubco at Closing.

Consideration to be Received by, and Securities to be Issued to, the Sponsor and its Affiliates

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsor and its Affiliates in connection with the Business Combination and the PIPE Investments, the amount of securities issued or to be issued by Pubco to the Sponsor and its Affiliates and the price paid or to be paid or consideration provided for such securities or any related financing transaction.

Entity	Interest in Securities/Other Consideration to be Received	Price Paid or to be Paid or Consideration Provided
Sponsor

•   2,500,000 CEP Class B Ordinary Shares;

(i)     The 2,500,000 CEP Class B Ordinary Shares will be adjusted pursuant to the anti-dilution provisions of the CEP Memorandum and Articles as described above which will result in the Sponsor receiving between 6,964,286 (assuming 100% Redemptions) and 9,464,286 (assuming No Redemptions) CEP Class A Ordinary Shares (assuming that all PIPE Investors fund their commitments in their PIPE Subscription Agreements), after which the Sponsor will forfeit between 0 (assuming 100% Redemptions) and 1,419,182 (assuming No Redemptions) of such CEP Class A Ordinary Shares; and

(ii)    Of such CEP Class A Ordinary Shares received by the Sponsor, the Sponsor will retain 3,415,104 shares of Pubco Class A Stock received in the CEP Merger, representing the 2,500,000 Founder Shares and 915,104 shares in additional consideration, and exchange the remaining shares for the Exchange Notes. Assuming No Redemptions and that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, the Sponsor will receive Exchange Notes with an aggregate principal amount of $46.3 million and assuming 100% Redemptions, the Sponsor will receive Exchange Notes with an aggregate principal amount of approximately $35.5 million.

• $25,000 paid to purchase the 2,500,000 CEP Class B Ordinary Shares
	• 300,000 CEP Class A Ordinary Shares	• $3,000,000 paid to purchase the 300,000 CEP Class A Ordinary Shares
• Additional CEP Class A Ordinary Shares and/or cash

•   Amounts outstanding at the Closing under the Sponsor Loan will be repaid by the issuance of CEP Class A Ordinary Shares at $10.00 per share (other than certain expenses incurred with the SEC and Nasdaq in connection with the Business Combination)

Entity	Interest in Securities/Other Consideration to be Received	Price Paid or to be Paid or Consideration Provided
	• Convertible Notes with an aggregate principal amount of $12,791,000 (constituting its pro rata allotment of the Option Notes)	• $12,791,000 paid in cash to purchase the 12,791 Convertible Notes
CF&Co.	• $3,500,000 in cash	• Services pursuant to the Business Combination Marketing Agreement

•   Approximately $19.9 million in cash, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments (assuming that all April PIPE Investors fund their commitments in their PIPE Subscription Agreements) and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE (assuming that all June Equity PIPE Investors fund their commitments in their PIPE Subscription Agreements)

• Services pursuant to the PIPE Engagement Letter

•   Convertible Notes with an aggregate principal amount of between $0 (assuming no redemptions) and approximately $10.8 million (assuming 100% Redemptions) (constituting the Engagement Letter Notes), which, together with the Exchange Notes, is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration (assuming that all such April PIPE Investors fund their commitments in their PIPE Subscription Agreements)

• Services pursuant to the PIPE Engagement Letter

Because the Sponsor acquired the 2,500,000 CEP Class B Ordinary Shares at a nominal price, the Public Shareholders will incur substantial and immediate dilution upon the Closing of the Business Combination. See the sections titled “Summary of the Proxy Statement/Prospectus — Dilution,” “Risk Factors — Risks Related to the Business Combination — The value of the CEP Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CEP management team to pursue and consummate the Business Combination which differs from the Public Shareholders” and “Risk Factors — Risks Related to the Business Combination — Public Shareholders who do not redeem their Public Shares will experience substantial and immediate dilution upon Closing of the Business Combination as a result of the CEP Class B Ordinary Shares held by the Sponsor, since the value of the CEP Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Stock in the Business Combination and the PIPE Investments.”

After careful consideration, the CEP Board has unanimously approved the Business Combination Agreement and the other Proposals described in the accompanying proxy statement/prospectus and the CEP Board has determined that it is advisable to consummate the Business Combination. The CEP Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination. However, CEP’s management, the members of the CEP Board and the other representatives of CEP have experience in evaluating the operating and financial merits of cryptocurrency companies and reviewed certain financial information of Twenty One and other relevant financial information selected based on the experience and the professional judgment of CEP’s management team. Accordingly, investors will be relying solely on the judgment of the CEP Board in valuing Twenty One’s business and accordingly, investors assume the risk that the CEP Board may not have properly valued such business. For more information, see the risk factor entitled “Risk Factors — Risks Related to the Business Combination — Neither the CEP Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, CEP Shareholders have no assurance from an independent source that the number of shares of Pubco Stock to be issued to the Sellers and CEP Shareholders in the Business Combination is fair to CEP — and, by extension, CEP Shareholders — from a financial point of view.” The CEP Board recommends that Public Shareholders vote “FOR” the Proposals described in the accompanying proxy statement/prospectus (including each of the sub-proposals).

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Meeting. CEP encourages you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors” on page 45 of this proxy statement/prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated           , 2025, and is first being mailed to CEP Shareholders on or about           , 2025.

CANTOR EQUITY PARTNERS, INC.
110 East 59th Street
New York, New York 10022

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON           , 2025

TO THE SHAREHOLDERS OF CANTOR EQUITY PARTNERS, INC.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Meeting”) of the shareholders of Cantor Equity Partners, Inc., a Cayman Islands exempted company (“CEP”), will be            at            a.m. Eastern Time, on           , 2025. The Meeting will be held at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 and virtually over the Internet by means of a live audio webcast. You can participate in the Meeting, vote and submit questions via live webcast by visiting https://www.cstproxy.com/cantorequitypartners/2025 and using a control number assigned by Continental Stock Transfer & Trust Company. You will not be required to attend the Meeting in person in order to vote, and CEP encourages virtual participation. You are cordially invited to attend the Meeting in person at the location noted above or via the live webcast noted above, and will be asked to consider and vote upon the following proposals (the “Proposals”):

(1)    The Business Combination Proposal — to approve and adopt the Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), dated as of April 22, 2025, by and among CEP, Twenty One Capital, Inc., a Texas corporation (“Pubco”), Twenty One Merger Sub D, a Cayman Islands exempted company and wholly owned subsidiary of Pubco (“CEP Merger Sub”), Twenty One Assets, LLC, a Delaware limited liability company (the “Company” or “Twenty One”), Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (“Tether”), iFinex, Inc., a British Virgin Islands company (“Bitfinex” and, together with Tether, the “Sellers”) and, solely for certain limited purposes, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”), pursuant to which (a) CEP will merge with and into CEP Merger Sub, with CEP Merger Sub continuing as the surviving company (the “CEP Merger”), and (b) at least two hours after the CEP Merger, the Company will merge with and into CEP Merger Sub C, Inc., a Delaware corporation and an indirect subsidiary of CEP (“Company Merger Sub”), with Company Merger Sub continuing as the surviving company (the “Company Merger,” and together with the CEP Merger, the “Mergers,” and together with the transaction contemplated by the Business Combination Agreement and the Ancillary Agreements (as defined below), the “Business Combination”). We refer to this proposal as the “Business Combination Proposal.” The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal,” and a copy of the Business Combination Agreement and the amendment thereto is attached to the accompanying proxy statement/prospectus as Annex A.

(2)    The Merger Proposal — to approve and authorize the CEP Merger and the plan of merger for the CEP Merger to be entered into by CEP Merger Sub, CEP and Pubco (the “CEP Plan of Merger”). We refer to this proposal as the “Merger Proposal.” The Merger Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Merger Proposal” and a copy of the CEP Plan of Merger is attached to the accompanying proxy statement/prospectus as Annex B.

(3)    The NTA Proposal — to approve an amendment (the “NTA Amendment”) to the Amended and Restated Memorandum and Articles of Association of CEP (the “CEP Memorandum and Articles”), which shall be effective upon the consummation of the Business Combination, to remove from the CEP Memorandum and Articles the limitation that CEP shall not consummate an initial business combination if it would cause its net tangible assets (“NTA”) to be less than $5,000,001 either immediately prior to or upon the consummation of an initial business combination. We refer to this proposal as the “NTA Proposal.” The NTA Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The NTA Proposal.”

(4)    The Organizational Documents Proposals — to consider and vote, on a non-binding advisory basis, upon separate proposals to approve the material differences between the CEP Memorandum and Articles and the Amended and Restated Pubco Charter and Pubco’s Amended and Restated Bylaws, substantially in the form attached to this proxy statement/prospectus as Annexes D and E (the “Proposed Organizational Documents”), specifically to approve (collectively, the “Organizational Documents Proposals”):

•        Proposal A: changes to the size and composition of the board of directors;

•        Proposal B: the change from a classified board of directors to an unclassified board;

•        Proposal C: the change that the board of directors is elected by a plurality of the votes cast by holders of shares of Pubco Class B Stock;

•        Proposal D: changes related to the parties that may call a special meeting of shareholders;

•        Proposal E: the changes to the quorum of the board of directors;

•        Proposal F: the changes to the notice of shareholder actions and meetings; and

•        Proposal G: the changes to the exclusive forum provision.

The Organizational Documents Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “The Organizational Documents Proposals.”:

(5)    The Nasdaq Proposal — to approve a proposal for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of (i) shares of Pubco Stock in connection with the Business Combination, (ii) the Class A Ordinary Shares of CEP, par value $0.0001 per share (the “CEP Class A Ordinary Shares”) issuable in repayment of the Sponsor Loan, (iii) Equity PIPE Shares, and (iv) additional shares of Pubco Stock that will, upon Closing, be reserved for issuance (a) upon conversion of the Convertible Notes issued pursuant to the Convertible Notes Subscription Agreements, the Sponsor Convertible Notes Subscription Agreement, the Securities Exchange Agreement and the PIPE Engagement Letter and (b) pursuant to the Incentive Plan (as defined below), to the extent such issuances would require shareholder approval under Nasdaq Rule 5635. We refer to this proposal as the “Nasdaq Proposal.” The Nasdaq Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Nasdaq Proposal.”

(6)    The Adjournment Proposal — to approve a proposal to adjourn the Meeting to a later date or dates, if it is determined by CEP additional time is necessary or appropriate to complete the Business Combination or for any other reason. We refer to this proposal as the “Adjournment Proposal.” The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal.”

Only holders of record of CEP Ordinary Shares at the close of business on September 17, 2025 (the “Record Date”) are entitled to notice of the Meeting and to vote and have their votes counted at the Meeting and any adjournments of the Meeting.

After careful consideration, the board of directors of CEP (the “CEP Board”) has determined that the Business Combination Proposal, the Merger Proposal, the NTA Proposal, the Organizational Documents Proposals, the Nasdaq Proposal and the Adjournment Proposal are in the commercial interests of CEP and the CEP Shareholders and unanimously recommends that Public Shareholders vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the NTA Proposal, “FOR” each of the Organizational Documents Proposals, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal, if presented. When Public Shareholders consider the CEP Board’s recommendation of the Proposals, Public Shareholders should keep in mind that the directors and officers of CEP and Pubco have interests in the Business Combination that may conflict with the interests of a Public Shareholder as a CEP Shareholder. For a more complete descriptions of these interests, see the sections entitled “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination” and “The Business Combination Proposal — Interests of Pubco’s Directors and Executive Officers in the Business Combination.”

The CEP Board has already approved the Business Combination. The CEP Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination. However, CEP’s management, the members of the CEP Board and the other representatives of CEP have experience in evaluating the operating and financial merits of cryptocurrency companies and reviewed certain financial information of Twenty One and other relevant financial information selected based on the experience and the professional judgment of CEP’s management team. Accordingly, investors will be relying solely on the judgment of the CEP Board in valuing Twenty One’s business and accordingly, investors assume the risk that the CEP Board may not have properly valued such business. For more information, see the risk factor entitled “Risk Factors — Risks Related to the Business Combination — Neither the CEP Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, CEP Shareholders have no assurance from an independent source that the number of shares of Pubco Stock to be issued to the Sellers and CEP Shareholders in the Business Combination is fair to CEP — and, by extension, CEP Shareholders — from a financial point of view.”

To pass, each of the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution of CEP Shareholders, which requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). To pass, each of the Merger Proposal and the NTA Proposal requires a special resolution of CEP Shareholders, which requires the affirmative vote of at least two-thirds of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). CEP Shareholders are also being asked to approve, on a non-binding advisory basis, each of the Organizational Documents Proposals. Although the CEP Board is asking CEP Shareholders to approve each of the Organizational Documents Proposals on the non-binding advisory basis, regardless of the outcome of the non-binding advisory vote on each of the Organizational Documents Proposals, the Amended and Restated Pubco Charter and Pubco’s Amended and Restated Bylaws will take effect upon the Closing if the Business Combination Proposal and the Merger Proposal are approved.

Under the Business Combination Agreement, the approval by CEP Shareholders of the Business Combination Proposal and the Merger Proposal are conditions to the consummation of the Business Combination. If any of those Proposals are not approved by CEP Shareholders, the Business Combination will not be consummated, unless waived by the parties. The Merger Proposal is conditioned upon the approval of the Business Combination Proposal. The NTA Proposal, the Organizational Documents Proposals and the Nasdaq Proposal are conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal.

The Sponsor currently holds 2,500,000 Class B ordinary shares of CEP, par value $0.0001 per share (the “CEP Class B Ordinary Shares” and, together with the CEP Class A Ordinary Shares, the “CEP Ordinary Shares”), and 300,000 CEP Class A Ordinary Shares. The Sponsor has agreed to vote its 2,800,000 CEP Ordinary Shares, representing 21.9% of the issued and outstanding CEP Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that require approval of CEP Shareholders by an ordinary resolution, in addition to the Sponsor’s CEP Ordinary Shares, CEP would need only 3,600,001, or 36.0%, of the 10,000,000 Public Shares (assuming all issued and outstanding CEP Ordinary Shares are voted at the Meeting), and only 400,001, or 4.0%, of the 10,000,000 Public Shares (assuming a minimum number of CEP Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved. With respect to each Proposal that requires approval of CEP Shareholders by a special resolution, in addition to the Sponsor’s CEP Ordinary Shares, CEP would need only 5,733,334, or 57.3%, of the 10,000,000 Public Shares (assuming all issued and outstanding CEP Ordinary Shares are voted at the Meeting), and only 1,466,668, or 14.7%, of the 10,000,000 Public Shares (assuming a minimum number of CEP Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved.

Upon the completion of the Business Combination and the consummation of the PIPE Investments, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Twenty One Capital, Inc. 2025 Stock Incentive Plan, to be adopted prior to Closing, as amended from time to time (the “Incentive Plan”), (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP,

(vi) the Sellers and (vii) SoftBank, in each case, will own approximately 2.9%, 5.8%, 2.3%, 1.1%, 0%, 65.6% and 22.3% of the issued and outstanding shares of Pubco Class A Stock, respectively and approximately 0%, 0%, 0%, 0%, 0%, 74.7% and 25.3% of the issued and outstanding shares of Pubco Class B Stock, respectively.

Each holder of shares of Pubco Class A Stock will have no voting rights except as required by the TBOC, until all shares of Pubco Class B Stock are canceled. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Each holder of shares of Pubco Class B Stock will be entitled to one vote for each share of Pubco Class B Stock held of record by such holder on all matters on which stockholders are generally entitled to vote. Therefore under the above assumptions, (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers and (vii) SoftBank, in each case, will have approximately 0%, 0%, 0%, 0%, 0%, 74.7% and 25.3% of the voting power of Pubco, respectively, following the Business Combination.

The price per share of Pubco Class A Stock is $10.00 per share for (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the Sponsor and its Affiliates, (iv) the directors and officers of CEP, (v) the Sellers and (vi) SoftBank, and $21.00 per share for the June Equity PIPE Investors.

The value of the consideration that the Public Shareholders are each receiving in connection with the Business Combination is thus $10.00 per share.

The aggregate value of the total consideration that the Sponsor and its Affiliates will receive, comprising shares of Pubco Class A Stock valued at $10.00 per share, Convertible Notes valued based on the aggregate principal amount of such Convertible Notes and the cash fees to be paid to CF&Co. as further described herein, is $121,359,052, assuming, among other things, that the Sponsor Loan is fully drawn (for a maximum amount of $1,750,000), that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, no amount is drawn under the Sponsor Note and that all PIPE Investors fund their commitments in their PIPE Subscription Agreements.

The value of the consideration that Tether, Bitfinex and SoftBank will each receive, comprising an equal number of shares of Pubco Class A Stock and Pubco Class B Stock, together valued at $10.00 per share, is $1,682,703,800, $594,044,990 and $771,778,800, respectively. Pursuant to the Business Combination Agreement, (i) Bitfinex will receive an equal number of shares of both Pubco Class A and Pubco Class B Stock equal to the dollar value of 7,000 Bitcoin pursuant to the Contribution Agreement, using the Signing Bitcoin Price, divided by $10.00 and (ii) Tether will initially receive an equal number of shares of both Pubco Class A and Pubco Class B Stock equal to the combined dollar value of its 24,500 Bitcoin contribution pursuant to the Contribution Agreement (which comprises 14,000 Bitcoin contributed on its behalf and 10,500 Bitcoin contributed in contemplation of the SoftBank Purchase Agreement), using the Signing Bitcoin Price, divided by $10.00. Tether will transfer a portion of these shares (consisting of an equal number of Pubco Class A and Pubco Class B Stock) as SoftBank Shares to SoftBank pursuant to the SoftBank Purchase Agreement. The calculation for the SoftBank Shares begins with the Base Share Amount, which is the lesser of the dollar value of 10,500 Bitcoin (using the average Bitcoin Price for the ten-day period ending on the business day immediately before the Closing) or $1 billion, divided by $10.00. This Base Share Amount is then reduced by any Net Settlement Shares (a reduction SoftBank can elect in lieu of a cash payment for accrued interest costs including the SoftBank Bitcoin Cost Amount and the PIPE Bitcoin Cost Amount), and by any Withholding Shares for taxes. The consideration amount of $771,778,800, assumes 77,177,880 shares of Pubco Class A Stock and Pubco Class B Stock are transferred to SoftBank by Tether pursuant to the SoftBank Purchase Agreement, calculated assuming (a) a Bitcoin Price as of the day immediately before Closing of $109,958.41, (b) that SoftBank pays the SoftBank Bitcoin Cost Amount and PIPE Bitcoin Cost Amount in cash rather than by reducing the number of shares transferred by Tether to SoftBank, and (c) that there are no Withholding Shares (as defined in the SoftBank Purchase Agreement). The aggregate value of the consideration that Tether, Bitfinex and SoftBank are receiving through the shares of Pubco they will own at Closing is $3,048,527,590.

Pursuant to the CEP Memorandum and Articles, CEP is providing the Public Shareholders with the opportunity to redeem, upon the Closing, Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the Closing) in CEP’s trust account (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of the CEP’s initial public offering (the “CEP IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $104.2 million as of June 30, 2025, the estimated per share redemption price would have been approximately $10.57 per share (inclusive of $0.15 per share to be funded pursuant to the Sponsor Note and which amount takes into account CEP’s estimate of the amount that may be withdrawn to pay applicable taxes). CEP Shareholders are not required to affirmatively vote for or against the Business Combination in order to redeem their Public Shares for cash. This means that CEP Shareholders who hold Public Shares on or before           , 2025 (two (2) business days before the Meeting) will be eligible to elect to have their Public Shares redeemed for cash in connection with the Meeting, whether or not they are holders as of the Record Date, and whether or not such Public Shares are voted at the Meeting.

The Sponsor and CEP’s executive officers and directors have agreed to waive their redemption rights with respect to any CEP Ordinary Shares they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

All CEP Shareholders are cordially invited to attend the Meeting. Your vote is important regardless of the number of shares you own. Whether you plan to attend the Meeting or not, to ensure your representation at the Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of CEP Ordinary Shares, you may also cast your vote via Internet or telephone or in person. If your CEP Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Meeting and vote yourself, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on any of the Proposals.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, you may call Sodali & Co, CEP’s proxy solicitor, at (203) 658-9400 (banks and brokers) or email at CEP@investor.sodali.com.

By Order of the CEP Board

Brandon Lutnick
Chairman and Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST, NO LATER THAN 5:00 P.M. EASTERN TIME ON           , 2025 (TWO BUSINESS DAYS PRIOR TO THE MEETING), DEMAND THAT CEP REDEEM YOUR PUBLIC SHARES FOR CASH BY (A) DELIVERING A NOTICE TO CEP’S TRANSFER AGENT AND (B) TENDERING YOUR PUBLIC SHARES TO CEP’S TRANSFER AGENT. YOU MAY TENDER YOUR PUBLIC SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR PUBLIC SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON ANY PROPOSAL WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN YOUR PUBLIC SHARES WILL NOT BE CONVERTED INTO CASH AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD YOUR PUBLIC SHARES IN “STREET NAME,” YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE PUBLIC SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF CEP SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about CEP filed with the Securities and Exchange Commission (the “SEC”) that is not included in or delivered with this document. You can obtain any of the documents filed with the SEC by CEP at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this document, at no cost, by contacting CEP. Please see “Where You Can Find More Information” for more details. In order to receive timely delivery of the documents in advance of the Meeting, you should make your request to

Cantor Equity Partners, Inc.
110 East 59th Street
New York, New York 10022
Email: CantorEquityPartners@cantor.com
or
Sodali & Co
430 Park Avenue, 14th Floor
New York, NY 10022
Telephone: (800) 662-5200
Bank and Brokers can call at (203) 658-9400
Email: CEP@investor.sodali.com

To obtain timely delivery, you must request the information no later than five business days before the date you must make their investment decision.

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by CEP, Pubco or Twenty One. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of CEP, Pubco or Twenty One since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

You will not be charged for any of these documents that you request. To obtain timely delivery of requested materials, you must request the documents no later than five (5) business days prior to the date of the Meeting.

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About This Proxy Statement/Prospectus

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Pubco (File No. 333-          ), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Pubco Stock to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Meeting of CEP Shareholders at which CEP Shareholders will be asked to consider and vote upon the approval of the Business Combination Proposal, among other matters, as described below:

(1)    The Business Combination Proposal — to approve and adopt the Business Combination Agreement and the Business Combination. See the section entitled “The Business Combination Proposal.”

(2)    The Merger Proposal — to approve and authorize the CEP Merger and the CEP Plan of Merger. See the section entitled “The Merger Proposal.”

(3)    The NTA Proposal — to approve the NTA Amendment, which shall be effective upon to the consummation of the Business Combination, to remove from the CEP Memorandum and Articles the limitation that CEP shall not consummate an initial business combination if it would cause its NTA to be less than $5,000,001 either immediately prior to or upon the consummation of an initial business combination. See the section entitled “The NTA Proposal.”

(4)    The Organizational Documents Proposals — to consider and vote, on a non-binding advisory basis, upon separate proposals to approve the material differences between the CEP Memorandum and Articles and the Proposed Organizational Documents, specifically to approve:

•        Proposal A: changes to the size and composition of the board of directors;

•        Proposal B: the change from a classified board of directors to an unclassified board;

•        Proposal C: the change that the board of directors is elected by a plurality of the votes cast by holders of shares of Pubco Class B Stock;

•        Proposal D: changes related to the parties that may call a special meeting of shareholders;

•        Proposal E: the changes to the quorum of the board of directors;

•        Proposal F: the changes to the notice of shareholder actions and meetings; and

•        Proposal G: the changes to the exclusive forum provision.

See the section entitled “The Organizational Documents Proposals.”

(5)    The Nasdaq Proposal — to approve a proposal for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of (i) shares of Pubco Stock in connection with the Business Combination, (ii) the CEP Class A Ordinary Shares issuable in repayment of the Sponsor Loan, (iii) Equity PIPE Shares, and (iv) additional shares of Pubco Stock that will, upon Closing, be reserved for issuance (a) upon conversion of the Convertible Notes issued pursuant to the Convertible Notes Subscription Agreements, the Sponsor Convertible Notes Subscription Agreement, the Securities Exchange Agreement and the PIPE Engagement Letter and (b) pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under Nasdaq Rule 5635. See the section entitled “The Nasdaq Proposal.”

(6)    The Adjournment Proposal — to approve a proposal to adjourn the Meeting to a later date or dates, if it is determined by CEP additional time is necessary or appropriate to complete the Business Combination or for any other reason. See the section entitled “The Adjournment Proposal.”

CEP files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read CEP’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

You may request copies of this proxy statement/prospectus, without charge, by written or oral request to CEP’s proxy solicitor at:

Sodali & Co
430 Park Avenue, 14th Floor
New York, NY 10022
Telephone: (800) 662-5200
Bank and Brokers can call at (203) 658-9400
Email: CEP@investor.sodali.com

To obtain timely delivery of requested materials, you must request the documents no later than five (5) business days prior to the date of the Meeting.

You may also obtain additional information about CEP from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption (which includes the name of the beneficial owner of the shares) and deliver your Public Shares electronically to CEP’s transfer agent at least two business days prior to the Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” in the section entitled “Questions and Answers About the Proposals.” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Email: spacredemptions@continentalstock.com

FINANCIAL STATEMENT PRESENTATION

Pubco

Pubco was incorporated in Texas on March 7, 2025, for the purpose of effectuating the Business Combination described herein. Pubco currently has no material assets and does not currently operate any businesses. The financial statements of Pubco included in this proxy statement/prospectus have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

CEP

The financial statements of CEP included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP.

Twenty One

Twenty One was incorporated in Delaware on March 7, 2025, as a Delaware corporation, and converted into a Delaware limited liability company on April 17, 2025. The financial statements of Twenty One included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP.

This proxy statement/prospectus contains:

•        the audited financial statements of Pubco as of June 30, 2025 and for the period from March 7, 2025 to June 30, 2025;

•        the audited financial statements of CEP as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023 and the unaudited financial statements of CEP as of June 30, 2025, and the three and six months ended June 30, 2025 and 2024; and

•        the audited financial statements of Twenty One as of April 30, 2025, and for the period from April 17, 2025 (inception) to April 30, 2025 and the unaudited financial statements of Twenty One as of June 30, 2025 and for the period from April 17, 2025 (inception) to June 30, 2025.

Unless indicated otherwise, financial data presented in this proxy statement/prospectus has been taken from the audited and unaudited financial statements of Pubco, CEP and Twenty One, as applicable, included in this proxy statement/prospectus.

In this proxy statement/prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars.

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INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Pubco, Twenty One and CEP rely on and refer to industry data, information and statistics regarding the markets in which Twenty One competes from publicly available information, industry and general publications and research and studies conducted by third parties. Each of Pubco, Twenty One and CEP has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The industry in which Pubco will operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of data, the voluntary nature of the data gathering process and other limitations and uncertainties. Finally, while each of Pubco, Twenty One and CEP believes its own internal estimates and research are reliable, and is not aware of any misstatements regarding such information and data presented in this proxy statement/prospectus, such research has not been verified by any independent source. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section of this proxy statement/prospectus entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

Notwithstanding anything in this proxy statement/prospectus to the contrary, Pubco, Twenty One and CEP are responsible for all disclosures in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This proxy statement/prospectus contains references to trademarks and service marks belonging to other entities.

CEP and its affiliates own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

DEFINED TERMS

In this document the following terms, when capitalized, have the following meanings.

“$,” “USD,” “US$” and “U.S. dollar” each refer to the legal currency of the United States.

“10% U.S. Shareholder” means a U.S. Holder who, on the date of the CEP Merger beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power or value of CEP.

“2024 SPAC Rules” means the rules and regulations for SPACs adopted by the SEC on January 24, 2024, and which became effective on July 1, 2024.

“25% Redemptions” means a scenario whereby 25%, or 2,500,000, of the Public Shares are redeemed by Public Shareholders.

“50% Redemptions” means a scenario whereby 50%, or 5,000,000, of the Public Shares are redeemed by Public Shareholders.

“75% Redemptions” means a scenario whereby 75%, or 7,500,000, of the Public Shares are redeemed by Public Shareholders.

“100% Redemptions” means a scenario whereby 100%, or 10,000,000, of the Public Shares are redeemed by Public Shareholders.

“Accrual Period” means the actual number of calendar days for the period beginning on and including the applicable Accrual Start Date to, but excluding, the Closing Date.

“Accrual Rate” shall mean the sum of (A) the arithmetic average (rounded to the nearest five decimal places) of the Term SOFR Screen Rate on each U.S. Government Securities Business Day during the Accrual Period and (B) 3.00%.

“Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any person or group at any time relating to an Alternative Transaction.

“Additional PIPE Bitcoin” means the 4,422.688667 Bitcoin purchased by Tether (being equal to 10,500 Bitcoin minus (i) the Initial PIPE Bitcoin, minus (ii) the Option PIPE Bitcoin, and minus (iii) the April In-Kind PIPE Bitcoin).

“Additional PIPE Bitcoin Purchase Price” means an amount equal to the Additional PIPE Bitcoin multiplied by the Signing Bitcoin Price.

“Additional PIPE Bitcoin Sale” means the sale of the Additional PIPE Bitcoin by Tether to Pubco at the Closing in exchange for additional shares of Pubco Class A Stock and Pubco Class B Stock.

“Adjournment Proposal” means a proposal to adjourn the Meeting to a later date or dates, if it is determined by CEP additional time is necessary or appropriate to complete the Business Combination or for any other reason.

“Affiliate(s)” when used with respect to a particular person, means any other person directly or indirectly controlling, controlled by or under common control with such person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Transaction” means (A) with respect to the Company, Pubco, CEP Merger Sub, the Sellers and their respective Affiliates, a transaction (other than the transactions contemplated by Business Combination Agreement and any Ancillary Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests in the Company, assets, merger, consolidation, issuance of debt securities, management contract, joint venture or partnership, or otherwise, (B) with respect to the Sellers, (x) the sale of any portion of Bitcoin that, and only if such sale, would materially prevent or impair the ability of the Sellers to perform their obligations under the Contribution Agreement and (y) the sale of any portion of the Initial PIPE Bitcoin, and (C) with respect to CEP and its Affiliates, a transaction (other than the transactions contemplated by the Business Combination Agreement) concerning an initial business combination involving CEP.

“Amended and Restated Bylaws” means the amended and restated bylaws of Pubco to be adopted in connection with Closing.

“Amended and Restated Certificate of Formation” or “Amended and Restated Pubco Charter” means the amended and restated certificate of formation of Pubco to be adopted in connection with Closing.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Agreement to be executed at Closing by and among Pubco, CEP, the Sponsor, Tether, Bitfinex and SoftBank, in the form attached hereto as Annex H.

“Amendment No. 1 to the Business Combination Agreement” means Amendment No. 1 to the Business Combination Agreement, dated as of July 26, 2025, by and among CEP, Twenty One, Pubco, CEP Merger Sub, the Sellers and, solely for certain limited purposes, SoftBank, a copy of which is attached hereto as Annex A.

“Anchorage” means Anchorage Digital Bank, NA, a digital asset custodian servicing institution.

“Ancillary Agreement(s)” means each agreement, instrument or document attached to the Business Combination Agreement as an exhibit, and the other agreements, certificates and instruments executed or delivered by any of the Parties in connection with or pursuant to the Business Combination Agreement or the Transactions, including the Contribution Agreement, the Sponsor Support Agreement, the Securities Exchange Agreement, the Lock-Up Agreements, the Amended and Restated Registration Rights Agreement, the Equity PIPE Subscription Agreements, the Convertible Notes Subscription Agreements, the Services Agreement, the Pubco Charter and the SoftBank Purchase Agreement.

“Anniversary Release” means six months after the date of the Closing.

“Applicable Rate” means a percentage (rounded to the nearest five decimal places) obtained by multiplying the Accrual Rate by (A) the Accrual Period, divided by (B) 365 (as mutually agreed by Purchaser and Seller).

“April Equity PIPE” means the proposed issuance and sale by CEP of the April Equity PIPE Shares to the April Equity PIPE Investors to occur immediately prior to the CEP Merger.

“April Equity PIPE Investors” means the investors that entered into the April Equity PIPE Subscription Agreements with CEP and Pubco.

“April Equity PIPE Shares” means the up to 20,000,000 CEP Class A Ordinary Shares to be issued by CEP to the April Equity PIPE Investors prior to the CEP Merger.

“April Equity PIPE Subscription Agreements” means the Subscription Agreements, dated April 22, 2025, by and among CEP, Pubco and each of the April Equity PIPE Investors.

“April In-Kind PIPE Bitcoin” means the 347.6168 Bitcoin that certain April Equity PIPE Investors have agreed to contribute to CEP in exchange for April Equity PIPE Shares pursuant to their Equity PIPE Subscription Agreements.

“April PIPE Bitcoin” means, collectively, the Initial PIPE Bitcoin and the Option PIPE Bitcoin.

“April PIPE Bitcoin Cost Amount” means (A) the quotient of (x) the Initial PIPE Bitcoin plus the Option PIPE Bitcoin, in each case valued at the average of the Bitcoin Price for the ten day period ending on the Business Day immediately prior to the closing of the Company Merger and (y) three, multiplied by (B) the Applicable Rate.

“April PIPE Investments” means, collectively, the April Equity PIPE and the Convertible Notes PIPE.

“April PIPE Investors” means, collectively, the April Equity PIPE Investors and the Convertible Note Investors.

“April PIPE Subscription Agreements” means, collectively, the April Equity PIPE Subscription Agreements and the Convertible Notes Subscription Agreements.

“ASU 2023-08” means the updated accounting standards issued by the Financial Accounting Standards Board to address accounting and disclosure of certain crypto assets.

“ATS(s)” means alternative trading system.

“Base Share Amount” means (A) the lesser of (x) 10,500 multiplied by the Bitcoin Price on the Business Day immediately prior to April 22, 2025, and (y) $1,000,000,000, divided by (B) $10.00 (rounded to the next whole share).

“Bitcoin Price” or “BRRNY” means with respect to any given day, the CME CF Bitcoin Reference Rate — New York Variant index for such day.

“Bitfinex” means iFinex, Inc., a British Virgin Islands company.

“Board of Governors of the Federal Reserve” means the Board of Governors of the Federal Reserve System of the United States.

“BPS” means a ratio calculated by dividing the amount of Bitcoin held by Twenty One by the outstanding shares of Pubco Stock.

“Broker non-vote” means the failure of a CEP Shareholder who holds his, her or its shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee.

“BRR” means the rate at which BPS grows over time.

“Business Combination” or “Transactions” means, collectively, the Mergers and the other transactions contemplated by the Business Combination Agreement and the Ancillary Agreements.

“Business Combination Agreement” means the Business Combination Agreement, dated as of April 22, 2025, by and among CEP, Twenty One, Pubco, the CEP Merger Sub, the Sellers and, solely for certain limited purposes, SoftBank, as amended by Amendment No. 1 to the Business Combination Agreement (and as may be further amended and/or amended and restated), a copy of which is attached hereto as Annex A.

“Business Combination Marketing Agreement” means the letter agreement, dated August 12, 2024, by and between CF&Co. and CEP.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Business Combination.

“Business Day(s)” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Austin, Texas and the Cayman Islands are authorized to close for business or for purposes of the Pre-Closing Restructuring, any day on which the Delaware Secretary of State is authorized to close for business.

“Business Plan Covenant” means the covenant given in the SoftBank Purchase Agreement in which Tether gives a covenant to SoftBank to not take any actions that would result in Pubco engaging in a business that is inconsistent with the operations reflected in an agreed-upon business plan or in any communication made to Nasdaq, any securities exchange or the SEC through the closing of the SoftBank Purchase Agreement.

“Cantor” means Cantor Fitzgerald, L.P., a Delaware limited partnership, an affiliate of the Sponsor and CF&Co. and, prior to the Closing, CEP.

“Cantor Sale Transaction” means the agreements entered into on May 16, 2025, by Howard W. Lutnick, in his capacity as trustee of a trust, to sell to trusts controlled by Brandon Lutnick, CEP’s Chairman and Chief Executive Officer, all of the voting shares of CFGM.

“Cayman Act” or “Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“CEP” means Cantor Equity Partners, Inc., a Cayman Islands exempted company.

“CEP Audit Committee” means the audit committee of the CEP Board.

“CEP Board” means the board of directors of CEP.

“CEP Class A Ordinary Shares” means class A ordinary shares, par value $0.0001 per share, of CEP.

“CEP Class B Ordinary Shares” means class B ordinary shares, par value $0.0001 per share, of CEP.

“CEP Compensation Committee” means the compensation committee of the CEP Board.

“CEP Dissenting Shares” means the CEP Ordinary Shares of CEP Shareholders who have properly demanded dissenters’ rights for their CEP Ordinary Shares in accordance with the Cayman Act (and not waived, withdrawn or otherwise lost such rights).

“CEP Founder Shares” or “Founder Shares” means, initially, the 2,500,000 CEP Class B Ordinary Shares purchased by the Sponsor for $25,000 in a private placement prior to the CEP IPO; provided that following the Closing, CEP Founder Shares shall refer to the shares of Pubco Class A Stock received by the Sponsor in exchange for CEP Class A Ordinary Shares in the CEP Merger, after the conversion of CEP Class B Ordinary Shares into CEP Class A Ordinary Shares pursuant to the CEP Memorandum and Articles and after giving effect to the consummation of the transactions contemplated by the Sponsor Support Agreement and Securities Exchange Agreement.

“CEP IPO” means the initial public offering of the Public Shares by CEP which was consummated on August 14, 2024.

“CEP IPO Prospectus” means the final prospectus of CEP, dated as of August 12, 2024, and filed with the SEC (File No. 333-280230) on August 13, 2024.

“CEP Loans” means the Sponsor Loan, the Sponsor Note and any other loan made to CEP by the Sponsor.

“CEP Material Contract(s)” means the contracts to which CEP is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a liability greater than $100,000, (ii) may not be canceled by CEP on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of CEP as its business is currently conducted, any acquisition of material property by CEP or restricts in any material respect the ability of CEP from closing the Business Combination.

“CEP Memorandum and Articles” means the amended and restated memorandum and articles of association of CEP as of the date hereof, as amended and in effect under the Cayman Act.

“CEP Merger” means the merger of CEP with and into CEP Merger Sub, with CEP Merger Sub continuing as the CEP Surviving Company.

“CEP Merger Effective Time” means the time on the date of Closing when the CEP Plan of Merger is registered by the Registrar of Companies of the Cayman Islands in accordance with the Cayman Companies Act (or such other time as specified in the CEP Plan of Merger).

“CEP Merger Sub” means Twenty One Merger Sub D, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco.

“CEP Ordinary Shares” means collectively, the CEP Class A Ordinary Shares and the CEP Class B Ordinary Shares.

“CEP Plan of Merger” means the plan of merger entered into by CEP Merger Sub, CEP and Pubco.

“CEP Pre-Closing Statement” means the pre-Closing statement to be delivered by CEP prior to the Closing in accordance with the Business Combination Agreement.

“CEP Private Placement” means the sale of the 300,000 CEP Class A Ordinary Shares to the Sponsor that occurred concurrently with the CEP IPO.

“CEP Private Placement Shares” means the 300,000 CEP Class A Ordinary Shares purchased by the Sponsor in the CEP Private Placement.

“CEP Shareholder Approval Matters” means the Business Combination Proposal and the Merger Proposal.

“CEP Shareholders” means the holders of CEP Ordinary Shares.

“CEP Subsidiaries” means CEP Subsidiary A, CEP Subsidiary B and Company Merger Sub.

“CEP Subsidiary A” means CEP Sub A, Inc.,a Delaware corporation and a wholly owned subsidiary of CEP.

“CEP Subsidiary B” means CEP Sub B, Inc., a Delaware corporation and a wholly owned subsidiary of CEP Subsidiary A.

x

“CEP Surviving Subsidiary” means CEP Merger Sub continuing as the surviving entity after CEP merges with and into CEP Merger Sub in the CEP Merger.

“Certificate of Merger” means the certificate filed the Secretary of State of the State of Delaware to certify the Company Merger.

“CF&Co.” means Cantor Fitzgerald & Co., a New York general partnership, the representative of the underwriters in the CEP IPO and an affiliate of the Sponsor, Cantor and, prior to the Closing, CEP.

“CFGM” means CF Group Management, Inc., a New York corporation, the managing general partner of Cantor.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFTC” means the Commodity Futures Trading Commission.

“Chapter 11” means 11 U.S.C. §§ 1101 to 1174 in the United States Bankruptcy Code.

“Charter Effectiveness Date” means the effective date of the Amended and Restated Certificate of Formation.

“CLARITY Act” means the Digital Asset Market Clarity Act passed by the U.S. House of Representatives on July 17, 2025 that is now awaiting Senate action.

“Class A Merger Consideration Shares” means an aggregate number of shares of Pubco Class A Stock equal to (a) the product of (1) 31,500, multiplied by (2) the Signing Bitcoin Price ($84,863.57), divided by (b) $10.00.

“Class B Merger Consideration Shares” means an aggregate number of shares of Pubco Class B Stock equal to (a) the product of (1) 31,500, multiplied by (2) the Signing Bitcoin Price ($84,863.57), divided by (b) $10.00.

“Closing” means the closing of the Transactions.

“Closing Date” means the date of the Closing.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” means Anchorage Digital Bank, N.A.

“Combination Period” means the 24-month period that CEP has to consummate an initial business combination from the closing of the CEP IPO to August 14, 2026, or such earlier date as determined by the CEP Board, or as such date may be extended pursuant to the CEP Memorandum and Articles.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936.

“Company Class A Interests” means class A common membership interests of the Company.

“Company Class B Interests” means class B common membership interests of the Company.

“Company Interests” means Company Class A Interests and Company Class B Interests.

“Company Merger” means the merger of Twenty One with and into Company Merger Sub, with Company Merger Sub as the Company Surviving Subsidiary.

“Company Merger Effective Time” means at the time on the date of Closing when the Certificate of Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DGCL (or such other time as specified in the Certificate of Merger) but at least two hours after the completion of the CEP Merger.

“Company Merger Sub” means CEP Merger Sub C, Inc., a Delaware corporation and a wholly owned subsidiary of CEP Subsidiary B.

“Company Surviving Subsidiary” means the surviving company after the Company Merger.

“Contribution” means the contribution to be made immediately prior to Closing, pursuant to the Contribution Agreement, of (i) 24,500 Bitcoin by Tether to Twenty One, and (ii) 7,000 Bitcoin by Bitfinex to Twenty One, for an aggregate contribution of 31,500 Bitcoin.

“Contribution Agreement” means the Contribution Agreement, dated April 22, 2025, by and among Twenty One, Tether and Bitfinex.

“Convertible Note Investors” means the investors that entered into the Convertible Notes Subscription Agreements with CEP and Pubco.

“Convertible Notes” means the 1.00% convertible senior secured notes due 2030 to be issued by Pubco pursuant to the Indenture.

“Convertible Notes PIPE” means the proposed sale and issuance of Convertible Notes pursuant to the Convertible Notes Subscription Agreements and the agreements with the Sponsor and CF&Co. in an aggregate principal amount of $486,500,000 (inclusive of the Option Notes).

“Convertible Notes Subscription Agreements” means the Subscription Agreements, dated April 22, 2025, by and among Pubco, CEP and each of the Convertible Note Investors.

“CST” means Continental Stock Transfer & Trust Company, transfer agent of CEP and trustee of the Trust Account.

“D&O Indemnified Persons” means the current or former directors and officers of CEP, the Company, Pubco, the CEP Subsidiaries or CEP Merger Sub.

“DGCL” means the General Corporation Law of the State of Delaware.

“Directors” means the directors of Pubco from time to time, and each a Director.

“DTC” means The Depository Trust Company.

“DWAC” means DTC’s Deposit Withdrawal at Custodian service.

“Effective Date” means the date this Registration Statement is effective.

“Effective Time” means the Company Merger Effective Time and the CEP Merger Effective Time.

“EGS” means Ellenoff, Grossman & Schole LLP.

“Electing Shareholder” means a U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election or an MTM election.

“Engagement Letter Notes” means the Convertible Notes, if any, to be issued to CF&Co. pursuant to the PIPE Engagement Letter.

“Engagement Letters” means the PIPE Engagement Letter and the M&A Engagement Letter.

“Equity PIPEs” means, collectively, the April Equity PIPE and the June Equity PIPE.

“Equity PIPE Investors” means, collectively, the April Equity PIPE Investors and the June Equity PIPE Investors.

“Equity PIPE Shares” means the up to 27,857,143 CEP Class A Ordinary Shares to be issued by CEP to the Equity PIPE Investors prior to the CEP Merger.

“Equity PIPE Subscription Agreements” means, collectively, the April Equity PIPE Subscription Agreements and the June Equity PIPE Subscription Agreements.

“ETF(s)” means exchange-traded funds.

“ETP(s)” means exchange-traded products.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Convertible Notes to be issued to the Sponsor immediately after the Closing pursuant to the Securities Exchange Agreement.

“Exchange Shares” means the Founder Shares that the Sponsor will transfer and assign to Pubco in exchange for the Exchange Notes pursuant to the Securities Exchange Agreement, in an amount equal to the number of CEP Class A Ordinary Shares received by the Sponsor in exchange for its CEP Class B Ordinary Shares and retained by the Sponsor in accordance with the Sponsor Support Agreement, less 3,415,104.

“FATCA” means the United States Foreign Account Tax Compliance Act.

“FCA” means the United Kingdom’s Financial Conduct Authority.

“FDIC” means Federal Deposit Insurance Corporation.

“FSMA 2023” means the Financial Services and Markets Act 2023 adopted and implemented by the United Kingdom in June 2023.

“GENIUS Act” means the Guiding and Establishing National Innovation for U.S. Stablecoins Act passed by the U.S. Congress on July 17, 2025, which was signed into law by President Donald Trump on July 18, 2025.

“Governance Term Sheet” means the Governance Term Sheet, dated April 22, 2025, by and among Tether, Bitfinex and SoftBank.

“Holder” refers to the Seller and SoftBank, for purposes of the section “The Business Combination — Other Transaction Agreements––Lock-Up Agreements”.

“In-Kind PIPE Bitcoin” means, collectively, the April In-Kind PIPE Bitcoin and the June In-Kind PIPE Bitcoin.

“Incentive Plan” means the Twenty One Capital, Inc. 2025 Stock Incentive Plan, to be adopted prior to Closing, as amended from time to time.

“Indenture” means the Indenture to be executed at Closing by Pubco, the Collateral Agent and the Trustee, in the form attached as an exhibit to the Convertible Notes Subscription Agreements.

“Initial Convertible Notes PIPE” means the proposed sale and issuance of the Subscription Notes pursuant to the Convertible Notes Subscription Agreements with an aggregate principal amount of $340.2 million.

“Initial PIPE Bitcoin” means the 4,812.220927 Bitcoin that Tether purchased within ten (10) Business Days of the execution of the Business Combination Agreement in an amount equal to the Initial PIPE Net Proceeds.

“Initial PIPE Bitcoin Sale” means the sale of the Initial PIPE Bitcoin by Tether to Pubco, using the proceeds of the April PIPE Investments, at the Closing for a purchase price equal to the Initial PIPE Net Proceeds.

“Initial PIPE Net Proceeds” means $458.7 million, being equal to the aggregate gross cash proceeds of the April PIPE Investments less a holdback of $52 million.

“Insider Letter” means the letter agreement, dated as of August 12, 2024, and as amended, by and among CEP, the Sponsor and the officers and directors of CEP at the time of the CEP IPO.

“Interim Period” means the period from the date of the Business Combination Agreement until the earlier of (a) the Closing or (b) the termination of the Business Combination Agreement in accordance with its terms.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IRA” means United States Inflation Reduction Act of 2022.

“Issue Date” means the date the Convertible Notes are issued.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“June Equity PIPE” means the proposed issuance and sale by CEP of the June Equity PIPE Shares to the June Equity PIPE Investors to occur immediately prior to the CEP Merger.

“June Equity PIPE Investors” means the investors that entered into the June Equity PIPE Subscription Agreements with CEP and Pubco.

“June Equity PIPE Shares” means the up to 7,857,143 CEP Class A Ordinary Shares to be issued by CEP to the June Equity PIPE Investors prior to the CEP Merger.

“June Equity PIPE Subscription Agreements” means the Subscription Agreements, dated June 19, 2025, by and among CEP, Pubco and each of the June Equity PIPE Investors.

“June In-Kind PIPE Bitcoin” means the 132.9547 Bitcoin that certain June Equity PIPE Investors have agreed to contribute to CEP in exchange for June Equity PIPE Shares pursuant to their respective June Equity PIPE Subscription Agreements.

“June PIPE Bitcoin” means the 1,381.15799423 Bitcoin that Tether purchased in an amount equal to the June Equity PIPE Net Proceeds.

“June PIPE Bitcoin Cost Amount” means (A) the June PIPE Bitcoin valued at the average of the Bitcoin Price for the ten day period ending on the Business Day immediately prior to the closing of the Company Merger multiplied by (B) SoftBank’s percentage ownership of Pubco at the Closing after giving effect to the transfer of the SoftBank Shares pursuant to the SoftBank Purchase Agreement, but excluding the effect of the June Equity PIPE, multiplied by (C) the Applicable Rate.

“June PIPE Bitcoin Purchase and Sale Agreement” means the sale and purchase agreement, dated as of June 23, 2025, by and among Tether, Pubco, SoftBank and, solely for certain limited purposes, CEP, pursuant to which Tether agreed to purchase the June PIPE Bitcoin.

“June PIPE Bitcoin Sale” means the sale of the June PIPE Bitcoin by Tether to Pubco, using the proceeds of the June Equity PIPE, at the Closing for a purchase price equal to the June PIPE Net Proceeds.

“June PIPE Net Proceeds” means an amount equal to approximately $147.5 million, being the aggregate gross cash proceeds of the June Equity PIPE less a holdback of $3.3 million.

“Lock-Up Agreement(s)” means the Lock-Up Agreement to be executed at Closing by Pubco and each of the Sellers and SoftBank, the form of which is attached hereto as Annex F.

“M&A Engagement Letter” means the letter agreement, dated as of April 22, 2025, by and between CEP and CF&Co. for CF&Co. to provide financial advisory services to CEP in connection with the Business Combination.

“Maples” means Maples and Calder (Cayman) LLP.

“Meeting” or the “Extraordinary General Meeting” means the extraordinary general meeting of CEP Shareholders, to be held on           , 2025 at            a.m. Eastern Time.

“Merger Consideration Shares” means the Class A Merger Consideration Shares together with the Class B Merger Consideration Shares.

“Merger Proposal” means the proposal to approve and authorize the CEP Merger and the CEP Plan of Merger.

“Mergers” means the CEP Merger and the Company Merger.

“MiCA” means the European Union’s Markets in Crypto Assets Regulation.

“MLRs” means the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017.

“MTM” means market-to-market.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Proposal” means the proposal for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of (i) shares of Pubco Stock in connection with the Business Combination, (ii) the CEP Class A Ordinary Shares issuable in repayment of the Sponsor Loan, (iii) Equity PIPE Shares, and (iv) the additional shares of Pubco Stock that will, upon Closing, be reserved for issuance (a) upon conversion of the Convertible Notes issued pursuant to the Convertible Notes Subscription Agreements, the Sponsor Convertible Notes Subscription Agreement, the Securities Exchange Agreement and the PIPE Engagement Letter and (b) pursuant to the Incentive Plan, to the extent such issuances would require stockholder approval under Nasdaq Rule 5635.

“Nasdaq Rule(s)” means The Nasdaq Stock Market Listing Rule(s).

“Net Settlement Shares” means the number of shares equal to (A) (x) the SoftBank Bitcoin Cost Amount plus the April PIPE Bitcoin Cost Amount, divided by (y) $10.00 plus (B) the June PIPE Bitcoin Cost Amount, divided by $21.00 (rounded to the next whole share).

“No Redemptions” means a scenario whereby none of the Public Shareholders redeem their Public Shares.

“Non-U.S. Holder” means a beneficial owner of Public Shares that, for United States federal income tax purposes, is not a U.S. Holder or a partnership or other entity classified as a partnership for United States federal income tax purposes.

“NTA” means net tangible assets.

“NTA Amendment” means an amendment to the CEP Memorandum and Articles to remove from the CEP Memorandum and Articles the limitation that CEP shall not consummate an initial business combination if it would cause its NTA to be less than $5,000,001 either immediately prior to or upon the consummation of an initial business combination.

“NTA Proposal” means the proposal to approve the NTA Amendment, which shall be effective upon the consummation of the Business Combination.

“NTBV” means net tangible book value.

“NYSE” means the New York Stock Exchange.

“OCC” means the Office of the Comptroller of the Currency of the United States.

“Odeon” means Odeon Capital Group LLC.

“Option” means the option granted by Pubco during the Option Period to the Convertible Notes Investors to purchase $100,000,000 additional principal amount of Convertible Notes, which was fully subscribed for by Convertible Notes Investors.

“Option Notes” means the additional Convertible Notes subscribed to by certain Convertible Note Investors and the Sponsor on May 22, 2025, pursuant to the Option.

“Option Period” means the 30-day period from April 22, 2025 to May 22, 2025, during which Convertible Note Investors must exercise the Option.

“Option PIPE Bitcoin” means the 917.47360612 Bitcoin purchased by Tether within ten (10) Business Days of the end of the Option Period in an amount equal to the Option PIPE Bitcoin Purchase Amount.

“Option PIPE Bitcoin Sale” means the sale of the Option PIPE Bitcoin by Tether to Pubco, using the proceeds of the PIPE Investments, at the Closing for a purchase price equal to the Option PIPE Net Proceeds.

“Option PIPE Net Proceeds” means $99,500,000, being an amount equal to the gross proceeds of the Option Notes less a holdback of 0.5% of the gross proceeds of the Option Notes.

“Organizational Documents Proposals” means each of the proposals to approve the material differences between CEP Memorandum and Articles and Pubco Charter to be effective upon the completion of the Business Combination, specifically to approve:

•        Proposal A: changes to the size and composition of the board of directors;

•        Proposal B: the change from a classified board of directors to an unclassified board;

•        Proposal C: the change that the board of directors is elected by a plurality of the votes cast by holders of shares of Pubco Class B Stock;

•        Proposal D: changes related to the parties that may call a special meeting of shareholders;

•        Proposal E: the changes to the quorum of the board of directors;

•        Proposal F: the changes to the notice of shareholder actions and meetings; and

•        Proposal G: the changes to the exclusive forum provision.

“OTC” means over the counter.

“Parties” means the parties to the Business Combination Agreement, being CEP, Twenty One, Pubco, CEP Merger Sub, Tether, Bitfinex and SoftBank.

“PCAOB” means the Public Company Accounting Oversight Board.

“PFIC(s)” means a passive foreign investment company.

“PIPE” means private investment in public equity.

“PIPE Bitcoin” means the Option PIPE Bitcoin, the Initial PIPE Bitcoin and the June PIPE Bitcoin.

“PIPE Bitcoin Cost Amount” means the April PIPE Bitcoin Cost Amount and the June PIPE Bitcoin Cost Amount.

“PIPE Bitcoin Sale” means the sale of the Initial PIPE Bitcoin, the Option PIPE Bitcoin and the June PIPE Bitcoin by Tether to Pubco.

“PIPE Digital Wallets” means the digital wallet held or operated by or on behalf of Tether containing the Initial PIPE Bitcoin and Option PIPE Bitcoin.

“PIPE Documents” means the Convertible Notes Subscription Agreements, the Indenture, the Security Agreement and the Equity PIPE Subscription Agreements, collectively.

“PIPE Engagement Letter” means the letter agreement, dated April 22, 2025, by and among CF&Co., CEP and Pubco, as amended by the amendment thereto, dated as of June 25, 2025, pursuant to which CF&Co. has agreed to provide placement agent services in connection with each of the PIPE Investments and certain future capital markets advisory and other non-financial advisory services to Pubco.

“PIPE Investments” means the Equity PIPEs and the Convertible Notes PIPE.

“PIPE Investors” means the Equity PIPE Investors and the Convertible Note Investors.

“PIPE Net Proceeds” means the Initial PIPE Net Proceeds and the Option PIPE Net Proceeds.

“PIPE Subscription Agreements” means, collectively, the Equity PIPE Subscription Agreements, the Convertible Notes Subscription Agreements and the Sponsor Convertible Notes Subscription Agreement.

“Proposals” means the Business Combination Proposal, the Merger Proposal, the NTA Proposal, the Organizational Documents Proposals, the Nasdaq Proposal and the Adjournment Proposal.

“Proposed Organizational Documents” means the Amended and Restated Pubco Charter and the Amended and Restated Bylaws.

“proxy statement/prospectus” means this proxy statement/prospectus included in the Registration Statement.

“Pubco” means Twenty One Capital, Inc., a Texas corporation.

“Pubco Board” means the board of directors of Pubco.

“Pubco Bylaws” means the bylaws of Pubco currently in effect.

“Pubco Charter” means the certificate of formation of Pubco currently in effect.

“Pubco Class A Stock” means the shares of class A common stock, par value $0.01 per share, of Pubco.

“Pubco Class B Stock” means the shares of class B common stock, par value $0.01 per share, of Pubco.

“Pubco Stock” means the shares of common stock, par value $0.01 per share, of Pubco; provided that from and after the Closing, Pubco Stock shall refer to, collectively, the Pubco Class A Stock and the Pubco Class B Stock.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means the 10,000,000 CEP Class A Ordinary Shares issued in the CEP IPO.

“QEF” means qualified electing fund.

“Record Date” means September 17, 2025, the record date for the Meeting.

“Redeeming Non-U.S. Holder” means a Non-U.S. Holder that elects to have their Public Shares converted for cash.

“Redeeming U.S. Holder” means a U.S. Holder that converts its Public Shares into cash.

“Redemption Event” has the meaning set forth in the definition of Sponsor Note.

“Registration Statement” means the Registration Statement on Form S-4 (Registration No. 333-          ) filed by Pubco with the SEC of which this proxy statement/prospectus forms a part.

“Regulation S-K” means Regulation S-K of the Securities Act.

“Required Shareholder Approval” means the approval of the CEP Shareholder Approval Matters that are submitted to the vote of the CEP Shareholders at the Meeting in accordance with this proxy statement/prospectus, by the requisite vote of the CEP Shareholders at the Meeting, in accordance with the CEP Memorandum and Articles, applicable law and this proxy statement/prospectus.

“Resale Registration Statement” means the registration statement on Form S-1 to be by Pubco with the SEC after the Closing to register the resale of the shares of Pubco Class A Stock underlying the Convertible Notes.

“Restricted Securities” means the shares of Pubco Class A Stock received by each Seller and the shares of Pubco Class A Stock transferred by Tether to SoftBank.

“S&C” means Sullivan & Cromwell LLP.

“SAB” means the Staff Accounting Bulletin issued by the SEC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Exchange Agreement” means the Securities Exchange Agreement to be executed by and between Pubco and the Sponsor at Closing, a form of which is attached to the Sponsor Support Agreement attached hereto as Exhibit A of Annex G.

“Security Agreement” means the Security Agreement to be executed at Closing by Pubco and the Collateral Agent, in the form attached as an exhibit to the Convertible Notes Subscription Agreements and attached hereto as Annex I.

“Sellers” means the shareholders of Twenty One prior to the Closing, being Tether and Bitfinex.

“Senior Management” and “Senior Managers” refer to those persons named as officers of Twenty One and, following the consummation of the Business Combination, of Pubco, in the section titled “Management of Pubco Following the Business Combination.”

“Services Agreement” means the Services Agreement to be executed at Closing by and between Pubco and Tether in the form attached as an exhibit to the Business Combination Agreement and attached hereto as Annex J.

“Signing Bitcoin Price” means $84,863.57 (which is equal to the average Bitcoin Price for the ten-day period ending April 21, 2025, the day prior to the date of the Business Combination Agreement).

“Skadden” means Skadden, Arps, Slate, Meagher & Flom (UK) LLP.

“SoftBank” means Stellar Beacon LLC, a Delaware limited liability company.

“SoftBank Bitcoin Amount” means 10,500 multiplied by the Bitcoin Price on the Business Day immediately prior to the closing of the Company Merger.

“SoftBank Bitcoin Cost Amount” means an amount equal to (A) the lesser of (x) the SoftBank Bitcoin Amount and (y) $1,000,000,000 multiplied by (B) the Applicable Rate.

“SoftBank Purchase Agreement” means the sale and purchase agreement, dated as of April 22, 2025, as amended and restated on June 23, 2025, by and between Tether and SoftBank.

“SoftBank Shares” means an equal number of shares of Pubco Class A Stock and Pubco Class B Stock purchased by SoftBank pursuant to the SoftBank Purchase Agreement.

“SPAC” means a special purpose acquisition company.

“SPAC Guidance” means the guidance issued by the SEC to the 2024 SPAC Rules.

“Sponsor” means Cantor EP Holdings, LLC, a Delaware limited liability company, which is 100% owned by Cantor.

“Sponsor Convertible Notes Subscription Agreement” means the subscription agreement, dated May 22, 2025, by and among the Sponsor, CEP and Pubco.

“Sponsor Loan” means the amended and restated promissory note entered into by CEP in favor of the Sponsor on November 5, 2024, and effective as of August 12, 2024, evidencing the loan of up to $1,750,000 committed to CEP by the Sponsor to fund CEP’s expenses after the CEP IPO and prior to a business combination relating to investigating and selecting an acquisition target and other working capital requirements.

“Sponsor Note” means the promissory note entered into by CEP in favor of the Sponsor on August 12, 2024, evidencing the loan the Sponsor will make to CEP in connection with the consummation of a business combination, an extension of the Combination Period or CEP’s liquidation (each, a “Redemption Event”), such that an amount equal to $0.15 per Public Share being redeemed in connection with the applicable Redemption Event will be added to the Trust Account and paid to the holders of the applicable redeemed Public Shares.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated April 22, 2025, by and among Pubco, CEP and the Sponsor.

“Sponsor Support Agreement Amendment” means Amendment No. 1 to Sponsor Support Agreement, dated June 25, 2025, by and among Pubco, CEP and the Sponsor.

“Strike” means Strike Limited.

“Subscription Notes” means Convertible Notes with an aggregate principal amount of $340.2 million.

“TBOC” means the Texas Business Organizations Code.

“Term SOFR Screen Rate” shall mean the forward-looking SOFR term rate for a 3-month tenor administered by CME (or any successor administrator determined by Purchaser in consultation with Seller) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Purchaser in consultation with Seller).

“Tether” means Tether Investments, S.A. de C.V., an El Salvador Sociedad anónima de capital variable.

“Texas Business Combination Law” means the Business Organizations Code adopted by the State of Texas.

“Treasury Regulations” means regulations promulgated by the United States Department of the Treasury.

“Trust Account” means the trust account of CEP that holds the net proceeds of the CEP IPO and the CEP Private Placement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of August 12, 2024, by and between CEP and CST.

“Trustee” means U.S. Bank Trust Company, National Association.

“Twenty One” or “Company” means Twenty One Assets, LLC, a Delaware limited liability company.

“U.S.” means the United States of America.

“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.

“Withholding Shares” means the number of shares of Pubco Class A Stock and Pubco Class B Stock that Tether may withhold from transferring to SoftBank pursuant to the terms of the SoftBank Purchase Agreement.

“Withum” means WithumSmith+Brown, PC.

“Working Capital Loans” means the funds that the Sponsor or an affiliate of the Sponsor, or certain of CEP’s officers and directors may, but are not obligated to, loan CEP as may be required if the Sponsor Loan is insufficient to cover the working capital requirements of CEP.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding CEP, Pubco, Twenty One and their respective management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        financial results or strategies regarding Pubco,

•        Twenty One and the Transactions and statements regarding the anticipated benefits and timing of the completion of the Transactions,

•        the assets held by Pubco,

•        the price and volatility of Bitcoin,

•        Bitcoin’s growing prominence as a digital asset and as the foundation of a new financial system,

•        Pubco’s listing on any securities exchange,

•        the macro and political conditions surrounding Bitcoin,

•        the planned business strategy including Pubco’s ability to develop a corporate architecture capable of supporting financial products built with and on Bitcoin and future innovations that will replace legacy financial tools with Bitcoin-aligned alternatives,

•        Pubco’s ability to grow its Bitcoin per share, and Bitcoin return rate,

•        Pubco’s ability to build Bitcoin financial services and build on top of Bitcoin with high-margin, high-growth cash flow opportunities,

•        Pubco’s ability to give its shareholders Bitcoin exposure to participate in Bitcoin in the capital markets plans and use of proceeds as well as any potential future capital raises,

•        objectives of management for future operations of Pubco,

•        the upside potential and opportunity for investors,

•        Pubco’s plan for value creation and strategic advantages, market size and growth opportunities, technological and market trends,

•        future financial condition and performance and expected financial impacts of the Transactions, and

•        the satisfaction of closing conditions to the Transactions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the views of CEP, Pubco or Twenty One as of any subsequent date, and neither CEP, Twenty One nor Pubco undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or to instruct how your vote should be cast or how you should vote your shares on the Proposals. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Pubco may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the risk that the Transactions may not be completed in a timely manner or at all, which may adversely affect the price of securities of CEP or Pubco;

•        the risk that the Transactions may not be completed by the end of the Combination Period;

•        the failure by the parties to satisfy the conditions to the consummation of the Transactions, including the approval of CEP Shareholders, or either of the PIPE Investments;

•        failure to realize the anticipated benefits of the Transactions;

•        the level of redemptions of the Public Shareholders which may reduce the public float of, reduce the liquidity of the trading market of, and/or maintain the quotation, listing or trading of the Public Shares or the shares of Pubco Class A Stock;

•        the lack of a third-party fairness opinion in determining whether or not to pursue the Transactions;

•        the failure of Pubco to obtain or maintain the listing of its securities on any securities exchange after the Closing;

•        costs related to the Transactions and as a result of Pubco becoming a public company;

•        changes in business, market, financial, political and regulatory conditions;

•        risks relating to Pubco’s anticipated operations and business, including the highly volatile nature of the price of Bitcoin;

•        the risk that Pubco’s stock price will be highly correlated to the price of Bitcoin and the price of Bitcoin may decrease between the signing of the Business Combination Agreement and the Closing or at any time after the Closing;

•        risks related to increased competition in the industries in which Pubco will operate;

•        risks relating to significant legal, commercial, regulatory and technical uncertainty regarding Bitcoin;

•        risks relating to the treatment of crypto assets for U.S. and foreign tax purposes;

•        risks that after the Closing, Pubco experiences difficulties managing its growth and expanding operations;

•        the risks that growing Pubco’s learning programs and educational content could be difficult;

•        challenges in implementing Pubco’s business plan including Bitcoin-related financial and advisory services, due to operational challenges, significant competition and regulation;

•        Pubco being considered to be a “shell company” by any securities exchange on which Pubco Class A Stock will be listed or by the SEC, which may impact Pubco’s ability to list Pubco Class A Stock and restrict reliance on certain rules or forms in connection with the offering, sale or resale of securities;

•        the outcome of any potential legal proceedings that may be instituted against Pubco, CEP or others following the announcement of the Transactions, and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

While forward-looking statements reflect CEP’s, Pubco’s and Twenty One’s good faith beliefs, as applicable, they are not guarantees of future performance. Except as otherwise required by applicable law, CEP, Pubco and Twenty One disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus. For a further discussion of these and other factors that could cause CEP’s, Pubco’s and Twenty One’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to CEP, Pubco and Twenty One.

Questions and Answers About the Proposals

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Meeting and the Proposals. The following questions and answers do not include all the information that is important to CEP Shareholders. CEP Shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Meeting.

Q:     Why am I receiving this proxy statement/prospectus?

A:     On April 22, 2025, CEP, Pubco, Twenty One, CEP Merger Sub, Tether, Bitfinex and SoftBank entered into the Business Combination Agreement (as amended on July 26, 2025) pursuant to which they agreed to effect the Business Combination on the terms set forth therein and as is described in this proxy statement/prospectus. CEP Shareholders are being asked to vote to approve the Business Combination Agreement and the Business Combination. The Business Combination Agreement provides that, among other things:

(i)     CEP will merge with and into CEP Merger Sub, with CEP Merger Sub continuing as the CEP Surviving Subsidiary in the CEP Merger, as a result of which CEP Shareholders will receive one share of Pubco Class A Stock for each CEP Class A Ordinary Share held by such CEP Shareholder; and

(ii)    Twenty One will merge with and into Company Merger Sub, with Company Merger Sub continuing as the Company Surviving Subsidiary, as a result of which each Seller will be entitled to receive its pro rata share of (i) a number of shares of Pubco Class A Stock equal to (a) the product of 31,500, multiplied by $84,863.57 (which is the Signing Bitcoin Price) and (b) divided by $10.00 and (ii) a number of shares of Pubco Class B Stock equal to the product of (a) 31,500, multiplied by the Signing Bitcoin Price, divided by (b) $10.00. Each Seller will receive its pro rata share of the Class A Merger Consideration Shares and Class B Merger Consideration Shares, respectively, based on the number of Company Class A Interests and Company Class B Interests owned by such Seller at Closing, divided by the total number of Company Class A Interests and Company Class B Interests owned by all Sellers.

Concurrently with the signing of the Business Combination Agreement, on April 22, 2025, (i) the Convertible Notes Investors agreed to make a private investment in Pubco by purchasing Convertible Notes in the Initial Convertible Notes PIPE, for an aggregate principal amount of $340.2 million plus the Option to purchase up to an additional $100 million of Convertible Notes, which option was exercised in full on May 22, 2025, resulting in a total aggregate principal amount of $486.5 million of Convertible Notes, including the Exchange Notes and the Engagement Letter Notes, and (ii) the April Equity PIPE Investors agreed to make a private investment in CEP by purchasing 20,000,000 CEP Class A Ordinary Shares in the April Equity PIPE for an aggregate purchase price of $200 million (at $10.00 per share), payable in either cash or Bitcoin, with April Equity PIPE Investors having elected to purchase an aggregate of 2,950,000 April Equity PIPE Shares for 347.6168 Bitcoin and 17,050,000 April Equity PIPE Shares for cash. On June 19, 2025, CEP and Pubco entered into the June Equity PIPE Subscription Agreements with the June Equity PIPE Investors, pursuant to which CEP agreed to issue, and the June Equity PIPE Investors agreed to purchase, 7,857,143 CEP Class A Ordinary Shares for an aggregate purchase price of $165 million (at $21.00 per share), payable in either cash or Bitcoin, with June Equity PIPE Investors having elected to purchase an aggregate of 676,191 June Equity PIPE Shares for 132.9547 Bitcoin and 7,180,952 June Equity PIPE Shares for cash.

For more information about the PIPE Investments and other arrangements contemplated by the Business Combination Agreement, please see the section entitled “The Business Combination Agreement” and “Other Transaction Agreements.”

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Q:     What is being voted on at the Meeting?

A:     CEP Shareholders are being asked to vote to approve the following Proposals:

(1)    The Business Combination Proposal — to approve and adopt the Business Combination Agreement and the Business Combination. See the section entitled “The Business Combination Proposal.”

(2)    The Merger Proposal — to approve and authorize the CEP Merger and the CEP Plan of Merger. See the section entitled “The Merger Proposal.”

(3)    The NTA Proposal — to approve the NTA Amendment, which shall be effective upon the consummation of the Business Combination, to remove from the CEP Memorandum and Articles the limitation that CEP shall not consummate an initial business combination if it would cause its NTA to be less than $5,000,001 either immediately prior to or upon the consummation of an initial business combination. See the section entitled “The NTA Proposal.”

(4)    The Organizational Documents Proposals — to consider and vote, on a non-binding advisory basis, upon separate proposals to approve the material differences between the CEP Memorandum and Articles and the Proposed Organizational Documents, specifically to approve:

•        Proposal A: changes to the size and composition of the board of directors;

•        Proposal B: the change from a classified board of directors to an unclassified board;

•        Proposal C: the change that the board of directors is elected by a plurality of the votes cast by holders of shares of Pubco Class B Stock;

•        Proposal D: changes related to the parties that may call a special meeting of shareholders;

•        Proposal E: the changes to the quorum of the board of directors;

•        Proposal F: the changes to the notice of shareholder actions and meetings; and

•        Proposal G: the changes to the exclusive forum provision.

See the section entitled “The Organizational Documents Proposals.”

(5)    The Nasdaq Proposal — to approve a proposal for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of (i) shares of Pubco Stock in connection with the Business Combination, (ii) the CEP Class A Ordinary Shares issuable in repayment of the Sponsor Loan, (iii) Equity PIPE Shares, and (iv) additional shares of Pubco Stock that will, upon Closing, be reserved for issuance (a) upon conversion of the Convertible Notes issued pursuant to the Convertible Notes Subscription Agreements, the Sponsor Convertible Notes Subscription Agreement, the Securities Exchange Agreement and the PIPE Engagement Letter and (b) pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under Nasdaq Rule 5635. See the section entitled “The Nasdaq Proposal.”

(6)    The Adjournment Proposal — to approve a proposal to adjourn the Meeting to a later date or dates, if it is determined by CEP additional time is necessary or appropriate to complete the Business Combination or for any other reason. See the section entitled “The Adjournment Proposal.”

CEP will hold the Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. CEP Shareholders should read it carefully.

The vote of CEP Shareholders is important. CEP Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:     What will happen to the CEP Class A Ordinary Shares in connection with the Closing?

A:     CEP Class A Ordinary Shares are currently listed on Nasdaq under the symbol “CEP.” In connection with the Closing, holders of CEP Class A Ordinary Shares will receive one share of Pubco Class A Stock for each CEP Class A Ordinary Share they hold at Closing. If Pubco’s application for listing is approved, shares of Pubco Class A Stock are expected to be traded on NYSE, Nasdaq or another national securities exchange under the symbol “XXI.”

Q:     What equity stake will current Public Shareholders, the PIPE Investors, the Sponsor, the Sellers, SoftBank and their Affiliates hold in Pubco immediately after the completion of the Business Combination and the PIPE Investments?

A:     Upon the completion of the Business Combination and the consummation of the PIPE Investments, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan, (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers and (vii) SoftBank, in each case, will own approximately 2.9%, 5.8%, 2.3%, 1.1%, 0%, 65.6% and 22.3% of the issued and outstanding shares of Pubco Class A Stock, respectively and approximately 0%, 0%, 0%, 0%, 0%, 74.7% and 25.3% of the issued and outstanding shares of Pubco Class B Stock, respectively.

Each holder of shares of Pubco Class A Stock will have no voting rights except as required by the TBOC, until all shares of Pubco Class B Stock are canceled. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Each holder of shares of Pubco Class B Stock will be entitled to one vote for each share of Pubco Class B Stock held of record by such holder on all matters on which stockholders are generally entitled to vote. Therefore under the above assumptions, (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers and (vii) SoftBank, in each case, will have approximately 0%, 0%, 0%, 0%, 0%, 74.7% and 25.3% of the voting power of Pubco, respectively, following the Business Combination. Please see the section titled “Description of Pubco Securities” for more details regarding the dual class structure of Pubco Stock, including the voting rights relating thereto.

Upon the completion of the Business Combination and the consummation of the PIPE Investments, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that all Convertible Notes are converted into shares of Pubco Class A Stock at $13.00 per share and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan, (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers, (vii) SoftBank and (viii) the Convertible Note Investors, in each case, will own approximately 2.6%, 5.2%, 2.0%, 2.2%, 0%, 59.3%, 20.1%, and 8.6% of the issued and outstanding shares of Pubco Class A Stock, respectively and approximately 0%, 0%, 0%, 0%, 0%, 74.7%, 25.3% and 0% of the issued and outstanding shares of Pubco Class B Stock, respectively.

If any of the Public Shareholders exercise their redemption rights, the percentage of the issued and outstanding shares of Pubco Class A Stock held by the Public Shareholders will decrease and the percentages of issued and outstanding shares of Pubco Class A Stock held by the Equity PIPE Investors, the Sponsor and its Affiliates, the Sellers, SoftBank and, as applicable, the Convertible Note Investors, will each increase, in each case relative to the percentage held if none of the Public Shares are redeemed. Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience dilution upon the conversion of any Convertible Notes, the issuance of any shares of Pubco Class A Stock pursuant to the Incentive Plan and other future equity issuances by Pubco that are unanticipated as of the date of this proxy statement/prospectus.

The tables below illustrate varying beneficial ownership levels in Pubco immediately upon Closing, assuming no redemptions by Public Shareholders, 25% Redemptions by Public Shareholders (2,500,000 CEP Class A Ordinary Shares are redeemed by Public Shareholders), 50% Redemptions by Public Shareholders (5,000,000 CEP Class A Ordinary Shares are redeemed by Public Shareholders), 75% Redemptions by Public Shareholders (7,500,000 CEP Class A Ordinary Shares are redeemed by Public Shareholders) and 100% Redemptions by Public Shareholders (10,000,000 CEP Class A Ordinary Shares are redeemed by Public Shareholders). If any of these assumptions are not correct, these percentages will be different.

Potential ownership of issued and outstanding shares of Pubco Class A Stock upon Closing (assuming that no Convertible Notes are converted into shares of Pubco Class A Stock):

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pubco Shareholders	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Public Shareholders	10,000,000	2.9%	7,500,000	2.2%	5,000,000	1.5%	2,500,000	0.7%	—	0.0%
April Equity PIPE Investors	20,000,000	5.8%	20,000,000	5.8%	20,000,000	5.9%	20,000,000	5.9%	20,000,000	5.9%
June Equity PIPE Investors	7,857,143	2.3%	7,857,143	2.3%	7,857,143	2.3%	7,857,143	2.3%	7,857,143	2.3%
Cantor(1)	3,779,658	1.1%	3,779,658	1.1%	3,779,658	1.1%	3,779,658	1.1%	3,779,658	1.1%
Tether/Bitfinex(2)	227,674,879	65.6%	227,674,879	66.2%	227,674,879	66.6%	227,674,879	67.2%	227,674,879	67.8%
SoftBank(3)	77,177,880	22.3%	77,177,880	22.4%	77,177,880	22.6%	77,177,880	22.8%	77,177,880	22.9%
Total	346,489,560	100.0%	343,989,560	100.0%	341,489,560	100.0%	338,989,560	100.0%	336,489,560	100.0%

Potential ownership of issued and outstanding shares of Pubco Class A Stock upon Closing (assuming that all Convertible Notes are converted into shares of Pubco Class A Stock at $13.00 per share):

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pubco Shareholders	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Public Shareholders	10,000,000	2.6%	7,500,000	2.0%	5,000,000	1.3%	2,500,000	0.7%	—	0.0%
April Equity PIPE Investors	20,000,000	5.2%	20,000,000	5.2%	20,000,000	5.3%	20,000,000	5.3%	20,000,000	5.3%
June Equity PIPE Investors	7,857,143	2.0%	7,857,143	2.1%	7,857,143	2.1%	7,857,143	2.1%	7,857,143	2.1%
Convertible Note Investors(4)	32,877,615	8.6%	32,877,615	8.6%	32,877,615	8.7%	32,877,615	8.7%	32,877,615	8.8%
Cantor(5)	8,325,119	2.2%	8,325,119	2.2%	8,325,119	2.2%	8,325,119	2.2%	8,325,119	2.2%
Tether/Bitfinex(2)	227,674,879	59.3%	227,674,879	59.7%	227,674,879	60.0%	227,674,879	60.5%	227,674,879	61.0%
SoftBank(3)	77,177,880	20.1%	77,177,880	20.2%	77,177,880	20.4%	77,177,880	20.5%	77,177,880	20.6%
Total	383,912,636	100.0%	381,412,636	100.0%	378,912,636	100.0%	376,412,636	100.0%	373,912,636	100.0%

____________

(1)      Includes (a) 2,800,000 shares of Pubco Class A Stock issued in exchange for the 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares owned by the Sponsor as of the date hereof, (b) 64,554 shares of Pubco Class A Stock issued to the Sponsor in exchange for the 64,554 CEP Class A Ordinary Shares received by the Sponsor as repayment of the $645,543 outstanding under the Sponsor Loan as of June 30, 2025, and (c) 915,104 shares of Pubco Class A Stock issued to the Sponsor in exchange for additional CEP Class A Ordinary Shares issued to the Sponsor pursuant to the anti-dilution provisions of the CEP Memorandum and Articles upon conversion of the Sponsor’s CEP Class B Ordinary Shares into CEP Class A Ordinary Shares and which are not exchanged for Convertible Notes pursuant to the Securities Exchange Agreement. Excludes shares of Pubco Class A Stock underlying the Convertible Notes issued to the Sponsor pursuant to the Securities Exchange Agreement and to CF&Co. pursuant to the PIPE Engagement Letter and Option Notes purchased by the Sponsor pursuant to the Sponsor Convertible Notes Subscription Agreement.

(2)      Includes (a) 267,320,245 shares of Pubco Class A Stock issued to Tether and Bitfinex in the Company Merger (based on 31,500 Bitcoin contributed to Twenty One in the Contribution at $84,863.57 per Bitcoin (the Signing Bitcoin Price)), less 77,177,880 shares of Pubco Class A Stock issued to Tether in the Company Merger and transferred to SoftBank pursuant to the SoftBank Purchase Agreement as described in footnote (3) below and (b) 37,532,514 shares of Pubco Class A Stock issued by Pubco to Tether in exchange for the sale of the Additional PIPE Bitcoin (equal to (i) 4,422.688667 Bitcoin multiplied by the Signing Bitcoin Price and then divided by (ii) $10.00). Excludes shares of Pubco Class B Stock issued to Tether and Bitfinex in the Company Merger and in exchange for the Additional PIPE Bitcoin.

(3)      Assumes 77,177,880 shares of Pubco Class A Stock are transferred to SoftBank by Tether pursuant to the SoftBank Purchase Agreement, calculated assuming (a) a Bitcoin Price as of the day immediately before Closing of $109,958.41, (b) that SoftBank pays the SoftBank Bitcoin Cost Amount and PIPE Bitcoin Cost Amount in cash rather than by reducing the number of shares transferred by Tether to SoftBank, and (c) that there are no Withholding Shares (as defined in the SoftBank Purchase Agreement). Excludes shares of Pubco Class B Stock to be transferred to SoftBank by Tether pursuant to the SoftBank Purchase Agreement.

(4)      Assumes all Convertible Notes (including Option Notes) are converted into shares of Pubco Class A Stock at $13.00 per share (without adjustment for any change in the Bitcoin Price between signing and Closing in accordance with the Indenture). Excludes shares of Pubco Class A Stock issued upon conversion of the Convertible Notes issued to the Sponsor and CF&Co. as described in footnote (5).

(5)      Includes all shares described in footnote (1) above, plus shares of Pubco Class A Stock issued to the Sponsor and CF&Co. upon conversion of the $46,300,000 in aggregate principal amount of the Convertible Notes issued to the Sponsor pursuant to the Securities Exchange Agreement and to CF&Co. pursuant to the PIPE Engagement Letter and the $12,791,000 Option Notes purchased by the Sponsor.

Dilution

Dilution per share to Public Shareholders is determined by CEP’s NTBV per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on NTBV per share, from the Public Shareholders as set forth as follows under five redemption scenarios.

The following table illustrates NTBV per share and the change in NTBV per share, as adjusted, following the Closing, including the issuance of CEP Class A Ordinary Shares to the Equity PIPE Investors, but excluding the other effects of the Business Combination, while giving effect to probable or consummated transactions that are material and other material effects on NTBV per share. These are presented in relation to the offering price per Public Share in the CEP IPO as set forth as follows under the five redemption scenarios:

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming 100% Redemptions
Public Shares	10,000,000	7,500,000	5,000,000	2,500,000	—
CEP Founder Shares	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000
CEP Private Placement Shares	300,000	300,000	300,000	300,000	300,000
Total CEP Ordinary Shares outstanding as of June 30, 2025	12,800,000	10,300,000	7,800,000	5,300,000	2,800,000

Adjusted for:
CEP Class A Ordinary Shares to be issued in repayment of the Sponsor Loan	64,554	64,554	64,554	64,554	64,554
CEP Class A Ordinary Shares to be issued to the Sponsor pursuant to anti-dilution provisions of the CEP Memorandum and Articles	915,104	915,104	915,104	915,104	915,104
CEP Class A Ordinary Shares to be issued in the Equity PIPE	27,857,143	27,857,143	27,857,143	27,857,143	27,857,143
Total CEP Ordinary Shares outstanding as of June 30, 2025, as adjusted	41,636,801	39,136,801	36,636,801	34,136,801	31,636,801
NTBV as of June 30, 2025(1)	$(2,625,779)	$(2,625,779)	$(2,625,779)	$(2,625,779)	$(2,625,779)
Adjusted for(2):
Reclassification of CEP Class A Ordinary Shares subject to redemption to equity	104,166,742	78,125,057	52,083,371	26,041,686	—
Reversal of accrual of $0.15 per Public Share to be funded pursuant to the Sponsor Note	1,500,000	1,125,000	750,000	375,000	—
Transaction expenses to be paid by CEP	(9,040,041)	(9,040,041)	(9,040,041)	(9,040,041)	(9,040,041)

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming 100% Redemptions
Repayment of the Sponsor Loan in CEP Class A Ordinary Shares	645,540	645,540	645,540	645,540	645,540
Equity PIPE Proceeds(3)	374,142,870	374,142,870	374,142,870	374,142,870	374,142,870
NTBV as of June 30, 2025, as adjusted	$468,789,332	$442,372,647	$415,955,961	$389,539,276	$363,122,590

NTBV per share as of June 30, 2025, as adjusted	$11.26	$11.30	$11.35	$11.41	$11.48
Dilution(4)	$(1.26)	$(1.30)	$(1.35)	$(1.41)	$(1.48)

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(1)      NTBV is calculated as total assets minus total liabilities and CEP Class A Ordinary Shares subject to redemption as of June 30, 2025.

(2)      NTBV is adjusted for (i) payments from the Trust Account at different levels of redemptions to Public Shareholders at the $10.57 per share redemption price as of June 30, 2025; (ii) transaction costs that have not been recorded on CEP’s financial statements as of June 30, 2025, which will have an impact on the calculation of NTBV upon the Closing; (iii) repayment of the $645,543 outstanding under the Sponsor Loan as of June 30, 2025, by issuing CEP Class A Ordinary Shares at $10.00 per share; and (iv) funding of the Equity PIPE by the Equity PIPE Investors.

(3)      Equity PIPE Proceeds is calculated as (i) the cash to be contributed pursuant to the Equity PIPE Subscription Agreements and (ii) the value of the 347.6168 Bitcoin to be contributed by April Equity PIPE Investors and the 132.9547 Bitcoin to be contributed by June Equity PIPE Investors pursuant to the Equity PIPE Subscription Agreements based on the Bitcoin Price as of September 4, 2025 of $109,958.41.

(4)      Dilution is calculated by subtracting the NTBV per share as of June 30, 2025, as adjusted, from the $10.00 CEP IPO per share price for the Public Shares.

CEP issued the Public Shares in the CEP IPO at $10.00 per share. After giving effect to the issuance of the Public Shares in the CEP IPO and the 300,000 CEP Private Placement Shares to the Sponsor in the CEP Private Placement, there were 12,800,000 CEP Ordinary Shares issued and outstanding. In connection with the Business Combination, assuming its consummation in accordance with the Business Combination Agreement, immediately after the Closing, Pubco is expected to have outstanding an additional 333,689,560 shares of Pubco Class A Stock, including (i) 27,857,143 shares of Pubco Class A Stock issued to the Equity PIPE Investors in the CEP Merger, (ii) 190,142,365 shares of Pubco Class A Stock issued to the Sellers in the Company Merger (excluding the shares of Pubco Class A Stock transferred by Tether to SoftBank), (iii) 77,177,880 shares of Pubco Class A Stock issued to Tether in the Company Merger that are transferred to SoftBank pursuant to the SoftBank Purchase Agreement, calculated assuming (a) a Bitcoin Price as of the day immediately before Closing of $109,958.41, (b) that SoftBank pays the SoftBank Bitcoin Cost Amount and PIPE Bitcoin Cost Amount in cash rather than by reducing the number of shares transferred by Tether to SoftBank, and (c) that there are no Withholding Shares (as defined in the SoftBank Purchase Agreement), (iv) 37,532,514 shares of Pubco Class A Stock issued to Tether in exchange for the sale of the Additional PIPE Bitcoin (equal to (i) 4,422.688667 Bitcoin multiplied by the Signing Bitcoin Price and then divided by (ii) $10.00), (v) 915,104 shares of Pubco Class A Stock that are issued to the Sponsor in exchange for additional CEP Class A Ordinary Shares issued to the Sponsor pursuant to the anti-dilution provisions of the CEP Memorandum and Articles upon conversion of the Sponsor’s CEP Class B Ordinary Shares into CEP Class A Ordinary Shares and which are not exchanged for Convertible Notes pursuant to the Securities Exchange Agreement, and (vi) 64,554 shares of Pubco Class A Stock issued to the Sponsor in exchange for the 64,554 CEP Class A Ordinary Shares received by the Sponsor as repayment of the $645,543 outstanding under the Sponsor Loan as of June 30, 2025. These shares outstanding exclude the 32,877,615 shares of Pubco Class A Stock issuable upon conversion of the Convertible Notes (including the Option Notes) to be issued to the Convertible Note Investors and the 4,545,461 shares of Pubco Class A Stock issuable to the Sponsor and CF&Co. upon conversion of the Convertible Notes issued to the Sponsor pursuant to the Securities Exchange Agreement and to CF&Co. pursuant to the PIPE Engagement Letter and Option Notes purchased by the Sponsor pursuant to the Sponsor Convertible Notes Subscription Agreement, in each case, assuming the applicable conversion price is $13.00 per share. These shares outstanding also assume that no shares of Pubco Class A Stock are issued and outstanding under the Incentive Plan. The tabular disclosure includes presentations of information at various illustrative redemption levels consistent with the “No Redemptions,”

“25% Redemptions,” “50% Redemptions,” “75% Redemptions” and “100% Redemptions” scenarios further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

For purposes of Item 1604(c)(1) of Regulation S-K, Pubco would have 346,489,560 total shares of Pubco Class A Stock outstanding immediately after giving effect to the Business Combination under the “No Redemptions” scenario based on the assumptions set forth in the preceding paragraph and as further described above. Where there are no redemptions of Public Shares prior to the Closing, CEP valuation is based on the $10.00 issuance price per Public Share in the CEP IPO and is therefore calculated as: $10.00 (CEP per share CEP IPO price) multiplied by 346,489,560 shares, or $3,464,895,600. The following table illustrates the valuation at the $10.00 issuance price per share in the CEP IPO for each redemption scenario:

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming 100% Redemptions
Public Shares outstanding post Business Combination	10,000,000	7,500,000	5,000,000	2,500,000	—
Equity PIPE Investors shares outstanding post Business Combination	27,857,143	27,857,143	27,857,143	27,857,143	27,857,143
Cantor shares outstanding post Business Combination(1)	3,779,658	3,779,658	3,779,658	3,779,658	3,779,658
Tether/Bitfinex shares outstanding post Business Combination(2)	227,674,879	227,674,879	227,674,879	227,674,879	227,674,879
SoftBank shares outstanding post Business Combination(3)	77,177,880	77,177,880	77,177,880	77,177,880	77,177,880
Total shares outstanding post Business Combination	346,489,560	343,989,560	341,489,560	338,989,560	336,489,560
Total valuation based on $10.00 issuance price per share in the CEP IPO	$3,464,895,600	$3,439,895,600	$3,414,895,600	$3,389,895,600	$3,364,895,600

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(1)      Includes (a) 2,800,000 shares of Pubco Class A Stock issued in exchange for the 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares owned by the Sponsor as of the date hereof, (b) 64,554 shares of Pubco Class A Stock issued to the Sponsor in exchange for the 64,554 CEP Class A Ordinary Shares received by the Sponsor as repayment of the $645,543 outstanding under the Sponsor Loan as of June 30, 2025, and (c) 915,104 shares of Pubco Class A Stock issued to the Sponsor in exchange for additional CEP Class A Ordinary Shares issued to the Sponsor pursuant to the anti-dilution provisions of the CEP Memorandum and Articles upon conversion of the Sponsor’s CEP Class B Ordinary Shares into CEP Class A Ordinary Shares and which are not exchanged for Convertible Notes pursuant to the Securities Exchange Agreement. Excludes shares of Pubco Class A Stock underlying the Convertible Notes issued to the Sponsor pursuant to the Securities Exchange Agreement and to CF&Co. pursuant to the PIPE Engagement Letter and Option Notes purchased by the Sponsor pursuant to the Sponsor Convertible Notes Subscription Agreement.

(2)      Includes (a) 267,320,245 shares of Pubco Class A Stock issued to Tether and Bitfinex in the Company Merger (based on 31,500 Bitcoin contributed to Twenty One in the Contribution at $84,863.57 per Bitcoin (the Signing Bitcoin Price)), less 77,177,880 shares of Pubco Class A Stock issued to Tether in the Company Merger and transferred to SoftBank pursuant to the SoftBank Purchase Agreement as described in footnote (3) below and (b) 37,532,514 shares of Pubco Class A Stock issued by Pubco to Tether in exchange for the sale of the Additional PIPE Bitcoin (equal to (i) 4,422.688667 Bitcoin multiplied by the Signing Bitcoin Price and then divided by (ii) $10.00). Excludes shares of Pubco Class B Stock issued to Tether and Bitfinex in the Company Merger and in exchange for the Additional PIPE Bitcoin.

(3)      Assumes 77,177,880 shares of Pubco Class A Stock are transferred to SoftBank by Tether pursuant to the SoftBank Purchase Agreement, calculated assuming (a) a Bitcoin Price as of the day immediately before Closing of $109,958.41, (b) that SoftBank pays the SoftBank Bitcoin Cost Amount and PIPE Bitcoin Cost Amount in cash rather than by reducing the number of shares transferred by Tether to SoftBank, and (c) that there are no Withholding Shares (as defined in the SoftBank Purchase Agreement). Excludes shares of Pubco Class B Stock to be transferred to SoftBank by Tether pursuant to the SoftBank Purchase Agreement.

The foregoing required disclosure is not a guarantee that the trading price of Pubco Class A Stock will not be below the offering price in the CEP IPO, nor is the required disclosure a guarantee that Pubco will attain any of the levels of valuation presented.

The above discussion and table are based on 12,800,000 CEP Ordinary Shares outstanding on June 30, 2025, and exclude the potential dilutive effects associated with the conversion of the Convertible Notes to be issued by Pubco at the Closing.

The above discussion and table also exclude potential dilutive effects associated with future issuances or grants of equity or equity-linked securities by Pubco pursuant to the Incentive Plan.

The aforementioned equity issuances are not the only sources of potential dilution to the relative ownership percentage associated with shares of Pubco Class A Stock held by non-redeeming Public Shareholders after the Closing; any additional equity and equity-linked issuances by Pubco may result in additional dilution to Public Shareholders’ percentage ownership in Pubco, potentially significantly, and may have other effects, as described above and as further described in the “Risk Factors” section of this proxy statement/prospectus.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of Pubco After the Transactions” and “Summary of the Proxy Statement/Prospectus — Dilution” as described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     What conditions must be satisfied or waived to complete the Business Combination?

A:     There are a number of closing conditions to the Business Combination in the Business Combination Agreement, including, but not limited to, the following: (i) the receipt of Required Shareholder Approval; (ii) the consummation of the Transactions not being prohibited by applicable law; (iii) effectiveness of the Registration Statement; (iv) the shares of Pubco Class A Stock having been approved for listing on NYSE, Nasdaq or another national securities exchange; and (v) the April PIPE Investments (exclusive of the Option) having been fully funded in accordance with the respective PIPE Subscription Agreements.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination — The Business Combination Agreement” and “The Business Combination — Other Transaction Agreements.”

Q:     Why is CEP providing CEP Shareholders with the opportunity to vote on the Business Combination?

A:     Under the CEP Memorandum and Articles, CEP must provide all Public Shareholders with the opportunity to have their Public Shares redeemed upon the consummation of CEP’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business reasons and pursuant to Cayman Islands law requirements, CEP has elected to structure the Business Combination in such a way as to provide Public Shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, CEP is seeking to obtain the approval of the CEP Shareholders of the Business Combination Proposal, among the other Proposals, in order to allow the Public Shareholders to effectuate redemptions of their Public Shares in connection with the consummation of the Business Combination.

Q:     Are there any arrangements to help ensure that there will be sufficient funds to consummate the Business Combination?

A:     Yes. On April 22, 2025, Pubco and CEP entered into (a) the Convertible Notes Subscription Agreements with the Convertible Notes Investors who agreed to make a private investment in Pubco by purchasing Convertible Notes with an aggregate principal amount of $340.2 million and (b) the April Equity PIPE Subscription Agreements with the April Equity PIPE Investors who agreed to make a private investment in CEP by purchasing 20,000,000 CEP Class A Ordinary Shares in the aggregate amount of $200 million ($10.00 per share), which includes the value of an aggregate of 347.6168 Bitcoin to be invested by certain April Equity PIPE Investors instead of cash. Pursuant to the Convertible Notes Subscription Agreements, Pubco granted the Convertible Note Investors the

Option to purchase up to an aggregate of $100 million additional Convertible Notes at any time before May 22, 2025, which Option was exercised in full by certain of the Convertible Note Investors and the Sponsor, such that the total gross proceeds of the Convertible Notes will be $440.2 million.

On June 19, 2025, CEP and Pubco entered into the June Equity PIPE Subscription Agreements with the June Equity PIPE Investors, pursuant to which CEP agreed to issue, and the June Equity PIPE Investors agreed to purchase, 7,857,143 CEP Class A Ordinary Shares for an aggregate purchase price of $165 million, which includes the value of an aggregate of 132.9547 Bitcoin to be invested by certain June Equity PIPE Investors instead of cash. The April Equity PIPE Investors and June Equity PIPE Investors confirmed, at the time of entering into their respective subscription agreements, the amounts, if any, that they will contribute as In-Kind PIPE Bitcoin.

The proceeds from the PIPE Investments will be used to purchase the PIPE Bitcoin. The proceeds from the Trust Account (net of any amounts used to fund the redemptions of Public Shares) and the PIPE Investments (net of the amounts used to purchase the PIPE Bitcoin) will be used to pay any transaction expenses of the parties, including certain of the CEP Loans, administrative expenses of the parties and any remainder will be used for general corporate purposes, including, but not limited to, working capital for operations and to purchase additional Bitcoin. In addition, CEP and Twenty One may seek to arrange for additional third-party financing which may be in the form of debt (including convertible notes) or equity, the proceeds of which would be used for a variety of purposes.

Q:     How many votes do I have at the Meeting?

A:     CEP Shareholders are entitled to one vote at the Meeting for each CEP Ordinary Share held of record as of September 17, 2025, the Record Date for the Meeting. As of the close of business on the Record Date, there were 12,800,000 CEP Ordinary Shares issued and outstanding.

Q:     What vote is required to approve the proposals presented at the Meeting?

A:     To pass, each of the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution of CEP Shareholders, which requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). To pass, each of the Merger Proposal and the NTA Proposal requires a special resolution of CEP Shareholders, which requires the affirmative vote of at least two-thirds of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). CEP Shareholders are also being asked to approve, on a non-binding advisory basis, each of the Organizational Documents Proposals. Although the CEP Board is asking CEP Shareholders to approve each of the Organizational Documents Proposals on the non-binding advisory basis, regardless of the outcome of the non-binding advisory vote on each of the Organizational Documents Proposals, the Amended and Restated Pubco Charter and Pubco’s Amended and Restated Bylaws will take effect upon the Closing if the Business Combination Proposal and the Merger Proposal are approved.

Assuming a quorum is established, a CEP Shareholder’s failure to vote by proxy or to vote at the Meeting will have no effect on the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals. The Sponsor currently holds 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares, representing 21.9% of the issued and outstanding CEP Ordinary Shares. The Sponsor has agreed to vote its 2,800,000 CEP Ordinary Shares in favor of each of the Proposals. As a result, with respect to each Proposal that requires approval of CEP Shareholders by an ordinary resolution, in addition to the Sponsor’s CEP Ordinary Shares, CEP would need only 3,600,001, or 36.0%, of the 10,000,000 Public Shares (assuming all issued and outstanding CEP Ordinary Shares are voted at the Meeting), and only 400,001, or 4.0%, of the 10,000,000 Public Shares (assuming a minimum number of CEP Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved. With respect to each Proposal that requires approval of CEP Shareholders by a special resolution, in addition to the Sponsor’s CEP Ordinary Shares, CEP would need only 5,733,334, or 57.3%, of the 10,000,000 Public Shares (assuming all issued and outstanding CEP Ordinary Shares are voted at the Meeting), and only 1,466,668, or 14.7%, of the 10,000,000 Public Shares (assuming a minimum number of CEP Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved.

Q:     Are the Proposals conditioned on one another?

A:     Under the Business Combination Agreement, the approval by CEP Shareholders of the Business Combination Proposal and the Merger Proposal are conditions to the consummation of the Business Combination. If any of those Proposals is not approved by CEP Shareholders, the Business Combination will not be consummated, unless waived by the Parties. The Merger Proposal is conditioned upon the approval of the Business Combination Proposal. The NTA Proposal, the Organizational Documents Proposals and the Nasdaq Proposal are conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal.

Q:     What constitutes a quorum at the Meeting?

A:     A quorum of CEP Shareholders is necessary to hold a valid meeting. A quorum for the Meeting consists of the holders of a majority of the then issued and outstanding CEP Ordinary Shares (whether in person (including via the virtual meeting platform) or by proxy). As of the Record Date, CEP Shareholders holding 6,400,001 CEP Ordinary Shares would be required to achieve a quorum at the Meeting. In addition to the CEP Ordinary Shares held by the Sponsor, which represent approximately 21.9% of the issued and outstanding CEP Ordinary Shares and which will count towards this quorum, CEP will need only CEP Shareholders holding 3,600,001 CEP Ordinary Shares, or 36.0%, of the 10,000,000 Public Shares represented in person (including via the virtual meeting platform) or by proxy at the Meeting to have a valid quorum.

Q:     How will the Sponsor and CEP’s directors and officers vote?

A:     The Sponsor has agreed to vote its 2,800,000 CEP Ordinary Shares, representing 21.9% of the issued and outstanding CEP Ordinary Shares, in favor of each of the Proposals. While none of CEP’s executive officers or directors directly own any CEP Ordinary Shares, pursuant to the Insider Letter, each of CEP’s executive officers and directors have agreed to vote any CEP Ordinary Shares held by them in favor of the initial business combination, including the Business Combination. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if the Sponsor and CEP’s officers and directors had agreed to vote their CEP Ordinary Shares in accordance with the majority of the votes cast by Public Shareholders.

As a result, with respect to each Proposal that require approval of CEP Shareholders by an ordinary resolution, in addition to the Sponsor’s CEP Ordinary Shares, CEP would need only 3,600,001, or 36.0%, of the 10,000,000 Public Shares (assuming all issued and outstanding CEP Ordinary Shares are voted at the Meeting), and only 400,001, or 4.0%, of the 10,000,000 Public Shares (assuming a minimum number of CEP Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved. With respect to each Proposal that requires approval of CEP Shareholders by a special resolution, in addition to the Sponsor’s CEP Ordinary Shares, CEP would need only 5,733,334, or 57.3%, of the 10,000,000 Public Shares (assuming all issued and outstanding CEP Ordinary Shares are voted at the Meeting), and only 1,466,668, or 14.7%, of the 10,000,000 Public Shares (assuming a minimum number of CEP Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved.

Q:     What interests do the Sponsor, CEP’s directors and executive officers and their affiliates have in the Business Combination?

A:     When Public Shareholders consider the recommendation of the CEP Board in favor of approval of the Business Combination and other Proposals, Public Shareholders should keep in mind that the Sponsor and CEP’s directors and officers have interests in the Proposals that are different from or in addition to (and which may conflict with), the interests of a Public Shareholder as a CEP Shareholder. These interests include, among other things:

•        As of the date hereof, the Sponsor is the record holder of 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares. The following persons have material interests in the Sponsor: Cantor is the sole member of the Sponsor; CFGM is the managing general partner of Cantor; and Howard W. Lutnick is the trustee of CFGM’s sole stockholder. As of the date hereof, each of Cantor, CFGM and Howard W. Lutnick may be deemed to have beneficial ownership of the CEP Ordinary Shares held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Further, on May 16, 2025, Howard W. Lutnick, in his capacity as trustee of a trust, entered into agreements to sell to trusts controlled by Brandon Lutnick, CEP’s Chairman and Chief Executive Officer, all of the voting shares of CFGM. Following the closing of the Cantor Sale Transaction, Brandon Lutnick will be deemed to have voting or dispositive power over the CEP Ordinary Shares held by the Sponsor, and Howard W. Lutnick will no longer have voting or dispositive power over such CEP Ordinary Shares. Further, Brandon Lutnick is the Chairman and Chief Executive Officer of each of the Sponsor, Cantor and CFGM. As of the date hereof, other than Brandon Lutnick (as described above) and Danny Salinas (who has a minority limited partnership interest in Cantor), none of CEP’s other directors or executive officers has a direct or indirect ownership interest in the Sponsor and none of CEP’s directors or executive officers has beneficial ownership of the CEP Ordinary Shares held directly by the Sponsor;

•        The Sponsor paid $25,000, or approximately $0.01 per share, for the 2,500,000 CEP Class B Ordinary Shares, and $3,000,000, or $10.00 per share, for the 300,000 CEP Class A Ordinary Shares. As of September 2, 2025, the aggregate value of such shares is estimated to be approximately $63.6 million, assuming the per share value of the shares is the same as the $22.70 closing price of the CEP Class A Ordinary Shares on Nasdaq on September 2, 2025. As a result, the Sponsor is likely to be able to recoup its investment in CEP and make a substantial profit on that investment, even if shares of Pubco Class A Stock have lost significant value after the Closing. This means that the Sponsor could earn a positive rate of return on its investment, even if Public Shareholders experience a negative rate of return in Pubco;

•        The 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares held by the Sponsor and purchased by the Sponsor for $3,025,000 will be worthless if a business combination is not consummated by CEP by the end of the Combination Period (as defined below);

•        The Sponsor agreed that the 300,000 CEP Class A Ordinary Shares it holds will not be sold or transferred until 30 days after CEP has completed a business combination and the Sponsor agreed that the 2,500,000 CEP Class B Ordinary Shares it holds will not be sold or transferred until the earlier of (a) the one-year anniversary of CEP’s business combination and (b) the date on which the successor company completes certain material transactions that result in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property, subject to in each case to certain exceptions; provided that at Closing, the Sponsor and CEP will enter into an amendment to the Insider Letter to modify clause (a) from one year to six (6) months. These lock-ups will apply to the applicable shares of Pubco Class A Stock received by the Sponsor pursuant to the CEP Merger;

•        The CEP Memorandum and Articles contains an anti-dilution provision which adjusts the conversion ratio of the CEP Class B Ordinary Shares upon their conversion to CEP Class A Ordinary Shares upon certain issuances of equity and equity-linked securities by CEP, which includes the CEP Class A Ordinary Shares to be issued in the Equity PIPEs, such that the number of CEP Class A Ordinary Shares issued in respect of the CEP Class B Ordinary Shares represents 20% of all CEP Ordinary Shares that remain outstanding and are not redeemed in connection with the Business Combination and the Equity PIPE Shares (but excluding the CEP Private Placement Shares). As a result of the foregoing, depending on the number of Public Shares redeemed in connection with the Business Combination, the Sponsor’s 2,500,000 CEP Class B Ordinary Shares will convert into between 6,964,286 CEP Class A Ordinary Shares (if all Public Shares are redeemed) and 9,464,286 CEP Class A Ordinary Shares (if no Public Shares are redeemed). Pursuant the Sponsor Support Agreement, the Sponsor has agreed to forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares so that such number of CEP Class A Ordinary Shares retained by the Sponsor equals the lesser of (a) 25% of the sum of the number of Public Shares not subject to redemption in connection with the Closing and the number of CEP Class A Ordinary Shares issued in the Equity PIPEs and (b) the sum of (i) 7,084,804 and (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, divided by $10.00. Such CEP Class A Ordinary Shares will then exchange into an equal number of shares of Pubco Class A Stock in the CEP Merger. The additional shares will be issued to the Sponsor for no additional consideration and a certain number of them will be exchanged for Exchange Notes;

•        The Sponsor is a party to the Sponsor Support Agreement and immediately after the Closing will enter into the Securities Exchange Agreement with Pubco. Pursuant to the Securities Exchange Agreement, the Sponsor has agreed to exchange the Exchange Shares for the Exchange Notes equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share. The Exchange Notes and shares of Pubco Class A Stock issuable upon conversion thereof will have the same registration rights as set forth in the Convertible Notes Subscription Agreements. Assuming no redemptions of Public Shares in connection with the Business Combination and the issuance of 27,857,143 CEP Class A Ordinary Shares in the Equity PIPEs, of the 8,045,104 shares of Pubco Class A Stock that the Sponsor would receive in exchange for its Founder Shares (after forfeiting 1,419,182 shares in accordance with the Sponsor Support Agreement), the Sponsor would exchange 4,630,000 of such shares for Exchange Notes with an aggregate principal amount of $46.3 million. See “Questions and Answers about the Proposals — Q. What equity stake will current Public Shareholders, the PIPE Investors, the Sponsor, the Sellers, SoftBank and their affiliates hold in Pubco immediately after the completion of the Business Combination and the PIPE Investments?” for further information about the Securities Exchange Agreement.

•        CF&Co., an affiliate of the Sponsor and Cantor, is a party to the PIPE Engagement Letter, pursuant to which Pubco and CEP engaged CF&Co. as the exclusive placement agent for the PIPE Investments, and Pubco engaged CF&Co. for certain future capital markets advisory and other non-financial advisory services, and the M&A Engagement Letter, pursuant to which CEP engaged CF&Co. as CEP’s exclusive financial advisor for the Business Combination. Pursuant to the PIPE Engagement Letter, for the services provided thereto CF&Co. will receive a cash fee at the Closing equal to approximately $19.9 million, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments (assuming that all April PIPE Investors fund their commitments in their PIPE Subscription Agreements) and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE (assuming that all June Equity PIPE Investors fund their commitments in their PIPE Subscription Agreements). Additionally, pursuant to the PIPE Engagement Letter, based on the terms therein and depending upon the number of redemptions of Public Shares in connection with the Business Combination, CF&Co. may also receive Convertible Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Unless more than 56.7% of the Public Shares are redeemed in connection with the Closing, and assuming the April PIPE Investments are fully funded, CF&Co. will not receive any Engagement Letter Notes. CF&Co. is not entitled to receive any fees pursuant to the M&A Engagement Letter but will be indemnified against certain liabilities arising out of its engagement. In addition, CF&Co. previously entered into the Business Combination Marketing Agreement with CEP on August 12, 2024, pursuant to which CF&Co. will receive a $3.5 million cash fee at the Closing. Payment of the foregoing fees are contingent on the Closing.

•        Pursuant to the Sponsor Convertible Notes Subscription Agreement, the Sponsor has agreed to purchase Convertible Notes with an aggregate principal amount of $12,791,000 at Closing (constituting its pro rata allotment of the Option Notes).

•        The Sponsor and CEP’s officers and directors have agreed not to redeem any CEP Ordinary Shares held by them in connection with a shareholder vote to approve a proposed business combination, including the Business Combination;

•        The CEP Memorandum and Articles provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CEP; and (ii) CEP renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and CEP, on the other. In the course of their other business activities, CEP’s officers and directors may have, or may become aware of, other investment and business opportunities which may be appropriate for presentation to CEP as well as the other entities with which they are affiliated. CEP’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business combination opportunity should be presented, any pre-existing fiduciary obligation will be presented the business combination opportunity before CEP is presented with it. CEP does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        CEP has until the end of the Combination Period to consummate an initial business combination. If the Business Combination with Twenty One is not consummated and CEP does not consummate another business combination by the end of the Combination Period, CEP will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the CEP Board, dissolving and liquidating, subject in each case above to CEP’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares held by the Sponsor would be worthless because the Sponsor has waived its right to participate in any redemption or distribution with respect to such CEP Ordinary Shares, and the Sponsor and CF&Co. will not receive any of the securities and fees described above;

•        CEP has issued the Sponsor Loan to the Sponsor in respect of the loans the Sponsor has made, and will make, to CEP to fund CEP’s expenses relating to investigating and selecting an acquisition target and other working capital requirements. The Sponsor Loan does not bear interest and is repayable by CEP to the Sponsor upon consummation of a business combination; provided that, at the Sponsor’s option, all or any portion of the amount outstanding under the Sponsor Loan may be converted into CEP Class A Ordinary Shares at a conversion price of $10.00 per share. Otherwise, the Sponsor Loan would be repaid only out of funds held outside of the Trust Account. As of June 30, 2025, CEP had $645,543 outstanding under the Sponsor Loan. If the Business Combination or another business combination is not consummated by the end of the Combination Period, the Sponsor Loan may not be repaid to the Sponsor, in whole or in part. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed that upon consummation of the Business Combination, all the amounts owed by CEP to it under the Sponsor Loan (other than certain expenses incurred with the SEC and Nasdaq in connection with the Business Combination) will be repaid in the form of newly issued CEP Class A Ordinary Shares, rather than in cash, at a value of $10.00 per share;

•        CEP has also issued the Sponsor Note (as further described under the heading “Information About CEP”) in connection with certain loans the Sponsor will make to CEP in connection with each Redemption Event, such that an amount equal to $0.15 per Public Share being redeemed in connection with the applicable Redemption Event will be added to the Trust Account and paid to the holders of the applicable redeemed Public Shares on such Redemption Event. The Sponsor Note does not bear interest and is repayable by CEP to the Sponsor upon consummation of a business combination. Otherwise, the Sponsor Note would be repaid only out of funds held outside of the Trust Account. As of June 30, 2025, CEP had $0 outstanding under the Sponsor Note. The Sponsor Note, if drawn, will not be repaid to the extent that the amount of the Sponsor Note exceeds the amount of available proceeds not deposited in the Trust Account if a business combination is not completed;

•        If CEP is unable to complete a business combination by the end of the Combination Period, the Sponsor has agreed to be liable to CEP if and to the extent of any claims by a third party for services rendered or products sold to CEP or by a prospective acquisition target with which CEP has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, in each case, reduce the amount of redemption amount to below the lesser of (i) the sum of (A) $10.00 per Public Share and (B) $0.15 per redeemed Public Share pursuant to the funding of the Sponsor Note in connection with a Redemption Event and (ii) the sum of (A) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less interest released to pay taxes, and (B) $0.15 per redeemed Public Share pursuant to the funding of the Sponsor Note in connection with a Redemption Event, provided that such liability will not apply to any claims by a third party or prospective acquisition target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CEP’s indemnity of the underwriters of the CEP IPO against certain liabilities, including liabilities under the Securities Act and CEP’s public auditor;

•        The Sponsor, CEP’s officers and directors and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CEP’s behalf, such as identifying, investigating, negotiating and completing a business combination. If CEP does not complete a business combination by the end of the Combination Period, CEP may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of the Sponsor, CEP’s officers and directors or their affiliates has incurred any such expenses which would be reimbursed at the Closing; and

•        CEP’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for CEP’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be paid for by Pubco at the Closing pursuant to the Business Combination Agreement. If the Business Combination does not close, CEP’s officers and directors may not receive this tail insurance coverage.

Unrelated to the Business Combination, affiliates of the Sponsor and Cantor, including CF&Co., have provided investment banking and other advisory services to Tether, SoftBank and their respective affiliates in the past and may continue to do so in the future. Cantor and its affiliates, including CF&Co., received or may receive customary fees, commissions or other compensation in connection with such services. Cantor and its affiliates are also party to other agreements with Tether and its affiliates (including ownership by an affiliate of Cantor of a convertible note in Tether’s parent company that is convertible into a minority ownership interest in Tether’s parent company), that are unrelated to the Business Combination and may pursue additional business relationships and opportunities in the future with Tether unrelated to the Business Combination.

For more information, see “Certain Relationships and Related Party Transactions” and see the risk factor entitled “Risk Factors — Risks Related to the Business Combination — Since the Sponsor and CEP’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and Twenty One is appropriate as CEP’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CEP if the Business Combination is not completed or any other business combination is not completed.”

CEP’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the CEP Audit Committee should separately review and consider the potential conflicts of interest with respect to the Sponsor and its Affiliates arising out of the proposed Business Combination and the proposed terms in respect thereof. Accordingly, the CEP Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Business Combination Agreement and the transactions contemplated therein.

Q:     What interests do Pubco’s directors and executive officers have in the Business Combination?

A:     In considering the recommendation of the CEP Board to vote in favor of approval of the Proposals, unaffiliated CEP Shareholders should keep in mind that the directors and executive officers of Pubco have interests in such Proposals that are different from or in addition to, those of unaffiliated CEP Shareholders. In particular:

•        Pubco is in the process of negotiating employment agreements with its Chief Executive Officer and Chief Financial Officer and expects to enter into an employment agreement with each of them prior to the Closing. Pubco also intends to grant equity awards under the Incentive Plan to Pubco’s Chief Executive Officer and Chief Financial Officer in accordance with their employment agreements. As party to the anticipated employment agreements and recipients of the anticipated equity awards, Pubco’s Chief Executive Officer and Chief Financial Officer may have interests in the Business Combination that are different from, or in addition to, the shareholders of Pubco; and

•        The fact that Jack Mallers, Chief Executive Officer and President of Pubco, is expected to become a director of Pubco at Closing.

Q:     What is CF&Co.’s history with CEP and Pubco?

A:     CF&Co.’s history with CEP and Pubco can be summarized as follows:

•        CF&Co. served as underwriter for the CEP IPO. Pursuant to an underwriting agreement, dated August 12, 2024, between CEP, on the one hand, and CF&Co. and Odeon Capital Group LLC (“Odeon”), on the other hand, CEP paid a total of $2,000,000 in underwriting discounts and commissions for CF&Co.’s services as the representative of the underwriters in CEP IPO.

•        Pursuant to the Business Combination Marketing Agreement, CEP engaged CF&Co. as an advisor in connection with CEP’s initial business combination to assist CEP in arranging meetings with CEP Shareholders to discuss any potential business combination and an acquisition target’s attributes, introducing CEP to potential investors that are interested in purchasing CEP’s securities and assisting CEP with its press releases and public filings in connection with any business combination. Pursuant to the Business Combination Marketing Agreement, CEP agreed to pay CF&Co. a cash fee for such services upon the consummation of its business combination in an amount equal to $3,500,000.

•        Pursuant to the PIPE Engagement Letter, CEP and Pubco engaged CF&Co. to act as their exclusive placement agent for each of the PIPE Investments, and Pubco engaged CF&Co. for certain future capital markets advisory and other non-financial advisory services. Pursuant to the PIPE Engagement Letter, for the services provided thereto CF&Co. will receive a cash fee at the Closing, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE, which, assuming all PIPE Investors fund their commitments in their PIPE Subscription Agreements, is equal to approximately $19.9 million. Additionally, pursuant to the PIPE Engagement Letter, based on the terms therein and depending upon the number of redemptions of Public Shares in connection with the Business Combination, CF&Co. may also receive Convertible Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Unless more than 56.7% of the Public Shares are redeemed in connection with the Closing, and assuming the April PIPE Investments are fully funded, CF&Co. will not receive any Engagement Letter Notes.

•        Pursuant to the M&A Engagement Letter, CEP engaged CF&Co. to act as its exclusive financial advisor for the Business Combination, in connection with which CF&Co. agreed to perform customary services. CF&Co. will not receive any fees for its services under the M&A Engagement Letter, although it is entitled to indemnification by CEP (or, following the Closing of the Business Combination, Pubco).

Q:     What is Cantor’s history with each of Tether, SoftBank and their affiliates?

A:     Unrelated to the Business Combination, affiliates of the Sponsor and Cantor, including CF&Co., have provided investment banking and other advisory services to Tether, SoftBank and their respective affiliates in the past and may continue to do so in the future. Cantor and its affiliates, including CF&Co., received or may receive customary fees, commissions or other compensation in connection with such services. Cantor and its affiliates are parties to other agreements with Tether and its affiliates (including ownership by an affiliate of Cantor of a convertible note in Tether’s parent company that is convertible into a minority ownership interest in Tether’s parent company), that are unrelated to the Business Combination and may pursue additional business relationships and opportunities in the future with Tether unrelated to the Business Combination.

Q:     When will the Sponsor, Tether, Bitfinex and SoftBank be entitled to transfer their shares of Pubco Class A Stock?

A:     Each of the Sponsor, Tether, Bitfinex and SoftBank has agreed to restrictions on its ability to transfer, assign or sell their shares of Pubco Class A Stock, as summarized in the table below. Such transfer restrictions will apply until the applicable expiration date, unless earlier waived by the contracting parties.

Subject Securities	Persons Subject to Restrictions	Expiration Date	Exceptions to Transfer Restrictions
Founder Shares (and the shares of Pubco Class A Stock received by the Sponsor in exchange therefore in the CEP Merger) and shares of Pubco Class A Stock received by Tether, Bitfinex and SoftBank	Sponsor, Tether, Bitfinex and SoftBank

The earlier of (i) the Anniversary Release; provided that, in the event the Resale Registration Statement has not been declared effective on or prior to the Anniversary Release, then the Anniversary Release will be deemed to be the date such Resale Registration Statement is declared effective by the SEC and (ii) the date on which Pubco consummates a liquidation, merger, share exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Stock for cash, securities or other property.

Transfers permitted (a) to CEP’s or Pubco’s officers or directors, any current or future affiliates or family members of any of such officers or directors, any equityholders of such person, any current or future affiliates of such person or as a gift to a charitable organization, (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, a current or future affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; or (e) by virtue of the laws of jurisdiction of formation of such person or such person’s governing documents upon its dissolution; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these same transfer restrictions.

CEP Private Placement Shares (and the shares of Pubco Class A Stock received in exchange therefore in the CEP Merger)	Sponsor	30 days after the Closing	Same as above

Q:     Did the CEP Board obtain a fairness opinion (or any similar report or appraisal) in determining whether or not to proceed with the Business Combination?

A:     No. The CEP Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination. However, CEP’s management, the members of the CEP Board and the other representatives of CEP have experience in evaluating the operating and financial merits of cryptocurrency companies and reviewed certain financial information of Twenty One and other relevant financial information selected based on the experience and the professional judgment of CEP’s management team. Accordingly, investors will be relying solely on the judgment of the CEP Board in valuing Twenty One’s business and accordingly, investors assume the risk that the CEP Board may not have properly valued such business. For more information, see the risk factor entitled “Risk Factors — Risks Related to the Business Combination — Neither the CEP Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, CEP Shareholders have no assurance from an independent source that the number of shares of Pubco Stock to be issued to the Sellers and CEP Shareholders in the Business Combination is fair to CEP — and, by extension, CEP Shareholders — from a financial point of view.”

Q:     What factors did the CEP Board consider in connection with its decision to recommend voting in favor of the Business Combination?

A:     The CEP Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CEP Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the CEP Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Before reaching its decision, the CEP Board reviewed the information provided to it by its management, representatives of the Sponsor and CEP’s legal and financial advisors, including the analyses prepared by CF&Co., in its capacity as financial advisor to CEP, as further described in the section entitled “The Business Combination Proposal — CEP Board’s Reasons for Approval of the Business Combination — Comparable Company Analysis” below.

Neither the CEP Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether to pursue the terms of the Business Combination (including the consideration to be received by CEP Shareholders and members of Twenty One). Among other items, CF&Co. and the CEP Board reviewed the Comparable Company Analysis prepared by CF&Co. utilizing information provided by Pubco and publicly available information, as further described below, all of which helped form the basis for CF&Co.’s analysis and which the CEP Board used in its review and approval of the terms of the Business Combination (including the consideration to be received by CEP Shareholders and members of Twenty One).

The CEP Board determined that pursuing a potential business combination with Pubco and Twenty One would be an attractive opportunity for CEP and the CEP Shareholders, which determination was based on a number of factors. See the section titled “The Business Combination Proposal — CEP Board’s Reasons for Approval of the Business Combination.”

Q:     What are the U.S. federal income tax consequences of the CEP Merger to me?

A:     It is the opinion of CEP’s counsel, Ellenoff Grossman & Schole LLP, that the CEP Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. Consequently, based on counsel’s opinion that the CEP Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, except as otherwise provided below in the sections entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the CEP Merger to U.S. Holders — Effects of PFIC Rules on the CEP Merger,” and “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the CEP Merger to U.S. Holders — Effects of Section 367 to U.S. Holders,” a U.S. Holder will not recognize gain or loss upon the exchange of its Public Shares solely for shares of Pubco Class A Stock pursuant to the CEP Merger. A U.S. Holder’s aggregate tax basis in the shares of Pubco Class A Stock received in connection with the CEP Merger will generally be the same as its aggregate tax basis in the Public Shares surrendered in the transaction. In addition, the holding period of shares of Pubco Class A Stock received in the CEP Merger will generally include the holding period of Public Shares surrendered in the CEP Merger.

For additional discussion of the U.S. federal income tax treatment of the CEP Merger, see the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the CEP Merger to U.S. Holders” and “U.S. Federal Income Tax Considerations — Non-U.S. Holders.”

Q:     What amendments will be made to the CEP Memorandum and Articles?

A:     The consummation of the Business Combination is conditioned, among other things, on the Mergers, pursuant to which CEP will merge with and into CEP Merger Sub, with CEP Merger Sub continuing as the CEP Surviving Subsidiary and any CEP Shareholder that does not exercise its option to redeem the CEP Class A Ordinary Share held by them will receive one share of Pubco Class A Stock in exchange for each CEP Class A Ordinary Share held by them. Additionally, the CEP Shareholders are being asked to approve an amendment to the CEP Memorandum and Articles, which shall be effective upon the consummation of the Business Combination, to remove from the CEP Memorandum and Articles the limitation that CEP shall not consummate an initial business combination if it would cause its NTA to be less than $5,000,001 either immediately prior to or upon the consummation of an initial business combination.

Q:     How will the Business Combination affect my CEP Class A Ordinary Shares?

A:     Pursuant to the Business Combination Agreement, upon the Closing, (i) CEP will merge with and into CEP Merger Sub, with CEP Merger Sub continuing as the CEP Surviving Subsidiary, as a result of which CEP Shareholders will receive one share of Pubco Class A Stock for each CEP Class A Ordinary Share held by such CEP Shareholder. For more information on the rights of shares of Pubco Class A Stock, see “Description of Pubco Securities.”

Q:     How many votes per share is each class of Pubco Stock entitled?

A:     Upon Closing, the voting rights for each class of Pubco Stock will be as follows:

•        Each holder of Pubco Class A Stock will have no voting rights except as required by the TBOC, until all shares of Pubco Class B Stock are canceled;

•        Each holder of Pubco Class B Stock will be entitled to one vote for each share of Pubco Class B Stock held of record by such holder on all matters on which stockholders are generally entitled to vote;

•        If you hold CEP Class A Ordinary Shares, you will not have any voting rights once you acquire Pubco Class A Stock except as required by the TBOC; and

•        Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights.

Q:     What are the risks associated with the multiple class share structure with voting and nonvoting stock?

A:     Pubco will have two classes of shares after Closing, with Pubco Class A Stock having no voting rights (except as required by the TBOC) and Pubco Class B Stock having voting rights. Only Tether, Bitfinex, SoftBank and their permitted transferees will be permitted to own shares of Pubco Class B Stock. As a result, Pubco will be a controlled company under NYSE or Nasdaq listing standards after Closing, with most decisions of Pubco being controlled by Tether and other decisions requiring approval of Tether and SoftBank or their respective director designees. Accordingly, Public Shareholders will be subject to the decisions of Pubco’s controlling shareholders and if they are unhappy with any decisions made, will only be able to sell their shares of Pubco Class A Stock, potentially at a loss. At Closing, each of Tether, Bitfinex and SoftBank will be beneficial owners of the voting rights of Pubco Class B Stock, at 54.6%, 19.5%, and 25.9%, respectively, based on the assumptions set forth elsewhere in this proxy statement/prospectus.

This concentrated control could delay, defer or prevent a change of control, merger, consolidation or sale of all or substantially all of Pubco’s assets, or conversely this concentrated control could result in the consummation of such a transaction that the holders of Pubco Class A Stock do not support. See “Risk Factors” for a more detailed discussion of these risks.

Q:     Why is CEP proposing the NTA Proposal?

A:     The adoption of the NTA Amendment is being proposed in order to facilitate the consummation of the Business Combination, by permitting redemptions by Public Shareholders even if such redemptions result in CEP having NTA that are less than $5,000,001 (the “NTA Condition”). Pursuant to the CEP Memorandum and Articles, CEP may only redeem Public Shares so long as (after such redemptions) the NTA of CEP or of any entity that succeeds CEP as a public company (either immediately prior to or upon consummation of the initial business combination) shall be at least $5,000,001, or certain other conditions are met pursuant to Rule 3a51-1 under the Exchange Act.

Like many SPACs, CEP included the NTA Condition in the CEP Memorandum and Articles to reduce the likelihood that CEP or a successor would be subject to the “penny stock” rules, which would impose greater disclosure obligations on brokers with respect to CEP Class A Ordinary Shares. Aside from the NTA Condition, the listing of Pubco Class A Stock on Nasdaq or another national securities exchange is a condition of closing the Business Combination, and many of the initial listing standards for Nasdaq and other national securities exchanges can be higher than would be applicable under the “penny” stock rules.

The NTA Proposal is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The NTA Amendment, if approved by CEP Shareholders, will only be effective upon the consummation of the Business Combination. As long as the NTA Condition is met, CEP will not be precluded from redeeming all of the Public Shares submitted for redemption and effecting the Business Combination.

Additionally, upon the Closing, CEP and Pubco expect that the NTA Condition will be satisfied, especially because even assuming maximum redemptions, CEP will have at least $5,000,001 in NTA after the consummation of the Equity PIPE. Furthermore, each of the Business Combination Agreement and the PIPE Subscription Agreements requires, as a closing condition, that Pubco Class A Stock has been approved for listing on a national securities exchange. Therefore, CEP and Pubco do not expect that Pubco Class A Stock will be subject to the “penny stock” rules upon the Closing.

If, however, CEP or Pubco securities become subject to the “penny stock” rules at any point prior to or after Closing, then the CEP Class A Ordinary Shares or Pubco Class A Stock may be delisted from trading on a national securities exchange, and brokers trading in CEP and Pubco securities would be required to adhere to more stringent rules, including but not limited to enhanced disclosure and sales requirements. The “penny stock” rules are burdensome and may have the effect of reducing the purchases of any offerings and reducing the trading activity in the secondary market for the securities. If CEP Class A Ordinary Shares or Pubco Class A Stock are subject to the “penny stock” rules, Public Shareholders and Pubco shareholders may find it more difficult to sell their shares and, therefore, may be required to hold some or all of their shares for an indefinite period of time. The price of such securities may be volatile, and there can be no assurance that shareholders will be able to dispose of their securities at favorable prices, or at all. For more information, relating to the risks of CEP or Pubco securities becoming subject to the “penny stock” rules or of Pubco maintaining an exchange listing, see the risk factors entitled “Risk Factors — Risks Related to the Business Combination — The CEP Memorandum and Articles provide, among other things, that the NTA of CEP or Pubco (either immediately prior to or upon consummation of the Business Combination) must be at least $5,000,001. If the NTA Proposal is not approved, the parties may be unable to consummate the Business Combination if the NTA Condition is not met. In addition, it is possible that CEP Class A Ordinary Shares, or Pubco Class A Stock, could become subject to the “penny stock” rules of the SEC. Shares subject to the “penny stock” rules would require brokers to provide additional disclosures to investors. In addition, shares that are deemed to be “penny stock” may be subject to delisting from Nasdaq, the NYSE or other national securities exchange” and “Risk Factors — Risks Related to Ownership of Pubco Stock Following the Business Combination — Currently, there is no public market for the shares of Pubco Class A Stock. Public Shareholders cannot be sure about whether the shares of Pubco Class A Stock will develop an active trading market or whether Pubco is able to maintain the listing of Pubco Class A Stock in the future even if Pubco is successful in listing Pubco Class A Stock on Nasdaq or any other national securities exchange, which could limit investors’ ability to make transactions in shares of Pubco Class A Stock and subject Pubco to additional trading restrictions.”

Q:     Why is CEP proposing the Nasdaq Proposal?

A:     Under Nasdaq Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares); or (ii) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the share or securities.

Under Nasdaq Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer could constitute a change of control.

Under Nasdaq Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the lower of (the “Minimum Price”): (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Immediately prior to the Closing, CEP expects to issue an aggregate of (a) 20,000,000 April Equity PIPE Shares to the April Equity PIPE Investors at a per share price of $10.00, which represents a discount to the Minimum Price of CEP Class A Ordinary Shares of $10.62 as of April 22, 2025, the date of the April Equity PIPE Subscription Agreements and (b) 7,857,143 June Equity PIPE Shares to the June Equity PIPE Investors at a per share price of $21.00, which represents a discount to the Minimum Price of $33.55 as of June 19, 2025, the date of the June Equity PIPE Subscription Agreements.

Additionally, upon the consummation of the Business Combination and based on the assumptions described elsewhere in this proxy statement/prospectus, Pubco expects to issue, in the aggregate, up to an estimated 346,489,560 shares of Pubco Class A Stock and 304,852,759 shares of Pubco Class B Stock in connection with the Business Combination (including 37,532,514 shares of Pubco Class A Stock and Pubco Class B Stock that will be issued to Tether immediately after the Closing as consideration for the Additional PIPE Bitcoin), plus (i) up to 37,423,076 additional shares of Pubco Class A Stock that will, upon Closing, be reserved for issuance pursuant to the conversion of the Convertible Notes (assuming a conversion price of $13.00) and (ii) up to 21,158,951 additional shares of Pubco Class A Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan. For further details, see “The Business Combination Agreement,” “The Business Combination Proposal — Covenants — PIPE Investments” and “Executive and Director Compensation — Pubco — Summary of the Material Terms of the Incentive Plan.” Accordingly, the aggregate number of (i) CEP Class A Ordinary Shares that CEP will issue in the Equity PIPEs and upon conversion of the Sponsor Loan and (ii) shares of Pubco Class A Stock and Pubco Class B Stock that Pubco will issue in connection with the Business Combination will, in the aggregate, exceed 20% of both the voting power and the number of CEP Ordinary Shares outstanding before such issuance and will result in a change of control of CEP. For these reasons, CEP is seeking the approval of CEP Shareholders for the issuance of the Equity PIPE Shares and the shares of Pubco Class A Stock and Pubco Class B Stock in connection with the Business Combination pursuant to Nasdaq Rules 5635(a), (b) and (d).

For further details, see “The Nasdaq Proposal.”

Q:     What happens if I sell my Public Shares before the Meeting?

A:     The Record Date is earlier than the date of the Meeting. If you transfer your Public Shares after the Record Date but before the date of the Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Meeting. However, you will not be able to seek redemption of your Public Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your Public Shares prior to the Record Date, you will have no right to vote those shares at the Meeting.

Q:     What happens if CEP Shareholders vote against the Business Combination Proposal?

A:     Pursuant to the CEP Memorandum and Articles, if the Business Combination Proposal is not approved and CEP does not otherwise consummate an alternative business combination by the end of the Combination Period, CEP will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in the Trust Account, including interest (net of taxes payable), to the Public Shareholders in accordance with the CEP Memorandum and Articles.

Q:     Do I have redemption rights?

A:     Pursuant to the CEP Memorandum and Articles, holders of Public Shares may elect to have their Public Shares redeemed for cash at the then-applicable redemption price calculated as of two business days prior to the Closing. As of the date of this proxy statement/prospectus, based on funds in the Trust Account of approximately $104.2 million as of June 30, 2025, this would have amounted to approximately $10.57 per share (inclusive of $0.15 per share to be funded pursuant to the Sponsor Note and which amount takes into account CEP’s estimate of the amount that may be withdrawn to pay applicable taxes). If a holder exercises its redemption rights, then such holder will be exchanging its Public Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CST prior to the Meeting. See the section titled “Extraordinary General Meeting of CEP Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash. In connection with the CEP IPO, the Sponsor and CEP’s executive officers and directors agreed to waive any redemption rights with respect to any CEP Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CEP’s executive officers and directors did not receive separate consideration for the waiver.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether or not you are a holder of Public Shares on the Record Date (so long as you are a holder at the time of exercise), or whether or not you are a holder and vote your Public Shares on the Business Combination Proposal (for or against) or any other Proposal. As a result, the Business Combination Agreement can be approved by Public Shareholders who will redeem their Public Shares, leaving Public Shareholders who choose not to redeem their Public Shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of NYSE, Nasdaq or another national securities exchange.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on            (two (2) business days before the Meeting), tender your Public Shares physically or electronically and submit a request in writing that CEP redeem your Public Shares for cash to CST, CEP’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

If you hold Public Shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DTC’s DWAC system.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CEP’s consent. If you delivered your Public Shares for redemption to CST and decide within the required timeframe not to exercise your redemption rights, you may request that CST return the shares (physically or electronically). You may make such request by contacting CST at the phone number or address listed under the question “Who can help answer my questions?” below.

Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that their Public Shares be redeemed for a pro rata portion of the amount then in the Trust Account (which was approximately $104.2 million as of June 30, 2025, or approximately $10.57 per share (inclusive of $0.15 per share to be funded pursuant to the Sponsor Note and which amount takes into account CEP’s estimate of the amount that may be withdrawn to pay applicable taxes), as of the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

If a holder of Public Shares properly makes a demand for redemption as described above, then, if the Business Combination is consummated, CEP will convert these shares into a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and will not be entitled to shares of Pubco Class A Stock upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their redemption rights would not be entitled to convert their Public Shares for the applicable pro rata share of the Trust Account. In such case, CEP will promptly return any Public Shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the consummation of another business combination or the liquidation of CEP. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised redemption rights in connection therewith.

Notwithstanding the foregoing, the CEP Memorandum and Articles provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than 25% of the Public Shares in the aggregate, without the prior consent of CEP.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     Holders of Public Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis, or (iii) gain. See the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders” and “U.S. Federal Income Tax Considerations — Non-U.S. Holders.”

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No appraisal or dissenters’ rights are available to CEP Shareholders in connection with the ordinary resolution to approve the Business Combination Proposal. Under the Cayman Act, minority shareholders have a right to dissent to a merger and if they so dissent, they are entitled to be paid the fair value of their shares, which if necessary, may ultimately be determined by the court. Therefore, holders of record of CEP Class A Ordinary Shares (“CEP Class A Record Holders”) have a right to dissent to the CEP Merger. Please see the section titled “The Merger Proposal — Appraisal or Dissenters’ Rights” for additional information.

In addition, Public Shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the redemption proceeds payable to Public Shareholders who exercise such redemption rights will represent the fair value of those shares. For a discussion about the Public Shareholders’ redemption rights, please see “Extraordinary General Meeting of CEP Shareholders — Redemption Rights.”

Q:     What happens to the funds deposited in the Trust Account after the consummation of the Business Combination?

A:      If the Business Combination is consummated, the funds held in the Trust Account will be used to pay CEP Shareholders who properly exercise their redemption rights. The remaining amount will be released to CEP and used to:

•        pay certain fees, costs and expenses (including taxes, regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by CEP and Pubco in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement; and

•        provide for general corporate purposes of Pubco, including, but not limited to, working capital for operations and to purchase additional Bitcoin.

Q:     What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     Unlike some other blank check companies which require Public Shareholders to vote against a business combination in order to exercise their redemption rights, Public Shareholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemption by Public Shareholders. With fewer Public Shares and Public Shareholders, the trading market for shares of Pubco Class A Stock may be less liquid than the market for Public Shares was prior to the Business Combination, and Pubco may not be able to meet the listing standards for NYSE, Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Pubco’s business will be reduced.

Q:     What happens if the Business Combination is not consummated?

A:     If CEP does not complete the Business Combination with Twenty One or another business combination by the end of the Combination Period, CEP must: (i) redeem 100% of the issued and outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (which was approximately $104.2 million as of June 30, 2025, or approximately $10.57 per share (inclusive of $0.15 per share to be funded pursuant to the Sponsor Note and which amount takes into account CEP’s estimate of the amount that may be withdrawn to pay applicable taxes)) divided by the number of Public Shares then outstanding, (ii) cease all operations except for the purpose of winding up, and (iii) subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate. For more information about the liquidation process, see “Information About CEP — Redemption Rights for Public Shareholders upon Completion of the Business Combination — Redemption of Public Shares and Liquidation if no Initial Business Combination.”

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Meeting, which is set for           , 2025. However, the Meeting could be adjourned, as described above. In addition, the Business Combination Agreement may be terminated by the parties upon the occurrence of certain events. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination — Conditions to the Parties’ Obligations to the Closing.”

Q:     When and where is the Meeting?

A:     The Meeting will be held on           , 2025 at            a.m., Eastern Time, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 and virtually via live webcast on the Internet at https://www.cstproxy.com/cantorequitypartners/2025. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/cantorequitypartners/2025.

Q:     Can I attend the Meeting in person?

A:     Yes. CEP Shareholders will be able to attend the Meeting in person at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 or virtually. You will not be required to attend the Meeting in person in order to vote, and CEP encourages virtual participation.

Q:     How can I attend the Meeting virtually?

A:     CEP is pleased to provide access to the Meeting virtually via the Internet through a live webcast and online shareholder tools. CEP believes a virtual format facilitates shareholder attendance and participation by leveraging technology to allow CEP to communicate more effectively and efficiently with its shareholders. This format empowers CEP Shareholders around the world to participate at no cost. CEP will use the virtual format to enhance shareholder access and participation and protect shareholder rights.

You or your proxyholder will be able to attend and vote at the Meeting by visiting https://www.cstproxy.com/cantorequitypartners/2025 and using a control number assigned by CST. To register and receive access to the Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

Q:     What do I need to do now?

A:     CEP urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a CEP Shareholder. CEP Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your Public Shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a holder of record of CEP Ordinary Shares on the Record Date, you may vote by submitting your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. In addition, you may be able to vote in person, over the Internet by visiting with the voter control number included on your proxy card or over the phone by dialing a toll-free number at +1 800-450-7155 in the United States and Canada or +1 857-999-9155 (toll rates apply) from outside the United States and Canada. The passcode for telephone access is 1535274#. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. However, broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. CEP Shareholders may (i) enter a new vote in person, by Internet or telephone, (ii) send a later dated, signed proxy card to CEP’s secretary at the address set forth below so that it is received by CEP prior to the vote at the Meeting or (iii) attend the Meeting in person or via live webcast and vote at such Meeting. CEP Shareholders also may revoke their proxy by sending a notice of revocation to CEP’s Secretary at 110 East 59th Street, New York, New York 10022, which notice must be received by CEP prior to the vote at the Meeting.

Q:     What will happen if I abstain from voting or fail to vote at the Meeting?

A:     Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the Proposals.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by CEP without an indication of how the CEP Shareholder intends to vote on a proposal will be voted “FOR” each Proposal presented to the CEP Shareholders at the Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Meeting.

Q:     If I am not going to attend the Meeting, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Meeting or not, please read the enclosed proxy statement carefully and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     What happens if I fail to take any action with respect to the Meeting?

A:     If you fail to take any action with respect to the Meeting and the Business Combination is approved by CEP Shareholders and consummated, you will become a shareholder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder of CEP.

Q:     What should I do if I receive more than one set of voting materials?

A:     CEP Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Public Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Public Shares

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     CEP will pay the cost of soliciting proxies for the Meeting. CEP has engaged Sodali & Co to assist in the solicitation of proxies for the Meeting. CEP has agreed to pay a fee of $25,000, plus disbursements. CEP will reimburse Sodali & Co for reasonable out-of-pocket expenses and will indemnify Sodali & Co and its affiliates against certain claims, liabilities, losses, damages and expenses. CEP will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. CEP’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Cantor Equity Partners, Inc.
110 East 59th Street
New York, New York 10022
Email: Cantor EquityPartners@cantor.com

or

Sodali & Co
430 Park Avenue, 14th Floor
New York, NY 10022
Telephone: (800) 662-5200
Bank and Brokers can call at (203) 658-9400
Email: CEP@investor.sodali.com

You may also obtain additional information about CEP from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to CST at the address below at least two (2) business days prior to the Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

Summary of the Proxy Statement/Prospectus

This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus as well as the other Annexes attached to the proxy statement/prospectus.

The Parties

CEP

CEP is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability on November 11, 2020. CEP was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. CEP Class A Ordinary Shares are currently listed on the Nasdaq Global Market under the symbol “CEP.”

CEP completed the CEP IPO of 10,000,000 CEP Class A Ordinary Shares on August 14, 2024, generating gross proceeds to CEP of $100,000,000. Simultaneously with the closing of the CEP IPO, CEP completed the sale to the Sponsor of 300,000 CEP Private Placement Shares at a purchase price of $10.00 per CEP Private Placement Share in the CEP Private Placement, generating gross proceeds to CEP of $3,000,000. Following the closing of the CEP IPO, a total of $100,000,000, comprised of the net proceeds from the CEP IPO and the CEP Private Placement, was placed in the Trust Account. As of June 30, 2025, the Trust Account balance was approximately $104.2 million. Since the CEP IPO, CEP’s activity has been limited to efforts toward locating and completing a suitable business combination.

The mailing address of CEP’s principal executive office is 110 East 59th Street, New York, New York 10022 and its telephone number is (212) 938-5000. After the consummation of the Business Combination, CEP will merge with and into CEP Merger Sub and CEP Merger Sub will continue to be a wholly owned subsidiary of Pubco.

Pubco

Pubco was incorporated in Texas on March 7, 2025, solely for the purpose of effectuating the Business Combination described herein. Pubco was incorporated under the laws of Texas. It currently owns no material assets and does not presently operate any business. Following Closing, it will be an operating company engaged in a number of businesses focused on Bitcoin. Immediately following the Closing, Pubco will engage in two principal activities: (i) actively accumulating Bitcoin and managing its Bitcoin holdings and (ii) commencing development of educational materials and branded content intended to drive increased institutional and retail investor Bitcoin literacy. On March 7, 2025, Pubco issued one share of common stock to Tether for nominal consideration. This share represents all shares in the capital of Pubco that are currently issued and outstanding and will be surrendered for nil consideration immediately following adoption of the Amended and Restated Certificate of Formation and the issuance of new Pubco securities as contemplated hereby. For descriptions of Pubco securities, see “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the sole director of Pubco is Jeff Haley and the sole shareholder of Pubco is Tether. The mailing address of Pubco’s registered office is 111 Congress Avenue, Suite 500, Austin, Texas 78701 and its telephone number is (206) 552-9859. Immediately prior to the consummation of the Business Combination, Pubco’s mailing address will be that of Bitfinex located at c/o iFinex c/o SHRM Trustees (BVI) Limited, Trinity Chambers, PO Box 4301, Road Town, Tortola, VG1110, British Virgin Islands.

CEP Merger Sub

CEP Merger Sub was incorporated in the Cayman Islands on April 17, 2025 solely for the purpose of effectuating the Business Combination described herein. CEP Merger Sub has no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of CEP Merger Sub is Steven Meehan, and the sole shareholder of CEP Merger Sub is Pubco. In connection with the consummation of the Business Combination, CEP will merge with and into CEP Merger Sub, with CEP Merger Sub continuing as the CEP Surviving Company, and with CEP Shareholders receiving shares of Pubco Class A Stock in accordance with the Business Combination Agreement.

Company Merger Sub

Company Merger Sub was incorporated in Delaware on July 11, 2025 solely for the purpose of effectuating the Business Combination described herein. Company Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Company Merger Sub is Brandon Lutnick, and the sole shareholder of Company Merger Sub is CEP Subsidiary B. In connection with the consummation of the Business Combination, the Company will merge with and into Company Merger Sub, with Company Merger Sub continuing as the Company Surviving Subsidiary and the Sellers will collectively receive from Pubco the Merger Consideration Shares in accordance with the Business Combination Agreement.

Company

The Company is a newly-formed company that will be focused exclusively on Bitcoin-related business lines. The Company was incorporated on March 7, 2025, as a Delaware corporation, solely for the purpose of effectuating the Business Combination described herein. The Company was converted into a Delaware limited liability company on April 17, 2025. The Company currently owns no material assets. Prior to the consummation of the Business Combination, the sole member of the board of managers is Jeff Haley and the sole shareholder of Twenty One is Tether. In connection with the consummation of the Business Combination, the Company will merge with and into Company Merger Sub, with Company Merger Sub continuing as the Company Surviving Subsidiary and the Sellers will collectively receive from Pubco the Merger Consideration Shares in accordance with the Business Combination Agreement.

The registered office of the Company is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware, 19808 and the telephone number of the Company is (206) 552-9859.

For more information about the Company, see “Information Related to Twenty One.”

The Transactions

The Business Combination Agreement

On April 22, 2025, CEP, Pubco, CEP Merger Sub, the Company, Tether, Bitfinex and SoftBank entered into the Business Combination Agreement (as amended on July 26, 2025). Pursuant to the Business Combination Agreement, (i) CEP will merge with and into CEP Merger Sub, with CEP Merger Sub continuing as the CEP Surviving Subsidiary and the Company will merge with and into Company Merger Sub, with Company Merger Sub continuing as the Company Surviving Subsidiary. For more information about the Business Combination Agreement, please see the section entitled “The Business Combination — The Business Combination Agreement.” A copy of the Business Combination Agreement and the amendment thereto is attached to this proxy statement/prospectus as Annex A.

Related Agreements

Contribution Agreement

Contemporaneously with the execution of the Business Combination Agreement, Tether, Bitfinex and the Company entered into the Contribution Agreement, pursuant to which, immediately prior to the Closing, Tether and Bitfinex will contribute to the Company 24,500 Bitcoin and 7,000 Bitcoin, respectively, in exchange for (i) in the case of Tether, 208 Company Class A Interests and 208 Company Class B Interests, and (ii) in the case of Bitfinex, 59 Company Class A Interests and 59 Company Class B Interests. For more information about the Contribution Agreement, please see the section entitled “The Business Combination — Other Transaction Agreements — Contribution Agreement.” A copy of the Contribution Agreement is attached to this proxy statement/prospectus as Annex C.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, CEP, Pubco and the Sponsor entered into the Sponsor Support Agreement, which was amended on June 25, 2025 pursuant to the Sponsor Support Agreement Amendment, pursuant to which, among other things, the Sponsor agreed (i) to vote its CEP Ordinary Shares in favor of the Business Combination Agreement and the Transactions and each of the CEP Shareholder Approval Matters, (ii) to vote its CEP Ordinary Shares against any Alternative Transactions, (iii) to comply with the restrictions imposed by the Insider Letter, including the restrictions on transfer and redemption of CEP Ordinary Shares in connection with the Transactions, and (iv) subject to and conditioned upon the Closing, agree that any loans outstanding from the Sponsor to CEP shall be repaid as follows: (a) with respect to the Sponsor Loan, the aggregate amount owed by CEP, as set forth on the CEP Pre-Closing Statement delivered by CEP prior to the Closing, shall be automatically converted, immediately prior to the CEP Merger, into CEP Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of such CEP Class A Ordinary Shares to the Sponsor, the Sponsor Loan shall be deemed satisfied in full, provided, however, that the portion of the Sponsor Loan that is drawn by or on behalf of CEP to pay for any fees, costs and expenses of the SEC or Nasdaq pursuant to the Business Combination Agreement shall be repaid in cash at the Closing in accordance with the Business Combination Agreement and (b) with respect to all other CEP Loans (other than the Sponsor Loan), all amounts outstanding thereunder as of the Closing, as set forth on the CEP Pre-Closing Statement delivered by CEP prior to the Closing, shall be repaid in cash at the Closing in accordance with the Business Combination Agreement. The parties also agreed to permit CEP and the Sponsor to amend the Insider Letter at Closing to shorten the lock-up restrictions applicable to the CEP Founder Shares from one (1) year to six (6) months. Further, the Sponsor agreed that it may forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares so that such number of CEP Class A Ordinary Shares retained by the Sponsor equals the lesser of (a) 25% of the sum of the number of Public Shares not subject to redemption in connection with the Closing and the number of CEP Class A Ordinary Shares issued in the Equity PIPEs and (b) the sum of (i) 7,084,804 and (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments (assuming that all April PIPE Investors fund their commitments in their PIPE Subscription Agreements), divided by $10.00. The Sponsor also agreed to enter into the Securities Exchange Agreement at Closing. For more information about the Sponsor Support Agreement, please see the section entitled “The Business Combination — Other Transaction Agreements — Sponsor Support Agreement.” A copy of the Sponsor Support Agreement is attached to this proxy statement/prospectus as Annex G.

Securities Exchange Agreement

At Closing, Pubco and Sponsor will enter into the Securities Exchange Agreement, pursuant to which Sponsor will exchange the Exchange Shares for Exchange Notes. The Exchange Notes and shares of Pubco Class A Stock issuable upon conversion thereof will have the same registration rights as set forth in the Convertible Notes Subscription Agreements. For more information about the Securities Exchange Agreement, please see the section entitled “The Business Combination — Other Transaction Agreements — Securities Exchange Agreement.” A copy of the form of Securities Exchange Agreement is attached to this proxy statement/prospectus as Exhibit A of Annex G.

Governance Term Sheet and Governance Agreement

Contemporaneously with the execution of the Business Combination Agreement, Tether, Bitfinex and SoftBank entered into the Governance Term Sheet, which sets out the main terms based on which Pubco will prepare the Proposed Organizational Documents, which will be adopted at or prior to Closing. At Closing, Tether, Bitfinex and SoftBank will enter into the Governance Agreement, which will implement the terms of the Governance Term Sheet. The Governance Term Sheet provides that, among other things, as a result of Pubco being a “controlled company” under applicable securities exchange listing rules, Pubco will be entitled to rely upon certain of the controlled company exemptions of its relevant national securities exchange. For more information about the Governance Term Sheet, please see the section entitled “The Business Combination — Other Transaction Agreements — Governance Term Sheet and Governance Agreement.”

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, CEP, Pubco, the Sponsor, each Seller and SoftBank will enter into the Amended and Restated Registration Rights Agreement that will amend and restate the registration rights agreement entered into by CEP and the Sponsor at the time of the CEP IPO. Pubco estimates that up to approximately 308,632,417 shares of Pubco Class A Stock will be subject to registration rights pursuant to the Amended and Restated Registration Rights Agreement immediately following the Closing, representing approximately 89.1% of the total issued and outstanding shares of Pubco Class A Stock following the Business Combination and the consummation of the PIPE Investments, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan. For more information about the Amended and Restated Registration Rights Agreement, please see the section entitled “The Business Combination — Other Transaction Agreements — Amended and Restated Registration Rights Agreement.” A copy of the form of Amended and Restated Registration Rights Agreement is attached to this proxy statement/prospectus as Annex H.

SoftBank Purchase Agreement

Contemporaneously with the execution of the Business Combination Agreement, and as amended and restated on June 23, 2025, Tether and SoftBank entered into the SoftBank Purchase Agreement, pursuant to which, among other things, immediately following the Closing, Tether will transfer to SoftBank the SoftBank Shares, and in accordance with the other formulas described thereunder, SoftBank will pay Tether as consideration, (a) an amount in cash in exchange for Bitcoin that Tether will purchase as part of the Contribution and (b) an interest amount, payable at SoftBank’s election, either in cash or out of the SoftBank Shares. For more information about the SoftBank Purchase Agreement, please see the section entitled “The Business Combination — Other Transaction Agreements — SoftBank Purchase Agreement.”

Lock-Up Agreements

Concurrently with the Closing, Tether, Bitfinex and SoftBank will each enter into a Lock-Up Agreement with Pubco, pursuant to which each Seller and SoftBank will agree that the shares of Pubco Class A Stock received by each Seller and the shares of Pubco Class A Stock transferred by Tether to SoftBank will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions.

The shares of Pubco Class A Stock held by each Seller and SoftBank will be locked up until the earlier of (i) the Anniversary Release; provided that, in the event the Resale Registration Statement has not been declared effective on or prior to the Anniversary Release, then the Anniversary Release will be deemed to be the date such Resale Registration Statement is declared effective by the SEC and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Stock for cash, securities or other property. For more information about the Lock-Up Agreements, please see the section entitled “The Business Combination — Other Transaction Agreements  — Lock-Up Agreements.” A copy of the form of Lock-Up Agreement is attached to this proxy statement/prospectus as Annex F.

Services Agreement

Concurrently with the Closing, Pubco and Tether will enter into the Services Agreement. Pursuant to the Services Agreement, Tether will agree to provide, or cause to be provided, certain services to Pubco and its subsidiaries in exchange for a services fee in the amount of $30,000 per calendar quarter or such other amount as may be agreed by the parties thereto. The services will include: information technology services, such as the development and maintenance of IT systems and cybersecurity; legal services related to regulatory compliance, corporate governance, and intellectual property; health, safety, and environmental services; management and commercialization of intellectual property; treasury and risk management, including Bitcoin trading; human resources services like payroll and benefits administration; and investor relations services. The Services Agreement will remain in effect until terminated by either party, with or without cause, by providing 30 days’ prior written notice. For more information about the Services Agreement, please see the section entitled “The Business Combination — Other Transaction Agreements — Services Agreement.”

Convertible Notes Subscription Agreements, the Indenture and the Security Agreement

Contemporaneously with the execution of the Business Combination Agreement, Pubco and CEP entered into the Convertible Notes Subscription Agreements with the Convertible Note Investors, pursuant to which the Convertible Note Investors have agreed to purchase $340.2 million aggregate principal amount of Convertible Notes, upon the terms and subject to the conditions set forth therein. In addition, Pubco granted the Convertible Note Investors an option to purchase, for a period of 30 days following the execution of the Convertible Notes Subscription Agreements, additional Convertible Notes in an aggregate principal amount of up to $100 million, on a pro rata basis based on such Convertible Note Investor’s participation in the Initial Convertible Notes PIPE. This option was fully subscribed as of the expiration of the Option Period on May 22, 2025. With the inclusion of the Subscription Notes, Option Notes, Exchange Notes and Engagement Letter Notes, the total aggregate principal value of the Convertible Notes will be $486.5 million. In addition, in connection with the full exercise of the Option by the Convertible Note Investors and the Sponsor, on May 22, 2025, the Sponsor entered into the Sponsor Convertible Notes Subscription Agreement on substantially the same terms as the Convertible Notes Subscription Agreements with respect to its pro rata allotment of the Option Notes.

The Convertible Notes will be senior, secured obligations of Pubco and accrue interest at a rate of 1.00% per annum payable semi-annually in arrears and will mature approximately five (5) years from the date the Convertible Notes are issued (the “Issue Date”), unless earlier converted, redeemed or repurchased. The initial conversion rate will be determined based on the formula set forth in the Indenture as calculated at the Closing, subject to customary adjustments. The conversion price is based on a reference price of $10.00 per share, multiplied by a ratio of (i) the BRRNY as averaged over the ten (10) consecutive days prior to Closing to (ii) $84,863.57, representing the Bitcoin Price as averaged over the ten (10) consecutive days prior to April 22, 2025, and is subject to a 30% premium. If Pubco undergoes a “fundamental change” (as defined in the Indenture), holders of the Convertible Notes may require Pubco to repurchase for cash all or any portion of their Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. In addition, holders of the Convertible Notes have the right to require Pubco to repurchase for cash all or any portion of their Convertible Notes beginning three years from the Issue Date at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any.

Pursuant to the Security Agreement, subject to certain exceptions, the Convertible Notes will be secured by a first priority security interest in such number of Bitcoin representing $1,459.5 million, calculated based on the Bitcoin Price as averaged over the ten (10) consecutive days immediately prior to the Closing.

The descriptions of the terms of the Convertible Notes Subscription Agreements in this section are also applicable to the Sponsor Convertible Notes Subscription Agreement. For more information about the Convertible Notes Subscription Agreements, please see the sections entitled “The Business Combination — Other Transaction Agreements — Convertible Notes Subscription Agreement,” “The Business Combination — Other Transaction Agreements — Indenture” and “The Business Combination — Other Transaction Agreements — Security Agreement.”

Equity PIPE Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, CEP and Pubco entered into the April Equity PIPE Subscription Agreements with the April Equity PIPE Investors, pursuant to which, CEP agreed to issue, and the April Equity PIPE Investors agreed to purchase, the April Equity PIPE Shares for an aggregate purchase price of $200 million ($10.00 per share) in the April Equity PIPE. On June 19, 2025, CEP and Pubco entered into the June Equity PIPE Subscription Agreements with the June Equity PIPE Investors, pursuant to which, CEP agreed to issue, and the June Equity PIPE Investors agreed to purchase, the June Equity PIPE Shares for an aggregate purchase price of $165 million ($21.00 per share) in the June Equity PIPE.

Pursuant to the terms of the Business Combination Agreement and the June PIPE Bitcoin Sale and Purchase Agreement, the net proceeds from the Equity PIPEs and the Convertible Notes PIPE will be used by Pubco to purchase the PIPE Bitcoin from Tether. Pursuant to the terms of the Business Combination Agreement, at the Closing, Pubco will purchase the Initial PIPE Bitcoin for an aggregate price equal to $458.7 million, being the gross cash proceeds of the Initial Convertible Notes PIPE and the April Equity PIPE less a $52 million holdback; and, Pubco will purchase the Option PIPE Bitcoin for an aggregate price equal to $99.5 million, being the gross cash proceeds of the Option, less a $500,000 holdback. Pursuant to the terms of the June PIPE Bitcoin Sale and Purchase Agreement, Pubco will purchase the June PIPE Bitcoin for an aggregate price equal to the gross cash proceeds of the June Equity PIPE, less a $3.3 million holdback.

For more information about the Equity PIPE Subscription Agreements, please see the section entitled “The Business Combination — Other Transaction Agreements — Equity PIPE Subscription Agreement.”

Agreements with CF&Co.

Pursuant to the PIPE Engagement Letter, CEP and Pubco engaged CF&Co. to act as their exclusive placement agent for each of the PIPE Investments, and Pubco engaged CF&Co. for certain future capital markets advisory and other non-financial advisory services. Pursuant to the PIPE Engagement Letter, for the services provided thereto CF&Co. will receive a cash fee at the Closing, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE, which, assuming all PIPE Investors fund their commitments in their PIPE Subscription Agreements, is equal to approximately $19.9 million. Additionally, pursuant to the PIPE Engagement Letter, based on the terms therein and depending upon the number of redemptions of Public Shares in connection with the Business Combination, CF&Co. may also receive Convertible Notes, such that the aggregate principal value of the Engagement

Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Unless more than 56.7% of the Public Shares are redeemed in connection with the Closing, and assuming the April PIPE Investments are fully funded, CF&Co. will not receive any Engagement Letter Notes. The PIPE Engagement Letter also provides that, for the 24-month period following the date of the PIPE Engagement Letter, in consideration for the other fees to be received by CF&Co., Pubco may engage CF&Co. or its affiliates to provide certain to be agreed capital markets advisory or other non-financial advisory services with a value of up to $9,250,000 for no additional consideration payable to CF&Co.

Pursuant to the M&A Engagement Letter, CEP engaged CF&Co. to act as its exclusive financial advisor for the Business Combination, in connection with which CF&Co. agreed to perform customary services. CF&Co. will not receive any fees for its services under the M&A Engagement Letter, although it is entitled to indemnification by CEP (or, following the Closing of the Business Combination, Pubco).

CF&Co. previously entered into the Business Combination Marketing Agreement with CEP on August 12, 2024, pursuant to which CF&Co. will receive a $3.5 million cash fee at the Closing.

Payment of the foregoing fees are contingent on the Closing.

For more information about the Agreements with CF&Co., please see the section entitled “The Business Combination — Other Transaction Agreements — Agreements with CF&Co.”

Merger Consideration

As consideration for the Company Merger, the Sellers will be entitled to receive, in exchange for their (i) Company Class A Interests, the Class A Merger Consideration Shares, being an aggregate number of shares of Pubco Class A Stock equal to (a) the product of (1) 31,500, multiplied by (2) the Signing Bitcoin Price, divided by (b) $10.00, and (ii) Company Class B Interests, the Class B Merger Consideration Shares, being an aggregate number of shares of Pubco Class B Stock, equal to (a) the product of (1) 31,500, multiplied by (2) the Signing Bitcoin Price, divided by (b) $10.00. Each Seller shall receive its pro rata share of the Class A Merger Consideration Shares and Class B Merger Consideration Shares based on the number of Company Class A Interests and Company Class B Interests, respectively, owned by such Seller at Closing.

By virtue of the CEP Merger, each CEP Class A Ordinary Share (other than (x) treasury shares, (y) Public Shares in respect of which Public Shareholders have exercised their rights of redemption and (z) CEP Dissenting Shares) will be automatically converted into one share of Pubco Class A Stock.

Ownership of Pubco After the Transactions

Upon the completion of the Business Combination and the consummation of the PIPE Investments, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan, (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers and (vii) SoftBank, in each case, will own approximately 2.9%, 5.8%, 2.3%, 1.1%, 0%, 65.6% and 22.3% of the issued and outstanding shares of Pubco Class A Stock, respectively and approximately 0%, 0%, 0%, 0%, 0%, 74.7% and 25.3% of the issued and outstanding shares of Pubco Class B Stock, respectively.

Each holder of shares of Pubco Class A Stock will have no voting rights except as required by the TBOC, until all shares of Pubco Class B Stock are canceled. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Each holder of shares of Pubco Class B Stock will be entitled to one vote for each share of Pubco Class B Stock held of record by such holder on all matters on which stockholders are generally entitled to vote. Therefore under the above assumptions, (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers and (vii) SoftBank, in each case, will have approximately 0%, 0%, 0%, 0%, 0%, 74.7% and 25.3% of the voting power of Pubco, respectively, following the Business Combination. Please see the section titled “Description of Pubco Securities” for more details regarding the dual class structure of Pubco Stock, including the voting rights relating thereto.

Upon the completion of the Business Combination and the consummation of the PIPE Investments, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that all Convertible Notes are converted into shares of Pubco Class A Stock at $13.00 per share and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan, (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers, (vii) SoftBank and (viii) the Convertible Note holders, in each case, will own approximately 2.6%, 5.2%, 2.0%, 2.2%, 0%, 59.3%, 20.1% and 8.6% of the issued and outstanding shares of Pubco Class A Stock, respectively and approximately 0%, 0%, 0%, 0%, 0%, 74.7%, 25.3% and 0% of the issued and outstanding shares of Pubco Class B Stock, respectively. If any of the Public Shareholders exercise their redemption rights, the percentage of the issued and outstanding shares of Pubco Class A Stock held by the Public Shareholders will decrease and the percentages of issued and outstanding shares of Pubco Class A Stock held by the Equity PIPE Investors, the Sponsor and its Affiliates, the Sellers, SoftBank and, as applicable, the Convertible Note Investors, will each increase, in each case relative to the percentage held if none of the Public Shares are redeemed.

The tables below illustrate varying beneficial ownership levels in Pubco immediately upon Closing, assuming No Redemptions by Public Shareholders, 25% Redemptions by Public Shareholders (2,500,000 CEP Class A Ordinary Shares are redeemed by Public Shareholders), 50% Redemptions by Public Shareholders (5,000,000 CEP Class A Ordinary Shares are redeemed by Public Shareholders), 75% Redemptions by Public Shareholders (7,500,000 CEP Class A Ordinary Shares are redeemed by Public Shareholders) and 100% Redemptions by Public Shareholders (10,000,000 CEP Class A Ordinary Shares are redeemed by Public Shareholders). If any of these assumptions are not correct, these percentages will be different.

Potential ownership of issued and outstanding shares of Pubco Class A Stock upon Closing (assuming that no
Convertible Notes are converted into shares of Pubco Class A Stock):

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pubco Shareholders	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Public Shareholders	10,000,000	2.9%	7,500,000	2.2%	5,000,000	1.5%	2,500,000	0.7%	—	0.0%
April Equity PIPE Investors	20,000,000	5.8%	20,000,000	5.8%	20,000,000	5.9%	20,000,000	5.9%	20,000,000	5.9%
June Equity PIPE Investors	7,857,143	2.3%	7,857,143	2.3%	7,857,143	2.3%	7,857,143	2.3%	7,857,143	2.3%
Cantor(1)	3,779,658	1.1%	3,779,658	1.1%	3,779,658	1.1%	3,779,658	1.1%	3,779,658	1.1%
Tether/Bitfinex(2)	227,674,879	65.6%	227,674,879	66.2%	227,674,879	66.6%	227,674,879	67.2%	227,674,879	67.8%
SoftBank(3)	77,177,880	22.3%	77,177,880	22.4%	77,177,880	22.6%	77,177,880	22.8%	77,177,880	22.9%
Total	346,489,560	100.0%	343,989,560	100.0%	341,489,560	100.0%	338,989,560	100.0%	336,489,560	100.0%

Potential ownership of issued and outstanding shares of Pubco Class A Stock upon Closing (assuming that all
Convertible Notes are converted into shares of Pubco Class A Stock at $13.00 per share):

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pubco Shareholders	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Public Shareholders	10,000,000	2.6%	7,500,000	2.0%	5,000,000	1.3%	2,500,000	0.7%	—	0.0%
April Equity PIPE Investors	20,000,000	5.2%	20,000,000	5.2%	20,000,000	5.3%	20,000,000	5.3%	20,000,000	5.3%
June Equity PIPE Investors	7,857,143	2.0%	7,857,143	2.1%	7,857,143	2.1%	7,857,143	2.1%	7,857,143	2.1%
Convertible Note Investors(4)	32,877,615	8.6%	32,877,615	8.6%	32,877,615	8.7%	32,877,615	8.7%	32,877,615	8.8%
Cantor(5)	8,325,119	2.2%	8,325,119	2.2%	8,325,119	2.2%	8,325,119	2.2%	8,325,119	2.2%
Tether/Bitfinex(2)	227,674,879	59.3%	227,674,879	59.7%	227,674,879	60.0%	227,674,879	60.5%	227,674,879	61.0%
SoftBank(3)	77,177,880	20.1%	77,177,880	20.2%	77,177,880	20.4%	77,177,880	21.5%	77,177,880	20.6%
Total	383,912,636	100.0%	381,412,636	100.0%	378,912,636	100.0%	376,412,636	100.0%	373,912,636	100.0%

____________

(1)      Includes (a) 2,800,000 shares of Pubco Class A Stock issued in exchange for the 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares owned by the Sponsor as of the date hereof, (b) 64,554 shares of Pubco Class A Stock issued to the Sponsor in exchange for the 64,554 CEP Class A Ordinary Shares received by the Sponsor as repayment of the $645,543 outstanding under the Sponsor Loan as of June 30, 2025, and (c) 915,104 shares of Pubco Class A Stock issued to the Sponsor in exchange for additional CEP Class A Ordinary Shares issued to the Sponsor pursuant to the anti-dilution provisions of the CEP Memorandum and Articles upon conversion of the Sponsor’s CEP Class B Ordinary Shares into CEP Class A Ordinary Shares and which are not exchanged for Convertible Notes pursuant to the Securities Exchange Agreement. Excludes shares of Pubco Class A Stock underlying the Convertible Notes issued to the Sponsor pursuant to the Securities Exchange Agreement and to CF&Co. pursuant to the PIPE Engagement Letter and Option Notes purchased by the Sponsor pursuant to the Sponsor Convertible Notes Subscription Agreement.

(2)      Includes (a) 267,320,245 shares of Pubco Class A Stock issued to Tether and Bitfinex in the Company Merger (based on 31,500 Bitcoin contributed to Twenty One in the Contribution at $84,863.57 per Bitcoin (the Signing Bitcoin Price)), less 77,177,880 shares of Pubco Class A Stock issued to Tether in the Company Merger and transferred to SoftBank pursuant to the SoftBank Purchase Agreement as described in footnote (3) below and (b) 37,532,514 shares of Pubco Class A Stock issued by Pubco to Tether in exchange for the sale of the Additional PIPE Bitcoin (equal to (i) 4,422.688667 Bitcoin multiplied by the Signing Bitcoin Price and then divided by (ii) $10.00). Excludes shares of Pubco Class B Stock issued to Tether and Bitfinex in the Company Merger and in exchange for the Additional PIPE Bitcoin.

(3)      Assumes 77,177,880 shares of Pubco Class A Stock are transferred to SoftBank by Tether pursuant to the SoftBank Purchase Agreement, calculated assuming (a) a Bitcoin Price as of the day immediately before Closing of $109,958.41, (b) that SoftBank pays the SoftBank Bitcoin Cost Amount and PIPE Bitcoin Cost Amount in cash rather than by reducing the number of shares transferred by Tether to SoftBank, and (c) that there are no Withholding Shares (as defined in the SoftBank Purchase Agreement). Excludes shares of Pubco Class B Stock to be transferred to SoftBank by Tether pursuant to the SoftBank Purchase Agreement.

(4)      Assumes all Convertible Notes (including Option Notes) are converted into shares of Pubco Class A Stock at $13.00 per share (without adjustment for any change in the Bitcoin Price between signing and Closing in accordance with the Indenture). Excludes shares of Pubco Class A Stock issued upon conversion of the Convertible Notes issued to the Sponsor and CF&Co. as described in footnote (5).

(5)      Includes all shares described in footnote (1) above, plus shares of Pubco Class A Stock issued to the Sponsor and CF&Co. upon conversion of the $46,300,000 in aggregate principal amount of the Convertible Notes issued to the Sponsor pursuant to the Securities Exchange Agreement and to CF&Co. pursuant to the PIPE Engagement Letter and the $12,791,000 Option Notes purchased by the Sponsor.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Share Calculations and Ownership Percentages” and as described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Dilution

Dilution per share to Public Shareholders is determined by CEP’s NTBV per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on NTBV per share, from the Public Shareholders as set forth as follows under five redemption scenarios.

The following table illustrates NTBV per share and the change in NTBV per share, as adjusted, following the Closing, including the issuance of CEP Class A Ordinary Shares to the Equity PIPE Investors, but excluding the other effects of the Business Combination, while giving effect to probable or consummated transactions that are material and other material effects on NTBV per share. These are presented in relation to the offering price per Public Share in the CEP IPO as set forth as follows under the five redemption scenarios:

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming 100% Redemptions
Public Shares	10,000,000	7,500,000	5,000,000	2,500,000	—
CEP Founder Shares	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000
CEP Private Placement Shares	300,000	300,000	300,000	300,000	300,000
Total CEP Ordinary Shares outstanding as of June 30, 2025	12,800,000	10,300,000	7,800,000	5,300,000	2,800,000
Adjusted for:
CEP Class A Ordinary Shares to be issued in repayment of the Sponsor Loan	64,554	64,554	64,554	64,554	64,554
CEP Class A Ordinary Shares to be issued to the Sponsor pursuant to anti-dilution provisions of the CEP Memorandum and Articles	915,104	915,104	915,104	915,104	915,104
CEP Class A Ordinary Shares to be issued in the Equity PIPE	27,857,143	27,857,143	27,857,143	27,857,143	27,857,143
Total CEP Ordinary Shares outstanding as of June 30, 2025, as adjusted	41,636,801	39,136,801	36,636,801	34,136,801	31,636,801
NTBV as of June 30, 2025(1)	$(2,625,779)	$(2,625,779)	$(2,625,779)	$(2,625,779)	$(2,625,779)
Adjusted for(2):
Reclassification of CEP Class A Ordinary Shares subject to redemption to equity	104,166,742	78,125,057	52,083,371	26,041,686	—
Reversal of accrual of $0.15 per Public Share to be funded pursuant to the Sponsor Note	1,500,000	1,125,000	750,000	375,000	—
Transaction expenses to be paid by CEP	(9,040,041)	(9,040,041)	(9,040,041)	(9,040,041)	(9,040,041)
Repayment of the Sponsor Loan in CEP Class A Ordinary Shares	645,540	645,540	645,540	645,540	645,540
Equity PIPE Proceeds(3)	374,142,870	374,142,870	374,142,870	374,142,870	374,142,870
NTBV as of June 30, 2025, as adjusted	$468,789,332	$442,372,647	$415,955,961	$389,539,276	$363,122,590

NTBV per share as of June 30, 2025, as adjusted	$11.26	$11.30	$11.35	$11.41	$11.48
Dilution(4)	$(1.26)	$(1.30)	$(1.35)	$(1.41)	$(1.48)

____________

(1)     NTBV is calculated as total assets minus total liabilities and CEP Class A Ordinary Shares subject to redemption as of June 30, 2025.

(2)      NTBV is adjusted for (i) payments from the Trust Account at different levels of redemptions to Public Shareholders at the $10.57 per share redemption price as of June 30, 2025; (ii) transaction costs that have not been recorded on CEP’s financial statements as of June 30, 2025, which will have an impact on the calculation of NTBV upon the Closing; (iii) repayment of the $645,543 outstanding under the Sponsor Loan as of June 30, 2025, by issuing CEP Class A Ordinary Shares at $10.00 per share; and (iv) funding of the Equity PIPE by the Equity PIPE Investors.

(3)      Equity PIPE Proceeds is calculated as (i) the cash to be contributed pursuant to the Equity PIPE Subscription Agreements and (ii) the value of the 347.6168 Bitcoin to be contributed by April Equity PIPE Investors and the 132.9547 Bitcoin to be contributed by June Equity PIPE Investors pursuant to the Equity PIPE Subscription Agreements based on the Bitcoin Price as of September 4, 2025 of $109,958.41.

(4)      Dilution is calculated by subtracting the NTBV per share as of June 30, 2025, as adjusted, from the $10.00 CEP IPO per share price for the Public Shares.

CEP issued the Public Shares in the CEP IPO at $10.00 per share. After giving effect to the issuance of the Public Shares in the CEP IPO and the 300,000 CEP Private Placement Shares to the Sponsor in the CEP Private Placement, there were 12,800,000 CEP Ordinary Shares issued and outstanding. In connection with the Business Combination, assuming its consummation in accordance with the Business Combination Agreement, immediately after the Closing, Pubco is expected to have outstanding an additional 333,689,560 shares of Pubco Class A Stock, including (i) 27,857,143 shares of Pubco Class A Stock issued to the Equity PIPE Investors in the CEP Merger, (ii) 190,142,365 shares of Pubco Class A Stock issued to the Sellers in the Company Merger (excluding the shares of Pubco Class A Stock transferred by Tether to SoftBank), (iii) 77,177,880 shares of Pubco Class A Stock issued to Tether in the Company Merger that are transferred to SoftBank pursuant to the SoftBank Purchase Agreement, calculated assuming (a) a Bitcoin Price as of the day immediately before Closing of $109,958.41, (b) that SoftBank pays the SoftBank Bitcoin Cost Amount and PIPE Bitcoin Cost Amount in cash rather than by reducing the number of shares transferred by Tether to SoftBank, and (c) that there are no Withholding Shares (as defined in the SoftBank Purchase Agreement), (iv) 37,532,514 shares of Pubco Class A Stock issued to Tether in exchange for the sale of the Additional PIPE Bitcoin (equal to (i) 4,422.688667 Bitcoin multiplied by the Signing Bitcoin Price and then divided by (ii) $10.00), (v) 915,104 shares of Pubco Class A Stock that are issued to the Sponsor in exchange for additional CEP Class A Ordinary Shares issued to the Sponsor pursuant to the anti-dilution provisions of the CEP Memorandum and Articles upon conversion of the Sponsor’s CEP Class B Ordinary Shares into CEP Class A Ordinary Shares and which are not exchanged for Convertible Notes pursuant to the Securities Exchange Agreement, and (vi) 64,554 shares of Pubco Class A Stock issued to the Sponsor in exchange for the 64,554 CEP Class A Ordinary Shares received by the Sponsor as repayment of the $645,543 outstanding under the Sponsor Loan as of June 30, 2025. These shares outstanding exclude the 32,877,615 shares of Pubco Class A Stock issuable upon conversion of the Convertible Notes (including the Option Notes) to be issued to the Convertible Note Investors and the 4,545,461 shares of Pubco Class A Stock issuable to the Sponsor and CF&Co. upon conversion of the Convertible Notes issued to the Sponsor pursuant to the Securities Exchange Agreement and to CF&Co. pursuant to the PIPE Engagement Letter and Option Notes purchased by the Sponsor pursuant to the Sponsor Convertible Notes Subscription Agreement, in each case, assuming the applicable conversion price is $13.00 per share. These shares outstanding also assume that no shares of Pubco Class A Stock are issued and outstanding under the Incentive Plan. The tabular disclosure includes presentations of information at various illustrative redemption levels consistent with the “No Redemptions,” “25% Redemptions,” “50% Redemptions,” “75% Redemptions” and “100% Redemptions” scenarios further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

For purposes of Item 1604(c)(1) of Regulation S-K, Pubco would have 346,489,560 total shares of Pubco Class A Stock outstanding immediately after giving effect to the Business Combination under the “No Redemptions” scenario based on the assumptions set forth in the preceding paragraph and as further described above. Where there are no redemptions of Public Shares prior to the Closing, CEP valuation is based on the $10.00 issuance price per Public Share in the CEP IPO and is therefore calculated as: $10.00 (CEP per share CEP IPO price) multiplied by 346,489,560 shares, or $3,464,895,600. The following table illustrates the valuation at the $10.00 issuance price per share in the CEP IPO for each redemption scenario:

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming 100% Redemptions
Public Shares outstanding post Business Combination	10,000,000	7,500,000	5,000,000	2,500,000	—
Equity PIPE Investors shares outstanding post Business Combination	27,857,143	27,857,143	27,857,143	27,857,143	27,857,143
Cantor shares outstanding post Business Combination(1)	3,779,658	3,779,658	3,779,658	3,779,658	3,779,658
Tether/Bitfinex shares outstanding post Business Combination(2)	227,674,879	227,674,879	227,674,879	227,674,879	227,674,879

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming 100% Redemptions
SoftBank shares outstanding post Business Combination(3)	77,177,880	77,177,880	77,177,880	77,177,880	77,177,880
Total shares outstanding post Business Combination	346,489,560	343,989,560	341,489,560	338,989,560	336,489,560
Total valuation based on $10.00 issuance price per share in the CEP IPO	$3,464,895,600	$3,439,895,600	$3,414,895,600	$3,389,895,600	$3,364,895,600

__________

(1)      Includes (a) 2,800,000 shares of Pubco Class A Stock issued in exchange for the 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares owned by the Sponsor as of the date hereof, (b) 64,554 shares of Pubco Class A Stock issued to the Sponsor in exchange for the 64,554 CEP Class A Ordinary Shares received by the Sponsor as repayment of the $645,543 outstanding under the Sponsor Loan as of June 30, 2025, and (c) 915,104 shares of Pubco Class A Stock issued to the Sponsor in exchange for additional CEP Class A Ordinary Shares issued to the Sponsor pursuant to the anti-dilution provisions of the CEP Memorandum and Articles upon conversion of the Sponsor’s CEP Class B Ordinary Shares into CEP Class A Ordinary Shares and which are not exchanged for Convertible Notes pursuant to the Securities Exchange Agreement. Excludes shares of Pubco Class A Stock underlying the Convertible Notes issued to the Sponsor pursuant to the Securities Exchange Agreement and to CF&Co. pursuant to the PIPE Engagement Letter and Option Notes purchased by the Sponsor pursuant to the Sponsor Convertible Notes Subscription Agreement.

(2)      Includes (a) 267,320,245 shares of Pubco Class A Stock issued to Tether and Bitfinex in the Company Merger (based on 31,500 Bitcoin contributed to Twenty One in the Contribution at $84,863.57 per Bitcoin (the Signing Bitcoin Price)), less 77,177,880 shares of Pubco Class A Stock issued to Tether in the Company Merger and transferred to SoftBank pursuant to the SoftBank Purchase Agreement as described in footnote (3) below and (b) 37,532,514 shares of Pubco Class A Stock issued by Pubco to Tether in exchange for the sale of the Additional PIPE Bitcoin (equal to (i) 4,422.688667 Bitcoin multiplied by the Signing Bitcoin Price and then divided by (ii) $10.00). Excludes shares of Pubco Class B Stock issued to Tether and Bitfinex in the Company Merger and in exchange for the Additional PIPE Bitcoin.

(3)      Assumes 77,177,880 shares of Pubco Class A Stock are transferred to SoftBank by Tether pursuant to the SoftBank Purchase Agreement, calculated assuming (a) a Bitcoin Price as of the day immediately before Closing of $109,958.41, (b) that SoftBank pays the SoftBank Bitcoin Cost Amount and PIPE Bitcoin Cost Amount in cash rather than by reducing the number of shares transferred by Tether to SoftBank, and (c) that there are no Withholding Shares (as defined in the SoftBank Purchase Agreement). Excludes shares of Pubco Class B Stock to be transferred to SoftBank by Tether pursuant to the SoftBank Purchase Agreement.

The foregoing required disclosure is not a guarantee that the trading price of Pubco Class A Stock will not be below the offering price in the CEP IPO, nor is the required disclosure a guarantee that Pubco will attain any of the levels of valuation presented.

The above discussion and table are based on 12,800,000 CEP Ordinary Shares outstanding on June 30, 2025, and exclude the potential dilutive effects associated with the conversion of the Convertible Notes to be issued by Pubco at the Closing.

The above discussion and table also exclude potential dilutive effects associated with future issuances or grants of equity or equity-linked securities by Pubco pursuant to the Incentive Plan.

The aforementioned equity issuances are not the only sources of potential dilution to the relative ownership percentage associated with shares of Pubco Class A Stock held by non-redeeming Public Shareholders after the Closing; any additional equity and equity-linked issuances by Pubco may result in additional dilution to Public Shareholders’ percentage ownership in Pubco, potentially significantly, and may have other effects, as described above and as further described in the “Risk Factors” section of this proxy statement/prospectus.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Organizational Structure

Prior to the Transactions

The following simplified diagrams illustrate the ownership structures of CEP, Pubco and Twenty One before the consummation of the Transactions:

CEP

CEP Public Shareholders
Sponsor
CEP
CEP Subsidiary A
CEP Subsidiary B
Company Merger Sub

Pubco and Twenty One

Following the Transactions

The following simplified diagram illustrates the ownership structure of Pubco immediately following the consummation of the Transactions. The percentage ownerships of shares of Pubco Class A Stock and Pubco Class B Stock are presented assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public

Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock, that there are no CEP Dissenting Shares and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan.

Equity PIPE Investors
Class A: 8.1%
Tether
Class A: 48.6%
Class B: 55.2%
Bitfinex
Class A: 17.1%
Class B: 19.5%
CEP Public Shareholders
Class A: 2.9%
Sponsor
Class A: 1.1%
SoftBank
Class A: 22.3%
Class B: 25.3%
Convertible Note Investors
Pubco
CEP Surviving Subsidiary
CEP Subsidiary A
CEP Subsidiary B
Company Surviving Subsidiary

Board of Directors and Executive Officers of Pubco Following the Transactions

As of the date of this proxy statement/prospectus, the sole director of Pubco is Jeff Haley. Effective as of Closing, the current director of Pubco will resign as a director.

Effective as of the Closing, the Pubco Board will consist of seven persons, four directors designated by Tether with at least two of them qualifying as independent directors under applicable securities exchange rules, two directors designated by SoftBank, with at least one of them qualifying as an independent director under applicable securities exchange rules and the Chief Executive Officer of Pubco.

Tether shall be entitled to designate

(i)     four directors for so long as the Sellers hold (in aggregate) 50% or more of Pubco’s voting rights;

(ii)    three directors for so long as the Sellers hold (in aggregate) 30% or more of Pubco’s voting rights;

(iii)   two directors for so long as the Sellers hold (in aggregate) 20% or more of Pubco’s voting rights; and

(iv)   one director for so long as the Sellers hold (in aggregate) 10% or more of Pubco’s voting rights.

SoftBank shall be entitled to designate (i) two directors for so long as it holds 20% or more of Pubco’s voting rights and (ii) one director for so long as it holds 10% or more of Pubco’s voting rights.

The following individuals will be nominated for election to the Pubco Board immediately following Closing:

(i)     Paolo Ardoino

(ii)    Zachary Lyons

(iii)   Robert “Bo” Hines

(iv)

(v)    Jack Mallers

(vi)   Jared Roscoe

(vii)  Vikas J. Parekh

All members of the Pubco Board shall be elected for a one-year term and may be re-elected for successive terms.

Immediately following Closing, the executive officers of Pubco are expected to be as follows:

Name	Age	Position
Jack Mallers	31	Chief Executive Officer
Steven Meehan	61	Chief Financial Officer

For more information, see the sections of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination.”

Date, Time and Place of the Extraordinary General Meeting of CEP Shareholders

The Meeting will be held on           , 2025 at            a.m., Eastern Time, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 and virtually via live webcast on the Internet at https://www.cstproxy.com/cantorequitypartners/2025. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/cantorequitypartners/2025.

You or your proxyholder will be able to attend and vote at the Meeting by visiting https://www.cstproxy.com/cantorequitypartners/2025 and using a control number assigned by CST. To register and receive access to the Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

Voting Power; Record Date

CEP Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned CEP Ordinary Shares at the close of business on September 17, 2025, which is the Record Date for the Meeting. CEP Shareholders are entitled to one vote at the Meeting for each CEP Ordinary Share held as of the Record Date. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

As of the close of business on the Record Date, there were 12,800,000 CEP Ordinary Shares issued and outstanding, consisting of 10,300,000 CEP Class A Ordinary Shares and 2,500,000 CEP Class B Ordinary Shares. Of these shares, 10,000,000 were Public Shares, with the rest being held by the Sponsor.

Quorum and Vote of CEP Shareholders

A quorum of CEP Shareholders is necessary to hold a valid meeting. A quorum for the Meeting consists of the holders of a majority of the then issued and outstanding CEP Ordinary Shares (whether in person or by proxy). As of the Record Date, CEP Shareholders holding 6,400,001 CEP Ordinary Shares would be required to achieve a quorum at the Meeting. In addition to the CEP Ordinary Shares held by the Sponsor, which represent approximately 21.9% of the issued and outstanding CEP Ordinary Shares and which will count towards this quorum, CEP will need only CEP Shareholders holding 3,600,001 CEP Ordinary Shares, or 36.0%, of the 10,000,000 Public Shares represented in person or by proxy at the Meeting to have a valid quorum.

To pass, each of the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution of CEP Shareholders, which requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). To pass, each of the Merger Proposal and the NTA

Proposal requires a special resolution of CEP Shareholders, which requires the affirmative vote of at least two-thirds of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). CEP Shareholders are also being asked to approve, on a non-binding advisory basis, each of the Organizational Documents Proposals. Although the CEP Board is asking CEP Shareholders to approve each of the Organizational Documents Proposals on the non-binding advisory basis, regardless of the outcome of the non-binding advisory vote on each of the Organizational Documents Proposals, the Amended and Restated Pubco Charter and Pubco’s Amended and Restated Bylaws will take effect upon the Closing if the Business Combination Proposal and the Merger Proposal are approved.

Assuming a quorum is established, a CEP Shareholder’s failure to vote by proxy or to vote at the Meeting will have no effect on the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

The Sponsor has agreed to vote its 2,800,000 CEP Ordinary Shares, representing 21.9% of the issued and outstanding CEP Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that require approval of CEP Shareholders by an ordinary resolution, in addition to the Sponsor’s CEP Ordinary Shares, CEP would need only 3,600,001, or 36.0%, of the 10,000,000 Public Shares (assuming all issued and outstanding CEP Ordinary Shares are voted at the Meeting), and only 400,001, or 4.0%, of the 10,000,000 Public Shares (assuming a minimum number of CEP Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved. With respect to each Proposal that requires approval of CEP Shareholders by a special resolution, in addition to the Sponsor’s CEP Ordinary Shares, CEP would need only 5,733,334, or 57.3%, of the 10,000,000 Public Shares (assuming all issued and outstanding CEP Ordinary Shares are voted at the Meeting), and only 1,466,668, or 14.7%, of the 10,000,000 Public Shares (assuming a minimum number of CEP Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved.

Redemption Rights

Pursuant to the CEP Memorandum and Articles, Public Shareholders may elect to have their Public Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing, including interest (net of taxes payable), by (b) the total number of the then issued and outstanding Public Shares. As of the date of this proxy statement/prospectus, based on funds in the Trust Account of approximately $104.2 million as of June 30, 2025, this would have amounted to approximately $10.57 per share (inclusive of $0.15 per share to be funded pursuant to the Sponsor Note and which amount takes into account CEP’s estimate of the amount that may be withdrawn to pay applicable taxes). Public Shareholders may exercise redemption rights whether or not they are holders as of the Record Date and whether or not such shares are voted at the Meeting and whether they vote for or against the Business Combination Proposal. Notwithstanding the foregoing, the CEP Memorandum and Articles provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than 25% of the Public Shares in the aggregate, without the prior consent of CEP.

If a Public Shareholder exercises its redemption rights, then such Public Shareholder will be exchanging its Public Shares for cash and will not hold shares of Pubco Class A Stock upon consummation of the Business Combination. Such a Public Shareholder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CST in accordance with the procedures described herein. See the section titled “Extraordinary General Meeting of CEP Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

In connection with the CEP IPO, the Sponsor and CEP’s executive officers and directors agreed to waive any redemption rights with respect to any CEP Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CEP’s executive officers and directors did not receive separate consideration for the waiver.

Appraisal Rights

No appraisal or dissenters’ rights are available to CEP Shareholders in connection with the ordinary resolution to approve the Business Combination Proposal. Under the Cayman Act, minority shareholders have a right to dissent to a merger and if they so dissent, they are entitled to be paid the fair value of their shares, which if necessary, may ultimately be determined by the court. Therefore, CEP Class A Record Holders have a right to dissent to the CEP Merger. Please see the section titled “The Merger Proposal — Appraisal or Dissenters’ Rights” for additional information.

In addition, Public Shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the redemption proceeds payable to Public Shareholders who exercise such redemption rights will represent the fair value of those shares. For a discussion about the Public Shareholders’ redemption rights, please see “Extraordinary General Meeting of CEP Shareholders — Redemption Rights.”

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. CEP has engaged Sodali & Co as the proxy solicitor to assist in the solicitation of proxies. If a CEP Shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the Meeting. A CEP Shareholder may also change its vote by entering a new vote by Internet or telephone, submitting a later-dated proxy or attending and voting, virtually via the live webcast or in person, during the Meeting as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of CEP Shareholders — Revoking Your Proxy.”

Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination

When Public Shareholders consider the recommendation of the CEP Board in favor of approval of the Business Combination and other Proposals, Public Shareholders should keep in mind that the Sponsor and CEP’s directors and officers have interests in the Proposals that are different from or in addition to (and which may conflict with), the interests of a Public Shareholder as a CEP Shareholder. These interests include, among other things:

•        As of the date hereof, the Sponsor is the record holder of 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares. The following persons have material interests in the Sponsor: Cantor is the sole member of the Sponsor; CFGM is the managing general partner of Cantor; and Howard W. Lutnick is the trustee of CFGM’s sole stockholder. As of the date hereof, each of Cantor, CFGM and Howard W. Lutnick may be deemed to have beneficial ownership of the CEP Ordinary Shares held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Further, on May 16, 2025, Howard W. Lutnick, in his capacity as trustee of a trust, entered into agreements to sell to trusts controlled by Brandon Lutnick, CEP’s Chairman and Chief Executive Officer, all of the voting shares of CFGM. Following the closing of the Cantor Sale Transaction, Brandon Lutnick will be deemed to have voting or dispositive power over the CEP Ordinary Shares held by the Sponsor, and Howard W. Lutnick will no longer have voting or dispositive power over such CEP Ordinary Shares. Further, Brandon Lutnick is the Chairman and Chief Executive Officer of each of the Sponsor, Cantor and CFGM. As of the date hereof, other than Brandon Lutnick (as described above) and Danny Salinas (who has a minority limited partnership interest in Cantor), none of CEP’s other directors or executive officers has a direct or indirect ownership interest in the Sponsor and none of CEP’s directors or executive officers has beneficial ownership of the CEP Ordinary Shares held directly by the Sponsor;

•        The Sponsor paid $25,000, or approximately $0.01 per share, for the 2,500,000 CEP Class B Ordinary Shares, and $3,000,000, or $10.00 per share, for the 300,000 CEP Class A Ordinary Shares. As of September 2, 2025, the aggregate value of such shares is estimated to be approximately $63.6 million, assuming the per share value of the shares is the same as the $22.70 closing price of the CEP Class A Ordinary Shares on Nasdaq on September 2, 2025. As a result, the Sponsor is likely to be able to recoup its investment in CEP and make a substantial profit on that investment, even if shares of Pubco Class A Stock have lost significant value after the Closing. This means that the Sponsor could earn a positive rate of return on its investment, even if Public Shareholders experience a negative rate of return in Pubco;

•        The 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares held by the Sponsor and purchased by the Sponsor for $3,025,000 will be worthless if a business combination is not consummated by CEP by the end of the Combination Period (as defined below);

•        The Sponsor agreed that the 300,000 CEP Class A Ordinary Shares it holds will not be sold or transferred until 30 days after CEP has completed a business combination and the Sponsor agreed that the 2,500,000 CEP Class B Ordinary Shares it holds will not be sold or transferred until the earlier of (a) the one-year anniversary of CEP’s business combination and (b) the date on which the successor company completes certain material transactions that result in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property, subject to in each case to certain exceptions; provided that at Closing, the Sponsor and CEP will enter into an amendment to the Insider Letter to modify clause (a) from one year to six (6) months. These lock-ups will apply to the applicable shares of Pubco Class A Stock received by the Sponsor pursuant to the CEP Merger;

•        The CEP Memorandum and Articles contains an anti-dilution provision which adjusts the conversion ratio of the CEP Class B Ordinary Shares upon their conversion to CEP Class A Ordinary Shares upon certain issuances of equity and equity-linked securities by CEP, which includes the CEP Class A Ordinary Shares to be issued in the Equity PIPEs, such that the number of CEP Class A Ordinary Shares issued in respect of the CEP Class B Ordinary Shares represents 20% of all CEP Ordinary Shares that remain outstanding and are not redeemed in connection with the Business Combination and the Equity PIPE Shares (but excluding the CEP Private Placement Shares). As a result of the foregoing, depending on the number of Public Shares redeemed in connection with the Business Combination, the Sponsor’s 2,500,000 CEP Class B Ordinary Shares will convert into between 6,964,286 CEP Class A Ordinary Shares (if all Public Shares are redeemed) and 9,464,286 CEP Class A Ordinary Shares (if no Public Shares are redeemed). Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares so that such number of CEP Class A Ordinary Shares retained by the Sponsor equals the lesser of (a) 25% of the sum of the number of Public Shares not subject to redemption in connection with the Closing and the number of CEP Class A Ordinary Shares issued in the Equity PIPEs and (b) the sum of (i) 7,084,804 and (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, divided by $10.00. Such CEP Class A Ordinary Shares will then exchange into an equal number of shares of Pubco Class A Stock in the CEP Merger. The additional shares will be issued to the Sponsor for no additional consideration and a certain number of them will be exchanged for Exchange Notes;

•        The Sponsor is a party to the Sponsor Support Agreement and immediately after the Closing will enter into the Securities Exchange Agreement with Pubco. Pursuant to the Securities Exchange Agreement, the Sponsor has agreed to exchange the Exchange Shares for the Exchange Notes equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share. The Exchange Notes and shares of Pubco Class A Stock issuable upon conversion thereof will have the same registration rights as set forth in the Convertible Notes Subscription Agreements. Assuming no redemptions of Public Shares in connection with the Business Combination and the issuance of 27,857,143 CEP Class A Ordinary Shares in the Equity PIPEs, of the 8,045,104 shares of Pubco Class A Stock that the Sponsor would receive in exchange for its Founder Shares (after forfeiting 1,419,182 shares in accordance with the Sponsor Support Agreement), the Sponsor would exchange 4,630,000 of such shares for Exchange Notes with an aggregate principal amount of $46.3 million. See “Questions and Answers About the Proposals — Q. What equity stake will current Public Shareholders, the PIPE Investors, the Sponsor, the Sellers, SoftBank and their affiliates hold in Pubco immediately after the completion of the Business Combination.

•        CF&Co., an affiliate of the Sponsor and Cantor, is a party to the PIPE Engagement Letter, pursuant to which Pubco and CEP engaged CF&Co. as the exclusive placement agent for the PIPE Investments, and Pubco engaged CF&Co. for certain future capital markets advisory and other non-financial advisory services, and the M&A Engagement Letter, pursuant to which CEP engaged CF&Co. as CEP’s exclusive financial advisor for the Business Combination. Pursuant to the PIPE Engagement Letter, for the services provided thereto CF&Co. will receive a cash fee at the Closing equal to approximately $19.9 million, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments (assuming that all April PIPE Investors fund their commitments in their PIPE Subscription Agreements) and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE (assuming that all June Equity PIPE Investors fund their commitments in their PIPE Subscription Agreements). Additionally, pursuant to the PIPE Engagement Letter, based on the terms therein and depending upon the number of redemptions of Public Shares in connection with the Business Combination, CF&Co. may also receive Convertible Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Unless more than 56.7% of the Public Shares are redeemed in connection with the Closing, and assuming the April PIPE Investments are fully funded, CF&Co. will not receive any Engagement Letter Notes. The PIPE Engagement Letter also provides that, for the 24-month period following the date of the PIPE Engagement Letter, in consideration for the other fees to be received by CF&Co., Pubco may engage CF&Co. or its affiliates to provide certain to be agreed capital markets advisory or other non-financial advisory services with a value of up to $9,250,000 for no additional consideration payable to CF&Co. CF&Co. is not entitled to receive any fees pursuant to the M&A Engagement Letter but will be indemnified against certain liabilities arising out of its engagement. In addition, CF&Co. previously entered into the Business Combination Marketing Agreement with CEP on August 12, 2024, pursuant to which CF&Co. will receive a $3.5 million cash fee at the Closing. Payment of the foregoing fees are contingent on the Closing.

•        Pursuant to the Sponsor Convertible Notes Subscription Agreement, the Sponsor has agreed to purchase Convertible Notes with an aggregate principal amount of $12,791,000 at Closing (constituting its pro rata allotment of the Option Notes).

•        The Sponsor and CEP’s officers and directors have agreed not to redeem any CEP Ordinary Shares held by them in connection with a shareholder vote to approve a proposed business combination, including the Business Combination;

•        The CEP Memorandum and Articles provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CEP; and (ii) CEP renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and CEP, on the other. In the course of their other business activities, CEP’s officers and directors may have, or may become aware of, other investment and business opportunities which may be appropriate for presentation to CEP as well as the other entities with which they are affiliated. CEP’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business combination opportunity should be presented, any pre-existing fiduciary obligation will be presented the business combination opportunity before CEP is presented with it. CEP does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        CEP has until the end of the Combination Period to consummate an initial business combination. If the Business Combination with Twenty One is not consummated and CEP does not consummate another business combination by the end of the Combination Period, CEP will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the CEP Board, dissolving and liquidating, subject in each case above to CEP’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares held by the Sponsor would be worthless because the Sponsor has waived its right to participate in any redemption or distribution with respect to such CEP Ordinary Shares, and the Sponsor and CF&Co. will not receive any of the securities and fees described above;

•        CEP has issued the Sponsor Loan to the Sponsor in respect of the loans the Sponsor has made, and will make, to CEP to fund CEP’s expenses relating to investigating and selecting an acquisition target and other working capital requirements. The Sponsor Loan does not bear interest and is repayable by CEP to the Sponsor upon consummation of a business combination; provided that, at the Sponsor’s option, all or any portion of the amount outstanding under the Sponsor Loan may be converted into CEP Class A Ordinary Shares at a conversion price of $10.00 per share. Otherwise, the Sponsor Loan would be repaid only out of funds held outside of the Trust Account. As of June 30, 2025, CEP had $645,543 outstanding under the Sponsor Loan. If the Business Combination or another business combination is not consummated by the end of the Combination Period, the Sponsor Loan may not be repaid to the Sponsor, in whole or in part. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed that upon consummation of the Business Combination, all the amounts owed by CEP to it under the Sponsor Loan (other than certain expenses incurred with the SEC and Nasdaq in connection with the Business Combination) will be repaid in the form of newly issued CEP Class A Ordinary Shares, rather than in cash, at a value of $10.00 per share;

•        CEP has also issued the Sponsor Note (as further described under the heading “Information About CEP”) in connection with certain loans the Sponsor will make to CEP in connection with each Redemption Event, such that an amount equal to $0.15 per Public Share being redeemed in connection with the applicable Redemption Event will be added to the Trust Account and paid to the holders of the applicable redeemed Public Shares on such Redemption Event. The Sponsor Note does not bear interest and is repayable by CEP to the Sponsor upon consummation of a business combination. Otherwise, the Sponsor Note would be repaid only out of funds held outside of the Trust Account. As of June 30, 2025, CEP had $0 outstanding under the Sponsor Note. The Sponsor Note, if drawn, will not be repaid to the extent that the amount of the Sponsor Note exceeds the amount of available proceeds not deposited in the Trust Account if a business combination is not completed;

•        If CEP is unable to complete a business combination by the end of the Combination Period, the Sponsor has agreed to be liable to CEP if and to the extent of any claims by a third party for services rendered or products sold to CEP or by a prospective acquisition target with which CEP has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, in each case, reduce the amount of redemption amount to below the lesser of (i) the sum of (A) $10.00 per Public Share and (B) $0.15 per redeemed Public Share pursuant to the funding of the Sponsor Note in connection with a Redemption Event and (ii) the sum of (A) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less interest released to pay taxes, and (B) $0.15 per redeemed Public Share pursuant to the funding of the Sponsor Note in connection with a Redemption Event, provided that such liability will not apply to any claims by a third party or prospective acquisition target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CEP’s indemnity of the underwriters of the CEP IPO against certain liabilities, including liabilities under the Securities Act and CEP’s public auditor;

•        The Sponsor, CEP’s officers and directors and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CEP’s behalf, such as identifying, investigating, negotiating and completing a business combination. If CEP does not complete a business combination by the end of the Combination Period, CEP may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of the Sponsor, CEP’s officers and directors or their affiliates has incurred any such expenses which would be reimbursed at the Closing; and

•        CEP’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for CEP’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be paid for by Pubco at the Closing pursuant to the Business Combination Agreement. If the Business Combination does not close, CEP’s officers and directors may not receive this tail insurance coverage.

Unrelated to the Business Combination, affiliates of the Sponsor and Cantor, including CF&Co., have provided investment banking and other advisory services to Tether, SoftBank and their respective affiliates in the past and may continue to do so in the future. Cantor and its affiliates, including CF&Co., received or may receive customary fees, commissions or other compensation in connection with such services. Cantor and its affiliates are also party to other agreements with Tether and its affiliates (including ownership by an affiliate of Cantor of a convertible note in Tether’s parent company that is convertible into a minority ownership interest in Tether’s parent company), that are unrelated to the Business Combination and may pursue additional business relationships and opportunities in the future with Tether unrelated to the Business Combination.

For more information, see “Certain Relationships and Related Party Transactions” and see the risk factor entitled “Risk Factors — Risks Related to the Business Combination — Since the Sponsor and CEP’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and Twenty One is appropriate as CEP’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CEP if the Business Combination is not completed or any other business combination is not completed.”

CEP’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the CEP Audit Committee should separately review and consider the potential conflicts of interest with respect to the Sponsor and its Affiliates arising out of the proposed Business Combination and the proposed terms in respect thereof. Accordingly, the CEP Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Business Combination Agreement and the transactions contemplated therein.

Interests of Pubco’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the CEP Board to vote in favor of approval of the Proposals, unaffiliated CEP Shareholders should keep in mind that the directors and executive officers of Pubco have interests in such Proposals that are different from or in addition to, those of unaffiliated CEP Shareholders. In particular:

•        Pubco is in the process of negotiating employment agreements with its Chief Executive Officer and Chief Financial Officer and expects to enter into an employment agreement with each of them prior to the Closing. Pubco also intends to grant equity awards under the Incentive Plan to Pubco’s Chief Executive Officer and Chief Financial Officer in accordance with their employment agreements. As party to the anticipated employment agreements and recipients of the anticipated equity awards, Pubco’s Chief Executive Officer and Chief Financial Officer may have interests in the Business Combination that are different from, or in addition to, the shareholders of Pubco; and

•        The fact that Jack Mallers, Chief Executive Officer and President of Pubco, is expected to become a director of Pubco at Closing.

Consideration to be Received by, and Securities to be Issued to, the Sponsor and its Affiliates

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsor and its Affiliates in connection with the Business Combination and the PIPE Investments, the amount of securities issued or to be issued by Pubco to the Sponsor and its Affiliates and the price paid or to be paid or consideration provided for such securities or any related financing transaction.

Entity	Interest in Securities/Other Consideration to be Received	Price Paid or to be Paid or Consideration Provided
Sponsor

•   2,500,000 CEP Class B Ordinary Shares;

(i)     The 2,500,000 CEP Class B Ordinary Shares will be adjusted pursuant to the anti-dilution provisions of the CEP Memorandum and Articles as described above which will result in the Sponsor receiving between 6,964,286 (assuming 100% Redemptions) and 9,464,286 (assuming No Redemptions) CEP Class A Ordinary Shares (assuming that all PIPE Investors fund their commitments in their PIPE Subscription Agreements), after which the Sponsor will forfeit between 0 (assuming 100% Redemptions) and 1,419,182 (assuming No Redemptions) of such CEP Class A Ordinary Shares; and

• $25,000 paid to purchase the 2,500,000 CEP Class B Ordinary Shares

Entity	Interest in Securities/Other Consideration to be Received	Price Paid or to be Paid or Consideration Provided

(ii)    Of such CEP Class A Ordinary Shares received by the Sponsor, the Sponsor will retain 3,415,104 shares of Pubco Class A Stock received in the CEP Merger, representing the 2,500,000 Founder Shares and 915,104 shares in additional consideration, and exchange the remaining shares for the Exchange Notes. Assuming No Redemptions and that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, the Sponsor will receive Exchange Notes with an aggregate principal amount of $46.3 million and, assuming 100% Redemptions, the Sponsor will receive Exchange Notes with an aggregate principal amount of approximately $35.5 million.

	• 300,000 CEP Class A Ordinary Shares	• $3,000,000 paid to purchase the 300,000 CEP Class A Ordinary Shares
• Additional CEP Class A Ordinary Shares and/or cash

•   Amounts outstanding at the Closing under the Sponsor Loan will be repaid by the issuance of CEP Class A Ordinary Shares at $10.00 per share (other than certain expenses incurred with the SEC and Nasdaq in connection with the Business Combination)

	• Convertible Notes with an aggregate principal amount of $12,791,000 (constituting its pro rata allotment of the Option Notes)	• $12,791,000 paid in cash to purchase the 12,791 Convertible Notes
CF&Co.	• $3,500,000 in cash	• Services pursuant to the Business Combination Marketing Agreement

•   Approximately $19.9 million in cash, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments (assuming that all April PIPE Investors fund their commitments in their PIPE Subscription Agreements) and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE (assuming that all June Equity PIPE Investors fund their commitments in their PIPE Subscription Agreements)

• Services pursuant to the PIPE Engagement Letter

Entity	Interest in Securities/Other Consideration to be Received	Price Paid or to be Paid or Consideration Provided

•   Convertible Notes with an aggregate principal amount of between $0 (assuming No Redemptions) and approximately $10.8 million (assuming 100% Redemptions) (constituting the Engagement Letter Notes), which, together with the Exchange Notes, is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration (assuming that all such April PIPE Investors fund their commitments in their PIPE Subscription Agreements)

• Services pursuant to the PIPE Engagement Letter

Because the Sponsor acquired the 2,500,000 CEP Class B Ordinary Shares at a nominal price, the Public Shareholders will incur substantial and immediate dilution upon the Closing of the Business Combination. See the sections titled “Summary of the Proxy Statement/Prospectus — Dilution”, “Risk Factors — Risks Related to the Business Combination — The value of the CEP Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CEP management team to pursue and consummate the Business Combination which differs from the Public Shareholders,” and “Risk Factors — Public Shareholders who do not redeem their Public Shares will experience substantial and immediate dilution upon Closing of the Business Combination as a result of the CEP Class B Ordinary Shares held by the Sponsor, since the value of the CEP Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Stock in the Business Combination and the PIPE Investments.”

The CEP Board’s Reasons for Approval of the Transactions

The CEP Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CEP Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the CEP Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Before reaching its decision, the CEP Board reviewed the information provided to it by its management, representatives of the Sponsor and CEP’s legal and financial advisors, including the analyses prepared by CF&Co., in its capacity as financial advisor to CEP, as further described in the section entitled “The Business Combination Proposal — CEP Board’s Reasons for Approval of the Business Combination — Comparable Company Analysis” below.

Neither the CEP Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether to pursue the terms of the Business Combination (including the consideration to be received by CEP Shareholders and members of Twenty One). Among other items, CF&Co. and the CEP Board reviewed the Comparable Company Analysis prepared by CF&Co. utilizing information provided by Pubco and publicly available information, as further described below, all of which helped form the basis for CF&Co.’s analysis and which the CEP Board used in its review and approval of the terms of the Business Combination (including the consideration to be received by CEP Shareholders and members of Twenty One). The independent directors of the CEP Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated CEP Shareholders to negotiate the terms of the Business Combination and/or prepare a report concerning the approval of the Business Combination.

The CEP Board determined that pursuing a potential business combination with Pubco and Twenty One would be an attractive opportunity for CEP and the CEP Shareholders, which determination was based on a number of factors including, but not limited to, the following:

•        Pubco’s Initial Bitcoin Holdings.    Based on the amount of Bitcoin owned by other companies as of the date of signing of the Business Combination Agreement, Pubco expected to launch with the third largest corporate Bitcoin holdings of at least 42,000 Bitcoin at Closing (which was subsequently increased to at least

43,500 as a result of the purchase of the June PIPE Bitcoin and the agreed contribution of the June In-Kind PIPE Bitcoin). This includes (i) the 31,500 Bitcoin that Tether and Bitfinex have agreed to contribute to Twenty One at Closing, (ii) the Initial PIPE Bitcoin that Tether had agreed to purchase within 10 business days of signing the Business Combination Agreement in an amount equal to $458.7 million, which Bitcoin will be sold to Pubco at Closing using the net proceeds of the PIPE Investments at the price paid by Tether to purchase such Bitcoin (as of the date hereof, Tether has purchased 4,812.220927 Bitcoin for $458.7 million), (iii) the Option PIPE Bitcoin that Tether had agreed to purchase within ten (10) business days of the end of the Option Period in the event the Convertible Note Investors exercise the Option, in amount equal to 99.5% of the principal amount of the Option Notes, which Bitcoin will be sold to Pubco at Closing using the net proceeds of the PIPE Investments at the price paid by Tether to purchase such Bitcoin (as of the date hereof, Tether has purchased 917.47360612 Bitcoin for $99.5 million), (iv) the 347.62 Bitcoin that certain April Equity PIPE Investors have agreed to contribute at Closing in the April Equity PIPE, and (v) the Additional PIPE Bitcoin that Tether has agreed to sell to Pubco immediately after Closing to ensure that Pubco owns at least 42,000 Bitcoin upon Closing.

•        Pubco’s Planned Operations and Strategy.    Pubco considers itself a Bitcoin company built by “Bitcoiners for Bitcoiners,” with plans to promote global adoption of Bitcoin as a treasury reserve asset, explore ways to creatively leverage its Bitcoin and prioritize long-term value creation for holders of Pubco Class A Stock. Pubco’s business plan is to (i) strategically accumulate Bitcoin, actively manage its Bitcoin holdings subject to market conditions and other factors and issue debt or equity securities or other capital raising transactions in the short- to medium-term with the objective of generating proceeds to be used for the purchase of Bitcoin and other operating expenses, (ii) accelerate Bitcoin adoption and literacy at both institutional and retail levels through creating, licensing and producing educational content regarding Bitcoin, and (iii) in the future, provide Bitcoin related financial and advisory services.

•        Bitcoin as an Attractive Asset Class.    Bitcoin is a finite asset with a limited supply of 21 million total Bitcoin, which creates scarcity and positions Bitcoin as a hedging asset against inflationary pressures. With the current U.S. administration viewed as strongly pro-crypto, regulatory clarity in the United States in a pro-crypto manner is more likely, which may increase institutional adoption of Bitcoin and help drive the price of Bitcoin higher. Bitcoin has been a superior performing asset since 2020. As a result, Pubco believes that now is an attractive time for corporations to embrace Bitcoin as an asset, unlocking long-term value and a competitive edge through early adoption.

•        Initial Net Asset Value of Pubco’s Bitcoin.    The 31,500 Bitcoin to be contributed by Tether and Bitfinex in the Contribution at the Closing are valued pursuant to the Business Combination Agreement at approximately $2.67 billion, or $84,863.57 per Bitcoin, and the April Equity PIPE Investors have agreed to contribute 347.62 Bitcoin at the closing of the Equity PIPE at $84,863.57 per Bitcoin. The CEP Board considered the net asset value of the 31,500 Bitcoin to be contributed by Tether and Bitfinex in the Contribution at the Closing at $84,863.57 per Bitcoin and that the share price of Pubco Class A Stock after Closing is likely to be highly correlated to the price of Bitcoin and any increase in price of Bitcoin above this net asset value should lead to appreciation of Pubco Class A Stock. As part of this review, the CEP Board considered the potential impact of the price of Bitcoin and the illustrative enterprise value to Bitcoin market value multiple on Pubco’s share price. See the risk factor entitled “The trading price of CEP Class A Ordinary Shares between the time of the Business Combination Agreement and Closing and the trading price of Pubco Class A Stock after Closing are likely to be highly correlated to the price of Bitcoin which is volatile and can rise and fall rapidly and quickly and there is no guarantee that the price of Bitcoin will be greater than the Signing Bitcoin Price at Closing or higher than the redemption price that Public Shareholders would have received if they redeemed their Public Shares” for an illustration.

•        Ownership of Pubco.    Pubco will be majority owned by Tether, the world’s largest stablecoin issuer, and Bitfinex, one of the longest active cryptocurrency exchanges, with significant minority ownership from SoftBank, one of the world’s leading technology investment companies. The backing of these investors provides support to Pubco’s mission and operations. The CEP Board considered that such parties expected to continue to hold their shares of Pubco Stock due to their large investments in Pubco, that their shares of Pubco Stock will be locked-up in accordance with the Lock-Up Agreements and will be further restricted under federal securities laws, that they will control management of Pubco due to their holding of shares of Pubco Class B Stock and Tether’s long-term plan for Pubco.

•        Pubco Management.    Pubco will be led by chief executive and president Jack Mallers. Mr. Mallers is a cryptocurrency entrepreneur and an advocate for its adoption by institutions, corporations and governments. Mr. Mallers will help establish Pubco in the public markets and will continue to advocate for Bitcoin through multiple channels. Steve Meehan will lead the finance role and brings years of public company CFO experience and will drive Pubco’s active Bitcoin treasury management and other business strategies.

•        Relationship with Tether.    Pubco will be majority owned and controlled by Tether and Bitfinex, which are affiliates of each other. Tether has agreed to provide services to Pubco on an ongoing basis pursuant to the Services Agreement. The ongoing support of Tether is important for Pubco to implement its business plan.

•        Involvement of the April PIPE Investors.    The CEP Board considered that the agreement of the April PIPE Investors in the April PIPE Investments (including the Exchange Notes and Engagement Letter Notes to be received by the Sponsor and CF&Co.) to invest an aggregate of $585.0 million (including the Option of the Convertible Note Investors to invest an additional $100 million) in CEP and Pubco at Closing was a validation of Pubco’s valuation and future prospects.

•        Market Acceptance of Bitcoin Treasury Companies.    The CEP Board considered how companies with large Bitcoin treasuries have traded in the public markets and, as a result, how the shares of Pubco Class A Stock may trade in the markets after Closing. See the section entitled “The Business Combination Proposal — CEP Board’s Reasons for Approval of the Business Combination — Comparable Company Analysis” below for additional information regarding these other companies.

•        Attractive Valuation.    The CEP Board’s determination that if (i) Pubco achieves a trading multiple similar to the trading multiples of other companies with large Bitcoin holdings and (ii) the price of Bitcoin maintains its current value or increases over time, then CEP Shareholders will have acquired their shares in Pubco at an attractive valuation.

•        Terms and Conditions of the Business Combination Agreement.    The terms and conditions of the Business Combination Agreement and the Business Combination were, in the opinion of the CEP Board, the product of arm’s-length negotiations between the parties.

•        Redemption Option.    The right of CEP Shareholders to redeem their Public Shares in connection with the Closing as further described herein, which decision may be based on, among other things, the price of Bitcoin and the trading price of CEP Class A Ordinary Shares between signing and the date the election to redeem must be made.

In the course of its deliberations, in addition to the various other risks associated with the business of Pubco, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the CEP Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•        Bitcoin and the Volatility of the Price of Bitcoin.    Bitcoin is still an emerging asset and is not yet a mainstream investment for most institutions and people. In addition, while Bitcoin has been a well performing asset over the long term in the last five (5) years, the price of Bitcoin is volatile and can rise and fall rapidly and quickly. As a result, there is no guarantee that the price of Bitcoin will continue to rise or that the price of Bitcoin will be at least equal to the net asset value of the Bitcoin to be held by Pubco at Closing. For more information, see the risk factors entitled “The trading price of CEP Class A Ordinary Shares between the time of the Business Combination Agreement and Closing and the trading price of Pubco Class A Stock after Closing are likely to be highly correlated to the price of Bitcoin which is volatile and can rise and fall rapidly and quickly and there is no guarantee that the price of Bitcoin will be greater than the Signing Bitcoin Price at Closing or higher than the redemption price that Public Shareholders would have received if they redeemed their Public Shares,” “We may suffer losses due to abrupt and erratic market movements,” and “Our Bitcoin acquisition strategy exposes us to various risks associated with Bitcoin.”

•        Net Asset Value of Pubco’s Bitcoin.    As noted above, the initial net asset value of the 31,500 Bitcoin to be contributed in the Contribution is $84,863.57 per Bitcoin, valued as of signing, and the CEP Board considered that the share price of Pubco Class A Stock after Closing is likely to be highly correlated to the price of Bitcoin. As a result, any decrease in the price of Bitcoin could result in a decrease in the share price of Pubco Class A Stock after Closing, and may also lead to a decrease in the share price of CEP between the date of the execution of the Business Combination Agreement and the Closing. If the price of Bitcoin at Closing is less than this net asset value, then any CEP Shareholders who choose not to redeem may receive shares of Pubco Class A Stock that are worth less than the redemption price they would have received if they redeemed their Public Shares. As part of this review, the CEP Board considered the potential impact of the price of Bitcoin and the illustrative enterprise value to Bitcoin market value multiple on Pubco’s share price. See the risk factor entitled “The trading price of CEP Class A Ordinary Shares between the time of the Business Combination Agreement and Closing and the trading price of Pubco Class A Stock after Closing are likely to be highly correlated to the price of Bitcoin which is volatile and can rise and fall rapidly and quickly and there is no guarantee that the price of Bitcoin will be greater than the Signing Bitcoin Price at Closing or higher than the redemption price that Public Shareholders would have received if they redeemed their Public Shares” for an illustration.

•        Limited Right of the CEP Board to Change its Recommendation.    As part of the negotiation of the Business Combination Agreement, CEP agreed that the CEP Board would not be permitted to change its recommendation to CEP Shareholders that they vote in favor of the Proposals in certain circumstances, including as a result in the decrease in the price or trading volume of Bitcoin, although the CEP Board will be permitted to recommend that CEP Shareholders redeem their CEP Class A Ordinary Shares in such a situation. See the risk factor entitled “The Business Combination Agreement includes a requirement that the CEP Board will not change its recommendation that CEP Shareholders vote in favor of the CEP Shareholder Approval Matters, except in limited situations.”

•        Macroeconomic Risks Generally.    Macroeconomic uncertainty, including the potential impact of the potential tariffs to be instituted by the United States government, and the effects they could have on the price of Bitcoin and Pubco’s potential financial performance.

•        Regulatory Risks with respect to Bitcoin.    Government regulation of cryptocurrencies is evolving and changes in regulation, including tax policy or as a result of any change in administrations or regulators following any future elections, could impact the value of Bitcoin and the value of Pubco.

•        Competition in Pubco’s Industry.    Due to the premium to net asset value of Bitcoin owned of other public companies that are pursuing Bitcoin treasury strategies, many other parties have sought and will continue to seek to follow and adopt such strategies. This increased number of companies could make it more difficult or expensive for Pubco to, among other things, pursue its strategy of raising funds through public offerings of securities to purchase more Bitcoin for its corporate treasury.

•        Risks in Pubco’s Business Plan, which Business Plan May Not be Achieved.    Pubco does not have significant operations prior to Closing to evaluate. Pubco may not be successful in building its Bitcoin holdings or in building the ancillary Bitcoin related financial services it intends to launch as it builds its Bitcoin holdings. Further, Pubco’s other businesses may not generate sufficient cash flows to cover all of Pubco’s expenses. In addition, Pubco may encounter unforeseen expenses, difficulties, complications, delays and other unknown events that may cause its costs to exceed its expectations.

•        Management Team of Pubco.    Pubco’s chief executive officer does not have experience managing a public company. Further, Pubco will have limited employees and will be relying on services from Tether, which also does not have experience operating a public company. There are no assurances that Pubco will be able to successfully put in place the financial, operational, legal and managerial resources necessary to perform the functions of a public company.

•        No Fairness Opinion/Valuation.    Twenty One has no operating history and the volatile nature of the price of Bitcoin makes it difficult to evaluate Pubco’s future prospects. Twenty One’s lack of operating history also makes it difficult to accurately forecast its future results of operations, which are subject to numerous uncertainties as further described herein. In addition, CEP did not obtain a fairness opinion (or any similar report or appraisal) in connection with the Business Combination. As a result, there is a risk that the CEP Board may not have properly valued Twenty One’s business.

•        Shares Available for Sale/Lock-Ups.    The shares of Pubco Class A Stock to be issued to (i) the Equity PIPE Investors in exchange for the Equity PIPE Shares and the Sponsor in exchange for the CEP Class A Ordinary Shares issued to the Sponsor in repayment of the Sponsor Loan are not subject to any lock-up, (ii) the Sponsor in exchange for the CEP Private Placement Shares are subject to a 30-day lock-up, and (iii) the Sponsor in exchange for its Founder Shares, Tether and SoftBank in the Company Merger and the shares sold to SoftBank by Tether are subject to a 6 month lock-up (as such date may be extended to the date of the effectiveness of the Resale Registration Statement), subject to the exceptions described in this proxy statement/prospectus. To the extent not registered pursuant to this proxy statement/prospectus, Pubco is required to register such shares of Pubco Class A Stock promptly after Closing. Pubco is also required promptly after Closing to register the Convertible Notes and the shares of Pubco Class A Stock underlying the Convertible Notes. Upon the registration of such shares of Pubco Class A Stock and upon the expiration of any applicable lock-up, a substantial number of shares of Pubco Class A Stock may become available for sale, which could have a negative impact on Pubco’s share price.

•        Securities Exchange Listing.    The potential inability of Pubco, as a Bitcoin-native company, to obtain an initial listing and maintain the listing of Pubco Class A Stock on Nasdaq or any other securities exchange following the Closing.

•        Closing Conditions.    Completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CEP’s control, such as the funding of the April PIPE Investments (exclusive of the Option) by the April PIPE Investors and completion of the Contribution.

•        CEP Shareholders Holding a Minority Position in Pubco.    CEP Shareholders will hold a minority ownership position in Pubco following completion of the Business Combination, with existing Public Shareholders owning approximately 2.9% of the issued and outstanding shares of Pubco Class A Stock after Closing, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Stock are issued pursuant to the Incentive Plan.

•        Control of Pubco by Tether.    Pubco will have two classes of shares after Closing, with Pubco Class A Stock having no voting rights (except as required by applicable law), until all shares of Pubco Class B Stock are canceled, and Pubco Class B Stock having voting rights. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. CEP Shareholders will receive shares of Pubco Class A Stock in the CEP Merger and only Tether, Bitfinex, SoftBank and their permitted transferees will be permitted to own shares of Pubco Class B Stock. As a result, Pubco will be a controlled company under Nasdaq listing standards after Closing, with most decisions of Pubco being controlled by Tether and other decisions requiring approval of Tether and SoftBank. Accordingly, Public Shareholders will not participate in the governance of Pubco after Closing and will be subject to the decisions of Pubco’s controlling shareholders. If Public Shareholders are unhappy with any decisions made, they will only be able to sell their shares of Pubco Class A Stock, potentially at a loss. For additional information relating to limitations on affiliate transactions, see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”

•        Use of Tether Stablecoin and/or Bitfinex Platform.    Pubco may have opportunities to conduct business in Tether’s stablecoin USDT or transact on Bitfinex’s platform, the benefits of which will inure to Tether and/or Bitfinex, respectively, and not all shareholders equally.

•        Sponsor Incentives.    The Sponsor and its affiliates may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to CEP Shareholders, rather than to liquidate (in which case the Sponsor would lose its entire investment in CEP). In addition, as described elsewhere in this proxy statement/prospectus, the Sponsor and CF&Co. are entitled to consideration or fees that will only be received if the Business Combination is completed. As a result, the Sponsor may have a conflict of interest in determining whether the Business Combination is an appropriate transaction to be consummated by CEP and/or in evaluating the terms of the Business Combination.

•        Relationship of Cantor and its affiliates with Tether and SoftBank.    In addition to the interests of the Sponsor, its affiliates and certain executive officers and directors of CEP in the Business Combination described in the section entitled “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination,” the CEP Board considered the potential conflicts of interest that Cantor and its affiliates may have as a result of unrelated transactions and agreements they have entered into with Tether and its affiliates (including ownership by an affiliate of Cantor of a convertible note in Tether’s parent company that is convertible into a minority ownership interest in Tether’s parent company), that are unrelated to the Business Combination, pursuant to which Cantor and its affiliates have received fees and other consideration in the past and may continue to receive fees and other consideration in the future. As a result of these other unrelated transactions and agreements, the Sponsor and CF&Co. may be incentivized to complete the Business Combination rather than seek alternative transactions with other parties. In addition, following the Closing, CF&Co. or its affiliates may continue to provide other financial or other services to Pubco, Tether, SoftBank or their respective affiliates.

•        Litigation/CEP Shareholder Actions.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination, including that CEP Shareholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination including those payable to CF&Co.

•        Redemptions.    The risk that a significant number of holders of Public Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to fund Pubco’s business after the Business Combination and reducing Pubco’s public “float” and the liquidity of the trading market for the Pubco Stock upon Closing.

In addition to considering the factors described above, the CEP Board also considered that:

•        Interests of Certain Persons.    The Sponsor, its affiliates and certain executive officers and directors of CEP, as individuals, may have interests in the Business Combination that are in addition to, and that may be different from and may conflict with, the interests of CEP Shareholders (see the section entitled “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination”). CEP’s independent directors on the CEP Audit Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CEP Audit Committee, the Business Combination Agreement and the transactions contemplated therein.

•        Differing Returns.    The Sponsor paid $25,000, or approximately $0.01 per share, for the CEP Founder Shares (of which it currently holds 2,500,000), which such CEP Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $27,000,000, based on the closing price of CEP Class A Ordinary Shares of $10.80 on April 21, 2025, the business day before the CEP Board approved the Business Combination. Such shares will be worthless if a business combination is not consummated. The Sponsor and its affiliates can earn a positive rate of return on their investment even if Public Shareholders experience a negative return following the consummation of the Business Combination. Further, pursuant to the CEP Memorandum and Articles and assuming no redemptions of Public Shares, as the 2,500,000 CEP Class B Ordinary Shares will convert into 7,500,000 CEP Class A Ordinary Shares immediately prior to the CEP Merger, and the Sponsor will exchange a certain number of such additional 5,000,000 shares into Convertible Notes immediately after the Closing pursuant to the Securities Exchange Agreement. The Sponsor will not receive such additional shares or Convertible Notes if the Closing is not consummated. Subsequently, CEP entered into the June PIPE Subscription Agreements and Amendment No. 1 to Sponsor Support Agreement. As a result, the 2,500,000 CEP Class B Ordinary Shares will convert into 9,464,286 CEP Class A Ordinary Shares immediately prior to the CEP Merger (of which 1,419,182 shares will be forfeited by the Sponsor in accordance with the Sponsor Support Agreement), and the Sponsor will exchange 4,630,000 of such additional shares into Convertible Notes immediately after the Closing pursuant to the Securities Exchange Agreement.

After considering the foregoing, the CEP Board concluded, in its business judgment, that the potential benefits to CEP and the CEP Shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Recommendation to CEP Shareholders

The CEP Board has determined that the Business Combination Proposal and each of the other Proposals are in the commercial interests of CEP and the CEP Shareholders and unanimously recommends that CEP Shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the NTA Proposal, “FOR” each of the Organizational Documents Proposals, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal, if presented.

For more information about the CEP Board’s recommendation and the Proposals, see the sections titled “Extraordinary General Meeting of CEP Shareholders — Recommendation of the CEP Board” and “The Business Combination Proposal — CEP Board’s Reasons for Approval of the Business Combination”.

Sources and Use of Funds for the Business Combination

The following table summarizes the anticipated sources and uses of funds in the Business Combination, in various redemptions scenarios. Such tables are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

The following table summarizes the sources and uses for funding the Business Combination. The tables below reflect the “No Redemptions,” “25% Redemptions,” “50% Redemptions,” “75% Redemptions” and “100% Redemptions” scenarios described in the section entitled “Questions and Answers About the Proposals — Q. What equity stake will current Public Shareholders, the PIPE Investors, the Sponsor, the Sellers, SoftBank and their Affiliates hold in Pubco immediately after the completion of the Business Combination and the PIPE Investments?”

Assuming No Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account (as of June 30, 2025)	$104.2	PIPE Bitcoin Purchase	$705.7
Convertible Notes PIPE Proceeds	440.2	Equity PIPE Proceeds – Bitcoin	52.8
Equity PIPE Proceeds – Cash	321.3	Redemptions	—
Equity PIPE Proceeds – Bitcoin	52.8	Transaction expenses	42.3
		Cash to Balance Sheet	117.7
Total Sources	$918.5	Total Uses	$918.5
Assuming 25% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account (as of June 30, 2025)	$104.2	PIPE Bitcoin Purchase	$705.7
Convertible Notes PIPE Proceeds	440.2	Equity PIPE Proceeds – Bitcoin	52.8
Equity PIPE Proceeds – Cash	321.3	Redemptions	26.0
Equity PIPE Proceeds – Bitcoin	52.8	Transaction expenses	42.3
		Cash to Balance Sheet	91.7
Total Sources	$918.5	Total Uses	$918.5
Assuming 50% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account (as of June 30, 2025)	$104.2	PIPE Bitcoin Purchase	$705.7
Convertible Notes PIPE Proceeds	440.2	Equity PIPE Proceeds – Bitcoin	52.8
Equity PIPE Proceeds – Cash	321.3	Redemptions	52.1
Equity PIPE Proceeds – Bitcoin	52.8	Transaction expenses	42.3
		Cash to Balance Sheet	65.6
Total Sources	$918.5	Total Uses	$918.5

Assuming 75% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account (as of June 30, 2025)	$104.2	PIPE Bitcoin Purchase	$705.7
Convertible Notes PIPE Proceeds	440.2	Equity PIPE Proceeds – Bitcoin	52.8
Equity PIPE Proceeds – Cash	321.3	Redemptions	78.1
Equity PIPE Proceeds – Bitcoin	52.8	Transaction expenses	42.3
		Cash to Balance Sheet	39.6
Total Sources	$918.5	Total Uses	$918.5
Assuming 100% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account (as of June 30, 2025)	$104.2	PIPE Bitcoin Purchase	$705.7
Convertible Notes PIPE Proceeds	440.2	Equity PIPE Proceeds – Bitcoin	52.8
Equity PIPE Proceeds – Cash	321.3	Redemptions	104.2
Equity PIPE Proceeds – Bitcoin	52.8	Transaction expenses	42.3
		Cash to Balance Sheet	13.5
Total Sources	$918.5	Total Uses	$918.5

Certain Material U.S. Federal Income Tax Considerations

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of Public Shares and the ownership and disposition of shares of Pubco Stock, see the section entitled “U.S. Federal Income Tax Considerations.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CEP will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current members of Twenty One having a majority of the voting power of Pubco upon the Closing, Twenty One senior management comprising all of the senior management of Pubco, and Twenty One’s operations comprising the ongoing operations of Pubco. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Twenty One issuing shares for the net assets of CEP, accompanied by a recapitalization. The net assets of CEP will be stated at historical cost, with no goodwill or other intangible assets recorded. As a result, any transaction costs incurred to effect the recapitalization represent costs related to issuing equity and raising capital that are recognized as a reduction to the total amount of equity raised rather than an expense recorded as incurred. Operations prior to the Business Combination will be those of Twenty One.

Emerging Growth Company

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of shares of Pubco Stock held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies that are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pubco has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used. See “Risk Factors — Risks Related to Being a Public Company — Pubco will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make shares of Pubco Stock less attractive to investors, which could have a material and adverse effect on Pubco, including its growth prospects.”

Controlled Company

After the consummation of the Transactions, Pubco will be a “controlled company” under the NYSE or Nasdaq rules, as applicable. Under the NYSE or Nasdaq rules, for example, a company may elect to utilize exemptions from certain of NYSE or Nasdaq’s corporate governance requirements, as applicable, including the requirements (a) that a majority of the board consists of independent directors; (b) for an annual performance evaluation of the nominating and corporate governance and compensation committees; (c) that the company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (d) that the company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility. See “Risk Factors — Risks Related to Ownership of Pubco Stock following the Business Combination — Pubco expects to qualify as a controlled company under applicable securities exchange rules and expects to avail itself of applicable exemptions from the corporate governance requirements thereof.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the CEP Merger, which will be filed on behalf of CEP and CEP Merger Sub with the Registrar of Companies of the Cayman Islands and (ii) filings with the Secretary of State of the State of Delaware (“Delaware Secretary of State”) necessary to effectuate the Company Merger, which will be filed on behalf of Twenty One and Company Merger Sub with the Delaware Secretary of State upon the approval of the Business Combination Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement.

Conditions to Closing of the Business Combination

Under the Business Combination Agreement, the obligations of the parties to consummate (or cause to be consummated) the Transactions are subject to a number of conditions:

Mutual Conditions to Obligations of All Parties (subject to written waiver by CEP and the Company where permissible pursuant to applicable law):

•        the receipt of the Required Shareholder Approval from CEP Shareholders;

•        the consummation of the Transactions not being prohibited by applicable law;

•        the effectiveness of the Registration Statement;

•        the shares of Pubco Class A Stock having been approved for listing on NYSE, Nasdaq or another national securities exchange; and

•        the April PIPE Investments having been fully funded in accordance with the respective PIPE Subscription Agreements.

Conditions to Obligations of the Company, Pubco, CEP Merger Sub, Tether, Bitfinex and SoftBank (subject to written waiver by CEP):

•        the representations and warranties of CEP being true and correct, subject to the applicable materiality standards contained in the Business Combination Agreement;

•        material compliance by CEP with its applicable pre-closing covenants;

•        there having been no occurrence of a Material Adverse Effect with respect to CEP since the date of the Business Combination Agreement which is continuing and uncured; and

•        the Sponsor having performed in all material respects its obligations required under the Sponsor Support Agreement.

Conditions to Obligations of CEP (subject to written waiver by the Company):

•        the representations and warranties of the Company, Pubco, CEP Merger Sub and each Seller being true and correct, subject to the applicable materiality standards contained in the Business Combination Agreement;

•        material compliance by the Company, Pubco, CEP Merger Sub and each Seller with their respective pre-closing covenants;

•        no occurrence of a Material Adverse Effect with respect to the Company or Pubco; and

•        completion of the Contribution.

Pursuant to the Business Combination Agreement, “Material Adverse Effect” with respect to any specified party is any fact, event, occurrence, change, or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon:

•        The business, assets, liabilities, results of operations, prospects, or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, or

•        The ability of such party or any of its subsidiaries to consummate the transactions contemplated by Business Combination Agreement or the Ancillary Agreements to which it is a party or bound or to perform its obligations under such documents.

However, with respect to the first bullet point above, the following changes or effects (by themselves or when aggregated with others) are not considered a Material Adverse Effect:

•        General changes in financial or securities markets (including interest rates) or general economic or political conditions in the country or region where the party or its subsidiaries do business.

•        Changes, conditions, or effects that generally affect the industries or markets in which the party or its subsidiaries principally operate.

•        Changes in the price or trading volume of Bitcoin.

•        Any proposal, enactment, or change in interpretation of, or any other change in, applicable laws, IFRS, GAAP, or other applicable accounting principles.

•        Conditions caused by acts of God, natural disasters, terrorism, war, or an epidemic or pandemic, or the effects of governmental actions in response to them.

•        The taking of any action required by the Business Combination Agreement or any Ancillary Agreement.

•        Any failure by the party and its subsidiaries to meet internal or published budgets, projections, forecasts, or predictions of financial performance for any period.

The exceptions in the first, second, fourth, fifth, and seventh bullet points above will be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event has a disproportionate and adverse effect on the party or its subsidiaries compared to other similarly situated participants in the same industries.

Notwithstanding the foregoing, for CEP, the number of CEP Ordinary Shares redeemed in connection with the Business Combination or the failure to obtain the Required Shareholder Approval shall not, in and of itself, be deemed a Material Adverse Effect on or with respect to CEP, provided that the underlying causes of any such redemptions or failure to obtain the Required Shareholder Approval may be considered if not otherwise excluded by another exception.

No Solicitation

During the Interim Period, the parties agreed not to solicit, encourage or engage in discussions regarding any Acquisition Proposal or Alternative Transaction outside the transactions contemplated by the Business Combination Agreement.

The parties also agreed not to provide non-public information or enter into any agreements related to such proposals. If any party receives an Acquisition Proposal, such party is expected to promptly notify the other parties and keep them informed of any developments.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the Parties, which will not survive the Closing. Many of the representations and warranties are qualified by materiality or Material Adverse Effect.

CEP made representations relating to, among other things, CEP’s organization, good standing and qualification to do business, CEP’s corporate authority, governmental and regulatory consents necessary in connection with the Business Combination, absence of conflicts and certain changes, CEP’s capitalization, proper filings with the SEC, no litigation, compliance with applicable laws, permits, taxes and returns, employees and employee benefit plans, properties, material contracts, transactions with affiliates, finders and brokers, certain business practices, insurance, Trust Account.

Pubco and CEP Merger Sub each made representations relating to, among other things, organization, good standing, qualification to do business, corporate authority, governmental and regulatory consents necessary in connection with the Business Combination, absence of conflicts and certain changes, capitalization, finders and brokers, ownership of Pubco Stock and Pubco and CEP Merger Sub’s activities.

The Company made representations relating to, among other things, organization, good standing and qualification to do business, the Company’s corporate authority, governmental and regulatory consents necessary in connection with the Business Combination, absence of certain changes, title to assets, employee benefit plans, certain business practices, the Company’s activities and finders and brokers.

Tether and Bitfinex each made representations relating to, among other things, organization, good standing, qualification to do business, corporate authority, governmental and regulatory consents necessary in connection with the Business Combination, absence of conflicts, ownership, investment representations and finders and brokers.

Covenants

The Business Combination Agreement contains covenants, including, among others, providing for (i) the Company, Pubco and CEP Merger Sub to not to take certain corporate actions without the prior written consent of CEP and SoftBank during the period between signing and the Closing, (ii) CEP to conduct its business in the ordinary course consistent with past practice and refrain from specified actions without the prior written consent of the Sellers and SoftBank, (iii) the parties not to solicit or engage in discussions regarding alternative transactions, (iv) Pubco and CEP, with the assistance of the Company, to prepare and file the Registration Statement as soon as practicable following the Company’s completion of its audited financial statements, and (v) CEP and Pubco to take all reasonable and necessary actions to obtain shareholder approval and complete the Business Combination. See the section entitled “The Business Combination — Covenants” for more information.

Risk Factors

In evaluating the proposals to be presented at the Meeting, CEP Shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” These risks are summarized below.

Risks Related to the Business and Strategy of Pubco

•        Twenty One has no operating history and has not yet produced any revenues, which make it difficult to evaluate Pubco’s business and future prospects, and Pubco may not be able to achieve or maintain profitability in any given period.

•        Pubco may not be able to successfully execute its business strategies.

•        Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of Bitcoin, which could have an adverse effect on the market price of Pubco Class A Stock.

•        Our Bitcoin acquisition strategy exposes us to various risks associated with Bitcoin.

•        A significant decrease in the market value of our Bitcoin holdings could adversely affect our ability to satisfy our financial obligations.

•        Pubco will operate in a highly competitive environment and will compete against companies and other entities with similar strategies, including companies with significant Bitcoin holdings and ETFs and ETPs for Bitcoin and other digital assets, and Pubco’s business, operating results and financial condition may be adversely affected if Pubco is unable to compete effectively.

•        We may suffer losses due to abrupt and erratic market movements.

•        The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of Bitcoin and adversely affect Pubco’s business.

•        Pubco will be highly dependent on the services of Jack Mallers, who will be our Chief Executive Officer and President.

•        Pubco will rely on Tether, who will have a controlling interest in Pubco, for certain administrative and operational services.

•        Stablecoins compete with Bitcoin in certain ways. Tether, our controlling shareholder, currently operates the largest stablecoin by market capitalization. There can be no assurance we will not experience competition from Tether.

•        Pubco’s Bitcoin holdings will be less liquid than its cash and cash equivalents and may not be able to serve as a source of liquidity for Pubco.

•        Pubco will face risks relating to the custody of its Bitcoin, including the loss or destruction of private keys required to access our Bitcoin and cyberattacks or other data loss relating to our Bitcoin. If Pubco or its third-party service providers, including Anchorage, experience a security breach or cyberattack and unauthorized parties obtain access to Pubco’s Bitcoin, or if Pubco’s private keys are lost or destroyed, or other similar circumstances or events occur, including the ability to reverse engineer private keys, Pubco may lose some or all of its Bitcoin and Pubco’s financial condition and results of operations could be materially adversely affected.

•        Our limited insurance protection exposes us and our shareholders to the risk of loss of our Bitcoin for which no person is liable.

•        The accounting treatment of our Bitcoin holdings are likely to have significant accounting impacts, including volatility of our results. If financial accounting standards undergo significant changes, our operating results could fluctuate.

•        Bitcoin and other digital assets are novel assets, which will expose Pubco to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect Pubco’s financial position, operations and prospects.

•        The regulatory environment for digital assets in the United States and globally remains highly uncertain and is evolving rapidly. U.S. policymakers are only beginning to define a comprehensive regulatory framework for digital assets. As a result, Pubco may face challenges in adapting to proposed or newly enacted laws and regulations, which could materially and adversely affect its business, financial condition and operations.

•        Bitcoin’s status as a product that may be offered and sold as a “security” in any relevant jurisdiction, as well as the status of Bitcoin-related products, and services in general, is subject to uncertainty, and if Pubco is unable to properly characterize such product or service offering, Pubco may be subject to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect Pubco’s business, operating results and financial condition.

•        Regulatory changes classifying Bitcoin as a “security” could lead to Pubco’s classification as an “investment company” under the Investment Company Act and could adversely affect the market price of Bitcoin and the market price of shares of Pubco Class A Stock.

•        Pubco will not be subject to the same legal and regulatory obligations, including certain compliance and reporting obligations intended to protect investors, that apply to investment companies such as mutual funds and ETFs, or to obligations applicable to investment advisers.

•        Due to the unregulated nature and lack of transparency surrounding the operations of many Bitcoin trading venues, Bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in Bitcoin trading venues and adversely affect the value of Pubco’s Bitcoin holdings.

•        Pubco’s compliance and risk management methods might not be effective and may result in outcomes that could adversely affect Pubco’s reputation, operating results and financial condition.

•        We plan to accelerate Bitcoin adoption and Bitcoin literacy. We have not previously engaged in the business of online learning programs and educational content, and growing these operations could be difficult for us, including, without limitation, due to operational challenges and significant competition.

•        We expect to engage in the future in other Bitcoin-related activities, including Bitcoin-related financial and advisory services, Bitcoin-related debt and equity structured products and Bitcoin-related lending activities, all of which are subject to regulation. We have not previously engaged in these business lines and we may be unable to implement our business plan, including, without limitation, due to operational challenges, significant competition and regulation.

•        Pubco may be unable to recognize the economic benefit of a “fork” or an “airdrop”, which could adversely impact an investment in Pubco.

•        In the ordinary course of business managing its Bitcoin holding as a Bitcoin treasury company, Pubco may purchase Bitcoin through spot markets which may be exposed to fraud and market manipulation, including through front running and wash trading, which may adversely affect the value of the shares of Pubco Class A Stock.

•        Bitcoin is susceptible to various types of malicious attacks, including a “51% attack” and such an attack, even temporarily, could adversely impact the price of Bitcoin and the value of the shares of Pubco Class A Stock.

•        Although Pubco will have relevant due diligence procedures at Closing regarding anti-money laundering (“AML”) and know-your-customer (“KYC”), these procedures may fail to prevent illegal transactions, which could subject Pubco to criminal and civil liabilities and impact the value of the shares of Pubco Class A Stock.

Risks Related to Being a Public Company

•        The market price of Pubco Class A Stock may be volatile and decline materially as a result of volatility in Bitcoin or the digital asset markets generally, or for other reasons. You should be aware that you may lose some or all of your investment.

•        A substantial part of Pubco’s assets following the Business Combination will be its Bitcoin holdings and cash and cash equivalents from the proceeds of the Business Combination and the PIPE Investments not invested in Bitcoin. Although Pubco is expected to have certain other operations, Pubco will depend on such retained cash and cash equivalents to pay its debts and other obligations.

•        Pubco’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Pubco’s failure to raise capital when needed could harm its business, operating results and financial condition.

•        The issuance of additional shares or convertible securities by Pubco could make it difficult for another company to acquire Pubco, may dilute the ownership of Pubco shareholders and could adversely affect the price of Pubco Class A Stock.

•        Future resales of Pubco Class A Stock after the consummation of the Business Combination may cause the market price of Pubco’s securities to drop significantly, even if Pubco’s business is doing well.

•        Pubco will incur significant costs post-Business Combination as a result of being a public company, including additional legal, accounting, insurance and other expenses, as well as costs associated with public company reporting requirements.

•        Pubco’s management team is expected to have limited experience managing and operating a U.S. public company.

•        If Pubco is unable to maintain an effective system of internal controls and compliances, its business and reputation could be adversely affected.

•        Pubco’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it following consummation of the Business Combination could have a material adverse effect on its business, financial condition, results of operations, cash flow and prospects.

•        Pubco will be an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make Pubco Class A Stock less attractive to investors.

•        If securities or industry analysts do not publish research or reports about Pubco’s business or publish negative reports, the market price of Pubco Class A Stock could decline.

•        Pubco may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm Pubco’s business, financial condition and operating results.

•        Pubco’s Amended and Restated Certificate of Formation includes (a) an exclusive forum provision, which could limit a shareholder’s ability to obtain a favorable judicial forum for disputes with Pubco or its directors, officers or other employees and (b) an enforceable jury trial waiver for any “internal entity claim”.

Risks Related to the Business Combination

•        The market price of shares of Pubco Class A Stock after the Business Combination will be affected by factors different from those currently affecting the market price of CEP Class A Ordinary Shares.

•        The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•        The Business Combination Agreement contains provisions that limit CEP from seeking an alternative business combination. If the Business Combination is not completed, those restrictions may make it harder for CEP to complete an alternate business combination before the end of the Combination Period.

•        The Business Combination Agreement includes a requirement that the CEP Board will not change its recommendation that CEP Shareholders vote in favor of the CEP Shareholder Approval Matters, except in limited situations.

•        The trading price of CEP Class A Ordinary Shares between the time of the Business Combination Agreement and Closing and the trading price of Pubco Class A Stock after Closing are likely to be highly correlated to the price of Bitcoin which is volatile and can rise and fall rapidly and quickly and there is no guarantee that the price of Bitcoin will be greater than the Signing Bitcoin Price at Closing or higher than the redemption price that Public Shareholders would have received if they redeemed their Public Shares.

•        Neither CEP nor the CEP Shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total consideration for the Merger in the event that any of the representations and warranties in the Business Combination Agreement made by Pubco or Twenty One or any other party thereto ultimately proves to be inaccurate or incorrect.

•        The value of the CEP Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CEP management team to pursue and consummate the Business Combination which differs from the Public Shareholders.

•        The “net cash” per Public Share not being redeemed will be less than the redemption price.

•        Public Shareholders who do not redeem their Public Shares will experience substantial and immediate dilution upon Closing of the Business Combination as a result of the CEP Class B Ordinary Shares held by the Sponsor, since the value of the CEP Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Stock in the Business Combination and the PIPE Investments.

•        The CEP Memorandum and Articles provide, among other things, that the NTA of CEP or Pubco (either immediately prior to or upon consummation of the Business Combination) must be at least $5,000,001. If the NTA Proposal is not approved, the parties may be unable to consummate the Business Combination if the NTA Condition is not met. In addition, it is possible that CEP Class A Ordinary Shares or Pubco Class A Stock, could become subject to the “penny stock” rules of the SEC. Shares subject to the “penny stock” rules would require brokers to provide additional disclosures to investors. In addition, shares that are deemed to be “penny stock” may be subject to delisting from Nasdaq, the NYSE or other national securities exchange.

•        If Public Shareholders who wish to exercise their redemption rights in connection with the Business Combination fail to properly demand such redemption rights, they will not be entitled to convert their Public Shares into a pro rata portion of the Trust Account and will instead become shareholders of Pubco.

•        Public Shareholders will not have any rights or interests in funds from the Trust Account except under certain limited circumstances, which includes in connection with the consummation of the Business Combination. Therefore, for a Public Shareholder to liquidate their investment in CEP prior to such times, a Public Shareholder may be forced to sell their Public Shares in the open market, potentially at a loss.

•        The ability of Public Shareholders to exercise redemption rights with respect to a large number of CEP Class A Ordinary Shares may reduce proceeds available to Pubco after Closing, reduce the public “float” of shares of Pubco Class A Stock after Closing, reduce the liquidity of the trading market for the shares of Pubco Class A Stock after Closing, or make it difficult to obtain or maintain the quotation, listing or trading shares of Pubco Class A Stock on NYSE, Nasdaq or another national securities exchange, and consequently may not allow the parties to complete the Business Combination, or optimize Pubco’s capital structure following the Business Combination.

•        Since the Sponsor and CEP’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and Twenty One is appropriate as CEP’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CEP if the Business Combination is not completed or any other business combination is not completed.

•        Neither the CEP Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, CEP Shareholders have no assurance from an independent source that the number of shares of Pubco Stock to be issued to the Sellers and CEP Shareholders in the Business Combination is fair to CEP — and, by extension, CEP Shareholders — from a financial point of view.

•        The parties to the Business Combination Agreement may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement.

•        CEP’s directors and officers will have discretion on whether to agree to changes or waivers in the terms of the Business Combination Agreement, and their interests in exercising that discretion may conflict with those of the CEP Shareholders.

•        CEP Shareholders who are not affiliated with the Sponsor may be exposed to greater risk as a result of becoming shareholders of Pubco through the Business Combination rather than acquiring shares of Pubco Class A Stock directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.

•        If CEP is deemed to be an investment company under the Investment Company Act, CEP may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for CEP to complete the Business Combination.

•        CEP has engaged CF&Co., who is an affiliate of the Sponsor, to act as its financial advisor in connection with the Business Combination, and CEP and Pubco have engaged CF&Co. as the exclusive placement agent in connection with the PIPE Investments. CEP also previously engaged CF&Co. in connection with the CEP IPO pursuant to the Business Combination Marketing Agreement. The Sponsor may therefore have additional financial interests in the completion of the Business Combination.

•        Members of CEP’s management team and the CEP Board have significant experience as founders, board members, officers, executives or employees of other companies. Certain of those persons, as well as CEP’s affiliates, have been, may be, or may become, involved in litigation, investigations or other proceedings, including related to those companies or otherwise. The defense or prosecution of these matters could be time-consuming and could divert CEP management’s attention, and may have an adverse effect on CEP, which may impede CEP’s ability to consummate the Business Combination.

•        Changes in laws or regulations (including the adoption of policies by governing administrations), or a failure to comply with any laws and regulations, may adversely affect CEP’s business, including CEP’s ability to complete the Business Combination.

•        If the Business Combination is not approved and CEP does not consummate another initial business combination by the end of the Combination Period, then the Sponsor’s CEP Ordinary Shares will become worthless and the expenses it has incurred will not be reimbursed. These interests may have influenced its decision to approve the Business Combination.

•        If third parties bring claims against CEP, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Shareholders could be less than $10.57 per share (based on the Trust Account balance as of June 30, 2025, and inclusive of $0.15 per redeemed Public Share to be funded pursuant to the Sponsor Note in the applicable Redemption Event).

•        CEP Shareholders may be held liable for claims by third parties against CEP to the extent of distributions received by them.

•        CEP’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

•        CEP may not have sufficient funds to satisfy indemnification claims of its directors and officers.

•        Following the Business Combination, Pubco’s business activities may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations.

•        The Sponsor and CEP’s directors and officers have entered into letter agreements with CEP, and the Sponsor has entered into the Sponsor Support Agreement with CEP and Pubco, in each case, which requires them to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.

•        Because CEP is seeking to obtain shareholder approval of the Business Combination, the Sponsor and CEP’s directors and officers and their respective affiliates may elect to purchase Public Shares from Public Shareholders, subject to any limitations under Rule 14e-5 under the Exchange Act, which may influence the vote on the Business Combination and reduce the public “float” of CEP Class A Ordinary Shares.

•        CEP, Twenty One, Tether and SoftBank will incur transaction costs in connection with the Business Combination.

Risks Related to Ownership of Pubco Stock Following the Business Combination

•        Tether, Bitfinex and SoftBank, whose interests may conflict with yours, can individually exercise significant influence over Pubco. You will have no voting rights of Pubco Class A Stock except as required by the TBOC and the concentrated ownership of Pubco Stock may prevent you and other shareholders from influencing significant decisions in the very limited circumstances in which the TBOC will give you the right to vote and may prevent or discourage unsolicited acquisition proposals or offers for Pubco Stock, and that may adversely affect the trading price of Pubco Class A Stock.

•        Tether and Bitfinex, through their voting control of Pubco, are in a position to control actions that require shareholder approval and may make decisions that are adverse to other shareholders.

•        Securities of companies formed through mergers with SPACs such as Pubco may experience a material decline in price relative to the share price of the SPACs prior to such merger.

•        Volatility in Pubco’s share price could subject Pubco to securities class action litigation.

•        Since the completion of the CEP IPO, there has been a precipitous drop in the market values of companies formed through mergers involving SPACs. Accordingly, securities of companies such as Pubco may be more volatile than other securities and may involve special risks.

•        Currently, there is no public market for the shares of Pubco Class A Stock. Public Shareholders cannot be sure about whether the shares of Pubco Class A Stock will develop an active trading market or whether Pubco is able to maintain the listing of Pubco Class A Stock in the future even if Pubco is successful in listing Pubco Class A Stock on NYSE, Nasdaq or any other national securities exchange, which could limit investors’ ability to make transactions in shares of Pubco Class A Stock and subject Pubco to additional trading restrictions.

•        Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of Pubco Stock.

•        Pubco may or may not pay cash dividends in the foreseeable future.

•        Pubco expects to qualify as a controlled company under applicable securities exchange rules and expects to avail itself of applicable exemptions from the corporate governance requirements thereof.

Risks Related to the Convertible Notes

•        Pubco’s indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Convertible Notes and could have a further material adverse effect on our business, financial condition and results of operations.

•        Pubco may not be able to generate sufficient cash to service all of its indebtedness, including the Convertible Notes, and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful or be on commercially reasonable terms, which would materially and adversely affect Pubco’s financial position and results of operations and Pubco’s ability to satisfy its obligations under the Convertible Notes.

•        The Indenture contains terms which restrict Pubco’s current and future operations, particularly its ability to respond to changes or to take certain actions.

•        Our obligation to repurchase the Convertible Notes at the Convertible Note Investors’ option could significantly strain our liquidity and financial condition.

•        The conversion ratio for the Convertible Notes will be determined based on a calculation of the Bitcoin price at Closing, and a decline in Bitcoin’s value prior to Closing could significantly increase the number of shares of Pubco Class A Stock we are required to issue upon the conversion of the Convertible Notes, resulting in substantial dilution to existing holders of Pubco Class A Stock.

•        The Indenture contains cross-default provisions that could result in the acceleration of all of Pubco’s indebtedness.

•        A lowering or withdrawal of the ratings assigned to Pubco’s debt securities by rating agencies, if any, may increase Pubco’s future borrowing costs and reduce its access to capital.

•        There may not be sufficient collateral securing the Convertible Notes to pay all or any portion of the Convertible Notes, including because the holders and lenders of other pari passu obligations may have pari passu liens on the collateral securing the Convertible Notes, and because there are circumstances other than repayment or discharge of the Convertible Notes under which the collateral will be released automatically, without holders’ consent or the consent of the trustee under the Indenture.

Risks Related to Taxation

•        Unrealized fair value gains on our Bitcoin holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.

Information about CEP

CEP is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability on November 11, 2020. CEP was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. CEP Class A Ordinary Shares are currently listed on the Nasdaq Global Market under the symbol “CEP.”

CEP completed the CEP IPO of 10,000,000 CEP Class A Ordinary Shares on August 14, 2024, generating gross proceeds to CEP of $100,000,000. Simultaneously with the closing of the CEP IPO, CEP completed the sale to the Sponsor of 300,000 CEP Private Placement Shares at a purchase price of $10.00 per CEP Private Placement Share in the CEP Private Placement, generating gross proceeds to CEP of $3,000,000. Following the closing of the CEP IPO, a total of $100,000,000, comprised of the net proceeds from the CEP IPO and the CEP Private Placement, was placed in the Trust Account. As of June 30, 2025, the Trust Account balance was approximately $104.2 million. Since the CEP IPO, CEP’s activity has been limited to efforts toward locating and completing a suitable business combination.

The mailing address of CEP’s principal executive office is 110 East 59th Street, New York, New York 10022 and its telephone number is (212) 938-5000.

For more information about CEP, see the sections entitled “CEP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About CEP.”

Information Related to Twenty One

Twenty One is a newly formed operating company focused exclusively on Bitcoin-related business lines that offer shareholders a differentiated opportunity to gain exposure to Bitcoin through the equity markets. With a Bitcoin-native operating structure and a strategy designed to deliver long-term value, Twenty One intends to become a leading vehicle for capital-efficient Bitcoin accumulation and related business development. Education and Twenty One branded content will be a central pillar of Twenty One’s mission to accelerate Bitcoin adoption and Bitcoin literacy at both institutional and retail levels. Shortly following the consummation of the Business Combination, Twenty One will create an education division that will commence the creation of high-quality content tailored for policymakers, institutional investors, financial advisors, corporations, and retail investors. Following its initial activities of actively accumulating and managing Bitcoin and commencing development of educational materials and branded content, Twenty One will explore the potential for providing Bitcoin-centric financial services that would leverage its Bitcoin expertise to provide solutions tailored for institutions and individuals investing in, holding, and utilizing Bitcoin.

Twenty One is incorporated in the State of Texas. Following the consummation of the Closing, if Pubco’s application for listing is approved, shares of Pubco Class A Stock are expected to be listed on NYSE, Nasdaq or another national securities exchange under the ticker symbol “XXI.”

Twenty One will be an operating company engaged in a number of businesses focused on Bitcoin. Immediately following the Closing, Twenty One will engage in two principal activities: (i) actively accumulating Bitcoin and managing its Bitcoin holdings and (ii) commencing development of educational materials and branded content intended to drive increased institutional and retail investor Bitcoin literacy. In addition, Twenty One expects to engage in Bitcoin-centric financial services that would leverage Twenty One’s Bitcoin expertise to provide solutions tailored for institutions and individuals investing in, holding, and utilizing Bitcoin. Preparation for the launch of these financial services is expected to begin shortly after the Closing, with launch timing subject to regulatory approvals, market needs, and the macroeconomic environment.

CEP SUMMARY FINANCIAL INFORMATION

The following table sets forth selected historical financial information derived from (i) CEP’s unaudited condensed financial statements as of June 30, 2025, and for the three and six months ended June 30, 2025 and 2024, and (ii) CEP’s audited financial statements as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023, included elsewhere in this proxy statement. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CEP” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Balance Sheets

	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)	As of December 31, 2023 (Audited)
Cash	$25,000	$25,000	$—
Total Current Assets	$295,750	$253,250	$—
Available-for-sale debt securities held in Trust Account, at fair value	$104,166,637	$101,976,363	$—
Total Assets	$104,488,263	$102,369,517	$—
Notes payable – related party	$645,543	$332,992	$182,434
Payable to related party	$—	$763	$—
Total Liabilities	$1,447,300	$443,099	$295,041
Class A ordinary shares subject to possible redemption	$105,666,742	$103,476,372	$—
Total Shareholders’ Deficit	$(2,625,779)	$(1,549,954)	$(295,041)

Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Years Ended December 31,
	2025 (Unaudited)	2024 (Unaudited)	2025 (Unaudited)	2024 (Unaudited)	2024 (Audited)	2023 (Audited)
Loss from operations	$(632,720)	$(14,790)	$(1,075,825)	$(35,345)	$(343,945)	$(252,866)
Interest income on investments held in the Trust Account	1,111,473	—	2,272,072	—	1,881,736	—
Net income (loss)	$478,753	$(14,790)	$1,196,247	$(35,345)	$1,537,791	$(252,866)

Weighted average number of ordinary shares outstanding:
Class A – Public shares	10,000,000	—	10,000,000	—	3,825,137	—
Class A – Private placement	300,000	—	300,000	—	114,754	—
Class B – Ordinary shares	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000

Basic and diluted net income (loss) per share:
Class A – Public shares	$0.04	$—	$0.09	$—	$0.24	$—
Class A – Private placement	$0.04	$—	$0.09	$—	$0.24	$—
Class B – Ordinary shares	$0.04	$(0.01)	$0.09	$(0.01)	$0.24	$(0.10)

Statements of Comprehensive Income (Loss)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Years Ended December 31,
	2025 (Unaudited)	2024 (Unaudited)	2025 (Unaudited)	2024 (Unaudited)	2024 (Audited)	2023 (Audited)
Net income (loss)	$478,753	$(14,790)	$1,196,247	$(35,345)	$1,537,791	$(252,866)
Other comprehensive income (loss):
Change in unrealized appreciation (depreciation) of available-for-sale debt securities	(7,402)	—	(81,702)	—	94,636	—
Total other comprehensive income (loss)	(7,402)	—	(81,702)	—	94,636	—
Comprehensive income (loss)	$471,351	$(14,790)	$1,114,545	$(35,345)	$1,632,427	$(252,866)

Statements of Cash Flows

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2025 (Unaudited)	2024 (Unaudited)	2024 (Audited)	2023 (Audited)
Cash Flow Data
Net cash used in operating activities	$(96)	$(90,204)	$(137,586)	$(33,507)
Net cash provided by (used in) investing activities	$96	$—	$(100,000,000)	$—
Net cash provided by financing activities	$—	$90,204	$100,162,586	$33,507

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The historical financial statements of Twenty One have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The historical financial statements of CEP have been prepared in accordance with U.S. GAAP in its functional and presentation currency of USD.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Public Shares into cash:

•        Assuming No Redemptions:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming 100% Redemptions:    This presentation assumes that Public Shareholders holding 10,000,000 Public Shares exercise their redemption rights for $105.7 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.57 per share as of June 30, 2025 (inclusive of $0.15 per share to be funded pursuant to the Sponsor Note and which amount takes into account CEP’s estimate of the amount that may be withdrawn to pay applicable taxes). The 100% Redemptions scenario reflects the maximum number of Public Shares that can be redeemed with the assumption that the NTA Proposal is passed by the CEP Shareholders and that the CEP Memorandum and Articles are amended such that CEP will not be required to maintain a minimum NTA of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming Public Shareholders. This scenario includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the 100% Redemptions scenario.

The following table sets out share ownership of Pubco on a pro forma basis assuming the No Redemptions scenario and the 100% Redemptions scenario:

	No Redemptions Scenario	100% Redemptions Scenario
Twenty One Class A members(2)	304,852,759	304,852,759
Public Shareholders	10,000,000	—
Sponsor(1)	3,779,658	3,779,658
Equity PIPE Investors	27,857,143	27,857,143
Total	346,489,560	336,489,560

_________

(1)      Includes 64,554 shares to be converted from the CEP note payable — related party at $10.00 per share and includes an additional 915,104 shares to be issued to the Sponsor pursuant to the anti-dilution right of the CEP Class B Ordinary Shares included in the CEP Memorandum and Articles.

(2)      Includes 267,320,245 merger consideration shares and an additional 37,532,514 shares, calculated as 4,422.688667 Bitcoin at $84,863.57 per share in accordance with Amendment No. 1 to the Business Combination Agreement, divided by $10.00 per share.

	No Redemptions Scenario	100% Redemptions Scenario
Twenty One Class B members	304,852,759	304,852,759
Total	304,852,759	304,852,759

The following table sets out summary data derived from the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of June 30, 2025 gives effect to the Business Combination as if it had occurred on June 30, 2025. The summary unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 gives effect to the Business Combination as if it had occurred on January 1, 2024.

	Pro Forma Combined
	No Redemptions Scenario	100% Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Six Months Ended June 30, 2025
Net income	$606,496,300	$606,496,300
Net income per share – basic	$1.75	$1.80
Weighted average shares outstanding – basic	346,489,560	336,489,560
Net income per share – diluted	$1.58	$1.62
Weighted average shares outstanding – diluted	383,912,636	373,912,636
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2024
Net income	$1,737,502,579	$1,737,502,579
Net income per share – basic	$5.01	$5.16
Weighted average shares outstanding – basic	346,489,560	336,489,560
Net income per share – diluted	$4.53	$4.65
Weighted average shares outstanding – diluted	383,912,636	373,912,636
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2025
Total assets	$4,912,752,670	$4,807,085,928
Total liabilities	$484,622,538	$473,814,359
Total equity	$4,428,130,132	$4,333,271,569

Risk Factors

The following risk factors may have a material adverse effect on the business, financial condition and results of operations of Pubco, Twenty One and CEP following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Pubco’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of CEP Ordinary Shares. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. Pubco, Twenty One and CEP may face additional risks and uncertainties that are not presently known to them or that they currently deem immaterial, which may also impair Pubco’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the consolidated financial statements of Twenty One and the financial statements of CEP and notes thereto included elsewhere in this proxy statement/prospectus. Throughout this section, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” and other similar terms refer to Pubco prior to and/or after giving effect to the Business Combination.

Risks Related to the Business and Strategy of Pubco

Twenty One has no operating history and has not yet produced any revenues, which make it difficult to evaluate Pubco’s business and future prospects, and Pubco may not be able to achieve or maintain profitability in any given period.

Twenty One was incorporated as a Delaware corporation on March 7, 2025 and converted into a Delaware limited liability company on April 17, 2025. Twenty One has no operating history and the volatile nature of the price of Bitcoin, which will constitute a substantial part of our assets make it difficult to evaluate our future prospects. Twenty One’s lack of operating history will also make it difficult to accurately forecast the future results of operations, which is subject to a number of uncertainties including Pubco’s ability to grow its BPS and BRR, and the market size and growth opportunities in each of Pubco’s anticipated lines of business.

Pubco’s initial business strategy depends on its ability to raise capital to continue to acquire additional Bitcoin and fund its learning programs and educational content. Pubco cannot guarantee its ability to raise additional capital, or to raise additional capital on favorable terms, which may adversely impact our business. See “Pubco’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Pubco’s failure to raise capital when needed could harm its business, operating results and financial condition.”

Pubco’s ability to generate cash flow initially will largely be dependent on its ability to raise capital to acquire additional Bitcoin and to develop and improve its learning programs and educational content towards greater adoption of Bitcoin. Pubco expects to commence the provision of Bitcoin-related financial and advisory services once it is generating sufficient revenues from its Bitcoin accumulation and management activities. Pubco’s business strategy may not be realized as quickly as hoped, or even at all. Further, even if we achieve growth, in future periods, that growth could slow or decline for a number of reasons, including, but not limited to, Bitcoin volatility, increased competition, digital coins that compete with and may result in a decline in utilization of Bitcoin or replace Bitcoin, our inability to develop, improve or effectively scale Bitcoin acquisition or the educational programs or financial and advisory services, government regulation or Pubco’s failure, for any reason, to continue to take advantage of growth opportunities.

Bitcoin market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. There is no assurance that any estimates driving Bitcoin acquisition strategies will accurately reflect any particular level of revenue or growth prospects for Pubco.

We will encounter risks and difficulties as described in this section. If we do not manage these risks successfully, our business may be adversely impacted. If Pubco’s assumptions regarding these risks and uncertainties and its future growth are incorrect or change adversely, or if Pubco does not address these risks successfully, Pubco’s operating and financial results could differ materially from its expectations, and its business could suffer. If our revenue growth rate, when we are at a revenue generation stage, were to decline significantly or become negative, it could adversely affect our operating results and financial condition. If we are not able to achieve or maintain positive cash flow from operations, or if the price of Bitcoin declines significantly, our business may be adversely impacted and we may require additional financing, which may not be available on favorable terms or at all, may restrict the distribution of dividends or other payments to shareholders, or may be dilutive to our shareholders.

Pubco may not be able to successfully execute its business strategies.

A significant part of Pubco’s strategy is Bitcoin acquisition, however:

•        our acquisition strategy is susceptible to various risks associated with Bitcoin, including volatility;

•        we may compete with others to acquire Bitcoin, and as competition increases, decreased availability or increased prices for acquisition could result;

•        we may experience difficulty in anticipating the timing and availability of Bitcoin acquisition;

•        we may not be able to obtain further financing, on favorable terms or at all, to finance any of our potential Bitcoin acquisitions; and

•        we may not be able to generate the cash necessary to execute our Bitcoin acquisition strategy.

The occurrence of any of these factors could adversely affect our Bitcoin acquisition strategy.

Pubco also expects to develop learning programs and educational content geared towards greater adoption of Bitcoin, and in the future Bitcoin-related financial and advisory services, both of which are subject to significant risks. See “We plan to accelerate Bitcoin adoption and Bitcoin literacy. We have not previously engaged in the business of online learning programs and educational content, and growing these operations could be difficult for us, including, without limitation, due to operational challenges and significant competition.” See also “We expect to engage in the future in other Bitcoin-related activities, including Bitcoin-related financial and advisory services, Bitcoin-related debt and equity structured products and Bitcoin-related lending activities, all of which are subject to regulation. We have not previously engaged in these business lines and we may be unable to implement our business plan, including, without limitation, due to operational challenges, significant competition and regulation.”

Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of Bitcoin, which could have an adverse effect on the market price of Pubco Class A Stock.

Our operating results will be dependent on the broader Bitcoin economy. Due to the rapidly evolving nature of digital assets and the volatile price of Bitcoin, which has experienced and continues to experience significant volatility, we expect that our operating results will fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader Bitcoin economy. We expect that our operating results will fluctuate significantly as a result of a variety of factors, many of which are unpredictable and in certain instances are outside of our control, including:

•        fluctuations in the price of Bitcoin, of which we will have significant holdings, and in which we expect we will continue to make significant purchases and announcements about our transactions in Bitcoin;

•        regulatory, commercial and technical developments related to Bitcoin or the Bitcoin blockchain;

•        investor perception of Pubco, including as compared to investment vehicles that are designed to track the price of Bitcoin, such as spot Bitcoin ETPs;

•        changes in the legislative or regulatory environment or actions by U.S. or Non-U.S. governments or regulators, including fines, orders or consent decrees;

•        regulatory changes or scrutiny that impact our ability to offer certain products or services;

•        pricing for or temporary suspensions of products and services we expect to offer in the future in accordance with our strategy;

•        investments we may make in the development of products and services, and sales and marketing;

•        market conditions of, and overall sentiment towards, Bitcoin, including negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, Bitcoin or the broader digital assets industry, for example: (i) public perception that Bitcoin can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities, such as the purported use of digital assets by Hamas to fund its terrorist attack against Israel in October 2023; (ii) previous, pending, or expected civil, criminal, regulatory enforcement or other high profile actions against major participants in the Bitcoin ecosystem, including the SEC’s dismissed enforcement actions against Coinbase, Inc., Payward Ventures, and Binance Holdings Ltd.; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading Ltd. and its affiliates; and (iv) the actual or perceived environmental impact of Bitcoin and related activities, including environmental concerns raised by private individuals, governmental and non-governmental organizations and other actors related to the energy resources consumed in the Bitcoin mining process;

•        the fact that Bitcoin holdings have been and may continue to be concentrated among Bitcoin treasuries, in particular that the largest Bitcoin wallets are believed to hold, in aggregate, a significant percentage of the Bitcoin in circulation; it is possible that other persons or entities control multiple wallets that collectively hold a significant number of Bitcoin, even if they individually only hold a small amount; concentrated Bitcoin holdings may permit large holders of Bitcoin, alone or in coordination, to manipulate the price of Bitcoin by restricting or expanding the supply of Bitcoin; or the market price of Bitcoin may be susceptible to large sales or distribution by such holders, whether purposeful or forced as a result of such holders becoming illiquid; and the concentration of Bitcoin holdings, and susceptibility to such holders, may also erode investor confidence in Bitcoin and investment strategies of Bitcoin treasuries;

•        investment and trading activities, such as (i) trading activities of highly active retail and institutional users, speculators, miners and investors; (ii) actual or expected significant dispositions of Bitcoin by large holders, including the expected liquidation of digital assets associated with entities that have filed for bankruptcy protection, such as FTX Trading Ltd., which in late 2023 and early 2024 sold several billion dollars worth of digital assets, including Bitcoin, and the transfer and sale of Bitcoin associated with significant hacks, seizures or forfeitures, such as the transfers of Bitcoin to (a) creditors of the hacked cryptocurrency exchange Mt. Gox which began in July 2024, (b) claimants following restitution proceedings allocating $9 billion of recovered Bitcoin related to a 2016 hack of Bitfinex, (c) the German government following the seizure of about 50,000 Bitcoin in January 2024 from the operator of the website Movie2k.to, or (d) the government of the United Kingdom after £5 billion worth of Bitcoin seizures from criminal defendants, (e) the United States government after the Southern District of New York seized 51,680 Bitcoin in late 2021 and early 2022 from a defendant convicted of wire fraud or (f) the U.S. Department of Justice which in January 2025 gained approval from the Northern District Court of California to liquidate 69,370 Bitcoin seized from the Silk Road marketplace; and (iii) actual or perceived manipulation of the spot or derivative markets for Bitcoin or spot Bitcoin ETPs;

•        macroeconomic conditions, including interest rates, inflation and central banking policies;

•        regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of Bitcoin, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;

•        the development and introduction of existing and new products and services by our competitors;

•        competition from other digital assets that exhibit better speed, security, scalability or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

•        a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for Bitcoin purchase and sale transactions, such as the temporary or total loss of value of the stablecoins Terra USD, USDT and USDC in recent years, including to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of Bitcoin or adversely affect investor confidence in digital assets generally;

•        disruptions, failures, unavailability or interruptions in service of trading venues for Bitcoin, such as, for example, the announcement by the digital asset exchange FTX Trading Ltd. that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection and the SEC enforcement action brought against Binance Holdings Ltd., which initially sought to freeze all of its assets during the pendency of the enforcement action and has since resulted in Binance Holdings Ltd. discontinuing all fiat deposits and withdrawals in the U.S.;

•        the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed Bitcoin, or the transfer of substantial amounts of Bitcoin from Bitcoin wallets attributed to Mr. Nakamoto;

•        the development and introduction of new products and services by us;

•        our ability to control costs, including our operating expenses incurred to grow and expand our operations and to remain competitive;

•        system failure, outages or interruptions, including with respect to our Bitcoin custodian and our platforms, including those due to third-party actions;

•        our lack of control over decentralized or third-party blockchains and networks that may experience downtime, cyber-attacks, critical failures, errors, bugs, corrupted files, data losses or other similar software failures, outages, breaches and losses;

•        breaches of security or privacy;

•        further reductions in mining rewards of Bitcoin, including due to block reward halving events, which are events that occur after a specific period of time (the most recent of which occurred in April 2024) that reduce the block reward earned by “miners” who validate Bitcoin transactions, or increases in the costs associated with Bitcoin mining, including increases in electricity costs and hardware and software used in mining, or new or enhanced regulation or taxation of Bitcoin mining, which could further increase the costs associated with Bitcoin mining, any of which may cause a decline in support for the Bitcoin network;

•        transaction congestion and fees associated with processing transactions on the Bitcoin network;

•        developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing or new applications of current knowledge in these fields, that could result in the cryptography used by the Bitcoin blockchain becoming insecure or ineffective;

•        legal, commercial and regulatory uncertainty regarding Bitcoin and other digital assets due to their novelty, see “— Bitcoin and other digital assets are novel assets, which will expose Pubco to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect Pubco’s financial position, operations and prospects”;

•        changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, the adverse impacts attributable to the current conflict between Russia and Ukraine and the economic sanctions adopted in response to the conflict and the broadening of the Israel-Hamas conflict to other countries in the Middle East;

•        our ability to establish and maintain any future partnerships, collaborations, joint ventures or strategic alliances with third parties; and

•        our ability to attract and retain talent.

As a result of these factors, it is difficult for us to forecast growth trends accurately and our business and future prospects are difficult to evaluate, particularly in the short term.

Further, we cannot predict what further action may be taken with respect to tariffs or trade relations between the U.S. and other governments. Any such changes could fundamentally alter the competitive and regulatory landscape in which we operate, and political tensions as a result of trade policies could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets, all of which could potentially having a material adverse effect on our business, financial condition and results of operation.

In addition, the stock market and the markets for both Bitcoin-influenced and technology companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies in those markets. In particular, future trading prices in Pubco Class A Stock may reflect market dynamics that are not connected to valuation methods commonly associated with operating companies in similar industries or with companies engaged predominantly in passive investments in Bitcoin or other commodities, such as ETFs. Equity market capitalizations of other such companies are often in excess of stockholders’ equity calculated in accordance with U.S. GAAP, and in excess of valuations that might traditionally be expected based on their operating performances, cash flows and net assets. Investors may therefore be unable to assess the value of the shares of Pubco Class A Stock or evaluate the risks of an investment in us using traditional or commonly used enterprise valuation methods. We cannot predict how these dynamics may evolve over time, or whether or how long they may last. These market and industry factors may significantly harm the market price of Pubco Class A Stock, regardless of our actual operating performance.

Our Bitcoin acquisition strategy exposes us to various risks associated with Bitcoin.

Our Bitcoin acquisition strategy exposes us to various risks associated with Bitcoin, including the following:

Bitcoin is a highly volatile asset. For example, based on BRRNY, Bitcoin has traded below $55,000 per Bitcoin and above $120,000 per Bitcoin on the Coinbase, Inc. exchange in the 12 months preceding September 1, 2025. The trading price of Bitcoin significantly increased during 2024 and has traded between approximately $40,000 and $105,000 per Bitcoin. As of September 1, 2025, the price of Bitcoin had increased by over 2,800% in U.S. dollar terms since January 1, 2019, according to Bloomberg. Volatility may continue in the future and historical trends could reverse dramatically. See “— Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of Bitcoin, which could have an adverse effect on the market price of Pubco Class A Stock.” See also “— We may suffer losses due to abrupt and erratic market movements.”

Bitcoin does not pay interest, dividends or other returns and we can only generate cash from our Bitcoin holdings if we sell our Bitcoin or implement strategies to create income streams or otherwise generate cash by using our Bitcoin holdings, for example, through provisions of financial and advisory services that we may offer in the future. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our Bitcoin holdings, and any such strategies may subject us to additional risks.

Our Bitcoin holdings may significantly impact our financial results and in turn may impact the market price of Pubco Class A Stock. If we continue to increase our overall holdings of Bitcoin relative to the other parts of our business in the future, our Bitcoin holdings will have an even greater impact on our financial results and the market price of Pubco Class A Stock. We intend to purchase additional Bitcoin and increase our overall holdings of Bitcoin in the future. The concentration of our Bitcoin holdings limits the risk mitigation that we could take advantage of by purchasing a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our Bitcoin acquisition strategy. See “— Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of Bitcoin, which could have an adverse effect on the market price of Pubco Class A Stock.” See also “— We may suffer losses due to abrupt and erratic market movements.”

Our Bitcoin acquisition strategy has not been tested by us to date. While certain issuers have operating histories that involve a Bitcoin acquisition strategy that may be comparable to the Bitcoin acquisition strategy Pubco intends to execute, these have not been tested over an extended period of time or under different market conditions. We will continuously examine the risks and rewards of our Bitcoin acquisition strategy. For example, although we believe Bitcoin, due to its limited supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of Bitcoin declined in recent periods during which the inflation rate increased. Some investors and other market participants may disagree with our Bitcoin acquisition strategy or actions we undertake to implement it. If Bitcoin Prices were to decrease or our Bitcoin acquisition strategy otherwise proves unsuccessful, our financial condition, results of operations and the market price of Pubco Class A Stock may be materially adversely impacted. See also “— A significant decrease in the market value of our Bitcoin holdings could adversely affect our ability to satisfy our financial obligations.”

Our Bitcoin acquisition strategy will expose us to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes the inability or refusal of a counterparty to perform for any reason, including because of a deterioration in the counterparty’s financial condition and liquidity. Custodians, or other counterparties might fail to perform in accordance with the terms of future agreements with them, which could result in a loss of Bitcoin, a loss of the opportunity to generate funds, or other losses. Although we will implement various measures that are designed to mitigate our counterparty risks, including by storing substantially all of the Bitcoin in custody accounts at U.S.-based, custodians that service institutions and negotiating contractual arrangements intended to establish that our property interest in custodially-held Bitcoin is not subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. While all of our custodians are expected to be subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that our custodially-held Bitcoin will not become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings. If our custodially-held Bitcoin were nevertheless considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such Bitcoin and this may ultimately result in the loss of the value related to some or all of such Bitcoin. Even if we are able to prevent our Bitcoin from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that we would still be delayed or may otherwise experience difficulty in accessing our Bitcoin held by the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on our financial condition and the market price of Pubco Class A Stock.

Our primary counterparty risk with respect to our Bitcoin is expected to be custodian performance obligations under the custody arrangements we will enter into. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our Bitcoin holdings, we would become subject to additional counterparty risks. Any significant non-performance by counterparties, including in particular the custodians with which we custody substantially all of our Bitcoin, could have a material adverse effect on our business, prospects, financial condition and operating results. See “Pubco will face risks relating to the custody of its Bitcoin, including the loss or destruction of private keys required to access our Bitcoin and cyberattacks or other data loss relating to our Bitcoin. If Pubco or its third-party service providers, including Anchorage, experience a security breach or cyberattack and unauthorized parties obtain access to Pubco’s Bitcoin, or if Pubco’s private keys are lost or destroyed, or other similar circumstances or events occur, including the ability to reverse engineer private keys, Pubco may lose some or all of its Bitcoin and Pubco’s financial condition and results of operations could be materially adversely affected.”

The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price and use of Bitcoin. For example, a series of high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, BlockFi Lending, Core Scientific, FTX Trading, Alameda Research and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Silicon Valley Bank, Signature Bank and Silvergate Bank, the potential of SEC enforcement actions, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlements of lawsuits by the New York Attorney General against Galaxy Digital Holdings, Genesis Global Capital, Genesis’ parent company Digital Currency Group, Inc., and former partner Gemini Trust Company, had highlighted the counterparty risks applicable to owning and transacting in digital assets. Bankruptcies, closures, liquidations and other events may impact our access to Bitcoin and could negatively impact the adoption rate and use of Bitcoin. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price and use of Bitcoin, limit the availability to us of financing collateralized by Bitcoin or create or expose additional counterparty risks.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of and use cases for, digital assets, market perception of digital assets and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict. See “— Bitcoin and other digital assets are novel assets, which will expose Pubco to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect Pubco’s financial position, operations and prospects.”

A significant decrease in the market value of our Bitcoin holdings could adversely affect our ability to satisfy our financial obligations.

As of the Closing, our outstanding indebtedness will be $486.5 million. As part of our Bitcoin strategy, we may incur or continue to incur additional indebtedness and other fixed charges. If our businesses do not generate cash flow in future periods sufficient to satisfy our financial obligations, including our debt and other financial obligations, we intend to fund our obligations using cash flow generated by equity or debt financings. Our ability to obtain equity or debt financing may in turn depend on, among other factors, the value of our Bitcoin holdings, investor sentiment and the general public perception of Bitcoin, our strategy and our value proposition. Accordingly, a significant decline in the market value of our Bitcoin holdings or a negative shift in these other factors may create liquidity and credit risks, as such a decline or such shifts may adversely impact our ability to secure sufficient equity or debt financing to satisfy our financial obligations, including our debt and other financial obligations. These risks could materialize at times when Bitcoin is trading below its carrying value on our most recent balance sheet or below our cost basis. As Bitcoin will constitute a substantial part of our balance sheet, if we are unable to generate revenue from our anticipated development of Bitcoin-related learning programs and educational content or, in the future, Bitcoin-related financial and advisory services or secure equity or debt financing in a timely manner, on favorable terms, or at all, we may be required to sell Bitcoin to satisfy these obligations. Any such sale of Bitcoin may have a material adverse effect on our operating results and financial condition, and could impair our ability to secure additional equity or debt financing in the future. Our inability to secure additional equity or debt financing in a timely manner, on favorable terms or at all, or to sell our Bitcoin in amounts and at prices sufficient to satisfy our financial obligations, including our debt service obligations, could cause us to default under such obligations. Any default on our indebtedness may have a material adverse effect on our financial condition.

Pubco will operate in a highly competitive environment and will compete against companies and other entities with similar strategies, including companies with significant Bitcoin holdings and ETFs and ETPs for Bitcoin and other digital assets, and Pubco’s business, operating results and financial condition may be adversely affected if Pubco is unable to compete effectively.

The digital assets industry is highly innovative, rapidly evolving and characterized by healthy competition, experimentation, changing customer needs, frequent introductions of new products and services, and subject to uncertain and evolving industry and regulatory requirements. We expect competition to further intensify in the future. We compete against a number of companies operating both within the United States and abroad, and both those that focus on traditional financial services and those that focus on Bitcoin-based services. Our main competition falls into the following categories:

•        traditional financial firms that have entered the Bitcoin market in recent years and offer overlapping features targeted at our future customers;

•        financial technology providers that do not focus on Bitcoin and may attempt to position themselves as a safer alternative to our future products and services;

•        companies with significant Bitcoin holdings; and

•        companies focused on the Bitcoin market, some of whom choose to operate outside of local rules and regulations or in jurisdictions with less stringent local rules and regulations and are potentially able to more quickly adapt to trends and to develop new Bitcoin-based products and services due to a different standard of regulatory scrutiny.

If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results and financial condition could be adversely affected.

The range of options to gain exposure to Bitcoin may expand in the future. If investors choose to gain such exposure through ETPs, companies with significant Bitcoin holdings or other similar strategies, rather than shares of Pubco Class A Stock, Pubco’s business, operating results and financial condition may be adversely affected.

Investors may view Pubco Class A Stock as an alternative to an investment in an ETP, and choose to purchase shares of a spot Bitcoin ETP instead of Pubco Class A Stock. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to Bitcoin that is generally not subject to federal income tax at the entity level as we may be, or the other risks that may affect other parts of our business. Additionally, unlike spot Bitcoin ETPs, we (i) use BPS and BRR and do not seek for our shares of Pubco Class A Stock to passively track the value of the underlying Bitcoin we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Exchange Act, including Regulation M, and other securities laws, which enable ETPs to continuously align the value of their shares to the price of the underlying assets they hold through share creation and redemption, (iii) are a Texas corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, and (iv) are not required to provide daily transparency as to our Bitcoin holdings or our daily net asset value. Furthermore, recommendations by broker-dealers to buy, hold or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to Pubco Class A Stock. Based on how we are viewed in the market relative to ETPs, and other vehicles which offer economic exposure to Bitcoin, such as Bitcoin futures ETFs, leveraged Bitcoin futures ETFs and similar vehicles offered on international exchanges, any premium or discount in Pubco Class A Stock relative to the value of our Bitcoin holdings may increase or decrease in different market conditions.

As a result of the foregoing factors, availability of spot ETPs for Bitcoin and other digital assets could have a material adverse effect on the market price of Pubco Class A Stock.

We may suffer losses due to abrupt and erratic market movements.

The Bitcoin market has been characterized by significant volatility and unexpected price movements, and has previously experienced significant declines. Bitcoin may become more volatile and less liquid in a very short period of time. As previously discussed in this section, a series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry have highlighted the counterparty risks applicable to owning and transacting in digital assets. See “Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of Bitcoin, which could have an adverse effect on the market price of Pubco Class A Stock.”

These bankruptcies, closures, liquidations and other events have created significant volatility in the markets for cryptocurrency generally and for Bitcoin particularly. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future could result in market prices being subject to erratic and abrupt market movement, which could harm our business. Further, because there is no centralized authority which determines the price of Bitcoin, pricing often differs between exchanges. When some exchanges are viewed as higher risk, that price differential can widen as traders attempt to exploit these differences. Volatility in the price of Bitcoin, as well as the lack of a standard price, could lead consumers to see Bitcoin as an unsafe asset. In addition, if we were to attempt to monetize the Bitcoin we hold on our balance sheet, such price volatility could lead to trading losses, impacting our financial position.

For example, based on the BRRNY index, on May 31, 2024, the price of Bitcoin was $67,488.19 On September 1, 2025, the price of Bitcoin was $109,237.5. Between those dates, Bitcoin experienced significant volatility. For example, on August 1, 2024, the price of Bitcoin was $63,212.98, and on August 5, 2024, the price of Bitcoin was $53,127.99. On August 23, 2024, the price of Bitcoin had risen again to $63,575.17. In 2023, price swings were even more drastic, with prices as low as $16,606 at the beginning of the year and as high as $44,103 at the end of the year. Such volatility will impact the overall value of our business and could cause volatility in the price of our stock.

The trading volume of Bitcoin typically increases during periods of extreme volatility. For example, in the days following the U.S. federal elections in November 2024, the price of Bitcoin rose sharply from $69,289.27 on November 2, 2024, to $87,250.43 on November 14, 2024, and volumes increased from $18,184,612,091 to $87,616,705,248 during that time period according to aggregate data from US exchange markets collected by CoinMarketCap. Such volume increases can lead to extreme pressures on trading platforms and infrastructure that can lead to inadvertent suspension of services across parts of the platforms or the entire platforms, and we may experience outages. Outages can lead to increased service expense, can cause reputational damage, result in inquiries and actions by regulators, and can lead to other damages for which we may be responsible, any of which could harm our business.

The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of Bitcoin and adversely affect Pubco’s business.

As a result of our Bitcoin acquisition strategy, a substantial part of our assets will be concentrated in our Bitcoin holdings. Accordingly, the emergence or growth of digital assets other than Bitcoin may have a material adverse effect on our financial condition. As of December 31, 2024, Bitcoin was the largest digital asset by market capitalization. However, there are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the Bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. The Ethereum network has completed another major upgrade since then and may undertake additional upgrades in the future. If the mechanisms for validating transactions in Ethereum and other alternative digital assets are perceived as superior to proof-of-work mining, those digital assets could gain market share relative to Bitcoin.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s central bank digital currency project was made available to consumers in January 2022, and governments including the United States, the European Union, and Israel have been discussing the potential creation of new central bank digital currencies. Whether or not they incorporate blockchain or similar technology, central bank digital currencies, as legal tender in the issuing jurisdiction, could also compete with, or replace, Bitcoin and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of Bitcoin to decrease, which could have a material adverse effect on our business, prospects, financial condition and operating results.

Pubco will be highly dependent on the services of Jack Mallers, who will be our Chief Executive Officer and President.

Pubco will be highly dependent on the services of Jack Mallers, who will be our Chief Executive Officer and President. Although Jack Mallers will spend a substantial portion of his business time and attention on Pubco and expects to be highly active in our management, he does not devote his full time and attention to Pubco. Jack Mallers will continue to remain Chief Executive Officer of Zap Solutions Holding, Inc. and its direct or indirect subsidiaries (doing business as Strike). As a result, he may devote less time to us than if he was not engaged in other business activities; he owes fiduciary duties to our shareholders, and may owe fiduciary duties to shareholders of other companies with which he may be affiliated. Further, there may be potential competition between the products Pubco may offer in the future and products that Strike currently offers, or may offer in the future. We do not have “key person” life insurance policies. Jack Mallers is not bound by an employment agreement for any specific term and, if were unable to retain him, we may not be able to successfully attract and retain a qualified replacement. If we are not successful in managing these risks, our business, financial condition and operating results may be harmed.

Pubco will rely on Tether, which will have a controlling interest in Pubco, for certain administrative and operational services.

Pubco will rely on Tether to provide certain services including information technology services, such as the development and maintenance of IT systems and cybersecurity; legal services related to regulatory compliance, corporate governance, and intellectual property; health, safety, and environmental services; management and commercialization of intellectual property; treasury and risk management, including Bitcoin trading; human resources services like payroll and benefits administration; and investor relations services, pursuant to the terms of the Services Agreement at a cost of $30,000 per calendar quarter, which will be entered into in connection with the consummation of the Business Combination. Tether may have interests that are not aligned with our interests or the interests of our other shareholders and which could affect Tether’s performance of services to Pubco.

In the event of a default under or termination of the Services Agreement, we may be unable to contract with substitute service providers on similar terms, in a timely fashion, or at all, and the costs of substituting service providers may be substantial. In addition, a substitute service provider may not be able to provide the same level of services due to a lack of pre-existing knowledge or synergies. Any termination of our relationship with Tether, or decrease in provision of services by Tether, and any delay in appointing or finding a suitable replacement provider, if one exists, could adversely and negatively impact our business.

Stablecoins compete with Bitcoin in certain ways. Tether, our controlling shareholder, currently operates the largest stablecoin by market capitalization. There can be no assurance we will not experience competition from Tether.

Other alternative digital assets that compete with Bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to Bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms. Stablecoin is generally seen as more suitable for digital financing, specifically for transaction payments and business settlements, which accounts for its growing market share among digital currencies, and there have been significant developments in the U.S. stablecoin regulatory environment that may result in an increase in competition. Additionally, Tether, our controlling shareholder, operates the largest stablecoin by market capitalization. There can be no assurance we will not experience competition from Tether, including on any future Bitcoin-related financial or advisory services we may offer that may compete with any future products or services Tether may offer.

Pubco’s Bitcoin holdings will be less liquid than its cash and cash equivalents and may not be able to serve as a source of liquidity for Pubco.

A substantial part of Pubco’s assets will be Bitcoin. Pursuant to the Indenture for the Convertible Notes to be issued at Closing, a number of Bitcoin equal to the aggregate principal amount of all Convertible Notes issued at Closing multiplied by 3, and then divided by the BRRNY as averaged over the ten consecutive days immediately prior to the Closing, will be held as collateral to the Convertible Notes. The Bitcoin that will serve as collateral to the Convertible Notes will not be able to be used as a source of liquidity for Pubco.

Further, historically, the Bitcoin markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our Bitcoin at favorable prices or at all. For example, a number of Bitcoin trading venues temporarily halted deposits and withdrawals in 2022, although the Coinbase, Inc. exchange has, to date, not done so. As a result, our Bitcoin holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, Bitcoin held by custodians, including our custodians, does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans, bonds or other capital raising transactions collateralized by our unencumbered Bitcoin or otherwise generate funds using our Bitcoin holdings, including in particular during times of market instability or when the price of Bitcoin has declined significantly. If we are unable to sell our Bitcoin, enter into additional capital raising transactions using unencumbered Bitcoin as collateral, or otherwise generate funds using our Bitcoin holdings, or if we are forced to sell our Bitcoin at a significant loss, in order to meet our debt obligations, or our working capital requirements, our business and financial condition could be negatively impacted.

Pubco will face risks relating to the custody of its Bitcoin, including the loss or destruction of private keys required to access our Bitcoin and cyberattacks or other data loss relating to our Bitcoin. If Pubco or its third-party service providers, including Anchorage, experience a security breach or cyberattack and unauthorized parties obtain access to Pubco’s Bitcoin, or if Pubco’s private keys are lost or destroyed, or other similar circumstances or events occur, including the ability to reverse engineer private keys, Pubco may lose some or all of its Bitcoin and Pubco’s financial condition and results of operations could be materially adversely affected.

We will hold our Bitcoin with a regulated custodian that has duties to safeguard our private keys. Generally, custodial services contracts do not restrict the ability to reallocate Bitcoin among custodians. However, all of the Bitcoin that we will own will initially be held in custody accounts at Anchorage, a digital asset custodian servicing institution. In light of the significant amount of Bitcoin we will hold, we may seek to engage additional custodians to achieve a greater degree of diversification in the custody of our Bitcoin as the extent of potential risk of loss is dependent, in part, on the degree of diversification. If there is a decrease in the availability of digital asset custodians that we believe can safely custody our Bitcoin, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable or take other measures to custody our Bitcoin, and our ability to seek a greater degree of diversification in the use of custodial services could be materially adversely affected.

Anchorage, through its parent company, maintains a commercial crime insurance policy, which is intended to cover the loss of client assets held in cold storage, including from employee collusion or fraud, physical loss including theft, damage of key material, security breach or hack, and fraudulent transfer, subject to its terms and conditions. The insurance maintained by Anchorage is shared among all of its customers, is not specific to Pubco, and may not be available or sufficient to protect Pubco from any or all possible losses or sources of losses.

Insurance to cover losses of our future Bitcoin holdings will likely only cover a small fraction of the value of the entirety of the Bitcoin holdings, and there can be no guarantee that such insurance may be obtained or maintained as part of the custodial services we will have or that such coverage will cover losses with respect to our Bitcoin. Moreover, our use of custodians exposes us to the risk that the Bitcoin our custodians will hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such Bitcoin. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we will maintain related to our Bitcoin.

Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the Bitcoin is held. While the Bitcoin blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the Bitcoin held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the Bitcoin held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The Bitcoin and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks or other malicious activities.

Security breaches and cyberattacks are of particular concern with respect to our Bitcoin. Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase, Inc. exchange, although the flaw was subsequently fixed and Coinbase, Inc. reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading Ltd. digital asset exchange and reportedly stole over $400 million in digital assets from customers. In 2024, hackers stole an estimated total of $2.2 billion in digital assets from cryptocurrency platforms. In February 2025, $1.5 billion of digital assets was stolen from a single cryptocurrency exchange, Bybit, operated by Bybit Fintech Limited. A successful security breach or cyberattack could result in:

•        a partial or total loss of our Bitcoin in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our Bitcoin;

•        harm to our reputation and brand;

•        improper disclosure of data and violations of applicable data privacy and other laws; or

•        significant regulatory scrutiny, investigations, fines, penalties and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Bitcoin blockchain ecosystem or in the use of the Bitcoin network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to Bitcoin, are increasing in frequency, persistence and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, unauthorized parties may attempt, to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time or until launched against a target and we may not be able to implement adequate preventative measures. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Bitcoin industry, including third-party services on which we rely, could materially and adversely affect our business.

Our limited insurance protection exposes us and our shareholders to the risk of loss of our Bitcoin for which no person is liable.

We do not expect to maintain insurance coverage for our Bitcoin holdings, which will be held in custody by our custodians. Therefore, a loss may be suffered with respect to our Bitcoin that is not covered by insurance and for which no person is liable in damages, which could adversely affect our operations and, consequently, an investment in us. Our future custodians may maintain a certain insurance coverage of such types and amounts as they assert to be commercially reasonable for their custodial services provided under our custody agreements with them, including certain commercial crime insurance of limited aggregate principal amount which covers losses stemming from fraud, security breach, hack and asset theft. However, such insurance coverage may be insufficient to protect us against all losses of our Bitcoin holdings held in custody with our custodians, whether or not stemming from security breaches, cyberattacks or other types of unlawful activity. Therefore, a loss may be suffered with respect to our Bitcoin that is not covered by insurance and for which no person is liable in damages, which could adversely affect our operations and, consequently, an investment in us.

The accounting treatment of our Bitcoin holdings are likely to have significant accounting impacts, including volatility of our results. If financial accounting standards undergo significant changes, our operating results could fluctuate.

In December 2023, the FASB issued ASU 2023-08, effective for fiscal years beginning after December 15, 2024. Pubco will be required to adopt ASU 2023-08, which will require us to measure in-scope crypto assets (including our Bitcoin holdings) at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our Bitcoin in net income each reporting period. ASU 2023-08 will also require us to provide certain interim and annual disclosures with respect to our Bitcoin holdings, with a cumulative-effect adjustment to the opening balance of retained earnings as of the beginning of the annual reporting period in which we adopt the guidance. Due in particular to the volatility in the price of Bitcoin, we expect the adoption of ASU 2023-08 to have a material impact on our financial results in future periods, including the volatility of our financial results, and affect the carrying value of our Bitcoin on our balance sheet, and it could also have adverse tax consequences, which in turn could have a material adverse effect on our financial results and the market price of Pubco Class A Stock.

Additionally, on March 31, 2022, the staff of the SEC issued Staff Accounting Bulletin (“SAB”) No. 121 (“SAB 121”), which represented a significant change regarding how a company safeguarding crypto assets held for its platform users reports such crypto assets on its balance sheet and required retrospective application as of January 1, 2022. In January 2025, the staff of the SEC issued SAB No. 122 (“SAB 122”), which rescinds the previously-issued interpretive guidance included within SAB 121.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of and use cases for, digital assets, market perception of digital assets and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict. Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and may retroactively affect previously reported results and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and our business, operating results and financial condition.

Bitcoin and other digital assets are novel assets, which will expose Pubco to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect Pubco’s financial position, operations and prospects.

Bitcoin and other forms of digital assets are relatively novel and have been the source of much regulatory uncertainty, resulting in differing definitional outcomes without a single unifying statement, which subjects them to significant uncertainty that could adversely impact their price.

Bitcoin and other digital assets are viewed differently by different regulatory and standards setting organizations globally as well as in the United States on the federal and state levels. Certain governments have prohibited certain digital asset activities or have severely curtailed the use of digital assets by prohibiting the acceptance of payment in Bitcoin and other digital assets for consumer transactions and barring banking institutions from accepting deposits of digital assets. Other nations, however, allow digital assets to be used and traded without restriction. In some jurisdictions, such as in the United States, digital assets are subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. There is a risk that relevant authorities in any jurisdiction may impose more onerous regulation on Bitcoin, for example banning its use, regulating its operation, or otherwise changing its regulatory treatment. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that may introduce a cost of compliance, or have a material impact on our business model, and therefore our financial performance and shareholder returns, and/or adversely affects the price of Bitcoin. The U.S. federal government, states, regulatory agencies and foreign countries have recently enacted and may also enact additional new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of Bitcoin, the ability of individuals or institutions such as us to own or transfer Bitcoin, and/or the competitive landscape for our products and services. For example:

•        On January 23, 2025, President Trump signed an Executive Order to promote the growth and use of digital assets, blockchain technology and related technologies across all sectors of the economy. Among other things, the Executive Order established a working group comprised of representatives from key federal agencies, tasked with developing a federal regulatory framework for digital assets and evaluating measures that can be taken to provide regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries. On July 30, 2025, the working group published a report on strengthening American leadership in digital financial technology, which recommended several regulatory and legislative proposals to advance President Trump’s January 2025 Executive Order. The Executive Order also instructed the U.S. Department of Treasury, the SEC, and other relevant agencies to identify regulations, guidance, documents, orders and other items affecting the digital asset sector and submit recommendations for what should be rescinded, modified or, to the extent applicable, adopted into regulations. Additionally, it revoked President Biden’s prior Executive Order from March 9, 2022, relating to cryptocurrencies, and all policies, directives and guidance issued pursuant to that Executive Order, including the Department of the Treasury’s framework for international engagement on digital assets issued on July 7, 2022 and the White House framework for digital asset development released on September 16, 2022. The establishment of a new working group within the National Economic Council to propose a federal regulatory framework for digital assets could lead to significant changes in market structure, oversight, consumer protection and risk management. The evolving regulatory environment may pose challenges to our operations, particularly if new regulations introduce additional compliance costs or restrict certain activities.

•        There have also been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets, including certain legislation to establish a federal supervisory framework for payment stablecoins. With respect to stablecoins, on July 17, 2025, the U.S. Congress passed the Guiding and Establishing National Innovation for U.S. Stablecoins Act (“GENIUS Act”), which was signed into law by President Donald Trump on July 18, 2025. The GENIUS Act introduces the first federal regulatory framework for payment stablecoins, addressing consumer protection, financial stability, national security and anti-money laundering compliance, and establishes prudential requirements for the issuance, reserve backing and supervision of U.S.-dollar-pegged stablecoins. However, it is not yet in effect and certain provisions depend on final implementing regulations, which are to be issued by the primary federal stablecoin regulators. As a result, we may be subject to certain regulatory requirements and restrictions. This may implicate new costs for us and our management may have to devote increased time and attention to regulatory matters or change aspects of our business. Additionally, the regulatory treatment of fiat-backed stablecoins across other jurisdictions remains uncertain.

•        Increased regulation may also result in limitations on the use cases of Bitcoin. In addition, regulatory developments may require us to comply with certain existing and new regulatory regimes, such as if any of our activities cause us to be deemed a “money service business” under the regulations promulgated by the Financial Crimes Enforcement Network of the United States under the authority of the U.S. Bank Secrecy Act, including those that would require us to implement certain anti-money laundering programs, submit certain reports to Financial Crimes Enforcement Network of the United States and maintain certain records.

•        In addition to the stablecoin legislation, the U.S. Congress has continued to take steps towards enacting legislation regarding the digital assets market structure. For instance, on July 17, 2025, the U.S. House of Representatives passed the Digital Asset Market Clarity Act (“CLARITY Act”), which — if ultimately enacted — would allocate jurisdiction between the SEC and CFTC with respect to digital assets and create a market-structure framework for digital commodities; the bill also seeks to resolve regulatory ambiguity regarding the meaning of “security” and “commodity” and is now awaiting Senate action. The U.S. federal banking agencies have revoked prior guidance that restricted the ability of financial institutions to engage in digital asset related activities. On March 7, 2025, the Office of the Comptroller of the Currency (“OCC”) issued a letter rescinding its previous guidance that required national banks and federal savings associations to receive prior written non-objection before engaging in crypto-asset-related activities, and reaffirmed these institutions are permitted to provide crypto-asset custody, hold stablecoin reserves and use distributed ledger and stablecoins to engage in payment activities. On March 28, 2025, the Federal Deposit Insurance Corporation (“FDIC”) issued a letter rescinding a previous letter from 2022 that required prior notification from FDIC-supervised institutions that wanted to engage in crypto-related activities, and confirmed that such institutions may engage in certain permissible digital assets-related activities, if they adequately manage the associated risks (including market and liquidity, operational and cybersecurity and anti-money laundering risks). On April 24, 2025, the Board of Governors of the Federal Reserve System of the United States (“Board of Governors of the Federal Reserve”) announced that it had withdrawn previous guidance that required state member banks to provide advance notification and, in certain cases, obtain nonobjections to engage in certain crypto-asset and dollar-token activities. In July 2025, the OCC, the Board of Governors of the Federal Reserve, and the FDIC issued a statement for banking organizations regarding the safekeeping of digital assets, which focused on how existing laws, regulations and risk management principles apply to such activities, and signaled additional progress in the increasing regulatory clarity for digital assets by key financial regulators in the United States. As a result of these regulatory changes, competition on the offering of certain of our products and services may increase, potentially impacting our revenue, as well as the market price of Bitcoin and in turn may adversely affect the market price of Pubco Class A Stock. On May 7, 2025, the OCC issued a letter confirming that national banks and federal savings associations may provide and outsource cryptocurrency custody and execution services on behalf of customers. See also “Pubco will operate in a highly competitive environment and will compete against companies and other entities with similar strategies, including companies with significant Bitcoin holdings and ETFs and ETPs for Bitcoin and other digital assets, and Pubco’s business, operating results and financial condition may be adversely affected if Pubco is unable to compete effectively.”

•        The U.S. federal banking agencies have enhanced the supervision of novel activities conducted by banking organizations, especially following the failures of Silicon Valley Bank, Signature Bank and Silvergate Bank in March 2023, which were entities perceived as integral to the digital asset ecosystem, causing a number of digital asset industry participants to struggle in finding banks willing to work with them. Reports have also suggested that U.S. regulatory agencies, including the Department of the Treasury, may have advised financial institutions to approach crypto-related clients with caution. While some policymakers and industry participants have argued that this activity constituted a coordinated effort to limit banking access to crypto companies, regulators have not publicly confirmed such an initiative. Congressional hearings continue to explore the extent to which government influence may have contributed to banking challenges for crypto businesses. While recent regulatory developments suggest a more measured approach to crypto-related banking services, as discussed above, and shifts on risk management practices signaling that debanking of digital asset industry participants without individualized risk assessments would not be supported, there is no guarantee that similar measures will not be reintroduced in the future. If banking restrictions tighten due to a shift in U.S. regulatory priorities, the digital asset ecosystem could face challenges in securing banking relationships, which could impact digital asset liquidity, market stability, operational security and institutional adoption, all of which could negatively affect the digital assets market and therefore the value of digital assets.

•        On September 8, 2022, the White House Office of Science and Technology Policy issued a report in coordination with other federal agencies relating to the climate and energy implications of digital assets, including Bitcoin, in the United States. Among its finding are that digital assets are energy intensive and drive significant environmental impacts, and the report recommends further study of the environmental impact of digital assets and the development of environmental performance regulations for digital asset miners, which may include limiting or eliminating digital assets that use high energy intensity consensus mechanisms, including the proof-of-work consensus mechanisms on which the Bitcoin blockchain is based. In addition to the United States, other governments or governmental bodies globally have introduced or are contemplating environmental and energy legislative and regulatory changes in response to the increasing focus on power consumption required to operate large-scale data centers. A changing legislative environment could create economic and regulatory uncertainty for our business because the industries in which we operate, with their high energy demand, could become targets for future environmental and energy regulations.

•        On April 14, 2023, the SEC re-opened the comment period for its proposal to amend the definition of “exchange” under Exchange Act Rule 3b-16 to encompass trading and communication protocol systems for digital asset securities and trading systems that use distributed ledger or blockchain technology, including both so-called “centralized” and “decentralized” trading systems. On June 12, 2025 the SEC issued a notice to withdraw this proposal. If the SEC seeks to adopt a similar proposal in the future, the new definition would have a sweeping impact on digital asset trading venues and other digital asset industry participants.

•        On January 21, 2025, the SEC announced that then-Acting SEC Chairman Mark Uyeda “launched a crypto task force dedicated to developing a comprehensive and clear regulatory framework for crypto assets.” The task force is focused on helping the SEC “draw clear regulatory lines, provide realistic paths to registration, craft sensible disclosure frameworks and deploy enforcement resources judiciously.” While the SEC has formed the crypto task force to provide clarity on the application of the federal securities laws to the crypto asset market and to recommend practical policy measures that aim to foster innovation and protect investors, the task force has only recently begun. Additionally, on April 4, 2025, the SEC issued a statement concluding that “covered stablecoins” do not involve the offer or sale of securities within the meaning of the Securities Act or Exchange Act. While it provided a definition of what is a “covered stablecoin,” it is still unclear how this determination would affect non-covered stablecoins, and how it would interact with other proposed bills and regulations proposed by other agencies.

•        On April 8, 2025, CFTC Acting Chairman Caroline Pham directed CFTC Staff, pursuant to Executive Order 14219, to deprioritize actions involving violations of registration requirements under the Commodity Exchange Act unless there is evidence that the non-registrant knew of the registration requirement and violated it willfully. The CFTC’s deprioritization of such enforcement actions, including against unregistered intermediaries who offer derivatives trading on crypto-assets, could add risk to the digital asset ecosystem.

•        The European Union’s Markets in Crypto Assets Regulation (“MiCA”), a comprehensive digital asset regulatory framework for the issuance and provision of services in relation to digital assets, like Bitcoin, became effective in June 2023, with various requirements phasing into effect through 2024. MiCA regulates the authorization requirement for and supervision of crypto-asset service providers, as well as crypto-asset issuers, offerors and persons seeking admission to trading of crypto-assets in the European Union. In addition, MiCA also requires the European Commission (i) to provide a report on the environmental impact of crypto-assets and (ii) based upon such report, introduce measures that might be warranted to mitigate the adverse impacts on the environment of technologies employed in markets in crypto-assets like the consensus mechanisms such as mandatory minimum sustainability standards for consensus mechanisms, including the proof-of-work consensus mechanisms on which the Bitcoin blockchain is based.

•        In November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer and clearing agency, which the SEC agreed to dismiss on March 3, 2025. Additionally, individual states have the ability to file similar lawsuits on the grounds of violations of state securities laws. For example, the Oregon state attorney general filed a lawsuit against Coinbase, Inc. in April 2025, for alleged violations of Oregon state securities law, and there have been similar claims against other digital asset industry participants at a state level.

•        Firms engaging in crypto-asset activities in the UK must currently be registered with the Financial Conduct Authority (the “FCA”) under the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (“MLRs”), and are subject to various requirements and obligations as a result. The marketing of crypto-assets is also restricted and may only be conducted by firms that are authorized by the FCA or registered under the MLRs. The FCA has also introduced rules prohibiting the marketing and sale of derivatives and exchange-traded notes that reference certain types of crypto-assets to retail customers in the UK, although it now plans to remove the ban on the marketing and sale of exchange-traded notes. The UK regulatory framework for crypto-assets continues to evolve rapidly, and firms operating in this space face an increasingly complex and restrictive compliance landscape. The FSMA 2023 established a framework to bring certain crypto-asset activities, including issuance and trading, within the UK’s financial regulatory perimeter. Detailed rules relating to the regime are still under consultation by His Majesty’s Treasury and the FCA. In April 2025, His Majesty’s Treasury published draft legislation to bring a wide range of crypto-asset activities within the scope of the UK’s regulatory perimeter, including operating a crypto-asset trading venue, providing custody services and dealing in crypto-assets. The FCA is also consulting on various elements of its forthcoming crypto-asset regime, including in respect of the issuance of stablecoins, the custody of crypto-assets and prudential requirements for crypto-asset businesses. The final rules are expected to come into force in phases from late 2025 into 2026.

•        In June 2023, the SEC filed a complaint against Coinbase, Inc. charging it with operating as an unregistered securities exchange, broker and clearing agency, and for the unregistered offer and sale of securities in connection with its staking-as-a-service program. Recently, in February 2025, the SEC announced the filing of a joint stipulation with Coinbase, Inc and Coinbase Global Inc. to dismiss the civil enforcement action against their crypto platform.

•        In November 2023, Binance Holdings Ltd. and its then chief executive officer reached a settlement with the U.S. Department of Justice, the CFTC, the U.S. Department of Treasury’s Office of Foreign Asset Control, and the Financial Crimes Enforcement Network to resolve a multi-year investigation by the agencies and a civil suit brought by the CFTC, pursuant to which Binance Holdings Ltd. agreed to, among other things, pay $4.3 billion in penalties across the four agencies and to discontinue its operations in the United States; and

•        In China, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining and declared all cryptocurrency transactions illegal within the country. Other jurisdictions, including Egypt, Morocco and the Dominican Republic have also made the use of Bitcoin illegal. If the use of Bitcoin is made illegal in other jurisdictions, particularly where Bitcoin is currently traded in heavy volumes, the available market for Bitcoin may contract. Additionally, if another government with considerable economic power were to ban digital assets or related activities, this could have further impact on the price of Bitcoin. As a result, the markets and opportunities discussed herein may not reflect the markets and opportunities available to us in the future.

While the current administration has expressed support regarding the development and use of digital assets and the U.S. recently enacted the GENIUS Act, the specific regulatory frameworks, including the potential adoption of the CLARITY Act, are still to be developed. The exact timeline and impact of these efforts on our business is uncertain, and there is uncertainty regarding enforcement actions by several U.S. agencies involving digital asset issuers and trading platforms. Additionally, it is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC or other regulators, or the impact of any such additional authorities, including the authority that Congress has already granted to the banking agencies under the GENIUS Act. It is also not possible to predict how additional legislation, regulation or other form of regulatory or supervisory oversight — such as the implementing regulations under the GENIUS Act or any Senate amendments to the CLARITY Act — might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and Bitcoin specifically.

We cannot be certain as to how future regulatory developments will impact the treatment of Bitcoin under the law, and ongoing and future regulation and regulatory actions could significantly restrict or eliminate the market for or uses of Bitcoin and materially and adversely impact our business. If we fail to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations or be subjected to fines, penalties and other governmental action. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business model at all, which could have a material adverse effect on our business, prospects or operations. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price of Bitcoin and any other digital assets we may hold or expect to hold at such time and in turn adversely affect the market price of Pubco Class A Stock.

Moreover, the risks of engaging in a Bitcoin acquisition strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The novelty of Bitcoin may increase the risk of employee or service provider misconduct or error, which may adversely impact the business of Pubco. Employee or service provider misconduct or error could subject us to legal liability, financial losses and regulatory sanctions and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, failing to supervise other employees or service providers, improperly using confidential information, as well as improper trading activity. Employee or service provider errors could expose us to the risk of material losses even if the errors are detected. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel Bitcoin products and services which we may offer in the future. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. If we were found to have not met our regulatory oversight and compliance and other obligations, we could be subject to regulatory sanctions, financial penalties, restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity and seriously damage our reputation. Our employees, or any contractors and agents we may contract with, could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory or criminal authorities of improper trading activities could affect our brand and reputation.

The growth of the digital assets industry in general, and the use and acceptance of Bitcoin in particular, may also impact the price of Bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of Bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to Bitcoin, institutional demand for Bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for Bitcoin as a means of payment and the availability and popularity of alternatives to Bitcoin. Even if growth in Bitcoin adoption occurs in the near or medium-term, there is no assurance that Bitcoin usage will continue to grow over the long-term. In addition, private actors that are wary of Bitcoin or the regulatory concerns associated with Bitcoin have in the past taken, and may in the future take, further actions that may have an adverse effect on our business or the market price of Pubco Class A Stock.

Because Bitcoin has no physical existence beyond the record of transactions on the Bitcoin blockchain, a variety of technical factors related to the Bitcoin blockchain could also impact the price of Bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of Bitcoin transactions, hard “forks” of the Bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry and quantum computing could undercut the integrity of the Bitcoin blockchain and negatively affect the price of Bitcoin. The liquidity of Bitcoin may also be reduced and damage to the public perception of Bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold Bitcoin, provide Bitcoin-related services or accept Bitcoin as payment, which could also decrease the price of Bitcoin. Liquidity of Bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for Bitcoin and other digital assets.

The regulatory environment for digital assets in the United States and globally remains highly uncertain and is evolving rapidly. U.S. policymakers are only beginning to define a comprehensive regulatory framework for digital assets. As a result, Pubco may face challenges in adapting to proposed or newly enacted laws and regulations, which could materially and adversely affect its business, financial condition and operations.

As crypto assets have grown in both popularity and market size, various U.S. federal, state and local and foreign governmental organizations, as well as consumer agencies and public advocacy groups, have increasingly scrutinized the operations of crypto networks, users and platforms, with a focus on how crypto assets can be used to launder the proceeds of illegal activities and fund criminal or terrorist enterprises. In addition, the safety and soundness of platforms and other service providers that hold crypto assets for users have drawn regulatory and public attention. These concerns have led to calls for heightened regulatory oversight, and new laws and regulations.

Unlike traditional financial institutions, which have cultivated long-standing relationships with policymakers and regulators, participants in the cryptoeconomy are relatively new to the U.S. legislative and regulatory landscape. While engagement with policymakers and regulators has begun, it is still at a relatively nascent stage and may be insufficient to influence future legislation and regulation. As a result, new laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that adversely affect the cryptoeconomy or crypto asset platforms. Consequently, Pubco may be disproportionately impacted by such developments, potentially restricting its ability to operate or innovate. Additionally, any future political activities to further our mission may be perceived unfavorably by investors and the public and have an adverse impact on our brand and reputation.

Several spot Bitcoin ETPs have received approval from the SEC to list their shares on a U.S. national securities exchange with continuous share creation and redemption at net asset value. Even though we are not, and do not function in the manner of, a spot Bitcoin ETP, it is possible that we nevertheless could face regulatory scrutiny from the SEC or other federal or state agencies due to our Bitcoin holdings.

As also noted above, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illicit activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to ongoing war between Russia and Ukraine. If we are found to have purchased any of our Bitcoin from bad actors that have used Bitcoin to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in Bitcoin by us may be restricted or prohibited.

Additional laws, guidance and policies may be issued by domestic and foreign regulators following the bankruptcy of FTX Trading Ltd., one of the world’s largest cryptocurrency exchanges, in November 2022, which has been widely cited as a catalyst for increased regulatory and enforcement focus on the digital assets industry and certain market participants and practices. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting Bitcoin, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant compliance and other costs on Pubco, significantly limit our ability to hold and transact in Bitcoin or materially reduce the value of Pubco’s Bitcoin holdings.

Bitcoin’s status as a product that may be offered and sold as a “security” in any relevant jurisdiction, as well as the status of Bitcoin-related products, and services in general, is subject to uncertainty, and if Pubco is unable to properly characterize such product or service offering, Pubco may be subject to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect Pubco’s business, operating results and financial condition.

The SEC and its staff have taken the position that a range of crypto assets, products and services fall within the definition of an investment contract that is offered or sold as a “security” under the U.S. federal securities laws. The legal test for determining whether any given crypto asset, product or service that is offered and sold is an investment contract was set forth in the 1946 U.S. Supreme Court case SEC v. W.J. Howey Co. and requires a highly complex, fact-driven analysis. Accordingly, whether any given crypto asset, product or service that would be ultimately deemed to be offered and sold as a security is uncertain and difficult to predict notwithstanding the conclusions of the SEC or any conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular crypto asset, product or service could be deemed to be offered or sold as a “security” or “securities offering” under applicable laws.

Public statements made by previous senior officials at the SEC indicate that the SEC does not intend to take the position that Bitcoin (as currently offered and sold) is a “security” under the U.S. federal securities laws. As of the date of this proxy statement/prospectus, Bitcoin is a crypto asset which senior officials at the SEC have publicly stated is unlikely to be considered a “security.” However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other crypto asset. In addition, the SEC and courts have taken the position that a crypto asset that is not itself a security can be offered and sold in securities transactions, which carry many of the same regulatory risks and consequences summarized above. For example, the SEC has taken the position that yield, lending products, services or protocols can constitute the offer and sale of security even if the underlying crypto asset is not a security.

Any enforcement action by the SEC or any international or state securities regulator asserting that Bitcoin should be offered and sold as a “security” or a court decision to that effect, or any international or state securities regulator asserting that Bitcoin itself is a “security”, would be expected to have an immediate material adverse impact on the trading value of Bitcoin, as well as our business.

Several foreign jurisdictions have taken a broad-based approach to classifying crypto assets, products and services that are being offered or sold as “securities,” while other foreign jurisdictions have adopted a narrower approach. As a result, certain crypto assets, products or services, including those relating to Bitcoin, may be deemed to be offered and sold as a “security” under the laws of some jurisdictions but not others. Various foreign jurisdictions may, in the future, adopt additional laws, regulations or directives that affect the characterization of crypto assets, products or services that are offered or sold as “securities.”

The classification of a crypto asset, product or service that is offered and sold as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading and clearing, as applicable, of such assets, products or services. For example, a crypto asset, product or service that is offered and sold as a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in crypto assets, products or services that are offered or sold as securities in the United States may be subject to registration with the SEC as a “broker” or “dealer.” Platforms that bring together purchasers and sellers to trade crypto assets that are offered or sold as securities in the United States are generally subject to registration as national securities exchanges, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system (“ATS”) in compliance with rules for ATSs. Persons facilitating clearing and settlement of securities may be subject to registration with the SEC as a clearing agency. Foreign jurisdictions may have similar licensing, registration and qualification requirements.

In its initial business activities, which will constitute (i) actively accumulating Bitcoin and managing its Bitcoin holdings and (ii) commencing development of educational materials and branded content intended to drive increased institutional and retail investor Bitcoin literacy, Pubco does not plan to offer or sell Bitcoin as “investment contracts” or otherwise as a “security”. Pubco is not registered or licensed with the SEC or foreign authorities as a broker-dealer, national securities exchange or ATS (or foreign equivalents), and we believe that Bitcoin in itself or as a result of the manner in which we intend to purchase or sell Bitcoin in our initial business activities, is not a security (including based on prior statements by a number of SEC senior officials). However, statements, settlements and enforcement actions are not rules or regulations of the SEC and are not binding on the SEC. Regardless of public statements made by senior officials at the SEC and our conclusions, we could in the future be subject to legal or regulatory action in the event the SEC or a state or a foreign regulatory authority were to assert, or a court were to determine, that either Bitcoin itself or a product or service that we may offer or sell in the future related to Bitcoin, such as lending, rewards or savings products, could be viewed a “security” under applicable laws. There can be no assurance that we will properly characterize over time any given Bitcoin product or service that is offered and sold as a security or non-security, or that the SEC, foreign regulatory authority or a court having final determinative authority on the topic, if the question was presented to it, would agree with our assessment. We expect our risk assessment policies and procedures to continuously evolve to take into account case law, legislative developments, facts and developments in technology.

If an applicable regulatory authority or a court, in either case having final determinative authority on the topic, were to determine that a product or service that is offered or sold by us in the future is a security, we would not be able to offer such product or service until we are able to do so in a legally compliant manner. A determination by the SEC, a state or foreign regulatory authority, or a court that a product or service that is offered or sold constitutes a security may result in us ceasing to offer that product or service, and may also result in us determining that it is advisable to cease offering products and services entirely, that have similar characteristics to the product or service that was alleged or determined to be a security. Alternatively, we may determine to continue to offer certain future products or services even if the SEC or another regulator alleges that the product or service is offered or sold as a security, pending a final judicial determination as to that product or service’s proper characterization, and the fact that we waited for a final judicial determination would generally not preclude penalties or sanctions against us for our having previously made that product or service available without registering that product or service with the SEC. As such, we could be subject to judicial or administrative sanctions for failing to offer or sell the product or service in compliance with the registration requirements, or for acting as a broker, dealer or national securities exchange without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines and disgorgement, criminal liability, and reputational harm. Additionally, the SEC has brought and may in the future bring enforcement actions against other cryptoeconomy participants and their product offerings and services that may cause us to modify or discontinue a product offering or service. If we were to modify or discontinue any future product offering or service for any reason, our decision may be unpopular with users, may reduce our ability to attract and retain customers (especially if similar products or services continue to be offered by our competitors), and may adversely affect our business, operating results and financial condition.

Regulatory changes classifying Bitcoin as a “security” could lead to Pubco’s classification as an “investment company” under the Investment Company Act and could adversely affect the market price of Bitcoin and the market price of shares of Pubco Class A Stock.

While senior SEC officials have stated their view that Bitcoin is not a “security” for purposes of the U.S. federal securities laws, a contrary determination by the SEC could lead to our classification as an “investment company” under the Investment Company Act, which would subject us to significant additional regulatory controls that could have a material adverse effect on our business and operations and may also require us to substantially change the manner in which we conduct our business.

In addition, if Bitcoin is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of Bitcoin and in turn adversely affect the market price of shares of Pubco Class A Stock. For additional information on the additional requirements we would be required to meet if we were determined to be an investment company, see “If CEP is deemed to be an investment company under the Investment Company Act, CEP may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for CEP to complete the Business Combination.”

Pubco will not be subject to the same legal and regulatory obligations, including certain compliance and reporting obligations intended to protect investors, that apply to investment companies such as mutual funds and ETFs, or to obligations applicable to investment advisers.

Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors.

We believe we are currently not subject to, and subsequent to the Business Combination, will not be subject to, and do not otherwise voluntarily comply with, these laws and regulations. Consequently, shareholders of Pubco do not have the regulatory protections provided to shareholders in registered and regulated investment companies, which, for example, require investment companies to have a certain percentage of disinterested directors and regulate the relationship between the investment company and certain of its affiliates. Further, Pubco may hold or trade in commodity futures contracts in order to hedge its Bitcoin holdings. A futures contract, which is a type of derivative, is subject to the risk of loss caused by unanticipated market movements, which are potentially unlimited. In addition, there may at times be an imperfect correlation between the movement in the prices of futures contracts and the value of their underlying instruments or indexes, and there may at times not be a liquid secondary market for certain futures contracts leading to the possible inability to sell or close out a futures contract at the desired time or price. Commodity futures are regulated by the Commodity Exchange Act, as administered by the CFTC. We do not believe that we are a commodity pool for purposes of the Commodity Exchange Act. Consequently, shareholders will not have the regulatory protections provided to shareholders in Commodity Exchange Act-regulated instruments or commodity pools.

This means, among other things, that the execution of or changes to our Bitcoin acquisition and management strategy, our use of leverage, the manner in which our Bitcoin is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to our Bitcoin acquisition strategy would require the approval of the Pubco Board, no shareholder or regulatory approval would be necessary. Consequently, the Pubco Board has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our Bitcoin holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding Bitcoin.

Due to the unregulated nature and lack of transparency surrounding the operations of many Bitcoin trading venues, Bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in Bitcoin trading venues and adversely affect the value of Pubco’s Bitcoin holdings.

Bitcoin trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many Bitcoin trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in Bitcoin trading venues, including prominent exchanges that handle a significant volume of Bitcoin trading and/or are subject to regulatory oversight, in the event one or more Bitcoin trading venues cease or pause for a prolonged period the trading of Bitcoin or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

In 2022 there were reports claiming that more than half of Bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on unregulated exchanges located outside of the United States. The SEC has also brought actions against individuals and digital asset market participants alleging such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the Bitcoin market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the Bitcoin market than is commonly understood. Any actual or perceived false trading in the Bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our Bitcoin. Negative perception, a lack of stability in the broader Bitcoin markets and the closure, temporary shutdown or operational disruption of Bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians or other major participants in the Bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in Bitcoin and the broader Bitcoin ecosystem and greater volatility in the price of Bitcoin. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX Trading Ltd., and BlockFi filed for bankruptcy, following which the market prices of Bitcoin and other digital assets significantly declined. The SEC also alleged as part of its June 5, 2023, complaint that Binance Holdings Ltd. committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc., and Binance Holdings Ltd., two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of Bitcoin and other digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. While the current U.S. administration has dismissed these enforcement actions, it is uncertain when or whether new enforcement actions may be brought. The price of Pubco Class A Stock may be affected by the value of our Bitcoin holdings and the failure of a major participant in the Bitcoin ecosystem could have a material adverse effect on the market price of Pubco Stock.

Pubco’s compliance and risk management methods might not be effective and may result in outcomes that could adversely affect Pubco’s reputation, operating results and financial condition.

Our ability to comply with applicable complex and evolving laws, regulations and rules is largely dependent on the establishment, maintenance and scaling of our compliance, internal audit and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. We cannot assure you that our policies and procedures will always be effective or that we have been and will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments or against all types of risks, including unidentified or unanticipated risks. Our risk management policies and procedures are expected to rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. Accordingly, in the future, we may identify gaps in such policies and procedures or existing gaps may become higher risk, and may require significant resources and management attention. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increase in risk tolerance, which could expose us to the risk of greater losses.

Any potential regulators who may have jurisdiction over us, including in the future, may periodically review our compliance program, including our policies and procedures, and with applicable law. We may from time to time receive examination reports citing violations of applicable law and inadequacies in existing compliance programs requiring us to enhance certain practices with respect to our practices or compliance program, including due diligence, training, monitoring, reporting and recordkeeping. If we fail to comply with these, or do not adequately remediate certain findings, regulators and financial institution partners could take a variety of actions that could impair our ability to conduct our business, including, but not limited to, delaying, denying, withdrawing or conditioning approval of certain products and services. In addition, regulators have broad enforcement powers to censure, fine, issue cease and desist orders, that may prohibit us from engaging in some of our business activities, or revoke any licenses we may obtain in the future. We face significant intervention by regulatory authorities, including extensive auditing and surveillance activities, and will continue to face the risk of significant intervention by regulatory authorities and potential future financial institution partners in the future. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be a significant loss to us or our financial institution partner(s). Any of these outcomes would adversely affect our reputation and brand and our business, operating results and financial condition. Some of these outcomes could adversely affect our ability to conduct our business.

We plan to accelerate Bitcoin adoption and Bitcoin literacy. We have not previously engaged in the business of online learning programs and educational content, and growing these operations could be difficult for us, including, without limitation, due to operational challenges and significant competition.

A central pillar of Pubco’s mission will be to accelerate Bitcoin adoption and literacy at both institutional and retail levels, through online learning programs, publishing educational content, and partnering with institutions. Pubco and its management have not previously engaged in the business of online learning programs or the business of publishing educational content. The creation of new online academic programs may not be accepted by prospective customers.

Building awareness of our online learning programs is critical to our ability to acquire prospective customers, and generate revenue. A substantial portion of our online learning program expenses will likely be attributable to developing, marketing, selling our online learning programs, which we cannot guarantee will result in successfully attracting customers. We expect to seek to generate revenue based on prospective customers purchasing our online learning programs, so it is critical to our success that we identify prospective customers in a cost-effective manner and that any future customers purchase our products and remain active in our offerings.

In addition, our efforts to develop online learning programs may be materially adversely affected by increased competition in the online education market and our competitors’ increasing use of artificial intelligence and machine learning or because of problems with the performance or reliability of our future online program infrastructure.

We expect to engage in the future in other Bitcoin-related activities, including Bitcoin-related financial and advisory services, Bitcoin-related debt and equity structured products and Bitcoin-related lending activities, all of which are subject to regulation. We have not previously engaged in these business lines and we may be unable to implement our business plan, including, without limitation, due to operational challenges, significant competition and regulation.

It is our long term strategy to expand our operations in the future to include Bitcoin-related financial and advisory services. This may include Bitcoin-related debt and equity structured products and Bitcoin-related lending activities. We may also incur indebtedness or enter into other financial instruments in the future that may be collateralized by our Bitcoin holdings or pursue other strategies to create income streams or otherwise generate funds using our Bitcoin holdings. These offerings are expected to be highly regulated, any failure to obtain or maintain necessary money transmission, banking services and/or virtual currency business activity registrations and licenses, or comply with any applicable laws, rules and regulations could adversely affect our ability to offer these services. See “— Bitcoin’s status as a “security” in any relevant jurisdiction, as well as the status of Bitcoin-related products and services in general, is subject to a high degree of uncertainty, and if Pubco is unable to properly characterize such product or service offering, Pubco may be subject to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect Pubco’s business, operating results and financial condition.” Regulators and payment processors have historically taken actions relating to access to banking services. Heightened scrutiny by regulators could be detrimental to our long term strategy and failure to comply with regulators during and after our engagement in such activities could damage our brand, reputation, business, operating results and financial condition.

Further, Pubco has not previously engaged in such Bitcoin-related services, and may be unable to implement a business strategy to successfully deliver these services. We cannot guarantee our success to deliver these services. However if we fail to keep pace with rapid industry changes to provide new and innovative products and services, and are unable to offer such financial services to generate revenue, this could adversely impact our business, operating results and financial condition. The further development and acceptance of cryptocurrency networks and other cryptocurrencies financial services, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to predict and evaluate. Conversely, the slowing or stopping of the development or acceptance of digital asset systems may also adversely affect our ability to implement this business strategy.

Even if we are able to expand our operations to include Bitcoin-related financial and advisory services, we cannot guarantee that we will convince future customers to use these services. If our future customers decrease their level of engagement with our products, services and platform, our business, operating results and financial condition may be significantly harmed.

Pubco may be unable to recognize the economic benefit of a “fork” or an “airdrop”, which could adversely impact an investment in Pubco.

The only digital asset to be held by Pubco will be Bitcoin.

From time to time, Pubco may come into possession of, acquire, or otherwise establish dominion and control over, digital assets or other assets or rights, or be entitled to acquire any of the foregoing, incidental to Pubco’s ownership of Bitcoin and that arise without any action of Pubco (“Incidental Rights”, and such digital assets, other assets and rights “IR Virtual Currency”). Incidental Rights can arise in a number of ways, including a fork in the Bitcoin blockchain, or an airdrop to holders of Bitcoin (each described below). Pubco may elect not to take advantage of such Incidental Rights, or may be unable to do so, or may irrevocably abandon the Incidental Rights or IR Virtual Currency, even if this may be economically detrimental to Pubco.

Network Forks.

Bitcoin, along with many other digital assets, are open-source projects. As a result, any individual can propose modifications or improvements through one or more software upgrades that could alter the protocol layer of the Bitcoin network. In most cases, when a modification is proposed, a substantial majority of miners adopt it, especially if the new version would be incompatible with the then-current version. However, when a substantial majority of miners do not adopt the modified version, the result is a “hard fork” with two incompatible networks and two incompatible digital assets. Bitcoin has undergone a number of hardforks since its inception. For example, on August 1, 2017, after extended debates among developers as to how to improve the Bitcoin network’s transaction capacity, the Bitcoin network was forked by a group of developers and miners resulting in the creation of a new blockchain, which underlies the new digital asset “Bitcoin Cash.” Bitcoin and Bitcoin Cash now operate on separate, independent blockchains. Since then, the Bitcoin network has forked several times to launch new digital assets, such as Bitcoin Gold, Bitcoin Silver and Bitcoin Diamond. Litecoin was also the result of a fork from the original Bitcoin blockchain.

Forks can occur for other reasons as well. For example, after a significant security breach, stakeholders on the network could elect to “fork” the network to its state before the hack, effectively reversing the hack. A fork could also be introduced unintentionally through a software bug or network activity.

Significant forks are typically announced several months in advance. The circumstances of each fork are unique, and their relative significance varies. It is possible that a particular fork may result in a significant disruption to Bitcoin and, potentially, may result in broader market disruption should pricing become difficult following the fork. It is not possible to predict with accuracy the impact that any anticipated fork could have or for how long any resulting disruption may exist.

Forks may have a detrimental effect on the value of Bitcoin, including by negatively affecting cryptocurrency allocations or by failing to capture of the full value of the newly-forked Bitcoin if it is excluded from the BRRNY index. Forks can also introduce new security risks. For example, forks may result in “replay attacks,” or attacks in which transactions from one network were rebroadcast to nefarious effect on the other network. After a hard fork, it may become easier for an individual miner or mining pool’s hashing power to exceed 50% of the processing power of the digital asset network, thereby making digital assets that rely on proof of work more susceptible to attack. For example, when the Ethereum and Ethereum Classic networks, two other digital asset networks, split in July 2016, replay attacks, in which transactions from one network were rebroadcast to nefarious effect on the other network, plagued Ethereum exchanges through at least October 2016. An Ethereum exchange announced in July 2016 that it had lost 40,000 Ethereum Classic, worth about $100,000 at that time, as a result of replay attacks. Similar replay attack concerns occurred in connection with the Bitcoin Cash and Bitcoin SV networks split in November 2018. Another possible result of a hard fork is an inherent decrease in the level of security due to significant amounts of mining power remaining on one network or migrating instead to the new forked network.

A hard fork may adversely affect the price of Bitcoin at the time of announcement or adoption. For example, the announcement of a hard fork could lead to increased demand for the pre-fork digital asset, in anticipation that ownership of the pre fork digital asset would entitle holders to a new digital asset following the fork. The increased demand for the pre fork digital asset may cause the price of the digital asset to rise. After the hard fork, it is possible the aggregate price of the two versions of the digital asset running in parallel would be less than the price of the digital asset immediately prior to the fork. While Pubco will determine which network is generally accepted as the Bitcoin network and should therefore be considered the appropriate network for Pubco’s purposes, there is no guarantee that Pubco will choose the network and the associated digital asset that is ultimately the most valuable fork. Either of these events could therefore adversely impact the value of the shares of Pubco Class A Stock. When Bitcoin Cash forked from the Bitcoin network, the value of Bitcoin went from $2,800 to $2,700.

In principle, a hard fork could change the source code for the Bitcoin network, including the source code which limits the supply of Bitcoin to 21 million. Although many observers believe this is unlikely at present, there is no guarantee that the current 21 million supply cap for outstanding Bitcoin, which is estimated to be reached by approximately the year 2140, will not be changed. If a hard fork changing the 21 million supply cap is widely adopted, the limit on the supply of Bitcoin could be lifted, which could have an adverse impact on the value of Bitcoin and the value of the shares of Pubco Class A Stock.

If Bitcoin were to fork into two digital assets, Pubco may hold, in addition to its existing Bitcoin balance, a right to claim an equivalent amount of the new “forked” asset following the hard fork. However, BRRNY index does not track forks involving Bitcoin. The holder of Bitcoin has no discretion in a hard fork; it merely has the right to claim the new Bitcoin on a pro rata basis while it continues to hold the same number of Bitcoin.

Anchorage, which will be the custodian of Pubco’s Bitcoin retains the right to determine whether or not to support (or cease supporting) a forked network. The outcome of such decisions by Anchorage may impact the price of Pubco Class A Stock.

Airdrops.

Owners of Bitcoin may also become subject to an “airdrop.” In an airdrop, the promotors of a different digital asset, typically one that is newly launched, will send that digital asset to the wallet of holders of an existing digital asset for no charge. Airdrops are not always announced and while in some cases the wallet owner needs to take a step to “claim” the new digital asset, in other cases, the wallet owner possesses the new digital asset without taking any actions. For example, in March 2017, the promoters of Stellar Lumens announced that anyone that owned Bitcoin as of June 26, 2017, could claim, until August 27, 2017, a certain amount of Stellar Lumens. Airdrops are not included in BRRNY index under its current methodology. Pubco may or may not participate in airdrops.

If Pubco notifies Anchorage in writing of an upcoming airdrop, Anchorage may, among other actions, elect to: (i) custody the airdropped digital asset for an additional fee or (ii) not pursue obtaining the airdropped digital assets. The outcome of such decisions by Anchorage may impact the price of Pubco Class A Stock.

In the ordinary course of business managing its Bitcoin holding as a Bitcoin treasury company, Pubco may purchase Bitcoin through spot markets which may be exposed to fraud and market manipulation, including through front running and wash trading, which may adversely affect the value of the shares of Pubco Class A Stock.

The blockchain infrastructure could be used by certain market participants to exploit arbitrage opportunities through schemes such as front-running, spoofing, pump-and-dump and fraud across different systems, platforms or geographic locations. As a result of reduced oversight, these schemes may be more prevalent in digital asset markets than in the general market for financial products.

The SEC has identified possible sources of fraud and manipulation in the Bitcoin market generally, including, among others (1) “wash trading”; (2) persons with a dominant position in Bitcoin manipulating Bitcoin pricing; (3) hacking of the Bitcoin network and trading platforms; (4) malicious control of the Bitcoin network; (5) trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in Bitcoin, new sources of demand for Bitcoin, etc.) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins,” including Tether; and (7) fraud and manipulation at Bitcoin trading platforms.

In the ordinary course of business managing its Bitcoin holding as a Bitcoin treasury company, Pubco may purchase Bitcoin through spot markets. Over the past several years, a number of Bitcoin spot markets have been closed or faced issues due to fraud. In many of these instances, the customers of such Bitcoin spot markets were not compensated or made whole for the partial or complete losses of their account balances in such Bitcoin exchanges.

In 2022, there were reports claiming that more than half of Bitcoin trading volume on digital asset exchanges was fake. Such reports alleged that certain overseas exchanges have displayed suspicious trading activity suggestive of a variety of manipulative or fraudulent practices. Other academics and market observers have put forth evidence to support claims that manipulative trading activity has occurred on certain Bitcoin exchanges. For example, in a 2017 paper titled “Price Manipulation in the Bitcoin Ecosystem” sponsored by the Interdisciplinary Cyber Research Center at Tel Aviv University, a group of researchers used publicly available trading data, as well as leaked transaction data from a 2014 Mt. Gox security breach, to identify and analyze the impact of “suspicious trading activity” on Mt. Gox between February and November 2013, which, according to the authors, caused the price of Bitcoin to increase from around $150 to more than $1,000 over a two-month period. In August 2017, it was reported that a trader or group of traders nicknamed “Spoofy” was placing large orders on Bitfinex without actually executing them, presumably in order to influence other investors into buying or selling by creating a false appearance that greater demand existed in the market. In December 2017, an anonymous blogger (publishing under the pseudonym Bitfinex’d) cited publicly available trading data to support his or her claim that a trading bot nicknamed “Picasso” was pursuing a paint-the-tape-style manipulation strategy by buying and selling Bitcoin and Bitcoin Cash between affiliated accounts in order to create the appearance of substantial trading activity and thereby influence the price of such assets.

The potential consequences of a spot market’s failure or failure to prevent market manipulation could adversely affect the value of the shares of Pubco Class A Stock. Any market abuse, and a loss of investor confidence in Bitcoin, may adversely impact pricing trends in Bitcoin markets broadly, as well as an investment in shares of Pubco Class A Stock.

The price of Bitcoin on available spot markets may be exposed to wash trading.

Spot markets on which Bitcoin trades, through which Pubco may purchase Bitcoin, may be susceptible to wash trading. Wash trading occurs when offsetting trades are entered into for other than bona fide reasons, such as the desire to inflate reported trading volumes. Wash trading may be motivated by non-economic reasons, such as a desire for increased visibility on popular websites that monitor markets for digital assets so as to improve their attractiveness to investors who look for maximum liquidity, or it may be motivated by the ability to attract listing fees from token issuers who seek the most liquid and high-volume exchanges on which to list their coins. Results of wash trading may include unexpected obstacles to trade and erroneous investment decisions based on false information.

Even in the United States, there have been allegations of wash trading even on regulated venues. Any actual or perceived false trading in the digital asset exchange market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of Bitcoin and/or negatively affect the market perception of Bitcoin.

To the extent that wash trading either occurs or appears to occur in spot markets on which Bitcoin trades, investors may develop negative perceptions about Bitcoin and the digital assets industry more broadly, which could adversely impact the price Bitcoin and, therefore, the price of shares of Pubco Class A Stock. Wash trading also may place more legitimate digital asset exchanges at a relative competitive disadvantage.

The price of Bitcoin on available spot markets may be exposed to front-running.

Spot markets on which Bitcoin trades, through which Pubco may purchase Bitcoin, may be susceptible to “front-running,” which refers to the process when someone uses technology or market advantage to get prior knowledge of upcoming transactions. Front-running is a frequent activity on centralized as well as decentralized exchanges. By using bots functioning on a millisecond-scale timeframe, bad actors are able to take advantage of the forthcoming price movement and make economic gains at the cost of those who had introduced these transactions. The objective of a front runner is to buy a chunk of tokens at a low price and later sell them at a higher price while simultaneously exiting the position. Front-running happens via manipulations of gas prices or timestamps, also known as slow matching. To extent that front-running occurs, it may result in investor frustrations and concerns as to the price integrity of digital asset exchanges and digital assets more generally.

Bitcoin is susceptible to various types of malicious attacks, including a “51% attack” and such an attack, even temporarily, could adversely impact the price of Bitcoin and the value of shares of Pubco Class A Stock.

Digital asset networks, including the Bitcoin network, are subject to control by entities that capture a majority of the network’s computational power. If a single attacker, or a group of attackers acting in concert, control (even temporarily) a majority of the network mining power (known as hash rate) of the Bitcoin network, known as a “51%” attack, they could engage in harmful acts that could threaten the integrity of the network. For example, such attackers could reverse completed transactions, approve or reject transactions solely for their own benefit, or modify the ordering of transactions. This might allow these malicious actors to “double-spend” their own Bitcoin (i.e., spend the same Bitcoin in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintained control. To the extent that such malicious actors did not yield its control of the processing power on the Bitcoin network or the network community did not reject the fraudulent blocks as malicious, reversing any changes made to the Bitcoin network may not be possible.

Further, a malicious actor could create a flood of transactions in order to slow down confirmations of transactions on the Bitcoin network. For example, on June 2, 2018, the Horizen network was the target of a double-spend attack by an unknown actor that gained more than 50% of the processing power of the Horizen network. The attack was the result of delayed submission of blocks to the Horizen network. The core developers of Zen subsequently implemented mitigation procedures to significantly increase the difficulty of attacks of this nature by introducing a penalty for delayed block submissions.

Bitcoin mining pools, where miners combine their computational resources (hash power) to increase their chances of mining new blocks and earning rewards, have become a crucial part of the Bitcoin network. If large mining pools were to combine their resources and act maliciously, it could increase the risk of a 51% attack. Moreover, if a majority of miners used the same hardware to mine Bitcoin and such hardware contained malicious code, it is possible that the distributor of that code cold launch a 51% attack. For example, in May 2019, the Bitcoin Cash network, a proof-of-work network, experienced a >50% attack when two large mining pools reversed a series of transactions to stop an unknown miner from taking advantage of a flaw in a recent Bitcoin Cash protocol upgrade. Although this particular attack was arguably benevolent, certain individuals believe it negatively impacted the Bitcoin Cash network.

A 51% attack is more likely to happen in the context of digital assets with smaller market capitalizations due to the reduced computing power threshold required to control a majority of a given network. Nevertheless, it is theoretically possible to mount a similar 51% attack on Bitcoin or other digital assets with large market capitalization. If the feasibility of a bad actor gaining control of the processing power on the Bitcoin network increases, there may be a negative effect on the value of Bitcoin and the value of the shares of Pubco Class A Stock.

There are only a few developers who have the authority to maintain the Bitcoin code. A malicious actor could obtain control over the Bitcoin network by influencing or exerting control over one more maintainers. The malicious actor could, for example, convince or pressure a maintainer to modify the code in a manner that benefits the malicious actor. If such amended code is then unknowingly incorporated by a majority of miners, the malicious actor might be able to manipulate the bitcoin network to their benefit. To the extent the malicious actor is successful, and such amendments enable the malicious exploitation of the Bitcoin network, the risk that a malicious actor may be able to obtain control of the Bitcoin network in this manner exists, which may adversely affect the value of Pubco Class A Stock.

To the extent that the Bitcoin ecosystem, including the core developers and the administrators of mining pools, does not act to ensure greater decentralization of mining processing power, the feasibility of a malicious actor obtaining control of the processing power on the Bitcoin network will increase, which may adversely affect the value of the shares of Pubco Class A Stock.

If any of these exploitations or attacks occur, it could result in a loss of public confidence in Bitcoin and a decline in the value of Bitcoin and, as a result, adversely impact shares of Pubco Class A Stock.

Although Pubco will have relevant due diligence procedures at Closing regarding anti-money laundering (“AML”) and know-your-customer (“KYC”), these procedures may fail to prevent illegal transactions, which could subject Pubco to criminal and civil liabilities and impact the value of the shares of Pubco Class A Stock.

Although transaction details of peer-to-peer transactions are recorded on the Bitcoin blockchain, a buyer or seller of digital assets on a peer-to-peer basis directly on the Bitcoin network may never know to whom the public key belongs or the true identity of the party with whom it is transacting. Public key addresses are randomized sequences of alphanumeric characters that, standing alone, do not provide sufficient information to identify users. In addition, certain technologies may obscure the origin or chain of custody of digital assets. The opaque nature of the market poses asset verification challenges for market participants, regulators and auditors and gives rise to an increased risk of manipulation and fraud, including the potential for Ponzi schemes, bucket shops and pump and dump schemes. Digital assets have in the past been used to facilitate illicit activities. If a digital asset was used to facilitate illicit activities, businesses that facilitate transactions in such digital assets could be at increased risk of potential criminal or civil lawsuits, or of having banking or other services cut off, and such digital asset could be removed from digital asset exchanges. Any of the aforementioned occurrences could adversely affect the price of the relevant digital asset, the attractiveness of the respective blockchain network and an investment in shares of Pubco Class A Stock. If Pubco were to transact with a sanctioned entity, we would be at risk of potential criminal or civil lawsuits or liability.

Pubco aims to take measures with the objective of reducing illicit financing risks in connection with our activities. However, illicit financing risks are present in the digital asset markets, including markets for Bitcoin. There can be no assurance that the measures employed by Pubco will prove successful in reducing illicit financing risks, and Pubco will be subject to the complex illicit financing risks and vulnerabilities present in the digital asset markets. If such risks eventuate, Pubco could face civil or criminal liability, fines, penalties, or other punishments, be subject to investigation, have our assets frozen, lose access to banking services or services provided by other service providers, or suffer disruptions to their operations, any of which could negatively affect Pubco’s ability to operate or cause losses in value of the shares of Pubco Class A Stock.

At Closing, Pubco will have adopted and implemented policies and procedures that are designed to ensure that Pubco does not violate applicable AML and sanctions laws and regulations and to comply with any applicable KYC laws and regulations. Pubco aims to only interact with known authorized third party service providers with respect to whom it has engaged in a due diligence process to ensure a thorough KYC process, such as Anchorage.

Anchorage has adopted and implemented an anti-money laundering and sanctions compliance program, which provides additional protections to ensure that Pubco does not transact with a sanctioned party. Notably, Anchorage performs Know-Your-Transaction (“KYT”) screening using blockchain analytic tools, screening systems, and in-house built systems to identify, detect, and mitigate the risk of transacting with a sanctioned or other unlawful actor. Pursuant to Anchorage’s KYT program, any Bitcoin that is delivered to Pubco’s custody account will undergo screening to ensure that the origins of that Bitcoin are not illicit.

There is no guarantee that such procedures will always be effective. If third parties have inadequate policies, procedures and controls for complying with applicable anti-money laundering and applicable sanctions laws or Pubco’s diligence is ineffective, violations of such laws could result, which could result in regulatory liability for Pubco under such laws, including governmental fines, penalties, and other punishments, as well as potential liability to or cessation of services by Anchorage. Any of the foregoing could impact the value of the shares of Pubco Class A Stock or negatively affect Pubco’s ability to operate.

Risks Related to Being a Public Company

The market price of Pubco Class A Stock may be volatile and decline materially as a result of volatility in Bitcoin or the digital asset markets generally, or for other reasons. You should be aware that you may lose some or all of your investment.

The trading price of Pubco Class A Stock following completion of the Business Combination is likely to be volatile. The stock market has recently experienced and in the future may experience extreme volatility. This volatility has often been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of Pubco Class A Stock at an attractive price due to a number of factors such as the following:

•        Pubco’s operating and financial performance and prospects;

•        risk of Pubco’s credit rating being downgraded;

•        Pubco’s quarterly or annual earnings or those of other companies in its industry compared to market expectations;

•        conditions that impact demand for Pubco’s future products and/or services;

•        future announcements concerning Pubco’s business, its customers’ businesses or its competitors’ businesses;

•        the public’s reaction to Pubco’s press releases or other public announcements and filings with the SEC;

•        the market’s reaction to Pubco’s reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;

•        the size of Pubco’s public float;

•        volatility in Bitcoin, Pubco’s principal asset;

•        the control by Tether and Bitfinex over Pubco, which results in Pubco being expected to qualify as a “controlled company” under securities exchange rules, and may create conflicts of interest between Pubco and Tether or Bitfinex;

•        coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•        market and industry perception of Pubco’s success, or lack thereof, in pursuing its strategy;

•        strategic actions by Pubco or its competitors, such as acquisitions or restructurings;

•        changes in laws or regulations which adversely affect Pubco’s industry or Pubco;

•        privacy and data protection laws, privacy or data breaches, or the loss of data;

•        changes in Pubco’s accounting standards, policies, guidance, interpretations or principles;

•        changes in Pubco’s senior management or key personnel;

•        issuances, exchanges or sales, or expected issuances, exchanges or sales of Pubco Class A Stock;

•        changes in Pubco’s dividend policy;

•        the lack of voting rights;

•        failure by Pubco to comply with regulatory requirements, including those related to governance and control requirements in particular jurisdictions, international sanctions or a change in regulations or enforcement policies that adversely affects our operations;

•        adverse resolution of new or pending investigation, regulatory action or litigation against Pubco; and

•        changes in general market, economic and political conditions in the United States and other global economies or financial markets, including those resulting from inflation and related monetary policy in response to inflation, natural disasters, terrorist attacks, acts of war and responses to such events.

Broad market and industry factors may materially reduce the market price of Pubco Class A Stock, regardless of Pubco’s operating performance. In addition, price volatility may be greater if the public float and trading volume of Pubco Class A Stock is low. As a result, you may suffer a loss on your investment.

Pubco’s share price may be exposed to additional risks because our business will become a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on such transactions, and Pubco expects that increased focus to continue. Pubco may be subject to increased scrutiny by the SEC and other government agencies on holders of Pubco securities as a result, which could adversely affect the price of Pubco Class A Stock.

A substantial part of Pubco’s assets following the Business Combination will be its Bitcoin holdings and cash and cash equivalents from the proceeds of the Business Combination and the PIPE Investments not invested in Bitcoin. Although Pubco is expected to have certain other operations, Pubco will depend on such retained cash and cash equivalents to pay its debts and other obligations.

Upon consummation of the Business Combination, a substantial part of Pubco’s assets will be its Bitcoin holdings and cash and cash equivalents from the proceeds of the Business Combination and the PIPE Investments not invested in Bitcoin. While Pubco plans to generate revenue through its educational content platforms and, in the future, its provision of Bitcoin-related financial and advisory services, as well as active management of its Bitcoin holdings, these business strategies are subject to risks as described in this section. Pubco’s ability to pay taxes and operating expenses, as well as its debt service obligations in the future, if any, will be largely dependent upon the financial results and cash flows resulting from its business strategies. There can be no assurance that Pubco will generate sufficient cash flow from its educational programs or financial and advisory services, or that applicable law and contractual restrictions, including negative covenants under any debt instruments, if applicable, will permit the sale of Bitcoin that secures then-outstanding notes in order to fund working capital needs. Pubco may default on contractual obligations or have to borrow additional funds. In the event that Pubco is required to borrow additional funds, it could adversely affect Pubco’s liquidity and subject it to additional restrictions imposed by lenders. If Pubco enters into additional financing or other agreements in the future, Pubco cannot make assurances that these agreements will be on favorable terms or that they will not restrict the distribution of dividends or other payments to shareholders.

Pubco’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Pubco’s failure to raise capital when needed could harm its business, operating results and financial condition.

Pubco cannot be certain if it will generate sufficient cash thorough its educational content platforms and, in the future, its provision of Bitcoin-related financial and advisory services, or the active management of its Bitcoin holdings to fund future operations or growth of its business. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, Pubco may be unable to invest in future growth opportunities, which could harm Pubco’s business, operating results and financial condition. Pubco will incur debt at Closing pursuant to the issuance of the Convertible Notes (including the Exchange Notes and the Engagement Letter Notes), and may from time to time issue additional notes in order to further its Bitcoin acquisition strategy. If Pubco incurs additional debt, the debt holders could also have rights senior to holders of Pubco Stock to make claims on Pubco’s assets. The terms of any debt could restrict Pubco’s operations, including its ability to pay dividends on Pubco Class A Stock. As a result, Pubco shareholders bear the risk of future issuances of debt securities reducing the value of the shares of Pubco Class A Stock.

The issuance of additional shares or convertible securities by Pubco could make it difficult for another company to acquire Pubco, may dilute the ownership of Pubco shareholders and could adversely affect the price of Pubco Class A Stock.

Pubco may obtain additional financing and may issue additional shares and/or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity and/or preferred shares. Issuing additional shares of Pubco Stock, other equity securities, and/or securities convertible into equity may dilute the economic and voting rights of Pubco’s existing shareholders, reduce the market price of outstanding shares of Pubco Class A Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Pubco’s ability to pay dividends to the holders of Pubco Class A Stock. The potential issuance of additional securities may delay or prevent a change in control of us, discourage bids for our securities at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our securities, including Pubco Class A Stock. Pubco’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing or nature of its future offerings. As a result, holders of Pubco Class A Stock bear the risk that Pubco’s future offerings and exercise of any options under any stock option plans that Pubco may implement may reduce the market price of Pubco Class A Stock and dilute their percentage ownership. See the section entitled “Description of Pubco Securities.”

Future resales of Pubco Class A Stock after the consummation of the Business Combination may cause the market price of Pubco’s securities to drop significantly, even if Pubco’s business is doing well.

The Lock-Up Agreements and the Insider Letter (which will be amended at Closing in accordance with the Sponsor Support Agreement) provide that after the consummation of the Business Combination and subject to certain exceptions, the Pubco Stock received by the Sponsor, Tether, Bitfinex and the Pubco Stock transferred by Tether to SoftBank will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions, as described in the section “The Business Combination — Other Agreements — Lock-Up Agreements.”

However, following the expiration of such lock-up, the Sponsor, Tether, Bitfinex and SoftBank will not be restricted from selling Pubco Stock held by them, other than by applicable securities laws. Upon completion of the Business Combination and assuming that no CEP Class A Ordinary Shares are redeemed in connection with the Business Combination and based on the other assumptions included elsewhere in this proxy statement/prospectus, the Sponsor, Tether, Bitfinex and SoftBank will collectively beneficially own approximately 89.1% of the outstanding shares of Pubco Class A Stock at Closing. Assuming a maximum redemption of 10,000,000 CEP Class A Ordinary Shares in connection with the Business Combination, and based on the other assumptions included elsewhere in this proxy statement/prospectus, in the aggregate, the ownership of the Sponsor, Tether, Bitfinex and SoftBank would rise to 91.7% of the outstanding shares of Pubco Class A Stock at Closing. Both scenarios exclude the 32,877,615 shares of Pubco Class A Stock issuable upon conversion of the Convertible Notes (including the Option Notes) to be issued to the Convertible Note Investors and the 4,545,461 shares of Pubco Class A Stock issuable to the Sponsor and CF&Co. upon conversion of the Exchange Notes, Engagement Letter Notes and Option Notes purchased by the Sponsor pursuant to the Sponsor Convertible Notes Subscription Agreement, in each case, assuming the applicable conversion price is $13.00 per share. These also assume that no shares of Pubco Class A Stock are issued and outstanding under the Incentive Plan.

In addition, pursuant to the Ancillary Agreements, Pubco will agree to register for resale, pursuant to Rule 415 under the Securities Act, shares of Pubco Class A Stock that are held by the Sponsor, Tether, Bitfinex and SoftBank. Pursuant to the Ancillary Agreements, such parties will have customary registration rights, including demand and piggy-back rights. Based on the assumptions included elsewhere in this proxy statement/prospectus, we estimate that up to approximately 308,632,417 shares of Pubco Class A Stock held by such holders will be subject to registration rights following Closing (including shares underlying Convertible Notes to be held by the Sponsor and CF&Co. based on a $13.00 conversion price).

As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of Pubco Class A Stock and the market price of Pubco Class A Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Pubco will incur significant costs post-Business Combination as a result of being a public company, including additional legal, accounting, insurance and other expenses, as well as costs associated with public company reporting requirements.

Pubco will incur significant legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur significant costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and related rules implemented by the SEC and Nasdaq, or any other national securities exchange on which it may list its securities. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco is expected to need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Pubco to attract and retain qualified persons to serve on the Pubco Board or board committees or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Pubco Class A Stock, fines, sanctions and other regulatory action and potentially civil litigation.

Pubco’s management team is expected to have limited experience managing and operating a U.S. public company.

Certain members of Pubco’s management team are expected to have limited experience managing and operating a U.S. publicly traded company, interacting with U.S. public company investors, and complying with the increasingly complex laws pertaining to U.S. public companies. Its transition to being a U.S. public company subjects Pubco to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Pubco’s senior management and could divert their attention away from the day-to-day management of its business. Pubco may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of U.S. public companies. The development and implementation of the standards and controls necessary for Pubco to achieve the level of accounting standards required of a public company may require costs greater than expected. To support its operations as a U.S. public company, Pubco plans to recruit additional qualified employees or external consultants with relevant experience, which will increase its operating costs in future periods. Should any of these factors materialize, Pubco’s business, financial condition and results of operations could be adversely affected.

If Pubco is unable to maintain an effective system of internal controls and compliances, its business and reputation could be adversely affected.

Pubco plans to manage regulatory compliance by monitoring and evaluating its internal controls to ensure that it is in compliance with all relevant statutory and regulatory requirements, there can be no assurance that deficiencies in its internal controls and compliances will not arise, or that it will be able to implement, and continue to maintain, adequate measures to rectify or mitigate any such deficiencies in its internal controls, in a timely manner or at all. Pubco cannot assure that there will be no instances of inadvertent non-compliances with statutory requirements, which may subject it to regulatory action, including monetary penalties, which may adversely affect its business and reputation. See also “Pubco’s compliance and risk management methods might not be effective and may result in outcomes that could adversely affect Pubco’s reputation, operating results and financial condition.”

Pubco’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it following consummation of the Business Combination could have a material adverse effect on its business, financial condition, results of operations, cash flow and prospects.

Section 404 of the Sarbanes-Oxley Act will require Pubco to evaluate the effectiveness of its internal control over financial reporting as of the end of each fiscal year, including a management report assessing the effectiveness of its internal control over financial reporting beginning with its first Annual Report on Form 10-K for the year in which the Business Combination is consummated. Additionally, once Pubco ceases to be an emerging growth company, its independent registered accounting firm will also be required to attest to the effectiveness of its internal control over financial reporting in each Annual Report on Form 10-K to be filed with the SEC. Pubco may in the future identify material weaknesses or significant deficiencies that it may be unable to remedy before the requisite deadline for those reports. Pubco’s ability to comply with the annual internal control reporting requirements will depend on the effectiveness of its financial reporting and data systems and controls across its company. Pubco expects these systems and controls to involve significant expenditures and to become increasingly complex as its business grows. To effectively manage this complexity, Pubco will need to continue to improve its operational, financial and management controls and its reporting systems and procedures. Any weaknesses or deficiencies or any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm its operating results and cause it to fail to meet its financial reporting obligations or result in material misstatements in its financial statements, which could adversely affect our business and reduce the market price of Pubco Class A Stock.

Pubco will be an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make Pubco Class A Stock less attractive to investors.

Pubco will qualify as an “emerging growth company,” as defined in the JOBS Act. While Pubco remains an emerging growth company, it will be permitted to and plans to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (i) an exemption from compliance with the auditor attestation requirement in the assessment of Pubco’s internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (ii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (iii) reduced disclosure obligations regarding executive compensation arrangements in Pubco’s periodic reports, registration statements and proxy statements, and (iv) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, the information Pubco provides will be different than the information that is available with respect to other public companies that are not emerging growth companies.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as Pubco is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

Pubco cannot predict whether investors will find Pubco Class A Stock less attractive if it relies on these exemptions. If some investors find Pubco Class A Stock less attractive as a result, there may be a less active trading market for Pubco Class A Stock. The market price of Pubco Class A Stock may be more volatile.

Pubco expects to remain an emerging growth company until the earlier of (i) the last day of the fiscal year (1) following the fifth anniversary of the consummation of the Business Combination, (2) in which Pubco has total annual gross revenue of at least $1.235 billion, or (3) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Stock that is held by non-affiliates equaled or exceeded $700 million as of the end of that year’s second fiscal quarter, and (ii) the date on which Pubco has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

If securities or industry analysts do not publish research or reports about Pubco’s business or publish negative reports, the market price of Pubco Class A Stock could decline.

The trading market for Pubco Class A Stock will be influenced by the research and reports that industry or securities analysts publish about Pubco, Pubco’s business. Pubco may be unable or slow to attract research coverage and if one or more analysts cease coverage of Pubco, the price and trading volume of Pubco’s securities would likely be negatively impacted. If any of the analysts that may cover Pubco change their recommendation regarding Pubco’s securities adversely, or provide more favorable relative recommendations about Pubco’s competitors, the price of Pubco’s securities would likely decline. If any analyst that may cover Pubco ceases covering Pubco or fails to regularly publish reports on Pubco, it could lose visibility in the financial markets, which could cause the price or trading volume of Pubco’s securities to decline. If one or more of the analysts who cover Pubco downgrades Pubco Class A Stock or if Pubco’s reporting results do not meet their expectations, the market price of Pubco Class A Stock could decline. Moreover, the market price of Pubco Class A Stock may decline after the Business Combination if Pubco does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial analysts, or the effect of the Business Combination on Pubco’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of Pubco Stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of Pubco Class A Stock. In addition, a decline in the market price of Pubco Class A Stock following the consummation of the Business Combination could adversely affect Pubco’s ability to issue additional securities and to obtain additional financing in the future.

Pubco may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm Pubco’s business, financial condition and operating results.

We may from time to time become subject to claims, arbitrations, individual and class action lawsuits with respect to a variety of matters, including employment, consumer protection, advertising and securities. In addition, we may from time to time become subject to, government and regulatory investigations, inquiries, actions or requests, other proceedings and enforcement actions alleging violations of laws, rules and regulations, both foreign and domestic. The scope, determination and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes and proceedings to which we are subject cannot be predicted with certainty, and may result in:

•        substantial payments to satisfy judgments, fines or penalties;

•        substantial outside counsel, advisor and consultant fees and costs;

•        substantial administrative costs, including arbitration fees;

•        additional compliance and licensure requirements;

•        loss or non-renewal of then-existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for our business;

•        loss of productivity and high demands on employee time;

•        criminal sanctions or consent decrees;

•        termination of certain employees, including members of our executive team;

•        barring of certain employees from participating in our business in whole or in part;

•        orders that restrict our business or prevent us from offering certain products or services;

•        changes to our business model and practices;

•        an inability to deliver on our strategy;

•        delays to planned transactions, product launches or improvements; and

•        damage to our brand and reputation.

Regardless of the outcome, any such matters can have an adverse impact, which may be material, on our business, operating results or financial condition because of legal costs, diversion of management resources, reputational damage and other factors.

Pubco’s Amended and Restated Certificate of Formation includes (a) an exclusive forum provision, which could limit a shareholder’s ability to obtain a favorable judicial forum for disputes with Pubco or its directors, officers or other employees and (b) an enforceable jury trial waiver for any “internal entity claim”.

Pubco’s Amended and Restated Certificate of Formation provides that unless Pubco consents in writing to the selection of an alternative forum for the following purposes, the sole and exclusive forum for any of the filing, adjudication and trial of (a) any derivative action or proceeding brought on behalf of Pubco, (b) any action asserting a claim of breach of fiduciary duty owed by any current or former director or officer or other employee of Pubco to Pubco or Pubco’s shareholders, (c) any action asserting a claim against Pubco or any current or former director or officer or other employee of Pubco arising pursuant to any provision of the TBOC or Pubco’s Amended and Restated Certificate of Formation or the Amended and Restated Bylaws (as either may be amended from time to time), (d) any action asserting a claim related to or involving Pubco governed by the internal affairs doctrine, (e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (f) any other action or proceeding in which the Business Court of the State of Texas has jurisdiction, shall be the Business Court in the First Business Court Division of the State of Texas (provided that if the Business Court determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division or, if such federal court lacks jurisdiction, the state district court of Dallas County, Texas); provided, however, that such exclusive forum provision shall not apply to direct claims under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder. Pubco’s Amended and Restated Certificate of Formation also includes a jury trial waiver consisting of the following language: TO THE FULLEST EXTENT PERMITTED BY THE TBOC AND APPLICABLE LAW, AS THE SAME EXISTS OR MAY HEREAFTER BE AMENDED FROM TIME TO TIME,

AND CONSISTENT WITH THE PROVISIONS OF PUBCO’S AMENDED AND RESTATED CERTIFICATE OF FORMATION, PUBCO, EACH SHAREHOLDER, EACH DIRECTOR, AND EACH OFFICER OF PUBCO, AS WELL AS EACH OTHER PERSON WHO ACQUIRES AN INTEREST IN ANY SHARES OF STOCK OF PUBCO, IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY CONCERNING ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING ANY INTEREST IN SHARES OF STOCK OF PUBCO WILL BE DEEMED TO HAVE NOTICE OF, AND TO HAVE KNOWINGLY AND INFORMEDLY CONSENTED AND ACQUIESCED TO, THE WAIVER PROVISIONS OF PUBCO’S AMENDED AND RESTATED CERTIFICATE OF FORMATION.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such an exclusive forum provision as written in connection with claims arising under the Securities Act, and Pubco’s shareholders will not be deemed to have waived Pubco’s compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any security of Pubco shall be deemed to have notice of and consented to the exclusive forum provision of Pubco’s Amended and Restated Bylaws.

This exclusive forum provision in Pubco’s Amended and Restated Certificate of Formation may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, or could result in increased costs for a shareholder to bring a claim, particularly if they do not reside in or near Texas, both of which may discourage the filing of lawsuits with respect to such claims. Alternatively, if a court were to find the exclusive forum provision contained in Pubco’s Amended and Restated Certificate of Formation to be inapplicable or unenforceable in an action, Pubco may incur additional costs associated with resolving such actions in other jurisdictions, which could adversely affect Pubco’s business, operating results and financial condition. Furthermore, the Amended and Restated Certificate of Formation contains a waiver of the right to trial by jury with respect to any “internal entity claim” as that term is defined in Section 2.115 of the TBOC. Pubco, each shareholder, director and officer of Pubco, and each other person who acquires an interest in any shares of stock of Pubco will be bound by this provision.

Risks Related to the Business Combination

The market price of shares of Pubco Class A Stock after the Business Combination will be affected by factors different from those currently affecting the market price of CEP Class A Ordinary Shares.

The market price of shares of Pubco Class A Stock after the Business Combination will be influenced by various factors, distinct from those affecting the market price of CEP Class A Ordinary Shares before the Business Combination. These include the financial performance of Pubco, economic conditions, market trends, Bitcoin price performance, investor psychology, relative governance rights and political and social factors.

The market price of Pubco Class A Stock may change significantly following the Business Combination. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. Public Shareholders may not be able to resell their shares of Pubco Class A Stock at an attractive price due to a number of factors such as those listed in “Risks Related to the Business and Strategy of Pubco”, “Risks Related to Being a Public Company” and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of Pubco’s competitors;

•        changes in the market price of Bitcoin;

•        changes in expectations as to Pubco’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by Pubco or its competitors;

•        announcements by Pubco or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in Pubco’s management;

•        changes in general economic or market conditions or trends in Pubco’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to Pubco’s business;

•        future sales by Pubco of Pubco Class A Stock or other securities;

•        investor perceptions of the investment opportunity associated with Pubco Class A Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by Pubco or third parties, including Pubco’s filings with the SEC;

•        litigation involving Pubco, Pubco’s industry, or both, or investigations by regulators into the Pubco Board, Pubco’s operations or those of Pubco’s competitors;

•        guidance, if any, that Pubco provides to the public, any changes in this guidance or Pubco’s failure to meet this guidance;

•        the development and sustainability of an active trading market for Pubco Class A Stock;

•        actions by institutional or activist shareholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of Pubco Class A Stock, regardless of Pubco’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of Pubco Class A Stock is low.

In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If Pubco was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from Pubco’s business regardless of the outcome of such litigation.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include, among other things: approval of the CEP Shareholder Approval Matters by CEP Shareholders; absence of laws or orders prohibiting completion of the Business Combination; effectiveness of this proxy statement/prospectus; the shares of Pubco Class A Stock having been approved for listing on NYSE, Nasdaq or any other national securities exchange; the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement); the performance in all material respects by the parties of their covenants and agreements related to the Business Combination; no occurrence of a material adverse effect on CEP, Pubco or Twenty One; the funding of the PIPE Investments by the PIPE Investors; and the completion of the Contribution. These conditions to the Closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed.

In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after CEP Shareholder approval of the CEP Shareholder Approval Matters, or Pubco, Twenty One or CEP may elect to terminate the Business Combination Agreement in certain other circumstances. For more information, see the section entitled “Questions and Answers About the Proposals — Q. What conditions must be satisfied or waived to complete the Business Combination?”

The Business Combination Agreement contains provisions that limit CEP from seeking an alternative business combination. If the Business Combination is not completed, those restrictions may make it harder for CEP to complete an alternate business combination before the end of the Combination Period.

While the Business Combination Agreement is in effect, CEP may not solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any Alternative Transaction or Acquisition Proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such Alternative Transaction or Acquisition Proposal could be more favorable to CEP Shareholders than the Business Combination. Further, if CEP holds and concludes the Meeting but the approval of the CEP Shareholder Approval Matters are not obtained, either CEP or the Sellers may terminate the Business Combination Agreement. If the Business Combination Agreement is terminated and the CEP Board seeks another business combination, these provisions will make it more difficult for CEP to complete an alternative business combination by the end of the Combination Period following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect. There can be no assurance that CEP will be able to find another acquisition target that would consummate a business combination or that such other business combination will be completed prior to the end of the Combination Period. For more information, see the section entitled “The Business Combination — Termination and Effects of Termination.”

The Business Combination Agreement includes a requirement that the CEP Board will not change its recommendation that CEP Shareholders vote in favor of the CEP Shareholder Approval Matters, except in limited situations.

The CEP Board unanimously approved the Business Combination Agreement and the Transactions on April 22, 2025, which approval was partially based on the price of Bitcoin at that time, which was used to determine the value of the Bitcoin being contributed by Tether and Bitfinex in the Contribution. The Business Combination Agreement includes a requirement that the CEP Board advise CEP Shareholders to vote in favor of each of the CEP Shareholder Approval Matters. The Business Combination Agreement also provides that, except for specified circumstances, the CEP Board shall not change, withdraw, withhold, qualify or modify its recommendation to CEP Shareholders that they vote in favor of each of the CEP Shareholder Approval Matters, including as a result of the decrease in the price or trading volume of Bitcoin.

It is possible that circumstances could arise subsequent to the approval of the Business Combination Agreement which may lead the CEP Board at such time to believe that the consummation of the Business Combination is no longer in the best interests of CEP, even though the CEP Board is contractually obligated to continue to advise CEP Shareholders of their prior recommendation to vote in favor of the Business Combination Proposal and the other CEP Shareholder Approval Matters.

The trading price of CEP Class A Ordinary Shares between the time of the Business Combination Agreement and Closing and the trading price of Pubco Class A Stock after Closing are likely to be highly correlated to the price of Bitcoin which is volatile and can rise and fall rapidly and quickly and there is no guarantee that the price of Bitcoin will be greater than the Signing Bitcoin Price at Closing or higher than the redemption price that Public Shareholders would have received if they redeemed their Public Shares.

As noted elsewhere in this proxy statement/prospectus, due to the initial assets of Pubco primarily comprising Bitcoin, the trading price of CEP Class A Ordinary Shares between the execution of the Business Combination Agreement and the Closing and the trading price of shares of Pubco Class A Stock following Closing are likely to be highly correlated to the price of Bitcoin. As a result, any increase or decrease in the price of Bitcoin could result in a corresponding increase or decrease in share price of CEP Class A Ordinary Shares and shares of Pubco Class A Stock. While Bitcoin has been a well performing asset over the long term in the last five (5) years, the price of Bitcoin is volatile and can rise and fall rapidly and quickly and there is no guarantee that the price of Bitcoin will continue to rise or that the price of Bitcoin will be greater than the Signing Bitcoin Price at Closing. As an example, based on BRRNY, while the price of Bitcoin had reached over $109,000 in January 2025, the price of Bitcoin subsequently decreased to approximately $74,000 in April 2025 and again reached over $110,000 in May 2025. For more information, see the risk factors titled “— Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of Bitcoin, which could have an adverse effect on the market price of Pubco Class A Stock” and “— We may suffer losses due to abrupt and erratic market movements” and in the section of this proxy statement/prospectus titled “The Business Combination Proposal — CEP Board’s Reasons for Approval of the Business Combination.”

The following table is an illustration of the potential impact of changes in the price of Bitcoin and the mNAV (multiple of enterprise value to the market value of Bitcoin holdings) on the share price of Pubco Class A Stock.

Illustrative Share Price of Pubco Class A Stock(1)(2)(3)(4)

Illustrative Price of Bitcoin

		$70,000	$80,000	$90,000	$100,000	$110,000	$120,000	$130,000	$140,000
Illustrative mNAV	0.5x	$3.33	$3.96	$4.59	$5.22	$5.84	$6.47	$7.10	$7.73
	1.0x	$7.73	$8.98	$10.24	$11.49	$12.75	$13.91	$15.04	$16.18
	1.5x	$12.12	$13.91	$15.61	$17.31	$19.01	$20.71	$22.41	$24.11
	2.0x	$16.18	$18.44	$20.71	$22.98	$25.24	$27.51	$29.78	$32.04
	2.5x	$20.14	$22.98	$25.81	$28.64	$31.48	$34.31	$37.14	$39.98
	3.0x	$24.11	$27.51	$30.91	$34.31	$37.71	$41.11	$44.51	$47.91

____________

(1)      Assumes Pubco owns 43,514.112694 Bitcoin at Closing, consisting of (i) 31,500.000000 Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 4,812.220927 Initial PIPE Bitcoin, 917.473606 Option PIPE Bitcoin and 1,381.157994 June PIPE Bitcoin purchased by Tether and to be sold to Pubco at Closing, (iii) 4,422.688667 Additional PIPE Bitcoin to be purchased by Tether and sold to Pubco at Closing, (iv) 347.616800 Bitcoin to be contributed by April Equity PIPE Investors as part of the April Equity PIPE, and (v) 132.954700 Bitcoin to be contributed by June Equity PIPE Investors as part of the June Equity PIPE.

(2)      Bitcoin are to be contributed or purchased at the following prices: (i) the 31,500.000000 Bitcoin to be contributed by Tether and Bitfinex and the 347.616800 Bitcoin to be contributed by April Equity PIPE Investors are valued at a price of $84,863.57 per Bitcoin, (ii) the 4,812.220927 Initial PIPE Bitcoin were purchased by Tether at an average price of $95,319.83 per Bitcoin, (iii) the 917.473606 Option PIPE Bitcoin were purchased by Tether at an average price of $108,449.99 per Bitcoin, (iv) the 1,381.157994 June PIPE Bitcoin were purchased by Tether at an average price of $106,794.44 per Bitcoin, and (v) the 132.954700 Bitcoin to be contributed by June Equity PIPE Investors are valued at $106,803.38. The remaining Bitcoin will be purchased in the future at market prices.

(3)      Illustrative Share Price of Pubco Class A Stock is calculated as (i) (a) the product of (1) Illustrative Price of Bitcoin, (2) the Illustrative mNAV and (3) the number of Bitcoin less (b) debt outstanding (assuming conversion of the Convertible Notes when appropriate) plus (c) cash, and divided by (ii) the pro forma number of shares of Pubco Class A Stock outstanding assuming no redemptions of Public Shares and including any shares related to the conversion of Convertible Notes when appropriate (being 346,489,560 without conversion of the Convertible Notes and 383,912,636 with conversion of the Convertible Notes).

(4)      Assumes that the Convertible Notes are converted at $13.00 per share when the conversion price is lower than the Illustrative Share Price of Pubco Class A Stock. The conversion price is subject to adjustment at the Closing based on the Bitcoin Price as of the day before Closing.

Public Shareholders should carefully review this table, as well as the current price of Bitcoin, as part of their analysis in determining the potential value of their Public Shares and determining whether or not to redeem their Public Shares in connection with the Business Combination. Public Shareholders should also consider that if the price of Bitcoin at Closing is less than the Signing Bitcoin Price, then any Public Shareholders who choose not to redeem may receive shares of Pubco Class A Stock that are worth less than the redemption price they would have received if they redeemed their Public Shares.

For additional information, see the risk factors titled “Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of Bitcoin, which could have an adverse effect on the market price of Pubco Class A Stock”, “We may suffer losses due to abrupt and erratic market movements” and “The Business Combination Agreement includes a requirement that the CEP Board will not change its recommendation that CEP Shareholders vote in favor of the CEP Shareholder Approval Matters, except in limited situations.” and the section of this proxy statement/prospectus titled “CEP Board’s Reasons for the Approval of the Business Combination.”

Neither CEP nor the CEP Shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total consideration for the Merger in the event that any of the representations and warranties in the Business Combination Agreement made by Pubco or Twenty One or any other party thereto ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Pubco, CEP, Twenty One, CEP Merger Sub and the Sellers to each other in the Business Combination Agreement will not survive the Closing. As a result, CEP and the CEP Shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total consideration for the Merger if any representation or warranty in the Business Combination Agreement made by Pubco, Twenty One or the Sellers proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, CEP and the CEP Shareholders would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

The value of the CEP Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CEP management team to pursue and consummate the Business Combination which differs from the Public Shareholders.

The Sponsor currently owns 2,800,000 CEP Ordinary Shares, including 2,500,000 CEP Founder Shares and 300,000 CEP Private Placement Shares, which it purchased for $3,025,000 in the aggregate, comprised of the $25,000 purchase price for the CEP Founder Shares (or approximately $0.01 per share) and the $3,000,000 purchase price for the CEP Private Placement Shares (or $10.00 per share). Assuming a trading price of $10.00 per share upon consummation of the Business Combination, the 2,500,000 CEP Founder Shares would have an aggregate implied value of $25,000,000 and the 300,000 CEP Private Placement Shares would have an aggregate implied value of $3,000,000. Even if the trading price after Closing of shares of Pubco Class A Stock were to be as low as approximately $1.08 per share, the value of the CEP Founder Shares and CEP Private Placement Shares would be equal to the Sponsor’s initial investment in CEP of $3,025,000. Further, because of the anti-dilution protection set forth in the CEP Memorandum and Articles in respect of the CEP Class B Ordinary Shares, as a result of the issuance of CEP Class A Ordinary Shares to Equity PIPE Investors, the Sponsor is expected to receive additional CEP Class A Ordinary Shares upon the conversion of its CEP Class B Ordinary Shares into CEP Class A Ordinary Shares immediately prior to the CEP Merger. As a result, the Sponsor is likely to be able to recoup its investment in CEP and make a substantial profit on that investment even if the Public Shares lose significant value. Accordingly, the Sponsor, and CEP’s directors and officers who have an economic interest in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination, including the Business Combination, rather than to liquidate and to return all of the cash in the Trust Account to the Public Shareholders, even if that business combination were with a riskier or less-established target business. This may have influenced the CEP management team’s motivation in identifying and selecting Twenty One as CEP’s acquisition target and seeking to consummate the Business Combination. For the foregoing reasons, Public Shareholders should consider the CEP management team’s financial incentive to complete the Business Combination when evaluating whether to redeem their Public Shares in connection with the consummation of the Business Combination. See also “Since the Sponsor and CEP’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and Twenty One is appropriate as CEP’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CEP if the Business Combination is not completed or any other business combination is not completed.”

The “net cash” per Public Share not being redeemed will be less than the redemption price.

Each Public Share not being redeemed will represent a “net cash” per share contribution equal to its pro rata share of the Trust Account by that Public Shareholder to Pubco (which, as of June 30, 2025, was approximately $10.57 which is the approximate redemption amount per Public Share based on the Trust Account balance as of June 30, 2025, and inclusive of $0.15 per redeemed Public Share to be funded pursuant to the Sponsor Note in the applicable Redemption Event). This represents a higher contribution of net cash per share to Pubco than (i) the Equity PIPE Shares and the Merger Consideration Shares, which are being issued at $10.00 per share, (ii) the $25,000 that was contributed by the Sponsor to CEP in exchange for 2,500,000 CEP Founder Shares (equal to approximately $0.01 per share), and (iii) the shares being issued to the Sponsor as repayment for the Sponsor Loan (which are being issued at a price of $10.00 per share). Accordingly, assuming that the “net cash” per Public Share being contributed to Pubco reflects the cash being contributed at Closing by CEP to Pubco (i.e., the Trust Account balance net of redemptions, the amount funded by the Equity PIPE Investors and any cash balances of CEP outside of the Trust Account), the redemption price is expected to be greater than the net cash per share contributed by CEP to Pubco.

Public Shareholders who do not redeem their Public Shares will experience substantial and immediate dilution upon Closing of the Business Combination as a result of the CEP Class B Ordinary Shares held by the Sponsor, since the value of the CEP Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Stock in the Business Combination and the PIPE Investments.

The issuance of a significant number of shares of Pubco Stock in the Business Combination and in connection with the PIPE Investments (including shares of Pubco Class A Stock issuable upon conversion of the Convertible Notes) will dilute the equity interests of Public Shareholders in Pubco following the Business Combination and may adversely affect prevailing market prices for shares of Pubco Class A Stock.

In addition, the Sponsor acquired the CEP Founder Shares at a nominal price, also significantly contributing to this dilution. Further, because of the anti-dilution protection set forth in the CEP Memorandum and Articles in respect of the CEP Class B Ordinary Shares, any equity or equity-linked securities issued by CEP in connection with the Business Combination and the Equity PIPEs (excluding shares issued pursuant to the Business Combination Agreement) would be disproportionately dilutive to Public Shareholders who do not redeem their Public Shares.

Upon the completion of the Business Combination and the consummation of the PIPE Investments, and (a) assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan, (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers and (vii) SoftBank, in each case, will own approximately 2.9%, 5.8%, 2.3%, 1.1%, 0%, 65.6% and 22.3% of the issued and outstanding shares of Pubco Class A Stock, respectively and approximately 0%, 0%, 0%, 0%, 0%, 74.7% and 25.3% of the issued and outstanding shares of Pubco Class B Stock, respectively; (b) assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that all Convertible Notes are converted into shares of Pubco Class A Stock at $13.00 per share and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan, (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers, (vii) SoftBank and (viii) the Convertible Note Investors, in each case, will own approximately 2.6%, 5.2%, 2.0%, 2.2%, 0%, 59.3%, 20.1% and 8.6% of the issued and outstanding shares of Pubco Class A Stock, respectively and approximately 0%, 0%, 0%, 0%, 0%, 74.7%, 25.3% and 0% of the issued and outstanding shares of Pubco Class B Stock, respectively; (c) assuming, among other things, that 75% of the Public Shares are redeemed upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan, (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers and (vii) SoftBank, in each case, will own approximately 0.7%, 5.9%, 2.3%, 1.1%, 0%, 67.2% and 22.8% of the issued and outstanding shares of Pubco Class A Stock, respectively and approximately 0%, 0%, 0%, 0%, 0%, 74.7% and 25.3% of the issued and outstanding shares of Pubco Class B Stock, respectively; and (d) assuming, among other things, that 75% of the Public Shares are redeemed upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that all Convertible Notes are converted into shares of Pubco Class A Stock at $13.00 per share and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan, (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers, (vii) SoftBank and (viii) the Convertible Note Investors, in each case, will own approximately 0.7%, 5.3%, 2.1%, 2.2%, 0%, 60.5%, 20.5% and 8.7% of the issued and outstanding shares of Pubco Class A Stock, respectively and approximately 0%, 0%, 0%, 0%, 0%, 74.7%, 25.3% and 0% of the issued and outstanding shares of Pubco Class B Stock, respectively.

These ownership percentage assume a $10.00 share price (other than the shares of Pubco Class A Stock issuable to the June Equity PIPE Investors, which will be issued at $21.00 per share), and other assumptions set forth in the section entitled “Summary of the proxy statement/prospectus — Ownership of Pubco After the Transactions,” “Questions and Answers About the Proposals — What equity stake will current Public Shareholders, the PIPE Investors, the Sponsor, the Sellers, SoftBank and their affiliates hold in Pubco immediately after the completion of the Business Combination and the PIPE Investments?” in this proxy statement/prospectus. As such, Public Shareholders who do not redeem their Public Shares will experience substantial and immediate dilution upon Closing. For more information, see the section entitled “Summary of the Proxy Statement/Prospectus — Dilution.”

Additionally, future issuances of Pubco Class A Stock, including pursuant to the Incentive Plan, may significantly dilute the equity interests of Public Shareholders who do not redeem their Public Shares and may adversely affect prevailing market prices for Pubco Class A Stock.

Further, Pubco may also, from time to time in the future, issue additional shares of Pubco Class A Stock or securities convertible into Pubco Class A Stock pursuant to a variety of transactions, including acquisitions or other capital markets transactions. Issuing additional shares of its capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of Public Shareholders, reduce the market price of Pubco Class A Stock, or both. The Convertible Notes to be issued at Closing will be subject to adjustments in the conversion ratio, based on the difference between the Bitcoin Price as of signing of the Convertible Notes Subscription Agreements and as of the Closing, which may increase the number of shares of Pubco Class A Stock issuable upon conversion, and any debt securities convertible into equity that Pubco may issue in the future may do so as well. Preference shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Pubco’s ability to pay dividends to the holders of Pubco Class A Stock. Pubco’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing or nature of its future offerings. As a result, holders of Pubco Stock upon the Closing, including Public Shareholders who do not redeem their Public Shares, will bear the risk that future offerings may reduce the market price of Pubco Class A Stock and dilute their percentage ownership further.

The CEP Memorandum and Articles provide, among other things, that the NTA of CEP or Pubco (either immediately prior to or upon consummation of the Business Combination) must be at least $5,000,001. If the NTA Proposal is not approved, the parties may be unable to consummate the Business Combination if the NTA Condition is not met. In addition, it is possible that CEP Class A Ordinary Shares or Pubco Class A Stock could become subject to the “penny stock” rules of the SEC. Shares subject to the “penny stock” rules would require brokers to provide additional disclosures to investors. In addition, shares that are deemed to be “penny stock” may be subject to delisting from Nasdaq, the NYSE or other national securities exchange.

The CEP Memorandum and Articles currently provides that CEP may not redeem CEP Class A Ordinary Shares if the NTA Condition is not met. An inability to redeem the Class A Ordinary Shares would effectively prevent the consummation of the Business Combination. The purpose of this provision was to reduce the risk that CEP or Pubco securities would be deemed to be a “penny stock” pursuant to Rule 3a51-1(g)(1) under the Exchange Act. Otherwise, shares subject to the “penny stock” rules would require brokers to provide additional disclosures to investors. In addition, shares that are deemed to be penny stocks may be subject to delisting from Nasdaq. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. Failure to adopt the NTA Proposal does not necessarily mean that the Business Combination will not occur. However, CEP’s failure to adopt the NTA Proposal combined with the failure of CEP or Pubco to satisfy the NTA Condition (should all redemptions be honored) would prevent CEP from redeeming all Public Shares submitted for redemption, and thereby would prevent the consummation of the Business Combination.

Also, if CEP or Pubco securities become subject to the “penny stock” rules at any point prior to or after Closing, then the CEP Class A Ordinary Shares or Pubco Class A Stock may be delisted from trading on a national securities exchange, and brokers trading in CEP or Pubco securities would be required to adhere to more stringent rules, including but not limited to enhanced disclosure and sales requirements. The “penny stock” rules are burdensome and may have the effect of reducing the purchases pursuant to any offerings and reducing the trading activity in the secondary market for the securities. If CEP Class A Ordinary Shares or Pubco Class A Stock are subject to the “penny stock” rules, Public Shareholders and Pubco shareholders may find it more difficult to sell their shares and, therefore, may be required to hold some or all of their shares for an indefinite period of time. The price of such securities may be volatile, and there can be no assurance that shareholders will be able to dispose of their securities at favorable prices, or at all.

For more information relating to the risks of Pubco maintaining an exchange listing, see the risk factor entitled “— Risks Related to Ownership of Pubco Stock Following the Business Combination — Currently, there is no public market for the shares of Pubco Class A Stock. Public Shareholders cannot be sure about whether the shares of Pubco Class A Stock will develop an active trading market or whether Pubco is able to maintain the listing of Pubco Class A Stock in the future even if Pubco is successful in listing Pubco Class A Stock on Nasdaq or any other national securities exchange, which could limit investors’ ability to make transactions in shares of Pubco Class A Stock and subject Pubco to additional trading restrictions.”

If Public Shareholders who wish to exercise their redemption rights in connection with the Business Combination fail to properly demand such redemption rights, they will not be entitled to convert their Public Shares into a pro rata portion of the Trust Account and will instead become shareholders of Pubco.

In connection with the Business Combination, Public Shareholders may demand that CEP redeem their Public Shares at the Closing in return for a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the Closing Date. Public Shareholders who seek to exercise this redemption right must deliver their Public Shares (either physically or electronically) to CST prior to the vote at the Meeting. Any Public Shareholder who fails to properly demand redemption rights will not be entitled to redeem their Public Shares and receive a pro rata portion of the funds available in the Trust Account and will instead exchange their Public Shares for shares of Pubco Class A Stock and become shareholders of Pubco. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of CEP Shareholders — Redemption Rights” for the procedures to be followed.

Public Shareholders will not have any rights or interests in funds from the Trust Account except under certain limited circumstances, which includes in connection with the consummation of the Business Combination. Therefore, for a Public Shareholder to liquidate their investment in CEP prior to such times, a Public Shareholder may be forced to sell their Public Shares in the open market, potentially at a loss.

Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) CEP’s completion of the Business Combination or another business combination if the Business Combination is not consummated, and then only in connection with those Public Shares that Public Shareholders have properly elected to redeem, subject to the limitations described herein, (ii) the redemption of Public Shares if CEP is unable to complete a business combination by the end of the Combination Period, subject to applicable law and as further described herein, or (iii) in connection with an extension of the Combination Period. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, for a Public Shareholder to liquidate their investment in CEP prior to such times, a Public Shareholder may be forced to sell their Public Shares in the open market, potentially at a loss.

The ability of Public Shareholders to exercise redemption rights with respect to a large number of CEP Class A Ordinary Shares may reduce proceeds available to Pubco after Closing, reduce the public “float” of shares of Pubco Class A Stock after Closing, reduce the liquidity of the trading market for the shares of Pubco Class A Stock after Closing, or make it difficult to obtain or maintain the quotation, listing or trading shares of Pubco Class A Stock on NYSE, Nasdaq or another national securities exchange, and consequently may not allow the parties to complete the Business Combination, or optimize Pubco’s capital structure following the Business Combination.

Public Shareholders may vote in favor of the Business Combination and still elect to redeem their shares. We do not know how many Public Shareholders may exercise their redemption rights in connection with the Business Combination. If a larger number of Public Shares are submitted for redemption than we initially expected, we may need to arrange for additional debt or equity financing to provide working capital to Pubco following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination will be unsuccessful.

In such event, if adequate third-party financing is unavailable or only available on unreasonable terms, Pubco may not be able to maintain the listing of its securities on NYSE, Nasdaq or another national securities exchange for lack of liquidity and may not have sufficient cash and liquidity to finance its operations as currently contemplated following the Business Combination.

Since the Sponsor and CEP’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and Twenty One is appropriate as CEP’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CEP if the Business Combination is not completed or any other business combination is not completed.

When Public Shareholders consider the recommendation of the CEP Board to vote in favor of each of the Proposals, including the Business Combination Proposal, they should consider that the Sponsor and CEP’s directors and officers have interests in the Proposals that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders. The CEP Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to CEP Shareholders that they vote in favor of the Proposals presented at the Meeting, including the Business Combination Proposal. CEP Shareholders should take these interests into account in deciding whether to approve the Proposals. These interests include, among other things, the following.

•        As of the date hereof, the Sponsor is the record holder of 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares. The following persons have material interests in the Sponsor: Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor; and Howard W. Lutnick is the trustee of CFGM’s sole stockholder. As of the date hereof, each of Cantor, CFGM and Howard W. Lutnick may be deemed to have beneficial ownership of the CEP Ordinary Shares held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Further, on May 16, 2025, Howard W. Lutnick, in his capacity as trustee of a trust, entered into agreements to sell to trusts controlled by Brandon Lutnick, CEP’s Chairman and Chief Executive Officer, all of the voting shares of CFGM. Following the closing of the Cantor Sale Transaction, Brandon Lutnick will be deemed to have voting or dispositive power over the CEP Ordinary Shares held by the Sponsor, and Howard W. Lutnick will no longer have voting or dispositive power over such CEP Ordinary Shares. Further, Brandon Lutnick is the Chairman and Chief Executive Officer of each of the Sponsor, Cantor and CFGM. As of the date hereof, other than Brandon Lutnick (as described above) and Danny Salinas (who has a minority limited partnership interest in Cantor), none of CEP’s other directors or executive officers has a direct or indirect ownership interest in the Sponsor and none of CEP’s directors or executive officers has beneficial ownership of the CEP Ordinary Shares held directly by the Sponsor;

•        The Sponsor paid $25,000, or approximately $0.01 per share, for the 2,500,000 CEP Class B Ordinary Shares, and $3,000,000, or $10.00 per share, for the 300,000 CEP Class A Ordinary Shares. As of September 2, 2025, the aggregate value of such shares is estimated to be approximately $63.6 million, assuming the per share value of the shares is the same as the $22.70 closing price of the CEP Class A Ordinary Shares on Nasdaq on September 2, 2025. As a result, the Sponsor is likely to be able to recoup its investment in CEP and make a substantial profit on that investment, even if shares of Pubco Class A Stock have lost significant value after the Closing. This means that the Sponsor could earn a positive rate of return on its investment, even if Public Shareholders experience a negative rate of return in Pubco;

•        The 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares held by the Sponsor and purchased by the Sponsor for $3,025,000 will be worthless if a business combination is not consummated by CEP by the end of the Combination Period (as defined below);

•        The Sponsor agreed that the 300,000 CEP Class A Ordinary Shares it holds will not be sold or transferred until 30 days after CEP has completed a business combination and the Sponsor agreed that the 2,500,000 CEP Class B Ordinary Shares it holds will not be sold or transferred until the earlier of (a) the one-year anniversary of CEP’s business combination and (b) the date on which the successor company completes certain material transactions that result in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property, subject to in each case to certain exceptions; provided that at Closing, the Sponsor and CEP will enter into an amendment to the Insider Letter, to modify clause (a) from one year to six (6) months. These lock-ups will apply to the applicable shares of Pubco Class A Stock received by the Sponsor pursuant to the CEP Merger;

•        The CEP Memorandum and Articles contains an anti-dilution provision which adjusts the conversion ratio of the CEP Class B Ordinary Shares upon their conversion to CEP Class A Ordinary Shares upon certain issuances of equity and equity-linked securities by CEP, which includes the CEP Class A Ordinary Shares to be issued in the Equity PIPEs, such that the number of CEP Class A Ordinary Shares issued in respect of the CEP Class B Ordinary Shares represents 20% of all CEP Ordinary Shares that remain outstanding and are not redeemed in connection with the Business Combination and the Equity PIPE Shares (but excluding the CEP Private Placement Shares). As a result of the foregoing, depending on the number of Public Shares redeemed in connection with the Business Combination, the Sponsor’s 2,500,000 CEP Class B Ordinary Shares will convert into between 6,964,286 CEP Class A Ordinary Shares (if all Public Shares are redeemed) and 9,464,286 CEP Class A Ordinary Shares (if no Public Shares are redeemed). Pursuant the Sponsor Support Agreement, the Sponsor has agreed to forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares so that such number of CEP Class A Ordinary Shares retained by the Sponsor equals the lesser of (a) 25% of the sum of the number of Public Shares not subject to redemption in connection with the Closing and the number of CEP Class A Ordinary Shares issued in the Equity PIPEs and (b) the sum of (i) 7,084,804 and (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, divided by $10.00. Such CEP Class A Ordinary Shares will then exchange into an equal number of shares of Pubco Class A Stock in the CEP Merger. The additional shares will be issued to the Sponsor for no additional consideration and a certain number of them will be exchanged for Exchange Notes;

•        The Sponsor is a party to the Sponsor Support Agreement and immediately after the Closing will enter into the Securities Exchange Agreement with Pubco. Pursuant to the Securities Exchange Agreement, the Sponsor has agreed to exchange the Exchange Shares for the Exchange Notes equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share. The Exchange Notes and shares of Pubco Class A Stock issuable upon conversion thereof will have the same registration rights as set forth in the Convertible Notes Subscription Agreements. Assuming no redemptions of Public Shares in connection with the Business Combination and the issuance of 27,857,143 CEP Class A Ordinary Shares in the Equity PIPEs, of the 8,045,104 shares of Pubco Class A Stock that the Sponsor would receive in exchange for its Founder Shares (after forfeiting 1,419,182 shares in accordance with the Sponsor Support Agreement), the Sponsor would exchange 4,630,000 of such shares for Exchange Notes with an aggregate principal amount of $46.3 million. See “Questions and Answers about the Proposals — Q. What equity stake will current Public Shareholders, the PIPE Investors, the Sponsor, the Sellers, SoftBank and their affiliates hold in Pubco immediately after the completion of the Business Combination and the PIPE Investments?” for further information about the Securities Exchange Agreement.

•        CF&Co., an affiliate of the Sponsor and Cantor, is a party to the PIPE Engagement Letter, pursuant to which Pubco and CEP engaged CF&Co. as the exclusive placement agent for the PIPE Investments, and Pubco engaged CF&Co. for certain future capital markets advisory and other non-financial advisory services, and the M&A Engagement Letter, pursuant to which CEP engaged CF&Co. as CEP’s exclusive financial advisor for the Business Combination. Pursuant to the PIPE Engagement Letter, for the services provided thereto CF&Co. will receive a cash fee at the Closing equal to approximately $19.9 million, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments (assuming that all April PIPE Investors fund their commitments in their PIPE Subscription Agreements) and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE (assuming that all June Equity PIPE Investors fund their commitments in their PIPE Subscription Agreements). Additionally, pursuant to the PIPE Engagement Letter, based on the terms therein and depending upon the number of redemptions of Public Shares in connection with the Business Combination, CF&Co. may also receive Convertible Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Unless more than 56.7% of the Public Shares are redeemed in connection with the Closing, and assuming the April PIPE Investments are fully funded, CF&Co. will not receive any Engagement Letter Notes. The PIPE Engagement Letter also provides that, for the 24-month period following the date of the PIPE Engagement Letter, in consideration for the other fees to be received by CF&Co., Pubco may engage CF&Co. or its affiliates to provide certain to be agreed capital markets advisory or other non-financial advisory services with a value of up to $9,250,000 for no additional consideration payable to CF&Co. CF&Co. is not entitled to receive any fees pursuant to the M&A Engagement Letter but will be indemnified against certain liabilities arising out of its engagement. In addition, CF&Co. previously entered into the Business Combination Marketing Agreement with CEP on August 12, 2024, pursuant to which CF&Co. will receive a $3.5 million cash fee at the Closing. Payment of the foregoing fees are contingent on the Closing.

•        Pursuant to the Sponsor Convertible Notes Subscription Agreement, the Sponsor has agreed to purchase Convertible Notes with an aggregate principal amount of $12,791,000 at Closing (constituting its pro rata allotment of the Option Notes).

•        The Sponsor and CEP’s officers and directors have agreed not to redeem any CEP Ordinary Shares held by them in connection with a shareholder vote to approve a proposed business combination, including the Business Combination;

•        The CEP Memorandum and Articles provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CEP; and (ii) CEP renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and CEP, on the other. In the course of their other business activities, CEP’s officers and directors may have, or may become aware of, other investment and business opportunities which may be appropriate for presentation to CEP as well as the other entities with which they are affiliated. CEP’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business combination opportunity should be presented, any pre-existing fiduciary obligation will be presented the business combination opportunity before CEP is presented with it. CEP does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        CEP has until the end of the Combination Period to consummate an initial business combination. If the Business Combination with Twenty One is not consummated and CEP does not consummate another business combination by the end of the Combination Period, CEP will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the CEP Board, dissolving and liquidating, subject in each case above to CEP’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares held by the Sponsor would be worthless because the Sponsor has waived its right to participate in any redemption or distribution with respect to such CEP Ordinary Shares, and the Sponsor and CF&Co. will not receive any of the securities and fees described above;

•        CEP has issued the Sponsor Loan to the Sponsor in respect of the loans the Sponsor has made, and will make, to CEP to fund CEP’s expenses relating to investigating and selecting an acquisition target and other working capital requirements. The Sponsor Loan does not bear interest and is repayable by CEP to the Sponsor upon consummation of a business combination; provided that, at the Sponsor’s option, all or any portion of the amount outstanding under the Sponsor Loan may be converted into CEP Class A Ordinary Shares at a conversion price of $10.00 per share. Otherwise, the Sponsor Loan would be repaid only out of funds held outside of the Trust Account. As of June 30, 2025, CEP had $645,543 outstanding under the Sponsor Loan. If the Business Combination or another business combination is not consummated by the end of the Combination Period, the Sponsor Loan may not be repaid to the Sponsor, in whole or in part. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed that upon consummation of the Business Combination, all the amounts owed by CEP to it under the Sponsor Loan (other than certain expenses incurred with the SEC and Nasdaq in connection with the Business Combination) will be repaid in the form of newly issued CEP Class A Ordinary Shares, rather than in cash, at a value of $10.00 per share;

•        CEP has also issued the Sponsor Note (as further described under the heading “Information About CEP”) in connection with certain loans the Sponsor will make to CEP in connection with each Redemption Event, such that an amount equal to $0.15 per Public Share being redeemed in connection with the applicable Redemption Event will be added to the Trust Account and paid to the holders of the applicable redeemed Public Shares on such Redemption Event. The Sponsor Note does not bear interest and is repayable by CEP to the Sponsor upon consummation of a business combination. Otherwise, the Sponsor Note would be repaid only out of funds held outside of the Trust Account. As of June 30, 2025, CEP had $0 outstanding under the Sponsor Note. The Sponsor Note, if drawn, will not be repaid to the extent that the amount of the Sponsor Note exceeds the amount of available proceeds not deposited in the Trust Account if a business combination is not completed;

•        If CEP is unable to complete a business combination by the end of the Combination Period, the Sponsor has agreed to be liable to CEP if and to the extent of any claims by a third party for services rendered or products sold to CEP or by a prospective acquisition target with which CEP has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, in each case, reduce the amount of redemption amount to below the lesser of (i) the sum of (A) $10.00 per Public Share and (B) $0.15 per redeemed Public Share pursuant to the funding of the Sponsor Note in connection with a Redemption Event and (ii) the sum of (A) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less interest released to pay taxes, and (B) $0.15 per redeemed Public Share pursuant to the funding of the Sponsor Note in connection with a Redemption Event, provided that such liability will not apply to any claims by a third party or prospective acquisition target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CEP’s indemnity of the underwriters of the CEP IPO against certain liabilities, including liabilities under the Securities Act and CEP’s public auditor;

•        The Sponsor, CEP’s officers and directors and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CEP’s behalf, such as identifying, investigating, negotiating and completing a business combination. If CEP does not complete a business combination by the end of the Combination Period, CEP may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of the Sponsor, CEP’s officers and directors or their affiliates has incurred any such expenses which would be reimbursed at the Closing; and

•        CEP’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for CEP’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be paid for by Pubco at the Closing pursuant to the Business Combination Agreement. If the Business Combination does not close, CEP’s officers and directors may not receive this tail insurance coverage.

Unrelated to the Business Combination, affiliates of the Sponsor and Cantor, including CF&Co., have provided investment banking and other advisory services to Tether, SoftBank and their respective affiliates in the past and may continue to do so in the future. Cantor and its affiliates, including CF&Co., received or may receive customary fees, commissions or other compensation in connection with such services. Cantor and its affiliates are also party to other agreements with Tether and its affiliates (including ownership by an affiliate of Cantor of a convertible note in Tether’s parent company that is convertible into a minority ownership interest in Tether’s parent company), that are unrelated to the Business Combination and may pursue additional business relationships and opportunities in the future with Tether unrelated to the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination.”

The existence of personal and financial interests of one or more of CEP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the commercial interests of CEP and the Public Shareholders and what he or she may believe is best for himself, herself or themselves in determining to recommend that Public Shareholders vote for the Proposals. The personal and financial interests of the Sponsor and CEP’s directors and officers may have influenced their motivation in identifying and selecting Twenty One as an acquisition target and completing the Business Combination. The absence of a fairness opinion (or any similar report or appraisal) exacerbates the possibility that these risks impacted the terms of the Business Combination Agreement.

In addition, CF&Co. has performed, and will in the future perform, services for Tether and SoftBank for which it has or will receive compensation (as further described in the section entitled “Certain Relationships and Related Party Transactions”).

CEP’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the independent directors of CEP should separately review and consider the potential conflicts of interest with respect to the Sponsor and its affiliates arising out of the Business Combination and the proposed terms in respect thereof. Accordingly, the CEP Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), both the CEP Audit Committee and the CEP Board unanimously approved the Business Combination Agreement and the transactions contemplated therein.

Nonetheless, in considering the recommendations of the CEP Board to vote for each of the Proposals, Public Shareholders should consider these interests. For additional information on the interests and relationships of the Sponsor and CEP’s directors and officers in the Business Combination, see “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination.” See also “The value of the CEP Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CEP management team to pursue and consummate the Business Combination which differs from the Public Shareholders.”

Neither the CEP Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, CEP Shareholders have no assurance from an independent source that the number of shares of Pubco Stock to be issued to the Sellers and CEP Shareholders in the Business Combination is fair to CEP — and, by extension, CEP Shareholders — from a financial point of view.

In considering the Business Combination, neither the CEP Board nor any committee thereof obtained a fairness opinion from an independent investment banking firm or another independent firm that commonly renders opinions that the terms of the Business Combination are fair to CEP Shareholders from a financial point of view. In analyzing the Business Combination, the CEP Board reviewed summaries of financial analyses prepared by CF&Co., CEP’s financial advisor, and CEP management, including analyses regarding the potential impact of the price of Bitcoin and the illustrative enterprise value to Bitcoin market value multiple on Pubco’s share price. The CEP Board also consulted with its financial and legal advisors and with CEP management and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “The Business Combination Proposal — CEP Board’s Reasons for Approval of the Business Combination,” and concluded that the Business Combination was in the commercial interests of CEP and the CEP Shareholders. The CEP Board believes that because of the professional experience and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to CEP Shareholders and that the fair market value of the business or assets to be acquired in the Business Combination was at least 80% of the value of the Trust Account as of the day before execution of the Business Combination Agreement (excluding taxes payable on the income earned on the Trust Account). Accordingly, investors will be relying solely on the judgment of the CEP Board in valuing Twenty One, and the CEP Board may not have properly valued such businesses. As a result, the terms may not be fair from a financial point of view to CEP Shareholders. The lack of a fairness opinion (or any similar report or appraisal) may also lead to an increased number of Public Shareholders to vote against the Business Combination or demand redemption of their Public Shares, which could potentially impact CEP’s ability to consummate the Business Combination. For information about the standards used by the CEP Board in evaluating the Business Combination, see the section of this proxy statement/prospectus entitled “Background of the Business Combination.”

The parties to the Business Combination Agreement may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement.

The parties to the Business Combination Agreement may agree to waive, in whole or in part, some of the conditions to the obligations to consummate the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement, to the extent permitted by the CEP Memorandum and Articles, the PIPE

Subscription Agreements and applicable laws. For example, it is a condition to CEP’s obligations to consummate the Business Combination that certain of Pubco’s, Twenty One’s and the Sellers’ representations and warranties are true and correct in all respects as of the Closing, subject to the materiality exceptions set forth in the Business Combination Agreement. However, if the CEP Board determines that it is in the best interest of CEP to waive any such breach, then the CEP Board may elect to waive that condition and consummate the Business Combination; provided that no party is able to waive the condition that CEP Shareholders approve the Business Combination Proposal.

CEP’s directors and officers will have discretion on whether to agree to changes or waivers in the terms of the Business Combination Agreement, and their interests in exercising that discretion may conflict with those of the CEP Shareholders.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require CEP to agree to amend the Business Combination Agreement, to consent to certain actions taken by Pubco or Twenty One or to waive or exercise rights that CEP is entitled to under the Business Combination Agreement. Such events could arise because of a request by Pubco or Twenty One to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Pubco’s expected business strategy and would entitle CEP to terminate the Business Combination Agreement. In any of such circumstances, it would be at CEP’s discretion, acting through the CEP Board, to grant its consent or waive those rights.

The existence of the financial and personal interests of one or more of the directors of CEP described in the preceding risk factors (and as described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of one or more of the directors between such director’s potential beliefs in what is best for CEP and such director’s potential beliefs in what is best for himself or herself in determining whether or not to take the requested action.

In the event that CEP, Pubco, Twenty One and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that does not require further approval by CEP Shareholders, CEP will inform CEP Shareholders of such amendment by press release and other public communication. In the event that CEP, Pubco, Twenty One and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that requires further approval by CEP Shareholders, to the extent this proxy statement/prospectus has been mailed to CEP Shareholders, a proxy supplement or an amended proxy statement/prospectus would be delivered to CEP Shareholders, and proxies would be re-solicited for approval of such amendment.

CEP Shareholders who are not affiliated with the Sponsor may be exposed to greater risk as a result of becoming shareholders of Pubco through the Business Combination rather than acquiring shares of Pubco Class A Stock directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Pubco Stock in connection therewith, investors will not receive the benefit of any outside independent review of the respective finances and operations of CEP and Pubco. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, CEP Shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public security offering.

If Pubco became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a SPAC, such as CEP, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

In addition, the amount of due diligence conducted by CEP and its advisors in connection with the Business Combination may not be as great as would have been undertaken by an underwriter in connection with an initial public offering of Pubco. Accordingly, it is possible that defects in Twenty One’s business or problems with Twenty One’s management that would have been discovered if Pubco conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of Pubco Class A Stock.

Unlike an underwritten initial public offering, the initial trading of Pubco Class A Stock will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco Class A Stock on applicable national securities exchange could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco Class A Stock during the period immediately following the listing.

Furthermore, the Sponsor and CEP’s and Pubco’s directors and officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders. Such interests may have influenced the CEP Board in making their recommendation that CEP Shareholders vote in favor of the Business Combination Proposal and the other Proposals. In addition, in the event the Business Combination is completed, the value of the CEP Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if after consummation of the Business Combination the trading price of Pubco Class A Stock materially declines. See “Since the Sponsor and CEP’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and Twenty One is appropriate as CEP’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CEP if the Business Combination is not completed or any other business combination is not completed” and the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination” and “The Business Combination Proposal — Interests of Pubco’s Directors and Executive Officers in the Business Combination.” See also “The value of the CEP Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CEP management team to pursue and consummate the Business Combination which differs from the Public Shareholders.”

If CEP is deemed to be an investment company under the Investment Company Act, CEP may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for CEP to complete the Business Combination.

The SEC’s adopting release with respect to the 2024 SPAC Rules provided guidance relating to the potential status of SPACs as investment companies subject to regulation under the Investment Company Act and the regulations thereunder. Whether a SPAC is an investment company is dependent on specific facts and circumstances and CEP can give no assurance that a claim will not be made that CEP has been operating as an unregistered investment company. See also “— Regulatory changes classifying Bitcoin as a “security” could lead to Pubco’s classification as an “investment company” under the Investment Company Act and could adversely affect the market price of Bitcoin and the market price of shares of Pubco Class A Stock.”

If CEP is deemed to be an investment company under the Investment Company Act, CEP’s activities may be restricted, including (i) restrictions on the nature of its investments; and (ii) restrictions on the issuance of securities, each of which may make it difficult for CEP to complete the Business Combination. In addition, CEP may have to impose burdensome requirements, including: (i) registration as an investment company; (ii) adoption of a specific form of corporate structure; and (iii) reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless CEP can qualify for an exclusion, CEP must ensure that it is engaged primarily in a business other than investing, reinvesting or trading in securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. CEP is mindful of the SEC’s investment company definition and guidance and does not intend to complete an initial business combination with an investment company, or to acquire minority interests in other businesses or “investment securities” exceeding the permitted threshold.

To mitigate the risk that its business activities will subject CEP to the Investment Company Act, CEP’s proceeds held in the Trust Account have only been invested in U.S. government treasury obligations with a maturity of 185 days or less or in any open-ended investment company that holds itself out as money market funds selected by CEP meeting certain conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. The holding of the assets in the Trust Account in this form is intended to be temporary and for the sole purpose of facilitating the Business Combination or another business combination. To mitigate the risk that CEP might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that CEP holds investments in the Trust Account, CEP may, at any time, instruct CST, as trustee of the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. CEP’s cash if held in these accounts may exceed any applicable FDIC insurance limits. Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold CEP’s funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, the value of the assets in the Trust Account could be impaired, which could have a material impact on CEP’s operating results, liquidity, financial condition and prospects. For example, on March 10, 2023, the FDIC announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. CEP cannot guarantee that the banks or other financial institutions that will hold CEP’s funds will not experience similar issues in the future.

Pursuant to the investment management trust agreement between CEP and CST, CST is not permitted to invest in securities or assets other than as described above. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), CEP intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The CEP IPO was not intended for persons who were seeking a return on investments in government securities or investment securities. The Trust Account is intended solely as a temporary depository for funds pending the earliest to occur of: (i) the completion of the Business Combination or another business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the CEP Memorandum and Articles (x) in a manner that would affect the substance or timing of its obligation to redeem 100% of the Public Shares if CEP does not complete the Business Combination or another business combination by the end of the Combination Period; or (y) with respect to any other provision relating to the rights of Public Shareholders or pre-business combination activity; or (iii) absent the consummation of a business combination by the end of the Combination Period, return of the funds held in the Trust Account to Public Shareholders as part of CEP’s redemption of the Public Shares.

CEP is aware of litigation claiming that certain SPACs should be considered to be investment companies. Although CEP believes that these claims are without merit, CEP cannot guarantee that it will not be deemed to be an investment company and thus subject to the Investment Company Act. Notwithstanding CEP’s investment activities or the mitigation measures included herein, CEP could still be deemed to be or have been an investment company at any time since the IPO.

If CEP were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which CEP has not allotted funds and may hinder its ability to complete the Business Combination or may result in its liquidation. If CEP is unable to complete the Business Combination or any other business combination, Public Shareholders may only receive approximately $10.57 per share on the liquidation of the Trust Account (which is the approximate amount per Public Share based on the Trust Account balance as of June 30, 2025, and inclusive of $0.15 per redeemed Public Share to be funded pursuant to the Sponsor Note in the applicable Redemption Event), and Public Shareholders would also lose the possibility of an investment opportunity in Pubco or another potential business combination.

CEP has engaged CF&Co., who is an affiliate of the Sponsor, to act as its financial advisor in connection with the Business Combination, and CEP and Pubco have engaged CF&Co. as the exclusive placement agent in connection with the PIPE Investments. CEP also previously engaged CF&Co. in connection with the CEP IPO pursuant to the Business Combination Marketing Agreement. The Sponsor may therefore have additional financial interests in the completion of the Business Combination.

CEP has engaged CF&Co., who is an affiliate of the Sponsor, to act as its financial advisor in connection with the Business Combination pursuant to the M&A Engagement Letter and also previously engaged CF&Co. pursuant to the Business Combination Marketing Agreement in connection with the CEP IPO. CF&Co. is not entitled to any financial advisory fee pursuant to the M&A Engagement Letter and is entitled to a $3.5 million fee at Closing pursuant to the Business Combination Marketing Agreement. CEP and Pubco have engaged CF&Co. as the exclusive placement agent in connection with the PIPE Investments pursuant to the PIPE Engagement Letter. Pursuant to the PIPE Engagement Letter, each of CEP and Pubco have agreed to pay CF&Co. a customary placement agent fee in an amount that constitutes a market standard placement agent fee for comparable transactions, and which payment is only made upon completion of the PIPE Investments, which requires completion of the Business Combination. Specifically, CF&Co. will receive a cash fee at the Closing equal to approximately $19.9 million, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments (assuming that all April PIPE Investors fund their commitments in their PIPE Subscription Agreements) and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE (assuming that all June Equity PIPE Investors fund their commitments in their PIPE Subscription Agreements). Additionally, pursuant to the PIPE Engagement Letter, based on the terms therein and depending upon the number of redemptions of Public Shares in connection with the Business Combination, CF&Co. may also receive Convertible Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Unless more than 56.7% of the Public Shares are redeemed in connection with the Closing, and assuming the April PIPE Investments are fully funded, CF&Co. will not receive any Engagement Letter Notes. The PIPE Engagement Letter also provides that, for the 24-month period following the date of the PIPE Engagement Letter, in consideration for the other fees to be received by CF&Co., Pubco may engage CF&Co. or its affiliates to provide certain to be agreed capital markets advisory or other non-financial advisory services with a value of up to $9,250,000 for no additional consideration payable to CF&Co. For more information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Compensation Received by the Sponsor.”

Therefore, the Sponsor may have additional financial interests in the completion of the Business Combination. These financial interests tied to the consummation of the Business Combination may have given rise to potential or actual conflicts of interest and may have influenced the advice that CF&Co. provided to CEP as its financial advisor, which advice could contribute to CEP’s decision in connection with the sourcing and consummation of an initial business combination.

Members of CEP’s management team and the CEP Board have significant experience as founders, board members, officers, executives or employees of other companies. Certain of those persons, as well as CEP’s affiliates, have been, may be, or may become, involved in litigation, investigations or other proceedings, including related to those companies or otherwise. The defense or prosecution of these matters could be time-consuming and could divert CEP management’s attention, and may have an adverse effect on CEP, which may impede CEP’s ability to consummate the Business Combination.

During the course of their careers, members of CEP’s management team and the CEP Board have had significant experience as founders, board members, officers, executives or employees of other companies. As a result of their involvement and positions in these companies, certain of those persons, as well as certain of CEP’s affiliates, have been, may be or may in the future become involved in litigation, investigations or other proceedings, including relating to the business affairs of such companies, transactions entered into by such companies, or otherwise. Individual members of CEP’s management team and the CEP Board also may become involved in litigation, investigations or other proceedings involving claims or allegations related to or as a result of their personal conduct, either in their capacity as a corporate officer or director or otherwise, and may be personally named in such actions and potentially subject to personal liability. For example, the directors of CFAC II, a SPAC sponsored by an affiliate of Cantor, (i) were named as defendants in a class action filed in the Northern District of California alleging violation of federal securities laws in connection with disclosures related to the March 2021 business combination between CFAC II and View, Inc. (“View”), which case has settled in principle and the settlement has been submitted for court approval, and (ii) were named as defendants in a class action filed in the Delaware Court of Chancery alleging breach of fiduciary duty in connection with the business combination between CFAC II and View which was settled and dismissed by the court in December 2024. Further, in December 2024, Cantor, without admitting or denying the underlying allegations, settled with payment of a $6.75 million penalty a matter with the SEC whereby the SEC alleged that the initial public offering and business combination registration statements and proxy statements of each of CFAC II and CFAC V, a SPAC sponsored by an affiliate of Cantor, contained misstatements regarding whether the respective SPACs had engaged in “substantive discussions” with potential targets prior to the date of their respective initial public offerings, which statements the SEC staff alleged Cantor caused the issuers to make. Any liability from such proceedings may or may not be covered by insurance and/or indemnification, depending on the facts and circumstances. The defense or prosecution of these matters could be time-consuming. Any litigation, investigations or other proceedings and the potential outcomes of such actions may divert the attention and resources of CEP’s management team and the CEP Board away from the Business Combination and may negatively affect CEP’s reputation.

Changes in laws or regulations (including the adoption of policies by governing administrations), or a failure to comply with any laws and regulations, may adversely affect CEP’s business, including CEP’s ability to complete the Business Combination.

CEP is subject to laws and regulations enacted by national, regional and local governments. These governing bodies may seek to change laws and regulations, as well as adopt new policies, including tariffs and other economic policies, that could negatively impact CEP or Pubco. CEP is also required to comply with certain SEC and other legal requirements and numerous complex tax laws. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on CEP’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on CEP’s business.

On January 24, 2024, the SEC adopted the 2024 SPAC Rules which became effective on July 1, 2024, requiring, among other items, (i) additional disclosures relating to SPAC sponsors and related persons; (ii) additional disclosures relating to SPAC business combination transactions; (iii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and business combination transactions; (iv) additional disclosures regarding projections included in SEC filings in connection with proposed business combination transactions; and (v) the requirement that both the SPAC and its acquisition target be co-registrants for business combination registration statements.

In addition, the SEC’s adopting release provided the SPAC Guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose and the activities of the SPAC and its management team in furtherance of such goals.

Compliance with the 2024 SPAC Rules and the SPAC Guidance may increase the costs of, and the time needed to complete, the Business Combination.

If the Business Combination is not approved and CEP does not consummate another initial business combination by the end of the Combination Period, then the Sponsor’s CEP Ordinary Shares will become worthless and the expenses it has incurred will not be reimbursed. These interests may have influenced its decision to approve the Business Combination.

The Sponsor beneficially owns the CEP Founder Shares and CEP Private Placement Shares that it purchased for an aggregate of $3,025,000 prior to, or simultaneously with, the CEP IPO, and the Sponsor has no redemption rights with respect to these CEP Ordinary Shares. Additionally, CEP has issued the Sponsor Loan for up to $1,750,000 in borrowings, of which $645,543 was outstanding as of June 30, 2025, and may borrow up to an additional $1,500,000 from Sponsor under the Sponsor Note in connection with certain loans the Sponsor will make to CEP in connection with a Redemption Event. If the Business Combination with Pubco or another business combination is not completed by the end of the Combination Period, these securities will be worthless, and CEP would be unlikely to be able to repay any such borrowings. Certain directors and executive officers of CEP have an indirect economic interests in the Sponsor and accordingly, they may have an incentive to pursue and consummate an initial business combination, even if that business combination were with an acquisition target or on terms less favorable to Public Shareholders than liquidation. See also “The value of the CEP Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CEP management team to pursue and consummate the Business Combination which differs from the Public Shareholders.”

In addition, CEP’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CEP’s behalf, such as identifying and investigating possible acquisition targets and business combinations. These expenses will be repaid upon completion of the Business Combination with Pubco. However, if CEP fails to consummate the Business Combination or another initial business combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, CEP may not be able to repay or reimburse these amounts if the Business Combination is not completed. As of June 30, 2025, no such amounts had been incurred by any of CEP’s officers, directors or their affiliates.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination.”

These financial interests may have influenced the decision of CEP’s directors to approve the Business Combination with Pubco and to continue to pursue such Business Combination. In considering the recommendations of the CEP Board to vote for each of the Proposals, CEP Shareholders should consider these interests.

If third parties bring claims against CEP, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Shareholders could be less than $10.57 per share (based on the Trust Account balance as of June 30, 2025, and inclusive of $0.15 per redeemed Public Share to be funded pursuant to the Sponsor Note in the applicable Redemption Event).

CEP’s placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although CEP will seek to have all vendors, service providers, prospective acquisition targets and other entities with which CEP does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against CEP’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CEP’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to CEP than any alternative. WithumSmith+Brown, PC, CEP’s independent registered public accounting firm and the underwriters in the CEP IPO have not executed and will not execute an agreement with CEP waiving such claims to the monies held in the Trust Account.

Examples of possible instances where CEP may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by CEP’s management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CEP’s management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CEP and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if CEP is unable to complete the Business Combination or another business combination by the end of the Combination Period, or upon the exercise of a redemption right in connection with the

Business Combination or another business combination, CEP will be required to provide for payment of claims of creditors that were not waived that may be brought against CEP within the 10 years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.57 redemption price as of June 30, 2025, due to claims of such creditors.

Pursuant to the Insider Letter, the Sponsor has agreed that it will be liable to CEP if and to the extent any claims by a third party (other than CEP’s independent registered public accounting firm and the underwriters in the CEP IPO) for services rendered or products sold to CEP, or a prospective acquisition target with which CEP has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the redemption amount to below the lesser of (i) the sum of (A) $10.00 per Public Share and (B) $0.15 per redeemed Public Share pursuant to the funding of the Sponsor Note in connection with a Redemption Event and (ii) the sum of (A) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the assets in the Trust Account, less interest released to pay taxes, and (B) $0.15 per redeemed Public Share pursuant to the Sponsor Note, provided that such liability will not apply to any claims by a third party or prospective acquisition target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CEP’s indemnity of its underwriters in connection with the IPO against certain liabilities, including liabilities under the Securities Act. However, CEP has not asked the Sponsor to reserve for such indemnification obligations, nor has CEP independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are CEP Ordinary Shares. Therefore, CEP cannot assure Public Shares that the Sponsor would be able to satisfy those obligations. None of CEP’s officers or directors will indemnify CEP for claims by third parties including, without limitation, claims by vendors and prospective acquisition targets.

Additionally, if CEP is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if CEP otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Public Shareholders. To the extent any bankruptcy claims deplete the Trust Account, CEP may not be able to return to its Public Shareholders $10.57 per share (which is the approximate amount per Public Share based on the Trust Account balance as of June 30, 2025, and inclusive of $0.15 per redeemed Public Share to be funded pursuant to the Sponsor Note in the applicable Redemption Event).

CEP Shareholders may be held liable for claims by third parties against CEP to the extent of distributions received by them.

If CEP is unable to complete the Business Combination with Twenty One or another business combination by the end of the Combination Period, CEP will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten (10) business days thereafter, redeem 100% of the issued and outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to CEP to pay its taxes, divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CEP’s remaining shareholders and the CEP Board, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to its obligations under Cayman Islands laws to provide for claims of creditors and the requirements of other applicable law. CEP cannot assure Public Shareholders that it will properly assess all claims that may be potentially brought against CEP.

If CEP is forced to enter into an insolvent liquidation, any distributions received by CEP Shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, CEP’s liabilities exceeded its assets, or it was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by CEP Shareholders. Furthermore, CEP’s directors may be viewed as having breached their fiduciary duties to CEP or CEP’s creditors and/or may have acted in bad faith, thereby exposing themselves and CEP to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against CEP for these reasons. CEP and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while CEP was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,292.68 and to imprisonment for five years in the Cayman Islands.

CEP’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the assets in the Trust Account, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, CEP’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While CEP currently expects that its independent directors would take legal action on CEP’s behalf against the Sponsor to enforce its indemnification obligations to CEP, it is possible that CEP’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If CEP’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account and the amount funded pursuant to the Sponsor Note available for distribution to the Public Shareholders may be reduced below $10.57 per share (which is the approximate amount per Public Share based on the Trust Account balance as of June 30, 2025, and inclusive of $0.15 per redeemed Public Share to be funded pursuant to the Sponsor Note in the applicable Redemption Event).

CEP may not have sufficient funds to satisfy indemnification claims of its directors and officers.

CEP has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, its officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by CEP only if (i) CEP has sufficient funds outside of the Trust Account or (ii) CEP consummates the Business Combination or another business combination. CEP’s obligation to indemnify its officers and directors may discourage CEP Shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit CEP and the CEP Shareholders. Furthermore, a CEP Shareholder’s investment may be adversely affected to the extent CEP pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Following the Business Combination, Pubco’s business activities may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations.

Certain business activities are subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations. In the event that such regulatory approval or clearance is not obtained, or such approval or clearance are subject to conditions that are not acceptable to us, we may not be able to engage in such activities.

Among other things, the offering of certain financial products may be subject to state, federal or foreign laws or regulations. U.S. or foreign laws or regulations may also affect our ability to acquire interests in other businesses. In the United States, certain mergers that may affect competition may require filings and review by the Department of Justice and the Federal Trade Commission, and investments or acquisitions that may affect national security are subject to review by the Committee on Foreign Investment in the United States (“CFIUS”). CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States.

The Sponsor and CEP’s directors and officers have entered into letter agreements with CEP, and the Sponsor has entered into the Sponsor Support Agreement with CEP and Pubco, in each case, which requires them to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.

The Sponsor and CEP’s directors and officers have entered into letter agreements with CEP, including the Insider Letter, and the Sponsor has entered into the Sponsor Support Agreement with CEP and Pubco, pursuant to which, among other things, they have agreed to vote all of their CEP Ordinary Shares in favor of any proposed business combination, except that any Public Shares that they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 21.9% of the issued and outstanding CEP Ordinary Shares.

To pass, each of the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution of CEP Shareholders, which requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). To pass, each of the Merger Proposal and the NTA Proposal requires a special resolution of CEP Shareholders, which requires the affirmative vote of at least two-thirds of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). CEP Shareholders are also being asked to approve, on a non-binding advisory basis, each of the Organizational Documents Proposals. Although the CEP Board is asking CEP Shareholders to approve each of the Organizational Documents Proposals on the non-binding advisory basis, regardless of the outcome of the non-binding advisory vote on each of the Organizational Documents Proposals, the Amended and Restated Pubco Charter and Pubco’s Amended and Restated Bylaws will take effect upon the Closing if the Business Combination Proposal and the Merger Proposal are approved.

As a result, with respect to each Proposal that requires approval of CEP Shareholders by an ordinary resolution, in addition to the Sponsor’s CEP Ordinary Shares, CEP would need only 3,600,001, or 36.0%, of the 10,000,000 Public Shares (assuming all issued and outstanding CEP Ordinary Shares are voted at the Meeting) and only 400,001, or 4.0%, of the 10,000,000 Public Shares (assuming a minimum number of CEP Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of the Business Combination Proposal in order to have the Business Combination approved.

With respect to each Proposals that require approval of CEP Shareholders by a special resolution, in addition to the Sponsor’s CEP Ordinary Shares, CEP would need only 5,733,334, or 57.3%, of the 10,000,000 Public Shares (assuming all issued and outstanding CEP Ordinary Shares are voted at the Meeting) and only 1,466,668, or 14.7%, of the 10,000,000 Public Shares (assuming a minimum number of CEP Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of the Business Combination Proposal in order to have the Business Combination approved.

Accordingly, the agreement by the Sponsor to vote its CEP Ordinary Shares in favor of the Business Combination increases the likelihood that CEP will receive the requisite CEP Shareholder approval for the Business Combination.

Because CEP is seeking to obtain shareholder approval of the Business Combination, the Sponsor and CEP’s directors and officers and their respective affiliates may elect to purchase Public Shares from Public Shareholders, subject to any limitations under Rule 14e-5 under the Exchange Act, which may influence the vote on the Business Combination and reduce the public “float” of CEP Class A Ordinary Shares.

CEP is seeking to obtain shareholder approval of the Business Combination. Subject to compliance with applicable securities laws, including Rule 14e-5 under the Exchange Act, the Sponsor, CEP’s directors and officers and their affiliates may purchase Public Shares in privately negotiated transactions or in the open market prior to the record date of the Meeting, although they are under no obligation or duty to do so.

Any such purchases shall be effected at a price per share no higher than the amount per share a Public Shareholder would receive if it elected to have its Public Shares redeemed in connection with the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. Such a purchase may include a contractual acknowledgment that such shareholder, although still the record holder of Public Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, CEP’s directors and officers or any of their affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. It is intended that, if Rule 10b-18 under the Exchange Act would apply to such purchases, then such purchases will comply with Rule 10b-18 under the Exchange Act, to the extent it applies, which provides a safe harbor for purchases made under certain conditions, including with respect to timing, pricing and volume of purchases. Any such purchases, together with the CEP Ordinary Shares currently owned by the Sponsor, could influence the vote on the Business Combination or otherwise result in the completion of the Business Combination that may not otherwise have been possible.

Additionally, at any time at or prior to the consummation of the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, CEP’s directors and officers and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares or not to elect to have their Public Shares redeemed. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions.

If such purchases are made, the public “float” of CEP Class A Ordinary Shares may be reduced and the number of beneficial holders of CEP Class A Ordinary Shares may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Public Shares on NYSE, Nasdaq or another securities exchange. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

Additionally, in the event the Sponsor, CEP’s directors and officers or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act to the extent such rule is applicable including, in pertinent part, through adherence to the following:

•        CEP would disclose in this proxy statement/prospectus the possibility that the Sponsor, CEP’s directors and officers or their affiliates may Public Shares from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        if the Sponsor, CEP’s directors and officers or their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the price offered through the redemption process;

•        CEP would include in this proxy statement/prospectus a representation that any of the Public Shares purchased by the Sponsor, CEP’s directors and officers or their affiliates would not be voted in favor of approving the Business Combination;

•        the Sponsor, CEP’s directors and officers or their affiliates would either not possess any redemption rights with respect to such Public Shares or they would waive such rights; and

•        CEP would disclose in a Form 8-K filed prior to the Extraordinary General Meeting, the following items, to the extent material:

•        the amount of Public Shares purchased outside of the redemption offer by the Sponsor, CEP’s directors and officers or their affiliates, along with the average purchase price;

•        the purpose of the purchases by the Sponsor, CEP’s directors and officers or their affiliates;

•        the impact, if any, of the purchases by the Sponsor, CEP’s directors and officers or their affiliates on the likelihood that the Business Combination will be approved at the Extraordinary General Meeting;

•        the identities of the CEP Shareholders who sold Public Shares to the Sponsor, CEP’s directors and officers or their affiliates s (if not purchased in the open market) or the nature of the CEP Shareholders (e.g., 5% shareholders) who sold Public Shares to the Sponsor, CEP’s directors and officers or their affiliates; and

•        the number of Public Shares for which CEP has received redemption requests pursuant to its redemption offer as of a date shortly prior to the filing date of the Form 8-K.

CEP, Twenty One, Tether and SoftBank will incur transaction costs in connection with the Business Combination.

Each of the parties to the Business Combination Agreement has incurred and expects that it will incur significant, non-recurring costs in connection with the consummation of the Business Combination. Pubco may also incur additional costs to retain key employees. CEP and Pubco will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. CEP, Pubco, Tether and SoftBank estimate that they will incur approximately $42.3 million in aggregate transaction costs. As preliminary estimates, CEP expects to incur approximately $9.8 million in transaction costs (assuming that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination); and Pubco expects to incur approximately $19.2 million of estimated transaction costs for placement agent, legal, accounting, and advisory fees incurred as part of the Business Combination; Tether and SoftBank expect to incur $10.8 million and $2.5 million in transaction costs, respectively. Some of these costs are payable regardless of whether the Business Combination is completed.

Risks Related to Ownership of Pubco Stock Following the Business Combination.

Tether, Bitfinex and SoftBank, whose interests may conflict with yours, can individually exercise significant influence over Pubco. You will have no voting rights of Pubco Class A Stock except as required by the TBOC and the concentrated ownership of Pubco Stock may prevent you and other shareholders from influencing significant decisions in the very limited circumstances in which the TBOC will give you the right to vote and may prevent or discourage unsolicited acquisition proposals or offers for Pubco Stock, and that may adversely affect the trading price of Pubco Class A Stock.

Upon the Closing, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan, Tether, Bitfinex and SoftBank will each beneficially own approximately (i) 48.6%, 17.1% and 22.3%, respectively, of the issued and outstanding shares of Pubco Class A Stock, assuming no redemption of Public Shares in connection with the Business Combination, or (ii) 50.0%, 17.7%, 22.9%, respectively, of the issued and outstanding shares of Pubco Class A Stock in the maximum redemption scenario, assuming 100% of the Public Shares are redeemed in connection with the Business Combination. Further, only Pubco Class B Stock will have voting rights at Pubco and all shares of Pubco Class B Stock will be owned by Tether, Bitfinex and SoftBank. For so long as Tether, Bitfinex and SoftBank hold large shares of the voting interests of Pubco through their ownership of Pubco Class B Stock, they will each individually have the ability to significantly influence decision-making with respect to Pubco’s business direction and policies.

Pubco Class B Stock will not be transferable by Tether, Bitfinex and SoftBank, other than as permitted under the Amended and Restated Bylaws. However, the Proposed Organizational Documents of Pubco will provide that the shares of Pubco Class B Stock shall be canceled pro rata upon any transfer of shares of Pubco Class A Stock by Tether, Bitfinex or SoftBank to any third party (other than their respective Affiliates). Transfers of Pubco Class A Stock will be subject to the provision of the Lock-Up Agreements that Pubco will enter into at Closing, pursuant to which Tether, Bitfinex and SoftBank will agree not to, subject to certain exceptions, transfer its shares of Pubco Stock for a period of six months, which may be extended pursuant to the terms of such Lock-Up Agreements, after the Closing. The shares of Pubco Class A Stock shall acquire full voting rights upon cancellation of all shares of Pubco Class B Stock. Pubco cannot predict when Pubco Class A Stock may gain voting rights, if at all.

Tether and SoftBank are also entitled to board designation rights under the Proposed Organizational Documents. Matters over which Tether, Bitfinex and SoftBank may individually, directly or indirectly, exercise significant influence following the Closing include: (i) the election of the directors on the Pubco Board; (ii) business combinations and other merger transactions requiring shareholder approval, including proposed transactions that would result in Pubco’s shareholders receiving a premium price for their shares; (iii) amendments to the Amended and Restated Pubco Charter, (iv) increases or decreases in the size of the Pubco Board and (v) the other matters identified as 20% Reserved Matters and 10% Reserved Matters. Such concentrated control may prevent or discourage unsolicited acquisition proposals or offers for Pubco Stock that you may feel are in your best interest as one of Pubco’s shareholders. As a result, such concentrated control may adversely affect the market price of Pubco Class A Stock.

Tether and Bitfinex, through their voting control of Pubco, are in a position to control actions that require shareholder approval and may make decisions that are adverse to other shareholders.

At Closing, Tether will own approximately 55.2% of the outstanding Pubco Class B Stock, and Bitfinex will own approximately 19.5% of the outstanding Pubco Class B Stock, based on the assumptions set forth elsewhere in this proxy statement/prospectus. As a result, Tether and Bitfinex will have the ability to exercise control over certain decisions requiring shareholder approval, including the election of directors, amendments to the Amended and Restated Pubco Charter and approval of significant corporate transactions, such as a merger or other sale of Pubco or our assets. In addition, the Pubco Board will consist of seven persons, including four directors designated by Tether, although two of them will be required to qualify as independent directors under the rules of Nasdaq or any other national securities exchange. Accordingly, Tether and Bitfinex will have significant influence over us and our decisions, including the appointment of management and any other action requiring a vote of the Pubco Board. In addition, this concentration of ownership may have the effect of delaying, preventing or deterring a change in control of us and may negatively affect the market price of Pubco Class A Stock.

At Closing, holders of Pubco Class A Stock will not have voting rights. Other than as required by applicable law, the holders of shares of Pubco Class A Stock shall only acquire full voting rights upon cancellation of all shares of Pubco Class B Stock. The shares of Pubco Class B Stock will be canceled pro rata to each of Tether, Bitfinex and SoftBank’s ownership of Pubco Class B Stock, upon any transfer of shares of Pubco Class A Stock by Tether, Bitfinex or SoftBank to any third party (other than their respective Affiliates). Transfers of Pubco Class A Stock will be subject to the provision of the Lock-Up Agreements that Pubco will enter into at Closing, pursuant to which Tether, Bitfinex and SoftBank will agree not to, subject to certain exceptions, transfer its shares of Pubco Stock for a period of six months, which may be extended pursuant to the terms of such Lock-Up Agreements, after the Closing. Pubco cannot predict when holders of Pubco Class A Stock may gain voting rights, if at all.

Tether’s and Bitfinex’s interests may be different from or conflict with our interests or the interests of our other shareholders. Tether is one of the largest holders and acquirers of Bitcoin and, as a result, may have interests in the price and performance of Bitcoin that are not aligned with our interests or the interests of the other shareholders and which could affect the timing, scale or nature of Pubco’s Bitcoin-related activities. Tether, Bitfinex and their respective affiliates provide products and services, and may develop products and services, that may compete directly or indirectly with our future products and services. Furthermore, Tether and its respective affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Tether and Bitfinex may also pursue acquisition opportunities that are complementary to our business, and, as a result, those acquisition opportunities may not be available to us. Accordingly, the interests of Tether and Bitfinex may not always coincide with our interests or the interests of other shareholders, and Tether and Bitfinex may seek to cause us to take courses of action that, in their judgment, could enhance their investment in Pubco but which might involve risks to our other shareholders or adversely affect us or our other shareholders.

Securities of companies formed through mergers with SPACs such as Pubco may experience a material decline in price relative to the share price of the SPACs prior to such merger.

CEP issued CEP Class A Ordinary Shares for $10.00 per share upon the closing of the CEP IPO. As with other SPACs, each Public Share issued in the CEP IPO carries a right to redeem such share for a pro rata portion of the proceeds held in the Trust Account prior to the Closing. As of June 30, 2025, the redemption price per Public Share was approximately $10.57, which is the approximate redemption amount per Public Share based on the Trust Account balance as of June 30, 2025, and inclusive of $0.15 per redeemed Public Share to be funded pursuant to the Sponsor Note in the applicable Redemption Event. Following the Closing, the shares of Pubco Class A Stock outstanding will no longer have any such redemption right and may be dependent upon the fundamental value of Pubco, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with SPACs in recent years, and may be significantly less than $10.00 per share.

Volatility in Pubco’s share price could subject Pubco to securities class action litigation.

The market price of the shares of Pubco Class A Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. Pubco may be the target of this type of litigation and investigations. Securities litigation against Pubco could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm Pubco’s business.

Since the completion of the CEP IPO, there has been a precipitous drop in the market values of companies formed through mergers involving SPACs. Accordingly, securities of companies such as Pubco may be more volatile than other securities and may involve special risks.

Since the completion of the CEP IPO, there has been a precipitous drop in the market values of companies formed through mergers involving SPACs like ours. These include inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value for SPACs. As a result, the Public Shares are subject to potential downward pressures, which may result in high levels of exercises of redemptions rights, reducing the cash available from the Trust Account. If there are substantial redemptions by Public Shareholders in connection with the Business Combination, there will be a lower public float of Pubco Class A Stock following the Closing, which may cause volatility in the price of our securities and adversely impact our ability to secure financing following the Closing.

Currently, there is no public market for the shares of Pubco Class A Stock. Public Shareholders cannot be sure about whether the shares of Pubco Class A Stock will develop an active trading market or whether Pubco is able to maintain the listing of Pubco Class A Stock in the future even if Pubco is successful in listing Pubco Class A Stock on NYSE, Nasdaq or any other national securities exchange, which could limit investors’ ability to make transactions in shares of Pubco Class A Stock and subject Pubco to additional trading restrictions.

As part of the Business Combination, each outstanding CEP Class A Ordinary Share (including the CEP Class A Ordinary Shares issued upon conversion of the outstanding CEP Class B Ordinary Shares) will be converted automatically into one share of Pubco Class A Stock. Pubco is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses or its operations publicly available. CEP and Pubco have agreed to cause the shares of Pubco Class A Stock to be issued in the Business Combination to be approved for listing on NYSE, Nasdaq or any other national securities exchange, prior to the effective time of the Business Combination. CEP cannot assure Public Shareholders that Pubco will be able to meet the initial listing requirements. However, Pubco may be unsuccessful in listing Pubco Class A Stock on NYSE, Nasdaq or any other national securities exchange, and even if successful, Pubco may be unable to maintain the listing of Pubco Class A Stock in the future. A successful listing also does not ensure that a market for the shares of Pubco Class A Stock will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the shares of Pubco Class A Stock following the Closing and the shares of Pubco Class A Stock may trade at a price less than the current market price of the CEP Class A Ordinary Shares.

If Pubco fails to meet the initial listing requirements and NYSE, Nasdaq or another national securities exchange does not list its shares of Pubco Class A Stock on its exchange, none of the parties to the Business Combination Agreement would be required to consummate the Business Combination. In the event that all such parties elected to waive this condition, and the Business Combination were consummated without shares of Pubco Class A Stock being listed on NYSE, Nasdaq or on another national securities exchange, Pubco could face significant material adverse consequences, including:

•        a limited availability of market quotations for shares of Pubco Class A Stock;

•        reduced liquidity for shares of Pubco Class A Stock;

•        to the extent that Pubco does not qualify for any of the other penny stock exemptions from under the applicable provisions of Rule 3a51-1 under the Exchange Act, a determination that shares of Pubco Class A Stock are “penny stocks” which will require brokers trading in shares of Pubco Class A Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for shares of Pubco Class A Stock;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If shares of Pubco Class A Stock are not listed on NYSE, Nasdaq or another national securities exchange, such shares would not qualify as covered securities and Pubco would be subject to regulation in each state in which Pubco offers its shares of Pubco Class A Stock because states are not preempted from regulating the sale of securities that are not covered securities.

Even if Pubco is successful in listing Pubco Class A Stock and developing a public market, there may not be enough liquidity in such market to enable Pubco shareholders to sell their shares of Pubco Class A Stock. If a public market for the shares of Pubco Class A Stock does not develop, investors may not be able to re-sell their shares of Pubco Class A Stock, rendering their shares illiquid and possibly resulting in a complete loss of their investment. Pubco cannot predict the extent to which investor interest in Pubco will lead to the development of an active, liquid trading market. The trading price of and demand for the shares of Pubco Class A Stock following completion of the Business Combination and the development and continued existence of a market and favorable price for the shares of Pubco

Class A Stock will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of Pubco, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for shares of Pubco Class A Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the shares of Pubco Class A Stock. Many of these factors and conditions are beyond the control of Pubco or shareholders of Pubco.

Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of Pubco Stock.

Pubco’s management currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results Pubco actually achieves. Pubco’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Pubco downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of Pubco or fails to publish reports on it regularly, its share price or trading volume could decline. While Pubco’s management expects research analyst coverage, if no analysts commence coverage of Pubco, the trading price and volume for Pubco Stock could be adversely affected.

Pubco may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the Pubco Board and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and Twenty One’s respective results of operations, financial condition, cash requirements, contractual restrictions, the future projects and plans of Pubco and Twenty One and other factors that the Pubco Board may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from Twenty One and there can be no assurance that Twenty One will pay dividends. As a result, capital appreciation, if any, of Pubco Class A Stock will be an investor’s sole source of gain for the foreseeable future.

Pubco expects to qualify as a controlled company under applicable securities exchange rules and expects to avail itself of applicable exemptions from the corporate governance requirements thereof.

Pubco expects to qualify as a “controlled company” as defined under the NYSE or Nasdaq rules, or any other national securities exchange on which its shares may be listed, since Tether and Bitfinex will together beneficially own more than 50% of our total voting power. For so long as we remain a controlled company under this definition, we are also permitted to elect to rely on certain exemptions from corporate governance rules. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. For example, Pubco expects to utilize the exemption that controlled companies are not required to have a Board that is composed of a majority of “independent directors,” as defined under the rules of NYSE, Nasdaq or another national securities exchange.

Risks Related to the Convertible Notes

Pubco’s indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Convertible Notes and could have a further material adverse effect on our business, financial condition and results of operations.

In the future, we may seek to raise or borrow additional funds to expand our product or business development efforts, make acquisitions or otherwise fund or grow our business and operations. Our indebtedness could have important consequences to the holders of Pubco Stock, including:

•        increasing our vulnerability to general adverse economic and industry conditions;

•        requiring us to dedicate a portion of our cash flow from operations to principal and interest payments on our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•        making it more difficult for us to optimally capitalize and manage the cash flow for our businesses;

•        limiting our flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate;

•        possibly placing us at a competitive disadvantage compared to our competitors that have less debt; and

•        limiting our ability to borrow additional funds or to borrow funds at rates or on other terms that we find acceptable;

•        federal and state fraudulent transfer laws may permit a court to void the Convertible Notes and, if that occurs, the noteholders may not receive any payments on the Convertible Notes;

•        Pubco may not have the ability to raise the funds necessary to settle conversions of the Convertible Notes, repurchase the Convertible Notes upon a fundamental change, purchase the Convertible Notes if tendered at the option of holders at the date specified in the indenture or repay the Convertible Notes in cash at their maturity, and Pubco’s future debt may contain limitations on its ability to pay cash upon conversion, redemption or repurchase of the Convertible Notes;

•        the accounting method for convertible debt securities that may be settled in cash, including the Convertible Notes, may have a material effect on Pubco’s reported financial results; and

•        the market price of the Convertible Notes, which may fluctuate significantly, may directly affect the market price for the Pubco Class A Stock.

We may be able to incur significant additional indebtedness in the future and this could result in additional risk. Although the Indenture contains certain restrictions on the incurrence of additional secured indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial.

If we incur any additional indebtedness that ranks equally with the Convertible Notes, subject to any collateral arrangements, the holders of that debt will be entitled to share ratably in any proceeds distributed in connection with our insolvency, liquidation, reorganization, dissolution or other winding up as a company. This may have the effect of reducing the amount of proceeds paid to our creditors and shareholders. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new indebtedness is added to our current indebtedness levels, the related risks that we now face could increase. Any of these risks could materially impact our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

Pubco may not be able to generate sufficient cash to service all of its indebtedness, including the Convertible Notes, and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful or be on commercially reasonable terms, which would materially and adversely affect Pubco’s financial position and results of operations and Pubco’s ability to satisfy its obligations under the Convertible Notes.

Our ability to make scheduled payments on or to refinance our debt obligations, including the Convertible Notes, depends on our financial condition and results of operations, which in turn are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Convertible Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Convertible Notes. Our ability to restructure or refinance our debt will depend on, among other things, the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the Indenture that governs the Convertible Notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

Further, the Indenture that governs the Convertible Notes contains provisions will restrict our ability to dispose of assets and use the proceeds from any such disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Pursuant to the Indenture, a number of Bitcoin equal to the aggregate principal amount of all Convertible Notes issued at Closing multiplied by 3, and then divided by the BRRNY as averaged over the ten consecutive days immediately prior to the Closing, will be held as collateral to the Convertible Notes. If we cannot make scheduled payments on our indebtedness, or if we breach the covenants under the Indenture, or any other indebtedness to the extent applicable, we will be in default; holders of the Convertible Notes or our other indebtedness could declare all outstanding principal and interest to be due and payable and foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in the noteholders losing their entire investment in the Convertible Notes. Such defaults may also adversely and significantly affect our financial results and business, and if our assets are insufficient to repay such debt in full, and our equity holders could experience a partial or total loss of their investment. Even if we are able to repay any indebtedness on an event of default, the repayment of these sums may significantly reduce our working capital and impair our ability to operate as planned.

The Indenture contains terms which restrict Pubco’s current and future operations, particularly its ability to respond to changes or to take certain actions.

The Indenture governing the Convertible Notes contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including, among other things, restrictions on our ability to incur indebtedness secured by the same collateral as the Convertible Notes.

These restrictive covenants could adversely affect our ability to:

•        finance our operations;

•        make needed capital expenditures;

•        make strategic acquisitions or investments or enter into joint ventures;

•        withstand a future downturn in our business, the industry or the economy in general;

•        engage in business activities, including future opportunities, that may be in our best interest; and

•        plan for or react to market conditions or otherwise execute our business strategies.

These restrictions may affect our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

As a result of these restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above and/or the terms of any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date and the termination of future funding commitments by our lenders. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our results of operations and financial condition could be adversely affected.

Our obligation to repurchase the Convertible Notes at the Convertible Note Investors’ option could significantly strain our liquidity and financial condition.

Under the terms of the Indenture, Convertible Note Investors have the one-time right to require us to repurchase all or a portion of their notes for cash beginning on the third anniversary of the Closing Date. The repurchase price will be 100% of the principal amount plus accrued and unpaid interest. If a significant number of Convertible Note Investors exercise this put right, we could be required to expend a substantial amount of cash. Our ability to satisfy these repurchase demands will depend on our financial resources at such time, including cash flows from operations and access to capital markets. We may not have sufficient funds available to meet all such obligations, which could materially and adversely affect our liquidity, financial condition, and results of operations. Our inability to satisfy these obligations could also trigger defaults under other debt agreements or necessitate the issuance of additional equity or debt on unfavorable terms, further diluting existing holders of Pubco Class A Stock or increasing our leverage.

The conversion ratio for the Convertible Notes will be determined based on a calculation of the Bitcoin price at Closing, and a decline in Bitcoin’s value prior to Closing could significantly increase the number of shares of Pubco Class A Stock we are required to issue upon the conversion of the Convertible Notes, resulting in substantial dilution to existing holders of Pubco Class A Stock.

The conversion ratio that will determine the number of shares of Pubco Class A Stock issuable upon conversion of the Convertible Notes will be set at Closing based on a 130% conversion premium relative to a $10.00 reference price, which will be proportionally adjusted based on the change in the average Bitcoin price over the ten days immediately prior to the Closing Date (the “Closing Bitcoin Price”) relative to the Signing Bitcoin Price. Given the inherent volatility of Bitcoin prices, of which we have no control, there is a risk that the Closing Bitcoin Price will be materially lower than the Signing Bitcoin Price. A substantial decline in Bitcoin’s value between the date of the Business Combination Agreement and the Closing Date would compel us to issue a greater number of Pubco Class A Stock upon conversion of the Convertible Notes than initially anticipated. This potential increase in the number of Pubco Class A Stock would have a materially adverse dilutive effect on existing holders of Pubco Class A Stock at the time of conversion, diminishing their percentage ownership and potentially depressing the market price of Pubco Class A Common Stock. Additionally, a greater number of Pubco Class A Stock outstanding would reduce our earnings per share and Bitcoin per share.

The Indenture contains cross-default provisions that could result in the acceleration of all of Pubco’s indebtedness.

A breach of the covenants under the Indenture could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies. If we were unable to repay amounts due and payable under the Indenture those noteholders could proceed against the collateral granted to them to secure that indebtedness. In the event our noteholders accelerate the repayment of our borrowings, we and our guarantors may not have sufficient assets to repay that indebtedness. Additionally, we may not be able to borrow money from other lenders to enable us to refinance our indebtedness.

A lowering or withdrawal of the ratings assigned to Pubco’s debt securities by rating agencies, if any, may increase Pubco’s future borrowing costs and reduce its access to capital.

There can be no assurances that any rating assigned to our debt securities will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Convertible Notes. Credit ratings are not recommendations to purchase, hold or sell the Convertible Notes, and may be revised or withdrawn at any time. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Convertible Notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Convertible Notes is subsequently lowered or withdrawn for any reason, our noteholders may not be able to resell their Convertible Notes at a favorable price or at all.

There may not be sufficient collateral securing the Convertible Notes to pay all or any portion of the Convertible Notes, including because the holders and lenders of other pari passu obligations may have pari passu liens on the collateral securing the Convertible Notes, and because there are circumstances other than repayment or discharge of the Convertible Notes under which the collateral will be released automatically, without holders’ consent or the consent of the trustee under the Indenture.

The amount of Bitcoin that will initially secure the Convertible Notes will be determined based on the Bitcoin Price at Closing. Bitcoin is a highly volatile asset and a significant decrease in the value of Bitcoin may prevent sufficient collateral to pay all or any portion of the Convertible Notes. See “Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of Bitcoin, which could have an adverse effect on the market price of Pubco Class A Stock.” Given the volatile nature of the price of Bitcoin, in the event of a foreclosure, liquidation, bankruptcy or a similar proceeding, the proceeds from any sale or liquidation of the collateral may not be sufficient to repay all of the Convertible Notes in the event of enforcement. Furthermore, the value of the collateral in the event of liquidation may be materially different. In the event of a foreclosure, liquidation, bankruptcy or a similar proceeding, the proceeds from any sale or liquidation of the collateral may not be sufficient to pay the Convertible Notes, in full or at all.

Releases of collateral from the liens securing the Convertible Notes will be permitted under some circumstances. The collateral release provisions will be driven by the Bitcoin Price and Pubco’s public float. When collateral is released, the security interest granted to the Collateral Agent will be irrevocably released.

Risks Related to Taxation

Unrealized fair value gains on our Bitcoin holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.

The U.S. enacted the Inflation Reduction Act of 2022 (“IRA”) in August 2022. Unless an exemption applies, the IRA imposes a 15% corporate alternative minimum tax (“CAMT”) on a corporation with respect to an initial tax year and subsequent tax years, if the average annual adjusted financial statement income for any consecutive three-tax-year period preceding the initial tax year exceeds $1 billion. On September 12, 2024, the Department of Treasury and the IRS issued proposed regulations with respect to the application of CAMT.

Additionally, we are required to adopt ASU 2023-08, under which Bitcoin holdings must be measured at fair value in our statement of financial position, with gains and losses from changes in the fair value of our Bitcoin recognized in net income each reporting period. When determining whether we are subject to CAMT and when calculating any related tax liability for an applicable tax year, the proposed regulations provide that, among other adjustments, our adjusted financial statement income must include any unrealized gains or losses reported in the applicable tax year.

Accordingly, as a result of the enactment of the IRA and our adoption of ASU 2023-08, we may be subject to CAMT in the 2026 taxable year and beyond. If we become subject to CAMT, it could result in a material tax obligation that we would need to satisfy in cash, which could materially affect our financial results, including our earnings and cash flow, and our financial condition.

Extraordinary General Meeting of Cep Shareholders

General

CEP is furnishing this proxy statement/prospectus to CEP Shareholders as part of the solicitation of proxies by the CEP Board for use at the Meeting to be held on           , 2025, and at any adjournment thereof. This proxy statement/prospectus provides CEP Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on           , 2025, at            a.m., Eastern Time. The Meeting will be held at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 and virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/cantorequitypartners/2025.

Purpose of the Extraordinary General Meeting of CEP Shareholders

At the Meeting, CEP is asking CEP Shareholders to:

•        consider and vote upon the Business Combination Proposal. A copy of the Business Combination Agreement and the amendment thereto is attached to this proxy statement/prospectus as Annex A;

•        consider and vote upon the Merger Proposal;

•        consider and vote upon the NTA Proposal;

•        consider and vote upon each of the Organizational Documents Proposals;

•        consider and vote upon the Nasdaq Proposal; and

•        consider and vote upon the Adjournment Proposal to adjourn the Meeting to a later date or dates, if it is determined by CEP additional time is necessary or appropriate to complete the Business Combination or for any other reason.

Recommendation of the CEP Board

The CEP Board has unanimously determined that the Business Combination Proposal is in the commercial interests of CEP and the CEP Shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the NTA Proposal, “FOR” each of the Organizational Documents Proposals, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal, if presented.

Record Date; Issued and Outstanding Shares; CEP Shareholders Entitled to Vote

CEP Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned CEP Ordinary Shares at the close of business on September 17, 2025, which is the Record Date for the Meeting. CEP Shareholders are entitled to one vote at the Meeting for each CEP Ordinary Share held as of the Record Date. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

As of the close of business on the Record Date, there were 12,800,000 CEP Ordinary Shares issued and outstanding, consisting of 10,300,000 CEP Class A Ordinary Shares and 2,500,000 CEP Class B Ordinary Shares. Of these shares, 10,000,000 were Public Shares, with the rest being held by the Sponsor.

Quorum and Vote of CEP Shareholders

A quorum of CEP Shareholders is necessary to hold a valid meeting. A quorum for the Meeting consists of the holders of a majority of the then issued and outstanding CEP Ordinary Shares (whether in person or by proxy). As of the Record Date, CEP Shareholders holding 6,400,001 CEP Ordinary Shares would be required to achieve a quorum at the Meeting. In addition to the CEP Ordinary Shares held by the Sponsor, which represent approximately 21.9% of the issued and outstanding CEP Ordinary Shares and which will count towards this quorum, CEP will need only CEP Shareholders holding 3,600,001 CEP Ordinary Shares, or 36.0%, of the 10,000,000 Public Shares represented in person or by proxy at the Meeting to have a valid quorum.

To pass, each of the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution of CEP Shareholders, which requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). To pass, each of the Merger Proposal and the NTA Proposal requires a special resolution of CEP Shareholders, which requires the affirmative vote of at least two-thirds of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). CEP Shareholders are also being asked to approve, on a non-binding advisory basis, each of the Organizational Documents Proposals. Although the CEP Board is asking CEP Shareholders to approve each of the Organizational Documents Proposals on the non-binding advisory basis, regardless of the outcome of the non-binding advisory vote on each of the Organizational Documents Proposals, the Amended and Restated Pubco Charter and Pubco’s Amended and Restated Bylaws will take effect upon the Closing if the Business Combination Proposal and the Merger Proposal are approved.

Assuming a quorum is established, a CEP Shareholder’s failure to vote by proxy or to vote at the Meeting will have no effect on the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

The Sponsor has agreed to vote its 2,800,000 CEP Ordinary Shares, representing 21.9% of the issued and outstanding CEP Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that require approval of CEP Shareholders by an ordinary resolution, in addition to the Sponsor’s CEP Ordinary Shares, CEP would need only 3,600,001, or 36.0%, of the 10,000,000 Public Shares (assuming all issued and outstanding CEP Ordinary Shares are voted at the Meeting) and only 400,001, or 4.0%, of the 10,000,000 Public Shares (assuming a minimum number of CEP Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved. With respect to each Proposals that require approval of CEP Shareholders by a special resolution, in addition to the Sponsor’s CEP Ordinary Shares, CEP would need only 5,733,334, or 57.3%, of the 10,000,000 Public Shares (assuming all issued and outstanding CEP Ordinary Shares are voted at the Meeting) and only 1,466,668, or 14.7%, of the 10,000,000 Public Shares (assuming a minimum number of CEP Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved.

Voting Your CEP Ordinary Shares

Each CEP Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of CEP Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the CEP Ordinary Shares you beneficially own are properly counted.

Voting Your CEP Ordinary Shares — Shareholders of Record

There are three ways to vote your CEP Ordinary Shares at the Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your CEP Ordinary Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your CEP Ordinary Shares will be voted as recommended by the CEP Board “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the NTA Proposal, “FOR” each of the Organizational Documents Proposals, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Meeting will not be counted.

You Can Vote By Internet.    CEP Shareholders who have received a copy of the proxy card by mail may be able to vote over the Internet by visiting https://www.cstproxy.com/cantorequitypartners/2025 and entering the voter control number included on your proxy card. You may vote by Internet until the polls are closed on the date of the Meeting.

You Can Attend Meeting and Vote.    If you attend the Meeting, you may submit your vote at the Meeting, in which case any proxy that you have given will be revoked and only the vote you cast at the Meeting will be counted.

Voting Your Shares — Beneficial Owners

If your CEP Ordinary Shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those CEP Ordinary Shares and those CEP Ordinary Shares are considered as held in “street name.” If you are a beneficial owner of CEP Ordinary Shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from CEP. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your CEP Ordinary Shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote yourself at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your CEP Ordinary Shares along with your name and email address to CST. Requests for registration should be directed via e-mail to proxy@continentalstock.com or via telephone to (917) 262-2373. Written requests can be mailed to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Proxy Department
Email: proxy@continentalstock.com

Requests for registration must be labelled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on           , 2025.

You will receive a confirmation of your registration by email after CEP receives your registration materials. You may attend the Meeting by visiting https://www.cstproxy.com/cantorequitypartners/2025. You will also need a voter control number included on your proxy card in order to be able to vote your CEP Ordinary Shares or submit questions during the Meeting. Follow the instructions provided to vote. CEP encourages you to access the Meeting prior to the start time leaving ample time for the check in.

Share Ownership of and Voting by CEP Sponsor, Directors and Officers

The Sponsor has agreed to vote its 2,800,000 CEP Ordinary Shares, representing 21.9% of the issued and outstanding CEP Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that require approval of CEP Shareholders by an ordinary resolution, in addition to the Sponsor’s CEP Ordinary Shares, CEP would need only 3,600,001, or 36.0%, of the 10,000,000 Public Shares (assuming all issued and outstanding CEP Ordinary Shares are voted at the Meeting), and only 400,001, or 4.0%, of the 10,000,000 Public Shares (assuming a minimum number of CEP Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved. With respect to each Proposal that requires approval of CEP Shareholders by a special resolution, in addition to the Sponsor’s CEP Ordinary Shares, CEP would need only 5,733,334, or 57.3%, of the 10,000,000 Public Shares (assuming all issued and outstanding CEP Ordinary Shares are voted at the Meeting), and only 1,466,668, or 14.7%, of the 10,000,000 Public Shares (assuming a minimum number of CEP Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved.

Attending the Meeting

The Meeting will be held virtually on           , 2025 at            a.m. Eastern Time. The Meeting will be held at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 and virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/cantorequitypartners/2025. You or your proxyholder will be able to attend and vote at the Meeting by visiting https://www.cstproxy.com/cantorequitypartners/2025 and using a control number assigned by CST. To register and receive access to the Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

Revoking Your Proxy

If you are a CEP Shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may enter a new vote by Internet or telephone;

•        you may send a later-dated, signed proxy card to CEP, 110 East 59th Street, New York, New York 10022, Attn: Secretary, so that it is received by CEP’s Secretary on or before the Meeting; or

•        you may attend the Meeting via the live webcast noted above, revoke your proxy, and vote virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a CEP Shareholder and have any questions about how to vote or direct a vote in respect of your CEP Ordinary Shares, you may call CEP’s proxy solicitor, Sodali & Co, at (800) 662-5200 or banks and brokers can call at (203) 658-9400.

Redemption Rights

Pursuant to the CEP Memorandum and Articles, any holders of Public Shares may demand that such Public Shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account (less taxes payable), calculated as of two (2) business days prior to the Closing. If a demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the CEP IPO (calculated as of two (2) business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to CEP to pay its taxes). For illustrative purposes, based on funds in the Trust Account of approximately $104.2 million as of June 30, 2025, the estimated per share redemption price would have been approximately $10.57 (inclusive of $0.15 per share to be funded pursuant to the Sponsor Note and which amount takes into account CEP’s estimate of the amount that may be withdrawn to pay applicable taxes).

In order to exercise your redemption rights, you must:

•        prior to 5:00 p.m. Eastern Time on            (two (2) business days before the Meeting), tender your Public Shares physically or electronically and submit a request in writing that CEP redeem your Public Shares for cash to CST, CEP’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

•        In your request to CST for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other Public Shareholder; and

•        deliver your Public Shares either physically or electronically through DTC to CST at least two (2) business days before the Meeting. Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from CST and time to effect delivery. It is CEP’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, CEP does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their Public Shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your Public Shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to CST) and thereafter, with CEP’s consent, until the vote is taken with respect to the Business Combination. If you delivered your Public Shares for redemption to CST and decide within the required timeframe not to exercise your redemption rights, you may request that CST return your Public Shares (physically or electronically). You may make such request by contacting CST at the phone number or address listed above.

Prior to exercising redemption rights, Public Shareholders should verify the market price of CEP Class A Ordinary Shares, as they may receive greater proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There can be no assurances that you will be able to sell your Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in CEP Class A Ordinary Shares when you wish to sell your Public Shares.

If you exercise your redemption rights, your Public Shares will cease to be outstanding immediately prior to the consummation of the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Pubco, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

Notwithstanding the foregoing, the CEP Memorandum and Articles provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than 25% of the Public Shares in the aggregate, without the prior consent of CEP.

In connection with the CEP IPO, the Sponsor and CEP’s officers and directors agreed to waive any redemption rights with respect to any CEP Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CEP’s officers and directors did not receive separate consideration for the waiver.

Appraisal Rights

No appraisal or dissenters’ rights are available to CEP Shareholders in connection with the ordinary resolution to approve the Business Combination Proposal. Under the Cayman Act, minority shareholders have a right to dissent to a merger and if they so dissent, they are entitled to be paid the fair value of their shares, which if necessary, may ultimately be determined by the court. Therefore, CEP Class A Record Holders have a right to dissent to the CEP Merger. Please see the section titled “The Merger Proposal — Appraisal or Dissenters’ Rights” for additional information.

In addition, Public Shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the redemption proceeds payable to Public Shareholders who exercise such redemption rights will represent the fair value of those shares. For a discussion about the Public Shareholders’ redemption rights, please see “Extraordinary General Meeting of CEP Shareholders — Redemption Rights.”

Proxy Solicitation Costs

CEP is soliciting proxies on behalf of the CEP Board. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. CEP and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. CEP will file with the SEC all scripts and other electronic communications as proxy soliciting materials. CEP will bear the cost of the solicitation.

CEP has hired Sodali & Co to assist in the proxy solicitation process. CEP will pay Sodali & Co a fee of $25,000, plus disbursements of its expenses in connection with services relating to the Meeting.

CEP will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CEP will reimburse them for their reasonable expenses.

The Business Combination Proposal

General

CEP Shareholders are being asked to approve the Business Combination Agreement and the Business Combination. CEP Shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached hereto as Annex A. Please see the section entitled “The Business Combination — The Business Combination Agreement” and “Summary of the Proxy Statement/Prospectus — The Transactions — Related Agreements” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this Proposal.

CEP may consummate the Business Combination only if (i) the Business Combination Proposal is approved by an ordinary resolution, being a resolution passed at the Meeting by the affirmative vote of a simple majority of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum), and (ii) the Merger Proposal is approved by a special resolution, being a resolution passed at the Meeting by the affirmative vote of at least two-thirds of the the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum).

If any of those Proposals is not approved by CEP Shareholders, the Business Combination will not be consummated, unless waived by the parties. The Merger Proposal is conditioned upon the approval of the Business Combination Proposal. The NTA Proposal, the Organizational Documents Proposals and the Nasdaq Proposal are conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal.

Organizational Structure

Prior to the Transactions

The following simplified diagrams illustrate the ownership structures of CEP, Twenty One and Pubco before the consummation of the Transactions:

CEP

Twenty One and Pubco

Following the Transactions

The following simplified diagram illustrates the ownership structure of Pubco following the consummation of the Transactions:

Headquarters; Listing of Securities

Our registered office is located at 111 Congress Avenue, Suite 500, Austin, Texas 78701. At this stage of our development, we do not require dedicated physical office space, as our operations can be effectively managed remotely. Accordingly, we consider our business office to be the same as our registered office, as it may be established from time to time. After completion of the transactions contemplated by the Business Combination Agreement, if Pubco’s application for listing is approved, shares of Pubco Class A Stock are expected to be traded on NYSE, Nasdaq or another national securities exchange under the symbol “XXI.”

Background of the Business Combination

The terms of the Business Combination were the result of arm’s-length negotiations between representatives of CEP, the Company, Pubco, Tether, Bitfinex, and SoftBank. The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement and subsequent events. This chronology does not purport to catalogue every correspondence among representatives of Tether, Cantor, CF&Co., Bitfinex, SoftBank and CEP.

Description of Discussions Leading Up to the Execution of the Business Combination Agreement

CEP is a blank check company incorporated in the Cayman Islands on November 11, 2020 to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On August 14, 2024, CEP consummated the CEP IPO and began its search for an acquisition target. Prior to the consummation of the CEP IPO, neither CEP, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target.

Tether and Cantor had established a relationship in 2021 when Cantor began acting as a custodian and trading partner for a portion of the U.S. treasuries backing Tether’s stablecoin reserves. In late November and early December 2024, representatives of Cantor and Tether, also representing Bitfinex, had ordinary course meetings to discuss various topics, including their existing relationship, where they also engaged in discussions regarding the formation and operation of a public company that would include holding and acquiring Bitcoin as part of its business operations, including the contribution by each of Tether and Bitfinex of 10,000 Bitcoin to such a business. Cantor advised Tether that it would explore the various ways to bring such a company public and present a proposed structure to Tether.

On December 9, 2024, representatives of Cantor and Tether further discussed the potential creation of a business, as described above, including that Cantor proposed a potential business combination involving CEP.

On December 10, 2024, CEP and Cantor, on behalf of CEP, began their due diligence related to the proposed business combination, which included a review of structuring and applicable SEC and Nasdaq requirements, tax rules and financial statement requirements. As part of such diligence, CEP had various calls with its outside counsel, EGS and its auditors, Withum, to discuss certain of these matters.

On December 13, 2024, representatives of Cantor and Tether further discussed the potential transaction, as described above. At the meeting, the parties discussed potential business combination structures, tax implications as well as other considerations, including legal ones. On the same day, Tether, acting for itself and for Bitfinex, agreed to proceed with a business combination involving CEP.

On December 16, 2024, CEP engaged EGS to serve as its counsel with respect to the Business Combination and requested EGS to prepare an initial draft of the Business Combination Agreement.

On December 17, 2024, Cantor, on behalf of CEP, provided a non-binding summary of key terms of the proposed Business Combination (the “Key Terms Summary”) to Tether, which included certain items for discussion between CEP and Tether, including the determination of Pubco’s jurisdiction of formation, whether Pubco would be a domestic registrant or a foreign private issuer, whether Tether and Bitfinex would contribute a fixed number of Bitcoin and who would serve as management of Pubco. The Key Terms Summary included that Tether and Bitfinex would receive shares in the post-Business Combination company equal to the value of the Bitcoin contributed divided by $10.00. The Key Terms Summary also included a proposal that the Sponsor would modify the number of CEP Founder Shares and provide for additional earnout shares to be received based on the upside of the value of the Public Shares and any shares issued in a private investment in public equity (“PIPE”) for a period of time after the closing of the proposed Business Combination.

On December 20, 2024, the CEP Board held a special meeting where CEP management advised the CEP Board about the proposed Business Combination and provided the CEP Board with information regarding the proposed structure and timing of the proposed Business Combination. The Board also discussed the transition of CEP management in view of the nomination of Howard W. Lutnick to become the United States Secretary of Commerce, including that upon the resignation of Howard W. Lutnick, Brandon Lutnick would be appointed as Chairman and Chief Executive Officer of CEP.

On December 24, 2024, representatives of Tether and Cantor had a call to discuss the terms of the Bitcoin contribution by Tether and Bitfinex. On the same day, representatives of Tether informed representatives of Cantor that Tether intended to contribute 13,000 Bitcoin and Bitfinex intended to contribute 7,000 Bitcoin as part of the Business Combination.

On December 31, 2024, Cantor, on behalf of CEP, provided Tether with an initial draft of the Business Combination Agreement that, among other matters, also reflected the Key Summary Terms, including that shares would be issued to Tether and Bitfinex equal to the value of the Bitcoin contributed divided by $10.00.

On January 9, 2025, representatives of Tether, CEP and Cantor had a meeting to discuss the proposed Business Combination, including the transaction steps and the required documentation relating to the Business Combination, and whether Pubco should be organized as a foreign private issuer. Also, on January 9, 2025, CEP and CF&Co. began exploring the inclusion of the Convertible Notes PIPE as part of the Transactions and began internal discussions on the terms of such an offering.

On January 17, 2025, CEP sent Tether a revised draft of the Business Combination Agreement, which provided that the Bitcoin to be contributed by Tether and Bitfinex, and the number of shares of Pubco to be received as a result, should be valued based on the Bitcoin spot price as of the day before signing of the Business Combination Agreement and that the Sponsor would exercise its right to have amounts outstanding under the Sponsor Loan repaid at Closing in the form of CEP Class A Ordinary Shares instead of cash.

In January 2025, representatives of Cantor and SoftBank had a meeting to discuss various matters. At this meeting, Cantor mentioned the potential Business Combination to SoftBank and proposed that SoftBank participate in the proposed Business Combination by purchasing and contributing Bitcoin to the Company.

In January 2025, Tether and Bitfinex engaged Skadden to serve as counsel to Tether, Bitfinex, Pubco and the Company with respect to the Business Combination.

On January 23, 2025, representatives of CF&Co. proposed to representatives of Tether that the parties should seek to raise capital in the Convertible Notes PIPE as part of the Transactions and on January 24, 2025, Tether agreed that the parties should move forward with the Convertible Notes PIPE.

On February 5, 2025, representatives of Tether contacted representatives of Cantor to discuss a potential change in the transaction structure to have Pubco be incorporated in the United States and be a domestic issuer. EGS and Skadden discussed such structure change during a meeting on February 6, 2025. On February 13, 2025, representatives of Cantor, CEP and Tether held a conference call and agreed that Pubco would be domiciled in the United States and be incorporated in either Delaware or Texas. Later that day, the parties agreed that Pubco would be a Texas corporation. During ensuing negotiation of the terms of the Business Combination Agreement, the parties continued to consider the jurisdiction of the entities that will consummate the Mergers and how best to consummate the Mergers, including the possible domestication of CEP as a Delaware corporation prior to the Closing.

On February 7, 2025, representatives of Cantor and Tether met with Jack Mallers and Steven Meehan in the Bahamas, who were considered as the proposed Chief Executive Officer of Pubco and the proposed Chief Financial Officer of Pubco (together with the Chief Executive Officer, the “Executive Officers”), respectively. Tether was acquainted with the Chief Executive Officer through their previous investments and as a well-known personality in the crypto space and invited him to the Bahamas for a business meeting. Cantor knew Steven Meehan and invited him to the same meeting in Bahamas. Cantor, Tether and the Executive Officers discussed the Business Combination and the Executive Officers’ roles, and at the end of the meeting the Executive Officers’ roles were confirmed. At the same meeting, Cantor and Tether agreed to increase the contribution of Tether and Bitfinex from 20,000 Bitcoin to 21,000 Bitcoin.

Further, on February 7, 2025, representatives of Cantor and CEP met with representatives of SoftBank regarding SoftBank’s potential interest in participating in the proposed Business Combination as a significant minority investor. On February 8, 2025, CEP and SoftBank had a meeting where additional information about the Business Combination was provided by representatives of CEP to representatives of SoftBank. On February 10, 2025, representatives of CEP and SoftBank had a meeting where they further discussed SoftBank’s involvement in the proposed Business Combination and SoftBank agreed, subject to the receipt of internal approvals, to participate in the negotiations in respect of the Business Combination, as it continued to evaluate the opportunity. On February 12, 2025, CEP and SoftBank entered into a non-disclosure agreement with respect to the Business Combination (the “SoftBank NDA”). Following the execution of the SoftBank NDA, SoftBank began its due diligence relating to the proposed Business Combination, which included meetings with representatives of Tether, CEP and CF&Co. and requesting and receiving materials related to the proposed Business Combination and related Transactions from Tether, CEP and CF&Co. SoftBank also engaged S&C on February 25, 2025 to serve as its legal counsel in connection with the Business Combination.

Throughout February 2025, Skadden and EGS exchanged various drafts of the Business Combination Agreement, negotiated the transaction terms, and discussed other ancillary agreements that were contemplated in connection with the proposed Business Combination, such as the Sponsor Support Agreement, the Lock-Up Agreement, the Contribution Agreement, the Services Agreement, the Securities Exchange Agreement and the Convertible Notes Subscription Agreement.

On February 10, 2025, EGS sent Skadden an initial draft of the Sponsor Support Agreement, which included the revised structure of the Sponsor’s CEP Founder Shares as described in the Key Terms Summary.

From February 10, 2025 to February 24, 2025, CF&Co. prepared an investor presentation and a term sheet for the Convertible Notes PIPE and considered proposed terms of the Convertible Notes PIPE. On February 24, 2025, CF&Co. provided an initial draft of the investor presentation for the Convertible Notes PIPE to Tether and the Executive Officers. On February 26, 2025, CF&Co. sent a revised draft of the investor presentation for the Convertible Notes PIPE to Tether, SoftBank, Skadden, EGS, S&C and the Executive Officers.

On February 14, 2025, Fenwick & West LLP (“Fenwick”), representing the Chief Executive Officer, contacted Skadden to initiate discussions regarding the potential terms of the Chief Executive Officer’s employment.

On February 18, 2025, EGS sent Skadden and S&C a revised draft of the Business Combination Agreement. The primary change to the Business Combination Agreement was to provide that CEP would convert from a Cayman Islands company to a Texas corporation prior to the Closing and to update the references to the CEP securities because of that change. In addition, the draft clarified the mechanism for the conversion of CEP Class B Ordinary Shares into CEP Class A Ordinary Shares and provided that the Contribution Agreement would be entered into concurrently with the signing rather than the Closing.

On February 21, 2025, a representative of Tether and the Executive Officers visited Cantor’s New York office, where CEP, CF&Co., Tether and the Executive Officers had an organizational meeting and held other meetings to discuss the Transactions, process and timing.

Additionally, on February 21, 2025, representatives of Cantor, the Sponsor and Tether met to discuss the Sponsor Support Agreement and the economics for the Sponsor and CF&Co. with respect to the Transactions. During the meeting, Tether offered a counterproposal to the CEP Founder Shares structure that was included in Key Terms Summary and the December 17, 2024 draft of the Sponsor Support Agreement. Such counterproposal was that, in addition to retaining the CEP Founder Shares, the Sponsor and CF&Co. would collectively be entitled to receive consideration in the Transactions equal to 2% of the value of the Bitcoin contributed to the Company and 2% of the amount raised in the PIPE Investments. Between February 2025 and the signing of the Business Combination Agreement, representatives of Cantor and Tether continued to discuss the economics of the Sponsor and CF&Co.

On February 24, 2025 and February 25, 2025, representatives of CEP, CF&Co., SoftBank and the Executive Officers, along with EGS and Skadden in some meetings, held various meetings to review the terms and structure of the proposed Business Combination and the PIPE Investments, the proposed timelines. During the same period SoftBank continued its due diligence related to the Transactions.

On February 26, 2025, representatives of Tether, SoftBank and CF&Co. had a meeting to introduce to each other the representatives of Tether and SoftBank participating in the Business Combination negotiation and to discuss timing and transaction mechanics.

On the same day, Skadden sent EGS a revised draft of the Business Combination Agreement, along with an issues list, which included the timing of the Bitcoin contribution by Tether and Bitfinex and the valuation of the Bitcoin to be contributed and an initial draft of the Contribution Agreement. The revised draft of the Business Combination Agreement also proposed limitations on the ability of the CEP Board to modify its recommendation to CEP Shareholders to vote in favor of the Proposals, the application of the closing conditions to various parties and the governing law of the Business Combination Agreement. Later that day, EGS sent Skadden initial drafts of the Lock-Up Agreement and the Amended and Restated Registration Rights Agreement. From February 27, 2025

to February 28, 2025, drafts of the Contribution Agreement, Lock-Up Agreement and Amended and Restated Registration Rights Agreement were shared with S&C. On February 28, 2025, representatives of Tether, CEP, CF&Co., EGS and Skadden had a meeting to discuss the Business Combination Agreement issues list.

From February 26, 2025 to April 1, 2025, all parties held various calls to discuss the investor presentation and the proposed terms of the Convertible Notes PIPE (including the amount of collateral), and exchanged emails and comments on the investor presentation and the terms of the Convertible Notes PIPE documentation. During this time, CF&Co. provided revised drafts of the investor presentation and term sheet for the Convertible Notes PIPE.

On March 3, 2025, EGS sent Skadden a revised draft of the Contribution Agreement and shared the same draft with S&C on March 4, 2025.

On March 4, 2025 and March 5, 2025, representatives of SoftBank and the Executive Officers visited Cantor’s New York office to discuss the Transactions. During this time, several meetings were held among CEP, CF&Co., the Executive Officers, Tether, SoftBank, Skadden, EGS and S&C to discuss the strategy of Pubco, the overall structure of the Transactions, the proposed governance of Pubco and terms of the Convertibles Note PIPE. At such time, the size of SoftBank’s investment was proposed to be approximately 10,000 Bitcoin (approximately 50% of the size of Tether and Bitfinex’s proposed investment).

On March 5, 2025, EGS sent Skadden a revised draft of the Business Combination Agreement and shared the same draft with S&C on March 6, 2025. The key changes included providing the CEP Board the ability to change its recommendation to CEP Shareholders to vote in favor of the Proposals in the event of an intervening event and adding relevant provisions to the Business Combination Agreement relating to the Convertible Notes PIPE and the purchase and sale of the Initial PIPE Bitcoin.

Between March 6, 2025 and March 12, 2025, Skadden and EGS exchanged comments and updated drafts of the Amended and Restated Registration Rights Agreement and by the end of this period, this agreement was substantially agreed between CEP, Pubco, Tether and Bitfinex.

On March 10, 2025, Skadden sent EGS an initial draft of the Indenture. On March 19, 2025, Skadden sent EGS and S&C a revised draft of the Indenture and an initial draft of the Security Agreement. On March 20, 2025, Skadden provided EGS and S&C with an initial draft of the form of Convertible Notes Subscription Agreement.

On March 10, 2025, representatives of the Sponsor, Skadden and EGS held a video conference call to discuss the Sponsor’s anti-dilution protection and related terms of the Sponsor Support Agreement.

Further on March 10, 2025, Skadden sent EGS and S&C a revised draft of the Business Combination Agreement. The key changes reflected in this draft related to the removal of the ability of the CEP Board to change its recommendation to CEP Shareholders to vote in favor of the Proposals and certain other changes arising from updates to the structuring of the Business Combination.

Additionally, on March 10, 2025, the CEP Board held a special meeting to discuss the Transactions. Officers of CEP and representatives of CF&Co. provided the CEP Board with an update on the status of the Transactions and provided an overview of certain comparable companies of Pubco including their Bitcoin accumulation strategy, financing history, public market trading performance and trading multiples.

On March 12, 2025, CF&Co. had a conference call with Tether and the Executive Officers where CF&Co. reviewed a proposed financing roadmap for Pubco, which included adding the Equity PIPE as part of the PIPE Investments, and the parties agreed that they would seek to raise capital in both the Convertible Notes PIPE and the Equity PIPE. CF&Co. provided the financing roadmap to SoftBank on March 13, 2025. The parties also agreed on March 20, 2025, that CEP would issue the shares in the Equity PIPE.

Further to discussions among counsel on various matters related to the proposed corporate governance of Pubco, on March 13, 2025, Tether proposed to CF&Co. that only Tether, Bitfinex and SoftBank have voting rights with respect to their Pubco Stock.

On March 14, 2025, all parties entered into discussions with respect to the length of the lock-up restrictions applicable to the shares of Pubco Stock to be held by Tether, Bitfinex and SoftBank, and agreed that the Insider Letter be modified to match the lock-up restrictions applicable to the CEP Founder Shares to the lock-up restrictions that would apply to Tether, Bitfinex and SoftBank. On March 17, 2025, the parties agreed that the lock-up restrictions applicable to the shares of Pubco Stock to be held by Tether, Bitfinex, SoftBank and the Sponsor (solely in respect of its CEP Founder Shares) would be six months. The length of the lock-up restrictions would be subsequently revised in response to comments from a Convertible Notes Investor so that such six month lock-up restriction would be extended to the date that the Resale Registration Statement was declared effective if such date was later than six months following the Closing.

On March 15, 2025, Skadden sent EGS, CEP and Tether the proposed post-Closing corporate governance structure of Pubco, which contemplated that, among other things:

•        Pubco would have two classes of stock, Pubco Class A Stock and Pubco Class B Stock;

•        shares of Pubco Class A Stock would be publicly traded and would have no voting rights, other than as required by law;

•        shares of Pubco Class B Stock would not be publicly traded and would have voting rights;

•        shares of both classes would have pro rata economics; and

•        the Pubco Board would consist of seven persons, with four directors appointed by Tether and Bitfinex, of which two would be independent; two directors appointed by SoftBank, of which one would be independent; and the seventh director being the chief executive officer of Pubco.

On the same day, CEP sent Skadden an alternative structure for the Pubco Stock providing that:

•        all Pubco shareholders would hold shares of Pubco Class A Stock;

•        all shares of Pubco Class A Stock would have equal economic rights and one vote per share;

•        Tether, Bitfinex and SoftBank would each hold an equal number of shares of Pubco Class B Stock for each share of Pubco Class A Stock that they owned; and

•        Pubco Class B Stock would have voting rights but no economics.

The parties discussed both proposals through various email exchanges and conference calls and thereafter, the parties decided to combine these two proposals and agreed that:

•        All Pubco shareholders would hold shares of Pubco Class A Stock which would have equal economics but no voting rights, other than as required by law;

•        Tether, Bitfinex and SoftBank would also each hold one share of Pubco Class B Stock for each share of Pubco Class A Stock that they owned; and

•        Pubco Class B Stock would have full voting rights but no economics.

On March 17, 2025, Skadden informed EGS that Tether would accept (i) the CEP Board having the ability to change its recommendation to CEP Shareholders to vote in favor of the Proposals for certain intervening events between the signing of the Business Combination Agreement and the Meeting and (ii) consistent with the exclusion in the definition of Material Adverse Effect, and for similar reasons, the definition of “intervening event” under the Business Combination Agreement, to exclude any change in the price of Bitcoin.

On March 18, 2025, Skadden sent S&C proposed transaction mechanics and a steps plan relating to the signing of the Business Combination Agreement and the closing of the Transactions, which included that (i) Tether would purchase a fixed number of Bitcoin or a certain dollar amount of Bitcoin in contemplation of SoftBank’s investment prior to signing, (ii) SoftBank and Tether would enter into a purchase and sale agreement for SoftBank to reimburse Tether for such purchases and (iii) Tether would transfer ownership of such Bitcoin to SoftBank. The proposal also addressed options regarding the custody of such purchased Bitcoin prior to Closing. Skadden also included in this document, Tether’s proposed governance structure for Pubco.

On March 18, 2025, management of CEP provided the CEP Board with a presentation prepared by CF&Co. which included information that was presented at the special meeting of the CEP Board on March 10, 2025, as updated based on changes to the Transactions since its initial presentation.

Additionally on March 18, 2025, representatives of CEP, Tether, CF&Co., SoftBank, Skadden, EGS and S&C had a meeting to discuss Pubco’s proposed operations at the closing of the Business Combination, applicable Nasdaq listing requirements, the proposed states of incorporation for the various entities involved in the Business Combination and the proposed board structure of Pubco.

Between March 19, 2025 and March 30, 2025, through various email exchanges and meetings, representatives of Tether, SoftBank and CF&Co. discussed the executive compensation for the Executive Officers.

After further discussions on March 19, 2025 and March 25, 2025, the Sponsor, CF&Co. and Tether agreed that (i) in return for acting as the exclusive placement agent for the April PIPE Investments, CF&Co. would be entitled to receive a cash fee equal to 0.5% of the value of the 31,500 Bitcoin contributed to the Company by Tether and Bitfinex (as valued in accordance with the Business Combination Agreement) and 0.5% of the aggregate amount funded in the April PIPE Investments and (ii) the Sponsor would be entitled to (a) retain shares received pursuant to its anti-dilution protection in the CEP Memorandum and Articles and (b) exchange a number of such shares once they are exchanged with shares of Pubco Class A Stock in the CEP Merger, for Convertible Notes in amount equal to 1.5% of the 31,500 Bitcoin contributed to the Company by Tether and Bitfinex and 1.5% of the aggregate amount received by Pubco and CEP in the April PIPE Investments. Following such agreement, the Sponsor and EGS revised the Sponsor Support Agreement and drafted the Securities Exchange Agreement and provided drafts of such agreements to Skadden and S&C on March 29, 2025 and March 30, 2025, respectively. From March 30, 2025 to April 22, 2025, the parties continued to negotiate the consideration to be received and retained by the Sponsor and the fees to be paid to CF&Co., and exchange drafts of the Sponsor Support Agreement and Securities Exchange Agreement. The final terms of that negotiation were reflected in the executed Sponsor Support Agreement and the form of Securities Exchange Agreement included therein and in the PIPE Engagement Letter, which are further described in the sections of this proxy statement/prospectus entitled “Related Agreements.”

On March 21, 2025, Skadden provided the first draft employment term sheet to Fenwick and the Chief Executive Officer. The employment term sheet for the Chief Executive Officer, among others, provided terms relating to at-will employment, position, start date, base salary, annual bonus opportunities, equity awards, severance arrangements, vacation entitlements and other benefits and perquisites. From March 21, 2025 to April 22, 2025, representatives from Tether, Skadden, SoftBank, and S&C engaged in a series of negotiations and discussions with the Chief Executive Officer and Fenwick.

On March 20, 2025, EGS sent Skadden a revised draft of the Business Combination Agreement. The main changes in this draft included updates to (i) the number of Bitcoin to be contributed to the Company by Tether and SoftBank at the Closing, increasing the total number of Bitcoin contributed by Tether and Bitfinex to 21,000, (ii) the structure of the April PIPE Investments, so that it would cover both the Convertibles Notes PIPE and the April Equity PIPE, (iii) the financial statements the Company and Pubco that are to be provided to CEP between signing and the Meeting, and (iv) the CEP Board’s ability to change its recommendation to vote in favor of the Proposals for certain intervening events. On March 26, 2025, EGS sent Skadden an incremental draft of the Business Combination Agreement to include, among other things, a few changes to the CEP Board’s ability to change its recommendation to CEP Shareholders to vote in favor of the Proposals.

On March 21, 2025, CF&Co. provided EGS and Skadden an initial draft of the investor presentation for the April Equity PIPE.

From March 22, 2025 to April 1, 2025, CF&Co., Tether and SoftBank negotiated the terms and structure of SoftBank’s investment in the Company, including whether SoftBank would contribute any Bitcoin to the Company or if SoftBank would buy shares of Pubco Stock from Tether immediately after Closing. Representatives of Tether and SoftBank agreed that Tether would purchase an additional 10,500 Bitcoin and contribute such Bitcoin to the Company pursuant to the Contribution Agreement, and SoftBank would purchase certain shares of Pubco Stock from Tether immediately after completion of the Transactions pursuant to the terms of the SoftBank Purchase Agreement, resulting in a total investment by SoftBank of approximately $1 billion and SoftBank obtaining its ownership percentage based on the formula set forth therein.

On March 25, 2025, the CEP Board and the CEP Audit Committee held a meeting to review CEP’s annual report on Form 10-K for the year ended December 31, 2024 and the financial statements included therein. In addition to a quorum of the CEP Board, the meeting was attended by executive and non-executive officers of CEP, who provided the CEP Board with an update on the proposed Business Combination, including the proposed timing and the then current transaction structure. No materials regarding the Company or the Business Combination were provided to the CEP Board at this meeting. Members of CEP management also informed the CEP Audit Committee that CEP would seek approval from the CEP Audit Committee regarding the execution of the Engagement Letters once they were negotiated with Tether and SoftBank and their counsel.

Further, on March 25, 2025, S&C sent Skadden and EGS comments from SoftBank to the Business Combination Agreement, the Lock-Up Agreement and the Amended and Restated Registration Rights Agreement. The comments to the Business Combination Agreement were primarily about providing SoftBank with additional consent rights. The comments in the Lock-Up Agreement were to include that if the lock-up restrictions applicable to Tether are modified in any way, then the corresponding lock-up restrictions applicable to SoftBank would be adjusted in the same manner. The comments in the Amended and Restated Registration Rights Agreement were primarily related to the ownership thresholds and number of demand registrations available to holders of Pubco registrable securities, the ownership thresholds to request an underwritten offering and the expansion of shelf registration rights for SoftBank. On the same day, CEP sent Skadden an initial draft of the PIPE Engagement Letter.

On March 31, 2025, Skadden sent EGS a revised draft of the Business Combination Agreement and shared the same draft with S&C on April 1, 2025. This draft incorporated certain comments received from S&C, updated the structure to account for Pubco having two classes of shares and SoftBank not contributing any Bitcoin to the Company and only purchasing shares of Pubco Stock from Tether after the Closing, added a clarification that a Material Adverse Effect did not include changes in the price or trading volume of Bitcoin and limited the CEP Board’s ability to change its recommendation to CEP Shareholders to vote in favor of the Proposals.

Further on March 31, 2025, Skadden sent EGS and S&C a revised high level steps plan and governance structure for the proposed Business Combination, which reflected the revised structure under which SoftBank would not contribute any Bitcoin to the Company and would only be purchasing shares of Pubco Stock from Tether after the Closing.

Additionally, on March 31, 2025, representatives of the Company and CF&Co. held a conference call to prepare for the launch of the marketing process for the April PIPE Investments, including to discuss investor outreach and targeting, including the use of the investor presentations prepared by CF&Co. for those conversations.

On March 31, 2025 and April 1, 2025, the parties and their respective counsel had many meetings and e-mail correspondence to finalize the outstanding material business points with respect to the Business Combination in preparation for the launch of the wall cross process for the April PIPE Investments on April 2, 2025. At that time, the primary understanding among the parties included that: (i) SoftBank would be a party to the Business Combination Agreement for certain limited protections and have consent rights over amendments to certain other Ancillary Agreements, (ii) CEP would pay 100% of the transaction related fees of Nasdaq and the SEC (iii), there would be a mechanism to determine the purchase price for the shares of Pubco Stock to be purchased by SoftBank from Tether, and (iv) a Material Adverse Effect under the Business Combination Agreement would exclude a change in the price or trading volume of Bitcoin. Additionally, the parties agreed on certain limitations to the CEP Board’s ability to change its recommendation to CEP Shareholders on how to vote with respect to the Business Combination and that the CEP Board would be permitted to advise CEP Shareholders with respect to their redemption rights in certain situations.

On April 2, 2025, CF&Co. launched the marketing process for the April PIPE Investments, and over the period of April 2, 2025 to April 22, 2025, CF&Co. conducted investor outreach, wall-crossed investors, the Executive Officers and CF&Co. held investor meetings and CF&Co. engaged in substantive discussions about the proposed financing terms.

Also on April 2, 2025, Skadden delivered the first draft of the employment term sheet to the Chief Financial Officer. The employment term sheet for the Chief Financial Officer, among others provide terms relating to at-will employment, position, start date, base salary, annual bonus opportunities, equity awards, severance arrangements, vacation entitlements and other benefits and perquisites. From March 31, 2025 to April 22, 2025, representatives from Tether, Skadden, SoftBank, and S&C engaged in a series of negotiations and discussions with the Chief Financial Officer.

Additionally on April 2, 2025, Skadden sent EGS and S&C revised drafts of the Security Agreement, Indenture and form of Convertible Notes Subscription Agreement, and EGS sent Skadden and S&C the initial draft of the form of April Equity PIPE Subscription Agreement (the Convertible Notes Subscription Agreements, the Indenture, the Security Agreement and the April Equity PIPE Subscription Agreements, collectively, the “April PIPE Documents”). From April 2, 2025 to April 4, 2025, CEP, EGS, Skadden and S&C exchanged drafts of the April PIPE Documents and had meetings among the parties to finalize the April PIPE Documents. The initial drafts of the April PIPE Documents were finalized on April 4, 2025 and were uploaded in the data room for prospective investors in the April PIPE Investments on April 5, 2025.

From April 10, 2025 to April 22, 2025, CF&Co. received indications of interest and comments on the April PIPE Documents from prospective April PIPE Investors, which were shared with all the parties. During this time, the parties negotiated the terms of the April PIPE Documents with the prospective April PIPE Investors, including the addition of the Option. The April PIPE Documents were finalized on April 22, 2025 and on April 22, 2025, the parties agreed on the allocations to the April PIPE Investors.

Between April 2, 2025 and April 22, 2025, CEP, Tether, SoftBank and their respective advisors had various meetings to discuss and exchanged drafts, and negotiated the final terms, of the Business Combination Agreement and the Ancillary Agreements. During this time, the parties negotiated and resolved all open items in the Business Combination Agreement, the Ancillary Agreements and the Engagement Letters. The remaining main points that were resolved included the CEP Board’s ability to change its recommendation to CEP Shareholders to vote in favor of the Proposals, the right of the CEP Board to advise CEP Shareholders regarding their redemption rights, that changes in the price or trading volume of Bitcoin are excluded from being a Material Adverse Effect, the structuring of the Mergers and related tax treatment, the consideration to be received by the Sponsor and CF&Co., the terms of the Engagement Letters and the consent rights of SoftBank. The parties also continued to discuss the scope of Pubco’s operations and the relevant Nasdaq listing requirements that may apply. During this time, Skadden provided EGS and S&C with an initial draft of the Governance Term Sheet, to be appended to the Business Combination Agreement, which summarized the agreement between SoftBank and Tether on the terms of Pubco Stock and the framework of Pubco’s corporate governance rules.

On April 5, 2025, April 8, 2025 and April 16, 2025, the officers of CEP provided the CEP Board with updates on the status of the negotiations of the Business Combination and the then current versions of the Business Combination Agreement and Ancillary Agreements.

On April 16, 2025, as a result of ongoing structuring discussions among Skadden, EGS and S&C, the parties determined to further modify the structure of the Business Combination, which steps were finalized between April 17, 2025 and April 20, 2025. The parties concluded that (i) CEP would remain a Cayman Islands company through Closing, (ii) CEP Merger Sub would be a Cayman entity and formed by Pubco, (iii) CEP would form the CEP Subsidiaries after signing the Business Combination Agreement and prior to Closing, and (iv) the Company would be a Delaware limited liability company. On April 16, 2025 and April 17, 2025, Skadden and Tether’s local counsel in the Cayman Islands, Appleby (Cayman) Ltd, took a series of actions to effectuate the changes to the corporate structure.

On April 17, 2025, the CEP Board held a special meeting, which was attended by non-executive officers of CEP and representatives of CF&Co., and which was also attended in part by representatives from Maples & Calder (Cayman), LLP, CEP’s local counsel in the Cayman Islands. In advance of the meeting, in addition to the latest drafts of the Business Combination Agreement and certain of the Ancillary Agreements that had been provided to the CEP Board, CF&Co., in its capacity as financial advisor to CEP, provided the CEP Board with a presentation that included a summary of and other information relating to the Transactions and the market valuations and information presented under the section titled “Comparable Company Analysis.” The CEP Board, with the assistance of its financial and legal advisors, discussed and reviewed the Business Combination, including the then current terms and conditions of the Business Combination Agreement and the Ancillary Agreements, the potential benefits of, and risks relating to, the Business Combination, the reasons for entering into the Business Combination Agreement, the proposed timeline for entering into the definitive transaction agreements and announcing the Business Combination, and related fiduciary duties (including with respect to the limitations on the ability of the CEP Board to changes its recommendation to CEP Shareholders to vote in favor of the Proposals as further described herein), and conflicts of interest of Cantor and its affiliates and the officers and directors of CEP with respect to the Business Combination.

On April 19, 2025, April 21, 2025 and April 23, 2025, the officers of CEP provided the CEP Board with (i) various updates on the status of the negotiations of the Business Combination Agreement and certain of the Ancillary Agreements and any changes to the structure of the Transactions, (ii) current drafts and then final versions of the Business Combination Agreement and certain of the Ancillary Agreements, (iii) the final version of the presentation prepared by CF&Co. and presented at the meeting of the CEP Board on April 17, 2025, and (iv) updates on the expected timeline to signing. The officers of CEP provided the CEP Audit Committee with a draft and then the final versions of the Engagement Letters.

On April 22, 2025, by unanimous written consent, the CEP Board unanimously approved the Business Combination and the other Transactions, the entry into the Business Combination Agreement and the Ancillary Agreements to be executed by CEP and recommended that the CEP Shareholders vote “FOR” the Business Combination Proposal. See “— CEP Board’s Reasons for the Approval of the Business Combination” for additional information related to the factors considered by the CEP Board in approving the Business Combination.

Additionally, on April 22, 2025, by unanimous written consent, the CEP Audit Committee unanimously approved the entry into the Business Combination Agreement and the Transactions and each of the Ancillary Agreements that included CEP and either the Sponsor or CF&Co. as parties and certain other matters.

On April 22, 2025, by unanimous written consent the respective boards of Tether, Bitfinex, Pubco, the Company and CEP Merger Sub approved the Business Combination and the other Transactions, the entry into the Business Combination Agreement and the Ancillary Agreements to be executed by each of them.

On April 22, 2025, CEP, Pubco, the Company, SPAC Merger Sub, Tether, Bitfinex and SoftBank executed the Business Combination Agreement. Concurrently with the execution of the Business Combination Agreement, (i) CEP, Pubco and the Sponsor entered into the Sponsor Support Agreement, (ii) CEP and Pubco entered into each of the April Equity PIPE Subscription Agreements and Convertible Notes Subscription Agreements, (iii) CEP, Pubco and CF&Co. entered into the PIPE Engagement Letter, (iv) CEP and CF&Co. entered into the M&A Engagement Letter, (v) the Company, Tether and Bitfinex entered into the Contribution Agreement, (vi) Tether and SoftBank entered into the SoftBank Purchase Agreement, and (vii) Tether, Bitfinex and SoftBank entered into the Governance Term Sheet. On the same day, Pubco, the Company and CEP delivered to their counterparties their respective disclosure schedules with respect to the Business Combination Agreement. See “— Related Agreements” for additional information.

Further, on April 22, 2025 the Chief Executive Officer, Chief Financial Officer, Tether, SoftBank, Skadden, Fenwick and S&C reached agreement on the final forms of the employment term sheets for the Executive Officers, and the relevant parties entered into the term sheets. Pursuant to the final term sheets, Pubco agreed to enter into a definitive employment agreement with each of the Chief Executive Officer and Chief Financial Officer, reflecting the terms agreed upon in the term sheets. In addition, Pubco agreed to (i) grant stock options to the Chief Executive Officer and Chief Financial Officer respectively to purchase certain number of shares of Pubco Class A Stock, and (ii) grant certain number of restricted stock units of Pubco to the Chief Executive Officer and the Chief Financial Officer, each subject to the terms and conditions of a stock incentive plan to be adopted by Pubco and the terms of the applicable award agreements. Furthermore, the final term sheets for both the Chief Executive Officer and the Chief Financial Officer provide that, if the Business Combination Agreement is terminated, the term sheets will be deemed void, ab initio, as of the date of such termination.

On April 23, 2025, the parties issued a joint press release announcing the execution of the Business Combination Agreement, and CEP filed a Form 8-K with the SEC that included a copy of such press release and the investor presentations for the April PIPE Investments.

On April 28, 2025, CEP filed a Form 8-K with the SEC that included a copy of the executed Business Combination Agreement, the forms or copies of the other Ancillary Agreements and the forms of the Convertible Notes Subscription Agreement and the April Equity PIPE Subscription Agreement.

Events Subsequent to the Signing of the Business Combination Agreement and Other Agreements

In accordance with the terms of the Business Combination Agreement, within ten (10) Business Days of the execution of the Business Combination Agreement Tether purchased the Initial PIPE Bitcoin, amounting to 4,812.220927 Bitcoin for an aggregate purchase price of $458,700,000, being equal to the aggregate gross cash proceeds of the Convertible Notes PIPE and the April Equity PIPE less a holdback of $52,000,000.

On May 8, 2025, Skadden shared an initial draft of the Governance Agreement with S&C, to be entered into between Tether, Bitfinex, SoftBank and Pubco, with respect to the corporate governance of Pubco, including board and committee practices. The terms of the Governance Agreement were built on the Governance Term Sheet.

On May 22, 2025, management of CEP advised the CEP Board and the CEP Audit Committee of the status of the Option, that CEP and Pubco were preparing to launch the process for another PIPE and that as a result of the exercise of the Option and another PIPE, it would be necessary to amend the Sponsor Support Agreement, PIPE Engagement Letter and form of Securities Exchange Agreement.

On May 22, 2025, the Option Period under the Convertible Notes PIPE Subscription Agreements expired and certain Convertible Note Investors and the Sponsor exercised the Option in full. On that same date, the Sponsor entered into a subscription agreement with Pubco and CEP to purchase $12,791,000 of Convertible Notes.

Within ten (10) Business Days of the expiration of the Option Period, Tether purchased 917.47360612 Bitcoin for an aggregate purchase price of $99,500,000, being equal to the gross proceeds of the Option Convertible Notes less a holdback of $500,000.

On June 4, 2025, CEP management provided an update to the CEP Board and CEP Audit Committee regarding the June Equity PIPE.

On June 4, 2025, CF&Co. launched the marketing process for the June Equity PIPE. From June 4, 2025 to June 17, 2025, CF&Co. conducted investor outreach, wall-crossed investors, the Executive Officers and CF&Co. held investor meetings and CF&Co. engaged in substantive discussions about the proposed financing terms.

On June 16, 2025, CEP management provided an update to the CEP Board and CEP Audit Committee regarding the finalization of the June Equity PIPE and provided the CEP Board and the CEP Audit Committee of the form of June Equity PIPE Subscription Agreement and the then current forms of the Sponsor Support Agreement Amendment, PIPE Engagement Letter Amendment and form of Securities Exchange Agreement.

On June 17, 2025, by unanimous written consent, the CEP Board approved the entry into the June Equity PIPE Subscription Agreements, the Sponsor Support Agreement Amendment and the PIPE Engagement Letter Amendment, and the CEP Audit Committee approved the entry into the Sponsor Support Agreement Amendment and the PIPE Engagement Letter Amendment.

On June 19, 2025, CEP and Pubco entered into the June Equity Subscription Agreements with certain investors, pursuant to which such investors agreed to purchase, and CEP agrees to issue, an 7,857,143 CEP Class A Ordinary Shares for an aggregate purchase price of $165 million ($21.00 per share), of which 676,191 June Equity PIPE Shares will be purchased for 132.9547 Bitcoin, and 7,180,952 June Equity PIPE Shares will be purchased for cash.

On June 20, 2025, CEP filed a Form 8-K with the SEC that included a form of the June Equity PIPE Subscription Agreement.

In connection with the June Equity PIPE, the parties amended various Ancillary Agreements. On June 23, 2025, Tether and SoftBank amended and restated the SoftBank Purchase Agreement to (i) revise the formula to calculate the number of shares of Pubco Stock that SoftBank will acquire from Tether at Closing and (ii) revise the formula thereunder to calculate the purchase price which SoftBank will pay to Tether for such shares of Pubco Stock, so as to, among other things, account for the June PIPE Bitcoin to be purchased by Tether and sold to Pubco.

On June 24, 2025, Tether, Pubco, SoftBank and CEP entered into the June PIPE Bitcoin Sale and Purchase Agreement, pursuant to which Tether agreed to purchase a number of Bitcoin equal to $147.5 million, being the aggregate gross cash proceeds of the June Equity PIPE less a holdback of $3.3 million, by no later than July 3, 2025. At Closing, and upon the funding of the June Equity PIPE, Pubco shall purchase from Tether the June PIPE Bitcoin for an aggregate price equal to the June PIPE Net Proceeds.

On June 25, 2025, CEP, Pubco and the Sponsor entered into the Sponsor Support Agreement Amendment, pursuant to which the Sponsor agreed that it may forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares pursuant to the anti-dilution provisions of the CEP Memorandum and Articles pursuant to the formula set forth therein, and amended the form of Securities Exchange Agreement to be entered into by the Sponsor and Pubco immediately after the Closing to modify the formula of the number of Exchange Shares that the Sponsor will exchange for the Exchange Notes. On the same day, CEP, Pubco and CF&Co. entered into the PIPE Engagement Letter Amendment, pursuant to which the parties amended the formula for determining the number of Engagement Letter Notes, if any, that CF&Co. will receive at Closing and agreed that CF&Co. would receive a cash fee equal to 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE.

On June 27, 2025, CEP filed a Form 8-K with the SEC that included a form of the Sponsor Support Agreement Amendment (with a revised Securities Exchange Agreement as an exhibit), the June PIPE Bitcoin Sale and Purchase Agreement and the amended and restated SoftBank Purchase Agreement entered into on June 23, 2025.

On July 16, 2025, CEP filed a Current Report on Form 8-K reporting that in accordance with the June PIPE Bitcoin Sale and Purchase Agreement, Tether has purchased 1381.15799422 Bitcoin for an aggregate purchase price of approximately $147.5 million and an average price per Bitcoin of $106,794.44.

On July 26, 2025, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement, which amends the Business Combination Agreement, among other things, to provide that the Additional PIPE Bitcoin Purchase Price used to determine the value of Tether’s contribution of the Additional PIPE to Pubco at the Closing and the number of shares of Pubco Class A Stock and Pubco Class B Stock to be issued to Tether at the Closing in exchange for the sale of the Additional PIPE Bitcoin by Tether to Pubco shall be based on the Signing Bitcoin Price of $84,863.57, rather than on the aggregate amount Tether paid to purchase the Additional PIPE Bitcoin. On July 29, 2025, CEP filed a Form 8-K with the SEC that included a copy of the executed Amendment No. 1 to the Business Combination Agreement.

CEP Board’s Reasons for Approval of the Business Combination

The CEP Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CEP Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the CEP Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Before reaching its decision, the CEP Board reviewed the information provided to it by its management, representatives of the Sponsor and CEP’s legal and financial advisors, including the analyses prepared by CF&Co., in its capacity as financial advisor to CEP, as further described in the section entitled “The Business Combination Proposal — CEP Board’s Reasons for Approval of the Business Combination — Comparable Company Analysis” below.

Neither the CEP Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether to pursue the terms of the Business Combination (including the consideration to be received by CEP Shareholders and members of Twenty One). Among other items, CF&Co. and the CEP Board reviewed the Comparable Company Analysis prepared by CF&Co. utilizing information provided by Pubco and publicly available information, as further described below, all of which helped form the basis for CF&Co.’s analysis and which the CEP Board used in its review and approval of the terms of the Business Combination (including the consideration to be received by CEP Shareholders and members of Twenty One). The independent directors of the CEP Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated CEP Shareholders to negotiate the terms of the Business Combination and/or prepare a report concerning the approval of the Business Combination.

The CEP Board determined that pursuing a potential business combination with Pubco and Twenty One would be an attractive opportunity for CEP and the CEP Shareholders, which determination was based on a number of factors including, but not limited to, the following:

•        Pubco’s Initial Bitcoin Holdings.    Based on the amount of Bitcoin owned by other companies as of the date of signing of the Business Combination Agreement, Pubco expected to launch with the third largest corporate Bitcoin holdings of at least 42,000 Bitcoin at Closing (which was subsequently increased to at least 43,500 as a result of the purchase of the June PIPE Bitcoin and the agreed contribution of the June In-Kind PIPE Bitcoin). This includes (i) the 31,500 Bitcoin that Tether and Bitfinex have agreed to contribute to Twenty One at Closing, (ii) the Initial PIPE Bitcoin that Tether had agreed to purchase within 10 business days of signing the Business Combination Agreement in an amount equal to $458.7 million, which Bitcoin will be sold to Pubco at Closing using the net proceeds of the PIPE Investments at the price paid by Tether to purchase such Bitcoin (as of the date hereof, Tether has purchased 4,812.220927 Bitcoin for $458.7 million), (iii) the Option PIPE Bitcoin that Tether had agreed to purchase within ten (10) business days of the end of the Option Period in the event the Convertible Note Investors exercise the Option, in amount equal to 99.5% of the principal amount of the Option Notes, which Bitcoin will be sold to Pubco at Closing using the net proceeds of the PIPE Investments at the price paid by Tether to purchase such Bitcoin (as of the date hereof, Tether has purchased 917.47360612 Bitcoin for $99.5 million), (iv) the 347.62 Bitcoin that certain April Equity

PIPE Investors have agreed to contribute at Closing in the April Equity PIPE, and (v) the Additional PIPE Bitcoin that Tether has agreed to sell to Pubco immediately after Closing to ensure that Pubco owns at least 42,000 Bitcoin upon Closing.

•        Pubco’s Planned Operations and Strategy.    Pubco considers itself a Bitcoin company built by “Bitcoiners for Bitcoiners,” with plans to promote global adoption of Bitcoin as a treasury reserve asset, explore ways to creatively leverage its Bitcoin and prioritize long-term value creation for holders of Pubco Class A Stock. Pubco’s business plan is to (i) strategically accumulate Bitcoin, actively manage its Bitcoin holdings subject to market conditions and other factors and issue debt or equity securities or other capital raising transactions in the short- to medium-term with the objective of generating proceeds to be used for the purchase of Bitcoin and other operating expenses, (ii) accelerate Bitcoin adoption and literacy at both institutional and retail levels through creating, licensing and producing educational content regarding Bitcoin, and (iii) in the future, provide Bitcoin related financial and advisory services.

•        Bitcoin as an Attractive Asset Class.    Bitcoin is a finite asset with a limited supply of 21 million total Bitcoin, which creates scarcity and positions Bitcoin as a hedging asset against inflationary pressures. With the current U.S. administration viewed as strongly pro-crypto, regulatory clarity in the United States in a pro-crypto manner is more likely, which may increase institutional adoption of Bitcoin and help drive the price of Bitcoin higher. Bitcoin has been a superior performing asset since 2020. As a result, Pubco believes that now is an attractive time for corporations to embrace Bitcoin as an asset, unlocking long-term value and a competitive edge through early adoption.

•        Initial Net Asset Value of Pubco’s Bitcoin.    The 31,500 Bitcoin to be contributed by Tether and Bitfinex in the Contribution at the Closing are valued pursuant to the Business Combination Agreement at approximately $2.67 billion, or $84,863.57 per Bitcoin, and the April Equity PIPE Investors have agreed to contribute 347.62 Bitcoin at the closing of the Equity PIPE at $84,863.57 per Bitcoin. The CEP Board considered the net asset value of the 31,500 Bitcoin to be contributed by Tether and Bitfinex in the Contribution at the Closing at $84,863.57 per Bitcoin and that the share price of Pubco Class A Stock after Closing is likely to be highly correlated to the price of Bitcoin and any increase in price of Bitcoin above this net asset value should lead to appreciation of Pubco Class A Stock. As part of this review, the CEP Board considered the potential impact of the price of Bitcoin and the illustrative enterprise value to Bitcoin market value multiple on Pubco’s share price. See the risk factor entitled “The trading price of CEP Class A Ordinary Shares between the time of the Business Combination Agreement and Closing and the trading price of Pubco Class A Stock after Closing are likely to be highly correlated to the price of Bitcoin which is volatile and can rise and fall rapidly and quickly and there is no guarantee that the price of Bitcoin will be greater than the Signing Bitcoin Price at Closing or higher than the redemption price that Public Shareholders would have received if they redeemed their Public Shares” for an illustration.

•        Ownership of Pubco.    Pubco will be majority owned by Tether, the world’s largest stablecoin issuer, and Bitfinex, one of the longest active cryptocurrency exchanges, with significant minority ownership from SoftBank, one of the world’s leading technology investment companies. The backing of these investors provides support to Pubco’s mission and operations. The CEP Board considered that such parties expected to continue to hold their shares of Pubco Stock due to their large investments in Pubco, that their shares of Pubco Stock will be locked-up in accordance with the Lock-Up Agreements and will be further restricted under federal securities laws, that they will control management of Pubco due to their holding of shares of Pubco Class B Stock and Tether’s long-term plan for Pubco.

•        Pubco Management.    Pubco will be led by chief executive and president Jack Mallers. Mr. Mallers is a cryptocurrency entrepreneur and an advocate for its adoption by institutions, corporations and governments. Mr. Mallers will help establish Pubco in the public markets and will continue to advocate for Bitcoin through multiple channels. Steve Meehan will lead the finance role and brings years of public company CFO experience and will drive Pubco’s active Bitcoin treasury management and other business strategies.

•        Relationship with Tether.    Pubco will be majority owned and controlled by Tether and Bitfinex, which are affiliates of each other. Tether has agreed to provide services to Pubco on an ongoing basis pursuant to the Services Agreement. The ongoing support of Tether is important for Pubco to implement its business plan.

•        Involvement of the April PIPE Investors.    The CEP Board considered that the agreement of the April PIPE Investors in the April PIPE Investments (including the Exchange Notes and Engagement Letter Notes to be received by the Sponsor and CF&Co.) to invest an aggregate of $585.0 million (including the Option of the Convertible Note Investors to invest an additional $100 million) in CEP and Pubco at Closing was a validation of Pubco’s valuation and future prospects.

•        Market Acceptance of Bitcoin Treasury Companies.    The CEP Board considered how companies with large Bitcoin treasuries have traded in the public markets and, as a result, how the shares of Pubco Class A Stock may trade in the markets after Closing. See the section entitled “The Business Combination Proposal — CEP Board’s Reasons for Approval of the Business Combination — Comparable Company Analysis” below for additional information regarding these other companies.

•        Attractive Valuation.    The CEP Board’s determination that if (i) Pubco achieves a trading multiple similar to the trading multiples of other companies with large Bitcoin holdings and (ii) the price of Bitcoin maintains its current value or increases over time, then CEP Shareholders will have acquired their shares in Pubco at an attractive valuation.

•        Terms and Conditions of the Business Combination Agreement.    The terms and conditions of the Business Combination Agreement and the Business Combination were, in the opinion of the CEP Board, the product of arm’s-length negotiations between the parties.

•        Redemption Option.    The right of CEP Shareholders to redeem their Public Shares in connection with the Closing as further described herein, which decision may be based on, among other things, the price of Bitcoin and the trading price of CEP Class A Ordinary Shares between signing and the date the election to redeem must be made.

In the course of its deliberations, in addition to the various other risks associated with the business of Pubco, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the CEP Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•        Bitcoin and the Volatility of the Price of Bitcoin.    Bitcoin is still an emerging asset and is not yet a mainstream investment for most institutions and people. In addition, while Bitcoin has been a well performing asset over the long term in the last five (5) years, the price of Bitcoin is volatile and can rise and fall rapidly and quickly. As a result, there is no guarantee that the price of Bitcoin will continue to rise or that the price of Bitcoin will be at least equal to the net asset value of the Bitcoin to be held by Pubco at Closing. For more information, see the risk factors entitled “The trading price of CEP Class A Ordinary Shares between the time of the Business Combination Agreement and Closing and the trading price of Pubco Class A Stock after Closing are likely to be highly correlated to the price of Bitcoin which is volatile and can rise and fall rapidly and quickly and there is no guarantee that the price of Bitcoin will be greater than the Signing Bitcoin Price at Closing or higher than the redemption price that Public Shareholders would have received if they redeemed their Public Shares.”, “We may suffer losses due to abrupt and erratic market movements.” and “Our Bitcoin acquisition strategy exposes us to various risks associated with Bitcoin.”

•        Net Asset Value of Pubco’s Bitcoin.    As noted above, the initial net asset value of the 31,500 Bitcoin to be contributed in the Contribution is $84,863.57 per Bitcoin, valued as of signing, and the CEP Board considered that the share price of Pubco Class A Stock after Closing is likely to be highly correlated to the price of Bitcoin. As a result, any decrease in the price of Bitcoin could result in a decrease in the share price of Pubco Class A Stock after Closing, and may also lead to a decrease in the share price of CEP between the date of the execution of the Business Combination Agreement and the Closing. If the price of Bitcoin at Closing is less than this net asset value, then any CEP Shareholders who choose not to redeem may receive shares of Pubco Class A Stock that are worth less than the redemption price they would have received if they redeemed their Public Shares. As part of this review, the CEP Board considered the potential impact of the price of Bitcoin and the illustrative enterprise value to Bitcoin market value multiple on Pubco’s share price. See the risk factor entitled “The trading price of

CEP Class A Ordinary Shares between the time of the Business Combination Agreement and Closing and the trading price of Pubco Class A Stock after Closing are likely to be highly correlated to the price of Bitcoin which is volatile and can rise and fall rapidly and quickly and there is no guarantee that the price of Bitcoin will be greater than the Signing Bitcoin Price at Closing or higher than the redemption price that Public Shareholders would have received if they redeemed their Public Shares” for an illustration.

•        Limited Right of the CEP Board to Change its Recommendation.    As part of the negotiation of the Business Combination Agreement, CEP agreed that the CEP Board would not be permitted to change its recommendation to CEP Shareholders that they vote in favor of the Proposals in certain circumstances, including as a result in the decrease in the price or trading volume of Bitcoin, although the CEP Board will be permitted to recommend that CEP Shareholders redeem their CEP Class A Ordinary Shares in such a situation. See the risk factor entitled “The Business Combination Agreement includes a requirement that the CEP Board will not change its recommendation that CEP Shareholders vote in favor of the CEP Shareholder Approval Matters, except in limited situations.

•        Macroeconomic Risks Generally.    Macroeconomic uncertainty, including the potential impact of the potential tariffs to be instituted by the United States government, and the effects they could have on the price of Bitcoin and Pubco’s potential financial performance.

•        Regulatory Risks with respect to Bitcoin.    Government regulation of cryptocurrencies is evolving and changes in regulation, including tax policy or as a result of any change in administrations or regulators following any future elections, could impact the value of Bitcoin and the value of Pubco.

•        Competition in Pubco’s Industry.    Due to the premium to net asset value of Bitcoin owned of other public companies that are pursuing Bitcoin treasury strategies, many other parties have sought and will continue to seek to follow and adopt such strategies. This increased number of companies could make it more difficult or expensive for Pubco to, among other things, pursue its strategy of raising funds through public offerings of securities to purchase more Bitcoin for its corporate treasury.

•        Risks in Pubco’s Business Plan, which Business Plan May Not be Achieved.    Pubco does not have significant operations prior to Closing to evaluate. Pubco may not be successful in building its Bitcoin holdings or in building the ancillary Bitcoin related financial services it intends to launch as it builds its Bitcoin holdings. Further, Pubco’s other businesses may not generate sufficient cash flows to cover all of Pubco’s expenses. In addition, Pubco may encounter unforeseen expenses, difficulties, complications, delays and other unknown events that may cause its costs to exceed its expectations.

•        Management Team of Pubco.    Pubco’s chief executive officer does not have experience managing a public company. Further, Pubco will have limited employees and will be relying on services from Tether, which also does not have experience operating a public company. There are no assurances that Pubco will be able to successfully put in place the financial, operational, legal and managerial resources necessary to perform the functions of a public company.

•        No Fairness Opinion/Valuation.    Twenty One has no operating history and the volatile nature of the price of Bitcoin makes it difficult to evaluate Pubco’s future prospects. Twenty One’s lack of operating history also makes it difficult to accurately forecast its future results of operations, which are subject to numerous uncertainties as further described herein. In addition, CEP did not obtain a fairness opinion (or any similar report or appraisal) in connection with the Business Combination. As a result, there is a risk that the CEP Board may not have properly valued Twenty One’s business.

•        Shares Available for Sale/Lock-Ups.    The shares of Pubco Class A Stock to be issued to (i) the Equity PIPE Investors in exchange for the Equity PIPE Shares and the Sponsor in exchange for the CEP Class A Ordinary Shares issued to the Sponsor in repayment of the Sponsor Loan are not subject to any lock-up, (ii) the Sponsor in exchange for the CEP Private Placement Shares are subject to a 30-day lock-up, and (iii) the Sponsor in exchange for its Founder Shares, Tether and SoftBank in the Company

Merger and the shares sold to SoftBank by Tether are subject to a 6 month lock-up (as such date may be extended to the date of the effectiveness of the Resale Registration Statement), subject to the exceptions described in this proxy statement/prospectus. To the extent not registered pursuant to this proxy statement/prospectus, Pubco is required to register such shares of Pubco Class A Stock promptly after Closing. Pubco is also required promptly after Closing to register the Convertible Notes and the shares of Pubco Class A Stock underlying the Convertible Notes. Upon the registration of such shares of Pubco Class A Stock and upon the expiration of any applicable lock-up, a substantial number of shares of Pubco Class A Stock may become available for sale, which could have a negative impact on Pubco’s share price.

•        Securities Exchange Listing.    The potential inability of Pubco, as a Bitcoin-native company, to obtain an initial listing and maintain the listing of Pubco Class A Stock on Nasdaq or any other securities exchange following the Closing.

•        Closing Conditions.    Completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CEP’s control, such as the funding of the April PIPE Investments (exclusive of the Option) by the April PIPE Investors and completion of the Contribution.

•        CEP Shareholders Holding a Minority Position in Pubco.    CEP Shareholders will hold a minority ownership position in Pubco following completion of the Business Combination, with existing Public Shareholders owning approximately 2.9% of the issued and outstanding shares of Pubco Class A Stock after Closing, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Stock are issued pursuant to the Incentive Plan.

•        Control of Pubco by Tether.    Pubco will have two classes of shares after Closing, with Pubco Class A Stock having no voting rights (except as required by applicable law), until all shares of Pubco Class B Stock are canceled, and Pubco Class B Stock having voting rights. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. CEP Shareholders will receive shares of Pubco Class A Stock in the CEP Merger and only Tether, Bitfinex, SoftBank and their permitted transferees will be permitted to own shares of Pubco Class B Stock. As a result, Pubco will be a controlled company under Nasdaq listing standards after Closing, with most decisions of Pubco being controlled by Tether and other decisions requiring approval of Tether and SoftBank. Accordingly, Public Shareholders will not participate in the governance of Pubco after Closing and will be subject to the decisions of Pubco’s controlling shareholders. If Public Shareholders are unhappy with any decisions made, they will only be able to sell their shares of Pubco Class A Stock, potentially at a loss. For additional information relating to limitations on affiliate transactions, see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”

•        Use of Tether Stablecoin and/or Bitfinex Platform.    Pubco may have opportunities to conduct business in Tether’s stablecoin USDT or transact on Bitfinex’s platform, the benefits of which will inure to Tether and/or Bitfinex, respectively, and not all shareholders equally.

•        Sponsor Incentives.    The Sponsor and its affiliates may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to CEP Shareholders, rather than to liquidate (in which case the Sponsor would lose its entire investment in CEP). In addition, as described elsewhere in this proxy statement/prospectus, the Sponsor and CF&Co. are entitled to consideration or fees that will only be received if the Business Combination is completed. As a result, the Sponsor may have a conflict of interest in determining whether the Business Combination is an appropriate transaction to be consummated by CEP and/or in evaluating the terms of the Business Combination.

•        Relationship of Cantor and its affiliates with Tether and SoftBank.    In addition to the interests of the Sponsor, its affiliates and certain executive officers and directors of CEP in the Business Combination described in the sections entitled “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination,” the CEP Board considered the potential conflicts of interest that Cantor and its affiliates may have as a result of unrelated transactions and agreements they have entered into with Tether and its affiliates (including ownership by an affiliate of Cantor of a convertible note in Tether’s parent company that is convertible into a minority ownership interest in Tether’s parent company), that are unrelated to the Business Combination, pursuant to which Cantor and its affiliates have received fees and other consideration in the past and may continue to receive fees and other consideration in the future. As a result of these other unrelated transactions and agreements, the Sponsor and CF&Co. may be incentivized to complete the Business Combination rather than seek alternative transactions with other parties. In addition, following the Closing, CF&Co. or its affiliates may continue to provide other financial or other services to Pubco, Tether, SoftBank or their respective affiliates.

•        Litigation/CEP Shareholder Actions.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination, including that CEP Shareholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination including those payable to CF&Co.

•        Redemptions.    The risk that a significant number of holders of Public Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to fund Pubco’s business after the Business Combination and reducing Pubco’s public “float” and the liquidity of the trading market for the Pubco Stock upon Closing.

In addition to considering the factors described above, the CEP Board also considered that:

•        Interests of Certain Persons.    The Sponsor, its affiliates and certain executive officers and directors of CEP, as individuals, may have interests in the Business Combination that are in addition to, and that may be different from and may conflict with, the interests of CEP Shareholders (see sections entitled “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination”). CEP’s independent directors on the CEP Audit Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CEP Audit Committee, the Business Combination Agreement and the transactions contemplated therein.

•        Differing Returns.    The Sponsor paid $25,000, or approximately $0.01 per share, for the CEP Founder Shares (of which it currently holds 2,500,000), which such CEP Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $27,000,000, based on the closing price of CEP Class A Ordinary Shares of $10.80 on April 21, 2025, the business day before the CEP Board approved the Business Combination. Such shares will be worthless if a business combination is not consummated. The Sponsor and its affiliates can earn a positive rate of return on their investment even if Public Shareholders experience a negative return following the consummation of the Business Combination. Further, pursuant to the CEP Memorandum and Articles and assuming no redemptions of Public Shares, as the 2,500,000 CEP Class B Ordinary Shares will convert into 7,500,000 CEP Class A Ordinary Shares immediately prior to the CEP Merger, and the Sponsor will exchange a certain number of such additional 5,000,000 shares into Convertible Notes immediately after the Closing pursuant to the Securities Exchange Agreement. The Sponsor will not receive such additional shares or Convertible Notes if the Closing is not consummated. Subsequently, CEP entered into the June PIPE Subscription Agreements and Amendment No. 1 to Sponsor Support Agreement. As a result, the 2,500,000 CEP Class B Ordinary Shares will convert into 9,464,286 CEP Class A Ordinary Shares immediately prior to the CEP Merger (of which 1,419,182 shares will be forfeited by the Sponsor in accordance with the Sponsor Support Agreement), and the Sponsor will exchange 4,630,000 of such additional shares into Convertible Notes immediately after the Closing pursuant to the Securities Exchange Agreement.

After considering the foregoing, the CEP Board concluded, in its business judgment, that the potential benefits to CEP and the CEP Shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Comparable Company Analysis

In connection with its approval of the Business Combination Agreement, the CEP Board considered the illustrative enterprise valuations and the implied value of Bitcoin holdings derived from a group of companies known as Bitcoin Treasury Companies, whose primary business model of acquiring and holding Bitcoin is similar to one of the main aspects of Pubco’s initial business upon the Closing. These metrics were considered by the CEP Board to understand trading valuations of companies pursuing business models similar to Pubco (the “Comparable Company Analysis”).

The selected peer group (the “Comparable Companies”) was identified by CF&Co. based on, among other factors, companies that (a) are publicly traded, (b) have publicly identified themselves as Bitcoin Treasury Companies, (c) hold Bitcoin as a core treasury asset, (d) have raised capital from third parties specifically for the purpose of acquiring Bitcoin, (e) have or are developing operating businesses with limited current revenues or that constitute a small fraction of the value of Bitcoin on the respective companies’ balance sheet and (f) have indicated their intention to further accumulate and own Bitcoin. The Comparable Companies include: (i) MicroStrategy Incorporated (“Strategy”), (ii) Metaplanet Inc. (“Metaplanet”), (iii) Semler Scientific, Inc. (“Semler”) and (iv) Fold, Inc. (“Fold”).

None of the Comparable Companies is identical to Pubco, or one another. Pubco is a newly formed entity whereas each of the Comparable Companies have been in existence for between six (6) and 36 years. Accordingly, a complete valuation analysis of Pubco cannot rely solely upon a quantitative review of the Comparable Companies, and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies, as well as other factors, including, among others, capital structure, access to capital markets and strategic positioning, that could affect their value relative to that of Pubco. Therefore, the Comparable Company Analysis is subject to certain limitations. See the “General” section below for more detail on judgments and assumptions made by CF&Co. as part of the Comparable Company Analysis.

The Comparable Company Analysis assessed Pubco’s enterprise value as a multiple of its Bitcoin value (“EV/BTC”) compared to the EV/BTC of the Comparable Companies. The EV/BTC multiples observed among the Comparable Companies ranged from 1.09x to 3.10x, with a mean of 1.96x. Strategy, the largest and most experienced Bitcoin treasury company, had a EV/BTC of 2.17x as of April 22, 2025, and, since the beginning of 2024 through April 22, 2025, Strategy has traded within an EV/BTC range of 1.32x and 3.89x.

Pubco’s transaction EV/BTC multiple was determined to be 0.96x based on a pro forma EV/BTC calculation, which was based on the following assumptions: (i) a price of $10.00 per share of Pubco Class A Stock, (ii) that there will be approximately 341 million shares of Pubco Class A Stock issued and outstanding at Closing, which includes shares issued to the Public Shareholders, the Sponsor, Tether, Bitfinex, SoftBank and the Equity PIPE Investors as part of the Transactions, and that no Public Shares are redeemed in connection with the Business Combination, (iii) the face value of the Convertible Notes to be issued in the Convertible Notes PIPE assuming no conversion is $385 million (which excludes the Option Notes), (iv) that Pubco will own 42,000 Bitcoin upon the Closing, (v) a Bitcoin price of $91,455 at approximately 4:00 PM on April 22, 2025, per Bloomberg, and (vi) that Pubco will have $120 million of cash on its balance sheet at Closing.

Comparable Company Analysis

Company Name	Price as of 4/22/2025	Market Capitalization	Enterprise Value	Bitcoin Owned	Bitcoin Market Value(1)	Enterprise Value/Bitcoin Value(2)
MicroStrategy Incorporated(3)	$343.03	$100,207.6	$106,791.4	538,200	$49,221.0	2.17x
Metaplanet Inc.(4)	2.46	1,192.5	1,283.6	4,525	413.8	3.10x
Semler Scientific, Inc.(5)	33.28	332.3	317.4	3,192	291.9	1.09x
Fold Holdings, Inc.(6)	4.00	197.9	202.7	1,485	135.8	1.49x
Mean						1.96x
Median						1.83x

Company Name	Transaction Price	Implied Equity Value	Implied Enterprise Value	Bitcoin to be Owned(7)	Bitcoin Market Value(1)	Enterprise Value/Bitcoin Value(2)
Pro Forma Twenty One (Excl. Impact of Convert)	$10.00	$3,410.7	$3,675.7	42,000	$3,841.1	0.96x

____________

Source: Comparable Company filings with the SEC.

Notes: Market capitalization is calculated as fully diluted shares outstanding multiplied by share price. Enterprise value is calculated as the sum, as applicable, of market capitalization, outstanding debt (excluding any in-the-money convertible debt that is assumed to be converted to equity and included in the fully diluted shares outstanding), preferred equity and minority interest less cash and marketable securities.

(1)      Assumes a Bitcoin price of $91,455 approximately 4:00 PM on April 22, 2025, per Bloomberg.

(2)      Calculated assuming conversion of all convertible debt that has a conversion price lower than the respective company’s share price.

(3)      Bitcoin owned per its Current Report on Form 8-K filed on April 21, 2025.

(4)      Bitcoin owned per its press release published on April 13, 2025.

(5)      Bitcoin owned per its Annual Report on Form 10-K filed on February 28, 2025.

(6)      Bitcoin owned per its press release published on March 7, 2025.

(7)      Includes the sum of (i) 31,500 Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) approximately 10,152 Bitcoin purchased by Tether in respect of the PIPE Bitcoin and the Additional PIPE Bitcoin, and (iii) approximately 348 Bitcoin contributed by June Equity PIPE Investors as part of the June Equity PIPE.

The CEP Board recognized that historic actual operating results, balance sheet information and future projections of operating results or balance sheet information for Pubco were not available to compare multiples based on Pubco’s expected performance in future years with those of the Comparable Companies. The CEP Board also recognized that the operating businesses of each of the Comparable Companies and the operating business being developed by Pubco are (i) each in different sectors with different operating characteristics and (ii) are substantially smaller in relative importance than the value of Bitcoin holdings of the companies, which made comparisons of multiples based on Pubco’s operating performance less applicable.

General

CF&Co. based the Comparable Company Analysis described above on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. In conducting its valuation analysis, CF&Co. considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. CF&Co. arrived at its valuation based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by CF&Co. in connection with its valuation analysis operated collectively. The foregoing summary does not purport to be a complete description of the analyses performed by CF&Co. in connection with the valuation. The preparation of a valuation involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and therefore, is not readily susceptible to summary description. The analyses performed by CF&Co., particularly those based on estimates, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the Comparable Companies used in the Comparable Company Analysis described above are identical to Pubco. Additionally, selected Comparable Companies involved companies at a more advanced stage of development than Pubco. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the value of Pubco and the public trading values of the companies to which it was compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities and the price of Bitcoin, which has historically been highly volatile, may trade at the present time or at any time in the future.

CF&Co.’s valuation was just one of the many factors taken into consideration by the CEP Board in determining to approve the Business Combination. Consequently, CF&Co.’s analysis should not be viewed as determinative of the decision of the CEP Board.

The CEP Board selected CF&Co. as its exclusive financial advisor in connection with the Business Combination based on CF&Co.’s reputation as a leading global provider of advisory and capital markets services, experience with SPAC business combinations and expertise in mergers and acquisitions, as well as its familiarity with CEP. CEP engaged CF&Co. pursuant to the M&A Engagement Letter, pursuant to which CF&Co. will receive no fees but will be indemnified against certain liabilities arising out of its engagement. CF&Co. was also previously engaged by CEP pursuant to the Business Combination Marketing Agreement pursuant to which it will receive a $3.5 million cash fee at the Closing. Further, CF&Co. has been engaged by CEP and Pubco as the exclusive placement agent in connection with the PIPE Investments, pursuant to which CF&Co. expects to receive approximately $19.9 million of cash fees at the Closing. Payment of both of the foregoing fees are contingent on the Closing. Additionally, CF&Co. and/or its affiliates may seek to provide Pubco, the Sellers and SoftBank with certain investment banking and other services unrelated to the Business Combination in the future. CF&Co. also served as the lead underwriter in the CEP IPO and received a fee of $2.0 million upon closing of the IPO. CF&Co. is an affiliate of each of CEP and the Sponsor. For additional information on the fess to be paid to CF&Co. and conflicts of interest, see the sections of this proxy statement/prospectus titled “Certain Relationships and Related Party Transactions” and “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination.”

In the ordinary course of business, CF&Co. and its affiliates may actively trade the equity and debt securities and/or debt of CEP, Pubco and their respective affiliates for the account of CF&Co.’s customers.

Satisfaction of 80% Test

It is a requirement under the CEP Memorandum and Articles and Nasdaq listing requirements that the business or assets acquired in CEP’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination.

As of April 22, 2025, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $101.3 million and 80% thereof represents approximately $82.7 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the CEP Board looked at the value of the Bitcoin to be contributed to Twenty One by Tether and Bitfinex in the Business Combination, which is valued at approximately $2.67 billion in accordance with the Business Combination Agreement. In determining whether the value described above represents the fair market value of the Business Combination, the CEP Board considered all of the factors described above in this section and the fact that the valuation of the Bitcoin was based on a public trading price and was the result of an arm’s length negotiation among CEP, Twenty One, Pubco, Tether and SoftBank. As a result, the CEP Board concluded that the fair market value of the business or assets acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of CEP’s management team and the CEP Board, the CEP Board believes that the members of its management team and the CEP Board are qualified to determine whether the Business Combination meets the 80% asset test. The CEP Board did not seek or obtain a fairness opinion (or any similar report or appraisal) in determining whether the 80% asset test has been met.

Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination

When Public Shareholders consider the recommendation of the CEP Board in favor of approval of the Business Combination and other Proposals, Public Shareholders should keep in mind that the Sponsor and CEP’s directors and officers have interests in the Proposals that are different from, or in addition to (and which may conflict with), the interests of a Public Shareholder as a CEP Shareholder. These interests include, among other things:

•        As of the date hereof, the Sponsor is the record holder of 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares. The following persons have material interests in the Sponsor: Cantor is the sole member of the Sponsor; CFGM is the managing general partner of Cantor; and Howard W. Lutnick is the trustee of CFGM’s sole stockholder. As of the date hereof, each of Cantor, CFGM and Howard W. Lutnick may be deemed to have beneficial ownership of the CEP Ordinary Shares held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Further, on May 16, 2025, Howard W. Lutnick, in his capacity as trustee of a trust, entered into agreements to sell to trusts controlled by Brandon Lutnick, CEP’s Chairman and Chief Executive Officer, all of the voting shares of CFGM. Following the closing of the Cantor Sale Transaction, Brandon Lutnick will be deemed to have voting or dispositive power over the CEP Ordinary Shares held by the Sponsor, and Howard W. Lutnick will no longer have voting or dispositive power over such CEP Ordinary Shares. Further, Brandon Lutnick is the Chairman and Chief Executive Officer of each of the Sponsor, Cantor and CFGM. As of the date hereof, other than Brandon Lutnick (as described above) and Danny Salinas (who has a minority limited partnership interest in Cantor), none of CEP’s other directors or executive officers has a direct or indirect ownership interest in the Sponsor and none of CEP’s directors or executive officers has beneficial ownership of the CEP Ordinary Shares held directly by the Sponsor;

•        The Sponsor paid $25,000, or approximately $0.01 per share, for the 2,500,000 CEP Class B Ordinary Shares, and $3,000,000, or $10.00 per share, for the 300,000 CEP Class A Ordinary Shares. As of September 2, 2025, the aggregate value of such shares is estimated to be approximately $63.6 million, assuming the per share value of the shares is the same as the $22.70 closing price of the CEP Class A Ordinary Shares on Nasdaq on September 2, 2025. As a result, the Sponsor is likely to be able to recoup its investment in CEP and make a substantial profit on that investment, even if shares of Pubco Class A Stock have lost significant value after the Closing. This means that the Sponsor could earn a positive rate of return on its investment, even if Public Shareholders experience a negative rate of return in Pubco;

•        The 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares held by the Sponsor and purchased by the Sponsor for $3,025,000 will be worthless if a business combination is not consummated by CEP by the end of the Combination Period (as defined below);

•        The Sponsor agreed that the 300,000 CEP Class A Ordinary Shares it holds will not be sold or transferred until 30 days after CEP has completed a business combination and the Sponsor agreed that the 2,500,000 CEP Class B Ordinary Shares it holds will not be sold or transferred until the earlier of (a) the one-year anniversary of CEP’s business combination and (b) the date on which the successor company completes certain material transactions that result in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property, subject to in each case to certain exceptions; provided that at Closing, the Sponsor and CEP will enter into an amendment to the Insider Letter to modify clause (a) from one year to six (6) months. These lock-ups will apply to the applicable shares of Pubco Class A Stock received by the Sponsor pursuant to the CEP Merger;

•        The CEP Memorandum and Articles contains an anti-dilution provision which adjusts the conversion ratio of the CEP Class B Ordinary Shares upon their conversion to CEP Class A Ordinary Shares upon certain issuances of equity and equity-linked securities by CEP, which includes the CEP Class A Ordinary Shares to be issued in the Equity PIPE, such that the number of CEP Class A Ordinary Shares issued in respect of the CEP Class B Ordinary Shares represents 20% of all CEP Ordinary Shares that remain outstanding and are not redeemed in connection with the Business Combination and the Equity PIPE Shares (but excluding the CEP Private Placement Shares). As a result of the foregoing, depending on the number of Public Shares redeemed in connection with the Business Combination, the Sponsor’s 2,500,000 CEP Class B Ordinary Shares will convert into between 6,964,286 CEP Class A Ordinary Shares (if all Public Shares are redeemed) and 9,464,286 CEP Class A Ordinary Shares (if no Public Shares are redeemed). Pursuant the Sponsor Support Agreement, the Sponsor has agreed to forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares so that such number of CEP Class A Ordinary Shares retained by the Sponsor equals the lesser of (a) 25% of the sum of the number of Public Shares not subject to redemption in connection with the Closing and the number of CEP Class A Ordinary Shares issued in the Equity PIPE and (b) the sum of (i) 7,084,804 and (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, divided by $10.00. Such CEP Class A Ordinary Shares will then exchange into an equal number of shares of Pubco Class A Stock in the CEP Merger. The additional shares will be issued to the Sponsor for no additional consideration and a certain number of them will be exchanged for Exchange Notes;

•        The Sponsor is a party to the Sponsor Support Agreement and immediately after the Closing will enter into the Securities Exchange Agreement with Pubco. Pursuant to the Securities Exchange Agreement, the Sponsor has agreed to exchange the Exchange Shares for the Exchange Notes equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share. The Exchange Notes and shares of Pubco Class A Stock issuable upon conversion thereof will have the same registration rights as set forth in the Convertible Notes Subscription Agreements. Assuming no redemptions of Public Shares in connection with the Business Combination and the issuance of 27,857,143 CEP Class A Ordinary Shares in the Equity PIPE, of the 8,045,104 shares of Pubco Class A Stock that the Sponsor would receive in exchange for its Founder Shares (after forfeiting 1,419,182 shares in accordance with the Sponsor Support Agreement), the Sponsor would exchange 4,630,000 of such shares for Exchange Notes with an aggregate principal amount of $46.3 million. See “Questions and Answers about the Proposals — Q. What equity stake will current Public Shareholders, the PIPE Investors, the Sponsor, the Sellers, SoftBank and their affiliates hold in Pubco immediately after the completion of the Business Combination and the PIPE Investments?” for further information about the Securities Exchange Agreement.

•        CF&Co., an affiliate of the Sponsor and Cantor, is a party to the PIPE Engagement Letter, pursuant to which Pubco and CEP engaged CF&Co. as the exclusive placement agent for the PIPE Investments, and Pubco engaged CF&Co. for certain future capital markets advisory and other non-financial advisory services, and the M&A Engagement Letter, pursuant to which CEP engaged CF&Co. as CEP’s exclusive financial advisor for the Business Combination. Pursuant to the PIPE Engagement Letter, for the services provided thereto CF&Co. will receive a cash fee at the Closing equal to approximately $19.9 million, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments (assuming that all April PIPE Investors fund their commitments in their PIPE Subscription Agreements) and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE (assuming that all June Equity PIPE Investors fund their commitments in their PIPE Subscription Agreements). Additionally, pursuant to the PIPE Engagement Letter, based on the terms therein and depending upon the number of redemptions of Public Shares in connection with the Business Combination, CF&Co. may also receive Convertible Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Unless more than 56.7% of the Public Shares are redeemed in connection with the Closing, and assuming the April PIPE Investments are fully funded, CF&Co. will not receive any Engagement Letter Notes. The PIPE Engagement Letter also provides that, for the 24-month period following the date of the PIPE Engagement Letter, in consideration for the other fees to be received by CF&Co., Pubco may engage CF&Co. or its affiliates to provide certain to be agreed capital markets advisory or other non-financial advisory services with a value of up to $9,250,000 for no additional consideration payable to CF&Co. CF&Co. is not entitled to receive any fees pursuant to the M&A Engagement Letter but will be indemnified against certain liabilities arising out of its engagement. In addition, CF&Co. previously entered into the Business Combination Marketing Agreement with CEP on August 12, 2024, pursuant to which CF&Co. will receive a $3.5 million cash fee at the Closing. Payment of the foregoing fees are contingent on the Closing.

•        Pursuant to the Sponsor Convertible Notes Subscription Agreement, the Sponsor has agreed to purchase Convertible Notes with an aggregate principal amount of $12,791,000 at Closing (constituting its pro rata allotment of the Option Notes).

•        The Sponsor and CEP’s officers and directors have agreed not to redeem any CEP Ordinary Shares held by them in connection with a shareholder vote to approve a proposed business combination, including the Business Combination;

•        The CEP Memorandum and Articles provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CEP; and (ii) CEP renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and CEP, on the other. In the course of their other business activities, CEP’s officers and directors may have, or may become aware of, other investment and business opportunities which may be appropriate for presentation to CEP as well as the other entities with which they are affiliated. CEP’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business combination opportunity should be presented, any pre-existing fiduciary obligation will be presented the business combination opportunity before CEP is presented with it. CEP does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        CEP has until the end of the Combination Period to consummate an initial business combination. If the Business Combination with Twenty One is not consummated and CEP does not consummate another business combination by the end of the Combination Period, CEP will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the CEP Board, dissolving and liquidating, subject in each case above to CEP’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 2,500,000 CEP Class B Ordinary Shares and 300,000 CEP Class A Ordinary Shares held by the Sponsor would be worthless because the Sponsor has waived its right to participate in any redemption or distribution with respect to such CEP Ordinary Shares, and the Sponsor and CF&Co. will not receive any of the securities and fees described above;

•        CEP has issued the Sponsor Loan to the Sponsor in respect of the loans the Sponsor has made, and will make, to CEP to fund CEP’s expenses relating to investigating and selecting an acquisition target and other working capital requirements. The Sponsor Loan does not bear interest and is repayable by CEP to the Sponsor upon consummation of a business combination; provided that, at the Sponsor’s option, all or any portion of the amount outstanding under the Sponsor Loan may be converted into CEP Class A Ordinary Shares at a conversion price of $10.00 per share. Otherwise, the Sponsor Loan would be repaid only out of funds held outside of the Trust Account. As of June 30, 2025, CEP had $645,543 outstanding under the Sponsor Loan. If the Business Combination or another business combination is not consummated by the end of the Combination Period, the Sponsor Loan may not be repaid to the Sponsor, in whole or in part. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed that upon consummation of the Business Combination, all the amounts owed by CEP to it under the Sponsor Loan (other than certain expenses incurred with the SEC and Nasdaq in connection with the Business Combination) will be repaid in the form of newly issued CEP Class A Ordinary Shares, rather than in cash, at a value of $10.00 per share;

•        CEP has also issued the Sponsor Note (as further described under the heading “Information About CEP”) in connection with certain loans the Sponsor will make to CEP in connection with each Redemption Event, such that an amount equal to $0.15 per Public Share being redeemed in connection with the applicable Redemption Event will be added to the Trust Account and paid to the holders of the applicable redeemed Public Shares on such Redemption Event. The Sponsor Note does not bear interest and is repayable by CEP to the Sponsor upon consummation of a business combination. Otherwise, the Sponsor Note would be repaid only out of funds held outside of the Trust Account. As of June 30, 2025, CEP had $0 outstanding under the Sponsor Note. The Sponsor Note, if drawn, will not be repaid to the extent that the amount of the Sponsor Note exceeds the amount of available proceeds not deposited in the Trust Account if a business combination is not completed;

•        If CEP is unable to complete a business combination by the end of the Combination Period, the Sponsor has agreed to be liable to CEP if and to the extent of any claims by a third party for services rendered or products sold to CEP or by a prospective acquisition target with which CEP has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, in each case, reduce the amount of redemption amount to below the lesser of (i) the sum of (A) $10.00 per Public Share and (B) $0.15 per redeemed Public Share pursuant to the funding of the Sponsor Note in connection with a Redemption Event and (ii) the sum of (A) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less interest released to pay taxes, and (B) $0.15 per redeemed Public Share pursuant to the funding of the Sponsor Note in connection with a Redemption Event, provided that such liability will not apply to any claims by a third party or prospective acquisition target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CEP’s indemnity of the underwriters of the CEP IPO against certain liabilities, including liabilities under the Securities Act and CEP’s public auditor;

•        The Sponsor, CEP’s officers and directors and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CEP’s behalf, such as identifying, investigating, negotiating and completing a business combination. If CEP does not complete a business combination by the end of the Combination Period, CEP may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of the Sponsor, CEP’s officers and directors or their affiliates has incurred any such expenses which would be reimbursed at the Closing; and

•        CEP’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for CEP’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be paid for by Pubco at the Closing pursuant to the Business Combination Agreement. If the Business Combination does not close, CEP’s officers and directors may not receive this tail insurance coverage.

Unrelated to the Business Combination, affiliates of the Sponsor and Cantor, including CF&Co., have provided investment banking and other advisory services to Tether, SoftBank and their respective affiliates in the past and may continue to do so in the future. Cantor and its affiliates, including CF&Co., received or may receive customary fees, commissions or other compensation in connection with such services. Cantor and its affiliates are also party to other agreements with Tether and its affiliates (including ownership by an affiliate of Cantor of a convertible note in Tether’s parent company that is convertible into a minority ownership interest in Tether’s parent company), that are unrelated to the Business Combination and may pursue additional business relationships and opportunities in the future with Tether unrelated to the Business Combination.

For more information, see “Certain Relationships and Related Party Transactions” and see the risk factor entitled “Risk Factors — Risks Related to the Business Combination — Since the Sponsor and CEP’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and Twenty One is appropriate as CEP’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CEP if the Business Combination is not completed or any other business combination is not completed.”

CEP’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the CEP Audit Committee should separately review and consider the potential conflicts of interest with respect to the Sponsor and its Affiliates arising out of the proposed Business Combination and the proposed terms in respect thereof. Accordingly, the CEP Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Business Combination Agreement and the transactions contemplated therein.

Interests of Pubco’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the CEP Board to vote in favor of approval of the Proposals, unaffiliated CEP Shareholders should keep in mind that the directors and executive officers of Pubco have interests in such Proposals that are different from or in addition to, those of unaffiliated CEP Shareholders. In particular:

•        Pubco is in the process of negotiating employment agreements with its Chief Executive Officer and Chief Financial Officer and expects to enter into an employment agreement with each of them prior to the Closing. Pubco also intends to grant equity awards under the Incentive Plan to Pubco’s Chief Executive Officer and Chief Financial Officer in accordance with their employment agreements. As party to the anticipated employment agreements and recipients of the anticipated equity awards, Pubco’s Chief Executive Officer and Chief Financial Officer may have interests in the Business Combination that are different from, or in addition to, the shareholders of Pubco; and

•        The fact that Jack Mallers, Chief Executive Officer and President of Pubco, is expected to become a director of Pubco at Closing.

Consideration to be Received by, and Securities to be Issued to, the Sponsor and its Affiliates

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsor and its Affiliates in connection with the Business Combination and the PIPE Investments, the amount of securities issued or to be issued by Pubco to the Sponsor and its Affiliates and the price paid or to be paid or consideration provided for such securities or any related financing transaction.

Entity	Interest in Securities/Other Consideration to be Received	Price Paid or to be Paid or Consideration Provided
Sponsor

•   2,500,000 CEP Class B Ordinary Shares;

(i)     The 2,500,000 CEP Class B Ordinary Shares will be adjusted pursuant to the anti-dilution provisions of the CEP Memorandum and Articles as described above which will result in the Sponsor receiving between 6,964,286 (assuming 100% Redemptions) and 9,464,286 (assuming No Redemptions) CEP Class A Ordinary Shares (assuming that all PIPE Investors fund their commitments in their PIPE Subscription Agreements), after which the Sponsor will forfeit between 0 (assuming 100% Redemptions) and 1,419,182 (assuming No Redemptions) of such CEP Class A Ordinary Shares; and

• $25,000 paid to purchase the 2,500,000 CEP Class B Ordinary Shares

(ii)    Of such CEP Class A Ordinary Shares received by the Sponsor, the Sponsor will retain 3,415,104 shares of Pubco Class A Stock received in the CEP Merger, representing the 2,500,000 Founder Shares and 915,104 shares in additional consideration, and exchange the remaining shares for the Exchange Notes. Assuming No Redemptions and that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, the Sponsor will receive Exchange Notes with an aggregate principal amount of $46.3 million and assuming 100% Redemptions, the Sponsor will receive Exchange Notes with an aggregate principal amount of approximately $35.5 million.

	• 300,000 CEP Class A Ordinary Shares	• $3,000,000 paid to purchase the 300,000 CEP Class A Ordinary Shares
• Additional CEP Class A Ordinary Shares and/or cash

•   Amounts outstanding at the Closing under the Sponsor Loan will be repaid by the issuance of CEP Class A Ordinary Shares at $10.00 per share (other than certain expenses incurred with the SEC and Nasdaq in connection with the Business Combination)

	• Convertible Notes with an aggregate principal amount of $12,791,000 (constituting its pro rata allotment of the Option Notes)	• $12,791,000 paid in cash to purchase the 12,791 Convertible Notes

Entity	Interest in Securities/Other Consideration to be Received	Price Paid or to be Paid or Consideration Provided
CF&Co.	• $3,500,000 in cash	• Services pursuant to the Business Combination Marketing Agreement

•   Approximately $19.9 million in cash, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments (assuming that all April PIPE Investors fund their commitments in their PIPE Subscription Agreements) and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE (assuming that all June Equity PIPE Investors fund their commitments in their PIPE Subscription Agreements)

• Services pursuant to the PIPE Engagement Letter

•   Convertible Notes with an aggregate principal amount of between $0 (assuming No Redemptions) and approximately $10.8 million (assuming 100% Redemptions) (constituting the Engagement Letter Notes), which, together with the Exchange Notes, is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration (assuming that all such April PIPE Investors fund their commitments in their PIPE Subscription Agreements)

• Services pursuant to the PIPE Engagement Letter

Because the Sponsor acquired the 2,500,000 CEP Class B Ordinary Shares at a nominal price, the Public Shareholders will incur substantial and immediate dilution upon the Closing of the Business Combination. See the sections titled “Summary of the Proxy Statement/Prospectus — Dilution”, “Risk Factors — Risks Related to the Business Combination — The value of the CEP Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CEP management team to pursue and consummate the Business Combination which differs from the Public Shareholders,” and “Risk Factors — Risks Related to the Business Combination — Public Shareholders who do not redeem their Public Shares will experience substantial and immediate dilution upon Closing of the Business Combination as a result of the CEP Class B Ordinary Shares held by the Sponsor, since the value of the CEP Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Stock in the Business Combination and the PIPE Investments.”

Potential Purchases of Public Shares

In connection with the CEP Shareholder vote to approve the Business Combination, the Sponsor, CEP’s directors, officers, advisors or any of their respective affiliates may purchase Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so.

Any such purchases shall be effected at a price per share no higher than the amount per share a Public Shareholder would receive if it elected to have its Public Shares redeemed in connection with the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. Such a purchase may include a contractual acknowledgment that such shareholder, although still the record holder of Public Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, CEP’s directors and officers or any of their affiliates purchase

Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. It is intended that, if Rule 10b-18 under the Exchange Act would apply to such purchases, then such purchases will comply with Rule 10b-18 under the Exchange Act, to the extent it applies, which provides a safe harbor for purchases made under certain conditions, including with respect to timing, pricing and volume of purchases. Any such purchases, together with the CEP Ordinary Shares currently owned by the Sponsor, could influence the vote on the Business Combination or otherwise result in the completion of the Business Combination that may not otherwise have been possible.

Additionally, at any time at or prior to the consummation of the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, CEP’s directors and officers and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares or not to elect to have their Public Shares redeemed. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions.

In the event the Sponsor, CEP’s directors and officers or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act to the extent such rule is applicable including, in pertinent part, through adherence to the following:

•        CEP would disclose in this proxy statement/prospectus the possibility that the Sponsor, CEP’s directors and officers or their affiliates may Public Shares from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        if the Sponsor, CEP’s directors and officers or their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the price offered through the redemption process;

•        CEP would include in this proxy statement/prospectus a representation that any of the Public Shares purchased by the Sponsor, CEP’s directors and officers or their affiliates would not be voted in favor of approving the Business Combination;

•        the Sponsor, CEP’s directors and officers or their affiliates would either not possess any redemption rights with respect to such Public Shares or they would waive such rights; and

•        CEP would disclose in a Form 8-K filed prior to the Extraordinary General Meeting, the following items, to the extent material:

•        the amount of Public Shares purchased outside of the redemption offer by the Sponsor, CEP’s directors and officers or their affiliates, along with the average purchase price;

•        the purpose of the purchases by the Sponsor, CEP’s directors and officers or their affiliates;

•        the impact, if any, of the purchases by the Sponsor, CEP’s directors and officers or their affiliates on the likelihood that the Business Combination will be approved at the Extraordinary General Meeting;

•        the identities of the CEP Shareholders who sold Public Shares to the Sponsor, CEP’s directors and officers or their affiliates (if not purchased in the open market) or the nature of the CEP Shareholders (e.g., 5% shareholders) who sold Public Shares to the Sponsor, CEP’s directors and officers or their affiliates; and

•        the number of Public Shares for which CEP has received redemption requests pursuant to its redemption offer as of a date shortly prior to the filing date of the Form 8-K.

If such purchases are made, the public “float” of CEP Class A Ordinary Shares may be reduced and the number of beneficial holders of CEP Class A Ordinary Shares may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Public Shares on Nasdaq or another securities exchange. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such.

Recommendation of the CEP Board

After careful consideration of the matters described above, the CEP Board determined unanimously that each of the Business Combination Proposal, the Merger Proposal, the NTA Proposal, the Organizational Documents Proposals, the Nasdaq Proposal and the Adjournment Proposal, if presented, is advisable and in the commercial interests of CEP and the CEP Shareholders and unanimously recommend that you vote or give instructions to vote “FOR” each of these Proposals.

The foregoing discussion of the information and factors considered by the CEP Board is not meant to be exhaustive but includes the material information and factors considered by the CEP Board as well as any other factors that the CEP Board deemed relevant. The CEP Board’s decision to approve the Business Combination was based on factors existing as of the date of its approval on April 22, 2025.

The Amended and Restated Pubco Charter

At or prior to the consummation of the Business Combination, the board of directors and stockholders of Pubco will amend and restate Pubco’s certificate of formation in the form of the Amended and Restated Pubco Charter. Pubco’s Amended and Restated Pubco Charter will reflect the following material differences from the CEP Memorandum and Articles:

•        the name of the new public entity will be Twenty One Capital, Inc.

•        Pubco will be incorporated under the laws of the State of Texas, as opposed to the laws of the Cayman Islands;

•        Pubco’s corporate existence is perpetual as opposed to CEP’s corporate existence terminating if a business combination is not consummated by CEP within a specified period of time; and

•        The Amended and Restated Pubco Charter do not include the various provisions applicable only to SPACs that the CEP Memorandum and Articles contains.

For more information regarding the Amended and Restated Pubco Charter, see the section entitled “Description of Pubco Securities.”

Comparison of Corporate Governance and Shareholder Rights

There are certain differences in the rights of Pubco’s shareholders and CEP Shareholders prior to the Business Combination and following the consummation of the Business Combination. Please see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the CEP Merger, which will be filed on behalf of CEP and CEP Merger Sub with the Registrar of Companies of the Cayman Islands and (ii) filings with the Delaware Secretary of State necessary to effectuate the Company Merger, which will be filed on behalf of Twenty One and Company Merger Sub with the Delaware Secretary of State upon the approval of the Business Combination Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CEP will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current members of Twenty One having a majority of the voting power of Pubco upon the Closing, Twenty One senior management comprising all of the senior management of Pubco, and Twenty One’s operations comprising the ongoing operations of Pubco. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Twenty One issuing shares for the net assets of CEP, accompanied by a recapitalization. The net assets of CEP will be stated at historical cost, with no goodwill or other intangible assets recorded. As a result, any transaction costs incurred to effect the recapitalization represent costs related to issuing equity and raising capital that are recognized as a reduction to the total amount of equity raised rather than an expense recorded as incurred. Operations prior to the Business Combination will be those of Twenty One.

Required Vote and Recommendation of the CEP Board

The Closing is conditioned on, among other things, the approval of the Business Combination Proposal at the Meeting. The consummation of the Business Combination will require an ordinary resolution, being a resolution passed at the Meeting by the affirmative vote of a simple majority of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Business Combination Proposal.

The Sponsor has agreed to vote its CEP Ordinary Shares, representing 21.9% of the issued and outstanding CEP Ordinary Shares, in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the CEP Shareholder Approval Matters as described below under “The Business Combination — Other Transaction Agreements — Sponsor Support Agreement.”

If the Business Combination Proposal is not approved, then the other Proposals (other than the Adjournment Proposal) will not be presented to the CEP Shareholders for a vote.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry by Cantor Equity Partners, Inc. (“CEP”) into the Business Combination Agreement, dated as of April 22, 2025 (as may be amended or restated from time to time, the “Business Combination Agreement”), by and among CEP, Pubco, SPAC Merger Sub, Twenty One, the Sellers and SoftBank (each as defined in the Business Combination Agreement), pursuant to which: (i) CEP will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving entity and as a result of which the shareholders of CEP (the “CEP Shareholders”) will receive one share of Pubco Class A common stock for each Class A ordinary share of CEP held by such CEP Shareholder; and (ii) Twenty One will merge with and into Company Merger Sub, with Company Merger Sub continuing as the surviving company, and as a result of which the Sellers will receive shares of Class A common stock of Pubco and shares of Class B common stock of Pubco in exchange for their membership interests in Twenty One, and the performance by CEP of its obligations thereunder and the consummation of the transactions contemplated thereby be ratified, approved, adopted and confirmed in all respects. All of the transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination.”

THE CEP BOARD UNANIMOUSLY RECOMMENDS THAT CEP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of CEP’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the commercial interests of CEP and the CEP Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CEP Shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination” for a further discussion.

The Business Combination

On April 22, 2025, CEP, Pubco, CEP Merger Sub, the Company, Tether, Bitfinex and, solely for certain limited purposes, SoftBank, entered into the Business Combination Agreement (as amended on July 26, 2025). Pursuant to the Business Combination Agreement, upon Closing, (i) CEP will merge with and into CEP Merger Sub in the CEP Merger, with CEP Merger Sub continuing as the CEP Surviving Subsidiary, as a result of which CEP Shareholders will receive one share of Pubco Class A Stock for each CEP Class A Ordinary Share held by such CEP Shareholder (including the CEP Class A Ordinary Shares issued upon conversion of the CEP Class B Ordinary Shares in accordance with the CEP Memorandum and Articles), and (ii) the Company will merge with and into Company Merger Sub in the Company Merger, with Company Merger Sub continuing as the Company Surviving Subsidiary, as a result of which the Sellers will receive shares of Pubco Stock in exchange for their Company Interests as described below.

To effect the Mergers and other transactions contemplated by the Business Combination Agreement, prior to Closing, CEP incorporated CEP Subsidiary A, which in turn incorporated CEP Subsidiary B, which in turn incorporated Company Merger Sub, each of which was incorporated on July 11, 2025. Immediately following completion of the Mergers and the other transactions contemplated by the Business Combination Agreement, CEP Surviving Subsidiary and Company Surviving Subsidiary will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law.

Concurrently with the signing of the Business Combination Agreement, on April 22, 2025, Tether, Bitfinex and the Company entered into the Contribution Agreement pursuant to which, immediately prior to Closing, such parties will consummate the Contribution whereby (i) Tether will contribute to the Company 24,500 Bitcoin, and (ii) Bitfinex will contribute to the Company 7,000 Bitcoin, for an aggregate contribution of 31,500 Bitcoin, in each case in exchange for an equal number Company Class A Interests and Company Class B Interests. Following completion of the Contribution, but immediately prior to Closing, the Sellers will own 100% of the issued and outstanding Company Interests.

In addition, on April 22, 2025, Pubco and CEP entered into the Convertible Notes Subscription Agreements with the Convertible Note Investors, who have agreed to make a private investment in Pubco by purchasing Convertible Notes. Pursuant to the Convertible Notes Subscription Agreements, Pubco granted the Convertible Note Investors the Option to purchase the Option Notes at any time before the end of the Option Period, on a pro rata basis based on such Convertible Note Investor’s participation in the Initial Convertible Notes PIPE, which Option was fully subscribed for by certain of the Convertible Note Investors and the Sponsor. In connection therewith, on May 22, 2025, the Sponsor entered into the Sponsor Convertible Notes Subscription Agreement on substantially the same terms as the Convertible Notes Subscription Agreements with respect to its pro rata allotment of the Option Notes.

On April 22, 2025, Pubco and CEP entered into the April Equity PIPE Subscription Agreements with the April Equity PIPE Investors, who have agreed to make a private investment in CEP by purchasing 20,000,000 CEP Class A Ordinary Shares for an aggregate purchase price of $200 million, which includes the value of an aggregate of 347.6168 Bitcoin to be invested by certain April Equity PIPE Investors instead of cash. On June 19, 2025, CEP and Pubco entered into the June Equity PIPE Subscription Agreements with the June Equity PIPE Investors, pursuant to which CEP agreed to issue, and the June Equity PIPE Investors agreed to purchase, 7,857,143 CEP Class A Ordinary Shares for an aggregate purchase price of $165 million, which includes the value of an aggregate of 132.9547 Bitcoin to be invested by certain June Equity PIPE Investors instead of cash. The April Equity PIPE Investors and June Equity PIPE Investors confirmed, at the time of entering into their respective subscription agreements, the amounts, if any, that they will contribute as In-Kind PIPE Bitcoin.

Concurrently with the signing of the Business Combination Agreement, (i) CEP, Pubco and the Sponsor entered into the Sponsor Support Agreement, which was amended on June 25, 2025 by the Sponsor Support Agreement Amendment, pursuant to which, among other matters described below, Pubco and Sponsor agreed to enter into the Securities Exchange Agreement at Closing, pursuant to which Sponsor will exchange the Exchange Shares for Exchange Notes equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share, and (ii) Pubco, CEP and CF&Co. entered into the PIPE Engagement Letter, pursuant to which, among other matters, CF&Co. may receive Engagement Letter Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Assuming no redemptions of any Public Shares and that all PIPE Investors fund their commitments in their PIPE

Subscription Agreements, the Sponsor would exchange 4,630,000 shares of Pubco Class A Stock for Exchange Notes with an aggregate principal amount of $46,300,000 and CF&Co. will not receive any Engagement Letter Notes. With the inclusion of the Subscription Notes, Option Notes, Exchange Notes and Engagement Letter Notes, the total aggregate principal value of the Convertible Notes will be $486.5 million.

Pursuant to the Business Combination Agreement, (i) Tether has purchased the Initial PIPE Bitcoin, being 4,812.220927 Bitcoin, for an aggregate purchase price equal to the Initial PIPE Net Proceeds and, at Closing, Tether will sell the Initial PIPE Bitcoin to Pubco for an amount equal to the Initial PIPE Net Proceeds, and (ii) Tether has purchased the Option PIPE Bitcoin, being 917.47360612 Bitcoin, for an aggregate purchase price equal to the Option PIPE Net Proceeds and, at Closing, Tether will sell the Option PIPE Bitcoin to Pubco for an amount equal to the Option PIPE Net Proceeds. Pursuant to the Business Combination Agreement, Tether will also sell the Additional PIPE Bitcoin to Pubco at Closing in exchange for additional shares of Pubco Class A Stock and Pubco Class B Stock.

On May 12, 2025, CEP filed a Current Report on Form 8-K reporting that Tether has purchased, as the Initial PIPE Bitcoin, 4,812.220927 Bitcoin for an aggregate purchase price of $458,700,000 and an average price per Bitcoin of $95,319.83. On June 9, 2025, CEP filed a Current Report on Form 8-K reporting that Tether has purchased, as the Option PIPE Bitcoin, 917.47360612 Bitcoin for an aggregate purchase price of $99,500,000 and an average purchase price per Bitcoin of $108,449.99.

On June 23, 2025, Tether, Pubco, SoftBank and, solely for certain limited purposes, CEP, entered into the June PIPE Bitcoin Sale and Purchase Agreement, pursuant to which Tether agreed to purchase the June PIPE Bitcoin for an aggregate purchase price of approximately $147,500,000, being the aggregate gross cash proceeds of the June Equity PIPE less a holdback of $3.3 million.

On July 16, 2025, CEP filed a Current Report on Form 8-K reporting that in accordance with the June PIPE Bitcoin Sale and Purchase Agreement, Tether has purchased 1381.15799422 Bitcoin for an aggregate purchase price of approximately $147.5 million and an average price per Bitcoin of $106,794.44.

Concurrently with the signing of the Business Combination Agreement, on April 22, 2025, Tether and SoftBank entered into the SoftBank Purchase Agreement. Pursuant to the SoftBank Purchase Agreement (as amended and restated on June 23, 2025), immediately following the Closing, SoftBank will purchase from Tether, and Tether will transfer to SoftBank, the SoftBank Shares in exchange for cash. On June 23, 2025, Tether and SoftBank amended and restated the SoftBank Purchase Agreement to (i) revise the formula thereunder to calculate the number of shares of Pubco Stock that SoftBank will acquire from Tether at Closing and (ii) revise the formula thereunder to calculate the purchase price which SoftBank will pay to Tether for the SoftBank Shares.

On April 22, 2025, Pubco, CEP and the Sponsor entered into the Sponsor Support Agreement providing that, among other things, the Sponsor agreed (i) to vote its CEP Ordinary Shares in favor of the adoption and approval of the Business Combination Agreement and the Transactions and each of the CEP Shareholder Approval Matters, (ii) to vote its CEP Ordinary Shares against any Alternative Transactions, (iii) to comply with the restrictions imposed by the Insider Letter, including the restrictions on transfer and redemption of CEP Ordinary Shares in connection with the Transactions, and (iv) subject to and conditioned upon the Closing, any loans outstanding from the Sponsor to CEP shall be repaid as follows: (a) with respect to the Sponsor Loan, the aggregate amount owed by CEP, as set forth on the CEP Pre-Closing Statement, will be automatically converted, immediately prior to the CEP Merger, into CEP Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of such CEP Class A Ordinary Shares to the Sponsor, the Sponsor Loan will be deemed satisfied in full, provided, however, that the portion of the Sponsor Loan that is drawn by or on behalf of CEP to pay for any fees, costs and expenses of the SEC or Nasdaq pursuant to the Business Combination Agreement will be repaid in cash at the Closing in accordance with the Business Combination Agreement and (b) with respect to all other CEP Loans (other than the Sponsor Loan), all amounts outstanding thereunder as of the Closing, as set forth on the CEP Pre-Closing Statement, will be repaid in cash at the Closing in accordance the Business Combination Agreement. The parties also agreed to permit CEP and the Sponsor to amend the Insider Letter at Closing to shorten the lock-up restrictions applicable to the CEP Founder Shares from one (1) year to six (6) months. Further, the Sponsor agreed to enter into the Securities Exchange Agreement at Closing.

On June 25, 2025, Pubco, CEP and the Sponsor entered into the Sponsor Support Agreement Amendment, pursuant to which the Sponsor has agreed to forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares so that such number of CEP Class A Ordinary Shares retained by the Sponsor equals the lesser of (a) 25% of the sum of the number of Public Shares not subject to redemption in connection with the Closing and the number of CEP Class A Ordinary Shares issued in the Equity PIPE and (b) the sum of (i) 7,084,804 and (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, divided by $10.00.

On April 22, 2025, along with the Business Combination Agreement, Tether, Bitfinex and SoftBank entered into the Governance Term Sheet, which sets out the main terms upon which Pubco will prepare the Proposed Organizational Documents, which will be adopted at or prior to Closing. At Closing, Tether, Bitfinex and SoftBank will enter into the Governance Agreement, which will implement the terms of the Governance Term Sheet. Pursuant to the Proposed Organizational Documents, Pubco will issue two (2) classes of shares of Pubco Stock, with different voting and economic rights attached to them. The shares of Pubco Class A Stock will have no voting rights other than as required by applicable law, until all shares of Pubco Class B Stock are canceled, whereas, holders of shares of Pubco Class B Stock will be entitled to one vote per share. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Holders of Pubco Class A Stock will be entitled to receive distributions in proportion to the number of shares of Pubco Class A Stock held by them, whereas, holders of Pubco Class B Stock will not have any economic rights. In addition, the shares of Pubco Class A Stock will be listed for trading and will be freely transferable, subject to the terms of the Lock-Up Agreements, the Insider Letter and any restrictions pursuant to applicable laws. The shares of Pubco Class B Stock will not be listed or freely transferable, except as permitted pursuant to the terms of the Amended and Restated Bylaws. The parties agreed to take all necessary action so that effective as of the Closing, the board of directors of Pubco will consist of seven individuals, six of which are to be designated by the Sellers and SoftBank, with the final director to be the chief executive officer of Pubco.

On July 26, 2025, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement, which amends the Business Combination Agreement, among other things, to provide that the Additional PIPE Bitcoin Purchase Price used to determine the value of Tether’s contribution of the Additional PIPE to Pubco at the Closing and the number of shares of Pubco Class A Stock and Pubco Class B Stock to be issued to Tether at the Closing in exchange for the sale of the Additional PIPE Bitcoin by Tether to Pubco shall be based on the Signing Bitcoin Price of $84,863.57, rather than on the aggregate amount Tether paid to purchase the Additional PIPE Bitcoin.

At Closing, the Sponsor, CEP, Pubco, Tether, Bitfinex and SoftBank will enter into the Amended and Restated Registration Rights Agreement, which will add Pubco as a party and provide registration rights with respect to the resale of the shares of Pubco Stock held by the Sponsor, each Seller and SoftBank.

At Closing, Pubco will enter into Lock-Up Agreements, pursuant to which each of Tether, Bitfinex and SoftBank will agree not to, subject to certain exceptions, transfer its shares of Pubco Stock for a period of six months, which may be extended pursuant to the terms of such Lock-Up Agreements, after the Closing.

At Closing, Pubco and Tether will enter into the Services Agreement, pursuant to which Tether will agree to provide, or cause to be provided, services including information technology services, such as the development and maintenance of IT systems and cybersecurity; legal services related to regulatory compliance, corporate governance, and intellectual property; health, safety, and environmental services; management and commercialization of intellectual property; treasury and risk management, including Bitcoin trading; human resources services like payroll and benefits administration; and investor relations services, to Pubco and its subsidiaries in exchange for a services fee in the amount of $30,000 per calendar quarter or such other amount as may be agreed by the parties thereto.

Upon the completion of the Business Combination and the consummation of the PIPE Investments, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan, (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers and (vii) SoftBank, in each case, will own approximately 2.9%, 5.8%, 2.3%, 1.1%, 0%, 65.6% and 22.3% of the issued and outstanding shares of Pubco Class A Stock, respectively and approximately 0%, 0%, 0%, 0%, 0%, 74.7% and 25.3% of the issued and outstanding shares of Pubco Class B Stock, respectively.

Each holder of shares of Pubco Class A Stock will have no voting rights except as required by the TBOC, until all shares of Pubco Class B Stock are canceled. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Each holder of shares of Pubco Class B Stock will be entitled to one vote for each share of Pubco Class B Stock held of record by such holder on all matters on which stockholders are generally entitled to vote. Therefore under the above assumptions, (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers and (vii) SoftBank, in each case, will have approximately 0%, 0%, 0%, 0%, 0%, 74.7% and 25.3% of the voting power of Pubco, respectively, following the Business Combination.

The price per share of Pubco Class A Stock is $10.00 per share for (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the Sponsor and its Affiliates, (iv) the directors and officers of CEP, (v) the Sellers and (vi) SoftBank, and $21.00 per share for the June Equity PIPE Investors.

The value of the consideration that the Public Shareholders are each receiving in connection with the Business Combination is thus $10.00 per share.

The aggregate value of the total consideration that the Sponsor and its Affiliates will receive, comprising shares of Pubco Class A Stock valued at $10.00 per share, Convertible Notes valued based on the aggregate principal amount of such Convertible Notes and the cash fees to be paid to CF&Co. as further described herein, is $121,359,052, assuming, among other things, that the Sponsor Loan is fully drawn (for a maximum amount of $1,750,000), that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, no amount is drawn under the Sponsor Note and that all PIPE Investors fund their commitments in their PIPE Subscription Agreements.

The value of the consideration that Tether, Bitfinex and SoftBank will each receive, comprising an equal number of shares of Pubco Class A Stock and Pubco Class B Stock, together valued at $10.00 per share, is $1,682,703,800, $594,044,990 and $771,778,800, respectively. Pursuant to the Business Combination Agreement, (i) Bitfinex will receive an equal number of shares of both Pubco Class A and Pubco Class B Stock equal to the dollar value of 7,000 Bitcoin pursuant to the Contribution Agreement, using the Signing Bitcoin Price, divided by $10.00 and (ii) Tether will initially receive an equal number of shares of both Pubco Class A and Pubco Class B Stock equal to the combined dollar value of its 24,500 Bitcoin contribution pursuant to the Contribution Agreement (which comprises 14,000 Bitcoin contributed on its behalf and 10,500 Bitcoin contributed in contemplation of the SoftBank Purchase Agreement), using the Signing Bitcoin Price, divided by $10.00. Tether will transfer a portion of these shares (consisting of an equal number of Pubco Class A and Pubco Class B Stock) as SoftBank Shares to SoftBank pursuant to the SoftBank Purchase Agreement. The calculation for the SoftBank Shares begins with the Base Share Amount, which is the lesser of the dollar value of 10,500 Bitcoin (using the average Bitcoin Price for the ten-day period ending on the business day immediately before the Closing) or $1 billion, divided by $10.00. This Base Share Amount is then reduced by any Net Settlement Shares (a reduction SoftBank can elect in lieu of a cash payment for accrued interest costs including the SoftBank Bitcoin Cost Amount and the PIPE Bitcoin Cost Amount), and by any Withholding Shares for taxes. The consideration amount of $771,778,800, assumes 77,177,880 shares of Pubco Class A Stock and Pubco Class B Stock are transferred to SoftBank by Tether pursuant to the SoftBank Purchase Agreement, calculated assuming (a) a Bitcoin Price as of the day immediately before Closing of $109,958.41, (b) that SoftBank pays the SoftBank Bitcoin Cost Amount and PIPE Bitcoin Cost Amount in cash rather than by reducing the number of shares transferred by Tether to SoftBank, and (c) that there are no Withholding Shares (as defined in the SoftBank Purchase Agreement). The aggregate value of the consideration that Tether, Bitfinex and SoftBank are receiving through the shares of Pubco they will own at Closing is $3,048,527,590.

The Business Combination Agreement

Merger Consideration and the Mergers

CEP Merger

At the time on the date of Closing when the plan of merger entered into by CEP Merger Sub, CEP and Pubco (the “CEP Plan of Merger”) is registered by the Registrar of Companies of the Cayman Islands in accordance with the Cayman Companies Act (or such other time as specified in the CEP Plan of Merger) (such time, the “CEP Merger Effective Time”), by virtue of the CEP Merger and without any action on the part of any party to the Business Combination Agreement:

•        each issued and outstanding CEP Class B Ordinary Share (other than treasury shares) will be automatically converted into CEP Class A Ordinary Shares in accordance with the CEP Memorandum and Articles;

•        each issued and outstanding CEP Class A Ordinary Share (other than (x) treasury shares, (y) Public Shares in respect of which Public Shareholders have exercised their rights of redemption and (z) CEP Dissenting Shares) will be automatically converted into one (1) share of Pubco Class A Stock; and

•        each ordinary share of CEP Merger Sub issued and outstanding will be converted into an equal number of ordinary shares, par value $0.0001, of the CEP Surviving Subsidiary.

At the CEP Merger Effective Time, each issued and outstanding Public Shares in respect of which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the CEP Memorandum and Articles will be canceled, and those CEP Shareholders will only have the right to receive a pro rata share of the redemption amount.

To the extent there are CEP Shareholders who have properly exercised dissenters’ rights for their CEP Class A Ordinary Shares in accordance with the Cayman Act, such CEP Dissenting Shares will be automatically canceled and holders of CEP Dissenting Shares will only have the right to be paid by CEP the fair value of such CEP Dissenting Shares and other rights provided under applicable law. Pursuant to the Sponsor Support Agreement, the Sponsor waived and agreed not to exercise or assert any dissenters’ rights under the Cayman Act in connection with the CEP Merger and the Business Combination Agreement.

If there are any CEP Ordinary Shares that are owned by CEP as treasury shares, such treasury shares will be automatically canceled without any conversion or payment.

Company Merger

At the time on the date of Closing when the Certificate of Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DGCL (or such other time as specified in the Certificate of Merger) but at least two hours after the completion of the CEP Merger (such time, the “Company Merger Effective Time” and together with the CEP Merger Effective Time, the “Effective Time”), by virtue of the Company Merger and without any further action on the part of any party to the Business Combination Agreement:

•        each issued and outstanding Company Class A Interest (other than treasury interests) will be automatically canceled and holders of any Company Class A Interest will in return be given their pro rata share of the Class A Merger Consideration Shares; and

•        each issued and outstanding Company Class B Interest (other than treasury interests) will automatically be canceled and holders of any Company Class B Interest will in return be given their pro rata share of the Class B Merger Consideration Shares.

•        as consideration for the Company Merger and as the only holders of outstanding Company Interests, each Seller will be entitled to receive its pro rata share of (i) the Class A Merger Consideration Shares, being a number of shares of Pubco Class A Stock equal to (a) the product of 31,500, multiplied by the Signing Bitcoin Price of $84,863.57 and (b) divided by $10.00 and (ii) the Class B Merger Consideration Shares, being a number of shares of Pubco Class B Stock equal to the product of (a) 31,500, multiplied by the Signing Bitcoin Price of $84,863.57, divided by (b) $10.00. Each Seller will receive its pro rata share of the Class A Merger Consideration Shares and Class B Merger Consideration Shares, respectively, based on the number of Company Class A Interests and Company Class B Interests owned by such Seller at Closing, divided by the total number of Company Class A Interests and Company Class B Interests owned by all Sellers.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the parties, which will not survive the Closing. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (ii) the ability of such person or any of its subsidiaries to consummate the Transactions contemplated by the Business Combination Agreement or the Ancillary Agreements to which it is a party or bound or to perform its obligations under the Business Combination Agreement or the Ancillary Agreements.

With respect to (i) above, the following changes or effects (by themselves or when aggregated with others) are not considered a Material Adverse Effect:

•        General changes in financial or securities markets (including interest rates) or general economic or political conditions in the country or region where the party or its subsidiaries do business.

•        Changes, conditions, or effects that generally affect the industries or markets in which the party or its subsidiaries principally operate.

•        Changes in the price or trading volume of Bitcoin.

•        Any proposal, enactment, or change in interpretation of, or any other change in, applicable laws, IFRS, GAAP, or other applicable accounting principles.

•        Conditions caused by acts of God, natural disasters, terrorism, war, or an epidemic or pandemic, or the effects of governmental actions in response to them.

•        The taking of any action required by the Business Combination Agreement or any Ancillary Agreement.

•        Any failure by the party and its subsidiaries to meet internal or published budgets, projections, forecasts, or predictions of financial performance for any period.

The exceptions in the first, second, fourth, fifth, and seventh bullet points above will be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event has a disproportionate and adverse effect on the party or its subsidiaries compared to other similarly situated participants in the same industries.

Notwithstanding the foregoing, for CEP, the number of CEP Ordinary Shares redeemed in connection with the Business Combination or the failure to obtain the Required Shareholder Approval shall not, in and of itself, be deemed a Material Adverse Effect on or with respect to CEP, provided that the underlying causes of any such redemptions or failure to obtain the Required Shareholder Approval may be considered if not otherwise excluded by another exception.

Certain of the representations are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

Representations and Warranties of CEP

The Business Combination Agreement contains representations and warranties made by CEP to the Company, Pubco, CEP Merger Sub and the Sellers, including representations and warranties relating to the following:

•        corporate organization, qualification to do business and good standing;

•        authorization to enter into the Business Combination Agreement and to complete the contemplated transactions;

•        governmental and regulatory consents necessary in connection with the Business Combination;

•        absence of conflicts with organizational documents, applicable laws and CEP Material Contracts as a result of entering into the Business Combination Agreement or consummating the Business Combination;

•        capitalization;

•        proper filing of documents with the SEC, accuracy of CEP financial statements; and internal controls;

•        no litigation, orders or permits;

•        absence of certain changes;

•        compliance with applicable laws;

•        taxes and returns;

•        employees and employee benefit plans;

•        properties;

•        material contracts;

•        transactions with Affiliates;

•        finders and brokers;

•        certain business practices;

•        insurance;

•        independent investigation;

•        accuracy of the information supplied;

•        Trust Account;

•        April Equity PIPE Subscription Agreements; and

•        no additional representations and warranties.

CEP also made representations and warranties with respect to the CEP Subsidiaries including, (i) the organization and good standing of CEP Subsidiaries, (ii) absence of required governmental approvals for CEP Subsidiaries to consummate the Transactions, (iii) absence of conflicts with organizational documents of each CEP Subsidiary and applicable laws, (iv) capitalization of CEP Subsidiaries and (v) CEP Subsidiaries’ activities.

Representations and Warranties of Pubco and CEP Merger Sub

The Business Combination Agreement contains representations and warranties made by Pubco and CEP Merger Sub, to CEP, the Company, the Sellers and SoftBank, including representations and warranties relating to the following:

•        corporate organization, qualification to do business and good standing;

•        authorization to enter into the Business Combination Agreement and to complete the contemplated transactions;

•        governmental and regulatory consents necessary in connection with the Business Combination;

•        absence of conflicts with organizational documents, applicable laws and certain material contracts as a result of entering into the Business Combination Agreement or consummating the Business Combination;

•        capitalization;

•        Pubco and CEP Merger Sub activities;

•        finders and brokers;

•        ownership of Pubco Stock;

•        Convertible Notes PIPE Subscription Agreements;

•        accuracy of the information supplied;

•        independent investigation; and

•        no additional representations and warranties.

Representations and Warranties of the Company

The Business Combination Agreement contains representations and warranties made by the Company to CEP, including representations and warranties relating to the following:

•        corporate organization, qualification to do business and good standing;

•        authorization to enter into the Business Combination Agreement and to complete the contemplated transactions;

•        capitalization;

•        governmental and regulatory consents necessary in connection with the Business Combination;

•        absence of conflicts with organizational documents, applicable laws and certain material contracts as a result of entering into the Business Combination Agreement or consummating the Business Combination;

•        absence of certain changes;

•        Company’s activities;

•        title to assets;

•        employees and benefit plans;

•        certain business practices;

•        finders and brokers;

•        accuracy of the information supplied;

•        independent investigation; and

•        no additional representations and warranties.

Representations and Warranties of the Sellers

The Business Combination Agreement contains representations and warranties made by Tether and Bitfinex, severally and not jointly, to CEP, Pubco, CEP Merger Sub, the Company and SoftBank, including representations and warranties relating to the following:

•        corporate organization, qualification to do business and good standing;

•        authorization to enter into the Business Combination Agreement and to complete the contemplated transactions;

•        ownership;

•        governmental and regulatory consents necessary in connection with the Business Combination;

•        absence of conflicts with organizational documents, applicable laws and certain contracts as a result of entering into the Business Combination Agreement or consummating the Business Combination;

•        no litigation;

•        investment representations;

•        finders and brokers;

•        accuracy of the information supplied; and

•        no additional representations and warranties.

Covenants

As described in further detail below, the Business Combination Agreement also contains certain covenants of the parties, which do not survive the Closing (other than those that are to be performed after the Closing). Certain of the covenants are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

Conduct of Business Prior to Closing by the Company, Pubco and CEP Merger Sub

During the period from the date of the Business Combination Agreement until the earlier of (a) the Closing or (b) the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), the Company, Pubco and CEP Merger Sub agreed to (i) only engage in activities relating to the initial organization and commencement of their respective operations, and, in the case of the Company, the Contribution, (ii) to comply in all material respects with all laws applicable to them and their respective businesses and assets and (iii) to take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, and to preserve the possession, control and condition of their respective material assets.

In addition, during the Interim Period, the Company, Pubco and CEP Merger Sub agreed not to, without the prior written consent of CEP and SoftBank:

•        amend, waive or otherwise change their respective organizational documents;

•        amend, waive or otherwise change, or terminate the Contribution Agreement, the Sponsor Support Agreement or the Securities Exchange Agreement;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any person in excess of $250,000 individually or $500,000 in the aggregate;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or CEP Merger Sub;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

•        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any related person as defined in the Business Combination Agreement (other than compensation and benefits and advancement of expenses);

•        authorize or agree to do any of the foregoing actions; and

•        solely with respect to the Company, issue any Company Interests (other than pursuant to the Contribution).

In addition, during the Interim Period, each Seller agreed not to sell, transfer or dispose of any Company Interests owned by such Seller without the prior written consent of CEP.

Conduct of Business Prior to Closing by CEP

During the Interim Period, CEP agreed to (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, (ii) comply with all applicable laws applicable to it, the CEP Subsidiaries and their businesses, assets and employees and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.

In addition, during the Interim Period, CEP agreed not to and to cause its subsidiaries not to, without the prior written consent of Sellers and SoftBank:

•        amend, waive or otherwise change its organizational documents;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        subject to certain exceptions, incur, create, assume, prepay, repay or otherwise become liable for any indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person;

•        make or rescind any material election relating to taxes, settle any action relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

•        amend, waive or otherwise change the Trust Agreement;

•        subject to certain exceptions, amend or otherwise modify, terminate, waive or assign or delegate (as applicable) any right or obligation under any CEP Material Contract or enter into any new contract that would be a CEP Material Contract;

•        other than drawings on the CEP Loans or as expressly required by the Sponsor Support Agreement, enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any contracts, arrangements or transactions with any related person, including any ancillary document to which CEP or any related person is a party;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        establish any subsidiary or enter into any new line of business;

•        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting CEP’s outside auditors;

•        subject to certain exceptions, waive, release, assign, settle or compromise any action (including any action relating to the Business Combination Agreement or the Transactions) or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in CEP’s financial statements;

•        acquire, any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the CEP Merger);

•        subject to certain exceptions, voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement; or

•        authorize or agree to do any of the foregoing actions.

No Solicitation

During the Interim Period, the parties agreed not to solicit, encourage or engage in discussions regarding any Acquisition Proposal or Alternative Transaction outside the transactions contemplated by the Business Combination Agreement. Alternative Transactions include (i) with respect to the Company, the sale of any material business or assets of the Company or the sale of any equity interests or profits of the Company, (ii) with respect to the Sellers, the sale of any Bitcoin that would materially impair the Sellers’ ability to perform their obligations under the Contribution Agreement or the sale of any portion of the Initial PIPE Bitcoin and (iii) with respect to CEP and its Affiliates, entering into another business combination involving CEP. The parties also agreed not to provide non-public information or enter into any agreements related to such proposals. If any party receives an Acquisition Proposal, such party is expected to promptly notify the other parties and keep them informed of any developments.

Registration Statement

Pubco and CEP agreed (i) to prepare and file this Registration Statement with SEC as promptly as practicable, with the reasonable assistance of the Company, after the Company’s audited financial statements are completed; (ii) that the Registration Statement will include a proxy statement for soliciting proxies from CEP Shareholders to vote on the Proposals at the Meeting and (iii) to take all reasonable and necessary actions to satisfy legal requirements in connection with this Registration Statement, the Meeting, and the redemption process for Public Shareholders. Once this Registration Statement is effective (such date, the “Effective Date”), CEP agreed, as soon as practicable after the Effective Date, to set a record date and distribute the Registration Statement to CEP Shareholders and then call and convene the Meeting within 30 days of the Effective Date. CEP agreed to bear all fees, costs and expenses incurred by any party in connection with the filing of the Registration Statement with the SEC and submitting a listing application for Pubco Class A Stock to Nasdaq or other applicable securities exchange.

CEP agreed that the CEP Board will not change, withdraw, withhold, qualify or modify its recommendation to the CEP Shareholders that they vote in favor of (i) the approval of the Business Combination Agreement and the Transactions as a Business Combination, (ii) the approval of the CEP Merger and (iii) the adoption and approval of such other matters as the Sellers, the Company, Pubco and CEP mutually determine to be necessary to effect the Transactions (“Modification in Recommendation”) unless there is an Intervening Event (an “Intervening Event Change in Recommendation”) and CEP follows the procedures described below.

Under the Business Combination Agreement, an “Intervening Event” is defined as any material and negative event after the date of the Business Combination Agreement that (i) was not known and was not reasonably foreseeable to the CEP Board as of the date of the Business Combination Agreement (or the consequences or magnitude of which were not reasonably foreseeable to the CEP Board as of the date of the Business Combination Agreement), which becomes known to the CEP Board prior to the Meeting, and (ii) does not relate to and excludes, whether alone or in combination, (A) any Acquisition Proposal or Alternative Transaction (in each case, solely with respect to CEP), (B) the Transactions and/or of the Business Combination Agreement or any Ancillary Agreement (or any actions taken pursuant to the Business Combination Agreement or any Ancillary Agreement, including obtaining all consents required to be obtained from any governmental authority or any other person), (C) any change in the price or trading volume of CEP Class A Ordinary Shares, (D) any action filed or threatened against CEP or any member of the CEP Board arising out of or related to the Transactions by any person and (E) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iii) and (iv) of this definition. The parties agreed that in the event that the CEP Board does not make an Intervening

Event Change in Recommendation, the CEP Board, in furtherance of its fiduciary duty, will still be permitted to advise CEP Shareholders of their right to redeem in the Public Shares in connection with the Business Combination and provide the CEP Shareholders with a detailed explanation and rationale for such advice.

The CEP Board may at any time prior to, but not after, obtaining the Required Shareholder Approval, make an Intervening Event Change in Recommendation if the CEP Board determines in good faith, based on the advice of its outside counsel, that the failure to take such action would be a breach of the fiduciary duties of the CEP Board, provided that:

(i)     the Company shall have received written notice from CEP of CEP’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by CEP (the “Intervening Event Notice Period”), which notice will specify the applicable Intervening Event in reasonable detail (including the facts and circumstances providing the basis for the determination by the CEP Board to effect such Intervening Event Change in Recommendation);

(ii)    during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, CEP and its representatives will have negotiated in good faith with the Company and its representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of the Business Combination Agreement as would enable the CEP Board to proceed with its recommendation of the Business Combination Agreement and the Transactions and not make such Intervening Event Change in Recommendation;

(iii)   CEP and its representatives shall have provided to the Company and its representatives all applicable information with respect to such Intervening Event reasonably requested by the Company to permit the Company to propose revisions to the terms of the Business Combination Agreement; and

(iv)   if the Company requested negotiations in accordance with the above, the CEP Board may make an Intervening Event Change in Recommendation only if the CEP Board, after considering in good faith any revisions or adjustments to the terms and conditions of the Business Combination Agreement that the Company will have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by CEP (and the other applicable parties), continues to determine in good faith, based on the advice of outside counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the CEP Shareholders under applicable law.

The parties agreed that during an Intervening Event Notice Period, the obligations of CEP and/or the CEP Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, will be tolled to the extent reasonably necessary until such time as CEP has filed an update to this Registration Statement with the SEC (which CEP shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Intervening Event Notice Period, CEP will be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for CEP Shareholders to consider any revised recommendation.

CEP agreed that, to the fullest extent permitted by applicable law, (i) CEP’s obligations to establish a record date for, duly call, give notice of, convene and hold the Meeting will not be affected by any Modification in Recommendation, and (ii) CEP will establish a record date for, duly call, give notice of, convene and hold the Meeting and submit the CEP Shareholder Approval Matters for approval by the CEP Shareholders.

Post-Closing Pubco Board of Directors and Executive Directors

The parties agreed to take all necessary actions to ensure that the Pubco Board, effective as of Closing, consists of seven (7) directors, including the six (6) people designated by SoftBank and the Sellers in accordance with the Governance Term Sheet, at least three (3) of whom are required to qualify as independent directors under Nasdaq rules, as well as the chief executive officer of Pubco.

For purposes of Texas law, the Chief Executive Officer shall also serve as the President unless otherwise determined by the Pubco Board. The parties also agreed that they will take all actions necessary to ensure that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless the Sellers appoint another qualified person to either such role, in which case, such other person will serve in such role).

Indemnification of Directors and Officers and Tail Insurance

Each party agreed that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of CEP, the Company, Pubco, the CEP Subsidiaries or CEP Merger Sub (the “D&O Indemnified Persons”) as provided in their respective organizational documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and CEP, any CEP Subsidiary, the Company, Pubco or CEP Merger Sub, will survive the Closing. For a period of six years after Effective Time, Pubco’s, CEP’s, the CEP Subsidiaries’, the Company’s and the CEP Merger Sub’s organizational documents will contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth in such documents as of the date of the Business Combination Agreement. This covenant survives the Closing.

To the extent not covered by the existing directors’ and officers’ insurance of CEP or, from and after the Effective Time, the D&O Tail Insurance, and further only to the extent not covered (or excluded) by the indemnity and exculpatory provisions contained in the CEP organizational documents, Pubco has agreed to indemnify, defend and hold harmless the current directors of CEP (and their heirs and legal representatives) to the fullest extent permitted by applicable law, from, against and in respect of any and all losses, liabilities, damages, penalties, amounts paid in settlement, costs and expenses paid, suffered or incurred by, or imposed upon, any such director that arise out of or result from any shareholder action relating to the board’s failure to make a Modification in Recommendation in response to an adverse and material event involving CEP and occurring after the date of the Business Combination Agreement, which becomes known to the CEP Board prior to the Meeting.

Prior to the Effective Time, CEP has agreed to obtain, and Pubco has agreed to fully pay the premium for, a “tail” insurance policy under CEP’s existing insurance policy for the benefit of CEP’s directors and officers that provides coverage for up to six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”), on terms substantially equivalent to and in any event not less favorable in the aggregate than CEP’s existing coverage, subject to certain limitations.

PIPE Investments

Pubco agreed to use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Convertibles Notes Subscription Agreements and CEP agreed to use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the April Equity PIPE Subscription Agreements.

PIPE Bitcoin Sale

Within ten (10) Business Days after the execution of the Business Combination Agreement, Tether agreed to buy a number of Bitcoin equal to the Initial PIPE Bitcoin and within ten (10) Business Days after the end of the Option Period, Tether agreed to buy a number of Bitcoin equal to the Option PIPE Bitcoin Tether agreed to purchase and place the PIPE Bitcoin into a digital wallet held or operated by or on behalf of Tether, the contents of which are publicly accessible (the “PIPE Digital Wallets”). CEP also agreed to file a Current Report on Form 8-K, about the purchase of the Initial PIPE Bitcoin and the Option PIPE Bitcoin, including the average purchase price thereof, and including details regarding how the content of the PIPE Digital Wallet can be viewed.

On May 12, 2025, CEP filed a Current Report on Form 8-K reporting that Tether has purchased, as the Initial PIPE Bitcoin, 4,812.220927 Bitcoin for an aggregate purchase price of $458,700,000 and an average price per Bitcoin of $95,319.83. On June 9, 2025, CEP filed a Current Report on Form 8-K reporting that Tether has purchased, as the Option PIPE Bitcoin, 917.47360612 Bitcoin for an aggregate purchase price of $99,500,000 and an average purchase price per Bitcoin of $108,449.99.

On June 23, 2025, Tether, Pubco, SoftBank and, solely for certain limited purposes, CEP, entered into the June PIPE Bitcoin Sale and Purchase Agreement, pursuant to which Tether has purchased 1,381.15799423 Bitcoin for an aggregate purchase price of approximately $147,500,000, being the aggregate gross cash proceeds of the June Equity PIPE less a holdback of $3.3 million.

At Closing and upon the funding of the PIPE Investments by the PIPE Investors and completion of the Mergers, Pubco will purchase from Tether, (i) the Initial PIPE Bitcoin for an aggregate price equal to $458.7 million, being the gross cash proceeds of the Initial Convertible Notes PIPE and the April Equity PIPE less a $52 million holdback, (ii) the

Option PIPE Bitcoin for an aggregate price equal to $99.5 million, being the gross cash proceeds of the Option, less a $500,000 holdback and (iii) the June PIPE Bitcoin for an aggregate price equal to the gross cash proceeds of the June Equity PIPE, less a $3.3 million holdback. After such sale, the Initial PIPE Bitcoin, the Option PIPE Bitcoin and the June PIPE Bitcoin will be placed in a custodial account with Anchorage serving as the custodian.

Additional PIPE Bitcoin Sale

Tether agreed to purchase a number of Bitcoin equal to the Additional PIPE Bitcoin, if the sum of the Initial PIPE Bitcoin and the Option PIPE Bitcoin is less than 10,500 Bitcoin. At Closing and immediately after the completion of the PIPE Bitcoin Sale, Tether will transfer and contribute to Pubco all of Tether’s legal and beneficial rights, title and interest in and to the Additional PIPE Bitcoin. In consideration for the Additional PIPE Bitcoin, Pubco will issue to Tether 37,532,514 shares of Pubco Class A Stock and Pubco Class B Stock, respectively, equal to (i) 4,422.688667 Bitcoin multiplied by the Signing Bitcoin Price and then, divided by (ii) $10.00.

Amendment No. 1 to the Business Combination Agreement, which amends the Business Combination Agreement, among other things, to provide that the Additional PIPE Bitcoin Purchase Price used to determine the value of Tether’s contribution of the Additional PIPE Bitcoin to Pubco at the Closing and the number of shares of Pubco Stock to be issued to Tether at the Closing in exchange for the sale of the Additional PIPE Bitcoin by Tether to Pubco shall be based on the Signing Bitcoin Price of $84,863.57, rather than on the aggregate amount Tether paid to purchase the Additional PIPE Bitcoin.

After such sale, the Additional PIPE Bitcoin will be placed into a custodial account with Anchorage serving as the custodian.

Pre-Closing Restructuring

In order to consummate the Transactions, and as soon as practicable after the execution of the Business Combination Agreement, CEP agreed to (i) incorporate CEP Subsidiary A as a Delaware corporation and wholly owned subsidiary of CEP, (ii) as promptly as practicable following the formation of CEP Subsidiary A, cause CEP Subsidiary A to incorporate CEP Subsidiary B as a Delaware corporation and wholly owned subsidiary of CEP Subsidiary A and (iii) as promptly as practicable following the formation of CEP Subsidiary B, cause CEP Subsidiary B to incorporate Company Merger Sub as a Delaware corporation and wholly owned subsidiary of CEP Subsidiary B. Pubco agreed to dissolve and liquidate each merger sub entity it had formed prior to signing, other than CEP Merger Sub, following the incorporation of the CEP Subsidiaries.

Other Covenants

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•        the Company, Pubco and CEP Merger Sub, subject to certain specified restrictions and conditions, providing CEP and SoftBank and their representatives reasonable access to their offices, facilities, employees, contracts, books, records and other information as reasonably requested;

•        CEP, subject to certain specified restrictions and conditions, providing Sellers and SoftBank and their representatives reasonable access to their offices, facilities, employees, contracts, books, records and other information as reasonably requested;

•        the Company and Pubco delivering annual and interim financial statements to CEP, the Sellers and SoftBank on the dates specified in the Business Combination Agreement;

•        CEP keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

•        the Company, Pubco, CEP Merger Sub and the Sellers not trading CEP securities while in possession of material non-public information;

•        each party giving prompt notice to others of, among other matters:

•        any material breach of the agreement or any representation, warranty or covenant;

•        any event or development that would reasonably be expected to prevent or materially delay the Closing; and

•        any material litigation, investigation or proceeding initiated or threatened against such party or its affiliates;

•        each party using its reasonable best efforts and to cooperate fully with the other parties to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement;

•        subject to the terms set forth therein, confidentiality and publicity relating to the Business Combination Agreement and the transactions contemplated thereby;

•        use of funds in the Trust Account;

•        the Company and the Sellers using reasonable best efforts to complete the Contribution immediately prior to Closing;

•        the parties taking all necessary and reasonably requested actions to cause the CEP Class A Ordinary Shares to be delisted from Nasdaq and to terminate CEP’s registration with the SEC, in each case, as of the Closing;

•        prior to or at Closing, Pubco amending and restating its organizational documents to incorporate the terms of the Governance Term Sheet, and otherwise on terms satisfactory to the Sellers, SoftBank and CEP, each acting reasonably;

•        effective as of Closing, CEP, Pubco, Sellers and SoftBank amending and restating the Founder Registration Rights Agreement substantially in the form of the Amended and Restated Registration Rights Agreement;

•        Tether’s obligation to provide SoftBank with certain notices, materials, documents, information or other communications or content in connection with the Business Combination Agreement and/or the other Ancillary Agreements; and

•        should Pubco determine that it will implement a new equity incentive plan in the Interim Period, the Pubco Incentive Plan being in a form reasonably acceptable to the Sellers, SoftBank and CEP.

Conditions to the Parties’ Obligations to the Closing

Conditions to Each Party’s Obligations (subject to written waiver by CEP and the Company where permissible pursuant to applicable law)

The obligations of the parties to consummate (or cause to be consummated) the Transactions are subject to the following mutual conditions:

•        the receipt of the Required Shareholder Approval;

•        the consummation of the Transactions not being prohibited by applicable law;

•        the effectiveness of the Registration Statement;

•        the shares of Pubco Class A Stock having been approved for listing on NYSE, Nasdaq or another national securities exchange; and

•        the April PIPE Investments (exclusive of the Option) having been fully funded in accordance with the respective PIPE Subscription Agreements.

Conditions to Obligations of the Company, Pubco, CEP Merger Sub and the Sellers (subject to written waiver by CEP)

The obligations of the Company, Pubco, CEP Merger Sub and the Sellers to consummate (and cause to be consummated) the Transactions are subject to:

•        the representations and warranties of CEP being true and correct, subject to the applicable materiality standards contained in the Business Combination Agreement,

•        material compliance by CEP with its applicable pre-closing covenants,

•        there having been no occurrence of a Material Adverse Effect with respect to CEP since the date of the Business Combination Agreement which is continuing and uncured, and

•        the Sponsor having performed in all material respects its obligations required under the Sponsor Support Agreement.

Conditions to Obligations of CEP (subject to written waiver by the Company)

The obligations of CEP to consummate (or cause to be consummated) the Transactions are subject to:

•        the representations and warranties of the Company, Pubco, CEP Merger Sub and each Seller being true and correct, subject to the applicable materiality standards contained in the Business Combination Agreement;

•        material compliance by the Company, Pubco, CEP Merger Sub and each Seller with their respective pre-closing covenants;

•        no occurrence of a Material Adverse Effect with respect to the Company or Pubco, and

•        completion of the Contribution.

Termination and Effects of Termination

The Business Combination Agreement contains certain termination rights for different parties. If the Business Combination Agreement is validly terminated pursuant to the following grounds, the Business Combination Agreement will become void without any liability on the part of any of the parties thereto or their respective representatives except in the case of willful breach of the Business Combination Agreement or the fraud of a party thereto. However, confidentiality, waiver of claims against the Trust Account and certain other technical provisions will continue in effect notwithstanding termination if the Business Combination Agreement. No party is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Business Combination Agreement.

Mutual Termination Rights

The Business Combination Agreement may be terminated and the Transactions may be abandoned by:

•        mutual written consent of CEP, the Sellers and SoftBank;

•        subject to certain limitations, either CEP or the Sellers if any conditions to the Closing under the Business Combination Agreement has not been satisfied or waived by the first anniversary of the Business Combination Agreement;

•        subject to certain limitations, either CEP or the Sellers, if a governmental authority has issued a final and non-appealable order taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions; or

•        written notice by either CEP or Sellers, if the Meeting is held, CEP Shareholders have duly voted and the Required Shareholder Approval was not obtained.

Sellers’ Termination Rights

The Business Combination Agreement may be terminated and the Transactions may be abandoned by the Sellers:

•        if subject to certain limitations, CEP has materially breached any of its representations, warranties, covenants or agreements or if any representation or warranty of CEP has become materially untrue or materially inaccurate and such breach or inaccuracy is incapable of being cured or is not cured within the timeframe described under the Business Combination Agreement; or

•        within ten (10) Business Days after there has been a Modification in Recommendation.

CEP’s Termination Rights

The Business Combination Agreement may be terminated and the Transactions may be abandoned by CEP if, subject to certain limitations, the Company, Pubco or CEP Merger Sub or any Seller has materially breached any of its representations, warranties, covenants or agreements or if any representation or warranty of CEP has become materially untrue or materially inaccurate and the breach or inaccuracy is incapable of being cured or is not cured within the timeframe described under the Business Combination Agreement.

Trust Account Waiver

The Company, Pubco, CEP Merger Sub and each of the Sellers agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in CEP’s trust account held for its public shareholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

Amendments

The Business Combination Agreement may be amended or modified only by execution of a written instrument signed by each of CEP, Pubco, CEP Merger Sub, the Company, the Sellers and SoftBank.

Specific Performance

The Parties agreed that they shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Business Combination Agreement and to enforce specifically the terms and provisions thereof, in each case, without posting a bond or undertaking and without proof of damages, which rights are in addition to any other remedy to which they are entitled at law or in equity.

Other Transaction Agreements

Contribution Agreement

Contemporaneously with the execution of the Business Combination Agreement, Tether, Bitfinex and the Company entered into the Contribution Agreement, pursuant to which, immediately prior to the Closing, Tether and Bitfinex will make the Contribution to the Company, which consists of 24,500 Bitcoin and 7,000 Bitcoin, respectively, in exchange for (i) in the case of Tether, 208 Company Class A Interests and 208 Company Class B Interests, and (ii) in the case of Bitfinex, 59 Company Class A Interests and 59 Company Class B Interests.

The Contribution Agreement may be terminated prior to the Closing as follows: (a) by the mutual written consent of the parties thereto, CEP and SoftBank; or (b) automatically with no further action required by the parties thereto if the Business Combination Agreement is terminated in accordance with its terms.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, CEP, Pubco and the Sponsor entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed (i) to vote its CEP Ordinary Shares in favor each of the Proposals, (ii) to vote its CEP Ordinary Shares against any Alternative Transactions, (iii) to comply with the restrictions imposed by the Insider Letter, including the restrictions on transfer and redemption of CEP Ordinary Shares in connection with the Transactions, and (iv) subject to and conditioned upon the Closing, agree that any loans outstanding from the Sponsor to CEP shall be repaid as follows: (a) with respect to the Sponsor Loan, the aggregate amount owed by CEP, as set forth on the CEP Pre-Closing Statement delivered by CEP prior to the Closing, shall be automatically converted, immediately prior to the CEP Merger, into CEP Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of such CEP Class A Ordinary Shares to the Sponsor, the Sponsor Loan shall be deemed satisfied in full, provided, however, that the portion of the Sponsor Loan that is drawn by or on behalf of CEP to pay for any SEC or Nasdaq fees, costs and expenses pursuant to the Business Combination Agreement, shall be repaid in cash at the Closing in accordance with the Business Combination Agreement and (b) with respect to all other CEP Loans (other than the Sponsor Loan), all amounts outstanding thereunder as of the Closing, as set forth on the CEP Pre-Closing Statement delivered by CEP prior to the Closing, shall be repaid in cash at the Closing in accordance with the Business Combination Agreement.

On June 25, 2025, Pubco, CEP and the Sponsor entered into the Sponsor Support Agreement Amendment, pursuant to which the Sponsor has agreed to forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares so that such number of CEP Class A Ordinary Shares retained by the Sponsor equals the lesser of (a) 25% of the sum of the number of Public Shares not subject to redemption in connection with the Closing and the number of CEP Class A Ordinary Shares issued in the Equity PIPE and (b) the sum of (i) 7,084,804 and (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, divided by $10.00. The Sponsor Support Agreement also provides that upon the Closing, the Sponsor will enter into the Securities Exchange Agreement, as further described below and substantially in the form attached to the Sponsor Support Agreement.

Further, pursuant to the Sponsor Support Agreement, the parties agreed that at the Closing they would enter into an amendment to the Insider Letter, to modify the terms of the lock-up applicable to the CEP Founder Shares to be consistent with the lock-up set forth in the Lock-Up Agreements.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and the termination of the Business Combination Agreement pursuant to its terms and, if the Business Combination Agreement is terminated pursuant to its terms, all provisions of the Sponsor Support Agreement will terminate and be of no further force or effect.

Securities Exchange Agreement

In connection with the CEP Merger, immediately after the Closing, the Sponsor will be issued a number of shares of Pubco Class A Stock in exchange for the CEP Class A Ordinary Shares that Sponsor received from CEP after conversion of the Founder Shares. At Closing, Pubco and the Sponsor will enter into the Securities Exchange Agreement, pursuant to which the Sponsor will exchange the Exchange Shares for Exchange Notes equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share. The Exchange Notes and shares of Pubco Class A Stock issuable upon conversion thereof will have the same registration rights as set forth in the Convertible Notes Subscription Agreements.

Closing of this exchange transaction is only conditional upon the Closing. The Securities Exchange Agreement includes customary representations and warranties for both Pubco and the Sponsor.

Governance Term Sheet and Governance Agreement

Contemporaneously with the execution of the Business Combination Agreement, Tether, Bitfinex and SoftBank entered into the Governance Term Sheet, which sets out the main terms on which Pubco will prepare the Proposed Organizational Documents, which will be adopted at or prior to Closing. At Closing, Tether, Bitfinex and SoftBank will enter into the Governance Agreement, which will implement the terms of the Governance Term Sheet. The Governance Agreement will provide that, among other things, Pubco will be incorporated pursuant to the TBOC and Pubco will utilize certain of the controlled company exemptions of its relevant national securities exchange.

Pursuant to the Amended and Restated Certificate of Formation, Pubco will issue two (2) classes of shares of Pubco Stock, Pubco Class A Stock and Pubco Class B Stock, with different voting and economic rights attached to them. The shares of Pubco Class A Stock will have no voting rights other than as required by applicable law, whereas, holders of shares of Pubco Class B Stock will be entitled to one (1) vote per share. Holders of Pubco Class A Stock will be entitled to receive distributions in proportion to the number of shares of Pubco Class A Stock held by them, whereas, holders of Pubco Class B Stock will not have any economic rights. In addition, the shares of Pubco Class A Stock will be listed for trading and will be freely transferable, subject to the terms of the Lock-Up Agreements, the Insider Letter and any restrictions pursuant to applicable laws. The shares of Pubco Class B Stock will not be listed or freely transferable, except as permitted pursuant to the terms of the Amended and Restated Bylaws.

The Pubco Board will be made up of seven (7) directors, including four (4) designated by Tether (with at least two (2) of them qualifying as independent directors under the rules of Nasdaq or any other national securities exchange), two (2) designated by SoftBank (with at least one (1) of them qualifying as an independent director under the rules of Nasdaq or any other national securities exchange) and the seventh (7th) being the Chief Executive Officer of Pubco. Tether and SoftBank’s rights to appoint directors to the Pubco Board will change based on their respective percentage holdings of Pubco’s voting rights.

Tether shall be entitled to designate:

(i)     four (4) directors for so long as Tether and Bitfinex hold (in aggregate) 50% or more of Pubco’s voting rights;

(ii)    three (3) directors for so long as Tether and Bitfinex hold (in aggregate) 30% or more of Pubco’s voting rights;

(iii)   two (2) directors for so long as Tether and Bitfinex hold (in aggregate) 20% or more of Pubco’s voting rights; and

(iv)   one (1) director for so long as Tether and Bitfinex hold (in aggregate) 10% or more of Pubco’s voting rights.

SoftBank shall be entitled to designate:

(i)     two (2) directors for so long as it holds 20% or more of Pubco’s voting rights; and

(ii)    one (1) director for so long as it holds 10% or more of Pubco’s voting rights.

All members of the Pubco Board will be elected for a one-year term and may be re-elected for successive terms. The Governance Agreement will also provide guidance as to the selection of the chair of the Pubco Board, meeting quorum, reserved matters and committees to be established by the Pubco Board as well as the appointment of the key management team and the corporate policies to be adopted by the Pubco Board after Closing.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, CEP, Pubco, the Sponsor, each Seller and SoftBank will enter into the Amended and Restated Registration Rights Agreement that will amend and restate the registration rights agreement entered into between CEP and the Sponsor at the time of the CEP IPO, and pursuant to which Pubco will (i) assume the registration obligations of CEP under such registration rights agreement, with such rights applying to the shares of Pubco Class A Stock and (ii) provide registration rights with respect to the resale of shares of Pubco Class A Stock held by the Sponsor, each Seller and SoftBank.

Pubco estimates that up to approximately 308,632,417 shares of Pubco Class A Stock will be subject to registration rights pursuant to the Amended and Restated Registration Rights Agreement immediately following the Closing, representing approximately 89.1% of the total issued and outstanding shares of Pubco Class A Stock following the Business Combination and the consummation of the PIPE Investments, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan.

SoftBank Purchase Agreement

Contemporaneously with the execution of the Business Combination Agreement, Tether and SoftBank entered into the SoftBank Purchase Agreement (as amended and restated on June 23, 2025), pursuant to which, among other things, immediately following the Closing, Tether will transfer to SoftBank an equal number of shares of Pubco Class A Stock and Pubco Class B Stock (the “SoftBank Shares”) (calculated based on the formula below), and SoftBank will pay Tether as consideration for such transfer of the SoftBank Shares, the sum of:

(i)     an amount equal to the lesser of (A) 10,500 multiplied by the average of the Bitcoin Price for the ten day period ending on the Business Day immediately prior to the closing of the Company Merger (such amount, the “SoftBank Bitcoin Amount”), and (B) $1,000,000,000;

(ii)    an amount equal to (A) the lesser of (x) the SoftBank Bitcoin Amount and (y) $1,000,000,000 multiplied by (B) the Applicable Rate (such amount, the “SoftBank Bitcoin Cost Amount”);

(iii)   an amount equal to (A) the quotient of (x) the Initial PIPE Bitcoin plus the Option PIPE Bitcoin, in each case valued at the average of the Bitcoin Price for the ten day period ending on the Business Day immediately prior to the closing of the Company Merger and (y) three, multiplied by (B) the Applicable Rate (such amount, the “April PIPE Bitcoin Cost Amount”); and

(iv)   An amount equal to (A) the June PIPE Bitcoin valued at the average of the Bitcoin Price for the ten day period ending on the Business Day immediately prior to the closing of the Company Merger multiplied by (B) SoftBank’s percentage ownership of Pubco at the Closing after giving effect to the transfer of the SoftBank Shares pursuant to the SoftBank Purchase Agreement, but excluding the effect of the June Equity PIPE, multiplied by (C) the Applicable Rate (such amount, the “June PIPE Bitcoin Cost Amount” and, together with the April PIPE Bitcoin Cost Amount, the “PIPE Bitcoin Cost Amount”).

SoftBank has the option to pay the SoftBank Bitcoin Cost Amount and the PIPE Bitcoin Cost Amount either (i) in cash or (ii) by reducing the number of SoftBank Shares that would otherwise be transferred by Tether to SoftBank at the closing of the SoftBank Purchase Agreement by a number of shares equal to (A) (x) the SoftBank Bitcoin Cost Amount plus the April PIPE Bitcoin Cost Amount, divided by (y) $10.00 plus (B) the June PIPE Bitcoin Cost Amount, divided by $21.00 (rounded to the next whole share) (such shares, the “Net Settlement Shares”).

The number of SoftBank Shares to be transferred will be calculated based on the following formula:

(i)     (A) the lesser of (x) 10,500 multiplied by the average of the Bitcoin Price for the ten day period ending on the Business Day immediately prior to April 22, 2025, and (y) $1,000,000,000, divided by (B) $10.00 (rounded to the next whole share) (the result of this clause (i) the “Base Share Amount”), minus

(ii)    the Net Settlement Shares (if any), minus

(iii)   the Withholding Shares (if any), minus

(iv)   if the SoftBank Bitcoin Amount exceeds $1,000,000,000, a number of shares equal to (A) the Base Share Amount, multiplied by (B) (x) one (1) minus (y) the fraction obtained by dividing $1,000,0000,000.00 as numerator, by the SoftBank Bitcoin Amount as denominator (rounded to the next whole share).

The SoftBank Purchase Agreement includes customary representations and warranties for both Tether and SoftBank. Tether also agreed that it will not, without SoftBank’s prior written consent, take any actions that would result in Pubco engaging in a business that is inconsistent with the operations reflected in an agreed-upon business plan or in any communication made to Nasdaq, any securities exchange or the SEC through the closing of the SoftBank Purchase Agreement (the “Business Plan Covenant”). Tether also agreed to provide SoftBank with certain notices, including notices of alleged violations of the Business Combination Agreement.

The closing of the SoftBank Purchase Agreement is contingent upon, among other customary closing conditions, (i) the Closing, (ii) that there not have been any waiver or amendment of any provision of any of the Business Combination Agreement, any Convertible Notes Subscription Agreement or Equity PIPE Subscription Agreement, or any of the Ancillary Agreements, in each case, without SoftBank’s prior written consent, and (iii) SoftBank’s wiring of the purchase price.

The SoftBank Purchase Agreement will terminate upon the earliest to occur of:

(i)     the termination of the Business Combination Agreement in accordance with its terms;

(ii)    the mutual written agreement of Tether and SoftBank;

(iii)   SoftBank’s election to terminate following a material breach of the Business Plan Covenant;

(iv)   SoftBank’s or Tether’s election to terminate following a breach of any other representation warranty, covenant or agreement of the SoftBank Purchase Agreement; and such breach is not curable within twenty (20) days of SoftBank delivering notice of such breach; and

(v)    SoftBank or Tether’s election to terminate if there has been any waiver or amendment of any material provision of the Business Combination Agreement, any Convertible Notes Subscription Agreement or Equity PIPE Subscription Agreement, or any of the Ancillary Agreements, in each case, without SoftBank’s prior written consent.

For the purposes of this section only, capitalized terms used but not defined herein shall have the meanings given to them in the SoftBank Purchase Agreement.

Lock-Up Agreements

Concurrently with the Closing, each of the Sellers and SoftBank (for the purposes of this section, each a “Holder”) will enter into a Lock-Up Agreement with Pubco, pursuant to which each Seller and SoftBank will agree that the shares of Pubco Class A Stock received by each Seller and the shares of Pubco Class A Stock transferred by Tether to SoftBank (the “Restricted Securities”) will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions.

The shares of Pubco Class A Stock held by each Seller and SoftBank will be locked up until the earlier of (i) the Anniversary Release; provided that, in the event the Resale Registration Statement has not been declared effective on or prior to the Anniversary Release, then the Anniversary Release will be deemed to be the date the Resale Registration Statement is declared effective by the SEC and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Stock for cash, securities or other property.

The foregoing lock-up restrictions do not apply to the following permitted transfers so long as the transferee of such permitted transfer executes and delivers to Pubco an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of the Lock-Up Agreement and that Restricted Securities will not be transferred any further:

(i)     in the case of an entity, transfers (A) to another entity that is an affiliate of the Holder, (B) as part of a distribution to members, partners or stockholders of Holder and (C) to officers or directors of Holder, any affiliate or family member of any of Holder’s officers or directors, or to any members, officers, directors or employees of Holder or any of its affiliates;

(ii)    in the case of an individual, transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person;

(iii)   to a charitable organization;

(iv)   in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual;

(v)    in the case of an individual, transfers pursuant to a qualified domestic relations order;

(vi)   in the case of an entity, transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vii)  transfers to satisfy any U.S. federal, state or local income tax obligations of Holder (or its direct or indirect owners) to the extent necessary to cover any tax liability as a direct result of the Transactions;

(viii) transfers in the form of a pledge of Restricted Securities in a bona fide transaction as collateral to secure obligations pursuant to lending or other financing arrangements between a Holder (or its affiliates), on the one hand, and a third party, on the other hand, for the benefit of such Holder and/or its affiliates, provided, however, that during the period Restricted Securities are locked up, such third party shall not be permitted to foreclose upon such Restricted Securities or otherwise be entitled to enforce its rights or remedies with respect to the Restricted Securities, including, without limitation, the right to vote, transfer or take title to or ownership of such Restricted Securities; or

(ix)   transfers pursuant to the SoftBank Purchase Agreement.

Services Agreement

Concurrently with the Closing, Pubco and Tether will enter into the Services Agreement. Twenty One and its subsidiaries with access to select services. The services will include: information technology services, such as the development and maintenance of IT systems and cybersecurity; legal services related to regulatory compliance, corporate governance, and intellectual property; health, safety, and environmental services; management and commercialization of intellectual property; treasury and risk management, including Bitcoin trading; human resources services like payroll and benefits administration; and investor relations services. These services will be available on an as-needed basis and will be administered under customary commercial terms for such services.

The Services Agreement will remain in effect unless and until terminated by either Tether or Pubco by providing 30 days’ prior written notice.

Convertible Notes Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, Pubco and CEP entered into the Convertible Notes Subscription Agreements with the Convertible Note Investors, pursuant to which the Convertible Note Investors have agreed to purchase $340.2 million aggregate principal amount of Convertible Notes, upon the terms and subject to the conditions set forth therein. In addition, Pubco granted the Convertible Note Investors an option to purchase, for a period of 30 days following the execution of the Convertible Notes Subscription Agreements, additional Convertible Notes in an aggregate principal amount of up to $100 million, on a pro rata basis based on such Convertible Note Investor’s participation in the Initial Convertible Notes PIPE. The Option was fully subscribed as of the expiration of the Option Period on May 22, 2025, including the Sponsor entering into the Sponsor Convertible Notes Subscription Agreement on May 22, 2025 to purchase its pro rata allotment of the Option Notes. With the inclusion of the Subscription Notes, Option Notes, Exchange Notes and Engagement Letter Notes, the total aggregate principal value of the Convertible Notes will be $486.5 million.

As described above, the net proceeds of the Convertible Notes PIPE will be used by Pubco to purchase the PIPE Bitcoin.

The closing of the Convertible Notes PIPE is contingent upon the satisfaction of all closing conditions to consummate the Transactions and the Convertible Note Investors’ consent to any amendments, modifications or waivers to the terms of the Business Combination Agreement that would reasonably be expected to materially and adversely affect the economic benefits of the Convertible Note Investors, among other customary closing conditions.

Pursuant to the Convertible Notes Subscription Agreements, Pubco has agreed to certain obligations to register and maintain the registration of the Convertible Notes and the shares of Pubco Class A Stock underlying the Convertible Notes including that, within 30 calendar days after the Closing, Pubco will file with the SEC (at Pubco’s sole cost and expense) the Resale Registration Statement registering the resale of the Convertible Notes and the shares of Pubco Class A Stock underlying the Convertible Notes, and Pubco shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than 90 calendar days after the Closing, which may be extended an additional 90 calendar days depending on the level of SEC review involved.

Each Convertible Notes Subscription Agreement shall terminate and be void and of no further force and effect upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (ii) the mutual written agreement of the respective parties to terminate such agreement; or (iii) April 22, 2026.

The descriptions of the terms of the Convertible Notes Subscription Agreements in this section are also applicable to the Sponsor Convertible Notes Subscription Agreement.

Indenture

Concurrently with the Closing, pursuant to the Convertible Notes Subscription Agreements, Pubco, U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and Anchorage, as Collateral Agent, will enter into the Indenture, pursuant to which Pubco will issue the Convertible Notes.

The following is a brief description of the terms of the Convertible Notes and the Indenture. The description of the Indenture is qualified in its entirety by reference to the full and complete terms of the form of Indenture.

The Convertible Notes are senior, secured obligations of Pubco and accrue interest at a rate of 1.00% per annum payable semi-annually in arrears and will mature approximately five (5) years from the date the Convertible Notes are issued (the “Issue Date”), unless earlier converted, redeemed or repurchased.

The initial conversion rate will be determined based on the formula set forth in the Indenture as calculated at the Closing, subject to customary adjustments. The conversion price is based on a reference price of $10.00 per share, multiplied by a ratio of (i) the BRRNY as averaged over the ten (10) consecutive days prior to Closing to (ii) $84,863.57, representing the Bitcoin Price as averaged over the ten (10) consecutive days prior to April 22, 2025, and is subject to a 30% premium.

The conversion rate is subject to customary anti-dilution adjustments. In addition, upon the occurrence of certain events prior to the maturity date or if Pubco delivers a notice of redemption, Pubco will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate event or notice of redemption, as the case may be, in certain circumstances. The specific methodology for calculating the conversion price is set forth in the Indenture.

The Convertible Notes will be convertible into cash, shares of Pubco Class A Stock or a combination of cash and shares of Pubco Class A Stock, at Pubco’s election. Commencing after the calendar quarter ending on December 31, 2025 and prior to the close of business on the Business Day immediately preceding the date that is six (6) months prior to the maturity date, the Convertible Notes will be convertible at the option of holders only upon the satisfaction of certain conditions and during certain periods, including if the last reported sale price of Pubco Class A Stock exceeds 130% of the conversion price for certain specified periods. Thereafter, holders of the Convertible Notes may convert their Convertible Notes at their option at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.

Pubco may redeem for cash all or any portion of the Convertible Notes, at its option, on or after the date that is three (3) years after the Issue Date if the last reported sale price of Pubco Class A Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Pubco provides notice of redemption at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If Pubco undergoes a “fundamental change” (as defined in the Indenture), holders of the Convertible Notes may require Pubco to repurchase for cash all or any portion of their Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. In addition, holders of the Convertible Notes have the right to require Pubco to repurchase for cash all or any portion of their Convertible Notes beginning three years from the Issue Date at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Convertible Notes then outstanding may declare the entire principal amount of all the Convertible Notes, and the interest accrued on such Convertible Notes, if any, to be immediately due and payable. Upon events of default involving specified bankruptcy events involving Pubco, the Convertible Notes will be due and payable immediately.

The Indenture provides that, if Pubco fails to meet certain registration deadlines described in the Indenture, the interest rate on the Convertible Notes will increase by 3.00% per annum for so long as such failure continues.

Security Agreement

Concurrently with the Closing, pursuant to the Convertible Notes Subscription Agreements, Pubco and Anchorage, as collateral agent and securities intermediary, will enter into the Security Agreement.

Pursuant to the Security Agreement, subject to certain exceptions, the Convertible Notes will be secured by a first priority security interest in such number of Bitcoin representing $1,459.5 million, calculated based on the Bitcoin Price as averaged over the ten (10) consecutive days immediately prior to the Closing.

The description of the Security Agreement is qualified in its entirety by reference to the full and complete terms of the form of the Security Agreement which is attached as Exhibit A to the Convertible Notes Subscription Agreement.

Equity PIPE Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, CEP and Pubco entered into the April Equity PIPE Subscription Agreements with the April Equity PIPE Investors, pursuant to which, CEP agreed to issue, and the April Equity PIPE Investors agreed to purchase, 20,000,000 CEP Class A Ordinary Shares at a purchase price of $10.00 per share, for an aggregate purchase price of $200 million. The purchase price for the April Equity

PIPE Shares may be paid in either cash or Bitcoin (based on the Signing Bitcoin Price), at the sole election of each of the April Equity PIPE Investors. The April Equity PIPE Investors have elected to purchase an aggregate of 2,950,000 April Equity PIPE Shares for 347.6168 Bitcoin, with 17,050,000 April Equity PIPE Shares to be purchased in cash.

On June 19, 2025, CEP and Pubco entered into the June Equity PIPE Subscription Agreements with the June Equity PIPE Investors, pursuant to which CEP agreed to issue, and the June Equity PIPE Investors agreed to purchase, 7,857,143 CEP Class A Ordinary Shares at a purchase price of $21.00 per share, for an aggregate purchase price of $165 million. The purchase price for the June Equity PIPE Shares may be paid in either cash or Bitcoin (based on the CME CF Bitcoin Reference Rate New York Variant as averaged over the ten consecutive days immediately prior to date of the June Equity PIPE Subscription Agreements), at the sole election of each of the June Equity PIPE Investors. The June Equity PIPE Investors have elected to purchase an aggregate of 676,191 June Equity PIPE Shares for 132.9547 Bitcoin, with 7,180,952 Equity PIPE Shares to be purchased in cash.

Pursuant to the terms of the Business Combination Agreement and the June PIPE Bitcoin Sale and Purchase Agreement, the net proceeds from the Equity PIPEs, the Convertible Notes PIPE and the issuance of the Option Convertible Notes will be used by Pubco to purchase the PIPE Bitcoin from Tether. Pursuant to the terms of the Business Combination Agreement, at the Closing, Pubco will purchase the Initial PIPE Bitcoin for an aggregate price equal to $458.7 million, being the gross cash proceeds of the Initial Convertible Notes PIPE and the April Equity PIPE less a $52 million holdback; and, Pubco will purchase the Option PIPE Bitcoin for an aggregate price equal to $99.5 million, being the gross cash proceeds of the Option, less a $500,000 holdback. Pursuant to the terms of the June PIPE Bitcoin Sale and Purchase Agreement, Pubco will purchase the June PIPE Bitcoin for an aggregate price equal to the gross cash proceeds of the June Equity PIPE, less a $3.3 million holdback. The closing of the Equity PIPEs is contingent upon the satisfaction of all closing conditions to consummate the Transactions and the Equity PIPE Investors’ consent to any amendments, modifications or waivers to the terms of the Business Combination Agreement that would reasonably be expected to materially and adversely affect the economic benefits of the Equity PIPE Investors, among other customary closing conditions.

Pursuant to the Equity PIPE Subscription Agreements, CEP and Pubco have agreed to use commercially reasonable efforts to cause the shares of Pubco Class A Stock into which the Equity PIPE Shares will be converted upon consummation of the CEP Merger to be registered on this Registration Statement. To the extent that any such shares of Pubco Class A Stock are unable to be included on this Registration Statement, Pubco has agreed to certain obligations to register and maintain the registration of the Equity PIPE Shares, including that, within 30 calendar days after the Closing, Pubco will file with the SEC (at Pubco’s sole cost and expense) a registration statement registering the resale of the Equity PIPE Shares, and Pubco shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than 90 calendar days after the Closing, which may be extended an additional 90 calendar days depending on the level of SEC review involved.

Each Equity PIPE Subscription Agreement shall terminate and be void and of no further force and effect upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (ii) the mutual written agreement of the respective parties to terminate such agreement; or (iii) April 22, 2026.

Agreements with CF&Co.

CF&Co. was the lead underwriter for the CEP IPO and was paid a cash underwriting discount of $2,000,000 in connection with the CEP IPO.

On August 12, 2024, CEP and CF&Co. entered into the Business Combination Marketing Agreement, pursuant to which CEP engaged CF&Co. as an advisor in connection with an initial business combination to assist CEP in holding meetings with CEP Shareholders to discuss the a potential initial business combination and the acquisition target’s attributes, introduce CEP to potential investors that are interested in purchasing CEP securities and assist CEP with its press releases and public filings in connection with an initial business combination. CEP will pay CF&Co. a cash fee of $3,500,000 for such services upon the consummation of an initial business combination, including the Business Combination.

On April 22, 2025, CEP and Pubco entered into the PIPE Engagement Letter with CF&Co., which was amended by the amendment thereto dated as of June 25, 2025, pursuant to which they engaged CF&Co. as the exclusive placement agent for the PIPE Investments and Pubco engaged CF&Co. for certain future capital markets advisory and other non-financial advisory services. For the services provided thereto, CF&Co. will receive a cash fee at the Closing equal to approximately $19,900,000, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by

Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments (assuming that all such April PIPE Investors fund their commitments in their PIPE Subscription Agreements), and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE (assuming that all June Equity PIPE Investors fund their commitments in their PIPE Subscription Agreements). Additionally, based on the terms therein and depending upon the number of redemptions of Public Shares in connection with the Business Combination, CF&Co. will also receive Convertible Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Unless more than 56.7% of the Public Shares are redeemed in connection with the Closing, and assuming the April PIPE Investments are fully funded, CF&Co. may not receive any Engagement Letter Notes. The PIPE Engagement Letter also provides that, for the 24-month period following the date of the PIPE Engagement Letter, in consideration for the other fees to be received by CF&Co., Pubco may engage CF&Co. or its affiliates to provide certain to be agreed capital markets advisory or other non-financial advisory services with a value of up to $9,250,000 for no additional consideration payable to CF&Co.

On April 22, 2025, CEP entered into the M&A Engagement Letter, pursuant to which CEP engaged CF&Co. as its exclusive financial advisor for the Business Combination. CF&Co. is not entitled to receive any fees pursuant to the M&A Engagement Letter but will be indemnified against certain liabilities arising out of its engagement.

The Merger Proposal

Overview

In connection with the Business Combination, CEP Shareholders are being asked to consider and vote upon a proposal by a special resolution to approve and authorize the CEP Merger and the CEP Plan of Merger. The form of the CEP Plan of Merger is attached to this proxy statement/prospectus as Annex B.

Under the Business Combination Agreement, the approval by CEP Shareholders of the Business Combination Proposal and the Merger Proposal is a condition to the consummation of the Business Combination. If either of those Proposals is not approved by CEP Shareholders, the Business Combination will not be consummated, unless waived by the Parties. The Merger Proposal is conditioned upon the approval of the Business Combination Proposal. The NTA Proposal, the Organizational Documents Proposals and the Nasdaq Proposal are conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal.

Reasons for the CEP Merger

The authorization of the CEP Plan of Merger requires the approval of CEP Shareholders by special resolution as a matter of Cayman Islands law.

Appraisal or Dissenters’ Rights

Under the Cayman Act, minority shareholders have a right to dissent to a merger and if they so dissent, they are entitled to be paid the fair value of their shares, which if necessary, may ultimately be determined by the court. Therefore, CEP Class A Record Holders have a right to dissent to the CEP Merger. In addition, Public Shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the redemption proceeds payable to Public Shareholders who exercise such redemption rights will represents the fair value of those shares.

The following is a brief summary of the rights of CEP Shareholders to dissent from the CEP Merger and receive payment of the fair value of their CEP Ordinary Shares as determined by the Grand Court of the Cayman Islands (solely for purposes of this section, the “Court”) in accordance with the Section 238 of the Cayman Act (“dissenters’ rights”). This summary is not a complete statement of the law and is qualified in its entirety by the complete text of Sections 238 and 239 of the Cayman Act, a copy of which is attached as Annex K to this proxy statement/prospectus. If you are contemplating the possibility of dissenting from the CEP Merger, you should carefully review the text of Annex K, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Act, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting CEP Class A Record Holder is entitled to payment of the fair value of its CEP Class A Ordinary Shares as determined by the Court upon dissenting from the CEP Merger in accordance with Section 238 of the Cayman Act.

The valid exercise of a CEP Class A Record Holder’s dissenters’ rights will preclude the exercise of any other rights by virtue of holding CEP Class A Ordinary Shares in connection with the CEP Merger, other than the right to participate fully in proceedings to determine the fair value of CEP Class A Ordinary Shares held by such holder and to seek relief on the grounds that the CEP Merger is void or unlawful. Therefore, if a CEP Class A Record Holder properly exercises its dissenters’ rights, such holder will not receive any shares of Pubco Class A Stock in the CEP Merger. To exercise dissenters’ rights, you must be a CEP Class A Record Holder and the following procedures must be followed:

(1)    A CEP Class A Record Holder must give written notice of objection (“Notice of Objection”) to CEP prior to the vote to approve the CEP Merger at the Meeting. The Notice of Objection must include a statement that such holder proposes to demand payment for its CEP Class A Ordinary Shares if the CEP Merger is authorized by the vote at the Meeting.

(2)    Within 20 days immediately following the date on which the vote authorizing the CEP Merger is made, CEP must give written notice of the authorization (“Authorization Notice”) to all dissenting shareholders who have served a Notice of Objection.

(3)    Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its decision to dissent (a “Notice of Dissent”) to CEP stating its name and address and the number and class of CEP Class A Ordinary Shares with respect to which it dissents and demanding payment of the fair value of its CEP Class A Ordinary Shares. A dissenting shareholder who dissents must do so in respect of all the Class A CEP Ordinary Shares which it holds. Upon giving of the Notice of Dissent, the dissenting shareholder shall cease to have any of the rights of a shareholder of CEP except the right to be paid the fair value of its CEP Class A Ordinary Shares, the right to participate fully in proceedings to determine the fair value of such CEP Class A Ordinary Shares and the right to seek relief on the grounds that the CEP Merger is void or unlawful.

(4)    Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the CEP Plan of Merger is filed with the Cayman Islands Registrar, whichever is later, CEP (or the surviving company in the CEP Merger) must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its CEP Class A Ordinary Shares at a price determined by CEP to be the fair value of such CEP Class A Ordinary Shares.

(5)    If, within 30 days immediately following the date of the Fair Value Offer, CEP and the dissenting shareholder fail to agree on a price at which CEP will purchase the dissenting shareholder’s CEP Class A Ordinary Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, CEP must, and the dissenting shareholder may, file a petition with the Court for a determination of the fair value of the CEP Class A Ordinary Shares held by all dissenting shareholders who have served a Notice of Dissent, which petition by CEP must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with CEP as to the fair value of such CEP Class A Ordinary Shares (if a dissenting shareholder files a petition, CEP must file such verified list within 10 days after service of such petition on CEP).

(6)    If a petition is timely filed and served, the Court will determine at a hearing at which shareholders are entitled to participate, (a) the fair value of such CEP Class A Ordinary Shares held by those shareholders as the Court finds are involved with a fair rate of interest, if any, to be paid by CEP upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record or a person duly authorized on behalf of that shareholder, fully and correctly, as such shareholder’s name appears on the register of members of CEP. If CEP Class A Ordinary Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If CEP Class A Ordinary Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in CEP Class A Ordinary Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such CEP Class A Ordinary Shares. If a CEP Shareholder has any questions about who the record holder of its CEP Class A Ordinary Shares is, or how to become the registered holder of its CEP Class A Ordinary Shares, such CEP Class A Record Holder should contact its broker or nominee.

It is a CEP Shareholder’s responsibility to ensure that it is a registered holder of CEP Class A Ordinary Shares prior to the Meeting in order to exercise its dissenters’ rights.

If a CEP Class A Record Holder does not satisfy each of these requirements and comply strictly with all procedures required by the Cayman Act with regard to the exercise of dissenters’ rights, such CEP Class A Record Holder cannot exercise dissenters’ rights and will be bound by the terms of the Business Combination Agreement and the CEP Plan of Merger. Submitting a proxy card that does not direct how the CEP Class A Ordinary Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote its CEP

Ordinary Shares, or a vote against the Business Combination Proposal or the Merger Proposal, will not alone satisfy the notice requirement to submit a Notice of Objection referred to above. CEP Class A Record Holders must send all notices to CEP at 110 East 59th Street, New York, NY, 10022, attention: Secretary.

If a CEP Class A Record Holder is considering dissenting, such CEP Class A Record Holder should be aware that the fair value of its CEP Class A Ordinary Shares as determined by the Court under Section 238 of the Cayman Act could be more than, the same as, or less than the value of the assets that it would otherwise receive as consideration pursuant to the Business Combination Agreement if it does not exercise dissenting rights with respect to its CEP Class A Ordinary Shares. CEP Class A Shareholders may also be responsible for the cost of any appraisal proceedings.

The provisions of Section 238 of the Cayman Act are technical and complex. If a CEP Class A Record Holder fails to comply strictly with the procedures set forth in Section 238, it will lose its dissenters’ rights. Additionally, appraisal rights under Section 238 are subject to the limitation set forth in Section 239 of the Cayman Act. In particular, appraisal rights could be lost and extinguished where CEP and the other parties to the Business Combination Agreement determine to delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Act. CEP Class A Record Holders should consult their Cayman Islands legal counsel if they wish to exercise dissenters’ rights.

Required Vote and Recommendation of the CEP Board

The Closing is conditioned on, among other things, the approval of the Merger Proposal. The approval of the Merger Proposal will require a special resolution, being a resolution passed at the Meeting by the affirmative vote of at least two-thirds of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Merger Proposal. The adoption of the Merger Proposal is conditioned upon the adoption of the Business Combination Proposal.

The Sponsor has agreed to vote its CEP Ordinary Shares in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the CEP Shareholder Approval Matters as described above under “The Business Combination — Other Transaction Agreements — Sponsor Support Agreement.”

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that (i) CEP be authorized to merge with and into SPAC Merger Sub so that SPAC Merger Sub be the surviving company and all the undertaking, property and liabilities of CEP vest in SPAC Merger Sub by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, and (ii) the plan of merger substantially in the form appended to the proxy statement/prospectus as Annex B (the “CEP Plan of Merger”) be authorized, approved and confirmed in all respects and CEP be authorized to enter into the CEP Plan of Merger.”

THE CEP BOARD UNANIMOUSLY RECOMMENDS THAT CEP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

The existence of financial and personal interests of one or more of CEP’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the commercial interests of CEP and the CEP Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CEP Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination” for a further discussion.

The NTA Proposal

Overview

CEP is asking CEP Shareholders to consider and vote upon a proposal by a special resolution to approve an amendment to the CEP Memorandum and Articles, which amendment, if approved, shall remove from the CEP Memorandum and Articles the condition that CEP shall not consummate an initial business combination if it would cause CEP’s NTA to be less than $5,000,001 either immediately prior or upon the consummation of an initial business combination.

Under Articles 49.2, 49.4 and 49.5 of the CEP Memorandum and Articles, CEP is only permitted to enter into an initial business combination, or to redeem Public Shares, to the extent that the NTA Condition is met, which is that immediately prior to, or as a result of, the completion of the initial business combination or the redemption (as applicable), CEP or any entity that succeeds CEP as a public company has NTA of at least $5,000,001. Article 49.5 permits such transactions so long as, after redemptions: (i) the NTA of CEP or of any entity that succeeds CEP as a public company (either immediately prior to or upon consummation of the initial business combination) shall be at least $5,000,001; or (ii) CEP is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act. If either CEP or Pubco, prior to or after the Business Combination, has NTA of at least $5,000,001, the condition is met.

The NTA Proposal is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The NTA Amendment, if approved by CEP Shareholders, will only be effective with the consummation of the Business Combination. Failure to approve the NTA Proposal does not necessarily mean that the Business Combination will not occur; however, CEP’s failure to adopt the NTA Amendment and the failure of CEP or Pubco to satisfy the NTA Condition (should all redemptions be honored) would prevent CEP from redeeming all Public Shares submitted for redemption, and thereby would prevent the consummation of the Business Combination.

Reasons for the NTA Amendment

The adoption of the NTA Amendment is being proposed in order to facilitate the consummation of the Business Combination by permitting redemptions by Public Shareholders in connection with the Business Combination even if such redemptions result in CEP having NTA that are less than $5,000,001.

The purpose of the NTA Condition was initially to reduce the risk that CEP or Pubco securities would be deemed to be a “penny stock” pursuant to an exemption permitted under Rule 3a51-1(g)(1) under the Exchange Act. Otherwise, shares subject to the “penny stock” rules would require brokers to provide additional disclosures to investors. In addition, shares that are deemed to be penny stocks may be subject to delisting from Nasdaq. Like many SPACs, CEP included the NTA Condition in the CEP Memorandum and Articles in order to ensure that through the consummation of its initial business combination, CEP or its successor would not be subject to the “penny stock” rules, which would impose greater disclosure obligations on brokers with respect to CEP Class A Ordinary Shares. Aside from the NTA Condition, the listing of Pubco Class A Stock on Nasdaq or another national securities exchange is a condition of closing the Business Combination, and many of the initial listing standards for Nasdaq and other national securities exchanges can be higher than would be applicable under the “penny stock” rules.

At June 30, 2025, CEP has assets in excess of $104 million and liabilities of less than $1.5 million. CEP has no intangible assets, and has not had an intervening redemption event. For so long as CEP maintains compliance with applicable exchange listing standards prior to Closing, maintains an NTA of at least $5,000,001 and the Public Shares remain listed on Nasdaq, CEP believes that the Public Shares would not be deemed to be “penny stock”. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The NTA Amendment, if approved by CEP Shareholders, will only be effective upon the consummation of the Business Combination. As long as the NTA Condition is met, CEP will not be precluded from redeeming all of the Public Shares submitted for redemption and effecting the Business Combination.

Upon the Closing, CEP and Pubco expect that the NTA Condition will be satisfied, especially because even assuming maximum redemptions, CEP will have at least $5,000,001 in NTA after the consummation of the Equity PIPE. Furthermore, each of the Business Combination Agreement and the PIPE Subscription Agreements requires, as a closing condition, that Pubco Class A Stock has been approved for listing on a national securities exchange. Therefore, CEP and Pubco do not expect that Pubco Class A Stock will be subject to the “penny stock” rules upon the Closing.

Risks Relating to the NTA Amendment

CEP is presenting the NTA Proposal so that the parties may consummate the Business Combination even if CEP has $5,000,000 or less in NTA at the Closing as a result of redemptions submitted in connection with the Meeting.

The CEP Memorandum and Articles currently provides that CEP may not redeem Public Shares if the NTA Condition is not met. An inability to redeem the Public Shares would effectively prevent the consummation of the Business Combination. The purpose of this provision was to reduce the risk that CEP or Pubco securities would be deemed to be a “penny stock” pursuant to Rule 3a51-1(g)(1) under the Exchange Act. Shares subject to the “penny stock” rules would require brokers to provide additional disclosures to investors. In addition, shares that are deemed to be penny stocks may be subject to delisting from Nasdaq. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. Failure to approve the NTA Proposal does not necessarily mean that the Business Combination will not occur. However, CEP’s failure to adopt the NTA Amendment combined with the failure of CEP or Pubco to satisfy the NTA Condition (should all redemptions be honored) would prevent CEP from redeeming all Public Shares submitted for redemption, and thereby would prevent the consummation of the Business Combination.

Also, if CEP or Pubco securities become subject to the “penny stock” rules at any point prior to or after Closing, then the CEP Class A Ordinary Shares or Pubco Class A Stock may be delisted from trading on Nasdaq or another national securities exchange, and brokers trading in CEP or Pubco securities would be required to adhere to more stringent rules, including but not limited to enhanced disclosure and sales requirements. The “penny stock” rules are burdensome and may have the effect of reducing the purchases pursuant to any offerings and reducing the trading activity in the secondary market for the securities. If CEP Class A Ordinary Shares or Pubco Class A Stock are subject to the “penny stock” rules, Public Shareholders and Pubco shareholders may find it more difficult to sell their shares and, therefore, may be required to hold some or all of their shares for an indefinite period of time. The price of such securities may be volatile, and there can be no assurance that shareholders will be able to dispose of their securities at favorable prices, or at all. For more information, relating to the risks of CEP or Pubco securities becoming subject to the “penny stock” rules or of Pubco maintaining an exchange listing, see the risk factors entitled “Risk Factors — Risks Related to the Business Combination — The CEP Memorandum and Articles provide, among other things, that the NTA of CEP or Pubco (either immediately prior to or upon consummation of the Business Combination) must be at least $5,000,001. If the NTA Proposal is not approved, the parties may be unable to consummate the Business Combination if the NTA Condition is not met. In addition, it is possible that CEP Class A Ordinary Shares or Pubco Class A Stock could become subject to the “penny stock” rules of the SEC. Shares subject to the “penny stock” rules would require brokers to provide additional disclosures to investors. In addition, shares that are deemed to be “penny stock” may be subject to delisting from Nasdaq, the NYSE or other national securities exchange” and “Risk Factors — Risks Related to Ownership of Pubco Stock Following the Business Combination — Currently, there is no public market for the shares of Pubco Class A Stock. Public Shareholders cannot be sure about whether the shares of Pubco Class A Stock will develop an active trading market or whether Pubco is able to maintain the listing of Pubco Class A Stock in the future even if Pubco is successful in listing Pubco Class A Stock on Nasdaq or any other national securities exchange, which could limit investors’ ability to make transactions in shares of Pubco Class A Stock and subject Pubco to additional trading restrictions.”

Required Vote and Recommendation of the CEP Board

The approval of the NTA Proposal will require a special resolution, being a resolution passed at the Meeting by the affirmative vote of at least two-thirds of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the NTA Proposal. The adoption of the NTA Proposal is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal.

The Sponsor has agreed to vote its CEP Ordinary Shares in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the CEP Shareholder Approval Matters as described above under “The Business Combination — Other Transaction Agreements — Sponsor Support Agreement.”

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that, upon the consummation of the Business Combination, CEP’s Amended and Restated Memorandum and Articles of Association (the “CEP Memorandum and Articles”) be amended by the deletion of Articles 49.2, 49.4 and 49.5 in their entireties and the insertion of the following language in their place:

49.2  Prior to the consummation of a Business Combination, the Company shall either:

(a)     submit such Business Combination to its Members for approval; or

(b)    provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares will be subject to the completion of the proposed Business Combination to which it relates.

49.4  At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorized to consummate such Business Combination.

49.5  Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “Business Combination Redemption”), provided that no such Member acting together with any Affiliate of their or any other person with whom they are acting in concert or as a partnership, limited partnership, syndicate or other group (including, for the avoidance of doubt, a “group” as defined under Section 13 of the Exchange Act) for the purposes of acquiring, holding or disposing of Shares may exercise this redemption right with respect to more than 25% of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether they are voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.”

THE CEP BOARD UNANIMOUSLY RECOMMENDS THAT CEP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NTA PROPOSAL.

The existence of financial and personal interests of one or more of CEP’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the commercial interests of CEP and the CEP Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CEP Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination” for a further discussion.

The Organizational Documents PROPOSALS

Overview

As required by SEC guidance, CEP Shareholders have the opportunity to present their views on important corporate governance provisions, CEP is requesting that CEP Shareholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions in the Proposed Organizational Documents, which are separately being presented. These separate votes are not otherwise required by Cayman Islands law or Texas law. Accordingly, each of the CEP Shareholder votes regarding each of the Organizational Documents Proposals is an advisory vote and it is not binding on CEP or the CEP Board, or Pubco or the Pubco Board. Furthermore, the Business Combination is not conditioned on the separate approval of any of the Organizational Documents Proposals. Accordingly, regardless of the outcome of the non-binding advisory votes on each of the Organizational Documents Proposals, the Amended and Restated Pubco Charter and Pubco’s Amended and Restated Bylaws will take effect upon the Closing if the Business Combination Proposal and the Merger Proposal are approved. For more information, please see the section entitled “Comparison of Shareholders’ Rights.”

The Organizational Documents Proposals are composed of the following proposals relating to the material differences between the CEP Memorandum and Articles and the Proposed Organizational Documents:·

•        Proposal A:    to change the size and composition of the board of directors to seven (7) directors, whose composition will be governed by the terms and conditions pursuant to the Governance Agreement to include four (4) directors initially designated by Tether, with at least two (2) qualifying as independent directors under the rules of Nasdaq or any other national securities exchange, two (2) directors initially designated by SoftBank, with at least one (1) qualifying as an independent director under the rules of Nasdaq or any other national securities exchange; and the Chief Executive Officer of Pubco.

•        Proposal B:    the Proposed Organizational Documents will provide for an unclassified Pubco Board.

•        Proposal C:    the Proposed Organizational Documents will require that the Pubco Board is elected by a plurality of the votes cast by holders of shares of Pubco Class B Stock (being all the shares entitled to vote at the election of directors, until all shares of Pubco Class B Stock are canceled) at a meeting of the shareholders at which a quorum is present.

•        Proposal D:    the Proposed Organizational Documents will provide that special meetings of the shareholders may be called at any time by the President of Pubco, by the Pubco Board, or by the holders of at least thirty percent (30%) of shares of Pubco Class B Stock (being all the shares entitled to vote at the election of directors, until all shares of Pubco Class B Stock are canceled).

•        Proposal E:    the Proposed Organizational Documents will provide that a quorum of the Pubco Board shall be the presence of a majority of directors, whose composition will be governed by the terms and conditions of the Governance Agreement, including: (a)(i) at least two (2) directors appointed by Tether, if Tether and Bitfinex are entitled to designate for nomination at least two (2) individuals to the Pubco Board or (ii) one (1) director appointed by Tether, if Tether and Bitfinex are entitled to designate for nomination at least one (1) individual to the Pubco Board; (b) one (1) director by SoftBank, if SoftBank is entitled to designate for nomination one (1) or more individuals to the Pubco Board; and (c) one (1) independent director (who, for the avoidance of doubt, may also be a director appointed by Tether or SoftBank included for the purposes of prongs (a) and (b), as applicable). The act of such directors present at a meeting shall be the act of the Pubco Board. In the event that a quorum of the Pubco Board is not met, Pubco shall take all necessary action to adjourn the meeting of the Pubco Board to no later than seven (7) calendar days after the date on which the meeting was initially scheduled to be held. If a quorum is not met at such second board meeting, Pubco shall take all necessary action to adjourn the meeting of the Pubco Board for an additional seven (7) calendar days, provided that a number of directors present at such third board meeting shall constitute a valid quorum; provided, further, that the directors at such third board meeting represent at least a majority of members of the Pubco Board.

•        Proposal F:    the Proposed Organizational Documents will provide that (a) Pubco must give written notice to shareholders entitled to vote at a meeting not less than ten (10) and not more than sixty (60) days before the date of such meeting, with such notice complying with any other requirements set by law; and regarding a fundamental business transaction, as defined by Texas law, not later than twenty-one (21) days prior to the meeting, and (b) at an annual meeting of the shareholders, shareholder proposals must be brought, among other things, (i) pursuant to Pubco’s proxy materials with respect to such meeting; (ii) by or at the direction of the Pubco Board; or (iii) by a shareholder of Pubco who (A) is a shareholder of record at the time of the giving of the notice, (B) is entitled to vote at such meeting and (C) has timely complied in proper written form with the notice procedures set forth in the Amended and Restated Bylaws. Additionally, at an annual meeting, a shareholder’s notice must be timely received by the secretary of Pubco in compliance with the procedures as set forth in the Amended and Restated Bylaws.

•        Proposal G:    the Proposed Organizational Documents will provide for an exclusive forum for any filing, adjudication and trial of any action as set forth in the Amended and Restated Certificate of Formation, of the Business Court in the First Business Court Division of the State of Texas (provided that if the Business Court determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division or, if such federal court lacks jurisdiction, the state district court of Dallas County, Texas); provided that this exclusive forum shall not apply to direct claims under the Securities Act, as amended, or the Exchange Act, as amended, or the rules and regulations thereunder.

The following table sets forth a summary of the principal proposed changes to be made between the CEP Memorandum and Articles and the Proposed Organizational Documents for each of the proposals. This summary is qualified by reference to the complete text of the Proposed Organizational Documents, the form of which is attached to this proxy statement/prospectus as Annexes D and E. You are encouraged to read the Proposed Organizational Documents in its entirety for a more complete description of the terms of the Proposed Organizational Documents.

Proposal	CEP Memorandum and Articles	Proposed Organizational Documents
Proposal A: Size and Composition of the Board

The CEP Memorandum and Articles provide that the CEP Board shall consist of not less than one person, provided that CEP may by ordinary resolution of CEP Shareholders increase or reduce the limits in the number of directors.

The Proposed Organizational Documents provide that the Pubco Board will consist of seven (7) directors. The Governance Agreement provides that the Pubco Board includes: four (4) directors designated by Tether, with at least two (2) of them qualifying as independent directors under the rules of Nasdaq or any other national securities exchange, two (2) directors designated by SoftBank, with at least one (1) of them qualifying as an independent director under the rules of Nasdaq or any other national securities exchange; and the President/Chief Executive Officer of Pubco.

The number of directors may be increased or decreased by amendment to the Amended and Restated Bylaws or by resolution adopted by the Pubco Board. The Governance Agreement provides that the size of the Pubco Board may not be altered without the consent of each of Tether, Bitfinex and SoftBank, for so long as each of Tether and Bitfinex (together or individually) and SoftBank own more than 10% of Pubco Class B Stock.

No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.
Please refer to the below “Description of Pubco Stock” for the details of the composition of the Pubco Board.

Proposal	CEP Memorandum and Articles	Proposed Organizational Documents
Proposal B: Classified or Unclassified Board	The CEP Board is made up of two classes, Class I and Class II. The CEP Memorandum and Articles provide that the number of directors in each class shall be as nearly equal as possible.

The Pubco Board will not be classified. The directors of Pubco hold office for a term of one (1) year or serve until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal.

The Class I directors shall stand appointed for a term expiring at CEP’s first annual general meeting and the Class II directors shall stand appointed for a term expiring at CEP’s second annual general meeting. Commencing at CEP’s first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the second succeeding annual general meeting after their appointment.

Proposal C: Election of Directors

The CEP Memorandum and Articles provide that Directors may be appointed by ordinary resolution of CEP Shareholders; provided that prior to the consummation of an initial business combination, only holders of CEP Class B Ordinary Shares will have the right to vote on the appointment of directors of CEP.

Under Texas law and the Amended and Restated Bylaws, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or the bylaws of a corporation.

The CEP directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the CEP Memorandum and Articles as the maximum number of directors.

Pubco’s Certificate of Formation provides that holders of Pubco Class A Stock shall not have the right to vote in the election of directors. Each holder of Pubco Class B Stock is entitled to one (1) vote for each share held of record as of the record date on all matters voted on by shareholders, including the election of directors. Immediately at such time when no share of Pubco Class B Stock remains outstanding, each share of Pubco Class A Stock shall, automatically and without any further action on the part of Pubco or its shareholders, and notwithstanding anything to the contrary herein, be entitled to one vote on all matters submitted to a vote of the shareholders of Pubco.

Pubco’s Amended and Restated Bylaws provide that the directors of Pubco are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting of the shareholders at which a quorum is present. Directors need not be shareholders of Pubco or residents of the State of Texas.

See “Description of Pubco Stock” for the details of the composition of the Pubco Board.

Proposal	CEP Memorandum and Articles	Proposed Organizational Documents
Proposal D: Calling of Special Meeting of Shareholders

The CEP Memorandum and Articles provide that the CEP Board, the chief executive officer or the chairman of the CEP Board may call general meetings, and, for the avoidance of doubt, holders of CEP Ordinary Shares shall not have the ability to call general meetings.

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the holder of the percentage of shares specified in the certificate of formation, not to exceed fifty percent (50%) of the shares entitled to vote, or if no percentage is specified, at least ten percent (10%) of all of the shares of the corporation entitled to vote at the proposed special meeting.

The Amended and Restated Bylaws provide that special meetings of the shareholders may be called at any time by the President, by the Pubco Board, or by the holders of at least thirty percent (30%) of all the shares entitled to vote at the election of directors. The notice of a special meeting shall include the purpose for which the meeting is called and the date and time of the meeting. Business transacted at the special meeting shall be confined only to the purpose or purposes stated in the notice or executed waiver of notice of such special meeting.

Proposal E: Quorum of the Board of Directors

The quorum for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be two if there are two of more directors, and shall be one if there is only one director.

Pursuant to the terms and conditions of the Governance Agreement and the Proposed Organizational Documents, a quorum of the Pubco Board shall be a majority of directors including: (a)(i) at least two (2) directors appointed by Tether, if Tether and Bitfinex are entitled to designate for nomination at least two (2) individuals to the Pubco Board or (ii) one (1) director appointed by Tether, if Tether and Bitfinex are entitled to designate for nomination at least one (1) individual to the Pubco Board; (b) one (1) director by SoftBank, if SoftBank is entitled to designate for nomination one (1) or more individuals to the Pubco Board; and (c) one (1) independent director. The act of such directors present at a meeting shall be the act of the Board of Directors.

If the quorum of the Pubco Board is not met pursuant to the above sentence, Pubco will adjourn the meeting of the Pubco Board to a date no later than seven (7) calendar days after the date on which the meeting was initially scheduled to be held. If a quorum is not met for a second time, Pubco will adjourn the meeting of the Pubco

Proposal	CEP Memorandum and Articles	Proposed Organizational Documents

Board for an additional seven (7) calendar days provided that a number of directors present at such third meeting shall constitute a valid quorum as long as such directors at such third meeting represent at least a majority of members of the Pubco Board.

The Amended and Restated Bylaws provide that, except as otherwise provided by the Proposed Organizational Documents or the TBOC, the presence in person or by proxy of the holders of a majority of the shares entitled to vote in the election of directors constitutes a quorum for a meeting of the shareholders.

Unless otherwise required by the TBOC or the Proposed Organizational Documents, the affirmative vote of the holders of a majority of the shares entitled to vote on a matter represented at a meeting at which a quorum is present shall be the act of the shareholders with respect to that matter; and the shareholders represented in person or by proxy at a meeting at which a quorum is present may conduct any business properly brought before the meeting until adjournment, and the subsequent withdrawal from the meeting of any shareholder or the refusal of any shareholder represented in person or by proxy to vote shall not affect the presence of a quorum at the meeting.

If a quorum is not present, the shareholders represented in person or by proxy may adjourn the meeting until a time and place determined by a vote of the holders of a majority of the shares represented in person or by proxy at that meeting. At such adjourned meeting at which the required number of voting shares shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

Proposal F: Notice of Shareholder Actions and Meetings

The CEP Memorandum and Articles provide that at least five (5) clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner mentioned in the CEP Memorandum and Articles

The Amended and Restated Bylaws provide that Pubco must give written notice not less than ten (10) and not more than sixty (60) days before the date of the meeting, personally, by electronic transmission (if consented to by a shareholder), or by mail, by or at the direction of the President, the Secretary, or the officer or person calling the meeting, to each

Proposal	CEP Memorandum and Articles	Proposed Organizational Documents

or such other manner if any as may be prescribed by CEP, provided that a general meeting of CEP shall, whether or not the notice specified in the CEP Memorandum and Articles has been given and whether or not the provisions of the CEP Memorandum and Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed: (a) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at the meeting; and (b) in the case of an extraordinary general meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, together holding not less than 95% in par value of the shares giving that right.

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

shareholder entitled to vote at the meeting. If mailed, the notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at the shareholder’s address as it appears on the share transfer records of the Corporation, with postage prepaid.

The notice shall include the place, day and hour of the meeting, the means of any remote communications by which shareholders may be considered present and may vote at the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called.

Notice of a shareholder meeting regarding a fundamental business transaction, as defined by Texas law, must be given to each shareholder of Pubco not later than twenty-one (21) days prior to the meeting, regardless of the shareholder’s right to vote on the matter. Notice of such action shall comply with any other requirements set by law.

A written waiver of any notice signed by a Pubco shareholder or director, before or after the time of the meeting for which notice is to be given, will be deemed equivalent to giving notice to such director or shareholder. Participation or attendance of a shareholder or director at a meeting shall constitute a waiver of notice of such meeting, unless where the shareholder or director participates in or attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called or convened.

Proposal G: Exclusive Forum

Unless CEP consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the CEP Memorandum and Articles or otherwise related in any way to each CEP Shareholder’s shareholding in CEP.

The Amended and Restated Certificate of Formation provide that unless Pubco consents in writing to the selection of an alternative forum, the sole and exclusive forum for any of the filing, adjudication and trial of (a) any derivative action or proceeding brought on behalf of Pubco, (b) any action asserting a claim for or based on a breach of fiduciary duty owed by any current or former director, officer or other employee of Pubco to Pubco or Pubco’s shareholders, including any claim alleging a conspiracy to breach a fiduciary duty, knowing participation

Proposal	CEP Memorandum and Articles	Proposed Organizational Documents

in a breach of a fiduciary duty or aiding and abetting a breach of fiduciary duty (c) any action asserting a claim against Pubco or any current or former director or officer or other employee of Pubco arising pursuant to any provision of the TBOC or Pubco’s Amended and Restated Certificate of Formation or the Amended and Restated Bylaws (as either may be amended from time to time), (d) any action asserting a claim related to or involving Pubco governed by the internal affairs doctrine, (e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (f) any other action or proceeding in which the Business Court of the State of Texas has jurisdiction, shall be the Business Court in the First Business Court Division of the State of Texas (provided that if the Business Court determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division or, if such federal court lacks jurisdiction, the state district court of Dallas County, Texas). This exclusive forum section, for the avoidance of doubt, does not apply to any direct claims under the Securities Act of 1933, as amended, or the 1934 Act, as amended, or the rules and regulations promulgated thereunder.

Reasons for the Adoption of the Proposed Organizational Documents

The variations between the CEP Memorandum and Articles and the Proposed Organizational Documents are desirable for the following reasons:

•        The provisions on the size and composition of the Pubco Board (proposal A), an unclassified board (proposal B), the election of the directors (proposal C), calling of special meeting of shareholders (proposal D), quorum of the Pubco Board (proposal E) and notice of shareholder actions and meetings (proposal F) are necessary to reflect the changes in terms of corporate governance as a consequence of the Business Combination and the Governance Agreement. Under the proposed dual-class structure of Pubco, the Sellers and SoftBank will control approximately 74.7% and 25.3% of the voting power of Pubco respectively. See the section entitled “Beneficial Ownership of Securities.” Accordingly, if the Business Combination is consummated, most decisions of Pubco will be controlled by Tether and other decisions will require approval of Tether and SoftBank or their respective director designees. The purpose of the proposed dual-class structure is to permit Pubco to continue to prioritize long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of the Pubco Board and its policies, and discourage certain types of transactions that may involve an actual or threatened acquisition of Pubco, all of which may contribute to the long-term success of Pubco and to long-term stockholder value.

•        The provision of an exclusive forum clause (proposal G) is intended to assist Pubco in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter to assure consistent consideration of the issues and promote efficiency and cost-savings in the resolutions of claims. The Texas courts have been selected to address disputes involving such matters given that Pubco is incorporated in Texas and Texas law generally applies to such matters. CEP Shareholders should note the proposed exclusive forum clause may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pubco or its directors, officers, employees or agents, or could result in increased costs for a shareholder to bring a claim, particularly if they do not reside in or near Texas, both of which may discourage the filing of lawsuits with respect to such claims. At the same time, the provision will allow Pubco to retain the ability to consent to an alternative forum on a case-by-case basis where Pubco determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than those set forth under the Proposed Organizational Documents. There is, however, uncertainty as to whether a court would enforce these provisions, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Additionally, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts with respect to suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder.

Required Vote and Recommendation of the CEP Board

The approval of each of the Organizational Documents Proposals does not require the passing of a resolution under the CEP Memorandum and Articles or Cayman Islands law. Notwithstanding this, the CEP Board is asking CEP Shareholders vote on each of the Organizational Documents Proposals on a non-binding advisory basis, being a non-binding advisory resolution passed by a simple majority of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on each of the Organizational Documents Proposals. The adoption of the Organizational Documents Proposals are conditioned upon the adoption of the Business Combination Proposal.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as separate non-binding advisory resolutions, that the following provisions of the Proposed Organizational Documents, including the differences between the Proposed Organizational Documents and the CEP Memorandum and Articles be confirmed, ratified and approved:

Proposal A: changes to the size and composition of the board of directors;

Proposal B: the change from a classified board of directors to an unclassified board;

Proposal C: the change that the board of directors is elected by a plurality of the votes cast by holders of shares of Pubco Class B Stock;

Proposal D: changes related to the parties that may call a special meeting of shareholders;

Proposal E: the changes to the quorum of the board of directors;

Proposal F: the changes to the notice of shareholder actions and meetings; and

Proposal G: the changes to the exclusive forum provision.”

THE CEP BOARD UNANIMOUSLY RECOMMENDS THAT CEP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of CEP’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the commercial interests of CEP and CEP Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CEP Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination” for a further discussion.

The Nasdaq PROPOSAL

Overview

In connection with the Business Combination and the PIPE Investments, CEP and Pubco intend to effect (subject to customary terms and conditions) the following issuances:

•        The issuance in the Mergers, pursuant to the Business Combination Agreement, of (i) up to 346,489,560 shares of Pubco Class A Stock and (ii) up to 304,852,759 shares of Pubco Class B Stock;

•        The issuance of up to 175,000 CEP Class A Ordinary Shares on or prior to Closing, in repayment of the Sponsor Loan;

•        The issuance, pursuant to the Equity PIPE Subscription Agreements, of up to 27,857,143 CEP Class A Ordinary Shares prior to Closing;

•        The issuance upon conversion of Convertible Notes, pursuant to the Convertible Notes Subscription Agreements, the Sponsor Convertible Notes Subscription Agreement, the Securities Exchange Agreement and the PIPE Engagement Letter of up to 37,423,076 shares of Pubco Class A Stock; and

•        The reservation and issuance of up to 21,158,951 shares of Pubco Class A Stock pursuant to the Incentive Plan.

Reasons for the Approval for Purposes of Nasdaq Rule 5635

Under Nasdaq Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares); or (ii) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the share or securities.

Under Nasdaq Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer could constitute a change of control.

Under Nasdaq Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the Minimum Price, which is the lower of: (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Immediately prior to the Closing, CEP expects to issue an aggregate of (a) 20,000,000 Equity PIPE Shares to the April Equity PIPE Investors at a per share price of $10.00, which represents a discount to the Minimum Price of $10.62 as of April 22, 2025, the date of the April Equity PIPE Subscription Agreements and (b) 7,857,143 Equity PIPE Shares to the June Equity PIPE Investors at a per share price of $21.00, which represents a discount to the Minimum Price of $33.55 as of June 19, 2025, the date of the June Equity PIPE Subscription Agreements.

Additionally, upon the consummation of the Business Combination, Pubco expects to issue, in the aggregate, up to an estimated 346,489,560 shares of Pubco Class A Stock and 304,852,759 shares of Pubco Class B Stock in connection with the Business Combination, plus (i) 37,532,514 additional shares of Pubco Class A Stock that will be issued to Tether immediately after the Closing as consideration for the Additional PIPE Bitcoin, (ii) up to 37,423,076 additional shares of Pubco Class A Stock that will, upon Closing, be reserved for issuance pursuant to the conversion of the Convertible Notes (assuming a conversion price of $13.00) and (iii) up to 21,158,951 additional shares of Pubco Class A Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive

Plan). For further details, see “The Business Combination — The Business Combination Agreement,” “The Business Combination — Covenants — PIPE Investments” and “Executive and Director Compensation — Pubco — Summary of the Material Terms of the Incentive Plan.”

Accordingly, the aggregate number of (i) CEP Class A Ordinary Shares that CEP will issue in the Equity PIPEs and upon conversion of the Sponsor Loan and (ii) shares of Pubco Class A Stock and Pubco Class B Stock that Pubco will issue in connection with the Business Combination will, in the aggregate, exceed 20% of both the voting power and the number of CEP Ordinary Shares outstanding before such issuance and will result in a change of control of CEP. For these reasons, CEP is seeking the approval of CEP Shareholders for the issuance of the Equity PIPE Shares and the shares of Pubco Class A Stock and Pubco Class B Stock in connection with the Business Combination pursuant to Nasdaq Rules 5635(a), (b) and (d). For further details, see “The Business Combination — The Business Combination Agreement” and “The Business Combination — Covenants — PIPE Investments.”

In addition, in the future, Pubco may issue additional shares of Pubco Class A Stock reserved for issuance (i) upon conversion of any Convertible Notes and (ii) under the Incentive Plan. For further details, see “The Business Combination — The Business Combination Agreement,” “The Business Combination — Covenants — PIPE Investments” and “Executive and Director Compensation — Pubco — Summary of the Material Terms of the Incentive Plan.”

Effect of the Proposal on CEP Shareholders

In the event that the Nasdaq Proposal is approved by CEP Shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Pubco Class A Stock pursuant to the Business Combination Agreement or the issuance of Equity PIPE Shares, CEP will not issue the Equity PIPE Shares and Pubco will not issue such shares of Pubco Class A Stock or issue any Convertible Notes.

Required Vote and Recommendation of the CEP Board

The approval of the Nasdaq Proposal will require an ordinary resolution, being a resolution passed at the Meeting by the affirmative vote of a simple majority of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Nasdaq Proposal. The adoption of the Nasdaq Proposal is conditioned upon the adoption of the Business Combination Proposal.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Rules 5635(a), 5635(b) and 5635(d), the issuance of (i) up to 346,489,560 shares of Class A common stock of Pubco (“Pubco Class A Stock”) and up to 304,852,759 shares of Class B common stock of Pubco in connection with the Business Combination, (ii) up to 175,000 Class A ordinary shares of CEP on or prior to closing of the Business Combination (the “Closing”), in repayment of the Sponsor Loan, (iii) up to 20,000,000 Class A ordinary shares of CEP pursuant to the subscription agreements entered into on April 22, 2025, by and among CEP, Pubco and the investors named therein, and up to 7,857,143 Class A ordinary shares of CEP pursuant to the subscription agreements entered into on June 19, 2025, by and among CEP, Pubco and the investors named therein, (iv) up to 37,423,076 additional shares of Pubco Class A Stock that will, upon Closing, be reserved for issuance pursuant to the conversion of the convertible notes issued by Pubco at the Closing (assuming a conversion price of $13.00), and (v) up to 21,158,951 shares of Pubco Class A Stock that will be reserved for issuance upon the Closing pursuant to the Twenty One Capital, Inc. 2025 Stock Incentive Plan, to be adopted prior to Closing, as amended from time to time (the “Incentive Plan”), be approved.”

THE CEP BOARD UNANIMOUSLY RECOMMENDS THAT CEP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of CEP’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the commercial interests of CEP and CEP Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CEP Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination” for a further discussion.

The Adjournment Proposal

Overview

The Adjournment Proposal, if adopted, will allow the CEP Board or the Chairman of the Meeting to adjourn the Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will be presented to CEP Shareholders in the event that it is determined by CEP that additional time is necessary or appropriate to complete the Business Combination or for any other reason. In no event will the CEP Board adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under the CEP Memorandum and Articles and Cayman Islands law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Meeting and is not approved by CEP Shareholders, the CEP Board or the Chairman of the Meeting will not have the power, under the CEP Memorandum and Articles, to adjourn the Meeting to a later date in the event it is determined by CEP that additional time is necessary or appropriate to complete the Business Combination or for any other reason. As a result, a new extraordinary general meeting would need to be called before the CEP Shareholders could vote on Proposals again.

Required Vote and Recommendation of the CEP Board

The approval of the Adjournment Proposal will require an ordinary resolution, being a resolution passed at the Meeting by the affirmative vote of a simple majority of the votes cast by, or on behalf of, the CEP Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

“RESOLVED, as an ordinary resolution, that the adjournment of the Meeting to a later date or dates to be determined by the Chairman of the Meeting, if necessary or desirable, (i) to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the Meeting, there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the Meeting or (ii) if the Board determines before the Meeting or the Chairman of the Meeting determines at the Meeting that it is not necessary or no longer desirable to proceed with the proposals, be approved in all respects.”

THE CEP BOARD UNANIMOUSLY RECOMMENDS THAT CEP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of CEP’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the commercial interests of CEP and CEP Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CEP Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CEP’s Directors and Executive Officers in the Business Combination” for a further discussion.

U.S. Federal Income Tax Considerations

The following description addresses the U.S. federal income tax considerations generally applicable to (i) U.S. Holders and Non-U.S. Holders (as defined below) that elect to have their Public Shares redeemed for cash if the Business Combination is completed, (ii) U.S. Holders and Non-U.S. Holders that participate in the CEP Merger, and (iii) Non-U.S. Holders of owning and disposing of shares of Pubco Class A Stock after the Business Combination. The following description is the opinion of Ellenoff Grossman & Schole LLP. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this description, a “U.S. Holder” means a beneficial owner of Public Shares that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Public Shares that is not a U.S. Holder.

This description does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this description considers only holders that hold Public Shares as capital assets within the meaning of Section 1221 of the Code. This description does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        specified expatriates or former long-term residents of the United States;

•        persons that hold Public Shares as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        partnerships (or other entities classified as partnership for U.S. federal income tax purposes) or partners in such partnerships or entities classified for U.S. federal income tax purposes as a “disregarded entity”;

•        persons required to accelerate the recognition of any item of gross income with respect to Public Shares as a result of such income being recognized on an applicable financial statement;

•        persons who actually or constructively own 5% or more of the Public Shares by vote or value (except as specifically provided below); or

•        the Sponsor or its affiliates.

This description does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as described herein, any tax reporting obligations of a holder of Public Shares. Additionally, this description does not address the tax treatment of partnerships or other pass-through entities or entities classified for U.S. federal income tax purposes as a “disregarded entity” or persons who hold Public Shares through such entities. If a partnership (or other entity classified as a partnership or treated as a disregarded entity for U.S. federal income tax purposes) is the beneficial owner of Public Shares, the U.S. federal income tax treatment of a partner in the partnership or owner of the disregarded entity will generally depend on the status of the partner or owner and the activities of the partnership or disregarded entity. This description also assumes that any distribution made (or deemed made) on Public Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Public Shares is made in U.S. dollars.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF PUBLIC SHARES MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. CEP URGES BENEFICIAL OWNERS OF PUBLIC SHARES WHO CHOOSE TO EXERCISE THEIR REDEMPTION RIGHTS OR WHO CHOOSE TO PARTICIPATE IN THE CEP MERGER TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE CEP MERGER AND OWNING AND DISPOSING OF PUBLIC SHARES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Holders

Tax Consequences of the CEP Merger to U.S. Holders

It is the opinion of CEP’s counsel, Ellenoff Grossman & Schole LLP, that the CEP Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes.

Consequently, based on counsel’s opinion that the CEP Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, except as otherwise provided below in the section entitled “— Effects of PFIC Rules on the CEP Merger,” and “— Effects of Section 367 to U.S. Holders,” a U.S. Holder will not recognize gain or loss upon the exchange of its Public Shares solely for shares of Pubco Class A Stock pursuant to the CEP Merger. A U.S. Holder’s aggregate tax basis in the shares of Pubco Class A Stock received in connection with the CEP Merger will generally be the same as its aggregate tax basis in the of Public Shares surrendered in the transaction. In addition, the holding period of shares of Pubco Class A Stock received in the CEP Merger will generally include the holding period of Public Shares surrendered in the CEP Merger.

Effects of PFIC Rules on the CEP Merger

Even if the CEP Merger qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would require taxable gain recognition by a U.S. Holder with respect to its exchange of Public Shares for shares of Pubco Class A Stock in the CEP Merger if CEP were classified as a PFIC at any time during such U.S. Holder’s holding period in the Public Shares. Any such gain would be treated as an “excess distribution” made in the year of the CEP Merger and subject to the special tax and interest charge rules described below under “Definition and General Taxation of a PFIC.” It is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Therefore, U.S. Holders that have not made a timely QEF election (or a QEF election along with a purging election) or a MTM election (each as described below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the CEP Merger with respect to their Public Shares in the manner set forth below. The proposed Treasury Regulations under Section 1291(f) would not apply to an Electing Shareholder (as defined below) with respect to its Public Shares for which a timely QEF election, QEF election with a purging election, or MTM election is made.

Definition and General Taxation of a PFIC

A non-U.S. corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least 25% of the shares by value, is passive income (the “gross income test”) or (b) at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income (the “asset test”). Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Based upon the composition of its income and assets, CEP believes that it would likely be considered a PFIC for its current taxable year.

If CEP is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and the U.S. Holder did not make either (a) a timely “qualified election fund” (QEF) election for CEP’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” (MTM) election, all of which are described further below, such U.S. Holder will generally be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Public Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Public Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Public Shares.

Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Public Shares. The amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of CEP’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if CEP is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its Public Shares by making a timely QEF election, a QEF election along with a purging election, or an MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder will depend on whether the U.S. Holder has made a timely and effective election to treat CEP as a QEF, under Section 1295 of the Code, for CEP’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as described below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.”

A U.S. Holder’s ability to make a QEF election with respect to its Public Shares is contingent upon, among other things, the provision by CEP of certain information that would enable the U.S. Holder to make and maintain a QEF election. CEP will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that CEP will timely provide such information that is required to make and maintain the QEF election.

As indicated above, if a U.S. Holder has not made a timely and effective QEF election with respect to CEP’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Public Shares for their fair market value on the “qualification date.” The qualification date is the first day of CEP’s tax year in which CEP qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Public Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Public Shares by the amount of the gain recognized and will also have a new holding period in the Public Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Public Shares and for which CEP is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Public Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Public Shares at the end of its taxable year over the adjusted basis in its Public Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Public Shares over the fair market value of its Public Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Public Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Public Shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to Public Shares under their particular circumstances.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effects of Section 367 to U.S. Holders

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a) of the Code. When it applies, Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the CEP Merger.

A.      U.S. Holders Who Own 10% or More of the Voting Power or Value of CEP

A U.S. Holder who, on the date of the CEP Merger beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power or value of CEP (a “10% U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the Public Shares it directly owns. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power or value of CEP and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Public Shares is the net positive earnings and profits of CEP attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares.

B.      U.S. Holders Whose Public Shares Have a Fair Market Value of $50,000 or More But Who Own Less Than 10% of the Voting Power and Value of CEP

A U.S. Holder who, on the date of the CEP Merger, beneficially owns (directly, indirectly or constructively) Public Shares with a fair market value of $50,000 or more but owns less than 10% of the total combined voting power and value of CEP will recognize gain (but not loss) with respect to the CEP Merger unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to the shares of Pubco Class A Stock received in the CEP Merger in an amount equal to the excess of the fair market value of the shares of Pubco Class A Stock received over the U.S. Holder’s adjusted tax basis in the Public Shares deemed surrendered in the CEP Merger.

As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Public Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)     a statement that the CEP Merger is a Section 367(b) exchange;

(ii)    a complete description of the CEP Merger;

(iii)   a description of any stock, securities or other consideration transferred or received in the CEP Merger;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from CEP establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s Public Shares, and (B) a representation that the U.S. Holder has notified CEP that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the CEP Merger occurs, and the U.S. Holder must send notice of making the election to CEP no later than the date such tax return is filed. In connection with this election, CEP may in its discretion provide each U.S. Holder eligible to make such an election with information regarding CEP’s earnings and profits upon request.

CEP does not expect to have significant, if any, cumulative earnings and profits through the date of the CEP Merger and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that CEP had positive earnings and profits through the date of the CEP Merger, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Public Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the CEP Merger.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

C.     U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000 and that Own Less Than 10% of the Voting Power and Value of CEP

Based on the Treasury Regulations issued under Section 367(b) of the Code, it is the opinion of Ellenoff Grossman & Schole LLP that a U.S. Holder who, on the date of the CEP Merger, beneficially owns (directly, indirectly, or constructively) Public Shares with a fair market value less than $50,000 and is not a 10% U.S. Shareholder will not be required to recognize any gain or loss under Section 367 of the Code in connection with the CEP Merger and will generally not be required to include any part of the “all earnings and profits amount” in income.

All U.S. Holders are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

Tax Consequences to U.S. Holders That Elect to Have Their Public Shares Redeemed for Cash

This section is addressed to U.S. Holders that elect to have their Public Shares redeemed for cash in accordance with the terms of the CEP Memorandum and Articles, the Business Combination Agreement, and applicable Cayman Islands law. This section is subject in its entirety to the description of the PFIC rules as discussed above under the sections entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the CEP Merger to U.S. Holders — Effects of PFIC Rules on the CEP Merger” and “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the CEP Merger to U.S. Holders — Impact of PFIC Rules on Certain U.S. Holders,” as well as Section 367 considerations as discussed above under the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the CEP Merger to U.S. Holders — Effects of Section 367 to U.S. Holders.” For purposes of this description, a “Redeeming U.S. Holder” is a U.S. Holder that so redeems its Public Shares into cash.

Except as described in the following paragraph and as described in the PFIC rules above, a Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received on the redemption and such shareholder’s adjusted basis in the Public Shares exchanged if the redemption completely terminates the Redeeming U.S. Holder’s interest in CEP (taking into account certain constructive ownership rules). A U.S. Holder’s adjusted tax basis in its Public Shares will generally be equal to the cost of such Public Shares. A U.S. Holder who purchased Public Shares in the CEP IPO will generally have a tax basis in the Public Shares equal to their purchase price of the Public Shares. This gain or loss will be long-term capital gain or loss if the holding period of such Public Shares is more than one year at the time of the redemption. It is possible that because of the redemption rights associated with the Public Shares, the holding period of such shares may not be considered to begin until the date of such redemption (and thus it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. CEP Shareholders who hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption that does not completely terminate the Redeeming U.S. Holder’s interest will still give rise to capital gain or loss, if the redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not only Public Shares actually owned, but also, in some cases, Public Shares in respect of which such holder holds option to acquire and Public Shares owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary and certain corporations and partnerships.

Generally, the redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding voting shares (including all classes that carry voting rights) of CEP is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage ownership (including constructive ownership) in such shares immediately before the redemption; and (ii) the Redeeming U.S. Holder owns (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of CEP entitled to vote. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. Holder. At a minimum, however, the redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of CEP. If the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation, and taking into account the effect of redemptions by other Public Shareholders, its percentage ownership (including constructive ownership) is reduced as a result of the redemptions, such U.S. Holder would generally be regarded as having a meaningful reduction in its interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its Public Shares.

If none of the tests described above applies and subject to the PFIC rules described above, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of CEP’s current or accumulated earnings and profits. Any distribution in excess of earnings and profits will reduce the Redeeming U.S. Holder’s basis in the Public Shares (but not below zero) and any remaining excess will be treated as gain realized on the sale or other disposition of the Public Shares. U.S. Holders considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Non-U.S. Holders

Tax Consequences of the CEP Merger to Non-U.S. Holders

We do not expect the CEP Merger to result in any U.S. federal income tax consequences to Non-U.S. Holders.

Tax Consequences for Non-U.S. Holders of Owning and Disposing of Shares of Pubco Class A Stock

Distributions on Shares of Pubco Class A Stock

Distributions of cash or property to a Non-U.S. Holder in respect of shares of Pubco Class A Stock received in the CEP Merger will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Pubco’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in shares of Pubco Class A Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Gain on Disposition of Shares of Pubco Class A Stock.”

Dividends paid to a Non-U.S. Holder will generally be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of Pubco Class A Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim or refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of Shares of Pubco Class A Stock

Any gain realized by a Non-U.S. Holder on the taxable disposition of shares of Pubco Class A Stock will generally not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        Pubco is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where shares of Pubco Class A Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, or is deemed to have owned, more than 5% of such shares, as applicable, at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the shares disposed of. There can be no assurance that shares of Pubco Class A Stock will be treated as regularly traded on an established securities market for this purpose.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

Pubco does not believe it is and does not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, the determination as to whether Pubco is or will become a “United States real property holding corporation” will not be made until a future tax year, and there can be no assurance that Pubco will not become such a corporation in the future.

Tax Consequences to Non-U.S. Holders That Elect to Have Their Public Shares Redeemed for Cash

This section is addressed to Non-U.S. Holders that elect to have their Public Shares redeemed for cash in accordance with the terms of the CEP Memorandum and Articles, the Business Combination Agreement, and applicable Cayman Islands law. For purposes of this description, a “Redeeming Non-U.S. Holder” is a Non-U.S. Holder that so redeems its Public Shares.

Except as otherwise described in this section, a Redeeming Non-U.S. Holder who elects to have its Public Shares redeemed for cash will generally be treated in the same manner as a Redeeming U.S. Holder for U.S. federal income tax purposes. See the description above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their Public Shares Redeemed for Cash.”

A Redeeming Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized as a result of the exchange unless:

•        such Redeeming Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and certain other conditions are met; or

•        such Redeeming Non-U.S. Holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of such Non-U.S. Holder), in which case the Redeeming Non-U.S. Holder will generally be subject to the same treatment as a Redeeming U.S. Holder with respect to the exchange, and a Redeeming Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any redemption of Public Shares for cash that is treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. However, dividends received by a Redeeming Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, such dividends are attributable to a United States permanent establishment of the Redeeming Non-U.S. Holder), will be taxed as described above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their Public Shares Redeemed for Cash.” In addition, dividends received by a Redeeming Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their shares will be treated as a sale or as a distribution under the Code.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including shares of Pubco Class A Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of Pubco Class A Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of shares of Pubco Class A Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their ownership of shares of Pubco Class A Stock.

Unaudited Pro Forma Condensed Combined Financial Information

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of CEP and Twenty One, adjusted to give effect to the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2025 combines the historical audited balance sheet of Twenty One as of June 30, 2025 with the historical unaudited balance sheet of CEP as of June 30, 2025, giving pro forma effect to the Business Combination as if it had occurred as of June 30, 2025.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 combines the historical audited statement of operations of Twenty One for the period April 17, 2025 (Inception) to June 30, 2025 and the historical unaudited statement of operations of CEP for the six months ended June 30, 2025, on a pro forma basis as if the Business Combination had occurred on January 1, 2024.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 presents the historical audited statement of operations of CEP for the year ended December 31, 2024, on a pro forma basis as if the Business Combination had occurred on January 1, 2024. Twenty One was incorporated on April 17, 2025; therefore there is no historical statement of operations for the year ended December 31, 2024 for Twenty One included in the unaudited pro forma condensed combined statement of operations as of December 31, 2024.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024, has been derived from:

•        The historical unaudited financial statements of CEP as of June 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•        the historical audited financial statements of Twenty One as of June 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025, has been derived from:

•        The historical unaudited financial statements of CEP for the six months ended June 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•        the historical unaudited financial statements of Twenty One for the period April 17, 2025 (Inception) to June 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, has been derived from the historical audited financial statements of CEP for the year ended December 31, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus. Twenty One was incorporated on April 17, 2025; therefore there is no historical statement of operations for the year ended December 31, 2024 for Twenty One included in the unaudited pro forma condensed combined statement of operations as of December 31, 2024.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. Twenty One and CEP have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Twenty One and CEP included in this proxy statement/prospectus and the sections “Twenty One’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “CEP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

The Business Combination Agreement

On April 22, 2025, CEP, Pubco, SPAC Merger Sub, the Company, Tether, Bitfinex and SoftBank entered into the Business Combination Agreement (as amended on July 26, 2025). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, immediately prior to the Closing, Tether and Bitfinex will contribute an aggregate of 31,500 Bitcoin in exchange for Company Interests, and at the Closing of the Business Combination, (i) CEP will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving entity and the Company will merger with and into Company Merger Sub, with Company Merger Sub continuing as the surviving entity. Immediately following Closing, Pubco will issue Convertible Notes and Option Notes to Convertible Note Investors, CEP will issue CEP Class A Ordinary Shares to Equity PIPE Investors and Tether will transfer 77,177,880 shares of Pubco Class A Stock and 77,177,880 shares of Pubco Class B Stock to SoftBank.

On July 26, 2025, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement, which amends the Business Combination Agreement, to among other things, provide that the Additional PIPE Bitcoin Purchase Price used to determine the value of Tether’s contribution of the Additional PIPE to Pubco at the Closing and the number of shares of Pubco Class A Stock and Pubco Class B Stock to be issued to Tether at the Closing in exchange for the sale of the Additional PIPE Bitcoin by Tether to Pubco shall be based on the Signing Bitcoin Price of $84,863.57, rather than on the aggregate amount Tether paid to purchase the Additional PIPE Bitcoin.

Related Agreements

Contribution Agreement

Contemporaneously with the execution of the Business Combination Agreement, Tether, Bitfinex and the Company entered into the Contribution Agreement, pursuant to which, immediately prior to the Closing, Tether and Bitfinex will contribute (the “Contribution”) to the Company 24,500 Bitcoin and 7,000 Bitcoin, respectively, in exchange for (i) in the case of Tether, 208 Company Class A Interests and 208 Company Class B Interests, and (ii) in the case of Bitfinex, 59 Company Class A Interests and 59 Company Class B Interests.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, CEP and Pubco entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed (i) to vote its CEP ordinary shares in favor of the Business Combination Agreement and the Transactions and each of the CEP Shareholder Approval Matters, (ii) vote its CEP ordinary shares against any alternative transactions, (iii) to comply with the restrictions imposed by the Letter Agreement, including the restrictions on transfer and redeeming CEP ordinary shares in connection with the Transactions, and (iv) subject to and conditioned upon the Closing, agree that any loans outstanding from the Sponsor to CEP shall be repaid as follows: (a) with respect to the Sponsor Loan Note, the aggregate amount owed by CEP, as set forth on the CEP Pre-Closing Statement delivered by CEP prior to the Closing, shall be automatically converted, immediately prior to the SPAC Merger, into CEP Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of such CEP Class A Ordinary Shares to Sponsor, the Sponsor Loan Note shall be deemed satisfied in full, provided, however, that the portion of the Sponsor Loan Note that is drawn by or on behalf of CEP to pay for any SEC or Nasdaq fees, costs and expenses pursuant to the Business Combination Agreement, shall be repaid in cash at the Closing in accordance with the Business Combination Agreement and (b) with respect to all other CEP Loans (other than the Sponsor Loan Note), all amounts outstanding thereunder as of the Closing, as set forth on the CEP Pre-Closing Statement delivered by CEP prior to the Closing, shall be repaid in cash at the Closing in accordance with the Business Combination Agreement.

On June 25, 2025, Pubco, CEP and the Sponsor entered into the Sponsor Support Agreement Amendment, pursuant to which the Sponsor has agreed to forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares so that such number of CEP Class A Ordinary Shares retained by the Sponsor equals the lesser of (a) 25% of the sum of the number of Public Shares not subject to redemption in connection with the Closing and the number of CEP Class A Ordinary Shares issued in the Equity PIPE and (b) the sum of (i) 7,084,804 and (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, divided by $10.00. The Sponsor Support Agreement also provides that upon the Closing, the Sponsor will enter into the Securities Exchange Agreement, as further described below and substantially in the form attached to the Sponsor Support Agreement.

Convertible Notes Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, Pubco and CEP entered into the Convertible Notes Subscription Agreements with the Convertible Note Investors, pursuant to which the Convertible Note Investors have agreed to purchase from Pubco 1% Convertible Senior Notes due 2030. Each Convertible Note shall bear interest from the date specified on the face of such Convertible Note, payable semiannually, whichever is later. Accrued interest on the Convertible Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

In addition, for a period of 30 days following the execution of the Convertible Notes Subscription Agreements, Pubco granted the Convertible Note Investors an option to purchase additional Convertible Notes in an aggregate amount of up to $100 million, on a pro rata basis based on such Convertible Note Investor’s participation in the Initial Convertible Notes PIPE, which Option was exercised in full by certain of the Convertible Note Investors and the Sponsor on May 22, 2025. The net proceeds of the Convertible Notes PIPE will be used by Pubco to purchase the PIPE Bitcoin.

Each holder of a Convertible Note shall have the right, at the holder’s option, to convert all or any portion of such Note subject to satisfaction of the conditions in the Indenture and prior to the close of business on the second Scheduled Trading Day (as defined in the Indenture) immediately preceding the Maturity Date (as defined in the Indenture) at an initial conversion rate of Principal Amount (plus accrued and unpaid interest, if any) / (Conversion Reference Price * Conversion Premium of 130%)) (each as defined in the Indenture) where, the Reference Price is equal to the $10.00 price of the Common Equity PIPE and the Conversion Reference Price is equal to Reference Price * (Average Closing Bitcoin Price / Signing Bitcoin Price). The Signing Bitcoin Price is equal to the Bitcoin as averaged over the ten consecutive days immediately prior to the Signing and the Average Bitcoin Price is equal to the Bitcoin Price as averaged over the ten consecutive days immediately prior to Closing.

If one or more Events of Default (as defined in the Indenture) should occur, unless the principal of all the Notes shall have already become due and payable, either the Trustee under the Indenture or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare 100% of the principal and accrued and unpaid interest on all the Convertible Notes under the Indenture to be due and payable immediately.

If (i) a registration statement registering the resale of the Convertible Notes and the shares of Common Stock issuable upon conversion of the Notes (such Notes and shares of Common Stock, the “Registrable Securities” and such registration statement, the “Registration Statement”) has not been filed by Pubco with the Commission on or prior to 45 calendar days after the issue date of the Convertible Notes, (ii) the Registration Statement has not been declared effective by the Commission on or prior to 90 calendar days after the issue date of the Convertible Notes, or (iii) a Suspension Event (as defined in the Subscription Agreement) occurs (each such event referred to in clauses (i) through (iii), a “Registration Default”), Pubco shall pay Additional Interest on the Convertible Notes at a rate equal to 3.00% per annum of the principal amount of the Convertible Notes for each day during such period for which a Registration Default has occurred and is continuing. Additional Interest pursuant to a Registration Default will be payable in arrears on each Interest Payment Date (as defined in the Indenture) following such Registration Default in the same manner as regular interest on the Convertible Notes.

Equity PIPE Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, CEP and Pubco entered into the April Equity PIPE Subscription Agreements with the April Equity PIPE Investors, pursuant to which, CEP agreed to issue, and the Equity PIPE Investors agreed to purchase, 20,000,000 CEP Class A Ordinary Shares, at a purchase price of $10.00 per share for an aggregate purchase price of $200,000,000. The net proceeds of the April Equity PIPE will be used by Pubco, together with the net proceeds of the Convertible Notes PIPE, to purchase the Initial PIPE Bitcoin and the Option PIPE Bitcoin.

On June 19, 2025, CEP and Pubco entered into the June Equity PIPE Subscription Agreement with the June Equity PIPE Investors, pursuant to which, CEP agreed to issue, and the June Equity PIPE Investors agreed to purchase, 7,857,143 CEP Class A Ordinary Shares, at a purchase price of $21.00 per share for an aggregate purchase price of approximately $165,000,000. Pursuant to the June PIPE Bitcoin Sale and Purchase Agreement, the net proceeds of the June Equity PIPEs will be used by Pubco to purchase the June PIPE Bitcoin.

Lock-Up Agreements

Concurrently with the Closing, Tether, Bitfinex and SoftBank will enter into a Lock-Up Agreement with Pubco, pursuant to which each Seller and SoftBank will agree that the shares of Pubco Class A Stock received by each Seller and the shares of Pubco Class A Stock transferred by Tether to SoftBank will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions.

The shares of Pubco Class A Stock held by each Seller and SoftBank will be locked up until the earlier of (i) six months after the date of the Closing (the “Anniversary Release”); provided that, in the event the S-1 registration statement filed with the SEC by Pubco to register the resale of the Pubco Class A Stock underlying the Convertible Notes (the “Resale Registration Statement”) has not been declared effective on or prior to the Anniversary Release, then the Anniversary Release will be deemed to be the date such Resale Registration Statement is declared effective by the SEC and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Stock for cash, securities or other property.

Securities Exchange Agreement

At Closing, Pubco and Sponsor will enter into the Securities Exchange Agreement, pursuant to which Sponsor will exchange a number of Founder Shares as determined in accordance therewith (“Exchange Shares”), for Exchange Notes. The Exchange Notes and shares of Pubco Class A Stock issuable upon conversion thereof will have the same registration rights as set forth in the Convertible Notes Subscription Agreements.

Governance Term Sheet and Governance Agreement

Concurrently with the execution of the Business Combination Agreement, Tether, Bitfinex and SoftBank entered into the Governance Term Sheet, which sets out the main terms based on which Pubco will prepare its organizational documents, which will be adopted at or prior to Closing. At Closing, Tether, Bitfinex and SoftBank will enter into the Governance Agreement, which will implement the terms of the Governance Term Sheet. The Governance Agreement will provide that, amongst others, Pubco will be incorporated pursuant to the TBOC and that, as a result of Pubco being a “controlled company” under applicable listing rules, Pubco will utilize certain of the controlled company exemptions of its relevant national stock exchange.

SoftBank Purchase Agreement

Contemporaneously with the execution of the Business Combination Agreement, and as amended and restated on June 23, 2025, Tether and SoftBank entered into the SoftBank Purchase Agreement, pursuant to which, among other things, immediately following the Closing, Tether will transfer to SoftBank the SoftBank Shares, and SoftBank will pay Tether a consideration calculated based on a formula described thereunder. SoftBank has the option to pay the SoftBank Bitcoin Cost Amount and the PIPE Bitcoin Cost Amount either (i) in cash or (ii) by reducing the number of SoftBank Shares that would otherwise be transferred by Tether to SoftBank at Closing by a number of shares equal to (A) the SoftBank Bitcoin Cost Amount plus the PIPE Bitcoin Cost Amount, divided by (B) $10.00 (rounded to the next whole share).

Amended and Restated Registration Rights Agreement

Concurrently with the Closing of the Business Combination Agreement, CEP, Pubco, the Sponsor, each Seller and SoftBank will enter into the Amended and Restated Registration Rights Agreement that will amend and restate the registration rights agreement entered into at the time of the IPO between CEP and the Sponsor.

Pubco estimates that up to approximately 308,632,417 shares of Pubco Class A Stock will be subject to registration rights pursuant to the Amended and Restated Registration Rights Agreement immediately following the Closing, representing approximately 89.1% of the total issued and outstanding shares of Pubco Class A Stock following the Business Combination and the consummation of the PIPE Investments, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan.

Services Agreement

Concurrently with the Closing, Pubco and Tether will enter into the Services Agreement. Pursuant to the Services Agreement, Tether will agree to provide, or cause to be provided, certain services to Pubco and its subsidiaries in exchange for a services fee in the amount of $30,000 per calendar quarter or such other amount as may be agreed by the parties thereto.

Merger Consideration

As consideration for the Company Merger, the Sellers will be entitled to receive, in exchange for their (i) Company Class A Interests, an aggregate number of shares of Pubco Class A Stock equal to (a) the product of (1) 31,500, multiplied by (2) the Signing Bitcoin Price, divided by (b) $10.00 (such aggregate number of shares of Pubco Class A Stock, the “Class A Merger Consideration Shares”), and (ii) Company Class B Interests, an aggregate number of shares of Pubco Class B Stock, equal to (a) the product of (1) 31,500, multiplied by (2) the Signing Bitcoin Price, divided by (b) $10.00 (such aggregate number of shares of Pubco Class B Stock, the “Class B Merger Consideration Shares” and, together with the Class A Merger Consideration Shares, the “Merger Consideration Shares”). Each Seller shall receive its pro rata share of the Class A Merger Consideration Shares and Class B Merger Consideration Shares based on the number of Company Class A Interests and Company Class B Interests, respectively, owned by such Seller at Closing. By virtue of the SPAC Merger, each CEP Class A Ordinary Share (other than (x) treasury shares, (y) Public Shares in respect of which Public Shareholders have exercised their rights of redemption and (z) CEP Dissenting Shares) will be automatically converted into one share of Pubco Class A Stock.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, CEP will be treated as the “acquired” company for financial reporting purposes, and Twenty One will be the accounting “acquirer” This determination was primarily based on the assumption that:

•        Twenty One’s members will hold a majority of the voting power of Pubco post Business Combination;

•        The Pubco Board will consist of seven directors, four directors designated by Tether with at least two of them qualifying as independent directors under applicable securities exchange rules, two directors designated by SoftBank, with at least one of them qualifying as an independent director under applicable securities exchange rules and the Chief Executive Officer of Pubco;

•        Twenty One’s operations will substantially comprise the ongoing operations of Pubco; and

•        Twenty One’s senior management will comprise the senior management of Pubco.

Another determining factor was that CEP does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of CEP will be stated at historical cost, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

Pubco has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Public Shares into cash as more fully described below:

•        Scenario 1 — Assuming No Redemptions:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Scenario 2 — Assuming 100% Redemptions:    This presentation assumes that Public Shareholders holding 10,000,000 Public Shares exercise their redemption rights for $105.7 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.57 per share as of June 30, 2025 (inclusive of $0.15 per share to be funded pursuant to the Sponsor Note and which amount takes into account CEP’s estimate of the amount that may be withdrawn to pay applicable taxes). The 100% Redemptions scenario reflects the maximum number of Public Shares that can be redeemed with the assumption that the NTA Proposal is passed by the CEP Shareholders and that the

CEP Memorandum and Articles are amended such that CEP will not be required to maintain a minimum NTA of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming Public Shareholders. This scenario includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the 100% Redemptions scenario.

The following table sets out share ownership of Pubco on a pro forma basis assuming the No Redemptions scenario and the 100% Redemptions scenario:

	No Redemptions		100% Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Twenty One Class A members(2)	304,852,759	88.0%	304,852,759	90.7%
Public Shareholders	10,000,000	2.9%	—	—%
Sponsor(1)	3,779,658	1.1%	3,779,658	1.1%
Equity PIPE Investors	27,857,143	8.0%	27,857,143	8.2%
Total shares outstanding	346,489,560		336,489,560

____________

(1)      Includes 64,554 shares to be converted from the CEP note payable — related party at $10.00 per share and includes an additional 915,104 shares to be issued to the Sponsor pursuant to the anti-dilution right of the CEP Class B Ordinary Shares included in the CEP Memorandum and Articles.

(2)      Includes 267,320,245 merger consideration shares and an additional 37,532,514 shares, calculated as 4,422.688667 Bitcoin at $84,863.57 per share in accordance with Amendment No. 1 to the Business Combination Agreement, divided by $10.00 per share.

	No Redemptions Scenario	100% Redemptions Scenario
Twenty One Class B members	304,852,759	304,852,759
Total	304,852,759	304,852,759

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2025 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 are based on the historical financial statements of CEP and Twenty One. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2025

	Pubco (Historical)	Twenty One (Historical)	Contribution Agreement Transaction Accounting Adjustments		Twenty One Pro Forma Adjusted	CEP (Historical)	Scenario 1: No Redemptions Scenario							Scenario 2: 100% Redemptions Scenario
							Transaction Accounting Adjustments		Convertible Notes Transaction Accounting Adjustments		Equity PIPE Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$—	$200,000	$—		$200,000	$25,000	$104,166,742	B	$440,200,000	G	$170,500,000	A	$117,837,524	$(105,666,742)	F	$12,170,782
							(42,265,914)	C			150,799,992	N		1,500,000	R
							(99,500,000)	G						(1,500,000)	S
							(88,301)	J
							(458,700,000)	O
							(147,499,995)	P
Prepaid expenses	—	—	—		—	270,750	625,980	C	—		—		10,146,730	—		10,146,730
							9,250,000	H
Total current assets	—	200,000	—		200,000	295,750	(634,011,488)		440,200,000		321,299,992		127,984,254	(105,666,742)		22,317,512
Non-current assets
Available-for-sale debt securities held in Trust Account	—	—				104,166,637	(104,166,637)	B	—		—		—			—
							—	L
Digital assets	—	—	3,463,689,915	M	3,463,689,915	—	100,883,939	G	—		38,223,391	A	4,784,742,645	—		4,784,742,645
							529,144,162	O			14,619,487	N
							151,869,937	P
							486,311,814	Q
Other assets	—	—	—		—	25,876	(105)	B	—		—		25,771	—		25,771
Total non-current assets	—	—	3,463,689,915		3,463,689,915	104,192,513	1,164,043,110		—		52,842,878		4,784,768,416	—		4,784,768,416
Total assets	$—	$200,000	$3,463,689,915		$3,463,889,915	$104,488,263	$530,031,622		$440,200,000		$374,142,870		$4,912,752,670	$(105,666,742)		$4,807,085,928

LIABILITIES
Current liabilities
Accrued expenses	$7,756	$315,782	—		315,782	$801,757	$(713,459)	C	—		—		$323,538	$—		$323,538
							(88,298)	J
Accounts payable	—	91,600	—		91,600	—	(91,600)	C	—		—		—	—		—
Notes payable – related party	—	—	—		—	645,543	(645,543)	J	—		—		—			—
Sponsor note payable	—	—	—		—	—	—		—		—		—	1,500,000	R	—
														(1,500,000)	S
Total current liabilities	7,756	407,382	—		407,382	1,447,300	(1,538,900)		—		—		323,538	—		323,538
Non-current liabilities
Convertible notes payable	—	—	—		—	—			440,200,000	G	—		486,500,000			486,500,000
									46,300,000	H
Debt issuance costs	—	—	—		—	—	(2,201,000)	C			—		(2,201,000)	(10,808,179)	H	(13,009,179)
Total non-current liabilities	—	—	—		—	—	(2,201,000)		486,500,000		—		484,299,000	(10,808,179)		473,490,821
Total liabilities	7,756	407,382	—		407,382	1,447,300	(3,739,900)		486,500,000		—		484,622,538	(10,808,179)		473,814,359

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2025 — (Continued)

	Pubco (Historical)	Twenty One (Historical)	Contribution Agreement Transaction Accounting Adjustments		Twenty One Pro Forma Adjusted	CEP (Historical)	Scenario 1: No Redemptions Scenario							Scenario 2: 100% Redemptions Scenario
							Transaction Accounting Adjustments		Convertible Notes Transaction Accounting Adjustments		Equity PIPE Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Class A ordinary shares subject to possible redemption	—	—	—		—	105,666,742	(104,166,742)	F	—		—		—	1,500,000	R	—
							(1,500,000)	L						(1,500,000)	F

EQUITY
Twenty One Class A Interests	—	—	—		—	—	—		—		—		—	—		—
Twenty One Class B Interests	—	—	—		—	—	—		—		—		—	—		—
Pubco Class A Common Stock	—	—	—		—	—	2,673,202	D	—		—		3,464,895	(100,000)	K	3,364,895
							416,368	K
							375,325	Q
Pubco Class B Common Stock	—	—	—		—	—	2,673,202	D	—		—		3,048,527	—		3,048,527
							375,325	Q
CEP preference shares	—	—	—		—	—	—		—		—		—			—
CEP Class A Ordinary Shares	—	—	—		—	30	1,000	F	—		2,000	A	—	—		—
							342	I			786	N
							(4,164)	K
							6	J
CEP Class B Ordinary Shares	—	—	—		—	250	92	H	—		—		—	—		—
							(342)	I
Additional paid-in capital	—	200,000	3,463,689,915	M	3,463,889,915	—	(32,093,834)	C	(46,300,000)	H	208,721,391	A	4,347,633,805	(104,166,742)	F	4,252,875,242
							(5,346,404)	D			165,418,693	N		(1,500,000)	E
							(5,866,100)	E						10,808,179	H
							104,165,742	F						100,000	K
							9,249,908	H
							(412,204)	K
							645,534	J
							485,561,164	Q
Accumulated deficit	(7,756)	(407,382)	—		(407,382)	(2,638,993)	(6,540,041)	C	—		—		73,982,905	(1,500,000)	R	73,982,905
							5,866,100	E						1,500,000	E
							12,934	F
							1,383,939	G
							1,500,000	L
							70,444,162	O
							4,369,942	P
Accumulated other comprehensive income	—	—	—		—	12,934	(12,934)	F	—		—		—	—		—
Total equity	(7,756)	(207,382)	3,463,689,915		3,463,482,533	(2,625,779)	639,438,264		(46,300,000)		374,142,870		4,428,130,132	(94,858,563)		4,333,271,569
Total equity and liabilities	$—	$200,000	$3,463,689,915		$3,463,889,915	$104,488,263	$530,031,622		$440,200,000		$374,142,870		$4,912,752,670	$(105,666,742)		$4,807,085,928

____________

(1)      The unaudited pro forma condensed combined balance sheet as of June 30, 2025, combines the historical audited balance sheet of Twenty One as of June 30, 2025, with the historical unaudited balance sheet of CEP as of June 30, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 31, 2025

	Pubco (Historical Statement of Operations)	Twenty One (Historical Statement of Operations)	Contribution Agreement Transaction Accounting Adjustments	Twenty One Pro Forma Adjusted	CEP (Historical Statement of Operations and Other Comprehensive Income)		Scenario 1: No Redemptions Scenario					Scenario 2: 100% Redemptions Scenario
							Transaction Accounting Adjustments		Convertible Notes Transaction Accounting Adjustments		Equity PIPE Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
General and administrative costs	$(7,756)	$(399,082)	$—	$(399,082)	$(1,015,825)		$(73,334)	DD	$—		$—	$(1,495,997)	$—	$(1,495,997)
Sales and marketing	—	(8,300)	—	(8,300)	—		—					(8,300)	—	(8,300)
Administrative expenses – related party	—	—			(60,000)		60,000	BB	—		—	—	—	—
Loss from operations	(7,756)	(407,382)	—	(407,382)	(1,075,825)		(13,334)		—		—	(1,504,297)	—	(1,504,297)

Other income (expense):
Interest income on investments held in Trust Account	—	—	—	—	2,272,072		(2,272,072)	AA	—		—	—	—	—
Realized gain on sale of available-for-sale debt securities	—	—	—	—	—		12,934	FF	—		—	—	—	—
							(12,934)	FF
Interest expense	—	—	—	—	—		—		(2,432,500)	EE	—	(3,733,418)	—	(3,733,418)
									(1,300,918)	GG
Change in fair value of Bitcoin	—	—	—	—	—		611,734,015	CC	—		—	611,734,015	—	611,734,015
Other income, net	—	—	—	—	2,272,072		609,461,943		(3,733,418)		—	608,000,597	—	608,000,597
Net (loss) income	$(7,756)	$(407,382)	$—	$(407,382)	$1,196,247		$609,448,609		$(3,733,418)		$—	$606,496,300	$—	$606,496,300

Other Comprehensive Income:
Change in unrealized depreciation of available-for-sale debt securities	—	—	—	—	(81,702)	FF	81,702					—	—	—
Total other comprehensive income	—	—	—	—	(81,702)		81,702		—		—	—	—	—
Comprehensive income (loss)	$(7,756)	$(407,382)	$—	$(407,382)	$1,114,545		$609,530,311		$(3,733,418)		$—	$606,496,300	$—	$606,496,300

Basic and diluted net income per share					$0.09

Pro forma weighted average number of shares outstanding – basic												346,489,560 (1)		336,489,560 (1)
Pro forma income per share – basic												$1.75		$1.80
Pro forma weighted average number of shares outstanding – diluted												383,912,637 (1)		373,912,637 (1)
Pro forma income per share – diluted												$1.58		$1.62

____________

(1)      Please refer to Note 7 — “Net Earnings (Loss) per Share” for details.

(2)      The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025, combines the historical audited statement of operations of Twenty One for the period April 17, 2025 (Inception) through June 30, 2025, with the historical unaudited statement of operations of CEP for the six months ended June 30, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024(2)

	Pubco (Historical Statement of Operations)	Twenty One (Historical Statement of Operations)	Other Related Transaction Accounting Adjustments	Twenty One Pro Forma Adjusted	CEP (Historical Statement of Operations and Other Comprehensive Income)	Scenario 1: No Redemptions Scenario						Scenario 2: 100% Redemptions Scenario
						Transaction Accounting Adjustments		Convertible Notes Transaction Accounting Adjustments		Equity PIPE Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
General and administrative costs	$—	$—	$—	$—	$(297,816)	$(4,740,041)	CC	$—		$—	$(5,184,524)	$—	$(5,184,524)
						(146,667)	FF
Transaction costs						(1,800,000)	DD	—		—	(1,800,000)	—	(1,800,000)
Administrative expenses – related party	—	—	—	—	(46,129)	46,129	BB	—		—	—		—
Total operating expenses	—	—	—	—	(343,945)	(6,640,579)		—		—	(6,984,524)	—	(6,984,524)

Loss from operations	—	—	—	—	(343,945)	(6,640,579)		—		—	(6,984,524)	—	(6,984,524)

Other income (expense):
Interest income on investments held in Trust Account	—	—	—	—	1,881,736	(1,881,736)	AA	—		—	—	—	—
Realized gain on sale of available-for-sale debt securities	—	—	—	—	—	94,636	HH	—		—	—	—	—
						(94,636)	HH
Interest expense	—	—	—	—	—	—		(4,865,000)	GG	—	(7,466,836)	—	(7,466,836)
								(2,601,836)	II
Loss on purchase of Bitcoin	—	—	—	—	—	(391,632,624)	JJ	—		—	(391,632,624)	—	(391,632,624)
Change in fair value of Bitcoin	—	—	—	—	—	2,143,586,563	EE	—		—	2,143,586,563	—	2,143,586,563
Other income (expense):	—	—	—	—	1,881,736	1,750,072,203		(7,466,836)		—	1,744,487,103	—	1,744,487,103

Net income	$—	$—	$—	$—	$1,537,791	$1,743,431,624		$(7,466,836)		$—	$1,737,502,579	$—	$1,737,502,579

Other Comprehensive Income:
Change in unrealized appreciation of available-for-sale debt securities	—	—	—	—	94,636	(94,636)	HH	—		—	—	—	—
Total other comprehensive income	—	—	—	—	94,636	(94,636)		—		—	—	—	—
Comprehensive income (loss)	$—	$—	$—	$—	$1,632,427	$1,743,336,988		$(7,466,836)		$—	$1,737,502,579	$—	$1,737,502,579

Basic and diluted net income per share					$0.24

Pro forma weighted average number of shares outstanding – basic											346,489,560 (1)		336,489,560 (1)
Pro forma income per share – basic											$5.01		$5.16
Pro forma weighted average number of shares outstanding – diluted											383,912,637 (1)		373,912,637 (1)
Pro forma income per share – diluted											$4.53		$4.65

____________

(1)      Please refer to Note 7 — “Net Earnings (Loss) per Share” for details.

(2)      The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, contains the historical audited statement of operations of CEP for the year ended December 31, 2024. Twenty One was incorporated on April 17, 2025, therefore there is no historical statement of operations for the year ended December 31, 2024, for Twenty One included in the unaudited pro forma condensed combined statement of operations as of December 31, 2024.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions The Business Combination Agreement

On April 22, 2025, CEP, Pubco, SPAC Merger Sub, the Company, Tether, Bitfinex and SoftBank entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, immediately prior to the Closing, Tether and Bitfinex will contribute an aggregate of 31,500 Bitcoin in exchange for Company Interests, and at the Closing of the Business Combination, (i) CEP will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving entity and (ii) the Company will merger with and into Company Merger Sub, with Company Merger Sub continuing as the surviving entity. Immediately following Closing, Pubco will issue Convertible Notes and Option Convertible Notes to Convertible Note Investors, CEP will issue CEP Class A Ordinary Shares to Equity PIPE Investors and Tether will transfer to SoftBank the Softbank Shares pursuant to the SoftBank Purchase Agreement, and SoftBank will pay Tether a consideration calculated based on a formula described thereunder.

On July 26, 2025, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement, which amends the Business Combination Agreement, to among other things, provide that the Additional PIPE Bitcoin Purchase Price used to determine the value of Tether’s contribution of the Additional PIPE to Pubco at the Closing and the number of shares of Pubco Class A Stock and Pubco Class B Stock to be issued to Tether at the Closing in exchange for the sale of the Additional PIPE Bitcoin by Tether to Pubco shall be based on the Signing Bitcoin Price of $84,863.57, rather than on the aggregate amount Tether paid to purchase the Additional PIPE Bitcoin.

Related Agreements

Contribution Agreement

Contemporaneously with the execution of the Business Combination Agreement, Tether, Bitfinex and the Company entered into the Contribution Agreement, pursuant to which, immediately prior to the Closing, Tether and Bitfinex will contribute (the “Contribution”) to the Company 24,500 Bitcoin and 7,000 Bitcoin, respectively, in exchange for (i) in the case of Tether, 208 Company Class A Interests and 208 Company Class B Interests, and (ii) in the case of Bitfinex, 59 Company Class A Interests and 59 Company Class B Interests.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, CEP and Pubco entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed (i) to vote its CEP ordinary shares in favor of the Business Combination Agreement and the Transactions and each of the CEP Shareholder Approval Matters, (ii) vote its CEP ordinary shares against any alternative transactions, (iii) to comply with the restrictions imposed by the Letter Agreement, including the restrictions on transfer and redeeming CEP ordinary shares in connection with the Transactions, and (iv) subject to and conditioned upon the Closing, agree that any loans outstanding from the Sponsor to CEP shall be repaid as follows: (a) with respect to the Sponsor Loan Note, the aggregate amount owed by CEP, as set forth on the CEP Pre-Closing Statement delivered by CEP prior to the Closing, shall be automatically converted, immediately prior to the SPAC Merger, into CEP Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of such CEP Class A Ordinary Shares to Sponsor, the Sponsor Loan Note shall be deemed satisfied in full, provided, however, that the portion of the Sponsor Loan Note that is drawn by or on behalf of CEP to pay for any SEC or Nasdaq fees, costs and expenses pursuant to the Business Combination Agreement, shall be repaid in cash at the Closing in accordance with the Business Combination Agreement and (b) with respect to all other CEP Loans (other than the Sponsor Loan Note), all amounts outstanding thereunder as of the Closing, as set forth on the CEP Pre-Closing Statement delivered by CEP prior to the Closing, shall be repaid in cash at the Closing in accordance with the Business Combination Agreement.

On June 25, 2025, Pubco, CEP and the Sponsor entered into the Sponsor Support Agreement Amendment, pursuant to which the Sponsor has agreed to forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares so that such number of CEP Class A Ordinary Shares retained by the Sponsor equals the lesser of (a) 25% of the sum of the number of Public Shares not subject to redemption in connection with the Closing and the number of CEP Class A Ordinary Shares issued in the Equity PIPE and (b) the sum of (i) 7,084,804 and (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, divided by $10.00. The Sponsor Support Agreement also provides that upon the Closing, the Sponsor will enter into the Securities Exchange Agreement, as further described below and substantially in the form attached to the Sponsor Support Agreement.

Convertible Notes Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, Pubco and CEP entered into the Convertible Notes Subscription Agreements with the Convertible Note Investors, pursuant to which the Convertible Note Investors have agreed to purchase Convertible Notes upon the terms and subject to the conditions set forth therein. In addition, for a period of 30 days following the execution of the Convertible Notes Subscription Agreements, Pubco granted the Convertible Note Investors an option to purchase additional Convertible Notes in an aggregate amount of up to $100 million, on a pro rata basis based on such Convertible Note Investor’s participation in the Initial Convertible Notes PIPE, which Option was exercised in full by certain of the Convertible Note Investors and the Sponsor. The net proceeds of the Convertible Notes PIPE will be used by Pubco to purchase the PIPE Bitcoin.

Equity PIPE Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, CEP and Pubco entered into the April Equity PIPE Subscription Agreements with the April Equity PIPE Investors, pursuant to which, CEP agreed to issue, and the April Equity PIPE Investors agreed to purchase, 20,000,000 CEP Class A Ordinary Shares, at a purchase price of $10.00 per share for an aggregate purchase price of $200,000,000. The net proceeds of the April Equity PIPE will be used by Pubco, together with the net proceeds of the Convertible Notes PIPE, to purchase the Initial PIPE Bitcoin and the Option PIPE Bitcoin.

On June 19, 2025, CEP and Pubco entered into the June Equity PIPE Subscription Agreement with the June Equity PIPE Investors, pursuant to which, CEP agreed to issue, and the June Equity PIPE Investors agreed to purchase, 7,857,143 CEP Class A Ordinary Shares, at a purchase price of $21.00 per share for an aggregate purchase price of approximately $165,000,000. The net proceeds of the June Equity PIPEs will be used by Pubco to purchase the June PIPE Bitcoin.

Lock-Up Agreements

Concurrently with the Closing, Tether, Bitfinex and SoftBank will enter into a Lock-Up Agreement with Pubco, pursuant to which each Seller and SoftBank will agree that the shares of Pubco Class A Stock received by each Seller and the shares of Pubco Class A Stock transferred by Tether to SoftBank will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions.

The shares of Pubco Class A Stock held by each Seller and SoftBank will be locked up until the earlier of (i) six months after the date of the Closing (the “Anniversary Release”); provided that, in the event the S-1 registration statement filed with the SEC by Pubco to register the resale of the Pubco Class A Stock underlying the Convertible Notes (the “Resale Registration Statement”) has not been declared effective on or prior to the Anniversary Release, then the Anniversary Release will be deemed to be the date such Resale Registration Statement is declared effective by the SEC and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Stock for cash, securities or other property.

Securities Exchange Agreement

At Closing, Pubco and Sponsor will enter into the Securities Exchange Agreement, pursuant to which Sponsor will exchange a number of Founder Shares as determined in accordance therewith (“Exchange Shares”), for Exchange Notes. The Exchange Notes and shares of Pubco Class A Stock issuable upon conversion thereof will have the same registration rights as set forth in the Convertible Notes Subscription Agreements.

Governance Term Sheet and Governance Agreement

Concurrently with the execution of the Business Combination Agreement, Tether, Bitfinex and SoftBank entered into the Governance Term Sheet, which sets out the main terms based on which Pubco will prepare its organizational documents, which will be adopted at or prior to Closing. At Closing, Tether, Bitfinex and SoftBank will enter into the Governance Agreement, which will implement the terms of the Governance Term Sheet. The Governance Agreement will provide that, amongst others, Pubco will be incorporated pursuant to the TBOC and that, as a result of Pubco being a “controlled company” under applicable listing rules, Pubco will utilize certain of the controlled company exemptions of its relevant national stock exchange.

SoftBank Purchase Agreement

Contemporaneously with the execution of the Business Combination Agreement, as amended and restated on June 23, 2025, Tether and SoftBank entered into the SoftBank Purchase Agreement, pursuant to which, among other things, immediately following the Closing, Tether will transfer to SoftBank the SoftBank Shares, and SoftBank will pay Tether a consideration calculated based on a formula described thereunder. SoftBank has the option to pay the SoftBank Bitcoin Cost Amount and the PIPE Bitcoin Cost Amount either (i) in cash or (ii) by reducing the number of SoftBank Shares that would otherwise be transferred by Tether to SoftBank at Closing by a number of shares equal to (A) the SoftBank Bitcoin Cost Amount plus the PIPE Bitcoin Cost Amount, divided by (B) $10.00 (rounded to the next whole share).

Amended and Restated Registration Rights Agreement

Concurrently with the Closing of the Business Combination Agreement, CEP, Pubco, the Sponsor, each Seller and SoftBank will enter into the Amended and Restated Registration Rights Agreement that will amend and restate the registration rights agreement entered into at the time of the IPO between CEP and the Sponsor.

Services Agreement

Concurrently with the Closing, Pubco and Tether will enter into the Services Agreement. Pursuant to the Services Agreement, Tether will agree to provide, or cause to be provided, certain services to Pubco and its subsidiaries in exchange for a services fee in the amount of $30,000 per calendar quarter or such other amount as may be agreed by the parties thereto.

Merger Consideration

As consideration for the Company Merger, the Sellers will be entitled to receive, in exchange for their (i) Company Class A Interests, an aggregate number of shares of Pubco Class A Stock equal to (a) the product of (1) 31,500, multiplied by (2) the Signing Bitcoin Price, divided by (b) $10.00 (such aggregate number of shares of Pubco Class A Stock, the “Class A Merger Consideration Shares”), and (ii) Company Class B Interests, an aggregate number of shares of Pubco Class B Stock, equal to (a) the product of (1) 31,500, multiplied by (2) the Signing Bitcoin Price, divided by (b) $10.00 (such aggregate number of shares of Pubco Class B Stock, the “Class B Merger Consideration Shares” and, together with the Class A Merger Consideration Shares, the “Merger Consideration Shares”). Each Seller shall receive its pro rata share of the Class A Merger Consideration Shares and Class B Merger Consideration Shares based on the number of Company Class A Interests and Company Class B Interests, respectively, owned by such Seller at Closing. By virtue of the SPAC Merger, each CEP Class A Ordinary Share (other than (x) treasury shares, (y) Public Shares in respect of which Public Shareholders have exercised their rights of redemption and (z) CEP Dissenting Shares) will be automatically converted into one share of Pubco Class A Stock.

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Pubco will experience. Twenty One and CEP did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and presents the Management’s Adjustments. Pubco has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

CEP does not meet the definition of a “business” pursuant to ASC 805-10-55 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of ASC 805, Business Combinations; rather, the Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of Twenty One have been prepared in accordance with U.S. GAAP. The historical financial statements of CEP have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by Twenty One.

Pubco has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Public Shares into cash as more fully described below:

•        Scenario 1 — Assuming No Redemptions:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Scenario 2 — Assuming 100% Redemptions:    This presentation assumes that Public Shareholders holding 10,000,000 Public Shares exercise their redemption rights for $105.7 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.57 per share as of June 30, 2025 (inclusive of $0.15 per share to be funded pursuant to the Sponsor Note and which amount takes into account CEP’s estimate of the amount that may be withdrawn to pay applicable taxes). The 100% Redemptions scenario reflects the maximum number of Public Shares that can be redeemed with the assumption that the NTA Proposal is passed by the CEP Shareholders and that the CEP Memorandum and Articles are amended such that CEP will not be required to maintain a minimum NTA of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming Public Shareholders. This scenario includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the 100% Redemptions scenario.

The following table sets out share ownership of Pubco on a pro forma basis assuming the No Redemptions scenario and the 100% Redemptions scenario:

	No Redemptions		100% Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Twenty One Class A members(2)	304,852,759	88.0%	304,852,759	90.7%
Public Shareholders	10,000,000	2.9%	—	—%
Sponsor(1)	3,779,658	1.1%	3,779,658	1.1%
Equity PIPE Investors	27,857,143	8.0%	27,857,143	8.2%
Total shares outstanding	346,489,560		336,489,560

____________

(1)      Includes 64,554 shares to be converted from the CEP note payable — related party at $10.00 per share and includes an additional 915,104 shares to be issued to the Sponsor pursuant to the anti-dilution right of the CEP Class B Ordinary Shares included in the CEP Memorandum and Articles.

(2)      Includes 267,320,245 merger consideration shares and an additional 37,532,514 shares, calculated as 4,422.688667 Bitcoin at $84,863.57 per share in accordance with Amendment No. 1 to the Business Combination Agreement, divided by $10.00 per share.

	No Redemptions Scenario	100% Redemptions Scenario
Twenty One Class B members	304,852,759	304,852,759
Total	304,852,759	304,852,759

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Pubco. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, CEP will be treated as the “acquired” company for financial reporting purposes, and Twenty One will be the accounting “acquirer” This determination was primarily based on the assumption that:

•        Twenty One’s members will hold a majority of the voting power of Pubco post Business Combination;

•        The Pubco Board will consist of seven directors, four directors designated by Tether with at least two of them qualifying as independent directors under applicable securities exchange rules, two directors designated by SoftBank, with at least one of them qualifying as an independent director under applicable securities exchange rules and the Chief Executive Officer of Pubco;

•        Twenty One’s operations will substantially comprise the ongoing operations of Pubco; and

•        Twenty One’s senior management will comprise the senior management of Pubco.

Another determining factor was that CEP does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of CEP will be stated at historical cost, with no goodwill or other intangible assets recorded.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2025

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2025, are as follows:

A.     Reflects proceeds to be received from the April Equity PIPE of $170,500,000 and 347.6168 Bitcoin, valued at $38.2 million based on the Bitcoin Price of $109,958.41 as of the most recent practicable date of September 4, 2025, pursuant to the April Equity PIPE Subscription Agreements, for the issuance of 20,000,000 CEP Class A Ordinary Shares at $10.00 per share.

B.      Reflects the liquidation and reclassification of $104.2 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

C.     Represents preliminary estimated transaction costs expected to be incurred by CEP of approximately $9.8 million and $32.5 million of estimated transaction costs to be incurred by Twenty One for placement agent, legal, accounting, and advisory fees incurred as part of the Business Combination.

For the CEP transaction costs of $9.8 million, no fees have been paid and $0.7 million have been accrued as of the pro forma balance sheet date. The $4.3 million fees related to the PIPE Investments have been recorded as additional paid-in capital. The remaining amount of $4.7 million is reflected as an adjustment to accumulated losses.

For the Twenty One fees of $32.5 million, no fees have been paid and $0.09 million of these fees have been accrued as of the pro forma balance sheet date. The legal success fee of $1.8 million has been recorded to accumulated deficit, the $0.6 million for the D&O tail policy with a term of six years, which represents a premium of $0.9 million, net of a $0.3 million credit for premiums prepaid on CEP as of June 30, 2025, has been recorded as prepaid expenses, $2.2 million related to the debt issuance has been recorded to debt issuance costs and the remaining $27.8 million of fees have been recorded to additional paid-in capital.

D.     Represents the exchange of Twenty One Interests for the issuance of 267,320,426 shares of Pubco Class A Stock and Pubco Class B Stock upon Closing.

E.      In the No Redemptions scenario, represents the elimination of CEP’s historical accumulated losses after recording the transaction costs to be incurred by CEP of $4.7 million as described in (C) above and the reversal of the $0.15 per Public Share accrual in CEP Class A Ordinary Shares subject to redemption of $1.5 million as described in (L) below, the reversal of $0.01 million of the accumulated other comprehensive income in (F) below. In the 100% Redemptions scenario, includes the adjustments in the No Redemptions scenario and the additional adjustment to CEP Class A Ordinary Shares subject to redemption for the $0.15 per Public Share redeemed of $1.5 million as described in (S) below.

F.      In the No Redemptions scenario, reflects no redemptions of Public Shares. In the 100% Redemptions scenario, reflects the maximum redemption of 10,000,000 Public Shares for aggregate redemption payments of for $105.7 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.57 per share as of June 30, 2025 (inclusive of $0.15 per share to be funded pursuant to the Sponsor Note and which amount takes into account CEP’s estimate of the amount that may be withdrawn to pay applicable taxes). The 100% Redemptions scenario assumes that the NTA Proposal is passed by the CEP Shareholders and that the CEP Memorandum and Articles are amended such that CEP will not be required to maintain a minimum NTA of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming Public Shareholders. This scenario includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the 100% Redemptions scenario.

G.     Reflects the proceeds to be received in connection with the Initial Convertible Notes PIPE for the issuance of the Convertible Notes with an aggregate principal amount of $340.2 million and the Option Notes with an aggregate principal amount of $100.0 million. The Company analyzed the accounting treatment of the Convertible Notes and determined the Convertible Notes are required to be classified as a liability under ASC 480 and the conversion features do not meet the definition of an embedded derivative under ASC 815. As such Pubco recorded the proceeds from the Convertible Notes less a debt discount representing debt issuance costs on the date of issuance.

Reflects the purchase of 917.4736061 Bitcoin at an aggregate purchase price of $99.5 million. Pursuant to the Business Combination agreement, Tether has purchased 917.47360612 Bitcoin for an aggregate purchase price of $99.5 million at an average price per Bitcoin of $108,449.99 and placed such Bitcoin in a digital wallet held or operated by or on behalf of Tether. At inception the agreement was determined to meet the definition of a derivative pursuant to ASC 815 which requires the fair valuing of a liability at inception with changes in fair value recorded in the Company’s profit and loss statement. The digital assets were valued at the per Bitcoin value of $109,958.41 as of the most recent practicable date of September 4, 2025, or $100.9 million, and a gain was recognized for the difference between the digital asset value and the purchase price which reflects the settlement of the derivative liability at the Closing.

H.     In the No Redemptions scenario, reflects 9,464,286 CEP Class A Ordinary Shares to be issued to the Sponsor upon conversion of its CEP Class B Ordinary Shares pursuant to the anti-dilution right in the CEP Memorandum and Articles of which there are 2,500,000 existing CEP Class B Ordinary Shares, an additional 915,104 CEP Class A Ordinary Shares to be issued, 1,419,182 CEP Class A Ordinary Shares are to be issued and forfeited, and 4,630,000 CEP Class A Ordinary Shares are to be issued, exchanged for an equal number of shares of Pubco Class A Stock and then canceled in exchange for the issuance of Convertible Notes at $10.00 per share.

In the 100% Redemptions scenario, reflects 6,964,286 CEP Class A Ordinary Shares to be issued to the Sponsor upon conversion of its CEP Class B Ordinary Shares pursuant to the anti-dilution right in the CEP Memorandum and Articles of which there are 2,500,000 existing CEP Class B Ordinary Shares,an additional 915,104 CEP Class A Ordinary Shares to be issued, no Class A Ordinary Shares are to be issued and forfeited, and 3,549,182 CEP Class A Ordinary Shares are to be issued, exchanged for an equal number of shares of Pubco Class A Stock and then canceled in exchange for the issuance of Convertible Notes at $10.00 per share, and the issuance of $10.8 million of Convertible Notes pursuant to the PIPE Engagement Letter. The Company analyzed the accounting treatment of the Convertible Notes and determined the Convertible Notes are required to be classified as a liability under ASC 480 and the conversion features do not meet the definition of an embedded derivative under ASC 815. Also reflects the advisory service fee of $9.3 million for services to be performed by CF&Co. to Pubco at a future time pursuant to the PIPE Engagement Letter.

The table below presents the calculation of CEP Class A Ordinary Shares to be issued upon conversion of the CEP Class B Ordinary Shares:

	No Redemptions scenario	100% Redemptions Scenario
Public Shares	10,000,000	—
Equity PIPE Shares	27,857,143	27,857,143
Total	37,857,143	27,857,143
Target CEP Founder Share ownership	25%	25%
Total CEP Founder Shares received pursuant to anti-dilution right (A)	9,464,286	6,964,286

CEP Founder Shares kept as equity (B)	3,415,104	3,415,104
Current CEP Founder Shares	2,500,000	2,500,000
Additional CEP Founder Shares received pursuant to anti-dilution right and kept as equity	915,104	915,104
CEP Founder Shares exchanged for Convertible Notes (C)	4,630,000	3,549,182

CEP Founder Shares forfeited (A – B – C)	1,419,182	—

CEP Founder Shares exchanged for Convertible Notes (C)	4,630,000	3,549,182
Exchange price	$10.00	$10.00
Convertible Notes	$46,300,000	$35,491,820

I.       Reflects the conversion of CEP Class B Ordinary Shares into CEP Class A Ordinary Shares upon the Closing.

J.       Reflects the conversion of the Sponsor Loan into CEP Class A Ordinary Shares at a conversion price of $10.00 per share and the payment of all accrued expenses of CEP at the Closing.

K.     Reflects the conversion of CEP Class A Ordinary Shares into shares of Pubco Class A Stock upon the consummation of the CEP Merger at the Closing.

L.      Reflects the reversal of the accrual of the $0.15 per Public Share for redeeming Public Shareholders.

M.     Reflects the contribution of 31,500 Bitcoin valued at $109,958.41 per Bitcoin, or $3.5 billion, by Tether and Bitfinex for (i) 208 Twenty One Class A Interests and 208 Twenty One Class B Interests for Tether and (ii) 59 Twenty One Class A Interest and 59 Class B Interests for Bitfinex, upon the Closing. At inception the Contribution Agreement was determined to meet the definition of a liability under ASC 815-40, which requires fair valuing at inception with changes in fair value recorded in the Company’s profit and loss statement.

N.     Reflects proceeds to be received from the June Equity PIPE of $150,799,992 and 132.9547 of Bitcoin, valued at $109,958.41 per Bitcoin as of September 4, 2025, or $14.6 million, pursuant to the June Equity PIPE Subscription Agreements, for the issuance of 7,857,143 CEP Class A Ordinary Shares at $21.00 per share.

O.     Reflects the sale of 4,812.220927 Initial PIPE Bitcoin from Tether to Pubco for a purchase price of $458.7 million. Pursuant to the Business Combination Agreement, Tether has purchased 4,812.220927 Bitcoin for an aggregate purchase price of $458.7 million at an average price per Bitcoin of $95,319.83 and placed such Bitcoin in a digital wallet held or operated by or on behalf of Tether. This agreement meets the definition of a derivative pursuant to ASC 815 and requires the fair valuing of a liability at inception with changes in fair value recorded in the Company’s profit and loss statement. The digital assets were valued at a per Bitcoin price of $109,958.41 as of the most recent practicable date of September 4, 2025, or $529.1 million and a gain of $70.4 million was recognized for the difference between the Bitcoin value and the purchase price which reflects the settlement of the derivative liability at Closing.

P.       Reflects the purchase of 1,381.15799422081 June PIPE Bitcoin of $147.5 million. Pursuant to the June PIPE Bitcoin Sale and Purchase Agreement, Tether purchased 1,381.15799200081 Bitcoin for an aggregate purchase price of approximately $147.5 million at an average price per Bitcoin of $106,794.44 and placed such Bitcoin in a digital wallet held or operated by or on behalf of Tether. This agreement meets the definition of a derivative pursuant to ASC 815 and requires the fair valuing of a liability at inception with changes in fair value recorded in the Company’s profit and loss statement. The digital assets were valued at a per Bitcoin price of $109,958.41 as of the most recent practicable date of September 4, 2025, or $151.9 million and a gain of $4.4 million was recognized for the difference between the Bitcoin value and the purchase price which reflects the settlement of the derivative liability at Closing.

Q.     Reflects the contribution of the Additional PIPE Bitcoin by Tether to Pubco for shares of Pubco Class A Stock and Pubco Class B Stock, with a value of $84,863.57 per Bitcoin, or $375.3 million, at $10.00 per share, or 37,532,514 shares pursuant to Amendment No. 1 to the Business Combination Agreement. The digital assets were valued at a per Bitcoin price of $109,958.41 as of the most recent practicable date of September 4, 2025, or $486.3 million.

R.     In the 100% Redemptions scenario, reflects the draw by CEP on the Sponsor Note of $1.5 million to fund the $0.15 per Public Share to be paid to redeeming Public Shareholders for the 10,000,000 Public Shares being redeemed.

S.      In the 100% Redemptions scenario, reflects the repayment of the Sponsor Note payable at the Closing.

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2025

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025, are as follows:

AA.  Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2024.

BB.   Reflects the elimination of administrative service fees that will cease to be paid upon the Closing.

CC.   Reflects the change in fair value of 43,514.1126943408 Bitcoin, at a value of $107,487.49 per Bitcoin, for the period ended June 30, 2025.

Number of Bitcoin	Bitcoin Value at December 31, 2024	Value per Bitcoin at June 30, 2025	Bitcoin Value at June 30, 2025	Change in Fair Value
347.61680000	$32,477,560	$107,487.49	$37,364,457	$4,886,898
917.47360612	$85,718,825	$107,487.49	$98,616,935	$12,898,110
31,500.00000000	$2,943,019,800	$107,487.49	$3,385,855,935	$442,836,135
132.95470000	$12,421,851	$107,487.49	$14,290,967	$1,869,116
4,812.22092700	$449,601,951	$107,487.49	$517,253,549	$67,651,597
1,381.15799422081	$129,040,486	$107,487.49	$148,457,206	$19,416,720
4,422.68866700	$413,208,264	$107,487.49	$475,383,704	$62,175,440
43,514.1126943408	$4,065,488,738		$4,677,222,753	$611,734,015

DD.   Reflects the amortization of the prepaid D&O tail insurance as described in Adjustment (C) above

EE.   Reflects the interest expense accrued on the Convertibles Notes at 1.00% per year for the period ended June 30, 2025.

FF.    Reflects the realization of unrealized depreciation of available-for-sale debt securities and the elimination of the realized gain.

GG.  Reflects the amortization of the debt issuance costs, based on the 5 year term of the Convertible Notes.

Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2024

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for year ended December 31, 2024, are as follows:

AA.  Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2024.

BB.   Reflects the elimination of administrative service fees that will cease to be paid upon the Closing.

CC.   Reflects the transaction costs of CEP.

DD.   Reflects the success fee to be paid to legal advisors upon the Closing.

EE.   Reflects the change in fair value of 43,513.99706012 Bitcoin, at a value of $93,429.20 for the year ended December 31, 2024.

Number of Bitcoin	Bitcoin Value at January 1, 2024(1)	Value per Bitcoin at December 31, 2024	Bitcoin Value at December 31, 2024	Change in Fair Value
347.6168	$15,353,306	$93,429.20	$32,477,560	$17,124,254
917.47360612	$44,522,360	$93,429.20	$85,718,825	$45,196,466
31,500	$1,391,270,895	$93,429.20	$2,943,019,800	$1,551,748,905
132.9547	$5,872,254	$93,429.20	$12,421,851	$6,549,597
4,812.220927	$212,542,950	$93,429.20	$449,601,951	$237,059,002
1,381.15799422081	$61,002,061	$93,429.20	$129,040,486	$68,038,426
4,422.688667	$195,338,350	$93,429.20	$413,208,264	$217,869,914
43,514.11269434080	$1,921,902,175		$4,065,488,738	$2,143,586,563

____________

(1)      Bitcoin valued at $44,167.33 per Bitcoin as of January 1, 2024.

FF.    Reflects the amortization of the prepaid D&O tail insurance as described in Adjustment (C) above.

GG.  Reflects the interest expense accrued on the convertible notes at 1.00% per year for the year ended December 31, 2024.

HH.  Reflects the realization of unrealized appreciation of available-for-sale debt securities and the elimination of the realized gain.

II.     Reflects the amortization of the debt issuance costs, based on the 5-year term of the Convertible Notes.

JJ.     Reflects the loss on the purchase of 7,110.85252734081 Bitcoin from Tether with a purchase price of $705.7 million. The Bitcoin was valued at a per Bitcoin price of $44,167.33 as of January 1, 2024, or $314.1 million.

Bitcoin to be purchased from Tether	Purchase Price	Bitcoin value as of January 1, 2024	Loss on purchase of Bitcoin
917.4736061	$99,500,000	$40,522,360	$(58,977,640)
4,812.220927	458,700,000	212,542,950	(246,157,050)
1,381.15799422081	147,499,995	61,002,061	(86,497,934)
7,110.85252734081	$705,699,995	$314,067,371	$(391,632,624)

Note 7 — Net Earnings per Share

Represents the earnings per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2024. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the “Assuming 100% Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Public Shares:

	For the Six Months Ended June 30, 2025 and the Year Ended December 31, 2024
	No Redemptions Scenario	100% Redemptions Scenario
Weighted average shares outstanding – basic and diluted
Twenty One Class A members(2)	304,852,759	304,852,759
Public Shareholders	10,000,000	—
Sponsor(1)	3,779,658	3,779,658
Equity PIPE Investors	27,857,143	27,857,143
Total – basic	346,489,560	336,489,560
Shares underlying Convertible Notes	37,423,076	37,423,076
Total – diluted	383,912,636	373,912,636

____________

(1)      Includes 64,554 shares to be converted from the CEP note payable — related party at $10.00 per share and includes an additional 915,104 shares to be issued to the Sponsor pursuant to the anti-dilution right of the CEP Class B Ordinary Shares included in the CEP Memorandum and Articles.

(2)      Includes 267,320,245 merger consideration shares and an additional 37,532,514 shares, calculated as 4,422.688667 Bitcoin at $84,863.57 per share pursuant to Amendment 1 of the Business Combination Agreement, divided by $10.00 per share.

	No Redemptions Scenario	100% Redemptions Scenario
Twenty One Class B members	304,852,759	304,852,759
Total	304,852,759	304,852,759
	Six Months Ended June 30, 2025
	Assuming No Redemptions	Assuming 100% Redemptions
Pro forma net income	$606,496,300	$606,496,300
Weighted average shares outstanding of Pubco Class A Stock – basic	346,489,560	336,489,560
Net income per share – basic	$1.75	$1.80
Weighted average shares outstanding of Pubco Class A Stock – diluted	383,912,636	373,912,636
Net income per share – diluted	$1.58	$1.62
	Year Ended December 31, 2024
	Assuming No Redemptions	Assuming 100% Redemptions
Pro forma net income	$1,737,502,579	$1,737,502,579
Weighted average shares outstanding of Pubco Class A Stock – basic	346,489,560	336,489,560
Net income per share – basic	$5.01	$5.16
Weighted average shares outstanding of Pubco Class A Stock – diluted	383,912,636	373,912,636
Net income per share – diluted	$4.53	$4.65

Information About CEP

Overview

CEP is a blank check company incorporated in the Cayman Islands on November 11, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”). CEP is an early stage and emerging growth company and, as such, CEP is subject to all of the risks associated with early stage and emerging growth companies.

CEP Ordinary Shares and CEP IPO

In November 2020, the Sponsor purchased 14,375,000 CEP Class B Ordinary Shares for a purchase price of $25,000. On June 8, 2023, and February 21, 2024, the Sponsor surrendered, for no consideration, 7,906,250 and 3,593,750 CEP Class B Ordinary Shares, respectively, which CEP canceled, resulting in a decrease in the total number of CEP Class B Ordinary Shares outstanding from 14,375,000 shares to 2,875,000 shares.

CEP completed the CEP IPO of 10,000,000 CEP Class A Ordinary Shares on August 14, 2024, generating gross proceeds to CEP of $100,000,000. Simultaneously with the closing of the CEP IPO, CEP completed the sale of 300,000 CEP Private Placement Shares, at a price of $10.00 per share, to the Sponsor in the CEP Private Placement, generating gross proceeds to CEP of $3,000,000.

Following the completion of the CEP IPO and CEP Private Placement, a total of $100,000,000, comprised of the net proceeds from the CEP IPO and the CEP Private Placement, was placed in the Trust Account. As of June 30, 2025, the Trust Account balance was approximately $104,167,000.

On August 14, 2024, the underwriters in the CEP IPO informed CEP that the over-allotment option would not be exercised. As a result, the Sponsor surrendered, for no consideration, 375,000 CEP Class B Ordinary Shares, which CEP canceled, in order for the Sponsor to maintain ownership of 20% of the issued and outstanding CEP Ordinary Shares (excluding the CEP Private Placement Shares). Following such surrender and cancellation, the Sponsor owned 2,500,000 CEP Class B Ordinary Shares.

Since the CEP IPO, CEP’s activity has been limited to the search and evaluation of and negotiation with acquisition targets for its initial business combination.

CEP has until August 14, 2026 (24 months from the closing of the CEP IPO), or until such earlier liquidation date as the CEP Board may approve or such later date as the CEP Shareholders may approve pursuant to the CEP Memorandum and Articles, to consummate an initial business combination.

The Public Shares are traded on Nasdaq under the symbol “CEP.” The Public Shares commenced public trading on August 13, 2024.

Experience of the Sponsor and its Affiliates

CEP, the Sponsor, and CF&Co. are all affiliates of Cantor. Cantor is a diversified company primarily specializing in financial and real estate services for customers operating in the global financial and commercial real estate markets. Cantor’s businesses include CF&Co., a leading independent middle market investment bank and primary dealer; a controlling interest in BGC Group, Inc. (“BGC”), whose Class A common stock trades on the Nasdaq under the ticker symbol “BGC,” a leading global brokerage and technology company primarily servicing the global financial markets; and a controlling interest in Newmark Group, Inc. (“Newmark”), whose Class A common stock trades on the Nasdaq under the ticker symbol “NMRK,” a leading full-service commercial real estate services business.

Cantor was founded over 75 years ago and was led by Howard W. Lutnick from 1992 until February 2025 when he became the United States Secretary of Commerce. Cantor has successfully built a well-capitalized business across multiple business lines. Cantor has been at the forefront of financial and technological innovation in its industries, developing electronic markets and providing superior service to thousands of customers globally.

Over the last 30 years, Cantor has expanded from a broker of fixed income and equity products to a premier global financial services provider, which is recognized for its leading offerings across several areas including:

•        institutional equity and fixed income capital markets services;

•        investment banking;

•        prime brokerage;

•        fully electronic execution of various financial asset classes;

•        market data;

•        financial software and analytics;

•        wholesale financial brokerage;

•        energy and commodities brokerage;

•        software and network services; and

•        commercial real estate services, asset management, loan servicing and financing operations.

Cantor and its affiliates have a history of making successful acquisitions. Since 2005, Cantor and its affiliates have acquired over 75 companies in the financial and real estate services industries. In financial services, these acquisitions have included, among others, the publicly traded wholesale and inter-dealer brokerage firm GFI Group, Inc. (“GFI”), Sunrise Brokers Group, a global leader in listed and over the counter (“OTC”) derivative products brokerage, and Ed Broking Group Limited (“Ed Broking”), an independent Lloyd’s of London insurance broker (which BGC subsequently sold in November 2021). In real estate services, these acquisitions have included, among others, Newmark & Company Real Estate, Inc., Berkeley Point Financial LLC, which is one of the nation’s leading providers of multifamily capital solutions, engaged primarily in the origination, funding, sale and servicing of multifamily loans guaranteed by Government Sponsored Enterprises, Grubb & Ellis, Apartment Realty Advisors (“ARA”), and Cornish & Carey Commercial Inc. (“Cornish & Carey”). Most of Newmark’s subsidiaries, including, ARA, Berkeley Point and Cornish & Carey now operate under the name “Newmark” or “NKF.”

Cantor has also successfully exited from many of its acquisitions and investments. For example, in 1996, Cantor launched eSpeed, its fully electronic treasuries trading platform. Cantor developed and launched eSpeed, which consummated an initial public offering in 1996, and into which a predecessor of BGC was merged in 2008. In June 2013, BGC sold the eSpeed business to Nasdaq, Inc. for $750 million in cash and up to $484 million of earn-out shares of Nasdaq, Inc. (based on the stock price of Nasdaq, Inc. at the time the deal was announced). Following BGC’s acquisition of GFI in 2015, BGC, whose controlling stockholder is Cantor, sold GFI’s Trayport business, a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets, to Intercontinental Exchange, Inc. (“ICE”) for $650 million in exchange for 2,527,658 ICE common shares issued with respect to the $650 million purchase price as adjusted at closing. In addition, on November 1, 2021, BGC successfully completed the sale of its insurance brokerage business (including Ed Broking and Besso) pursuant to which BGC received gross cash proceeds of approximately $535 million from the buyer. The investment in BGC’s insurance brokerage business generated an internal rate of return of 21.2% for BGC’s shareholders.

Entities controlled by Cantor have also sponsored thirteen additional SPACs: CF Finance Acquisition Corp. (“CFAC I”), CF Finance Acquisition Corp. II (“CFAC II”), CF Finance Acquisition Corp. III (“CFAC III”), CF Acquisition Corp. IV (“CFAC IV”), CF Acquisition Corp. V (“CFAC V”), CF Acquisition Corp. VI (“CFAC VI”), CF Acquisition Corp. VII (“CFAC VII”), CF Acquisition Corp. VIII (“CFAC VIII”), Cantor Equity Partners I, Inc. (“CEP I”), Cantor Equity Partners II, Inc. (“CEP II”), Cantor Equity Partners III, Inc. (“CEP III”), Cantor Equity Partners IV, Inc. (“CEP IV”) and Cantor Equity Partners V, Inc. (“CEP V”).

CFAC I consummated its initial public offering in December 2018 and consummated its initial business combination in November 2020 with GCM Grosvenor Inc. (“GCM Grosvenor”), a global alternative asset management firm, whose stock price as of September 2, 2025 was $12.85.

CFAC II consummated its initial public offering in August 2020 and consummated its initial business combination in March 2021 with View, Inc. (“View”), a smart buildings platform and technology company, that was taken private by its creditors in connection with a Chapter 11 financial restructuring in May 2024.

CFAC III consummated its initial public offering in November 2020 and consummated its initial business combination in August 2021 with AEye, Inc. (“AEye”), a provider of active lidar systems technology for vehicle autonomy, advanced driver-assistance systems and robotic vision applications, whose stock price as of September 2, 2025 was $2.79 (after giving effect to a 30 to 1 reverse stock split in December 2023).

CFAC V consummated its initial public offering in February 2021 and consummated its initial business combination in January 2022 with Satellogic, Inc. (“Satellogic”), a vertically integrated geospatial analytics company, whose share price as of September 2, 2025 was $3.59.

CFAC VI consummated its initial public offering in February 2021 and consummated its initial business combination in September 2022 with Rumble Inc. (“Rumble”), a neutral video platform, whose stock price as of September 2, 2025 was $7.35.

CFAC VIII consummated its initial public offering in March 2021 and consummated its initial business combination in November 2023 with XBP Europe, Inc. (“XBP Europe”), a pan-European integrator of bills and payments, whose stock price as of September 2, 2025 was $0.6070.

CFAC IV consummated its initial public offering in December 2020 and was liquidated in December 2023. CFAC VII consummated its initial public offering in December 2021 and was liquidated in December 2024.

CEP I consummated its initial public offering in January 2025 and entered into a business combination agreement with respect to its initial business combination on July 16, 2025 with BSTR Holdings, Inc. (“BSTR”), BSTR Intermediate, BSTR Holdings (Cayman), BSTR Newco, LLC, PEMS Sub A, Inc., PEMS Sub B, Inc. and PEMS Merger Sub C, Inc. BSTR is a newly formed entity seeking to catalyze the fusion of Bitcoin and capital markets to accumulate Bitcoin, generate in-kind Bitcoin yield, and advise corporates and sovereigns on Bitcoin-based treasury strategies.

CEP II consummated its initial public offering in May 2025, CEP III consummated its initial public offering in June 2025, CEP IV consummated its initial public offering in August 2025 and CEP V is in the process of consummating its initial public offering.

CEP refers to CEP I, CEP II, CEP III, CEP IV and CEP V herein as the “Active Cantor SPACs” and CFAC I, CFAC II, CFAC III, CFAC IV, CFAC V, CFAC VI, CFAC VII and CFAC VIII as the “Prior Cantor SPACs.”

Notwithstanding the foregoing descriptions, past performance of Cantor, CEP’s management team, any of their respective affiliates and any Prior Cantor SPAC is not a guarantee (i) that CEP will be able to successfully consummate the closing of any business combination into which it has entered; or (ii) that the post-business combination performance of any such combined company will be positive. You should not rely on any positive historical performance records of Cantor, CEP’s management team, any of their respective affiliates or any Prior Cantor SPAC as indicative of CEP’s future performance. CEP’s officers and directors may have conflicts of interest with other entities to which they owe fiduciary or contractual obligations with respect to initial business combination opportunities, including the Active Cantor SPACs.

Recent Developments

The Business Combination Agreement

On April 22, 2025, CEP, Pubco, CEP Merger Sub, the Company, Tether, Bitfinex and, solely for certain limited purposes, SoftBank, entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, upon Closing, (i) CEP will merge with and into CEP Merger Sub in the CEP Merger, with CEP Merger Sub continuing as the CEP Surviving Subsidiary, as a result of which CEP Shareholders will receive one share of Pubco Class A Stock for each CEP Class A Ordinary Share held by such CEP Shareholder (including the CEP Class A Ordinary Shares issued upon conversion of the CEP Class B Ordinary Shares in accordance with the CEP Memorandum and Articles), and (ii) the Company will merge with and into Company Merger Sub in the Company Merger, with Company Merger Sub continuing as the Company Surviving Subsidiary, as a result of which the Sellers will receive shares of Pubco Stock in exchange for their Company Interests as described below.

To effect the Mergers and other transactions contemplated by the Business Combination Agreement, prior to Closing, CEP incorporated CEP Subsidiary A, which in turn incorporated CEP Subsidiary B, which in turn incorporated Company Merger Sub, each of which was incorporated on July 11, 2025. Immediately following completion of the

Mergers and the other transactions contemplated by the Business Combination Agreement, CEP Surviving Subsidiary and Company Surviving Subsidiary will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law. For more information see “The Business Combination Proposal — The Business Combination.”

Amendment No. 1 to the Business Combination Agreement

On July 26, 2025, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement, which amends the Business Combination Agreement, among other things, to provide that the Additional PIPE Bitcoin Purchase Price used to determine the value of Tether’s contribution of the Additional PIPE Bitcoin to Pubco at the Closing and the number of shares of Pubco Stock to be issued to Tether at the Closing in exchange for the sale of the Additional PIPE Bitcoin by Tether to Pubco shall be based on the Signing Bitcoin Price of $84,863.57, rather than on the aggregate amount Tether paid to purchase the Additional PIPE Bitcoin.

Convertible Notes PIPE and April Equity PIPE

On April 22, 2025, Pubco and CEP entered into the Convertible Notes Subscription Agreements with the Convertible Note Investors, who have agreed to make a private investment in Pubco by purchasing Convertible Notes. Pursuant to the Convertible Notes Subscription Agreements, Pubco granted the Convertible Note Investors the Option to purchase the Option Notes at any time before the end of the Option Period, on a pro rata basis based on such Convertible Note Investor’s participation in the Initial Convertible Notes PIPE, which Option was fully subscribed for by certain of the Convertible Note Investors and the Sponsor. In connection therewith, on May 22, 2025, the Sponsor entered into the Sponsor Convertible Notes Subscription Agreement on substantially the same terms as the Convertible Notes Subscription Agreements with respect to its pro rata allotment of the Option Notes.

On April 22, 2025, Pubco and CEP entered into the April Equity PIPE Subscription Agreements with the April Equity PIPE Investors, who have agreed to make a private investment in CEP by purchasing 20,000,000 CEP Class A Ordinary Shares for an aggregate purchase price of $200 million, which includes the value of the April In-Kind PIPE Bitcoin invested by certain April Equity PIPE Investors instead of cash. The April Equity PIPE Investors confirmed, at the time of entering into their respective subscription agreements, the amounts, if any, that they will contribute as In-Kind PIPE Bitcoin.

June Equity PIPE

On June 19, 2025, CEP and Pubco entered into the June Equity PIPE Subscription Agreements with the June Equity PIPE Investors, pursuant to which CEP agreed to issue, and the June Equity PIPE Investors agreed to purchase, 7,857,143 CEP Class A Ordinary Shares for an aggregate purchase price of $165 million, which includes of value of the June In-Kind PIPE Bitcoin to be invested by certain June Equity PIPE Investors instead of cash. The June Equity PIPE Investors confirmed, at the time of entering into their respective subscription agreements, the amounts, if any, that they will contribute as In-Kind PIPE Bitcoin.

Fair Market Value of Acquisition Target

So long as CEP maintains a listing for its CEP Class A Ordinary Shares on Nasdaq, CEP must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with its initial business combination. As discussed in the Section titled “The Business Combination Proposal — Satisfaction of 80% Test,” the CEP Board made the determination as to the fair market value of the Business Combination and that this test was met in connection with the proposed Business Combination with Twenty One. The CEP Board believes that the financial skills and background of its members qualified it to conclude that the Business Combination with Twenty One met this requirement

Voting Restrictions in Connection with the Meeting

CEP Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned CEP Ordinary Shares at the close of business on September 17, 2025, which is the Record Date for the Meeting. CEP Shareholders are entitled to one vote at the Meeting for each CEP Ordinary Share held as of the Record Date. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the Public Shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your Public Shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

Under the CEP Memorandum and Articles, in connection with any proposed initial business combination, if CEP seeks shareholder approval of an initial business combination, Public Shareholders must be offered the opportunity to redeem their Public Shares, regardless of whether they vote for or against the proposed initial business combination, subject to the limitations described in the CEP Memorandum and Articles as described in the CEP IPO Prospectus and herein. Accordingly, in connection with the Business Combination with Twenty One, Public Shareholders may seek to redeem their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus. Notwithstanding the foregoing, the CEP Memorandum and Articles provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than 25% or more of the Public Shares in the aggregate, without the prior consent of CEP.

Redemption of Public Shares and Liquidation if no Initial Business Combination

The CEP Memorandum and Articles provides that CEP will have only until the end of the Combination Period (which is a period of 24 months from the consummation of the CEP IPO) to complete an initial business combination. If CEP has not completed an initial business combination by the end of the Combination Period and does not seek CEP Shareholder approval to amend the CEP Memorandum and Articles to extend the date by which CEP must consummate an initial business combination or by such earlier liquidation date as the CEP Board may approve, CEP will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to CEP to pay its taxes, divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CEP’s remaining shareholders and the CEP Board, liquidate and dissolve, subject in each case to CEP’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

CEP has entered into letter agreements with the Sponsor and its officers and directors, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any CEP Founder Shares or CEP Private Placement Shares held by them if CEP fails to complete an initial business combination by the end of the Combination Period. However, if such persons acquire Public Shares in or after the CEP IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if CEP fails to complete an initial business combination by the end of the Combination Period.

The Sponsor and CEP’s directors and officers have also agreed that they will not propose any amendment to the CEP Memorandum and Articles (i) to modify the substance or timing of CEP’s obligation to allow redemptions in connection with an initial business combination or to redeem 100% of the Public Shares if CEP does not complete an initial business combination by the end of the Combination Period or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless CEP provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CEP to pay its taxes, divided by the number of then outstanding Public Shares. However, if CEP would be left with less than $5,000,001 of NTA as a result of the holders of Public Shares properly demanding redemption of their Public Shares, CEP would not proceed with the amendment or the related redemption of the Public Shares at such time. CEP is seeking to amend this NTA requirement in the NTA Proposal.

CEP expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of the CEP IPO and CEP Private Placement held outside the Trust Account, the Sponsor Loan and any Working Capital Loans (as defined below). However, if those funds are not sufficient to cover the costs and expenses associated with implementing CEP’s plan of dissolution, CEP is not permitted to withdraw any interest earned on the Trust Account balance for such purpose.

As of the date of this proxy statement/prospectus, based on funds in the Trust Account of approximately $104.2 million as of June 30, 2025, the per-share redemption amount received by Public Shareholders upon CEP’s dissolution would be approximately $10.57 per share (inclusive of $0.15 per share to be funded pursuant to the Sponsor Note and which amount takes into account CEP’s estimate of the amount that may be withdrawn to pay applicable taxes). The funds deposited in the Trust Account could, however, become subject to the claims of CEP’s creditors, which would have higher priority than the claims of Public Shareholders. CEP cannot assure you that the actual per-share redemption amount received by Public Shareholders will not be substantially less than $10.57 per share. While CEP intends to pay such amounts, if any, CEP cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although CEP seeks to have all vendors, service providers (other than WithumSmith+Brown, PC (“Withum”), its independent registered public accounting firm and the underwriters of the CEP IPO), prospective acquisition targets and other entities with which CEP does business execute agreements with CEP waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CEP’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CEP’s management will consider whether competitive alternatives are reasonably available to CEP and will only enter into an agreement with such third-party if CEP management believes that such third party’s engagement would be in the best interests of CEP under the circumstances. Examples of possible instances where CEP may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by CEP management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CEP management is unable to find a service provider willing to execute a waiver. Withum and the underwriters of the CEP IPO have not executed agreements with CEP waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CEP and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to CEP if and to the extent any claims by a third party (other than Withum and the underwriters of the CEP IPO) for services rendered or products sold to CEP, or a prospective acquisition target with which CEP has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) the sum of (A) $10.00 per Public Share and (B) $0.15 per redeemed Public Share pursuant to the funding of the Sponsor Note in connection with a Redemption Event and (ii) the sum of (A) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes paid and payable, and (B) $0.15 per redeemed Public Share pursuant to the Sponsor Note, provided that such liability will not apply to any claims by a third party or prospective acquisition target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CEP’s indemnity of the underwriters of the CEP IPO against certain liabilities, including liabilities under the Securities Act.

However, CEP has not asked the Sponsor to reserve for such indemnification obligations, nor has CEP independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CEP believes that the Sponsor’s only assets are the CEP Ordinary Shares that it owns. Therefore, CEP cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for CEP’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, CEP may not be able to complete its initial business combination and a Public Shareholder would receive such lesser amount per Public Share in connection with any redemption of its Public Shares. None of CEP’s officers or directors will indemnify CEP for claims by third parties including, without limitation, claims by vendors and prospective acquisition targets.

In the event that the funds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the Trust Account assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, CEP’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While CEP currently expects that its independent directors would take legal action on CEP’s behalf against the Sponsor to enforce its indemnification obligations to CEP, it is possible that CEP’s independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, CEP cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.15 per share (inclusive of $0.15 per share to be funded pursuant to the Sponsor Note).

If CEP files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against CEP that is not dismissed, the funds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in CEP’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of CEP Shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, CEP cannot assure you that it will be able to return $10.15 per share to Public Shareholders. Additionally, if CEP files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against CEP that is not dismissed, any distributions received by CEP Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by CEP Shareholders. Furthermore, the CEP Board may be viewed as having breached its fiduciary duty to CEP’s creditors and/or may have acted in bad faith, and thereby exposing itself and CEP to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. CEP cannot assure you that claims will not be brought against CEP for these reasons.

Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the Public Shares if CEP does not complete our initial business combination by the end of the Combination Period, (ii) in connection with a shareholder vote to amend the CEP Memorandum and Articles (x) to modify the substance or timing of CEP’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if it does not complete our initial business combination by the end of the Combination Period or (y) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective Public Shares for cash upon the completion of CEP’s initial business combination. In no other circumstances will a Public Shareholder have any right or interest of any kind to or in the Trust Account. In the event CEP seeks shareholder approval in connection with its initial business combination, a Public Shareholder’s voting in connection with such initial business combination alone will not result in a Public Shareholder’s redeeming its Public Shares for an applicable pro rata share of the Trust Account. Such Public Shareholder must have also exercised its redemption rights described above. These provisions of the CEP Memorandum and Articles, like all provisions of the CEP Memorandum and Articles, may be amended with a shareholder vote.

Employees

CEP currently has two executive officers: Brandon Lutnick, Chairman and Chief Executive Officer and Jane Novak, Chief Financial Officer.

Directors and Executive Officers

CEP’s executive directors and officers are as follows as of the date of this proxy statement/prospectus:

Name	Age	Title
Brandon G. Lutnick	27	Chairman and Chief Executive Officer
Jane Novak	60	Chief Financial Officer
Danny H. Salinas	44	Director
Charlotte S. Blechman	55	Director
Robert J. Hochberg	63	Director
Louis Zurita	64	Director

Brandon G. Lutnick has been CEP’s Chairman and Chief Executive Officer since December 2024. Brandon Lutnick is also the Chairman and Chief Executive Officer of Cantor and CFGM, positions he has held since February 2025. Mr. Lutnick joined Cantor in April 2022 and most recently worked as an Executive at Cantor, driving the firm’s strategy and overseeing other projects relating to Cantor and its affiliates. Mr. Lutnick has also been a director of BGC Group, Inc. since February 2025. Mr. Lutnick has also served as the Chairman and Chief Executive Officer of each of CEP I since December 2024 and of each of CEP II, CEP III, CEP IV and CEP V since January 2025. Mr. Lutnick previously worked in equity sales and trading at CF&Co. from April 2022 to November 2023. Prior to joining Cantor, Mr. Lutnick started his career at Oak Hill Advisors where he served as a credit analyst from July 2021 to April 2022. Mr. Lutnick graduated from Stanford University with a B.S. in Symbolic Systems in May 2021. CEP believes that Mr. Lutnick is qualified to serve as a member of the CEP Board due to his business experience.

Jane Novak has been CEP’s Chief Financial Officer since November 2021. Ms. Novak joined Cantor in October 2017 and, since then, has served as the Global Head of Accounting Policy. In this role, Ms. Novak provides guidance to Cantor and its affiliates on complex accounting matters, including, among other things, compliance with GAAP, the International Accounting Standards Board, and SEC pronouncements, establishing formal accounting policies, reviewing SEC filings, leading new accounting standards implementation and monitoring standard-setting activities. Ms. Novak has also served as the Chief Financial Officer of CEP I since May 2024 and of each of CEP II, CEP III, CEP IV and CEP V since June 2024. Ms. Novak served as the Chief Financial Officer of CFAC III from July 2021 until consummation of its initial business combination with AEye in August 2021, as Chief Financial Officer of CFAC V from July 2021 until consummation of its business combination with Satellogic in January 2022, as Chief Financial Officer of CFAC VI from July 2021 until consummation of its business combination with Rumble in September 2022, as the Chief Financial Officer of CFAC VIII from July 2021 until consummation of its business combination with XBP Europe in November 2023, as the Chief Financial Officer of CFAC IV from July 2021 to December 2023 when it liquidated and as the Chief Financial Officer of CFAC VII from November 2021 to December 2024 when it liquidated. Prior to joining Cantor, Ms. Novak worked for a number of financial services institutions holding accounting policy, financial reporting and SEC reporting positions of progressive responsibility. Ms. Novak began her career in the audit practice at Deloitte’s New York office, serving financial services clients. Ms. Novak graduated summa cum laude from Brooklyn College, CUNY, with a B.S. in Accounting. Ms. Novak holds an active CPA license from the State of New York and is a member of the American Institute of Certified Public Accountants.

Danny H. Salinas has served as a member of the CEP Board since August 2024. Mr. Salinas joined Cantor in September 2023 and has served as Senior Managing Director and Chief Financial Officer. As Chief Financial Officer, Mr. Salinas is responsible for Cantor’s financial operations, including accounting, finance, regulatory reporting, treasury, financial planning and analysis, as well as taxation, risk management and investor relations. Mr. Salinas is a seasoned veteran with over 20 years of experience. Mr. Salinas has also served as a director of CEP I since January 2025, of CEP II since May 2025, of CEP III since June 2025 and of CEP IV since August 2025 and will serve as director of CEP V upon completion of its initial public offering. Prior to joining Cantor, he held various executive positions for over a decade at TD Bank Group. Mr. Salinas served as Chief Financial Officer in TD Securities from April 2018 to September 2023. Mr. Salinas served as Head of US Tax Planning from March 2013 to March 2018. Mr. Salinas also practiced as a tax attorney at Simpson, Thacher & Bartlett, from September 2008 to March 2013, where he advised on strategic corporate transactions. He began his career at Deloitte & Touche, where he received his CPA license. Mr. Salinas has served as a director of CEP I since December 2024. Mr. Salinas holds FINRA Series 27 and 79 licenses. Mr. Salinas holds a J.D. from Georgetown University, where he graduated magna cum laude, and a B.S. in accounting from Rutgers University. CEP believes that Mr. Salinas is qualified to serve as a member of the CEP Board due to his extensive experience in business management.

Charlotte S. Blechman has served as a member of the CEP Board since August 2024. Ms. Blechman has extensive executive and management experience in marketing, public relations, visual merchandising, branding, digital and social marketing, advertising and communications. From October 2024 to August 2025, Ms. Blechman has served as a consultant for alice and olivia, a women’s contemporary lifestyle brand. Ms. Blechman has also served as a director of Lightwave Acquisition Corp., a SPAC, since June 2025. Ms. Blechman previously served as Chief Marketing Officer of Tom Ford Retail LLC from January 2017 to June 2023 where she was responsible for all global marketing, communications, advertising, public relations, visual display, customer relationship management, digital marketing, events and global marketing initiatives. Ms. Blechman served as a director of CFAC II from November 2020 until consummation of its business combination with View in March 2021, a director of CFAC VIII from March 2021 until consummation of its business combination with XBP Europe in November 2023, and as a director of CFAC IV from December 2020 to December 2023 when it liquidated. From 2011 to 2017, Ms. Blechman served as Executive

Vice-President of Marketing and Communication at Barneys New York. Prior to that, Ms. Blechman served as Gucci America’s Vice President of Public Relations and Special Events, also overseeing Worldwide Celebrity Relations. She also served as Vice President of Public Relations for Yves Saint Laurent. CEP believes that Ms. Blechman is qualified to serve as a member of the CEP Board due to her extensive experience in business management.

Robert J. Hochberg has served as a member of the CEP Board since December 2024. Mr. Hochberg is currently President and Chief Executive Officer of Numeric Computer Systems, Inc. (“Numeric”). Mr. Hochberg has served at Numeric as President since June 1984 and as Chief Executive Officer since November 1994. Numeric is a global software company with offices in New York, San Juan, Auckland, Jakarta and Sydney. Mr. Hochberg has also served as a director of CEP III and Lightwave Acquisition Corp., a SPAC, since June 2025. Mr. Hochberg previously served as a director of CFAC I from January 2020 until the consummation of its business combination with GCM Grosvenor in November 2020, a director of CFAC II from August 2020 until consummation of its business combination with View in March 2021, a director of CFAC III from November 2020 until consummation of its business combination with AEye in August 2021, as a director of CFAC VIII from March 2021 until consummation of its business combination with XBP Europe in November 2023 and as a director of CFAC IV from December 2021 to December 2023 when it liquidated. Mr. Hochberg is a graduate of Vassar College, where he received a Bachelor of Arts in Economics. CEP believes that Mr. Hochberg is qualified to serve as a member of the CEP Board due to his extensive experience in business management.

Louis Zurita has served as a member of the CEP Board since August 2025. Mr. Zurita has over 30 years of experience owning, operating, acquiring, and developing commercial and residential real estate in the United States and the Caribbean. Mr. Zurita is an active investor in the real estate market and currently serves as the managing member of a number of real estate investment vehicle companies. Mr. Zurita was also the Co-founder and Chief Executive Officer of a leading e-commerce platform in the Dominican Republic from May 2011 until March 2020. Mr. Zurita has also served as a director of CEP II since May 2025. In addition, since March 2022 and April 2022, respectively, Mr. Zurita has been a Trustee of Cantor Fitzgerald Infrastructure Fund and Cantor Select Portfolios, and since 2017, Mr. Zurita has been a board member of Remate Lince S.A.P.I. de C.V. Previously, Mr. Zurita was a board member for Cantor Futures Exchange L.P. (“Cantor Exchange”) from December 2016 to November 2021 and the Chairman of the Regulatory Oversight Committee of Cantor Exchange from February 2018 until November 2021. Mr. Zurita also served as a director of CFAC V from January 2021 until consummation of its business combination with Satellogic in January 2022 and as a director of CFAC IV from December 2020 to December 2023 when it liquidated. Mr. Zurita received his MBA from Columbia University, an MS in Dynamics of Organization from the University of Pennsylvania and a B.Arch from Pratt Institute School of Architecture. We believe that Mr. Zurita is qualified to serve as a member of our board due to his extensive investment and management experience.

Family Relationships

No family relationships exist between any of CEP’s directors or executive officers.

Number and Terms of Office of Officers and Directors

CEP has five directors. Prior to the closing of CEP’s initial business combination, only holders of CEP Class B Ordinary Shares are entitled to vote on the appointment and removal of directors or continuing CEP in a jurisdiction outside the Cayman Islands (including any special resolution required to adopt new constitutional documents as a result of CEP approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands). Holders of the Public Shares are not entitled to vote on such matters during such time. These provisions of the CEP Memorandum and Articles relating to these rights of holders of CEP Class B Ordinary Shares may be amended by a special resolution passed by a majority of at least 90% of CEP Ordinary Shares voting in a general meeting. Approval of CEP’s initial business combination will require the affirmative vote of a majority of the CEP Board. The CEP Board is divided into two classes with only one class of directors being appointed in each year and each class (except for those directors appointed prior to our first annual general meeting of shareholders) serving a two-year term. In accordance with Nasdaq corporate governance requirements, CEP is not required to hold an annual general meeting until one year after its first fiscal year end following CEP’s listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Hochberg and Ms. Blechman, will expire at CEP’s first annual general meeting. The term of office of the second class of directors, consisting of Mr. Lutnick, Mr. Salinas and Mr. Zurita, will expire at CEP’s second annual general meeting. CEP may not hold an annual general meeting until after it consummates its initial business combination. Subject to the terms of any preference shares, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then issued and outstanding CEP Ordinary Shares entitled to vote generally in the appointment of directors, voting together as a single class; provided, however, that prior to the consummation of CEP’s initial business combination, any or all of the directors may be removed from office, for cause or not for cause, only by the affirmative vote of holders of a majority of the voting power of all then issued and outstanding CEP Class B Ordinary Shares. Subject to any other special rights applicable to the CEP Shareholders, including holders of preference shares, whenever any director shall have been elected by the holders of any class of shares voting separately as a class, such director may be removed and the vacancy filled only by the holders of that class of shares voting separately as a class. Vacancies caused by any such removal and not filled by the CEP Shareholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, and in any case, prior to the consummation of CEP’s initial business combination, by a majority of the holders of the CEP Class B Ordinary Shares, and any director so elected to fill any such vacancy or newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

CEP’s officers are appointed by the CEP Board and serve at the discretion of the CEP Board, rather than for specific terms of office. The CEP Board is authorized to appoint persons to the offices set forth in the CEP Memorandum and Articles as it deems appropriate. The CEP Memorandum and Articles provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Senior Managing Directors, Managing Directors, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the CEP Board.

Controlled Company Exemption

Prior to the consummation of an initial business combination, only holders of the CEP Class B Ordinary Shares have the right to vote on the appointment or removal of directors. As a result, Nasdaq considers CEP to be a “controlled company” within the meaning of Nasdaq rules. Under these rules, a company may elect to utilize exemptions from certain of Nasdaq’s corporate governance requirements, including the requirements (a) that a majority of the board consists of independent directors; (b) for an annual performance evaluation of the nominating and corporate governance and compensation committees; (c) that the company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (d) that the company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility. CEP relies on certain of these exemptions from the corporate governance requirements of Nasdaq. As a result, Public Shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Director Independence

Although in general under the Nasdaq Rules, a majority of a listed company’s board of directors must be independent, CEP relies on the “controlled company” exemption from such requirement and therefore may not always have a majority of independent directors on the CEP Board. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The CEP Board has determined that each of Robert Hochberg, Charlotte Blechman and Louis Zurita is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. CEP’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

Except as described below, none of CEP’s officers or directors has received any cash compensation for services rendered to CEP. Except as described below, to date, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by CEP to its officers and directors, or, other than as described herein, to the Sponsor or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of CEP’s initial business combination (regardless of the type of transaction that it is). However, CEP pays cash fees to its independent directors of $50,000 per year, payable quarterly. In addition, commencing on August 13, 2024, the date the CEP

Class A Ordinary Shares were first listed on Nasdaq, CEP commenced paying the Sponsor $10,000 per month for office space, administrative and shared personnel support services. In addition, CEP’s officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on CEP’s behalf such as identifying potential acquisition targets and performing due diligence on suitable business combinations. The CEP Audit Committee reviews on a quarterly basis all payments that were made to the Sponsor, officers or directors, or CEP or their affiliates. Any such payments prior to an initial business combination are, and will be, made using funds held outside the Trust Account. Other than quarterly CEP Audit Committee review of such payments, CEP does not have any additional controls in place governing its reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

CEP has engaged CF&Co. pursuant to the Business Combination Marketing Agreement as an advisor in connection with an initial business combination to assist CEP in holding meetings with CEP Shareholders to discuss the potential initial business combination and the acquisition target’s attributes, introduce CEP to potential investors that are interested in purchasing its securities and assist CEP with its press releases and public filings in connection with an initial business combination. CEP will pay CF&Co. a cash fee of $$3,500,000 for such services upon the consummation of an initial business combination, including the Business Combination.

CEP and Pubco have also engaged CF&Co. pursuant to the PIPE Engagement Letter as the exclusive placement agent for the PIPE Investments and Pubco engaged CF&Co. for certain future capital markets advisory and other non-financial advisory services. For the services provided thereto, CF&Co. will receive a cash fee at the Closing equal to approximately $19,900,000, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments (assuming that all such April PIPE Investors fund their commitments in their PIPE Subscription Agreements), and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE (assuming that all June Equity PIPE Investors fund their commitments in their PIPE Subscription Agreements). Additionally, based on the terms therein and depending upon the number of redemptions of Public Shares in connection with the Business Combination, CF&Co. may also receive Convertible Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Unless more than 56.7% of the Public Shares are redeemed in connection with the Closing, and assuming the April PIPE Investments are fully funded, CF&Co. will not receive any Engagement Letter Notes. The PIPE Engagement Letter also provides that, for the 24-month period following the date of the PIPE Engagement Letter, in consideration for the other fees to be received by CF&Co., Pubco may engage CF&Co. or its affiliates to provide certain to be agreed capital markets advisory or other non-financial advisory services with a value of up to $9,250,000 for no additional consideration payable to CF&Co. CF&Co. is not entitled to receive any fees pursuant to the M&A Engagement Letter but will be indemnified against certain liabilities arising out of its engagement.

CEP has also engaged CF&Co. pursuant to the M&A Engagement Letter as CEP’s exclusive financial advisor for the Business Combination. CF&Co. is not entitled to receive any fees pursuant to the M&A Engagement Letter but will be indemnified against certain liabilities arising out of its engagement.

After the completion of the Business Combination, directors or members of CEP’s management team who remain with Pubco may be paid consulting or management fees from Pubco. CEP has not established any limit on the amount of such fees that may be paid by Pubco to CEP’s directors or members of management. Any compensation to be paid to CEP’s officers will be determined, or recommended to the Pubco Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Pubco Board. However, as of the date hereof, none of CEP’s directors or officers are expected to remain with Pubco after the Closing and receive any fees from Pubco for providing any services in their capacity as such.

CEP does not intend to take any action to ensure that members of CEP’s management team maintain their positions with Pubco after the Closing. CEP is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

Committees of the CEP Board

The CEP Board has two standing committees: the CEP Audit Committee and the CEP Compensation Committee. Subject to phase-in rules and certain limited exceptions, Nasdaq rules and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. In addition, Nasdaq rules generally require that the compensation committee of a listed company be comprised solely of independent directors, subject to certain limited exceptions set forth thereunder.

CEP Audit Committee

CEP has established the CEP Audit Committee. Robert Hochberg, Charlotte Blechman and Louis Zurita serve as members of the CEP Audit Committee and Mr. Hochberg chairs the CEP Audit Committee. Under the Nasdaq listing standards and applicable SEC rules, CEP is required to have at least three members of the CEP Audit Committee, all of whom must be independent, subject to certain phase-in provisions. Each of Mr. Hochberg, Ms. Blechman and Mr. Zurita meet the independent director standards under Nasdaq listing standards and under Rule 10-A-3(b)(1) under the Exchange Act.

Each member of the CEP Audit Committee is financially literate and the CEP Board has determined that Mr. Hochberg qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

CEP has adopted a charter for the CEP Audit Committee, which details the principal functions of the CEP Audit Committee, including, among other items:

•        the appointment, compensation, retention, replacement and oversight of the work of the independent registered public accounting firm engaged by CEP;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by CEP, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including, but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and CEP to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to CEP entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm and CEP’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding CEP’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

CEP Compensation Committee

CEP has established the CEP Compensation Committee. Charlotte Blechman, Robert Hochberg and Louis Zurita serve as members of the CEP Compensation Committee. Each of Ms. Blechman, Mr. Hochberg and Mr. Zurita is independent and Ms. Blechman chairs the CEP Compensation Committee.

CEP has adopted a charter for the CEP Compensation Committee, which details the principal functions of the CEP Compensation Committee, including, among other items:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to CEP’s Chief Executive Officer’s compensation, if any is paid by CEP, evaluating CEP’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of CEP’s Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by CEP, of all of our other officers;

•        reviewing on an annual basis CEP’s executive compensation policies and plans;

•        implementing and administering CEP’s incentive compensation equity-based remuneration plans, if any;

•        assisting management in complying with CEP’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for CEP’s officers and employees;

•        if required, producing a report on executive compensation to be included in CEP’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The CEP Memorandum and Articles also provides that the CEP Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the CEP Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Recovery and Clawback Policy

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount to any of CEP’s current or former executive officers, CEP can recoup such improper payments from its applicable current or former executive officers. The SEC has also adopted Rule 10D-1 under the Exchange Act (the “SEC Clawback Rule”) which, among other things, directed national securities exchanges to require listed companies to implement policies intended to recoup incentive-based compensation paid to current or former executives if the company is found to have misstated its financial results. Nasdaq adopted Nasdaq Rule 5608 (the “Nasdaq Clawback Rule” and together with the SEC Clawback Rule, the “Clawback Rules”) to effect the foregoing.

CEP has adopted the Executive Compensation Clawback Policy (the “Clawback Policy”) that is compliant with the Clawback Rules. The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from CEP’s current and former executive officers as defined in the SEC Clawback Rule (“Covered Officers”) in accordance with the Clawback Rules in the event that CEP is required to prepare an accounting restatement. The recovery of such compensation applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, the CEP Board may recoup from the Covered Officers’ erroneously awarded incentive-based compensation received within a lookback period of the three completed fiscal years preceding the date on which CEP is required to prepare an accounting restatement.

Director Nominations

CEP does not have a standing nominating committee, though it intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq Rules. As there is no standing nominating committee, CEP has not adopted a nominating committee charter. Generally, companies are required by Nasdaq Listing Rule 5605 to select director nominees through either (i) a vote solely of independent directors or (ii) a nominations committee comprised solely of independent directors. However, CEP relies on the “controlled company” exemption and is therefore exempt from this requirement.

Director candidates may be nominated by the holders of CEP Class B Ordinary Shares, which have the exclusive right to vote on directors prior to an initial business combination. The CEP Board will also consider director candidates recommended for nomination by other CEP Shareholders during such times as they are seeking proposed nominees to stand for election at the next annual general meeting (or, if applicable, an extraordinary general meeting). CEP Shareholders that wish to nominate a director for appointment to the CEP Board should follow the procedures set forth in the CEP Memorandum and Articles. However, prior to an initial business combination, holders of Public Shares do not have the right to recommend director candidates for nomination to the CEP Board.

CEP has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the CEP Board considers educational background, diversity of professional experience, knowledge of CEP’s business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of CEP Shareholders.

Compensation Committee Interlocks and Insider Participation

None of CEP’s officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the CEP Board.

Trading Policies

On August 12, 2024, CEP adopted insider trading policies and procedures governing the purchase, sale and/or other dispositions of CEP’s securities by directors, officers and employees, which are reasonably designed to promote compliance with insider trading laws, rules and regulations and the applicable Nasdaq rules (the “Insider Trading Policy”). The foregoing description of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by the terms and conditions of the Insider Trading Policy, a copy of which was filed with CEP’s Annual Report on Form 10-K filed with the SEC on March 28, 2025.

Code of Ethics

CEP has adopted a Code of Ethics applicable to its directors, officers and employees. CEP has filed a copy of its Code of Ethics and the charters for the CEP Audit Committee and the CEP Compensation Committee charters as exhibits to the CEP IPO Prospectus. You are able to review these documents by accessing CEP’s public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from CEP. CEP intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics, including any implicit waiver from a provision of the Code of Ethics applicable to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, in a Current Report on Form 8-K. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)     duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   directors should not improperly fetter the exercise of future discretion;

(iv)   duty to exercise powers fairly as between different sections of shareholders;

(v)    duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)   duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the CEP Memorandum and Articles or alternatively by shareholder approval at general meetings.

Each of CEP’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to at least one other entity pursuant to which such officer or director will be required to present a business opportunity. The Sponsor, CEP’s directors and officers, Cantor and their respective affiliates may sponsor, form or participate in the formation of, or become an officer or director of, any other blank check company or may pursue other business or investment ventures. Any such companies, businesses or investments may present additional conflicts of interest in pursuing a business opportunity. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. The CEP Memorandum and Articles provides that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CEP; and (ii) CEP shall renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and CEP, on the other. These conflicts may not be resolved in CEP’s favor. However, based on the existing relationships of the Sponsor and CEP’s directors and officers, the fact that CEP may consummate a business combination with a target in a wide range of industries, as well as the experiences of certain of CEP’s directors and officers and affiliates of the Sponsor with the Prior Cantor SPACs, CEP does not believe that the fiduciary duties or contractual obligations of its directors or officers materially affected CEP’s search for an acquisition target or its ability to enter into Business Combination.

Below is a table summarizing the entities to which CEP’s directors and officers currently have fiduciary duties or contractual obligations or other material management relationships that may present a conflict of interest:

Individual	Entity	Entity’s Business	Affiliation
Brandon Lutnick	Cantor Fitzgerald, L.P.(1)	Financial holding company	Chairman and Chief Executive Officer
	Cantor Equity Partners I, Inc.	Blank check company	Chairman and Chief Executive Officer
	Cantor Equity Partners II, Inc.	Blank check company	Chairman and Chief Executive Officer
	Cantor Equity Partners III, Inc.	Blank check company	Chairman and Chief Executive Officer
	Cantor Equity Partners IV, Inc.	Blank check company	Chairman and Chief Executive Officer
	Cantor Equity Partners V, Inc.	Blank check company	Chairman and Chief Executive Officer
	BGC Group, Inc.	Public company — financial services	Director
Jane Novak	Cantor Fitzgerald, L.P.(1)	Financial holding company	Managing Director
	Cantor Equity Partners I, Inc.	Blank check company	Chief Financial Officer
	Cantor Equity Partners II, Inc.	Blank check company	Chief Financial Officer
	Cantor Equity Partners III, Inc.	Blank check company	Chief Financial Officer
	Cantor Equity Partners IV, Inc.	Blank check company	Chief Financial Officer
	Cantor Equity Partners V, Inc.	Blank check company	Chief Financial Officer

Individual	Entity	Entity’s Business	Affiliation
Danny Salinas	Cantor Fitzgerald, L.P.(1)	Financial holding company	Chief Financial Officer
	Cantor Equity Partners I, Inc.	Blank check company	Director
	Cantor Equity Partners II, Inc.	Blank check company	Director
	Cantor Equity Partners III, Inc.	Blank check company	Director
	Cantor Equity Partners IV, Inc.	Blank check company	Director
	Cantor Equity Partners V, Inc.	Blank check company	Director nominee
Charlotte Blechman	Lightwave Acquisition Corp.	Blank check company	Director
Robert Hochberg	Numeric Computer Systems, Inc.	Global software company	President and Chief Executive Officer
	Cantor Equity Partners III, Inc.	Blank check company	Director
	Lightwave Acquisition Corp.	Blank check company	Director
Louis Zurita	Remate Lince S.A.P.I. de C.V.	Broker-dealer	Director
	Cantor Fitzgerald Infrastructure Fund	An Investment Company Act continuously offered closed-end interval fund	Trustee
	Cantor Select Portfolios	Delaware statutory trust	Trustee
	Cantor Equity Partners II, Inc.	Blank check company	Director

____________

(1)      Includes direct and indirect subsidiaries of Cantor Fitzgerald, L.P. including entities that are not wholly-owned, directly or indirectly, by Cantor Fitzgerald, L.P.

Legal Proceedings

To the knowledge of CEP’s management, there is no litigation currently pending or contemplated against CEP, or any of its respective officers or directors in their capacity as such or against any CEP property.

Periodic Reporting and Audited Financial Statements

CEP has registered the CEP Class A Ordinary Shares under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, CEP’s annual report will contain financial statements audited and reported on by CEP’s independent registered public accountants. CEP has filed with the SEC its Annual Report on Form 10-K, covering the year ended December 31, 2024.

CEP’s Management’s Discussion and Analysis of
Financial Condition and Results of Operations

References in this section of this proxy statement/prospectus to CEP’s “management” or CEP’s “management team” refer to CEP’s officers and directors. The following discussion and analysis provides information which CEP’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. This discussion and analysis should be read together with the sections of the proxy statement/prospectus entitled “Information About CEP” and CEP’s financial statements and related notes thereto that are included elsewhere in the proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the proxy statement/prospectus.

Overview

CEP is a blank check company incorporated in the Cayman Islands on November 11, 2020, for the purpose of effecting an initial business combination. The Sponsor is Cantor EP Holdings, LLC.

Although CEP is not limited in its search for acquisition targets to a particular industry or sector for the purpose of consummating an initial business combination, CEP is focusing its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. CEP is an early stage and emerging growth company and, as such, CEP is subject to all of the risks associated with early stage and emerging growth companies.

The registration statement for the CEP IPO became effective on August 12, 2024. On August 14, 2024, CEP consummated the CEP IPO of 10,000,000 CEP Class A Ordinary Shares at a purchase price of $10.00 per share, generating gross proceeds of $100,000,000.

Simultaneously with the closing of the CEP IPO, CEP consummated the sale of 300,000 CEP Private Placement Shares, at a price of $10.00 per share, to the Sponsor in the CEP Private Placement, generating gross proceeds of $3,000,000.

Following the closing of the CEP IPO and the CEP Private Placement on August 14, 2024, an amount of $100,000,000 ($10.00 per share) from the net proceeds of the CEP IPO and the CEP Private Placement was placed in the Trust Account located in the United States with CST acting as trustee. The funds in the Trust Account were initially held in an account at J.P. Morgan Chase Bank, N.A. and on August 15, 2024, were transferred to an account at CF Secured, LLC (“CF Secured”), an affiliate of the Sponsor. The Trust Account may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by CEP meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, or held as cash or cash items (including in demand deposit accounts) at a bank as determined by CEP, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account, as described below.

CEP has until August 14, 2026 (24 months from the closing of the CEP IPO), or until such earlier liquidation date as the CEP Board may approve or such later date as the CEP Shareholders may approve pursuant to the CEP Memorandum and Articles, to consummate an initial business combination. If CEP is unable to complete an initial business combination by the end of the Combination Period, CEP will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to CEP to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining CEP Shareholders and the CEP Board, liquidate and dissolve, subject, in each case, to CEP’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

On January 24, 2024, the SEC adopted the 2024 SPAC Rules. The 2024 SPAC Rules require, among other matters, (i) additional disclosures relating to SPAC business combination transactions; (ii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and business combination transactions; (iii) additional disclosures regarding projections included in SEC filings in connection with proposed business combination transactions; and (iv) the requirement that both the SPAC and its acquisition target be co-registrants for business combination registration statements. In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose and the activities of the SPAC and its management team in furtherance of such goals. The 2024 SPAC Rules may materially affect CEP’s ability to negotiate and complete an initial business combination and may increase the costs and time related thereto.

On March 6, 2024, the SEC adopted its final rules relating to The Enhancement and Standardization of Climate-Related Disclosures for Investors, that would require registrants to provide climate-related disclosures in registration statements and certain periodic reports. The final rules set forth requirements for disclosure of material climate-related risks, mitigation activities, targets and goals, and governance. The rules also require disclosure of certain greenhouse gas emissions metrics and attestation of emissions disclosures. Subsequent to the issuance of the final rules, in April 2024, the SEC released an order staying the final rules pending judicial review of all of the petitions challenging the rules and in March 2025, the SEC voted to end its defense of the rules. CEP is continuing to monitor the developments pertaining to the rules. However, if these reporting requirements are implemented following the completion of judicial review, they may significantly increase the complexity of CEP’s periodic reporting as a U.S. public company.

Business Combination with Twenty One

On April 22, 2025, CEP entered into the Business Combination Agreement (as amended on July 26, 2025), pursuant to which, (i) CEP will merge with and into CEP Merger Sub, with CEP Merger Sub continuing as the CEP Surviving Subsidiary and as a result of which CEP Shareholders will receive one share of Pubco Class A Stock for each CEP Class A Ordinary Share held by such CEP Shareholder (including the CEP Class A Ordinary Shares issued upon conversion of the CEP Class B Ordinary Shares in accordance with the CEP Memorandum and Articles) and (ii) Twenty One will merge with and into Company Merger Sub, with Company Merger Sub continuing as the Company Surviving Subsidiary, and as a result of which the Sellers will receive shares of Pubco Stock in exchange for their Twenty One Interests.

Contemporaneously with the execution of the Business Combination Agreement, Pubco and CEP entered into (i) (a) the Convertible Notes Subscription Agreements with the Convertible Notes Investors who agreed to make a private investment in Pubco by purchasing Convertible Notes and (b) the Sponsor Support Agreement with the Sponsor to receive Exchange Notes and the PIPE Engagement Letter with CF&Co. to receive Engagement Letter Notes, collectively with an aggregate principal amount of $385,000,000 in the Initial Convertible Notes PIPE, and (ii) the April Equity PIPE Subscription Agreements with the April Equity PIPE Investors who agreed to make a private investment in CEP by purchasing 20,000,000 CEP Class A Ordinary Shares for $200,000,000 in the aggregate ($10.00 per share), payable in either cash or Bitcoin, pursuant to the April Equity PIPE Subscription Agreements. Pubco also granted the Convertible Note Investors the Option during the Option Period to purchase up to $100,000,000 in aggregate principal amount of additional Convertible Notes. As of May 22, 2025, the Convertible Note Investors and the Sponsor had exercised the Option in full to purchase, in the aggregate, $100,000,000 of Option Notes, such that the total aggregate principal amount of the Convertible Notes will be $486,500,000. In connection therewith, CEP, Pubco and the Sponsor entered into the Sponsor Convertible Notes Subscription Agreement with respect to its pro rata allotment of the Option Notes.

On June 19, 2025, CEP and Pubco entered into the June Equity PIPE Subscription Agreements with the June Equity PIPE Investors, pursuant to which CEP agreed to issue, and the June Equity PIPE Investors agreed to purchase, 7,857,143 CEP Class A Ordinary Shares for an aggregate purchase price of $165,000,000, which includes of value of the June In-Kind PIPE Bitcoin to be invested by certain June Equity PIPE Investors instead of cash.

On June 25, 2025, CEP, Pubco and the Sponsor entered into the Sponsor Support Agreement Amendment, which amends the Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement Amendment, the Sponsor has agreed that it may, subject to the conditions specified therein, forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares, pursuant to the anti-dilution provisions of the CEP Amended and Restated Memorandum and Articles pursuant to the formula set forth therein. In addition, the form of

Securities Exchange Agreement to be entered into by the Sponsor and Pubco immediately after the Closing has been amended and restated in the form attached to the Sponsor Support Agreement Amendment to modify the formula used to determine the number of shares of Pubco Class A Stock that the Sponsor will exchange for Exchange Notes.

The April Equity PIPE Investors and June Equity PIPE Investors confirmed, at the time of entering into their respective subscription agreements, the amounts, if any, that they will contribute as In-Kind PIPE Bitcoin.

Liquidity and Capital Resources

As of June 30, 2025, December 31, 2024 and December 31, 2023, CEP had $25,000, $25,000 and $0, respectively, of cash in its operating account. As of June 30, 2025, December 31, 2024, and December 31, 2023, CEP had a working capital deficit of approximately $1,152,000, approximately $190,000 and approximately $295,000, respectively. As of June 30, 2025, December 31, 2024 and December 31, 2023, approximately $4,167,000, approximately $1,976,000 and $0, respectively, of the amount earned on funds held in the Trust Account was available to pay taxes, if any.

CEP’s liquidity needs through June 30, 2025 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the CEP Class B Ordinary Shares, a loan of approximately $287,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”), the proceeds from the consummation of the CEP Private Placement not held in the Trust Account and the Sponsor Loan. CEP fully repaid the Pre-IPO Note upon completion of the CEP IPO. In addition, in order to finance transaction costs in connection with an initial business combination, the Sponsor has committed to loan CEP up to $1,750,000 pursuant to the Sponsor Loan to fund CEP’s expenses relating to investigating and selecting an acquisition target and other working capital requirements, of which approximately $646,000, approximately $333,000 and $0 had been drawn by CEP as of June 30, 2025, December 31, 2024 and December 31, 2023, respectively.

If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of CEP’s officers and directors may, but are not obligated to, provide CEP additional loans (“Working Capital Loans”). As of June 30, 2025, December 31, 2024 and December 31, 2023, CEP did not have any borrowings under the Working Capital Loans.

Based on the foregoing, management believes that CEP will have sufficient working capital and borrowing capacity from the Sponsor to meet its needs through the earlier of the consummation of an initial business combination or one year from the date of this proxy statement/prospectus. Over this time period, CEP will be using these funds for paying existing accounts payable, identifying and evaluating prospective acquisition targets, performing due diligence on prospective acquisition targets, paying for travel expenditures, selecting the acquisition target to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Results of Operations

CEP’s entire activity from inception through June 30, 2025 related to its formation, the CEP IPO and to CEP’s efforts toward locating and completing a suitable initial business combination. CEP has neither engaged in any operations nor generated any revenues to date. CEP will not generate any operating revenues until after completion of an initial business combination. CEP has generated non-operating income in the form of interest income on amounts held in the Trust Account. CEP expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2025, CEP had net income of approximately $479,000, which consisted of approximately $1,112,000 of interest income on investments held in the Trust Account, partially offset by approximately $603,000 of general and administrative expenses and $30,000 of administrative expenses paid to the Sponsor.

For the three months ended June 30, 2024, CEP had a net loss of approximately $15,000, which resulted from approximately $15,000 of general and administrative expenses.

For the six months ended June 30, 2025, CEP had net income of approximately $1,196,000, which consisted of approximately $2,272,000 of interest income on investments held in the Trust Account, partially offset by approximately $1,016,000 of general and administrative expenses, and $60,000 of administrative expenses paid to the Sponsor.

For the six months ended June 30, 2024, CEP had a net loss of approximately $35,000, which resulted from approximately $35,000 of general and administrative expenses.

For the year ended December 31, 2024, CEP had net income of approximately $1,538,000, which consisted of approximately $1,882,000 of interest income on investments held in the Trust Account, partially offset by approximately $298,000 of general and administrative expenses and approximately $46,000 of administrative expenses paid to the Sponsor.

For the year ended December 31, 2023, CEP had a net loss of approximately $253,000, which resulted from approximately $253,000 of general and administrative expenses.

Factors That May Adversely Affect CEP’s Results of Operations

CEP’s results of operations and its ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond CEP’s control. CEP’s results of operations and its ability to consummate an initial business combination could be impacted by, among other things, downturns in the financial markets or in economic conditions, fluctuations in interest rates and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. CEP cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact CEP’s business and CEP’s ability to complete an initial business combination.

Contractual Obligations

Business Combination Marketing Agreement

CEP engaged CF&Co., an affiliate of the Sponsor, as an advisor in connection with an initial business combination to assist CEP in holding meetings with CEP Shareholders to discuss the potential initial business combination and the acquisition target’s attributes, introduce CEP to potential investors that are interested in purchasing CEP’s securities and assist CEP with its press releases and public filings in connection with an initial business combination. CEP will pay CF&Co. a cash fee for such services upon the consummation of an initial business combination in an amount of $3,500,000, which is equal to 3.5% of the gross proceeds of the CEP IPO.

Sponsor Convertible Note Subscription Agreement

On May 22, 2025, CEP, the Sponsor and Pubco entered into the Sponsor Convertible Notes Subscription Agreement on substantially the same terms as the Convertible Note Subscription Agreements, as described above, pursuant to which, the Sponsor has agreed to purchase Option Notes with an aggregate principal amount of $12,791,000 at the Closing.

Sponsor Support Agreement and Sponsor Support Agreement Amendment

On June 25, 2025, CEP, the Sponsor, and Pubco entered into the Sponsor Support Agreement Amendment, which amends the Sponsor Support Agreement dated April 22, 2025, as described above.

M&A Engagement Letter

On April 22, 2025, CEP and CF&Co. entered into the M&A Engagement Letter, pursuant to which CEP engaged CF&Co. as its exclusive financial advisor for the Business Combination. CF&Co. is not entitled to receive any fees pursuant to the M&A Engagement Letter but will be indemnified against certain liabilities arising out of its engagement.

PIPE Engagement Letter

On April 22, 2025, CEP, Pubco and CF&Co entered into the PIPE Engagement Letter, pursuant to which CEP and Pubco engaged CF&Co. to act as their exclusive placement agent for each of the PIPE Investments, and Pubco engaged CF&Co. for certain future capital markets advisory and other non-financial advisory services. Pursuant to the PIPE Engagement Letter, for the services provided thereto CF&Co. will receive a cash fee at the Closing, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE, which, assuming all PIPE Investors fund their commitments in their PIPE Subscription Agreements, is equal to approximately $19,900,000.

Additionally, pursuant to the PIPE Engagement Letter, based on the terms therein and depending upon the number of redemptions of Public Shares in connection with the Business Combination, CF&Co. may also receive Convertible Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration.

Related Party Loans

The Sponsor made available to CEP, under the Pre-IPO Note, up to $300,000 to be used for a portion of the expenses of the CEP IPO. The Pre-IPO Note was non-interest bearing and was repaid in full upon the completion of the CEP IPO. As of June 30, 2025, December 31, 2024 and December 31, 2023, CEP had $0, $0 and approximately $182,000 outstanding, respectively, under the Pre-IPO Note.

In connection with the CEP IPO, the Sponsor has agreed to lend CEP up to $1,500,000 pursuant to the Sponsor Note in connection with each Redemption Event such that an amount equal to $0.15 per Public Share being redeemed in connection with the applicable Redemption Event will be added to the Trust Account and paid to the holders of the applicable redeemed Public Shares on such Redemption Event. The Sponsor Note does not bear interest and will be repaid by CEP at the closing of an initial business combination. If CEP is unable to consummate an initial business combination, the Sponsor Note would be repaid only out of funds held outside of the Trust Account. The Sponsor has waived any claims against the Trust Account in connection with the Sponsor Note.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor has committed up to $1,750,000 pursuant to the Sponsor Loan to be provided to CEP to fund expenses relating to investigating and selecting an acquisition target and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, after the CEP IPO and prior to an initial business combination. The Sponsor Loan does not bear interest and is repayable by CEP to the Sponsor upon consummation of an initial business combination; provided that, at the Sponsor’s option, at any time beginning 60 days after the date of the CEP IPO, all or any portion of the amount outstanding under the Sponsor Loan may be converted into CEP Class A Ordinary Shares at a conversion price of $10.00 per share. Otherwise, the Sponsor Loan would be repaid only out of funds held outside the Trust Account. If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of CEP’s officers and directors may, but are not obligated to, provide CEP with Working Capital Loans.

As of June 30, 2025, December 31, 2024 and December 31, 2023, CEP had approximately $646,000, approximately $333,000 and $0 outstanding, respectively, under the Sponsor Loan. As of June 30, 2025, December 31, 2024 and December 31, 2023, CEP had no borrowings under the Working Capital Loans or the Sponsor Note.

The Sponsor pays expenses on CEP’s behalf and CEP reimburses the Sponsor for such expenses paid on CEP’s behalf. The unpaid balance is included in Payable to related party on CEP’s balance sheets. As of June 30, 2025, December 31, 2024 and December 31, 2023, CEP had $0, approximately $1,000 and $0, respectively, as payable outstanding to the Sponsor for such expenses paid on CEP’s behalf.

Investments Held in the Trust Account

Starting on August 15, 2024, CEP’s investments in U.S. government treasury bills have been held in the Trust Account that is custodied by CF Secured with Continental acting as trustee.

Critical Accounting Policies and Estimates

CEP has identified the following as its critical accounting policies:

Use of Estimates

The preparation of CEP’s financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses and the disclosure of contingent assets and liabilities in CEP’s financial statements. These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments, and CEP evaluates these estimates on an ongoing basis. To the extent actual experience differs from the assumptions used, CEP’s balance sheets, statements of operations, statements of comprehensive income (loss), statements of shareholders’ deficit and statements of cash flows could be materially affected. CEP believes that the following accounting policies involve a higher degree of judgment and complexity.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. CEP has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, CEP, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of CEP’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standard used.

CEP Class A Ordinary Shares Subject to Possible Redemption

CEP accounts for the CEP Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity. CEP Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and measured at fair value. Conditionally redeemable CEP Class A Ordinary Shares (including CEP Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within CEP’s control) are classified as temporary equity. At all other times, CEP Class A Ordinary Shares are classified as shareholders’ equity. All of the Public Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2025, December 31, 2024 and December 31, 2023, 10,000,000, 10,000,000 and 0 CEP Class A Ordinary Shares subject to possible redemption, respectively, are presented as temporary equity outside of the shareholders’ deficit section of CEP’s balance sheets. CEP recognizes any subsequent changes in redemption value immediately as they occur and adjust the carrying value of redeemable CEP Class A Ordinary Shares to the redemption value at the end of each reporting period. Immediately upon the closing of the CEP IPO, CEP recognized the accretion from initial book value to redemption amount value of redeemable CEP Class A Ordinary Shares. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable CEP Class A Ordinary Shares also resulted in charges against Additional paid-in capital and Accumulated deficit.

Net Income (Loss) Per CEP Ordinary Share

CEP complies with the accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income (loss) per CEP Ordinary Share is computed by dividing net income (loss) applicable to shareholders by the weighted average number of CEP Ordinary Shares outstanding for the applicable periods. CEP applies the two-class method in calculating earnings per share and allocate net income (loss) pro rata to CEP Class A Ordinary Shares subject to possible redemption, nonredeemable CEP Class A Ordinary Shares and CEP Class B Ordinary Shares. Accretion associated with the redeemable CEP Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

See Note 2 — “Summary of Significant Accounting Policies” to CEP’s financial statements included elsewhere in this proxy statement/prospectus for additional information regarding these critical accounting policies and other significant accounting policies.

Off-Balance Sheet Arrangements and Contractual Obligations

As of June 30, 2025, December 31, 2024 and December 31, 2023, CEP did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

Information Related to Twenty One

Unless otherwise indicated or the context otherwise requires, references in this section of the proxy statement/prospectus to “Twenty One”, “we,” “us” “our,” and other similar terms refer to Twenty One Assets, LLC prior to the Business Combination and Twenty One Capital, Inc. (“Pubco”) and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

Twenty One is a newly formed operating company focused exclusively on Bitcoin-related business lines that, among other things, offer shareholders a differentiated opportunity to gain exposure to Bitcoin through the equity markets. With a Bitcoin-native operating structure and a strategy designed to deliver long-term value, Twenty One intends to become a leading vehicle for capital-efficient Bitcoin accumulation and related business development.

Twenty One was incorporated in Delaware on March 7, 2025 and converted to a Delaware limited liability company on April 17, 2025.

Our Business Strategies

Twenty One will be an operating company engaged in a number of businesses focused on Bitcoin. Immediately following the Closing, Twenty One will engage in two principal activities: (i) actively accumulating Bitcoin and managing its Bitcoin holdings and (ii) commencing development of educational materials and branded content intended to drive increased institutional and retail investor Bitcoin literacy. In addition, following these initial activities, Twenty One expects to engage in Bitcoin-centric financial services that would leverage Twenty One’s Bitcoin expertise to provide solutions tailored for institutions and individuals investing in, holding, and utilizing Bitcoin. Preparation for the launch of these financial services is expected to begin shortly after the Closing, with launch timing subject to regulatory approvals, market needs, and the macroeconomic environment.

Bitcoin Accumulation and Management Strategy

Twenty One’s Bitcoin accumulation and management strategy will involve (i) the acquisition of Bitcoin (from initial investments, debt and equity financings, and operating cash flows in excess of operating expenses) according to a discretionary, macro-driven investment thesis, (ii) active management of its Bitcoin holdings, subject to market conditions and other factors, and (iii) the issuance of debt or equity securities or other capital raising transactions, from time to time, subject to market conditions and other factors, with the objective of generating proceeds to be used for the purchase of Bitcoin and other operating expenses. Twenty One does not currently intend to hold any other cryptocurrencies as a treasury asset.

Twenty One is committed to a long-term Bitcoin accumulation strategy grounded in its belief that Bitcoin represents a superior monetary asset and a foundation for long-term shareholder value. Twenty One’s active management of its Bitcoin holdings does not involve speculative trading based on short-term market movements. Instead, it consists of ongoing assessment and adjustment of the Company’s capital allocation strategy in accordance with its long-term, macro-driven Bitcoin investment thesis.

Determinations with respect to Twenty One’s Bitcoin accumulation and management strategy will be made from time to time by assessing market factors including but not limited to (i) the current market price of Bitcoin, (ii) price trends and market level analysis, (iii) analysis of the broader macroeconomic environment, (iv) Twenty One’s relative stock performance, (v) the availability and cost of capital of equity and debt financing to Twenty One, and (vi) the price per share of Twenty One’s stock relative to the Net Asset Value (“NAV”) of its Bitcoin holdings.

In pursuit of this strategy, Twenty One currently intends to utilize Bitcoin-specific key performance indicators including Bitcoin per share (“BPS”) and Bitcoin Rate of Return (“BRR”) to assess its performance guide its operations. These KPIs are intended to efficiently communicate Twenty One’s mission of providing the best vehicle for Bitcoin exposure in the market. This strategy also contemplates that Twenty One may, from time to time, subject to market conditions and other factors, (i) sell Bitcoin under exceptional circumstances as described below, (ii) enter into additional capital raising transactions, and (iii) consider the pursuit of strategies which monetize or otherwise utilize its Bitcoin holdings to generate funds or income streams through the development and commercialization of Bitcoin-centric financial services and products. While Twenty One expects to allocate the majority of its available treasury capital into Bitcoin over time, it retains flexibility to manage liquidity and operations prudently.

At present, Twenty One has no intention to sell Bitcoin, and views its Bitcoin position as a strategic reserve asset. However, the Company may consider selling Bitcoin under exceptional circumstances, such as to meet operational needs, comply with legal or regulatory obligations, pursue high-conviction strategic investments, or for general corporate purposes, subject to oversight by management and the Board.

Twenty One does not currently plan to engage in hedging its Bitcoin exposure. The Company believes that its long-term thesis on Bitcoin’s appreciation and adoption makes hedging unnecessary. The Company will revisit this policy periodically as part of its risk management processes.

Our Bitcoin Holdings

At the Closing, Twenty One is expected to hold approximately 43,500 Bitcoin. The initial Bitcoin holdings will have been acquired through a combination of purchases and contributions made by Tether and Bitfinex in accordance with the Business Combination Agreement and related agreements, as described below.

During the 10-day period following the signing of the Business Combination Agreement, pursuant to the terms of the Business Combination Agreement, Tether purchased 4,812.220927 Bitcoin at an aggregate purchase price of $458.7 million, being equal to the net cash proceeds from the April Equity PIPE and Convertible Notes PIPE. These Bitcoin will be acquired by Pubco at Closing at the same aggregate purchase price.

During the 10-day period following the expiry of the Option Period for Convertible Note Investors as granted pursuant to the Convertible Notes Subscription Agreements, Tether purchased an additional 917.47360612 Bitcoin at an aggregate purchase price of $99.5 million, being equal to the net proceeds from the full exercise of the Option, which will be acquired by Pubco at Closing at the same aggregate purchase price, in each case in accordance with the terms of the Business Combination Agreement.

During the 10-day period following the signing of the June Equity PIPE Subscription Agreements, pursuant to the terms of the June PIPE Bitcoin Sale and Purchase Agreement, Tether purchased 1,381.15799423 Bitcoin at an aggregate purchase price of $147.5 million, being equal to the net cash proceeds from the June Equity PIPE. These Bitcoin will be acquired by Pubco at Closing at the same aggregate purchase price that Tether paid to purchase such Bitcoin.

In addition, at the Closing, pursuant to the terms of the Business Combination Agreement and Amendment No. 1 to the Business Combination Agreement, Pubco will acquire 4,422.688667 Bitcoin from Tether at a value of $84,863.57 per Bitcoin, such that, with the addition of this Bitcoin, the sum of the Initial PIPE Bitcoin, the Option PIPE Bitcoin and the April In-Kind PIPE Bitcoin equals 10,500 Bitcoin.

At Closing, certain April Equity PIPE Investors will invest an aggregate of 347.6168 Bitcoin, and certain June Equity PIPE Investors will invest an aggregate of 132.9547 Bitcoin, in each case in lieu of cash consideration, and in accordance with the terms of their respective subscription agreements.

Pursuant to the terms of the Business Combination Agreement and the Contribution Agreement, at the Closing and prior to the Mergers, Tether will contribute 24,500 Bitcoin to the Company, and Bitfinex will contribute 7,000 Bitcoin to the Company, in each case at a value of $84,863.57 per Bitcoin.

As a result of these transactions, Twenty One expects to hold a total of approximately 43,500 Bitcoin at the Closing.

Custody of our Bitcoin

After the Closing, we will hold all of our Bitcoin in custody accounts with Anchorage, a U.S.-based, institutional-grade custodian that has demonstrated records of regulatory compliance and information security. Anchorage is a qualified custodian under the Investment Advisers Act of 1940 and chartered by the U.S. Office of the Comptroller of the Currency (“OCC”) to custody clients’ digital assets in trust on their behalf. As a result, the primary counterparty risk we will be exposed to with respect to our Bitcoin is performance obligations under the custody arrangements into which we will enter with Anchorage. Our Bitcoin holdings will, and from time to time may, be concentrated with a single custodian.

Our custodial services contracts do not restrict our ability to reallocate our Bitcoin among multiple custodians. In light of the significant amount of Bitcoin we hold, we may seek to engage additional digital asset custodians to diversify the custody of our Bitcoin and our potential risk exposure to any one custodian

We have and will continue to carefully select our Bitcoin custodians after undertaking a due diligence process. As part of our custodian selection process, we have and will continue to evaluate and select custodians that can demonstrate that they operate with strict security protocols, including multifactor authentication procedures designed to safekeep our Bitcoin. In addition, our custodial services agreements specify that the private keys that control our Bitcoin will be held in a cold storage compliant manner, which is designed to mitigate risks that a system may be susceptible to when connected to the internet, including the risks associated with unauthorized network access and cyberattacks. We also negotiate liability provisions in our custodial contracts, pursuant to which our custodians are held liable in certain situations for their failure to safekeep our Bitcoin. In addition to our custodial arrangements, we also utilize affiliates of our Bitcoin custodians to execute Bitcoin acquisition and disposition transactions on our behalf. We leverage the due diligence we conduct in connection with our custodial arrangements when conducting due diligence of these trade execution service providers.

We also plan to conduct due diligence reviews during the custodial relationship to monitor the safekeeping of our Bitcoin. As part of our process, we will obtain and review our custodians’ Services Organization Controls reports. We are also contractually entitled to periodically review and discuss our custodians’ relevant internal controls. We expect to conduct in the future, supplemental due diligence when we believe it is warranted by market circumstances or otherwise.

We negotiate specific contractual terms and conditions with our custodians that we believe will help establish, under existing law, that our property interest in the Bitcoin held by our custodians is not subject to the claims of the custodian’s creditors in the event the custodian enters bankruptcy, receivership or similar insolvency proceedings. All of our custodians are subject to regulatory regimes intended to protect customers in the event that a custodian enters bankruptcy, receivership or similar insolvency proceedings. Based on existing law and the terms and conditions of our contractual arrangements with our custodians, we believe that the Bitcoin held on our behalf by our custodians would not be considered part of a custodian’s bankruptcy estate were one or more of our custodians to enter bankruptcy, receivership or similar insolvency proceedings.

In addition, the following provides a more detailed description of the material terms of our custody arrangement with Anchorage:

Prior to or at Closing, Pubco will enter into a custody agreement with Anchorage (the “Custody Agreement”). The Custody Agreement has an initial term of three (3) years. The agreement automatically renews for successive one-year periods unless either provides written notice of non-renewal at least thirty (30) days prior to the end of the then-current term.

The Custody Agreement may be terminated by either party for cause under several specific conditions. These include a reasonable determination that the services may violate applicable laws or pose material regulatory, risk, or reputational issues. The agreement may also be terminated if the other party acts fraudulently, files for bankruptcy, is declared insolvent, or violates the confidentiality provisions outlined in the agreement.

Pursuant to the Custody Agreement, the Company’s Bitcoin will be held in a cold storage compliant manner in a segregated digital wallet, which is unique to the Company and not commingled with the assets of other Anchorage clients or Anchorage’s proprietary assets. Only designated and authorized personnel of the Company will have the authority to initiate transactions from our custody account. This authority will be subject to a multi-party approval process that is implemented and managed by Anchorage. The existence and balance of our Bitcoin held with Anchorage will be verifiable at any time by any party by using a publicly available wallet address and a blockchain explorer.

Anchorage, through its parent company, maintains a commercial crime insurance policy, which is intended to cover the loss of client assets it custodies, including from employee collusion or fraud, physical loss including theft, damage of key material, security breach or hack, and fraudulent transfer, subject to its terms and conditions. The insurance maintained by Anchorage is shared among all of its customers, is not specific to the Company, and may not be available or sufficient to protect the Company from any or all possible losses or sources of losses. For a discussion of risks relating to the custody of our Bitcoin, see “Risk Factors –– Risks Related to the Business and Strategy of Pubco”.

Policies on Airdrops, Forks, and Incidental Rights

As a holder of Bitcoin, Twenty One may from time to time become entitled to receive additional rights or assets in the form of airdrops, forks, or other incidental entitlements. These events are not initiated by the Company and are not part of its business strategy.

Twenty One will not proactively seek or rely upon any such entitlements, and does not consider them to be material to its business or investment thesis.

Anchorage, which will be the custodian of Twenty One’s Bitcoin following Closing, retains the right to determine whether or not to support (or cease supporting) a forked network. Similarly, if Twenty One notifies Anchorage in writing of an upcoming airdrop, Anchorage may, among other actions, elect to: (i) custody the airdropped digital asset for an additional fee or (ii) not pursue obtaining the airdropped digital assets.

Twenty One does not intend to hold or invest in any digital assets other than Bitcoin. Any value realized from incidental rights, if material, will be disclosed in accordance with applicable accounting standards and regulatory requirements.

Potential Advantages and Disadvantages of Holding Bitcoin

We believe that Bitcoin is an attractive asset because it can serve as a store of value, supported by a robust and public open-source architecture, that is insulated from certain external factors such as governments and financial firms. Due to Bitcoin’s immutable, verifiable supply limit of 21 million Bitcoin, Bitcoin has the potential to serve as a hedge against inflation and currency devaluation in the long-term and, if its adoption increases, the opportunity for appreciation in value.

Bitcoin exists entirely in digital form, as virtually irreversible public transaction ledger entries on the blockchain, and transactions in Bitcoin are recorded and authenticated not by a central repository or authority, but by a decentralized peer-to-peer network. This decentralization mitigates the risks of certain threats common to centralized computer networks, such as denial-of-service attacks, and reduces the dependency of the Bitcoin network on any single system. The decentralization of user nodes and miners also mitigates the risk of a 51% attack, which would be very costly and difficult to execute with respect to Bitcoin because the Bitcoin network is open source and widely distributed, and transactions on the blockchain require significant computing power to be validated. However, while the Bitcoin network as a whole is decentralized, the private keys used to access Bitcoin balances are not widely distributed and are susceptible to phishing and other attacks designed to obtain sensitive information or gain access to password-protected systems. Loss of such private keys can result in an inability to access, and effective loss of, the corresponding Bitcoin. Consequently, Bitcoin holdings are susceptible to all of the risks inherent in holding any electronic data, such as power failure, data corruption, security breach, communication failure and user error, among others. These risks, in turn, make Bitcoin substantially more susceptible to theft, destruction, or loss of value from hackers, corruption, viruses and other technology-specific factors as compared to conventional fiat currency or other conventional financial assets. See “Risk Factors –– Risks Related to the Business and Strategy of Pubco”.

In addition, the Bitcoin network relies on open-source developers to maintain and improve the Bitcoin protocol. Accordingly, Bitcoin may be subject to protocol design changes, governance disputes such as “forked” protocols, competing protocols, and other open source-specific risks that do not affect conventional proprietary software.

Bitcoin Education and Branding Strategy

Education and Twenty One branded content will be a central pillar of Twenty One’s mission to accelerate Bitcoin adoption and Bitcoin literacy at both institutional and retail levels. Shortly following the consummation of the Business Combination, Twenty One will create an education division that will commence the creation of high-quality content tailored for policymakers, institutional investors, financial advisors, corporations, and retail investors. With the accelerating institutional adoption of Bitcoin and digital assets-and the growing demand for education that is both credible and brand-compatible, Twenty One will create and license modular educational content, produce branded video media, and act as the go-to content partner for major conferences, Web3 firms, and fintech institutions. Although preparation of educational materials and branded content will commence shortly after the Closing, the timing of the deployment and commercialization of the educational and branded content will depend on a number of factors, including Twenty One’s determinations relating to operational conditions and optimal market demand for its content.

Twenty One believes its education efforts can generate both direct revenue and indirect value for the Company and its shareholders. The Company plans to create and monetize high-quality educational content through channels such as subscriptions, licensing fees for enterprises, and sponsored partnerships, which are expected to contribute to its revenue streams. Furthermore, by advancing Bitcoin literacy and accelerating adoption, the Company’s educational initiatives are designed to have a material, indirect benefit. As more individuals and institutions understand and embrace Bitcoin, demand for the asset is expected to increase, which could contribute to its long-term appreciation. As a company holding a significant Bitcoin treasury, Twenty One’s financial performance and shareholder value are tied to the value of Bitcoin, Twenty One’s educational initiatives will directly support its overall financial objectives. In essence, the Company views its educational efforts as a strategic investment in both the broader Bitcoin ecosystem and as a source of direct revenues.

Initially, much of the Company’s educational reach is expected to be driven by its co-founder and CEO, whose existing platform and voice in the cryptoasset industry is intended to allow Twenty One to catalyze meaningful public discourse around Bitcoin. The Company believes that this strategy will prove to be a powerful and cost-effective means of brand-building and community engagement.

In order to successfully monetize its content through subscriptions, licensing fees and sponsored partnerships, Twenty One plans to scale its educational initiatives over time, which is expected to involve a number of development steps. The Company expects to build a dedicated content team and infrastructure capable of producing and distributing a broad range of educational materials. This is expected to involve the creation of multimedia educational materials-short-form videos, explainers, interviews, and white-labelled learning modules-designed to be informative, visually engaging, and easily distributed. The Company plans to develop all content in collaboration with economists, technical experts, and compliance consultants to seek to ensure intellectual integrity and accessibility. These materials will be designed to scale across audiences, from financial advisors and journalists to developers and policymakers. The Company plans to continually update to reflect new developments in the Bitcoin ecosystem and tailor its content for impact across geographies.

Initial development costs are estimated at $1 million to $2 million, including content production, platform development, legal/compliance review, and early hiring. The Company anticipates these costs will be funded through operating cash flow and existing capital resources.

Twenty One expects to be working at the intersection of content, conferences, and community, as described in more detail below.

Content Development

Twenty One plans to develop an extensive multimedia content library as part of its education and branding strategy. While development is subject to ongoing resource allocation and market conditions, Twenty One currently anticipates that the content library will include:

(1)    Modular Educational Video Series

Twenty One intends to produce professionally developed video segments, which may range from 3 to 7 minutes in length, covering topics such as:

•        Bitcoin fundamentals: history, technical design, decentralization

•        Macroeconomic narratives: inflation hedge, monetary alternatives

•        Mining and energy use: sustainability, hardware, policy

•        Regulatory frameworks: U.S., EU, Asia-Pacific compliance landscapes

•        Bitcoin vs. crypto: narrative clarity and market distinctions

•        Custody: methods to securely storing Bitcoin for individuals and institutions

(2)    Branded and Sponsored Thought Leadership

Twenty One is exploring potential opportunities to create branded content aligned with industry events and sponsor engagement, which may include:

•        Panels and interviews filmed live at 20+ major conferences annually

•        Branded content packages featuring industry leaders and sponsors

•        Post-production content designed for social media and digital distribution

(3)    White-Labeled Enterprise Modules

Twenty One is also evaluating opportunities to offer customizable educational solutions for enterprise clients, such as:

•        Customizable packages for onboarding, training, and client education

•        Legal and compliance reviews for institutional distribution

•        Integration with client platforms via secure API or LMS solutions

While these plans remain subject to further evaluation, Twenty One believes that a multimedia content library could serve as a strategic asset to support revenue growth. The Company recognizes challenges, including regulatory scrutiny of financial content, localization for international audiences, and ensuring institutional-grade compliance. However, Twenty One believes its direct connection with the Bitcoin community, deep subject-matter expertise, and clear brand identity uniquely position it to succeed in this domain.

Memberships

As part of its strategic plan to diversify and expand its revenue streams, Twenty One intends to develop a three-tiered membership program designed to generate recurring revenue and support community engagement. While no final decisions have been made, the membership model under consideration includes the following tier structure:

(1)    Foundational Membership

This entry-level tier would provide individual users with access to core educational and community features, including:

•        Full access to Twenty One’s video library;

•        Monthly live webinars with educators and Bitcoin experts;

•        A research newsletter focused on Bitcoin and macroeconomic trends; and

•        Priority access to conference recordings and digital events.

(2)    Professional Membership

This tier would be designed for professionals seeking enhanced educational resources and client-facing content rights, including all benefits of the Foundational Membership, in addition to:

•        Continuing education credits for financial professionals;

•        Licensing rights to redistribute content to clients or students; and

•        Early access to research briefings and video interviews.

(3)    Institutional Partnership

Tailored for enterprise clients, this highest tier would offer fully customized content and data services, including:

•        Fully customizable content packages;

•        Private onboarding workshops and strategic briefings;

•        Branded studio production and integration with enterprise platforms; and

•        Quarterly usage reports and learning analytics.

Twenty One believes that this multi-tiered membership structure would enable scalable monetization of future intellectual property and educational resources, while also strengthening user engagement and brand positioning.

Technology Infrastructure

Twenty One plans to design its platform for scale. Twenty One expects the backend architecture will be designed to support content hosting, analytics, API distribution, and secure B2B delivery. The planned membership site is expected to include features for video streaming, learning management, credentialing, and enterprise integration. This infrastructure is intended to support delivery of content both broadly (via social media and media partnerships) and deeply (within institutional training environments).

Event & Conference Partnerships

In addition to the foregoing, Twenty One will explore ways to integrate its educational products with the global calendar of technology and finance events by producing branded content at these events-moderated panels, keynote interviews, behind-the-scenes segments. Twenty One’s future production teams may travel to conferences to generate real-time, high-quality media that can be streamed, published, or used for internal training, with the goal of making Twenty One not only a media partner but an educational layer within the conference economy.

Education Team

Twenty One’s education efforts will be led by CEO and President Jack Mallers, a globally recognized voice in the Bitcoin space known for his work advancing Bitcoin literacy through public speaking, media, and high-impact content. Our CEO’s personal platform has been instrumental in shaping the narrative around Bitcoin’s role in monetary history, economic sovereignty, and global financial inclusion.

Initially, our CEO will be supported by our Head of Brand & Communication Strategy and two unaffiliated agencies: a communications agency supporting media positioning, messaging strategy and distribution, and a creative agency focused on animation, video production and branded visual content.

Operational Relationship with Tether

Twenty One will enter into the Services Agreement with Tether, pursuant to which Tether will provide certain support services. Under the Services Agreement, Tether will provide Twenty One and its subsidiaries with access to select services. The services will include: information technology services, such as the development and maintenance of IT systems and cybersecurity; legal services related to regulatory compliance, corporate governance, and intellectual property; health, safety, and environmental services; management and commercialization of intellectual property; treasury and risk management, including Bitcoin trading; human resources services such as payroll and benefits administration; and investor relations services. These services will be available on an as-needed basis and will be administered under customary commercial terms for such services]. The Services Agreement is designed to enhance Twenty One’s operational efficiency and reduce overhead costs during early growth stages. For more information about the Services Agreement, please see the section entitled “The Business Combination — Other Transaction Agreements — Services Agreement.”

Tether’s support reflects a deep strategic alignment between the Company and its controlling shareholder. As one of the most successful and established companies in the digital asset industry, Tether brings world-class expertise, infrastructure, and operational excellence. Twenty One believes that its ability to selectively leverage these capabilities positions it to accelerate its go-to-market efforts, strengthen compliance readiness, and operate with leaner fixed costs, in particular during its initial growth phase.

While Twenty One will benefit from Tether’s operational support, the Company’s Board of Directors will be responsible for all material business decisions, strategic direction, risk management, and regulatory compliance. Twenty One will maintain its own Board of Directors, executive team, treasury management policies, and hiring plans. The Services Agreement does not confer any management rights to Tether and may be terminated under mutually agreed conditions or pursuant to its contractual terms.

This structure enables Twenty One to combine the independence and transparency of a public company with the support of a globally recognized digital asset leader, creating a scalable foundation for long-term value creation. For additional information, see the risk factor titled “Pubco will rely on Tether, which will have a controlling interest in Pubco, for certain administrative and operational services.”

Financial Services Strategy

Following its initial activities of actively accumulating and managing Bitcoin and commencing development of educational materials and branded content, Twenty One will explore the potential for providing Bitcoin-centric financial services that would leverage its Bitcoin expertise to provide solutions tailored for institutions and individuals investing in, holding, and utilizing Bitcoin. These may include, among other possibilities, Bitcoin-related financial and advisory services, the offering of structured debt and equity products linked to Bitcoin, and Bitcoin-related lending.

The launch of these financial services will require significant preparation and planning, which will commence once Twenty One is generating sufficient revenues from its initial activities. The Company will need to develop and implement the necessary organizational and compliance structures for each service it plans to offer, which may include the offering of Bitcoin-related debt and equity structured products and Bitcoin-related lending. Because these activities are pervasively regulated, Twenty One will be required to address a wide range of regulatory considerations, including compliance with the rules and regulations of the Securities and Exchange Commission, the Commodity Futures Trading Commission, FinCen, and various state financial and business regulators. Additionally, the Company will be required to develop and implement anti-money laundering (AML) protocols and comply with various domestic and potentially foreign laws and regulations. The timing, cost, and feasibility of these efforts are highly uncertain and subject to numerous variables, including the evolving regulatory landscape, the Company’s financial resources, and the overall macroeconomic and market environment for Bitcoin and related services.

Our Competitive Strengths

Twenty One believes it is well-positioned to become a differentiated public market vehicle for investors seeking exposure to Bitcoin. Twenty One is being established as a purpose-built platform for Bitcoin investment via the public equity markets, with a strategy focused exclusively on Bitcoin-related operations. Twenty One’s model is intended to unlock a potentially compelling opportunity for long-term value creation through multiple Bitcoin-focused business lines.

Twenty One’s business strategy is based on a Bitcoin-native operating structure designed to result in significantly lower operating costs relative to other companies that hold Bitcoin on their balance sheets but operate unrelated legacy businesses. This structure also enables Twenty One to prioritize Bitcoin-centric key performance indicators, such as BPS and BRR, which Twenty One expects to use in guiding its capital allocation and strategic decisions.

Twenty One intends to utilize proceeds from future financings to pursue strategic acquisitions of Bitcoin — an asset that has historically exhibited significant long-term performance characteristics — and to support the execution of its broader growth initiatives. Twenty One believes it can strategically raise and deploy capital with the goal of increasing BPS over time.

Twenty One is expected to launch with an initial holding of approximately 43,500 Bitcoin and will seek to execute a capital-efficient accumulation strategy. Twenty One believes this structure offers a potentially more favorable growth trajectory relative to existing large-scale Bitcoin-holding companies whose greater scale may reduce the marginal impact of incremental capital deployment on per-share metrics.

At the Closing, Twenty One will be majority-owned by Tether, the world’s largest issuer of U.S. dollar-pegged stablecoins, and Bitfinex, a global digital asset trading platform, with significant minority ownership by SoftBank, a leading global technology investment firm. Twenty One believes that this ownership structure provides meaningful alignment with its Bitcoin-focused strategy and long-term vision.

As a Bitcoin-native entity, Twenty One expects to offer several structural and operational advantages over existing public vehicles for Bitcoin exposure, including:

•        Exclusive focus on Bitcoin-related business lines, with no unrelated legacy business;

•        Strategic accumulation of Bitcoin rather than passive holding;

•        Simplified balance sheet providing flexibility for future strategic capital raises;

•        Bitcoin-specific operational metrics (BPS, BRR) to guide performance;

•        Deliberate financing strategy to deliver superior performance for shareholders; and

•        A long-term goal of promoting the global adoption of Bitcoin as a treasury reserve asset.

Twenty One plans to grow responsibly and in accordance with prevailing market conditions, while maintaining its strategic focus on maximizing long-term value for holders of its common stock.

Overview of the Bitcoin Industry and Market

Bitcoin is a digital asset that is issued by and transmitted through an open-source protocol, known as the Bitcoin protocol, collectively maintained by a peer-to-peer network of decentralized user nodes. This network hosts a public transaction ledger, known as the Bitcoin blockchain, on which Bitcoin holdings and all validated transactions that have ever taken place on the Bitcoin network are recorded. Balances of Bitcoin are stored in individual “wallet” functions, which associate network public addresses with one or more “private keys” that control the transfer of Bitcoin. The Bitcoin blockchain can be updated without any single entity owning or operating the network.

Creation of New Bitcoin and Limits on Supply

The Bitcoin protocol limits the total number of Bitcoins that can be generated over time to 21 million. As of July 30, 2025, approximately 19.9 million Bitcoins have been generated. The remaining approximately 1 million Bitcoin are expected to be generated over the next 120 years. New Bitcoins are created and allocated by the Bitcoin protocol through a “mining” process that rewards users that validate transactions in the Bitcoin blockchain. Validated transactions are added in approximately 144 daily “blocks”. The mining process serves to validate transactions and secure the Bitcoin network. Mining is a competitive and costly operation that requires a large amount of computational power to solve complex mathematical algorithms. This expenditure of computing power is known as “proof of work.”

To incentivize miners to incur the costs of mining Bitcoin, the Bitcoin protocol rewards miners that successfully validate a block of transactions with newly generated Bitcoin. As of June 30, 2025, the current reward for miners that successfully validate a block of transactions is 3.125 Bitcoin per mined block. The mining reward is reduced by half, which is referred to as a Bitcoin halving, after every 210,000 blocks are mined. Given the approximately 144 daily blocks and 3.125 Bitcoin per block, there are approximately 450 Bitcoin generated daily. The next Bitcoin halving is expected to occur in April 2028, at which point the mining reward will reduce to 1.5625 Bitcoin per block.

Modifications to the Bitcoin Protocol

Bitcoin is an open-source network that has no central authority, so no one person can unilaterally make changes to the software that runs the network. However, there is a core group of developers that maintains the code for the Bitcoin protocol, and they can propose changes to the source code and release periodic updates and other changes. Unlike most software that has a central entity that can push updates to users, Bitcoin is a peer-to-peer network in which individual network participants, called nodes, decide whether to upgrade the software and accept the new changes. As a practical matter, a modification becomes part of the Bitcoin protocol only if the proposed changes are accepted by participants collectively having more than 50% of the processing power, known as hash rate, on the network. If a certain percentage of the nodes reject the changes, then a “fork” takes place, and participants can choose the version of the software they want to run. For additional information, see the risk factor titled “Pubco may be unable to recognize the economic benefit of a “fork” or an “airdrop”, which could adversely impact an investment in Pubco.”

Forms of Attack Against the Bitcoin Network and Wallets

Blockchain technology has many built-in security features that make it difficult for hackers and other malicious actors to corrupt the protocol or blockchain. However, as with any computer network, the Bitcoin network may be subject to certain attacks. Some forms of attack include unauthorized access to wallets that hold Bitcoin and direct attacks, like “51% attacks” or “denial-of-service attacks” on the Bitcoin network.

Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the Bitcoin is held. Private keys used to access Bitcoin balances are not widely distributed and are typically held on hardware (which can be physically controlled by the holder or by a third party such as a custodian) or via software programs on third-party servers. One form of obtaining unauthorized access to a wallet occurs following a phishing attack where the attacker deceives the victim and manipulates them into sharing their private keys for their digital wallet or other sensitive information. Other similar attacks may also result in the loss of private keys and the inability to access, and effective loss of, the corresponding Bitcoin.

A “51% attack” may occur when a group of miners attain more than 50% of the Bitcoin network’s mining power, thereby enabling them to control the Bitcoin network and protocol and manipulate the blockchain. The Bitcoin network is designed to discourage 51% attacks by making the economic incentive for mining greater than the economic incentive of re-mining all necessary blocks to manipulate the blockchain. See “Creation of New Bitcoin and Limits on Supply” above. A “denial-of-service attack” occurs when legitimate users are unable to access information systems, devices, or other network resources due to the actions of a malicious actor flooding the network with traffic until the network is unable to respond or crashes. The Bitcoin network has been, and can be in the future, subject to denial-of-service attacks, which can result in temporary delays in block creation and in the transfer of Bitcoin.

Bitcoin Industry Participants

The primary Bitcoin industry participants are miners, investors and traders, digital asset exchanges and service providers, including custodians, brokers, payment processors, wallet providers and financial institutions.

Miners range from Bitcoin enthusiasts to professional mining operations that design and build dedicated mining machines and data centers, including mining pools, which are groups of miners that act cohesively and combine their processing power to mine Bitcoin blocks. See “Creation of New Bitcoin and Limits on Supply” above.

Bitcoin investors and traders include individuals and institutional investors who, directly or indirectly, purchase, hold, and sell Bitcoin or Bitcoin-based derivatives. As Bitcoin adoption accelerates, large institutions are becoming increasingly significant Bitcoin investors. As of June 30, 2025, over 10% of Bitcoin’s supply is held by corporations, governments, and large institutions.

Digital asset exchanges provide trading venues for purchases and sales of Bitcoin in exchange for fiat or other digital assets. Bitcoin can be exchanged for fiat currencies, such as the U.S. dollar, at rates of exchange determined by market forces on Bitcoin trading platforms, which are not regulated in the same manner as traditional securities exchanges. In addition to these platforms, over-the-counter markets and derivatives markets for Bitcoin also exist. The value of Bitcoin within the market is determined, in part, by the supply of and demand for Bitcoin in the global Bitcoin market, market expectations for the adoption of Bitcoin as a store of value, the number of merchants that accept Bitcoin as a form of payment, and the volume of peer-to-peer transactions, among other factors. For a discussion of risks associated with digital asset exchanges, see “Risk Factors –– Risks Related to the Business and Strategy of Pubco”.

Service providers offer a multitude of services to other participants in the Bitcoin industry, including custodial and trade execution services, commercial and retail payment processing, loans secured by Bitcoin collateral, and financial advisory services. If adoption of the Bitcoin network continues to materially increase, we anticipate that service providers may expand the currently available range of services and that additional parties will enter the service sector for the Bitcoin network.

Bitcoin Education Market

Educational products focused specifically on Bitcoin represent a growing niche within the broader trend towards financial literacy among individuals and the adoption of Bitcoin among institutions, globally. Twenty One sees a gap in the market for high-quality, non-promotional, multilingual educational material that collates and presents Bitcoin’s key features in an accessible and digestible format for novice and professional users alike.

We believe that a substantial market opportunity exists to develop and scale a purpose-built Bitcoin education platform that creates and distributes courses designed to address two distinct, large, and under-served segments. These segments are (i) the retail market, which consists of individual investors, investment advisors, and other professionals seeking a trustworthy guide to financial decision-making, protection against fraud & misuse, and up-to-date guidance on tax treatment and compliance regulations and (ii) the institutional market, which consists of asset managers, college and university systems, governments, and any business integrating Bitcoin into its operations and strategy. The institutional segment requires the same key resources needed in the retail market as well as guidance for enhanced security, utilization and application, and credentialing — in many cases across borders or in multiple regions.

Twenty One intends to provide users at all levels of proficiency with access to a dedicated platform that delivers this information in a structured, digestible, and modular format.

Competition

Our Bitcoin strategy generally involves from time to time, subject to market conditions, (i) issuing debt or equity securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase Bitcoin and (ii) acquiring Bitcoin with our liquid assets that exceed working capital requirements. When we engage in such capital raising transactions, we compete for capital with, among others, other companies that hold Bitcoin or other digital assets as treasury reserve assets, ETPs, Bitcoin miners, digital assets exchanges, other digital assets service providers, private funds that invest in Bitcoin and other digital assets, and similar vehicles. The current average daily buying volume from other companies that hold Bitcoin as treasury reserve assets already exceeds the current average number of Bitcoin mined per day. This trend is likely to continue given future Bitcoin halving events and the ongoing growth in popularity of Bitcoin treasury strategies. An increase in the competition for sources of capital could adversely affect the availability and cost of financing for our Bitcoin purchases, and thereby could adversely affect the market price of shares of Pubco Class A Stock.

The market for Bitcoin education products is highly fragmented but rapidly evolving and characterized by low barriers to entry. Companies operating in this market compete on a variety of factors, including (i) quality of educational content, (ii) brand reputation, (iii) user experience (iv) pricing, and (v) accessibility across geographies, languages, and proficiency levels.

Existing providers include a range of participants such as (i) traditional education platforms (e.g., Coursera and Udemy), (ii) financial services firms with content offerings (e.g., Binance), and (iii) publicly accessible media channels (e.g., YouTube-based content creators). Additionally, we could face competition from any number of new entrants from (i) crypto-native platforms, (ii) content creators, and (iii) non-profit & academic organizations.

The market for Bitcoin education products is subject to material uncertainties, including volatility in public interest, changes in regulatory treatment of cryptocurrencies, and reputational risks associated with the broader cryptocurrency sector. These and other factors may materially impact the business, financial condition, and results of operations of companies operating in this sector.

Government Regulation

The laws and regulations applicable to Bitcoin and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets. Certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress, and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS, and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of Bitcoin, the markets for Bitcoin in general, and our activities in particular, our business and our Bitcoin strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our Bitcoin strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that some digital assets, including Bitcoin, fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

The SEC and its staff have taken the position that certain other digital assets fall within the definition of a “security” under the U.S. federal securities laws. Public statements made by senior officials and senior members of the staff at the SEC indicate that the SEC does not consider Bitcoin to be a security under the federal securities laws. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets.

In addition, since transactions in Bitcoin provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of Bitcoin and Bitcoin platforms, and there is the possibility that law enforcement agencies could close or blacklist Bitcoin platforms or other Bitcoin-related infrastructure with little or no notice and prevent users from accessing or retrieving Bitcoin held via such platforms or infrastructure. For example, the U.S. Treasury Department’s Office of Foreign Assets Control has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals. Additionally, in January 2025, the Consumer Financial Protection Bureau announced that it is seeking public input on privacy protections and surveillance in digital payments, particularly those offered through large technology platforms.

In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. In order to address these risks, as of Closing, Twenty One will have implemented and will maintain policies and procedures reasonably designed to promote compliance with applicable anti-money laundering (“AML”), know-your-customer (“KYC”), and sanctions laws and regulations. Twenty One’s compliance framework is designed to primarily rely on transacting with regulated third-party entities, such as registered money services businesses or financial institutions, that are themselves subject to robust AML, KYC, and related compliance rules in the United States, thereby mitigating these risks. For additional information, see the risk factor titled “Although Pubco will have relevant due diligence procedures at Closing regarding anti-money laundering (“AML”) and know-your-customer (“KYC”), these procedures may fail to prevent illegal transactions, which could subject Pubco to criminal and civil liabilities and impact the value of the shares of Pubco Class A Stock.”

As noted above, activities involving Bitcoin and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. On January 23, 2025, President Trump issued an executive order titled, Strengthening American Leadership in Digital Financial Technology. While the executive order did not mandate the adoption of any specific regulations, the executive order identifies certain key objectives to guide agencies involved in crypto regulation, including (i) protecting the sovereignty of the United States dollar by promoting the development of United States dollar-backed stablecoins, (ii) providing regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and (iii) taking measures to protect Americans from the risks of Central Bank Digital Currencies. To achieve these objectives, the executive order established a working group on digital asset markets within the National Economic Council, comprised of representatives from key federal agencies, with a tight timeline for examining existing regulations and proposing a new regulatory framework. There have also been several bills introduced in Congress, including the CLARITY Act and the GENIUS Act that propose to establish additional regulation and oversight of the digital asset markets. For additional information, see the risk factor titled “Bitcoin and other digital assets are novel assets, which will expose Pubco to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect Pubco’s financial position, operations and prospects.”

Intellectual Property

As of the date of this filing, Twenty One does not own or have the right to use any Bitcoin educational products. We anticipate that its intellectual property portfolio will expand over time through the iterative development of (i) new course materials, (ii) technical updates, and (iii) regionally customized content. Twenty One will regularly review and update its educational materials in response to developments in technology, regulation, user feedback, and market trends.

Twenty One also maintains and uses trade names, registered and unregistered trademarks, domain names, and logos, which it considers material to its brand identity. Twenty One may pursue registration of certain marks or content in additional jurisdictions as appropriate.

Human Capital

As of the Closing, we will have at least two employees, who will be based in the United States. None of our employees will be covered by a collective bargaining agreement. We may engage third-party contractors and consultants on an as-needed basis. After Closing, the executives and board members of the Company may hire additional employees as needed based on operational expansions.

Human capital management is critical to our ongoing business success, which requires investing in our people. Our aim is to create a highly engaged and motivated workforce where employees are inspired by leadership, engaged in purpose-driven, meaningful work, and have opportunities for growth and development.

Legal Proceedings

From time to time, Twenty One or any of their respective subsidiaries may become involved in legal proceedings or be subject to claims arising in the ordinary course of their business. None of Twenty One or any of their respective subsidiaries is currently a party to any legal proceedings, the outcome of which, if determined adversely, is reasonably expected to individually or in the aggregate have a material adverse effect on their business or financial condition.

twenty one’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Unless otherwise indicated or the context otherwise requires, references in this section of the proxy statement/prospectus to “Twenty One”, “we,” “us” “our,” and other similar terms refer to Twenty One Assets, LLC prior to the Business Combination and Twenty One Capital, Inc. (“Pubco”) and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis provides information which the Company’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. This discussion and analysis should be read together with the sections of the proxy statement/prospectus entitled “Information Related to Twenty One,” and the Company’s audited financial statements and related notes thereto that are included elsewhere in the proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the proxy statement/prospectus.

Overview

Twenty One is a newly formed operating company focused exclusively on Bitcoin-related business lines that among other things, offer shareholders a differentiated opportunity to gain exposure to Bitcoin through the capital markets. With a Bitcoin-native operating structure and a strategy designed to deliver long-term value, Twenty One intends to become a leading vehicle for capital-efficient Bitcoin accumulation and related business development. Twenty One was incorporated in Delaware on March 7, 2025 and converted to a Delaware limited liability company on April 17, 2025.

The Company has no operating history and has not yet generated any revenue. However, at Closing, Pubco will be an operating company engaged in a number of business strategies focused on Bitcoin. Immediately following the Closing, Twenty One will engage in two principal activities: (i) actively accumulating Bitcoin and managing its Bitcoin holdings and (ii) commencing development of educational materials and branded content intended to drive increased institutional and retail investor Bitcoin literacy. In addition, following these initial activities, Twenty One expects to engage in Bitcoin-centric financial services that would leverage the Bitcoin accumulated by Twenty One. Preparation for the launch of these financial services is expected to begin shortly after the Closing, with launch timing subject to regulatory approvals, market needs and the macroeconomic environment. Twenty One’s ability to generate revenue sufficient to achieve profitability will depend on its ability to raise capital and to develop and improve its learning programs and educational content towards greater adoption of Bitcoin. In connection with the consummation of the Business Combination, the Company will merge with and into Company Merger Sub, with Company Merger Sub continuing as the Company Surviving Subsidiary and a wholly owned subsidiary of Pubco.

Business Combination with CEP

On April 22, 2025, CEP, Pubco, CEP Merger Sub, the Company, Tether, Bitfinex and, solely for certain limited purposes, SoftBank, entered into the Business Combination Agreement (as amended on July 26, 2025). Pursuant to the Business Combination Agreement, upon Closing, (i) CEP will merge with and into CEP Merger Sub in the CEP Merger, with CEP Merger Sub continuing as the CEP Surviving Subsidiary, as a result of which CEP Shareholders will receive one share of Pubco Class A Stock for each CEP Class A Ordinary Share held by such CEP Shareholder (including the CEP Class A Ordinary Shares issued upon conversion of the CEP Class B Ordinary Shares in accordance with the CEP Memorandum and Articles), and (ii) the Company will merge with and into Company Merger Sub in the Company Merger, with Company Merger Sub continuing as the Company Surviving Subsidiary, as a result of which the Sellers will receive shares of Pubco Stock in exchange for their Company Interests as described in the section “The Business Combination”.

Concurrently with the signing of the Business Combination Agreement, on April 22, 2025, Tether, Bitfinex and the Company entered into the Contribution Agreement pursuant to which, immediately prior to Closing, such parties will consummate the Contribution whereby (i) Tether will contribute to the Company 24,500 Bitcoin, and (ii) Bitfinex will contribute to the Company 7,000 Bitcoin, for an aggregate contribution of 31,500 Bitcoin, in each case in exchange for an equal number Company Class A Interests and Company Class B Interests. Following completion of the Contribution, but immediately prior to Closing, the Sellers will own 100% of the issued and outstanding Company Interests.

Principal Factors Affecting Our Results of Operations and Material Trends

Twenty One and Pubco’s future results are expected to be impacted by the highly volatile nature of Bitcoin’s valuation, as well as conditions and trends relating to demand for Bitcoin or other digital assets, and other factors including the successful execution of the Company’s business lines including the Bitcoin acquisition strategy, regulatory and technical developments surrounding Bitcoin and cryptocurrencies, and the effectiveness of our marketing and sales efforts to develop a robust and diverse client base with respect to Twenty One’s educational and branding strategy. The primary factors that are expected to impact our results and present significant opportunities, as well as pose risks and challenges, are described below. Twenty One believes that our performance and future success depend on the factors discussed below, those mentioned in the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus.

The following macroeconomic factors and trends as they relate to Bitcoin may specifically impact our business:

•        Price of Bitcoin:    Our business is expected to be heavily dependent on the price of Bitcoin, which has historically experienced significant volatility. At Closing, we will have acquired Bitcoin, and may in the future acquire additional Bitcoin through at-market purchases to build our strategic reserve of Bitcoin. Under ASU 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), Bitcoin is revalued at fair value at the end of each reporting period, with changes in fair value recognized in net income. As a result, fluctuations in the price of Bitcoin may significantly impact our results of operations.

•        Awareness:    The perception of Bitcoin as a legitimate and secure asset class and technology by the general public plays a crucial role. The pace and effectiveness of continued education and awareness is expected to impact adoption rates. Due to the rapidly evolving nature of digital assets and the volatile price of Bitcoin, which has experienced and continues to experience significant volatility, we expect that our operating results will fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader Bitcoin economy.

•        Regulation:    The global regulatory landscape for Bitcoin, including clarity around legal status, accounting and tax treatment, and other compliance requirements will significantly impact its growth. Favorable regulations can encourage adoption, while restrictive measures can hinder it.

•        Institutional Adoption:    Increased participation by institutional investors, including hedge funds, mutual funds, corporations, and nation states can drive market confidence and liquidity, supporting continued growth.

•        Political Environment:    Bitcoin has entered the political conversation in the United States and abroad. We cannot be certain as to how future regulatory developments will impact the treatment of Bitcoin under the law, and ongoing and future regulation and regulatory actions could significantly restrict or eliminate the market for or uses of Bitcoin and materially and adversely impact our business.

•        Monetary Policy:    Central bank monetary policies, especially those related to interest rates and monetary supply, can influence Bitcoin adoption. Low-interest rates and expansive monetary policies that lead to currency debasement may lead to a search for alternative investments like Bitcoin.

•        Technological Innovation:    Advances in blockchain technology, improvements in scalability, and enhanced security protocols can increase Bitcoin adoption and integration into various financial systems. At the same time, we expect competition to further intensify in the future. We compete against a number of companies operating both within the United States and abroad, and both those that focus on traditional financial services and those that focus on Bitcoin-based services.

Plan of Operations and Expected Revenue Sources

Twenty One anticipates revenue generation through the following key business lines in the initial period following the Business Combination:

•        Actively accumulating Bitcoin and managing its Bitcoin holdings:    Twenty One’s Bitcoin accumulation and management strategy will involve (i) the acquisition of Bitcoin (from initial investments, debt and equity financings, and operating cash flows in excess of operating expenses) according to a discretionary, macro-driven investment thesis, (ii) active management of its Bitcoin holdings, subject to market conditions and other factors, and (iii) the issuance of debt or equity securities or other capital raising transactions, from time to time, subject to market conditions and other factors, with the objective of generating proceeds to be used for the purchase of Bitcoin and other operating expenses. Twenty One may, from time to time, subject to market conditions and other factors, (i) sell Bitcoin under exceptional circumstances as described “Information Related to Twenty One — Bitcoin Accumulation and Management Strategy”, (ii) enter into additional capital raising transactions pursuant to which its Bitcoin holdings serve as collateral, and (iii) consider the pursuit of strategies which monetize or otherwise utilize its Bitcoin holdings to generate funds or income streams through the development and commercialization of Bitcoin-centric financial services and products. While Twenty One expects to allocate the majority of its available treasury capital into Bitcoin over time, it retains flexibility to manage liquidity and operations prudently.

•        Commencing development of educational materials and branded content intended to drive increased institutional and retail investor Bitcoin literacy:    Education and Twenty One branded content will be a central pillar of Twenty One’s mission to accelerate Bitcoin adoption and Bitcoin literacy at both institutional and retail levels. Shortly following the consummation of the Business Combination, Twenty One will create an education division that will commence the creation of high-quality content tailored for policymakers, institutional investors, financial advisors, corporations, and retail investors. With the accelerating institutional adoption of Bitcoin and digital assets-and the growing demand for education that is both credible and brand-compatible, Twenty One will create and license modular educational content, produce branded video media, and act as the go-to content partner for major conferences, Web3 firms, and fintech institutions. Twenty One expects to build a dedicated content team and infrastructure capable of producing and distributing a broad range of educational materials. Although preparation of educational materials and branded content will commence shortly after the Closing, the timing of the deployment and commercialization of the educational and branded content will depend on a number of factors, including Twenty One’s determinations relating to operational conditions and optimal market demand for its content. Twenty One plans to create and monetize high-quality educational content through channels such as subscriptions, licensing fees for enterprises, and sponsored partnerships, which are expected to contribute to its revenue streams.

Results of Operations

From April 17, 2025 (inception) through June 30, 2025, Twenty One does not have any operating history and has not yet generated any revenue, and our ability to generate revenue sufficient to achieve profitability will depend on our ability to successfully raise capital and to develop and improve our learning programs and educational content towards greater adoption of Bitcoin. As part of its strategic plan to diversify and expand its revenue streams, Twenty One expects to engage clients on its educational content platform through a three-tiered membership program designed to generate recurring revenue and support community engagement.

For the period from April 17, 2025 (inception) to June 30, 2025, Twenty One had a net loss of approximately $407,382, which consisted of general and administrative and sales and marketing expenses.

Risks and Uncertainties Associated with Future Results of Operations

Our lack of operating history will also make it difficult to accurately forecast the future results of operations, which is subject to a number of uncertainties including Pubco’s ability to grow its BPS and BRR, and the market size and growth opportunities in each of our anticipated lines of business.

Our ability to generate cash flow initially will largely be dependent on its ability to raise capital and to develop and improve its learning programs and educational content towards greater adoption of Bitcoin. Pubco expects to commence the provision of Bitcoin-related financial and advisory services once it is generating sufficient revenues from its initial activities. Our business strategy may not be realized as quickly as hoped, or even at all. Further, even if we achieve growth, in future periods, that growth could slow or decline for a number of reasons, including, but not limited to, Bitcoin volatility, increased competition, digital coins that compete with and may result in a decline in utilization of Bitcoin or replace Bitcoin, our inability to develop, improve or effectively scale Bitcoin acquisition or the educational programs or financial and advisory services, government regulation or our failure, for any reason, to continue to take advantage of growth opportunities.

For additional information see the section entitled “Risk Factors — Risks Related to the Business and Strategy of Pubco”.

Liquidity and Capital Resources

The Company reported loss from operations of $407,382 for the period from April 17, 2025 (inception) to June 30, 2025. As of June 30, 2025, the Company had an aggregate cash balance of $200,000, a net working capital deficit of $207,382 and accumulated deficit of $407,382.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs, as well as outstanding debt, obligations under that debt and the value of its Bitcoin holdings. Its expected primary uses of cash on a short and long-term basis are for working capital requirements and other liquidity needs. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

The Company’s future capital requirements will depend on many factors, including the Company’s timing of the consummation of the Business Combination. In order to finance its growth, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional member units. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all.

If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern ,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date our financial statements included elsewhere in this proxy statement/prospectus. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Estimates

Our unaudited condensed financial statements and the accompanying notes thereto included elsewhere in this proxy statement/prospectus are prepared in accordance with GAAP. The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses, and related disclosures. We base our estimates on assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

Given the limited operating history, we currently do not have any critical accounting policies. See Note 3, Summary of Significant Accounting Policies of Twenty One’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus for a description of our significant accounting policies.

Off-Balance Sheet Arrangements

Other than as otherwise described in this proxy statement/prospectus, we do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

See “Recent Accounting Pronouncements” described in Note 3 of our unaudited condensed financial statements included elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

The Company is expected to be an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these unaudited condensed financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures about Market Risk

The following discussion about our market risk exposures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements.

Bitcoin market price risk

Our Bitcoin treasury assets will be measured using observed prices from active exchanges which could result in volatility in our financial results in future periods. Adjustments are recorded in net income through “gain (loss) on digital assets” on the statements of operations. Therefore, negative swings in the market price of Bitcoin could have a material impact on our earnings and on the carrying value of our digital assets.

Custodian Risk

Following the Business Combination, Pubco’s Bitcoin will be held with third-party custodians, initially Anchorage, which we select based on various factors, including their financial strength and industry reputation. Custodian risk refers to the potential loss, theft, or misappropriation of our Bitcoin assets due to operational failures, cybersecurity breaches, or financial difficulties experienced by these third parties. Although we periodically monitor the financial health, insurance coverage, and security measures of our custodians, reliance on such third parties inherently exposes us to risks that we cannot fully mitigate.

Management of Pubco Following the Business Combination

Management and the Pubco Board

The following sets forth certain information, concerning the persons who are expected to serve as executive officers and members of the Pubco Board following the consummation of the Business Combination.

Name	Age	Title
Executive Officers
Jack Mallers	31	Chief Executive Officer, President, Director
Steven Meehan	61	Chief Financial Officer
Directors
Paolo Ardoino	41	Director
Zachary Lyons	34	Director
Robert “Bo” Hines	30	Director
		Director
Jack Mallers	31	Chief Executive Officer, Director
Jared Roscoe	42	Director
Vikas J. Parekh	43	Director

Biographical Information

Biographical information on our directors and executive officers is set forth below.

Pursuant to the Government Agreement to be entered into at Closing, the Pubco Board will be made up of seven directors, including four designated by Tether (with at least two (2) of them qualifying as independent directors under the rules of Nasdaq or any other national securities exchange), two designated by SoftBank (with at least one of them qualifying as an independent director under the rules of Nasdaq or any other national securities exchange) and the seventh being the Chief Executive Officer of Pubco. Mr. Ardoino, Mr. Lyons, Mr. Hines and          are designees of Tether. Mr. Roscoe and Mr. Parekh are designees of SoftBank.

Jack Mallers

Jack Mallers is expected to serve as the Chief Executive Officer, President and a director of Pubco following the Closing. Mr. Mallers is a visionary entrepreneur and one of Bitcoin’s most influential advocates, shaping its perception and furthering its adoption by institutions, corporations and governments. As the Founder & CEO of Strike, he built one of the world’s leading digital payment providers built on Bitcoin’s Lightning Network, pioneering Bitcoin brokerage infrastructure and Bitcoin’s integration into corporate balance sheets. His leadership was instrumental in El Salvador’s historic decision to become the first nation to adopt Bitcoin as an official currency, a major milestone in sovereign Bitcoin policy. Beyond Strike, Mr. Mallers is a key advocate for Bitcoin’s integration into global finance, engaging with institutional investors, policymakers and enterprises to accelerate its adoption as the world’s premier monetary asset. Now, as Co-Founder & Chief Executive Officer of Twenty One, he is building the first true Bitcoin-native public company, designed to maximize Bitcoin Per Share and redefine corporate treasury strategy for the Bitcoin era.

We believe Mr. Mallers is well suited to serve on the Pubco Board due to his position as Pubco’s Chief Executive Officer, as well as his leadership and strong advocacy for Bitcoin’s integration into global finance and years of experience in the sector.

Steven Meehan

Steven Meehan is expected to serve as the Chief Financial Officer of Pubco following the Closing. Mr. Meehan is a financial services & management professional with 25+ years of financial and operational leadership experience spanning corporate strategy, M&A, capital raising and financial planning and analysis. Previously, Mr. Meehan served as the CFO of Kadmon Holdings, Inc., a publicly traded life science company, where he assisted in the development of a drug from the lab to FDA approval, and the subsequent sale for ~$2 Billion to Sanofi. Before Kadmon, Mr. Meehan served as a partner in the Healthcare Group of Moelis & Company, leading their effort in Life Sciences and Advanced Diagnostics. Prior to Moelis, Mr. Meehan was Head of Life Sciences within the Global Healthcare Group in the New York office of UBS Investment Bank. During his tenure at UBS, Mr. Meehan was Chief Executive Officer of UBS Russia and the former Soviet Union across all businesses, including securities, banking and wealth management.

He was also a member of the UBS Group’s EMEA Management Committee. Mr. Meehan also served as a Managing Director/Head of M&A and Co-Head of Life Sciences at Scale Consulting where he provided advisory and due diligence consultancy services for private equity companies. During his investment banking career, Mr. Meehan also held senior roles in M&A, leveraged finance and capital markets at Salomon Smith Barney, NatWest Securities and Drexel Burnham Lambert. In addition, he has served on several healthcare boards of directors and advisors. Mr. Meehan holds a B.S. in Business Administration/Finance from the University of Massachusetts at Lowell.

Paolo Ardoino

Paolo Ardoino is the CEO of Tether since December 2023 and the CTO of Bitfinex. He is a technology scientist with a background in distributed systems and cryptography. Paolo’s career journey has seen him co-found Keet, a secure video calling app, and assume leadership positions in the cryptocurrency and tech sectors, in addition to his 10 years of experience at Tether. He’s a driving force behind innovation in finance and technology, empowering global communications and promoting financial freedom. At Tether, Paolo leads the global team daily, with deep focus on strategy, technology and execution.

We believe Mr. Ardoino is well suited to serve on the Pubco Board due to his more than 20 years’ experience in technology engineering and research, with a strong focus on cryptography, distributed applications and decentralization, as well as his position as the CEO of Tether, which will be a majority shareholder of Pubco’s Class B Stock following the Closing of the Business Combination.

Zachary Lyons

Zachary Lyons is the Deputy Chief Investment Officer of Tether, where he heads Tether’s venture investment arm.

In addition to his work with Tether over the last seven years, he is also the Principal of Marlin Capital Partners, a Fund Management and Advisory firm located in Nassau, Bahamas. Previously, he was Chief Investment Officer at BankPro Limited, where he led the development of the investment product offering of BankPro’s “digital private banking” service. Zachary was a Senior Investment Analyst at Deltec Bank & Trust, where he co-built the Institutional Asset Management business, and led the management of the Deltec Dynamic Cash Management Fund. Prior to Deltec, Zachary worked as an Investment Specialist at BSI (Overseas) Bahamas branch. Zachary graduated magna cum laude from the Wharton School of the University of Pennsylvania with a B.Sc. in Economics, and a minor in Italian. He has been a CFA charter holder since 2019.

We believe Mr. Lyons is well suited to serve on the Pubco Board due to his extensive financial and capital markets experience spanning over a decade, a vision for leading innovation and development and his position as the Deputy Chief Investment Officer of Tether.

Robert “Bo” Hines

Robert “Bo” Hines is a legal and policy expert specializing in financial regulation, digital assets, and blockchain technology. He formerly served as the Executive Director of the Presidential Council of Advisers for Digital Assets, where he played a critical role in shaping policy and regulatory frameworks for the evolving digital economy. Bo is currently a strategic advisor for Tether, the world’s largest issuer of stablecoins.

He earned his Bachelor of Arts degree from Yale University, where he also played as a wide receiver for the Yale Bulldogs football team. He later obtained his Juris Doctor from Wake Forest University School of Law in 2022

With a background in law, public policy, and financial regulation, Bo has been actively involved in legal strategy, legislative affairs, and financial innovation. His expertise spans regulatory compliance, digital asset governance, and the intersection of blockchain technology with institutional finance. Prior to his current role, he worked extensively on legislative initiatives and policy development, focusing on capital markets, financial technology, and the responsible integration of blockchain solutions within regulatory frameworks.

Bo’s leadership in digital assets and financial policy continues to position him as a key voice in the future of blockchain regulation and digital finance.

We believe Mr. Hines is well suited to serve on the Pubco Board due to his policy expertise and experience in shaping policy and regulatory frameworks for the evolving digital economy, as well as his background in law and financial regulation.

Jared Roscoe

Jared Roscoe, 42, serves as Partner, Deputy General Counsel, and Senior Advisor for Government Affairs at SoftBank Group International, where he leads global disputes, investigations, and regulatory matters, negotiates cross-border M&A transactions, and advises on policy and government affairs. He also serves on the boards of Stack AV, an autonomous trucking company, and Graphcore, an AI chip developer.

Prior to joining SoftBank in 2019, Mr. Roscoe was a senior aide to U.S. Senator Mark R. Warner. He previously held senior roles at the U.S. Department of the Treasury and worked for Congresswoman Zoe Lofgren. He began his legal career at Sullivan & Cromwell LLP, following a clerkship with Judge Roger L. Gregory of the U.S. Court of Appeals for the Fourth Circuit.

Mr. Roscoe holds a B.A. from Pomona College and a J.D. from New York University School of Law.

We believe Mr. Roscoe is well suited to serve on the Pubco Board due to his experience in navigating regulatory and governmental affairs both in the public and private sectors, and his extensive legal experience at SoftBank.

Vikas J. Parekh

Vikas J. Parekh is a Managing Partner at SoftBank Group International, where he leads investments and initiatives in AI, robotics, automation, and next-generation infrastructure technologies. He serves on the board of several leading public and private companies, including Symbiotic Inc., WeWork Inc. and Autostore Holdings Ltd.. Prior to joining SoftBank in 2016, Vikas worked in private equity at KKR and at Boston Consulting Group. He holds an MBA from Harvard Business School, where he was a George F. Baker Scholar, and an MS and BSc in Electrical & Computer Engineering from Georgia Institute of Technology.

We believe Mr. Parekh is well suited to serve on the Pubco Board due to his extensive business and investment experience at SoftBank, as well as his experience serving on public company boards.

Corporate Governance

Pubco will structure its corporate governance in a manner that CEP and Twenty One believe will closely align its interests with those of its shareholders following the Business Combination. Notable features of this corporate governance include:

•        Pubco will have independent director representation on its audit, compensation and nominating committees immediately at the time of the Business Combination and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

•        Pubco’s audit committee will contain all “independent directors” under the NYSE or Nasdaq rules, as applicable, and Rule 10A-3 under the Securities Act;

•        at least one of Pubco’s directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•        Pubco will implement a range of other corporate governance best practices, including implementing a robust director education program.

Composition of the Pubco Board After the Business Combination

Pubco’s business and affairs will be managed under the direction of the Pubco Board. Pursuant to the Governance Agreement to be entered into between Tether, Bitfinex and SoftBank at Closing, effective as of the Closing, the Pubco Board will consist of seven persons, four directors designated by Tether with at least two of them qualifying as independent directors under the rules of Nasdaq or any other national securities exchange, two directors designated by SoftBank, with at least one of them qualifying as an independent director under the rules of Nasdaq or any other national securities exchange and the Chief Executive Officer of Pubco. The Governance Agreement will terminate and be of no further force or effect upon (and contemporaneously with) the earlier of: (a) the mutual written agreement of the parties and (b) the date on which either Tether (and its affiliates) or SoftBank (and its affiliates) beneficially own, in the aggregate, less than ten percent (10%) of the voting power of the Pubco securities. Board and committee appointment rights granted to Tether and SoftBank shall no longer apply upon termination of the Governance Agreement.

Tether shall be entitled to designate

(i)     four directors for so long as the Sellers hold (in aggregate) 50% or more of Pubco’s voting rights;

(ii)    three directors for so long as the Sellers hold (in aggregate) 30% or more of Pubco’s voting rights;

(iii)   two directors for so long as the Sellers hold (in aggregate) 20% or more of Pubco’s voting rights; and

(iv)   one director for so long as the Sellers hold (in aggregate) 10% or more of Pubco’s voting rights.

SoftBank shall be entitled to designate (i) two directors for so long as it holds 20% or more of Pubco’s voting rights and (ii) one director for so long as it holds 10% or more of Pubco’s voting rights.

All members of the Pubco Board shall be elected for a one-year term and may be re-elected for successive terms.

For further information regarding the governance agreement and the structure of the Pubco Board, see the sections entitled “Description of Pubco Securities.”

Director Independence

In connection with the Business Combination, the Pubco Board undertook a review of the independence of its anticipated directors and considered whether any such anticipated, director has a material relationship with it that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Pubco expects each of Bo Hines, Jared Roscoe, Vikas J. Parekh and          will be an “independent director,” as defined under the rules of the NYSE or Nasdaq, as applicable.

Board Committees

The Pubco Board will direct the management of Pubco’s business and affairs, as provided by Texas law, and will conduct its business through meetings of the Pubco Board and standing committees. Following the Closing, Pubco will have a standing audit committee, nominating committee and compensation committee.

In addition, from time to time, special committees may be established under the direction of the Pubco Board when necessary to address specific issues. For so long as any of Tether, Bitfinex or SoftBank holds 10% or more of Pubco’s voting rights, such shareholder’s designees will have proportionate representation on any ad hoc/special committee unless prohibited by applicable law or an actual conflict would prevent such designee from serving on such committee.

Audit Committee

Pubco’s audit committee will be responsible for, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing its independent registered public accounting firm;

•        discussing with its independent registered public accounting firm their independence from management;

•        reviewing, with its independent registered public accounting firm, the scope and results of their audit;

•        overseeing the financial reporting process and discussing with management and its independent registered public accounting firm the quarterly and annual financial statements that its files with the SEC;

•        overseeing its financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing its policies on risk assessment and risk management;

•        reviewing its related person policy, procedures and transactions;

•        reviewing its code of conduct and ethics policy, procedures and transactions; and

•        reviewing confidential anonymous submissions of concerns regarding questionable accounting, internal controls or auditing matters.

In addition to any approval required by the 20% Reserved Matters and the 10% Reserved Matters (as defined and described in the sections entitled “Description of Pubco Securities.”), the audit committee shall review and approve the declaration and issuance/payments of dividends or buybacks, capital expenditures exceeding an aggregate value of USD 5 million and perquisites.

The audit committee shall consist solely of three independent directors. For so long as SoftBank holds 10% or more of Pubco’s voting rights, one of the independent directors will be designated by SoftBank; provided that for so long as SoftBank has a director designee who is independent, such independent director designated by SoftBank shall be a member of the audit committee.

Upon the Closing, Pubco’s audit committee will consist of         ,          and          with          serving as chair. Rule 10A-3 of the Exchange Act and the NYSE or Nasdaq rules require that Pubco’s audit committee must be composed entirely of independent members. The Pubco Board has affirmatively determined that         ,          and          each meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE or Nasdaq rules. Each member of Pubco’s audit committee also meets the financial literacy requirements of the NYSE or Nasdaq listing standards. In addition, the Pubco Board has determined that          will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Pubco Board will adopt a written charter for the audit committee, which will be available on Pubco’s corporate website at https://xxi.money/ upon the completion of the Business Combination. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation Committee

Pubco’s compensation committee will be responsible for, among other things:

•        reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of its Chief Executive Officer and other executive officers;

•        administering any incentive compensation plans of the Company approved by the Pubco Board;

•        reviewing and approving employment agreement and severance arrangements for Pubco’s executive officers;

•        making recommendations to the Pubco Board regarding the compensation of Pubco’s directors; and

•        retaining and overseeing any compensation consultants.

The compensation committee shall consist of three independent directors. For so long as SoftBank holds 10% or more of Pubco’s voting rights, one of the independent directors will be designated by SoftBank; provided that for so long as SoftBank has a director designee who is independent, such independent director designated by SoftBank shall be a member of the compensation committee.

Upon the completion of the Business Combination, Pubco’s compensation committee will consist of         ,          and          with          serving as chair. The Pubco Board has affirmatively determined that         ,          and          each meets the definition of “independent director” for purposes of serving on the compensation committee under the NYSE or Nasdaq rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. The Pubco Board will adopt a written charter for the compensation committee, which will be available on Pubco’s corporate website at https://xxi.money/ upon the completion of the Business Combination. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Nominating & Governance Committee

Pubco’s nominating and governance committee will be responsible for, among other things:

•        develop the criteria and qualifications for membership on the Pubco Board;

•        recruit, review, nominate and recommend candidates for election to the Pubco Board or to fill vacancies on the Pubco Board; and

•        review candidates proposed by shareholders and conduct appropriate inquiries into the background and qualifications of any such candidates.

The nominating and governance committee shall consist of three independent directors. For so long as SoftBank holds 10% or more of Pubco’s voting rights, one of the independent directors will be designated by SoftBank; provided that for so long as SoftBank has a director designee who is independent, such independent director designated by SoftBank shall be a member of the nominating and governance committee.

Upon completion of the Business Combination, Pubco’s nominating and governance committee will consist of         ,          and          with          serving as chair. The Pubco Board has affirmatively determined that         ,          and          each meets the definition of “independent director” under the NYSE or Nasdaq rules. The Pubco Board will adopt a written charter for the nominating and governance committee, which will be available on Pubco’s corporate website at https://xxi.money/ upon the completion of the Business Combination. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Risk Oversight

Upon the Closing, one of the key functions of the Pubco Board will be informed oversight of Pubco’s risk management process. The Pubco Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Pubco Board as a whole, as well as through various standing committees of the Pubco Board that address risks inherent in their respective areas of oversight. In particular, the Pubco Board will be responsible for monitoring and assessing strategic risk exposure, and Pubco’s audit committee will have the responsibility to consider and discuss Pubco’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Pubco’s compensation committee will also assess and monitor whether Pubco’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Code of Business Conduct and Ethics

Pubco will adopt a written code of business conduct and ethics that applies to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on Pubco’s corporate website at https://xxi.money/ upon the completion of the Business Combination. The nominating and corporate governance committee of the Pubco will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. In addition, Pubco intends to post on Pubco’s website all disclosures that are required by law or the NYSE or Nasdaq listing standards, or the listing standards of another national securities exchange, concerning any amendments to, or waivers from, any provision of the code. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Status as a Controlled Company

Pubco expects to be considered a “controlled company” under NYSE or Nasdaq listing standards, or the listing standards of another national securities exchange, as applicable, after Closing. Pubco will have two classes of shares after Closing, with Pubco Class A Stock having no voting rights (except as required by applicable law), until all shares of Pubco Class B Stock are canceled, and Pubco Class B Stock having voting rights. Only Tether, Bitfinex, SoftBank and their permitted transferees will be permitted to own shares of Pubco Class B Stock. Since Tether and Bitfinex together will hold more than 50% of Pubco Class B Stock, and will together beneficially own more than 50% of Pubco’s total voting power, Pubco will be a controlled company under NYSE or Nasdaq listing standards, or the listing standards of another national securities exchange, as applicable, after Closing.

As a controlled company, under Nasdaq rules, for example, Pubco expects to be able to utilize the controlled company exemptions. Under these rules, Pubco may elect to utilize exemptions from certain of NYSE or Nasdaq’s corporate governance requirements, as applicable. At Closing, Pubco expects to utilize the exemption from the requirement that a majority of the board consists of independent directors. See “Risk Factors — Risks Related to Ownership of Pubco Stock following the Business Combination — Pubco expects to qualify as a controlled company under applicable securities exchange rules and expects to avail itself of applicable exemptions from the corporate governance requirements thereof.”

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding (i) the beneficial ownership of CEP Ordinary Shares, as of September 10, 2025 and (ii) expected beneficial ownership of shares of Pubco Stock immediately following completion of the Transactions, assuming both that the Public Shareholders elect to redeem no Public Shares and alternatively that the Public Shareholders elect to redeem all of the Public Shares. Prior to the Closing, the sole shareholder of Twenty One is Tether.

This ownership information is provided in respect of:

•        each person who is the beneficial owner of more than 5% of the issued and outstanding CEP Ordinary Shares;

•        each of CEP’s current executive officers and directors;

•        all of CEP’s current executive officers and directors as a group;

•        each person expected to be the beneficial owner of more than 5% of the issued and outstanding shares of Pubco Stock after the completion of the Business Combination;

•        each of Pubco’s current executive officers and directors;

•        each person who is expected to become an executive officer or a director of Pubco upon completion of the Business Combination; and

•        all of Pubco’s expected executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the CEP Memorandum and Articles, each CEP Ordinary Share entitles the holder to one vote per share, except as otherwise described herein. Pursuant to the Amended and Restated Certificate of Formation, each share of Pubco Class B Stock will entitle the holder to one vote per share. Each share of Pubco Class A Stock will not entitle the holder to vote on any matters except as required by law.

Beneficial ownership of CEP Ordinary Shares prior to the completion of the Business Combination is based on 12,800,000 CEP Ordinary Shares issued and outstanding as of the date of this proxy statement/prospectus.

The expected beneficial ownership of shares of Pubco Stock immediately following completion of the Business Combination assumes two scenarios:

•        No Redemptions: This scenario assumes no Public Shareholders exercise their redemption rights.

•        100% Redemptions: This scenario assumes that all Public Shareholders choose to exercise their redemption rights in respect of the 10,000,000 Public Shares.

Both scenarios assume, among other things, that (a) all PIPE Investors fund their commitments in their PIPE Subscription Agreements; (b) no Convertible Notes are converted into shares of Pubco Class A Stock; (c) no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan; (d) immediately after the Closing, Pubco will have outstanding 346,489,560 shares of Pubco Class A Stock, including (i) 27,857,143 shares of Pubco Class A Stock issued to the Equity PIPE Investors in the CEP Merger, (ii) 190,142,365 shares of Pubco Class A Stock issued to the Sellers in the Company Merger (excluding the shares of Pubco Class A Stock transferred by Tether to SoftBank), (iii) 77,177,880 shares of Pubco Class A Stock are transferred to SoftBank by Tether pursuant to the SoftBank Purchase Agreement, calculated assuming (1) a Bitcoin Price as of the day immediately before Closing of $109,958.41, (2) that SoftBank pays the SoftBank Bitcoin Cost Amount and PIPE Bitcoin Cost Amount in cash rather than by reducing the number of shares transferred by Tether to SoftBank, and (3) that there are no Withholding Shares (as defined in the SoftBank Purchase Agreement), (iv) 37,532,514 shares of Pubco Class A Stock issued to Tether in exchange for the sale of the Additional PIPE Bitcoin (equal to (i) 4,422.688667 Bitcoin multiplied by the Signing Bitcoin Price and then divided by (ii) $10.00), (v) 915,104 shares of Pubco Class A Stock that are issued to the Sponsor in exchange for additional CEP Class A Ordinary Shares issued to the Sponsor pursuant to the anti-dilution provisions of the

CEP Memorandum and Articles upon conversion of the Sponsor’s CEP Class B Ordinary Shares into CEP Class A Ordinary Shares and which are not exchanged for Convertible Notes pursuant to the Securities Exchange Agreement, and (vi) 64,554 shares of Pubco Class A Stock issued to the Sponsor in exchange for the 64,554 CEP Class A Ordinary Shares received by the Sponsor as repayment of the $645,543 outstanding under the Sponsor Loan as of June 30, 2025. These shares outstanding exclude the 32,877,615 shares of Pubco Class A Stock issuable upon conversion of the Convertible Notes (including the Option Notes) to be issued to the Convertible Note Investors and the 4,545,461 shares of Pubco Class A Stock issuable to the Sponsor and CF&Co. upon conversion of the Convertible Notes issued to the Sponsor pursuant to the Securities Exchange Agreement and to CF&Co. pursuant to the PIPE Engagement Letter and Option Notes purchased by the Sponsor pursuant to the Sponsor Convertible Notes Subscription Agreement. These shares outstanding also assume that no shares of Pubco Class A Stock are issued and outstanding under the Incentive Plan.

The beneficial ownership information below also assumes that the number of outstanding securities and securities convertible or exercisable within 60 days of September 10, 2025 of each of CEP and Pubco are the same as the number of such securities outstanding and convertible or exercisable upon consummation of the Business Combination. Based on the foregoing assumptions, we estimate that there would be 346,489,560 shares of Pubco Class A Stock issued and outstanding immediately following the consummation of the Business Combination in the “No Redemptions” scenario, and 336,489,560 shares of Pubco Class A Stock issued and outstanding immediately following the consummation of the Business Combination in the “100% Redemptions” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in Pubco and the columns under “No Redemptions” and “100% Redemptions” in the table that follows will be different.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to CEP Ordinary Shares or shares of Pubco Stock owned by such shareholders.

Pre-Business Combination Beneficial Ownership Table of CEP

The following table sets forth information regarding the beneficial ownership of CEP Ordinary Shares as of September 10, 2025, based on information obtained from the persons named below, with respect to the beneficial ownership of CEP Ordinary Shares, by:

•        each person known by CEP to be the beneficial owner of more than 5% of outstanding CEP Ordinary Shares;

•        each of CEP’s executive officers and directors that beneficially owns CEP Ordinary Shares; and

•        all of CEP’s executive officers and directors as a group.

In the table below, percentage ownership is based on 12,800,000 CEP Ordinary Shares, consisting of (i) 10,300,000 CEP Class A Ordinary Shares and (ii) 2,500,000 CEP Class B Ordinary Shares, issued and outstanding as of September 10, 2025. On all matters to be voted upon, except for the election of directors of the CEP Board or continuing CEP outside of the Cayman Islands, holders of the CEP Class A Ordinary Shares and CEP Class B Ordinary Shares vote together as a single class, unless otherwise required by applicable law. Currently, all of the CEP Class B Ordinary Shares are convertible into CEP Class A Ordinary Shares on a one-for-one basis.

	CEP Class A Ordinary Shares		CEP Class B Ordinary Shares		Approximate Percentage of Outstanding CEP Ordinary Shares
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Directors and Officers(1)
Brandon Lutnick(2)	—	—	—	—	—
Jane Novak	—	—	—	—	—
Danny Salinas	—	—	—	—	—
Robert Hochberg	—	—	—	—	—
Charlotte Blechman	—	—	—	—	—
Louis Zurita	—	—	—	—	—
All officers and directors as a group (6 individuals)	—	—	—	—	—
Other 5% Shareholders
Cantor EP Holdings, LLC(2)	300,000	2.9%	2,500,000	100%	21.9%

____________

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Cantor Equity Partners, Inc., 110 East 59th Street, New York, NY 10022.

(2)     Cantor EP Holdings, LLC, the Sponsor, is the record holder of such shares. Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor and controls Cantor. Mr. Howard W. Lutnick is the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Howard W. Lutnick may be deemed to have beneficial ownership of the CEP Ordinary Shares held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. On May 16, 2025, Howard W. Lutnick, in his capacity as trustee of a trust, entered into agreements to sell to trusts controlled by Brandon G. Lutnick all of the voting shares of CFGM. Following the closing of the transactions contemplated by such agreements, Brandon G. Lutnick will be deemed to have voting or dispositive power over such shares held by the Sponsor, and Howard W. Lutnick will no longer have voting or dispositive power over such shares. The closings of the transactions contemplated by such agreements are subject to the satisfaction of customary closing conditions, including receipt of required regulatory approvals. The principal business address of the Sponsor is 110 East 59th Street, New York, NY 10022.

Post-Business Combination Beneficial Ownership Table of Pubco

The following tables sets forth information regarding the expected beneficial ownership of Pubco Stock following the Closing, assuming “No Redemptions” and “100% Redemptions” of Public Shareholders exercising their redemption rights in connection with the Business Combination, based on information obtained from the persons named below, with respect to the beneficial ownership of Pubco Stock, by:

•        each person expected to be the beneficial owner of more than 5% of the issued and outstanding shares of Pubco Stock after the completion of the Business Combination;

•        each of Pubco’s current executive officers and directors;

•        each person who is expected to become an executive officer or a director of Pubco upon completion of the Business Combination; and

•        all of Pubco’s expected executive officers and directors as a group.

No Redemptions

In the table below, percentage ownership is based on 651,342,319 shares of Pubco Stock, consisting of (i) 346,489,560 shares of Pubco Class A Stock and (ii) 304,852,759 shares of Pubco Class B Stock, expected to be issued immediately following Closing. On all matters to be voted upon, only holders of shares of Pubco Class B Stock shall have voting rights, unless otherwise required by TBOC.

The following table is calculated on a fully-diluted basis following completion of the PIPE Investments, assuming no redemptions from Public Shareholders and an estimated closing Bitcoin Price of $109,958.41, and other assumptions set forth elsewhere in this proxy statement/prospectus. Numbers may vary, including if the number of Public Shares redeemed is different.

	Pubco Class A Stock (non-voting)		Pubco Class B Stock (voting)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Named Executive Officers and Directors
Jack Mallers	—	—	—	—
Steven Meehan	—	—	—	—
Paolo Ardoino	—	—	—	—
Zachary Lyons	—	—	—	—
Robert “Bo” Hines	—	—	—	—
[ ]	—	—	—	—
Jared Roscoe	—	—	—	—
Vikas J. Parekh	—	—	—	—
All officers and directors as a group (8 individuals)	—	—	—	—
Other 5% Shareholders
Tether Investments, S.A. de C.V.(1)	168,270,380	48.6%	168,270,380	55.2%
iFinex, Inc.(2)	59,404,499	17.1%	59,404,499	19.5%
Stellar Beacon LLC(3)	77,177,880	22.3%	77,177,880	25.3%

____________

(1)      The principal business address of Tether Investments, S.A. de C.V. is Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador. The shares reported herein will be directly owned by Tether Investments, S.A. de C.V., a wholly-owned subsidiary of Tether Holdings, S.A. de C.V. Mr. Giancarlo Devasini, individually and through entities controlled by Mr. Devasini, holds a greater than 50% voting interest in Tether Holdings, S.A. de C.V. and thus indirectly holds voting and dispositive power with respect to the securities held by Tether Holdings, S.A. de C.V., including securities held by Tether Investments, S.A. de C.V., its wholly-owned subsidiary. As such, each of Tether Holdings, S.A. de C.V. and Mr. Devasini may be deemed to have beneficial ownership of the shares directly held by Tether Investments, S.A. de C.V. Each such entity or person disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(2)      The principal business address of iFinex, Inc. is c/o iFinex c/o SHRM Trustees (BVI) Limited, Trinity Chambers, PO Box 4301, Road Town, Tortola, VG1110, British Virgin Islands. The shares reported herein will be directly owned by iFinex, Inc. Mr. Giancarlo Devasini, individually and through Digfinex Inc. (BVI), which owns a majority interest in iFinex, Inc., holds a greater than 50% voting interest in iFinex, Inc. Each of Digfinex Inc. (BVI), and Mr. Devasini may be deemed to have beneficial ownership of the shares directly held by iFinex, Inc. Each such entity or person disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)      The shares reported herein will be directly owned by Stellar Beacon LLC. SoftBank Group Corp., a publicly traded company listed on the Tokyo Stock Exchange, is the parent company of SoftBank Group Overseas GK, which is the sole member of Stellar Beacon LLC. As a result of these relationships, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by Stellar Beacon LLC. Jared Roscoe, Karol Niewiadomski and Kiran Kazmi are the managers of Stellar Beacon LLC. Each of the managers disclaims beneficial ownership of the securities owned by Stellar Beacon LLC. The principal business address of Stellar Beacon LLC is 300 El Camino Real, Menlo Park, CA 94025, United States of America. The principal business address of each of SoftBank Group Corp. and SoftBank Group Overseas GK is 1-7-1 Kaigan, Minato-ku, Tokyo 105-7537 Japan.

100% Redemptions

In the table below, percentage ownership is based on 641,342,319 shares of Pubco Stock, consisting of (i) 336,489,560 shares of Pubco Class A Stock and (ii) 304,852,759 shares of Pubco Class B Stock, expected to be issued immediately following Closing. On all matters to be voted upon, only holders of Pubco Class B Stock shall have voting rights, unless otherwise required by TBOC.

The following table is calculated on a fully-diluted basis following completion of the PIPE Investments, assuming all Public Shares are redeemed by Public Shareholders and an estimated closing Bitcoin Price of $109,958.41. Numbers may vary, including if the interest amount is paid by SoftBank in shares of Pubco Stock, or if not all Public Shareholders redeem their Public Shares.

	Pubco Class A Stock (non-voting)		Pubco Class B Stock (voting)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Named Executive Officers and Directors
Jack Mallers	—	—	—	—
Steven Meehan	—	—	—	—
Paolo Ardoino	—	—	—	—
Zachary Lyons	—	—	—	—
Robert “Bo” Hines	—	—	—	—
[ ]	—	—	—	—
Jared Roscoe	—	—	—	—
Vikas J. Parekh	—	—	—	—
All officers and directors as a group (8 individuals)	—	—	—	—
Other 5% Shareholders
Tether Investments, S.A. de C.V.(1)	168,270,380	50.0%	168,270,380	55.2%
iFinex, Inc.(2)	59,404,499	17.7%	59,404,499	19.5%
Stellar Beacon LLC(3)	77,177,880	22.9%	77,177,880	25.3%

____________

(1)      The principal business address of Tether Investments, S.A. de C.V. is Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador. The shares reported herein will be directly owned by Tether Investments, S.A. de C.V., a wholly-owned subsidiary of Tether Holdings, S.A. de C.V. Mr. Giancarlo Devasini, individually and through entities controlled by Mr. Devasini, holds a greater than 50% voting interest in Tether Holdings, S.A. de C.V. and thus indirectly holds voting and dispositive power with respect to the securities held by Tether Holdings, S.A. de C.V., including securities held by Tether Investments, S.A. de C.V., its wholly-owned subsidiary. As such, each of Tether Holdings, S.A. de C.V. and Mr. Devasini may be deemed to have beneficial ownership of the shares directly held by Tether Investments, S.A. de C.V. Each such entity or person disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(2)      The principal business address of iFinex, Inc. is c/o iFinex c/o SHRM Trustees (BVI) Limited, Trinity Chambers, PO Box 4301, Road Town, Tortola, VG1110, British Virgin Islands. The shares reported herein will be directly owned by iFinex, Inc. Mr. Giancarlo Devasini, individually and through Digfinex Inc. (BVI), which owns a majority interest in iFinex, Inc., holds a greater than 50% voting interest in iFinex, Inc. Each of Digfinex Inc. (BVI), and Mr. Devasini may be deemed to have beneficial ownership of the shares directly held by iFinex, Inc. Each such entity or person disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)      The shares reported herein will be directly owned by Stellar Beacon LLC. SoftBank Group Corp., a publicly traded company listed on the Tokyo Stock Exchange, is the parent company of SoftBank Group Overseas GK, which is the sole member of Stellar Beacon LLC. As a result of these relationships, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by Stellar Beacon LLC. Jared Roscoe, Karol Niewiadomski and Kiran Kazmi are the managers of Stellar Beacon LLC. Each of the managers disclaims beneficial ownership of the securities owned by Stellar Beacon LLC. The principal business address of Stellar Beacon LLC is 300 El Camino Real, Menlo Park, CA 94025, United States of America. The principal business address of each of SoftBank Group Corp. and SoftBank Group Overseas GK is 1-7-1 Kaigan, Minato-ku, Tokyo 105-7537 Japan.

EXECUTIVE AND DIRECTOR COMPENSATION

Pubco

Pubco is an “emerging growth company” within the meaning of the Securities Act and has elected to comply with the reduced compensation disclosure requirements available to such emerging growth companies.

As Pubco was incorporated on March 7, 2025, Pubco had no management or directors as of December 31, 2024. No compensation was paid by Pubco to its named executive officers during the fiscal years ended December 31, 2023 and December 31, 2024, and no compensation was paid by Pubco to its directors as of December 31, 2024. There are no outstanding equity awards held by Pubco’s named executive officers or directors as of December 31, 2024.

Anticipated Employment Agreements.    Pubco is in the process of negotiating employment agreements with its Chief Executive Officer and Chief Financial Officer and expects to enter into an employment agreement with each of its Chief Executive Officer and Chief Financial Officer prior to the Closing.

Anticipated Equity Awards.    Pubco intends to grant equity awards under the Incentive Plan to Pubco’s Chief Executive Officer and Chief Financial Officer in accordance with the terms of their respective employment agreements, the Incentive Plan and applicable award agreements.

As party to the anticipated employment agreements and recipients of the anticipated equity awards, Pubco’s Chief Executive Officer and Chief Financial Officer may have interests in the Business Combination that are different from, or in addition to, the shareholders of Pubco and CEP.

Summary of the Material Terms of the Incentive Plan. Pubco will adopt the Incentive Plan prior to the Closing with the following material terms:

Eligibility

Officers, employees, non-employee directors and consultants of Pubco and its subsidiaries will be eligible to receive awards under the Incentive Plan.

Administration

The Pubco Board, or a committee of directors or any person or group of persons authorized by the Pubco Board will administer the Incentive Plan (the “plan administrator”). Subject to applicable laws and regulations, the plan administrator is authorized to delegate its administrative authority under the Incentive Plan to one or more officers of Pubco.

The plan administrator will have the authority to exercise all powers either specifically granted under the Incentive Plan or necessary and advisable in the administration of the Incentive Plan, including, without limitation: (i) to select those eligible recipients who will be granted awards; (ii) to determine whether and to what extent awards are to be granted thereunder to participants; (iii) to determine the number of shares of Pubco Class A Stock to be covered by each award; (iv) to determine the terms and conditions, not inconsistent with the terms of the Incentive Plan, of each award granted thereunder; (v) to determine the terms and conditions, not inconsistent with the terms of the Incentive Plan, which will govern all written instruments evidencing awards; (vi) to determine the “Fair Market Value” (as such term is defined in the Incentive Plan) in accordance with the terms of the Incentive Plan; (vii) to determine the duration and purpose of leaves of absence which may be granted to a participant without constituting termination of the participant’s employment or service for purposes of awards; (viii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Incentive Plan as it will from time to time deem advisable; (ix) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the Incentive Plan; and (x) to construe and interpret the terms and provisions of the Incentive Plan and any award issued under the Incentive Plan (and any award agreement relating thereto), and to otherwise supervise the administration of the Incentive Plan and to exercise all powers and authorities either specifically granted under the Incentive Plan or necessary and advisable in the administration of the Incentive Plan.

Shares Available; Limitation on Awards and No Repricing

The maximum number of shares of Pubco Class A Stock reserved for issuance under the Incentive Plan will be 6% of the total number of shares of Pubco Class A Stock on a fully diluted basis as of the Effective Date (as such term is defined in the Incentive Plan) (the “Share Reserve”); provided, however, that the Share Reserve will automatically increase on January 1st of each calendar year (each, an “Evergreen Date”), prior to the tenth anniversary of the Effective Date, in an amount equal to the lesser of (i) 1% of the total number of shares of Pubco Class A Stock outstanding on a fully diluted basis on the December 31st immediately preceding the applicable Evergreen Date and (ii) a number of shares of Pubco Class A Stock determined by the plan administrator. All the shares reserved for issuance under the Incentive Plan as of the Effective Date may be granted as incentive stock options (“ISOs”).

Shares of Pubco Class A Stock subject to an award under the Incentive Plan that remain unissued upon the cancellation, termination or expiration of the award will again become available for grant under the Incentive Plan. However, shares of Pubco Class A Stock that are exchanged by a participant or withheld by Pubco as full or partial payment in connection with any award under the Incentive Plan, as well as any shares of Pubco Class A Stock exchanged by a participant or withheld by Pubco to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the Incentive Plan. To the extent an award is paid or settled in cash, the number of shares of Pubco Class A Stock previously subject to the award will again be available for grants pursuant to the Incentive Plan. To the extent that an award can only be settled in cash, such award will not be counted against the total number of shares of Pubco Class A Stock available for grant under the Incentive Plan.

Notwithstanding the foregoing, but subject to equitable adjustments as discussed below, Pubco may not, without first obtaining the approval of Pubco’s shareholders, (i) amend the terms of outstanding options or stock appreciation rights (“SARs”) to reduce the exercise price or base price, as applicable, of such options or SARs, (ii) cancel outstanding options or SARs in exchange for options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original options or SARs or (iii) cancel outstanding options or SARs with an exercise price or base price, as applicable, that is above the current per share stock price, in exchange for cash, property or other securities.

Non-employee directors may not be granted awards during any calendar year that, when aggregated with such non-employee director’s cash fees during such calendar year, exceed $500,000 in total value.

Equitable Adjustments

The Incentive Plan provides that, in the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution, stock split, reverse stock split, subdivision, consolidation, combination or exchange of shares, other change in corporate structure or a similar corporate event affecting the Pubco Class A Stock (in each case, a “Change in Capitalization”) (including a change in control, as described below), the plan administrator will make, in its sole discretion, an equitable substitution or proportionate adjustment in (i) the number of shares of Pubco Class A Stock reserved under the Incentive Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the Incentive Plan, (iii) the kind, number and purchase price of shares of Pubco Class A Stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, restricted stock units, stock bonuses, other stock-based awards and cash awards granted under the Incentive Plan and (iv) the performance goals and performance periods applicable to any awards granted under the Incentive Plan. The plan administrator may make other equitable substitutions or adjustments as it determines in its sole discretion.

In addition, in the event of a Change in Capitalization (including a change in control), the plan administrator may cancel any outstanding awards for the payment of cash or in-kind consideration, subject in all events to the requirements of Section 409A of the Code. However, if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of the shares of Pubco Class A Stock, cash or other property covered by such award, the Pubco Board may cancel the award without the payment of any consideration to the holder.

Awards

Restricted stock units (“RSUs”) and restricted stock may be granted under the Incentive Plan. The plan administrator will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of RSUs and restricted stock. If the restrictions, performance objectives or other conditions determined by the plan administrator are not satisfied, the RSUs and restricted stock will be forfeited. Subject to the provisions of the Incentive Plan and the applicable individual award agreement, the plan administrator may provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances as set forth in the applicable individual award agreement, including the attainment of certain performance goals, a participant’s termination of employment or service, or a participant’s death or disability. The rights of holders of RSUs and restricted stock upon a termination of employment or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to receive dividends declared with respect to such restricted stock, provided that any dividends declared during the restricted period with respect to such restricted stock will generally only become payable if the underlying restricted stock vests. During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but, if the applicable individual award agreement so provides, may be credited with dividend equivalent rights that will be paid at the time that shares of Pubco Class A Stock in respect of the related RSUs are delivered to the participant. Any dividend or dividend equivalent awarded with respect to restricted stock or RSUs will be subject to the same restrictions, conditions and risks of forfeiture as the underlying restricted stock or RSUs.

Pubco may issue stock options under the Incentive Plan. Options granted under the Incentive Plan may be in the form of non-qualified options or “incentive stock options” within the meaning of Section 422 of the Code as set forth in the applicable individual option award agreement. The exercise price of all options granted under the Incentive Plan will be determined by the plan administrator, but in no event may the exercise price be less than 100% of the fair market value of the related shares of Pubco Class A Stock on the date of grant. The maximum term of all options granted under the Incentive Plan will be determined by the plan administrator, but may not exceed ten years. Each stock option will vest and become exercisable (including in the event of the optionee’s termination of employment or service) at such time or times and subject to such terms and conditions as determined by the plan administrator in the applicable individual award agreement. Prior to exercise, participants with options will generally not have any rights of a stockholder.

SARs may be granted under the Incentive Plan either alone or in conjunction with all or part of any option granted under the Incentive Plan. A free-standing SAR granted under the Incentive Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Pubco Class A Stock over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of an option under the Incentive Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Pubco Class A Stock over the exercise price of the related option. Each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares of Pubco Class A Stock on the date of grant. The maximum term of all SARs granted under the Incentive Plan will be determined by the plan administrator, but may not exceed ten years. The plan administrator may determine to settle the exercise of a SAR in shares of Pubco Class A Stock, cash, or any combination thereof. Prior to exercise, participants with SARs will generally not have any rights of a stockholder.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other stock-based awards, valued in whole or in part by reference to, or otherwise based on, shares of Pubco Class A Stock (including dividend equivalents) may be granted under the Incentive Plan. Any dividend or dividend equivalent awarded under the Incentive Plan will be subject to the same restrictions, conditions and risks of forfeiture as the underlying awards and will only become payable if the underlying awards vest. The plan administrator will determine the terms and conditions of such other stock-based awards, including the number of shares of Pubco Class A Stock to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled (e.g., in shares of Pubco Class A Stock or cash or other property), and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance objectives).

Stock bonuses payable in fully vested shares of Pubco Class A Stock and cash awards that are payable solely in cash may also be granted under the Incentive Plan.

Change in Control

In the event that a “change in control” (as such term is defined in the Incentive Plan) occurs, any outstanding award will be treated in accordance with the applicable award agreement. If the applicable award agreement does not specify the treatment of the award in a change in control, the award will be treated as determined by the administrator in its sole discretion, and the administrator will not be obligated to treat all outstanding awards similarly.

Withholding Taxes

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of an amount up to the maximum statutory rates in the participant’s applicable jurisdictions with respect to any award granted under the Incentive Plan, as determined by Pubco. Pubco has the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have Pubco withhold from delivery of shares of Pubco Class A Stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of Pubco Class A Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. Pubco may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy Pubco’s withholding obligation with respect to any award.

Right to Offset

Pubco will have the right to offset against its obligation to deliver shares of Pubco Class A Stock (or other property or cash) under the Incentive Plan or any award agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to Pubco pursuant to tax equalization, housing, automobile or other employee programs) that the participant then owes to Pubco and any amounts the plan administrator otherwise deems appropriate pursuant to any tax equalization policy or agreement, except if such offset could subject the participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding award.

Amendment, Termination and Clawback Provisions

The Incentive Plan provides the Pubco Board with the authority to amend, alter or terminate the Incentive Plan, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may adversely affect the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law.

All awards will be subject to the provisions of any clawback policy implemented by Pubco as in effect from time to time, and will be further subject to such deductions and clawbacks as may be required to be made pursuant to any law, government regulation or stock exchange listing requirement.

Term

No award will be granted pursuant to the Incentive Plan on or after the tenth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date.

Transferability

Until they are fully vested and/or exercisable, awards under the Incentive Plan are generally non-transferrable, subject to the plan administrator’s consent, and are generally exercisable only by the participant.

Certain Relationships and Related Party Transactions

CEP’s Relationships and Related Party Transactions

CEP Founder Shares

In November 2020, the Sponsor purchased 14,375,000 CEP Class B Ordinary Shares for a purchase price of $25,000. On June 8, 2023, and February 21, 2024, the Sponsor surrendered, for no consideration, 7,906,250 and 3,593,750 CEP Class B Ordinary Shares, respectively, which CEP canceled, resulting in a decrease in the total number of CEP Class B Ordinary Shares outstanding from 14,375,000 shares to 2,875,000 shares.

On August 14, 2024, the underwriters in the CEP IPO informed CEP that the over-allotment option would not be exercised. As a result, the Sponsor surrendered, for no consideration, 375,000 CEP Class B Ordinary Shares, which CEP canceled, in order for the Sponsor to maintain ownership of 20% of the issued and outstanding CEP Ordinary Shares (excluding the CEP Private Placement Shares). Following such surrender and cancellation, the Sponsor owned 2,500,000 CEP Class B Ordinary Shares.

Pursuant to the Insider Letter, the Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its CEP Class B Ordinary Shares until the earlier to occur of: (A) one year after the completion of an initial business combination or (B) subsequent to an initial business combination, (a) if the last reported sale price of the CEP Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after an initial business combination, or (b) the date on which CEP completes a liquidation, merger, share exchange or other similar transaction that results in all CEP Shareholders having the right to exchange their CEP Ordinary Shares for cash, securities or other property. In connection with the Business Combination, at the Closing, the Sponsor and CEP will enter into an amendment to the Insider Letter to modify the terms of the foregoing lock-up to match the lock-up in the Lock-Up Agreements.

CEP Private Placement Shares

Simultaneously with the closing of the CEP IPO, the Sponsor purchased 300,000 CEP Private Placement Shares at a price of $10.00 per share ($3,000,000 in the aggregate) in the CEP Private Placement. The net proceeds from the CEP Private Placement were added to the net proceeds from the CEP IPO held in the Trust Account. Pursuant to the Insider Letter, the Sponsor has agreed (i) to waive its redemption rights with respect to the CEP Private Placement Shares in connection with the completion of the an initial business combination or otherwise and (ii) subject to limited exceptions, not to transfer, assign or sell any of its CEP Private Placement Shares until 30 days after the completion of an initial business combination.

Investments Held in the Trust Account

Starting on August 15, 2024, CEP’s investments in U.S. government treasury bills have been held in the Trust Account that is custodied by CF Secured with Continental acting as trustee.

Administrative Services Agreement

On August 12, 2024, CEP entered into an administrative services agreement with the Sponsor, pursuant to which, commencing August 13, 2024, the date the CEP Class A Ordinary Shares were first listed on Nasdaq, CEP has agreed to pay the Sponsor a total of $10,000 per month for office space, administrative and shared personnel support services. CEP will cease paying these fees upon the earlier of the completion of an initial business combination or CEP’s liquidation. During the three months ended June 30, 2025 and 2024, CEP incurred $30,000 and $0, respectively, for these services. During the six months ended June 30, 2025 and 2024, CEP incurred $60,000 and $0, respectively, for these services. During the years ended December 31, 2024 and 2023, CEP incurred approximately $46,000 and $0, respectively, for these services.

Officer and Director Compensation

CEP has agreed to pay cash fees to its independent directors of $50,000 per year, payable quarterly, which fees commenced on August 12, 2024. During the three months ended June 30, 2025 and 2024, CEP recognized $25,000 and $0, respectively, of compensation expense on its statements of operations. During the six months ended June 30,

2025 and 2024, CEP recognized $50,000 and $0, respectively, of compensation expense on its statements of operations. During the year ended December 31, 2024, CEP recognized approximately $23,000 of compensation expense on its statements of operations. The corresponding accrued compensation payable recognized on CEP’s balance sheets was $25,000 and approximately $25,000 as of June 30, 2025 and December 31, 2024, respectively.

In addition, CEP’s officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on CEP’s behalf such as identifying potential acquisition targets and performing due diligence on suitable initial business combinations.

Related Party Loans

The Sponsor made available to CEP, under the Pre-IPO Note, up to $300,000 to be used for a portion of the expenses of the CEP IPO. The Pre-IPO Note was non-interest bearing and was repaid in full upon the completion of the CEP IPO. As of June 30, 2025, December 31, 2024 and December 31, 2023, CEP had $0, $0 and approximately $182,000 outstanding, respectively, under the Pre-IPO Note.

In connection with the CEP IPO, the Sponsor agreed to lend CEP up to $1,500,000 pursuant to the Sponsor Note in connection with each Redemption Event such that an amount equal to $0.15 per Public Share being redeemed in connection with the applicable Redemption Event will be added to the Trust Account and paid to the holders of the applicable redeemed Public Shares on such Redemption Event. The Sponsor Note does not bear interest and will be repaid by CEP at the closing of an initial business combination. If CEP is unable to consummate an initial business combination, the Sponsor Note would be repaid only out of funds held outside of the Trust Account. The Sponsor has waived any claims against the Trust Account in connection with the Sponsor Note.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor has committed up to $1,750,000 pursuant to the Sponsor Loan to be provided to CEP to fund expenses relating to investigating and selecting an acquisition target and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, after the CEP IPO and prior to an initial business combination. The Sponsor Loan does not bear interest and is repayable by CEP to the Sponsor upon consummation of an initial business combination; provided that, at the Sponsor’s option, at any time beginning 60 days after the date of the CEP IPO, all or any portion of the amount outstanding under the Sponsor Loan may be converted into CEP Class A Ordinary Shares at a conversion price of $10.00 per share. Otherwise, the Sponsor Loan would be repaid only out of funds held outside the Trust Account.

If the Sponsor Loan is insufficient to cover CEP’s working capital requirements, the Sponsor or an affiliate of the Sponsor, or certain of CEP’s officers and directors may, but are not obligated to, provide CEP with Working Capital Loans. If CEP completes an initial business combination, CEP would repay the Working Capital Loans out of the proceeds of the Trust Account released to CEP. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, CEP may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

As of June 30, 2025, December 31, 2024 and December 31, 2023, CEP had approximately $646,000, approximately $333,000 and $0 outstanding, respectively, under the Sponsor Loan. As of June 30, 2025, December 31, 2024 and December 31, 2023, CEP had no borrowings under the Working Capital Loans or the Sponsor Note.

The Sponsor pays expenses on CEP’s behalf and CEP reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payable to related party on CEP’s balance sheets. As of June 30, 2025, December 31, 2024 and December 31, 2023, CEP had $0, approximately $1,000 and $0, respectively, as payable outstanding to the Sponsor for such expenses paid on CEP’s behalf.

Registration Rights Agreement

Pursuant to a registration rights agreement CEP entered into with the Sponsor on August 12, 2024, CEP is required to register certain securities for sale under the Securities Act. The Sponsor is entitled under the registration rights agreement to make up to three demands that CEP register certain of CEP securities held by it for sale under the Securities Act and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. In addition, the Sponsor has certain “piggy-back” registration rights on registration statements filed after the consummation of an initial business combination. CEP will bear the costs and expenses of filing any such registration statements. Notwithstanding the foregoing, the Sponsor may not exercise its demand and “piggyback” registration rights solely with respect to the CEP Private Placement Shares after August 12, 2029 and August 12, 2031, respectively, and may not exercise its demand rights with respect to the CEP Private Placement Shares on more than one occasion. In connection with the Business Combination, CEP, the Sponsor, Pubco, Tether, Bitfinex and SoftBank will enter into the Amended and Restated Registration Rights Agreement which will amend and restate this registration rights agreement as further described herein.

Engagement Letters

CF&Co. was the lead underwriter for the CEP IPO and was paid a cash underwriting discount of $2,000,000 in connection with the CEP IPO.

On August 12, 2024, CEP and CF&Co. entered into the Business Combination Marketing Agreement, pursuant to which CEP engaged CF&Co. as an advisor in connection with an initial business combination to assist CEP in holding meetings with CEP Shareholders to discuss the a potential initial business combination and the acquisition target’s attributes, introduce CEP to potential investors that are interested in purchasing CEP securities and assist CEP with its press releases and public filings in connection with an initial business combination. CEP will pay CF&Co. a cash fee of $3,500,000 for such services upon the consummation of an initial business combination, including the Business Combination.

On April 22, 2025, CEP and Pubco entered into the PIPE Engagement Letter with CF&Co., which was amended by the amendment thereto dated as of June 25, 2025, pursuant to which they engaged CF&Co. as the exclusive placement agent for the PIPE Investments and Pubco engaged CF&Co. for certain future capital markets advisory and other non-financial advisory services. For the services provided thereto, CF&Co. will receive a cash fee at the Closing equal to approximately $19,900,000, which is equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 0.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments (assuming that all such April PIPE Investors fund their commitments in their PIPE Subscription Agreements), and (iii) 2.0% of the gross proceeds received by Pubco and CEP pursuant to the June Equity PIPE (assuming that all June Equity PIPE Investors fund their commitments in their PIPE Subscription Agreements). Additionally, based on the terms therein and depending upon the number of redemptions of Public Shares in connection with the Business Combination, CF&Co. will also receive Convertible Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement, (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Unless more than 56.7% of the Public Shares are redeemed in connection with the Closing, and assuming the April PIPE Investments are fully funded, CF&Co. may not receive any Engagement Letter Notes. The PIPE Engagement Letter also provides that, for the 24-month period following the date of the PIPE Engagement Letter, in consideration for the other fees to be received by CF&Co., Pubco may engage CF&Co. or its affiliates to provide certain to be agreed capital markets advisory or other non-financial advisory services with a value of up to $9,250,000 for no additional consideration payable to CF&Co. CF&Co. is not entitled to receive any fees pursuant to the M&A Engagement Letter but will be indemnified against certain liabilities arising out of its engagement.

On April 22, 2025, CEP entered into the M&A Engagement Letter, pursuant to which CEP engaged CF&Co. as its exclusive financial advisor for the Business Combination. CF&Co. is not entitled to receive any fees pursuant to the M&A Engagement Letter but will be indemnified against certain liabilities arising out of its engagement.

Convertible Notes

Contemporaneously with the execution of the Business Combination Agreement, Pubco and CEP entered into the Sponsor Support Agreement with the Sponsor and the PIPE Engagement Letter with CF&Co., pursuant to which the Sponsor and CF&Co., together with the Convertible Note Investors, agreed to acquire $385,000,000 in aggregate principal amount of Convertible Notes, upon the terms and subject to the conditions set forth therein.

In addition, for the Option Period, Pubco granted the Convertible Note Investors the Option to purchase additional Convertible Notes in an aggregate amount of up to $100,000,000, on a pro rata basis based on such investor’s participation in the Initial Convertible Notes PIPE. As of May 22, 2025, certain of the Convertible Note Investors and the Sponsor have exercised the option in full to purchase, in the aggregate, $100,000,000 of Option Notes, such that the total aggregate principal amount of the Convertible Notes will be $486,500,000. In connection therewith, the Pubco, CEP and the Sponsor entered into the Sponsor Convertible Notes Subscription Agreement with respect to its pro rata allotment of the Option Notes.

Concurrently with the Closing, pursuant to the Convertible Notes Subscription Agreements, Pubco, the Trustee, and Anchorage, as Collateral Agent, will enter into the Indenture, pursuant to which Pubco will issue the Convertible Notes. For more information about terms of the Indenture, please see the section entitled “The Business Combination — Other Transaction Agreements — Indenture.”

Sponsor Support Agreement and Securities Exchange Agreement

On April 22, 2025, CEP, Pubco and the Sponsor entered into the Sponsor Support Agreement and, pursuant thereto, immediately after the Closing the Sponsor and Pubco will enter into the Securities Exchange Agreement. Pursuant to the Securities Exchange Agreement, the Sponsor has agreed to exchange the Exchange Shares for the Exchange Notes equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share. The Exchange Notes and shares of Pubco Class A Stock issuable upon conversion thereof will have the same registration rights as set forth in the Convertible Notes Subscription Agreements. Assuming no redemptions of Public Shares in connection with the Business Combination and the issuance of 27,857,143 CEP Class A Ordinary Shares in the Equity PIPEs, of the 8,045,104 shares of Pubco Class A Stock that the Sponsor would receive in exchange for its Founder Shares (after forfeiting 1,419,182 shares in accordance with the Sponsor Support Agreement), the Sponsor would exchange 4,630,000 of such shares for Exchange Notes with an aggregate principal amount of $46,300,000. The remaining 3,415,105 shares represent the 2,500,000 Founder Shares, plus 915,104 shares in additional consideration.

CEP’s Related Party Transaction Policy

On August 12, 2024, CEP adopted a related party transactions policy setting forth the policies and procedures with respect to the review, approval, ratification and disclosure of “related party transactions.” A “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which CEP was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy include: (i) CEP’s directors or executive officers or any person who has served in any of such roles since the beginning of CEP’s most recent fiscal year; (ii) any person who is known to be the beneficial owner of more than 5% of any class of CEP’s voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest. Prior to entering into such transactions, detailed information, including the related person’s relationship to CEP and interest in the transaction, the material terms of the transaction, the expected benefits to CEP and if the transaction is on terms comparable to those available to an unrelated third party, must be provided to the CEP Audit Committee. The Chief Financial Officer of CEP will determine if a transaction qualifies as a related party transaction. The CEP Audit Committee, or its chair, reviews all relevant facts and approves only those transactions that are in, or not inconsistent with, CEP’s best interests. The policy does not permit any member of the CEP Audit Committee to participate in any review, consideration, approval or ratification of any related person transaction in which such member or any of his or her immediate family member is the related party.

Pubco’s Relationships and Related Party Transactions

Policies and Procedures for Related Persons Transactions

Effective upon the Closing, the Pubco Board will adopt a written conflicts policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which Pubco or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000 (or, for so long as Pubco remains a “smaller reporting company” the lesser of (i) $120,000 and (ii) 1% of Pubco’s average total assets of the two completed fiscal years), and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time during the applicable period was, one of Pubco’ executive officers or directors;

•        any person who is known by Pubco to be the beneficial owner of more than 5% of Pubco voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Pubco’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Pubco’s voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in Pubco Stock.

Pubco will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

PIPE Engagement Letter

Pursuant to the PIPE Engagement Letter, CEP and Pubco engaged CF&Co. to act as their exclusive placement agent for each of the PIPE Investments, and Pubco engaged CF&Co. for certain future capital markets advisory and other non-financial advisory services. For further description of the PIPE Engagement Letter, please see “CEP’s Relationships and Related Party Transactions — Engagement Letters.”

Sponsor Support Agreement

Pubco is also party to the Sponsor Support Agreement, described in CEP’s Relationships and Related Party Transactions.

Securities Exchange Agreement

At Closing, Pubco and the Sponsor will enter into the Securities Exchange Agreement, pursuant to which the Sponsor will exchange the Exchange Shares for Exchange Notes equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share. The Exchange Notes and shares of Pubco Class A Stock issuable upon conversion thereof will have the same registration rights as set forth in the Convertible Notes Subscription Agreements.

Closing of this exchange transaction is only conditional upon the Closing of the Business Combination. The Securities Exchange Agreement includes customary representations and warranties for both Pubco and the Sponsor.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, CEP, Pubco, the Sponsor, each Seller and SoftBank will enter into the Amended and Restated Registration Rights Agreement that will amend and restate the registration rights agreement entered into between CEP and the Sponsor at the time of the CEP IPO, and pursuant to which Pubco will (i) assume the registration obligations of CEP under such registration rights agreement, with such rights applying to the shares of Pubco Class A Stock and (ii) provide registration rights with respect to the resale of shares of Pubco Class A Stock held by the Sponsor, each Seller and SoftBank.

Pubco estimates that up to approximately 308,632,417 shares of Pubco Class A Stock will be subject to registration rights pursuant to the Amended and Restated Registration Rights Agreement immediately following the Closing, representing approximately 89.1% of the total issued and outstanding shares of Pubco Class A Stock following the Business Combination and the consummation of the PIPE Investments, and assuming, among other things, that no

Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan.

Lock-Up Agreements

Concurrently with the Closing, each of the Sellers and SoftBank will enter into a Lock-Up Agreement with Pubco, pursuant to which each Seller and SoftBank will agree that the shares of Pubco Class A Stock received by each Seller and the shares of Pubco Class A Stock transferred by Tether to SoftBank will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions.

The shares of Pubco Class A Stock held by each Seller and SoftBank will be locked up until the earlier of (i) the Anniversary Release; provided that, in the event the Resale Registration Statement has not been declared effective on or prior to the Anniversary Release, then the Anniversary Release will be deemed to be the date the Resale Registration Statement is declared effective by the SEC and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Stock for cash, securities or other property.

Services Agreement

Concurrently with the Closing, Pubco and Tether will enter into the Services Agreement. Under the Services Agreement, Tether will provide Twenty One and its subsidiaries with access to select services. The services will include: information technology services, such as the development and maintenance of IT systems and cybersecurity; legal services related to regulatory compliance, corporate governance, and intellectual property; health, safety, and environmental services; management and commercialization of intellectual property; treasury and risk management, including Bitcoin trading; human resources services like payroll and benefits administration; and investor relations services. These services will be available on an as-needed basis and will be administered under customary commercial terms for such services. The Services Agreement is designed to enhance Twenty One’s operational efficiency and reduce overhead costs during early growth stages. The Services Agreement will remain in effect unless and until terminated by either Tether or Pubco by providing 30 days’ prior written notice.

Description of Pubco Securities

As a result of the Mergers and pursuant to the Business Combination Agreement, (i) CEP Shareholders (including the Equity PIPE Investors and the Sponsor) will receive shares of Pubco Class A Stock in the CEP Merger and will become Pubco shareholders and (ii) each of the Sellers will receive shares of Pubco Stock in the Company Merger, and subsequently transfer a portion of such Pubco Stock to SoftBank. The following description summarizes the terms of Pubco’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of Texas law and the Proposed Organizational Documents. The Proposed Organizational Documents are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. Unless otherwise indicated, this description applies to Pubco Securities following the Business Combination.

Authorized Capital Stock

Pubco’s currently authorized capital stock consists of one thousand (1,000) shares of common stock, par value $0.01 per share. If the proposals comprising the Organizational Documents Proposals are approved, the authorized capital stock of Pubco will consist of 5,501,000,000 shares of common stock, which shall include 1,000,000 shares of Preferred Stock, par value $0.01 per share, 5,000,000,000 shares of Pubco Class A Stock and 500,000,000 shares of Pubco Class B Stock. As of September 10, 2025, there was 1 share of Pubco Stock issued and outstanding and no shares of Pubco preferred stock issued and outstanding. All outstanding shares of Pubco capital stock are fully paid and non-assessable.

Pubco Stock

Voting Rights.    Holders of Pubco Class A Stock shall not be entitled to vote on any matter coming before any meeting of shareholders, including, without limitation, the election of directors, and for the avoidance of doubt, the Pubco Class A Stock shall not have the right to vote, on a class basis or otherwise, on any matter submitted to shareholders for a vote, including any fundamental action or fundamental business transaction, as defined in the TBOC. Immediately at such time when no share of Pubco Class B Stock remains outstanding, each share of Pubco Class A Stock shall, automatically and without any further action on the part of Pubco or its shareholders, and notwithstanding anything to the contrary herein, be entitled to one vote on all matters submitted to a vote of the shareholders of Pubco. The Amended and Restated Bylaws expressly prohibit cumulative voting.

The Pubco Board will be elected annually, and each director shall hold office for one year or until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal, pursuant to the terms and conditions set forth in the Proposed Organizational Documents and the Governance Agreement.

Dividend Rights.    Holders of shares of Pubco Class A Stock shall be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Pubco) when, as and if declared thereon by the Pubco Board from time to time out of any assets or funds of Pubco legally available therefor and shall share equally on a per share basis in such dividends and distributions. Holders of shares of Pubco Class B Stock shall not be entitled to dividends or distributions.

Transferability.    Except as described in the following sentence, shares of Pubco Class A Stock will be freely transferable, subject to any restrictions pursuant to the TBOC and applicable federal securities laws. Transfer of shares of Pubco Class A Stock held by Tether, Bitfinex and SoftBank are subject to the lock-up restrictions pursuant to their respective Lock-Up Agreements. Subject to the Proposed Organizational Documents, shares of Pubco Class B Stock will not be freely transferable, except as permitted pursuant to the terms of the Amended and Restated Bylaws. If Tether, Bitfinex or SoftBank transfers any of their shares of Pubco Class A Stock to third parties other than their respective affiliates, then a number of their shares of Pubco Class A Stock will be automatically canceled to maintain a one-to-one ratio (subject to equitable adjustments) between their Pubco Class A Stock and Pubco Class B Stock.

Liquidation and Dissolution Rights.    Subject to applicable law, upon voluntary or involuntary liquidation, dissolution or winding-up of Pubco’s affairs, after payment or provision for payment of the debts and other liabilities of Pubco, and subject to the rights of the holders of Preferred Stock in respect thereof, holders of shares of Pubco Class A Stock shall be entitled to receive all the remaining assets of Pubco available for distribution to its shareholders, ratably in proportion to the number of shares of Pubco Class A Stock held by them. Notwithstanding anything to the contrary in the Proposed Organizational Documents, holders of shares of Pubco Class B Stock shall not entitled to any assets or distributions upon the liquidation, dissolution or winding-up of Pubco.

Other.    Pubco Stock has no preemptive, subscriptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.

Pubco Preferred Stock

In accordance with the terms and conditions set forth in the Amended and Restated Certificate of Formation, the Pubco Board may issue Preferred Stock from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by Pubco Board (authority to do so being hereby expressly vested in the Pubco Board). The Pubco Board is authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the TBOC the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences, of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. As of the date of this proxy statement/prospectus, the Pubco Board has not designated or established any series of preferred stock.

Business Combinations under Texas Law

A number of provisions of Texas law, Amended and Restated Certificate of Formation and Amended and Restated Bylaws could have an anti-takeover effect and make more difficult the acquisition of Pubco by means of a tender offer, a proxy contest or otherwise and the removal of its directors or management. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Pubco to negotiate first with its board of directors.

Pubco is subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, which is referred to herein as the “Texas Business Combination Law.” This law provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the Texas Business Combination Law) may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of the Texas Business Combination Law, an “affiliated shareholder” is a shareholder who is, or was, during the prior three (3) years, the beneficial owner of twenty percent (20.0%) or more of the corporation’s voting shares. The prohibition on certain transactions with such affiliated shareholders extends for a three-year (3) period from the date such shareholder first becomes an affiliated shareholder. These prohibitions do not apply if (a) the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or (b) the business combination was approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six (6) months after the affiliated shareholder became an affiliated shareholder.

As of the closing date of the Business Combination, Pubco will have more than 100 shareholders. Therefore, Pubco will be considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

•        the business combination of an issuing public corporation where the corporation’s original certificate of formation or bylaws contains a provision expressly electing not to be governed by the Texas Business Combination Law, or its certificate of formation or bylaws have been amended by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds (2/3) of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for eighteen (18) months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

•        a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year (3) period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

•        a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; or

•        a business combination of an issuing public corporation with its wholly-owned Texas subsidiary, if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the issuing public corporation.

Neither the Amended and Restated Certificate of Formation or Amended and Restated Bylaws contain any provision expressly providing that Pubco will not be subject to the Texas Business Combination Law. As a result, the Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving Pubco, even if such a merger or combination would be beneficial to Pubco’s shareholders.

Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-Takeover Effect

The Amended and Restated Certificate of Formation and Amended and Restated Bylaws, both of which are subject to the Governance Agreement, contain certain provisions that could have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for Pubco’s shareholders to change management or receive a premium for their shares. These non-exclusive provisions:

•        authorize the Pubco Board to issue shares pursuant to a resolution or resolutions for such issue of one or more series of Preferred Stock, the terms of which, including voting power, are set by the Pubco Board, without shareholder approval;

•        limit the ability of shareholders to call special meetings to those shareholders or groups of shareholders owning at least 30% of the shares of Pubco Stock entitled to vote at such meeting;

•        permit the Pubco Board to alter, amend, or repeal the Amended and Restated Bylaws or to adopt new bylaws;

•        provide that any director or the entire Pubco Board may only be removed from, with or without cause by a vote of the holders of a majority of the shares then entitled to vote;

•        require shareholders who wish to bring business before Pubco’s annual meeting of shareholders or nominate candidates for election as directors at Pubco’s annual meeting of shareholders to provide timely notice of their intent in writing;

•        provide that vacancies on the Pubco Board, including vacancies occurring by reason of removal or increase in membership, subject to TBOC Section 21.410 that limits the ability of directors to fill vacancies caused by an increase in membership of the board to only two vacancies in any period between two successive annual meetings of the shareholders, may be filled by the affirmative vote of a majority of the remaining directors, and such elected director shall be elected for the unexpired term of such director’s predecessor in office;

•        require (a) any derivative action or proceeding brought on behalf of Pubco, (b) any action asserting a claim for or based on a breach of fiduciary duty, (c) any action asserting a claim against Pubco or any current or former director, officer or employee of Pubco pursuant to any provision of the TBOC or the Proposed Organizational Documents, (d) any action asserting a claim governed by the internal affairs doctrine, (e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (f) any other action or proceeding in which the Business Court in the First Business Court Division of the State of Texas (provided that if such Business Court determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division or, if such federal court lacks jurisdiction, the state district court of Dallas County, Texas);

•        waive the right to trial by jury for any “internal entity claim”;.

•        limit the ability of a shareholder or group of shareholders to institute or maintain a derivative proceeding against any director or officer of Pubco to an ownership threshold of at least three percent (3%) of the outstanding shares of Pubco, which percentage shall automatically increase to match the maximum allowable minimum ownership threshold as allowed under future amendments to the TBOC, as applicable, without any further action by the Corporation or its shareholders; and

•        prohibit cumulative voting in the election of directors.

Limitation of Liability and Indemnification of Officers and Directors

As authorized by Chapter 8 of the TBOC, the certificate of formation of a corporation may provide that a director or officer of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director or officer, as applicable.

The Amended and Restated Certificate of Formation and Amended and Restated Bylaws provide that its directors and officers are not liable to Pubco or its shareholders for monetary damages for breach of fiduciary duty in their capacity as a director or officer, as applicable, to the fullest extent provided by applicable Texas law. A director or officer may, however, be found personally liable for:

•        any breach of the director’s or officer’s duty of loyalty to Pubco or its shareholders;

•        acts or omissions not in good faith that constitute a breach of the director’s or officer’s duty to Pubco;

•        acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law;

•        any transaction from which the director or officer receives an improper benefit; and

•        acts or omissions for which the liability of the director or officer is expressly provided by an applicable statute.

The TBOC provides that a corporation must indemnify a director for his or her service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Section 8.105 of the TBOC provides that a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

To the fullest extent permitted by TBOC, the Amended and Restated Certificate of Formation and Amended and Restated Bylaws provide that Pubco will indemnify (and advance expenses to) its directors and officers, and may indemnify its agents (and any other persons to which the TBOC permits Pubco to provide indemniﬁcation) through provisions set forth in the Amended and Restated Bylaws, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise.

The TBOC permits Pubco to purchase insurance on behalf of existing or former officers, employees, directors or agents against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. Pursuant to this authority, Pubco may purchase and maintain such insurance at its expense for any director, officer, employee or agent of Pubco.

Governance of Pubco

Board Composition

Pursuant to the terms and conditions of the Governance Agreement, all members of the Pubco Board are elected for a one (1) year term and may be re-elected for successive terms without limitations. After Closing, the Pubco Board will compose of seven (7) directors, including:

•        four (4) directors designated by Tether, with at least two (2) of them qualifying as independent directors under NYSE or Nasdaq rules;

•        two (2) directors designated by SoftBank, with at least one (1) of them qualifying as an independent director under NYSE or Nasdaq rules; and

•        the President/Chief Executive Officer of Pubco.

After Closing, Tether will be entitled to designate, pursuant to the terms and conditions of the Governance Agreement, (i) four (4) directors (with at least two (2) of them qualifying as independent directors under Nasdaq rules) as long as Tether and Bitfinex hold (in aggregate) 50% or more of Pubco’s voting rights, (ii) three (3) directors (with at least one (1) of them qualifying as an independent director under Nasdaq rules) as long as Tether and Bitfinex hold (in aggregate) 30% or more of Pubco’s voting rights, (iii) two (2) directors (with at least one (1) of them qualifying as an independent director under Nasdaq rules) as long as Tether and Bitfinex hold (in aggregate) 20% or more of Pubco’s voting rights, (iv) one (1) director as long as Tether and Bitfinex hold (in aggregate) 10% or more of Pubco’s voting rights and (v) no directors, if Tether and Bitfinex hold less than 10% of Pubco’s voting rights.

After Closing, SoftBank will be entitled to designate, pursuant to the terms and conditions of the Governance Agreement, (a) two (2) directors (with at least one (1) of them qualifying as an independent director under Nasdaq rules) as long as it holds 20% or more of Pubco’s voting rights, (b) one (1) director as long as it holds 10% or more of Pubco’s voting rights and (c) no directors, if SoftBank holds less than 10% of Pubco’s voting rights.

The Pubco Board will select the chairperson of the Pubco Board from among the independent directors, who shall exercise such powers and perform such other duties as shall be determined from time to time by the Pubco Board, in accordance with the Pubco Organizational Documents and shall not have any special voting rights or casting vote in the event of a tie.

Board Meetings and Quorum

A majority of members of the Pubco Board will constitute a quorum for the transaction of any business, provided that (a) at least two (2) directors designated by Tether as long as Tether is entitled to designate at least two (2) directors, or one (1) director designated by Tether as long as Tether is entitled to designate only one (1) director, (b) one (1) director designated by SoftBank as long as SoftBank is entitled to designate one or more directors, and (c) one (1) independent director is present.

If a quorum is not met, the meeting will adjourn to a date no later than seven (7) calendar days after the date on which the meeting was initially scheduled to be held. If a quorum is not met in the second meeting, the meeting will adjourn again for seven (7) calendar days and a number directors present at such third meeting will constitute a valid quorum, provided that they represent at least a majority of the members of the Pubco Board.

The Pubco Board will hold regular quarterly meetings which may be held either in person or by teleconference. Tether, Bitfinex and SoftBank together may change the frequency of such meetings.

Board Decisions

Pursuant to the terms and conditions of the Governance Agreement, all decisions of the Pubco Board must be adopted by a simple majority of directors in attendance and voting at a duly-convened meeting of the Pubco Board, unless these decisions are 20% Reserved Matters (as defined below) or 10% Reserved Matters (as defined below).

All decisions of the Pubco Board relating to the matters listed below, as set forth in the Governance Agreement, require approval by all the directors designated by such party who holds 20% or more of Pubco’s voting rights (the “20% Reserved Matters”):

•        any material alteration in the nature of the Group’s business, including changes to the scope of Pubco or any of its subsidiary’s asset management activities, including its management of cash and Bitcoin reserves, and any changes that would result in Pubco or any subsidiary becoming an investment company;

•        any sale of Bitcoin by the Group, other than sales needed for the purpose of funding operations of Pubco with a maximum aggregate value in any fiscal year not to exceed the lesser of (a) $1 million, and (b) ten percent (10%) of the annual operating expenses budget approved by the Board;

•        approval of the terms and conditions of any financing transaction involving the Group, including any issuance of bonds, shares, rights, convertible securities or equity-linked securities;

•        amendments of the Amended and Restated Certificate of Formation or Amended and Restated Bylaws or other constituent documents of Pubco that are adverse to a party that holds 20% Reserved Matters rights;

•        any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the shares of Pubco Stock;

•        change in size of the Pubco Board;

•        approval of the remuneration of the directors;

•        any transaction involving a related party exceeding $100,000 in value (whether cash or in kind), individually, or $500,000 in value (whether cash or in kind), in the aggregate or any amendments or modifications thereto, waivers related thereto or non-automatic renewals thereof or any amendments or modifications to, non-automatic renewals of or waivers of any related party agreements, contracts or arrangements that exist as of the Closing, including the Services Agreement;

•        any changes to decisions that require approval by Pubco’s audit committee;

•        any changes to material governance policies;

•        any change to the jurisdiction of incorporation/organization of Pubco;

•        any merger or acquisition transaction with an aggregate value exceeding $1 million in aggregate transaction value or consideration;

•        any declaration and issuance/payment of any dividends or buybacks;

•        the selection of Pubco’s independent auditor;

•        any contract, arrangement or engagement involving fees paid to any financial advisory service firm, investment bank or similar firm, in each case exceeding an aggregate value of $1 million in any twelve- month (12) period;

•        changes to the compensation of the initial Chief Executive Officer, initial Chief Financial Officer and initial chief compliance officer;

•        the dismissal or termination of the Chief Executive Officer, Chief Financial Officer and chief compliance officer; and

•        the appointment of any replacement of the Chief Executive Officer, Chief Financial Officer and chief compliance officer and any compensation determinations with respect to such replacements.

All decisions of the Pubco Board relating to the matters listed below, subject to Texas law and as set forth in the Governance Agreement, require approval by all the directors designated by such party who holds 10% or more of Pubco’s voting rights (the “10% Reserved Matters”):

•        amendments of the Amended and Restated Certificate of Formation or Amended and Restated Bylaws or other constituent documents of Pubco that are adverse to a party that holds 20% Reserved Matters rights;

•        any material alteration in the nature of the Group’s business, including changes to the scope of Pubco or any of its subsidiary’s asset management activities, including its management of cash and Bitcoin reserves, and any changes that would result in Pubco or any subsidiary becoming an investment company;

•        any sale of Bitcoin by the Group, other than sales needed for the purpose of funding operations of Pubco with a maximum aggregate value in any fiscal year not to exceed the lesser of (a) $1 million, and (b) ten percent (10%) of the annual operating expenses budget approved by the Board;

•        any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the shares of Pubco Stock;

•        change in size of the Pubco Board;

•        any transaction involving a related party exceeding $100,000 in value (whether cash or in kind), individually, or $500,000 in value (whether cash or in kind), in the aggregate, or any amendments or modifications thereto, waivers related thereto or non-automatic renewals thereof or any amendments or modifications to, non-automatic renewals of or waivers of any related party agreements, contracts or arrangements that exist as of the Closing, including the Services Agreement;

•        any changes to decisions that require approval by Pubco’s audit committee;

•        any changes to material governance policies;

•        any change to the jurisdiction of incorporation/organization of Pubco; and

•        any contract, arrangement or engagement involving fees paid to any financial advisory service firm, investment bank or similar firm, in each case exceeding an aggregate value of $1 million in any twelve (12) month period.

Subject to prior consultation with Pubco’s audit committee, the Pubco Board has the authority to approve (a) the issuance of any equity securities of Pubco and (b) the incurrence or issuance of any indebtedness or debt securities by Pubco.

Transfer Agent and Registrar

The transfer agent and registrar for Pubco Stock will be Continental Stock Transfer & Trust Company.

Listing

Following the completion of the Mergers, if Pubco’s application for listing is approved, shares of Pubco Class A Stock are expected to be traded on NYSE, Nasdaq or another national securities exchange under the symbol “XXI.”

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the CEP Merger is completed, CEP Shareholders will receive shares of Pubco Class A Stock in the CEP Merger and they will cease to be CEP Shareholders. CEP is organized under the laws of the Cayman Islands and Pubco is organized under the laws of the State of Texas. The incorporated is a summary of the material differences between (1) the current rights of CEP Shareholders under Cayman Islands law and the CEP Memorandum and Articles and (2) the rights of holders of Pubco Stock, post-Closing, under Texas law and Pubco’s Proposed Organizational Documents, as in effect immediately following the Business Combination.

CEP and Pubco believe that this summary describes the material differences between the rights of CEP Shareholders as of the date of this proxy statement/prospectus and the rights of holders of Pubco Stock after the Business Combination; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to Pubco’s and CEP’s governing documents, which we urge you to read carefully and in their entirety. Attached as Annex D to this proxy statement/prospectus is a copy of the form of the Amended and Restated Certificate of Formation, and attached as Annex E to this proxy statement/prospectus is a copy of the form of Amended and Restated Bylaws. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” in this Form S-4.

Provision	Pubco (Post-Closing)	CEP
Authorized and Outstanding Share Capital:

The Amended and Restated Certificate of Formation will authorize Pubco to issue up to 5,501,000,000 shares, divided into the following: 5,000,000,000 shares of Pubco Class A Stock, par value $0.01 per share; 500,000,000 shares of Pubco Class B Stock, par value $0.01 per share; and 1,000,000 shares of Preferred Stock, par value $0.01 per share.

CEP is authorized to issue 550,000,000 CEP Ordinary Shares, including 500,000,000 CEP Class A Ordinary Shares, and 50,000,000 CEP Class B Ordinary Shares and 5,000,000 undesignated preference shares, $0.0001 par value per share.

Preferred Stock:

The Pubco Board is authorized, subject to limitations prescribed by law, to provide for the issuance of Preferred Stock from time to time in one or more series and to fix by resolution(s) and to set forth in a certification of, designations filed pursuant to the TBOC the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

Provision	Pubco (Post-Closing)	CEP
Voting Rights:

Holders of Pubco Class A Stock shall not be entitled to vote on any matter coming before any meeting of shareholders including, without limitation, the election of directors, and for the avoidance of doubt, the Pubco Class A Stock shall not have the right to vote, on a class basis or otherwise, on any matter submitted to shareholders for a vote, including any fundamental action or fundamental business transaction. Immediately at such time when no share of Pubco Class B Stock remains outstanding, each share of Pubco Class A Stock shall, automatically and without any further action on the part of Pubco or its shareholders, and notwithstanding anything to the contrary herein, be entitled to one vote on all matters submitted to a vote of the shareholders of Pubco. The Amended and Restated Bylaws expressly prohibit cumulative voting.

Prior to the consummation of an initial business combination, only holders of CEP Class B Ordinary Shares will have the right to vote on (a) the appointment and removal of directors of CEP and (b) continuing CEP in a jurisdiction outside the Cayman Islands (including any special resolution required to adopt new constitutional documents as a result of CEP’s approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands). Holders of CEP Class A Ordinary Shares will not be entitled to vote on these matters during such time. These provisions of the CEP Memorandum and Articles may only be amended if approved by at least 90% of CEP Ordinary Shares voting at a general meeting. With respect to any other matter submitted to a vote of CEP Shareholders, including any vote in connection with its initial business combination, except as required by applicable law or stock exchange rule, holders of CEP Class A Ordinary Shares and holders of CEP Class B Ordinary Shares will vote together as a single class, with each share entitling the holder to one vote.

Preemptive Rights:

Under Texas law, there are no preemptive rights unless expressly provided in a corporation’s certificate of formation.

Pubco’s Amended and Restated Certificate of Formation does not provide for any such preemptive rights to any shareholder of Pubco Stock.

CEP Shareholders have no preemptive or other subscription rights.
Size of Board of Directors:

Amended and Restated Bylaws and Amended and Restated Certificate of Formation provide that the Pubco Board will consist of seven (7) directors. The Governance Agreement provides that the Pubco Board shall initially include: four (4) directors designated by Tether, with at least two (2) of them qualifying as independent directors under NYSE or Nasdaq rules, two (2) directors designated by SoftBank, with at least one (1) of them qualifying as an independent director under NYSE or Nasdaq rules; and the President/Chief Executive Officer of Pubco. The number of directors may be increased or decreased by amendment to the Amended and Restated Bylaws or by

The CEP Board shall consist of not less than one person, provided that CEP may by ordinary resolution of CEP Shareholders increase or reduce the limits in the number of directors.

Provision	Pubco (Post-Closing)	CEP

resolution adopted by the Pubco Board. The Governance Agreement provides that the size of the Pubco Board may not be altered without the consent of each of Tether, Bitfinex and SoftBank, for so long as each of Tether and Bitfinex (together or individually) and SoftBank own more than 10% of Pubco Class B Stock.

No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

Please refer to the above “Description of Pubco Stock” for the details of the composition of the Pubco Board

Classes of Directors/Term of Directors:

The Pubco Board is not classified. The directors of Pubco shall hold office for a term of one (1) year or serve until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal.

The CEP Board is made up of two classes, Class I and Class II. The number of directors in each class shall be as nearly equal as possible. The Class I directors shall stand appointed for a term expiring at CEP’s first annual general meeting and the Class II directors shall stand appointed for a term expiring at CEP’s second annual general meeting. Commencing at CEP’s first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the second succeeding annual general meeting after their appointment.

Election and Appointment of Directors:

Under Texas law and the Amended and Restated Bylaws, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or the bylaws of a corporation.

Pubco’s Certificate of Formation provides that holders of Pubco Class A Stock shall not have the right to vote in the election of directors. Each holder of Pubco Class B Stock is entitled to one (1) vote for each share held of record as of the record date on all matters voted on by shareholders, including the election of directors. Immediately at such time when no share of Pubco Class B Stock remains outstanding, each share of Pubco Class A Stock shall, automatically and

Directors may be appointed by ordinary resolution of CEP Shareholder; provided that prior to the consummation of an initial business combination, only holders of CEP Class B Ordinary Shares will have the right to vote on the appointment of directors of CEP.

The CEP directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the CEP Memorandum and Articles as the maximum number of directors.

Provision	Pubco (Post-Closing)	CEP

without any further action on the part of Pubco or its shareholders, and notwithstanding anything to the contrary herein, be entitled to one vote on all matters submitted to a vote of the shareholders of Pubco.

Pubco’s Amended and Restated Bylaws provide that the directors of Pubco are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting of the shareholders at which a quorum is present. Directors need not be shareholders of Pubco or residents of the State of Texas.

Please refer above for details of Tether and SoftBank’s rights to designate directors for nomination to the Pubco Board.

Vacancies on the Board of Directors:

As provided in Amended and Restated Bylaws and the Governance Agreement, any vacancies occurring on the Pubco Board (apart from a vacancy created by the death, disability, retirement or removal of a director appointed by Tether or SoftBank) may be filled at an annual or special meeting of the shareholders called for that purpose, or by the affirmative vote of a majority of the directors then in office, even when the majority of the remaining directors constitute less than a quorum of the Pubco Board. Any director so chosen shall hold office for the remainder of the unexpired term of such director’s predecessor in office.

Amended and Restated Bylaws state that any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual or special meeting of the shareholders called for that purpose, or may be filled by the Pubco Board for a term of office continuing only until the next election of one or more directors by the shareholders. No more than two directorships vacant by reason of an increase in the number of directors may be filled by the Pubco Board in the time period between two consecutive annual meetings.

In the event that a vacancy is created on the Pubco Board at any time by the death, disability, retirement, or resignation or removal of any director appointed by Tether, Bitfinex or SoftBank, then Tether, Bitfinex or SoftBank, as applicable, will be entitled to designate for nomination an individual to fill such nominating shareholder’s vacancy. The Pubco Board shall take all necessary action to elect such nominee.

All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified. Prior to the consummation of an initial business combination, CEP may by ordinary resolution of the holders of CEP Class B Ordinary Shares appoint any person to be a director or may by ordinary resolution of the holders of the CEP Class B Ordinary Shares remove any director. Prior to the consummation of an initial business combination, holders of CEP Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director.

Provision	Pubco (Post-Closing)	CEP
Removal of Directors:

Unless otherwise provided in the certificate of formation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

The Amended and Restated Bylaws provide that any director or the entire Pubco Board may be removed with or without cause, by a vote of holders of a majority of the shares then entitled to vote at an election of the director or directors, at any meeting of shareholders called expressly for that purpose.

The Governance Agreement provides that directors nominated by Tether or SoftBank may be removed from the Pubco Board only upon the written request or consent of Tether or SoftBank, as applicable.

Directors may be removed by ordinary resolution of CEP Shareholders; provided that prior to the consummation of an initial business combination, only holders of CEP Class B Ordinary Shares will have the right to vote on the removal of directors of CEP.

The office of a director may be vacated if: (a) the director gives notice in writing to CEP that they resign the office of director; (b) the director is absent from three consecutive meetings of the CEP Board without special leave of absence from the directors, and the directors pass a resolution that they have by reason of such absence vacated office; (c) the director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; (d) the director is found to be or becomes of unsound mind; or (e) all of the other directors (being not less than two in number) determine that the director should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the CEP Memorandum and Articles or by a resolution in writing signed by all of the other directors.

Amendments to the Organizational Documents:

The Amended and Restated Certificate of Formation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the amendment with all shares voting as a single class (without providing any separate vote to nonvoting shares).

CEP may amend the CEP Memorandum and Articles by special resolution.

Prior to the consummation of an initial business combination, Article 29.1 of the CEP Memorandum and Articles may only be amended by a special resolution passed by at least 90% of holders of CEP Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

Provision	Pubco (Post-Closing)	CEP

The Amended and Restated Certificate of Formation and the Amended and Restated Bylaws provide that the Pubco Board may amend or repeal Pubco’s bylaws, or adopt new bylaws unless (a) the Amended and Restated Certificate of Formation or the laws of the State of Texas reserves the power exclusively to the shareholders in whole or part; or (2) the shareholders, in amending, repealing or adopting a particular bylaw, expressly provide that the Pubco Board may not amend or repeal such bylaw. Furthermore, unless the Amended and Restated Certificate of Formation or a bylaw adopted by the shareholders provides otherwise as to all or some portion of Pubco’s bylaws, the bylaws of Pubco may be amended, repealed or adopted with the approval of a majority of the shareholders entitled to vote thereon, even though the bylaws may also be amended, repealed or adopted by the Pubco Board.

Shareholder Action by Written Consent:

Under Texas law, shareholders of a corporation may act without a shareholder meeting by unanimous written consent, without prior notice and without a vote, if the shareholders could otherwise act at a meeting of the shareholders of the corporation under either Texas law or the certificate of formation or bylaws of the corporation.

The Amended and Restated Certificate of Formation provides that while any share of Pubco Class B Stock remains outstanding, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take the action at a meeting at which holders of all shares entitled to vote on the action were present and vote, or, at such time when no share of Pubco Class B Stock remains outstanding, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without

A resolution (including a special resolution) in writing (in one or more counterparts) signed by or on behalf of all of the holders of CEP Ordinary Shares entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of CEP Shareholders duly convened and held.

Provision	Pubco (Post-Closing)	CEP

prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all holders of shares entitled to vote on such action. Any such action taken by written consent shall be delivered to Pubco at its principal office.

Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.

Special Meeting of Shareholders:

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the holder of the percentage of shares specified in the certificate of formation, not to exceed fifty percent (50%) of the shares entitled to vote, or if no percentage is specified, at least ten percent (10%) of all of the shares of the corporation entitled to vote at the proposed special meeting.

The Amended and Restated Bylaws provide that special meetings of the shareholders may be called at any time by the President, by the Pubco Board, or by the holders of at least thirty percent (30%) of all the shares entitled to vote at the election of directors. The notice of a special meeting shall include the purpose for which the meeting is called and the date and time of the meeting. Business transacted at the special meeting shall be confined only to the purpose or purposes stated in the notice or executed waiver of notice of such special meeting.

The CEP Board, the chief executive officer or the chairman of the CEP Board may call general meetings, and, for the avoidance of doubt, holders of CEP Ordinary Shares shall not have the ability to call general meetings.

Record Date:

Under the Amended and Restated Bylaws, the Pubco Board may set a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, which date may not be more than sixty (60) or less than ten (10) days before the meeting. The record date for determining shareholders entitled to call a special meeting is the date the first eligible shareholder signs the notice of that meeting.

In lieu of, or apart from, closing the register of members, the CEP directors may fix in advance or arrears a date as the record date for any such determination of CEP Shareholders entitled to notice of, or to vote at any meeting of the CEP Shareholders or any adjournment thereof, or for the purpose of determining the CEP Shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of the CEP Shareholders for any other purpose.

Provision	Pubco (Post-Closing)	CEP

For action by consent without a meeting, the Pubco Board may fix a record date for the purpose of determining shareholders entitled to consent to that action, which record date shall not precede, and shall not be more than ten (10) days after, the date upon which the resolution fixing the record date is adopted by the Pubco Board.

For determining shareholders entitled to receive a distribution by Pubco (other than a distribution involving a purchase or redemption by the Corporation of any of its own shares) or a share dividend, the Pubco Board may, at the time of declaring the distribution or dividend, set a date no more than sixty (60) days prior to the date of such distribution or dividend. If no record date is fixed for the determination of shareholders entitled to receive a distribution (other than a distribution involving a purchase or redemption by Pubco of any of its own shares) or a share dividend, the date on which the resolution of the Pubco Board declaring the distribution or share dividend is adopted shall be the record date for the determination of shareholders.

If the register of members is not so closed and no record date is fixed for the determination of the CEP Shareholders entitled to notice of, or to vote at, a meeting of the CEP Shareholders or the CEP Shareholders entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the directors resolving to pay such dividend or other distribution is passed, as the case may be, shall be the record date for such determination of the CEP Shareholders. When a determination of the CEP Shareholders entitled to vote at any meeting of the CEP Shareholders has been made as provided in the CEP Memorandum and Articles, such determination shall apply to any adjournment thereof.

Quorum:

Pursuant to the terms and conditions of the Governance Agreement, and in accordance with the Amended and Restated Bylaws, a quorum of the Pubco Board shall be a majority of directors including: (a)(i) at least two (2) directors appointed by Tether, if Tether and Bitfinex are entitled to designate for nomination at least two (2) individuals to the Pubco Board or (ii) one (1) director appointed by Tether, if Tether and Bitfinex are entitled to designate for nomination at least one (1) individual to the Pubco Board; (b) one (1) director by SoftBank, if SoftBank is entitled to designate for nomination one (1) or more individuals to the Pubco Board; and (c) one (1) independent director. The act of such directors present at a meeting shall be the act of the Board of Directors.

General meetings — The holders of a majority of the ordinary shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

Proceedings of directors — The quorum for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be two if there are two of more directors, and shall be one if there is only one director.

If the quorum of the Pubco Board is not met pursuant to the above sentence, Pubco will adjourn the meeting of the Pubco Board to a date no later than seven (7) calendar days after the date on which the meeting was initially scheduled to be held. If a quorum is not met for a second time, Pubco will adjourn the meeting of the Pubco Board for an additional seven (7) calendar days provided that any number of directors present at such third meeting representing at least a majority of members of the Pubco Board will constitute a valid quorum.

Provision	Pubco (Post-Closing)	CEP

The Amended and Restated Bylaws provide that, except as otherwise provided by the Proposed Organizational Documents or the TBOC, the presence in person or by proxy of the holders of a majority of the shares entitled to vote in the election of directors constitutes a quorum for a meeting of the shareholders.

Unless otherwise required by the TBOC, or the Proposed Organizational Documents the affirmative vote of the holders of a majority of the shares entitled to vote on a matter represented at a meeting at which a quorum is present shall be the act of the shareholders with respect to that matter; and the shareholders represented in person or by proxy at a meeting at which a quorum is present may conduct any business properly brought before the meeting until adjournment, and the subsequent withdrawal from the meeting of any shareholder or the refusal of any shareholder represented in person or by proxy to vote shall not affect the presence of a quorum at the meeting.

If a quorum is not present, the shareholders represented in person or by proxy may adjourn the meeting until a time and place determined by a vote of the holders of a majority of the shares represented in person or by proxy at that meeting. At such adjourned meeting at which the required number of voting shares shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

Provision	Pubco (Post-Closing)	CEP
Notice of Shareholder Actions/Meetings:

The Amended and Restated Bylaws provide that Pubco must give written notice not less than ten (10) and not more than sixty (60) days before the date of the meeting, personally, by electronic transmission (if consented to by a shareholder), or by mail, by or at the direction of the President, the Secretary, or the officer or person calling the meeting, to each shareholder entitled to vote at the meeting. If mailed, the notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at the shareholder’s address as it appears on the share transfer records of the Corporation, with postage prepaid. The notice shall include the place, day and hour of the meeting, the means of any remote communications by which shareholders may be considered present and may vote at the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called.

Notice of a shareholder meeting regarding a fundamental business transaction, as defined by Texas law, must be given to each shareholder of Pubco not later than twenty-one (21) days prior to the meeting, regardless of the shareholder’s right to vote on the matter. Notice of such action shall comply with any other requirements set by law. Notwithstanding the foregoing, the Corporation will provide notice of any meeting at which proposals properly submitted by shareholders in accordance with Rule 14a-8 under the Exchange Act will be considered, in accordance with applicable law and the rules and regulations thereunder. A written waiver of any notice signed by a Pubco shareholder or director, before or after the time of the meeting for which notice is to be given, will be deemed equivalent to giving notice to such director or shareholder. Participation or attendance of a shareholder or director at a meeting shall constitute a waiver of notice of such meeting, unless where the shareholder or director participates in or attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called or convened.

At least five (5) clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by CEP, provided that a general meeting of CEP shall, whether or not the notice specified in the CEP Memorandum and Articles has been given and whether or not the provisions of the CEP Memorandum and Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed: (a) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at the meeting; and (b) in the case of an extraordinary general meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, together holding not less than 95% in par value of the shares giving that right.

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

Provision	Pubco (Post-Closing)	CEP
Advance Notice Requirements for Shareholder Nominations and Other Proposals:

The Amended and Restated Bylaws provide that a notice of a shareholder for business (including, but not limited to director nominations) shall be made in writing and received by the secretary of Pubco at the principal executive offices of Pubco not later than the 30th day nor earlier than the 60th day before the first anniversary of the date on which Pubco first mailed its proxy materials or a notice availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then for notice by the shareholder to be timely, it must be so received by the secretary of Pubco not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement (as defined in the Amended and Restated Bylaws) of the date of such annual meeting is first made.

In the event of a special meeting of the shareholders, such notice must be received by the secretary of Pubco at the principal executive offices of Pubco not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which the public announcement (as defined in the Amended and Restated Bylaws) is first made of the date of the special meeting and of the nominees proposed by the Pubco Board to be elected or re-elected at such meeting.

A shareholder’s notice must also comply with the procedural, informational and other requirements, including but not limited to Texas law and Rule 14a-8 (or any successor provision) under the Securities Exchange Act of 1934, as outlined in the Amended and Restated Bylaws.

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of CEP not less than 120 calendar days before the date of CEP’s proxy statement released to members in connection with the previous year’s annual general meeting or, if CEP did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than thirty (30) days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of directors with such deadline being a reasonable time before CEP begins to print and send its related proxy materials.

Provision	Pubco (Post-Closing)	CEP
Limitation of Liability of Directors and Officers:

Texas law provides that the certificate of formation of a corporation may provide that a director or officer of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director or officer; provided, that, as stated in TBOC Section 7.001, the certificate of formation may not exculpate for (1) a breach of the officer’s or director’s duty of loyalty; (2) an act or omission not in good faith that either constitutes a breach of fiduciary duty or involves intentional misconduct or a knowing violation of law; (3) a transaction from which the director or officer received an improper benefit; or (4) an act or omission for which the liability of such director or officer is expressly provided by an applicable statute. Pubco’s Amended and Restated Certificate of Formation provides that its directors and officers are not personally liable to Pubco or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, to the fullest extent permitted by the TBOC. Any amendment, modification, or repeal of the foregoing sentence, unless otherwise required by law, will be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director or officer of Pubco existing at the time of such inconsistent repeal, amendment or adoption of such provision with respect to any act or omission prior to such amendment, modification or repeal. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against wilful default, fraud or the consequences of committing a crime.

Indemnification of Directors and Officers:

Pubco’s Amended and Restated Certificate of Formation and the Amended and Restated Bylaws provide for mandatory indemnification to the fullest extent allowed by TBOC of any person who was, or is a party to, or is threatened to be a made a party to, any threatened, pending, or completed action, suit or proceeding (whether civil, criminal, administrative, arbitrative or investigative), including any appeal thereof or any inquiry or investigation that could lead to such a proceeding, because such person

The CEP Memorandum and Articles provides that every director and officer (which for the avoidance of doubt, shall not include auditors of CEP), together with every former director and former officer (each an “Indemnified Person”) shall be indemnified out of the assets of CEP against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of

Provision	Pubco (Post-Closing)	CEP

(or a person of whom he or she is the legal representative) (a) is or was a director or officer of Pubco or (b) while a director or officer of Pubco is or was serving at the request of Pubco as a partner, director, officer, venturer, proprietor, trustee, employee, administrator or agent of another entity, organization, or an employee benefit plan, against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually and reasonably incurred or suffered by such indemnitee in connection with such proceeding. However, such indemnitee must have acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of Pubco, and for any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful.

The right to indemnification also includes the right to be paid by Pubco reasonable expenses incurred by an indemnitee in defending any such proceeding in the foregoing paragraph in advance of its final disposition. However, such payment of expenses shall only be made upon delivery to Pubco of a (a) written affirmation by such indemnitee of his or her good-faith belief that he or she met the standard of conduct necessary for indemnification under the TBOC and (b) a written undertaking, by or on behalf of such person, to repay all advanced amounts if determined such indemnitee has not met such required standard of conduct set forth in the TBOC or that such indemnification is prohibited by the TBOC.

any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to CEP for any loss or damage incurred by CEP as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

The Amended and Restated Bylaws and Amended and Restated Certificate of Formation permit indemnification of any officer, employee or agent of Pubco (and any other persons to which the TBOC permits Pubco to provide indemnification) to the fullest extent and manner provided by the TBOC and the Amended and Restated Bylaws.

The Amended and Restated Bylaws provide that Pubco may purchase and maintain insurance, at its expense, to protect itself and any present or former director, officer employee or agent of another corporation, partnership, joint venture, trust, proprietorship or other enterprise against any expense, liability or loss regardless of whether Pubco would have the power to indemnify such person against that expense, liability or loss under the TBOC.

Provision	Pubco (Post-Closing)	CEP
SPAC Provisions:	Not applicable.

The CEP Memorandum and Articles contain specific provisions which reflect its listing as a SPAC. These include provisions related to, among other things, the following: CEP Class B Ordinary Shares, redemption of Public Shares, business combination, business opportunities, automatic termination if an initial business combination is not consummated by the end of the Combination Period and the Trust Account.

Changes to Share Class Rights:	Changes to share class rights may only be achieved by amending the Certificate of Formation of Pubco. Please refer to “Amendments to the Organizational Documents” of this table for further details.

All or any of the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not CEP is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion article included in the CEP Memorandum and Articles, which as stated therein shall only require the consent in writing of the holders of a majority of the issued shares of that class), or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Anti-Takeover Provisions:

Under Texas law, an issuing public corporation may not engage in a “business combination” (as defined under the TBOC) with a shareholder who beneficially (a) owns twenty percent (20%) or more of the corporation’s outstanding voting stock or (b) owns twenty percent (20%) or more of the corporation’s outstanding voting stock during the preceding three-year (3) period, otherwise known as an “affiliated shareholder,” or any affiliate or associate of the affiliated shareholder, for a period of three (3) years from the date that person became an affiliated shareholder, unless: (i) the business combination or the acquisition of shares by the affiliated shareholder was approved by the board

CEP Memorandum and Articles provide that the board of directors is classified into two classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual general meetings. CEP’s authorized but unissued Class A ordinary shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized

Provision	Pubco (Post-Closing)	CEP

before the affiliated shareholder became an affiliated shareholder; or (ii) the business combination was approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose not less than six (6) months after the affiliated shareholder became an affiliated shareholder. This provision does not apply to a business combination with an affiliated shareholder under certain circumstances. In addition, a corporation may adopt an amendment to the certificate of formation that express elects not to be governed by this provision.

Pubco has not opted out of this provision.

but unissued and unreserved Class A ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of CEP by means of a proxy contest, tender offer, merger or otherwise.

Rights of Dissenting Shareholders:

Under Texas law, a shareholder of Pubco has the rights of dissent and appraisal with respect to a fundamental business transaction, defined as a merger, interest exchange, conversion or sale of all or substantially all assets. However, under Texas law, a shareholder may not dissent from a plan of merger or conversion in which there is a single surviving or new Texas entity, or from a plan of exchange, if (a) the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for the shareholder’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner; and (b) the shareholder is not required by the terms of the plan of merger, conversion or exchange to accept for the shareholder’s ownership interest any consideration other than (i) ownership interests, or depository receipts in respect of ownership interests, that, immediately after the effective date of the merger, conversion, or exchange will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are (A) listed on a national securities exchange or authorized for listing on the exchange on

Under section 238 of the Cayman Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger or consolidation. The Cayman Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares.

Provision	Pubco (Post-Closing)	CEP

official notice of issuance or (B) held of record by at least 2,000 owners; (ii) cash instead of fractional ownership interests the shareholder would otherwise be entitled to receive; or (iii) any combination of such ownership interests and cash.

Exclusive Forum:

The Amended and Restated Certificate of Formation provide that unless Pubco consents in writing to the selection of an alternative forum, the sole and exclusive forum for any of the filing, adjudication and trial of (a) any derivative action or proceeding brought on behalf of Pubco, (b) any action asserting a claim for or based on a breach of fiduciary duty owed by any current or former director, officer or other employee of Pubco to Pubco or Pubco’s shareholders, including any claim alleging a conspiracy to breach a fiduciary duty, knowing participation in a breach of a fiduciary duty or aiding and abetting a breach of fiduciary duty, (c) any action asserting a claim against Pubco or any current or former director or officer or other employee of Pubco arising pursuant to any provision of the TBOC or Pubco’s Amended and Restated Certificate of Formation or the Amended and Restated Bylaws (as either may be amended from time to time), (d) any action asserting a claim related to or involving Pubco governed by the internal affairs doctrine, (e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (f) any other action or proceeding in which the Business Court of the State of Texas has jurisdiction, shall be the Business Court in the First Business Court Division of the State of Texas (provided that if the Business Court determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division or, if such federal court lacks jurisdiction, the state district court of Dallas County, Texas). This exclusive forum section does not apply, for the avoidance of doubt, to any direct claims under the Securities Act of 1933, as amended, or the 1934 Act, as amended, or the rules and regulations promulgated thereunder.

Unless CEP consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the CEP Memorandum and Articles or otherwise related in any way to each CEP Shareholder’s shareholding in CEP.

Provision	Pubco (Post-Closing)	CEP
Stock Ownership Requirement for Derivative Suits; Waiver of Jury Trial

As permitted by the TBOC, the Amended and Restated Certificate of Formation provides that no shareholder or group of shareholders may institute or maintain a derivative proceeding brought on behalf of Pubco against any director and/or officer of Pubco in his or her official capacity, unless the shareholder or group of shareholders, at the time such derivative proceeding is instituted, beneficially owns a number of shares of common stock sufficient to meet an ownership threshold of at least three percent (3%) of the outstanding shares of Pubco, which percentage shall automatically increase to match the maximum allowable minimum ownership threshold as allowed under future amendments to the TBOC, as applicable, without any further action by Pubco or its shareholders.

The Amended and Restated Certificate of Formation provides that unless Pubco consents in writing to a jury trial, Pubco and each shareholder, director and officer irrevocably and unconditionally waives any right to jury trial for all “internal entity claims” (as that term is defined in Section 2.115 of the TBOC), and each shareholder has agreed that such shareholder’s holding or acquisition of shares of stock of Pubco or, to the extent permitted by law, options or rights to acquire shares of stock of Pubco following the adoption of the Amended and Restated Certificate of Formation constitutes such shareholder’s intentional and knowing waiver of any right to trial by jury with respect to such claims.

Dividend Rights:

Holders of shares of Pubco Class A Stock shall be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Pubco) when, as and if declared thereon by the Pubco Board from time to time out of any assets or funds of Pubco legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Holders of shares of Pubco Class B Stock shall not be entitled to dividends or distributions.

Provision	Pubco (Post-Closing)	CEP
Liquidation and Dissolution Rights:

Pursuant to the TBOC, the winding up of a corporation is required on: (a) the expiration of any period of duration specified in the corporation’s governing documents; (b) a voluntary decision to wind up the corporation; (c) an event specified in the governing documents of corporation requiring the winding up, dissolution, or termination of the corporation, other than an event specified in Section 11.051 of the TBOC; (d) an event specified in other sections of the TBOC requiring the winding up or termination of the corporation, other than an event specified in another subdivision of Section 11.051 of the TBOC; or (e) a decree by a court requiring the winding up, dissolution, or termination of the corporation, rendered under the TBOC or other law.

Subject to applicable law, upon voluntary or involuntary liquidation, dissolution or winding-up of Pubco’s affairs, after payment or provision for payment of the debts and other liabilities of Pubco, and subject to the rights of the holders of Preferred Stock in respect thereof, holders of shares of Pubco Class A Stock shall be entitled to receive all the remaining assets of Pubco available for distribution to its shareholders, ratably in proportion to the number of shares of Pubco Class A Stock held by them.

Notwithstanding anything to the contrary in the Proposed Organizational Documents, holders of shares of Pubco Class B Stock shall not be entitled to any assets or distributions upon the liquidation, dissolution or winding-up of Pubco.

Waiver of Corporate Opportunities:

The Amended and Restated Certificate of Formation explicitly waives corporate opportunities for Tether, SoftBank and their affiliated companies, as well as the successors, partners, principals, directors, officers, members, managers of Tether, SoftBank and their affiliated companies, including any of the foregoing who serve as officers or directors of Pubco, subject to certain exceptions.

The CEP Memorandum and Articles do not contain any waivers of corporate opportunities.

TICKER SYMBOL, MARKET PRICE AND DIVIDENDS

Ticker Symbol and Market Price

CEP Class A Ordinary Shares are currently listed on The Nasdaq Global Market under the symbol “CEP.” The closing price of the CEP Class A Ordinary Shares on April 21, 2025, the last trading day before the announcement of the execution of the Business Combination Agreement, was $10.80. As of September 17, 2025, the Record Date for the Meeting, there were two holders of record of CEP Class A Ordinary Shares and one holder of record of CEP Class B Ordinary Shares. As of September 17, 2025, the Record Date for the Meeting, the closing price for CEP Class A Ordinary Shares was $            . Holders of CEP Ordinary Shares should obtain current market quotations for the securities. The market price of CEP Class A Ordinary Shares could vary at any time prior to the Closing. Market price information regarding CEP Class B Ordinary Shares is not provided here because there is no established public trading market for CEP Class B Ordinary Shares.

There is currently no public market for the equity securities of Twenty One or Pubco. If Pubco’s application for listing is approved, shares of Pubco Class A Stock are expected to be traded on NYSE, Nasdaq or another national securities exchange under the symbol “XXI.”

Dividends

CEP, Pubco and Twenty One have not paid any cash dividends on their equity securities to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends by Pubco in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. Following the completion of the Business Combination, the Pubco Board will consider whether or not to institute a dividend policy. It is presently intended that Pubco will retain its earnings for use in business operations and, accordingly, it is not anticipated that the Pubco Board will declare dividends in the foreseeable future. Further, if Pubco incurs further indebtedness, its ability to declare dividends may be limited by restrictive covenants Pubco may agree to in connection therewith.

OTHER SHAREHOLDER COMMUNICATIONS

CEP Shareholders and interested parties may communicate with the CEP Board, any committee chairperson or the non-management directors as a group by writing to the CEP Board or committee chairperson in care of Cantor Equity Partners, Inc., 110 East 59th Street, New York, New York 10022. Following the Business Combination, such communications should be sent in care of Pubco at Twenty One Capital, Inc., c/o C T Corporation System, 1999 Bryan Street, Suite 900, Dallas, TX 75201-3136, and its telephone number is (214) 979-1172. Each communication will be forwarded, depending on the subject matter, to the CEP Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of the shares of Pubco Stock to be issued in connection with the Business Combination will be passed upon, as to matters of Texas law, by Skadden, Arps, Slate, Meagher & Flom LLP. The material U.S. federal income tax consequences of the Business Combination will be passed upon by Ellenoff Grossman & Schole LLP.

EXPERTS

The financial statements of CEP as of and for the year ended December 31, 2024 and 2023 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Twenty One as of April 30, 2025, and for the period from April 17, 2025, through April 30, 2025, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Twenty One to continue as a going concern as described in Note 2 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Pubco as of June 30, 2025, and for the period from March 7, 2025, through June 30, 2025, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Pubco to continue as a going concern as described in Note 2 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, CEP and services that it employs to deliver communications to CEP Shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of CEP’s proxy statement to CEP Shareholders. Upon written or oral request, CEP will deliver a separate copy of its proxy statement to any CEP Shareholder at a shared address to which a single copy of the document was delivered and who wishes to receive separate copies of such documents. CEP Shareholders receiving multiple copies of such documents may request that CEP deliver single copies of such documents in the future. CEP Shareholders may notify CEP of their requests by calling or writing CEP at its principal executive offices at Cantor Equity Partners, Inc., 110 East 59th Street, New York, New York 10022. Following the Business Combination, such requests should be made by calling or writing to Pubco at Twenty One Capital, Inc., c/o C T Corporation System, 1999 Bryan Street, Suite 900, Dallas, TX 75201-3136, and its telephone number is (206) 552-9859.

HOUSEHOLDING INFORMATION

Unless CEP has received contrary instructions, CEP may send a single copy of this proxy statement/prospectus to any household at which two or more CEP Shareholders reside if CEP believes the CEP Shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce CEP’s expenses. However, if CEP Shareholders prefer to receive multiple sets of CEP’s disclosure documents at the same address this year or in future years, the CEP Shareholders should follow the instructions described below. Similarly, if an address is shared with another CEP Shareholder and together both of the CEP Shareholders would like to receive only a single set of CEP’s disclosure documents, the CEP Shareholders should follow these instructions:

If the CEP Ordinary Shares are registered in the name of the CEP Shareholder, the CEP Shareholder should contact CEP’s offices at Cantor Equity Partners, Inc., 110 East 59th Street, New York, New York 10022. If a bank, broker or other nominee holds the shares, the CEP Shareholder should contact the bank, broker or other nominee directly.

SOLICITATION OF PROXIES

CEP will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, CEP will retain Sodali & Co as its proxy solicitor, for a fee of $25,000 plus reimbursement of out-of-pocket expenses for their services. CEP and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding CEP Ordinary Shares beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of CEP. No additional compensation will be paid to CEP’s directors, officers or employees for solicitation.

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2025 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2025 annual meeting of shareholders will be held. For any proposal to be considered for inclusion in Pubco’s proxy statement and form of proxy for submission to the shareholders at Pubco’s 2025 annual meeting of shareholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Amended and Restated Bylaws. Since the 2025 annual meeting would be Pubco’s first annual meeting of shareholders, such proposals must be received by Pubco at its offices at Twenty One Capital, Inc., c/o C T Corporation System, 1999 Bryan Street, Suite 900, Dallas, TX 75201-3136, a reasonable time before Pubco begins to print and mail the 2025 annual meeting proxy materials in order to be considered for inclusion in Pubco’s proxy materials for the 2025 annual meeting.

In addition, if the Business Combination is consummated, the Amended and Restated Bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting. To be timely, a shareholder’s notice must be delivered to Pubco at Twenty One Capital, Inc., c/o C T Corporation System, 1999 Bryan Street, Suite 900, Dallas, TX 75201-3136, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders. Nominations and proposals also must satisfy other requirements set forth in the Amended and Restated Bylaws. The Pubco Board may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

Where You Can Find More Information

CEP files reports, proxy statements and other information with the SEC as required by the Exchange Act. Pubco will file, upon the effectiveness of this proxy statement/prospectus, reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read CEP’s and Pubco’s SEC filings, including this proxy statement/prospectus, on the Internet at the SEC’s website at http://www.sec.gov.

CEP will also make available free of charge electronic copies of its filings upon request. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to CEP has been supplied by CEP, and all such information relating to Pubco has been supplied by Pubco. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Cantor Equity Partners, Inc.
110 East 59th Street
New York, New York 10022
Tel: (212) 938-5000
Email: CantorEquityPartners@cantor.com

You may also obtain these documents by requesting them in writing or by telephone from CEP’s proxy solicitor at:

Sodali & Co
430 Park Avenue, 14th Floor
New York, NY 10022
Telephone: (800) 662-5200
Bank and Brokers can call at (203) 658-9400
Email: CEP@investor.sodali.com

If you are a CEP Shareholder and would like to request documents, please do so by            , 2025 to receive them before the Meeting. If you request any documents from CEP, CEP will mail them to you by first class mail or another equally prompt means.

Neither CEP, Twenty One, nor Pubco has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

TRANSFER AGENT AND REGISTRAR

The transfer agent for CEP’s securities is the Continental Stock Transfer & Trust Company. The transfer agent for Pubco’s securities will be Continental Stock Transfer & Trust Company.

INDEX TO FINANCIAL STATEMENTS

CANTOR EQUITY PARTNERS INC.

TWENTY ONE ASSETS, LLC

TWENTY ONE CAPITAL, INC.

CANTOR EQUITY PARTNERS, INC.
CONDENSED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets:
Current Assets:
Cash	$25,000	$25,000
Prepaid expenses	270,750	228,250
Total Current Assets	295,750	253,250
Available-for-sale debt securities held in Trust Account, at fair value (amortized cost $104,153,703 and $101,881,727 as of June 30, 2025 and December 31, 2024, respectively)	104,166,637	101,976,363
Other assets	25,876	139,904
Total Assets	$104,488,263	$102,369,517

Liabilities and Shareholders’ Deficit:
Current Liabilities:
Accrued expenses	$801,757	$109,344
Notes payable – related party	645,543	332,992
Payable to related party	—	763
Total Liabilities	1,447,300	443,099

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 10,000,000 shares issued and outstanding at redemption value of $10.57 and $10.35 per share as of June 30, 2025 and December 31, 2024, respectively	105,666,742	103,476,372

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding as of both June 30, 2025 and December 31, 2024	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 300,000 shares issued and outstanding (excluding 10,000,000 shares subject to possible redemption) as of both June 30, 2025 and December 31, 2024	30	30
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 2,500,000 shares issued and outstanding as of both June 30, 2025 and December 31, 2024	250	250
Additional paid-in capital	—	—
Accumulated deficit	(2,638,993)	(1,644,870)
Accumulated other comprehensive income	12,934	94,636
Total Shareholders’ Deficit	(2,625,779)	(1,549,954)
Total Liabilities, Commitments and Contingencies and Shareholders’ Deficit	$104,488,263	$102,369,517

The accompanying notes are an integral part of these unaudited condensed financial statements.

CANTOR EQUITY PARTNERS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
General and administrative costs	$602,720	$14,790	$1,015,825	$35,345
Administrative expenses – related party	30,000	—	60,000	—
Loss from operations	(632,720)	(14,790)	(1,075,825)	(35,345)
Interest income on investments held in the Trust Account	1,111,473	—	2,272,072	—
Net income (loss)	$478,753	$(14,790)	$1,196,247	$(35,345)

Weighted average number of ordinary shares outstanding:
Class A – Public shares	10,000,000	—	10,000,000	—
Class A – Private placement	300,000	—	300,000	—
Class B – Ordinary shares	2,500,000	2,500,000 (1)	2,500,000	2,500,000	(1)(2)

Basic and diluted net income (loss) per share:
Class A – Public shares	$0.04	$—	$0.09	$—
Class A – Private placement	$0.04	$—	$0.09	$—
Class B – Ordinary shares	$0.04	$(0.01)	$0.09	$(0.01)

____________

(1)      On August 14, 2024, 375,000 Class B ordinary shares were surrendered by the Sponsor for no consideration (See Note 7).

(2)      This number has been retroactively adjusted to reflect the recapitalization of the Company in the form of the cancellation of 3,593,750 Class B ordinary shares on February 21, 2024 (See Note 7).

The accompanying notes are an integral part of these unaudited condensed financial statements.

CANTOR EQUITY PARTNERS, INC.
CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss)	$478,753	$(14,790)	$1,196,247	$(35,345)
Other comprehensive loss:
Change in unrealized depreciation of available-for-sale debt securities	(7,402)	—	(81,702)	—
Total other comprehensive loss	(7,402)	—	(81,702)	—
Comprehensive income (loss)	$471,351	$(14,790)	$1,114,545	$(35,345)

The accompanying notes are an integral part of these unaudited condensed financial statements.

CANTOR EQUITY PARTNERS, INC.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

For the Three and Six Months Ended June 30, 2025

	Ordinary shares						Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares		Amount
Balance – December 31, 2024	300,000	$30	2,500,000	(1)	$250	(1)	$—	$(1,644,870)	$94,636	$(1,549,954)
Accretion of redeemable Class A ordinary shares to redemption value	—	—	—		—		—	(1,086,298)	—	(1,086,298)
Other comprehensive loss	—	—	—		—		—	—	(74,300)	(74,300)
Net income	—	—	—		—		—	717,494	—	717,494
Balance – March 31, 2025	300,000	$30	2,500,000		$250		$—	$(2,013,674)	$20,336	$(1,993,058)
Accretion of redeemable Class A ordinary shares to redemption value	—	—	—		—		—	(1,104,072)	—	(1,104,072)
Other comprehensive loss	—	—	—		—		—	—	(7,402)	(7,402)
Net income	—	—	—		—		—	478,753	—	478,753
Balance – June 30, 2025	300,000	$30	2,500,000		$250		$—	$(2,638,993)	$12,934	$(2,625,779)

For the Three and Six Months Ended June 30, 2024

	Ordinary Shares						Additional Paid-In Income	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares(1)		Amount(1)
Balance – December 31, 2023	—	$—	2,875,000	(2)	$288	(2)	$24,712	$(320,041)	$—	$(295,041)
Net loss	—	—	—		—		—	(20,555)	—	(20,555)
Balance – March 31, 2024	—	$—	2,875,000		$288		$24,712	$(340,596)	$—	$(315,596)
Net loss	—	—	—		—		—	(14,790)	—	(14,790)
Balance – June 30, 2024	—	$—	2,875,000		$288		$24,712	$(355,386)	$—	$(330,386)

____________

(1)      On August 14, 2024, 375,000 Class B ordinary shares were forfeited by the Sponsor (See Note 7).

(2)      The number of shares and the amount have been retroactively adjusted to reflect the recapitalization of the Company in the form of the cancellation of 3,593,750 Class B ordinary shares on February 21, 2024 (See Note 7).

The accompanying notes are an integral part of these unaudited condensed financial statements.

CANTOR EQUITY PARTNERS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$1,196,247	$(35,345)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by related party	226,788	—
Interest income on investments held in Trust Account	(2,272,072)	—
Changes in operating assets and liabilities:
Deferred offering costs	—	(42,672)
Prepaid expenses	42,500	—
Other assets	114,028	—
Accrued expenses	692,413	(12,187)
Net cash used in operating activities	(96)	(90,204)

Cash flows from investing activities:
Maturity of available-for-sale debt securities held in Trust Account	206,389,300	—
Purchase of available-for-sale debt securities held in Trust Account	(206,389,204)	—
Net cash provided by investing activities	96	—

Cash flows from financing activities:
Proceeds from Notes payable – related party	312,551	90,204
Payment on Payable to related party	(312,551)	—
Net cash provided by financing activities	—	90,204

Net change in Cash	—	—
Cash – beginning of the period	25,000	—
Cash – end of the period	$25,000	$—

Supplemental disclosure of non-cash activities:
Deferred offering costs included in Accrued expenses	$—	$10,630

The accompanying notes are an integral part of these unaudited condensed financial statements.

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

Cantor Equity Partners, Inc. (the “Company”) was incorporated on November 11, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited in its search for target businesses to a particular industry or sector for the purpose of consummating the Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2025, the Company had not commenced operations. All activity through June 30, 2025 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) described below, and the Company’s efforts toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of the Business Combination, at the earliest. During the three and six months ended June 30, 2025, the Company used the net proceeds derived from the Initial Public Offering and the Private Placement (as defined below) to generate non-operating income in the form of interest income from direct investments in U.S. government debt securities.

The Company’s sponsor is Cantor EP Holdings, LLC (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on August 12, 2024. On August 14, 2024, the Company consummated the Initial Public Offering of 10,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares” and such Class A ordinary shares issued in the Initial Public Offering, the “Public Shares”) at a purchase price of $10.00 per Public Share, generating gross proceeds of $100,000,000, as described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 300,000 Class A ordinary shares (the “Private Placement Shares”) to the Sponsor at a price of $10.00 per Private Placement Share in a private placement (the “Private Placement”), generating gross proceeds of $3,000,000, as described in Note 4.

The net proceeds of the Private Placement were deposited into the Trust Account (as defined below) and will be used to fund the redemption of the Public Shares subject to the requirements of applicable law (see Note 4).

Offering costs amounted to approximately $2,400,000, consisting of $2,100,000 of underwriting fees and approximately $300,000 of other costs.

Following the closing of the Initial Public Offering and the Private Placement on August 14, 2024, an amount of $100,000,000 ($10.00 per Public Share) from the net proceeds of the sale of the Public Shares and the Private Placement Shares (see Note 4) was placed in a trust account (the “Trust Account”) located in the United States with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee. The funds in the Trust Account were initially held in an account at J.P. Morgan Chase Bank, N.A. and on August 15, 2024, were transferred to an account at CF Secured, LLC (“CF Secured”), an affiliate of the Sponsor. The Trust Account may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, or held as cash or cash items (including in demand deposit accounts) at a bank, as determined by the Company, until the earlier of: (i) the completion of the Business Combination or (ii) the distribution of the Trust Account, as described below.

Business Combination — The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating the Business Combination. There is no assurance that the Company will be able to complete the Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, the Company will only complete the Business Combination if the

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of the Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (which was initially $10.15 per Public Share, inclusive of $0.15 per redeemed share to be funded pursuant to the Sponsor Note (as defined below) in the applicable Redemption Event (as defined below)). The Public Shares are recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”). In such case, the Company will proceed with the Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of the Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (as may be amended, the “Amended and Restated Memorandum and Articles”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing the Business Combination. If, however, shareholder approval of the Business Combination is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the Business Combination, or if they vote at all. If the Company seeks shareholder approval in connection with the Business Combination, the Sponsor and the Company’s directors and officers have agreed to vote their Founder Shares (as defined in Note 4), their Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of the Business Combination (except that any Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would not be voted in favor of approving the Business Combination). In addition, the Sponsor and the Company’s directors and officers have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and any Public Shares held by them in connection with the completion of the Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 25% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Public Shares if the Company does not complete the Business Combination or (ii) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Business Combination Agreement — On April 22, 2025, the Company entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) by and among (i) the Company, (ii) Twenty One Capital, Inc., a Texas corporation (“Pubco”), (iii) Twenty One Assets, LLC, a Delaware limited liability company (the “Twenty One”), (iv) Twenty One Merger Sub D, a Cayman Islands exempted company (“SPAC Merger Sub”), (v) Tether Investments, S.A. de C.V., an El Salvador Sociedad

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

anónima de capital variable (“Tether”), (vi) iFinex, Inc., a British Virgin Islands company (“Bitfinex”), and (vii) with respect to certain sections specified in the Business Combination Agreement, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”).

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, upon the consummation of the transactions contemplated by the Business Combination Agreement, (a) the Company will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving entity (the “SPAC Merger”) and Company shareholders receiving one share of Pubco Class A common stock for each Class A ordinary share held by such shareholder; and (b) Twenty One will merge with and into CEP Merger Sub C, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company (“Twenty One Merger Sub”), with Twenty One Merger Sub continuing as the surviving company (the “Twenty One Merger” and, together with the SPAC Merger, the “Mergers”) and with the members of Twenty One receiving shares of Pubco common stock in exchange for their membership interests in Twenty One. As a result of the Mergers and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), SPAC Merger Sub and Twenty One Merger Sub will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement.

Contemporaneously with the execution of the Business Combination Agreement, the Company and Pubco entered into (i) subscription agreements (the “Convertible Note Subscription Agreements”) with certain investors (the “Convertible Note Investors”), pursuant to which the Convertible Note Investors agreed to acquire, in a private placement, 1.00% convertible senior secured notes of Pubco (the “Convertible Notes”) in an aggregate principal amount of $340,200,000 (the “Subscription Notes”), which number excludes the option (the “Option”) granted to the Convertible Note Investors to purchase additional Convertible Notes up to an aggregate principal amount of $100,000,000 included in the Convertible Note Subscription Agreements, which Option was exercised in full by certain of the Convertible Note Investors and the Sponsor on May 22, 2025 (the Convertible Notes to be issued pursuant to the Option, the “Option Notes” and the purchase and sale of the Subscription Notes and Option Notes, the “Convertible Notes PIPE”), (ii) subscription agreements (the “April Equity PIPE Subscription Agreements”) with certain investors (the “April Equity PIPE Investors”), pursuant to which April Equity PIPE Investors agreed to purchase, in a private placement, 20,000,000 Class A ordinary shares, for an aggregate purchase price of $200,000,000 ($10.00 per share), payable in either cash or Bitcoin (the “April Equity PIPE”), (iii) that certain sponsor support agreement with the Sponsor, as amended by the Sponsor Support Agreement Amendment (as defined below), the “Sponsor Support Agreement”), pursuant to which, among other matters, Pubco and the Sponsor agreed to enter into a Securities Exchange Agreement at the closing of the Transactions (the “Closing”), pursuant to which the Sponsor will exchange a number of its shares of Class A common stock of Pubco, par value $0.01 per share (“Pubco Class A Stock”), in exchange for Convertible Notes (such exchanged Convertible Notes, the “Exchange Notes”) and (iv) the PIPE Engagement Letter (as defined in Note 4) with Cantor Fitzgerald & Co. (“CF&Co.”), pursuant to which, among other matters, CF&Co. may be entitled to receive Convertible Notes on the terms set forth therein (the “Engagement Letter Notes”). In connection with the exercise of the Option, on May 22, 2025, the Sponsor entered into the Sponsor Convertible Note Subscription Agreement (as defined in Note 4) on substantially the same terms as the Convertible Note Subscription Agreements with respect to its pro rata allotment of the Option Notes.

On June 19, 2025, the Company and Pubco entered into subscription agreements (the “June Equity PIPE Subscription Agreements”) with certain investors (the “June Equity PIPE Investors”), pursuant to which the June Equity PIPE Investors agreed to purchase, in a private placement, 7,857,143 Class A ordinary shares for an aggregate purchase price of $165,000,000 ($21.00 per share), payable in either cash or Bitcoin (the “June Equity PIPE” and, together with the April Equity PIPE and the Convertible Notes PIPE, the “PIPE Investments”).

On June 25, 2025, the Company, Pubco and the Sponsor entered into Amendment No. 1 to Sponsor Support Agreement (the “Sponsor Support Agreement Amendment”), which amends the Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement Amendment, the Sponsor has agreed that it may, subject to the conditions specified therein, forfeit a number of Class A ordinary shares it receives upon conversion of its Class B ordinary shares of the Company, par value $0.0001 per share (“Class B ordinary shares”), pursuant to the anti-dilution provisions of the

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Company’s amended and restated memorandum and articles of association pursuant to the formula set forth therein. In addition, the form of Securities Exchange Agreement to be entered into by the Sponsor and Pubco immediately after the Closing has been amended and restated in the form attached to the Sponsor Support Agreement Amendment to modify the formula used to determine the number of shares of Pubco Class A Stock that the Sponsor will exchange for Exchange Notes.

Certain existing agreements of the Company will be amended or amended and restated in connection with the Transactions.

For more information regarding the Transactions, refer to the Company’s filings with the SEC, including the Current Reports on Form 8-K filed by the Company with the SEC on April 23, 2025, April 28, 2025, May 29, 2025, June 20, 2025 and June 27, 2025 and the other filings the Company and Pubco may make from time to time with the SEC.

Failure to Consummate the Business Combination — The Company has until August 14, 2026, or until such earlier liquidation date as the Company’s board of directors may approve or such later date as the Company’s shareholders may approve pursuant to the Amended and Restated Memorandum and Articles (the “Combination Period”), to consummate the Business Combination. If the Company is unable to complete the Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s directors and officers have agreed to waive their liquidation rights from the Trust Account with respect to the Founder Shares and the Private Placement Shares held by them if the Company fails to complete the Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors and officers acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.15 per share (inclusive of $0.15 per redeemed share to be funded pursuant to the Sponsor Note) initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below $10.15 per share. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm and the underwriters of the Initial Public Offering), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Liquidity and Capital Resources

As of both June 30, 2025 and December 31, 2024, the Company had $25,000 of cash in its operating account. As of June 30, 2025 and December 31, 2024, the Company had a working capital deficit of approximately $1,152,000 and approximately $190,000, respectively. As of June 30, 2025 and December 31, 2024, approximately $4,167,000 and approximately $1,976,000, respectively, of the amount earned on funds held in the Trust Account was available to pay taxes, if any.

The Company’s liquidity needs through June 30, 2025 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $287,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”), the proceeds from the sale of the Private Placement Shares not held in the Trust Account and the Sponsor Loan (as defined below). The Company fully repaid the Pre-IPO Note upon completion of the Initial Public Offering. In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor agreed to loan the Company up to $1,750,000 to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Business Combination (the “Sponsor Loan”), of which approximately $600,000 and approximately $333,000 has been drawn by the Company as of June 30, 2025 and December 31, 2024, respectively. If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (as defined in Note 4). As of both June 30, 2025 and December 31, 2024, the Company did not have any borrowings under the Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, to meet its needs through the earlier of the consummation of the Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Basis of Presentation

The unaudited condensed financial statements are presented in U.S. dollars, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2025 and the results of operations, comprehensive income (loss) and cash flows for the periods presented. Certain information and disclosures normally included in unaudited condensed financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year or any future period. The unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended December 31, 2024, included in the Company’s Annual Report on Form 10-K filed by the Company with the SEC on March 28, 2025. Certain reclassifications have been made to previously reported amounts to conform to the current presentation.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Such estimates may be subject to change as more current information becomes available, and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments (if any) with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents in its operating account or the Trust Account as of both June 30, 2025 and December 31, 2024.

Available-for-Sale Debt Securities

The Company’s investments held in the Trust Account as of both June 30, 2025 and December 31, 2024 comprised of a direct investment in U.S. government treasury bills.

The Company accounts for its investment in debt securities in accordance with the guidance in ASC 320, Investments — Debt and Equity Securities. When the Company has the ability and positive intent to hold debt securities until maturity, such securities are classified as held-to-maturity and carried at amortized cost. None of the Company’s debt securities met the criteria for held-to-maturity classification as of both June 30, 2025 and December 31, 2024. As the Company does not have the ability or positive intent to hold its debt securities until maturity, the securities are classified as available-for-sale. Unrealized gains and losses from available-for-sale debt securities carried at fair value are reported as a separate component of Accumulated other comprehensive income (loss) in shareholders’ deficit. Interest income recognized on the unaudited condensed statements of operations reflects accretion of discount. Investments in debt securities are recorded on a trade-date basis.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in financial institutions which, at times, may exceed the Federal Deposit Insurance Corporation maximum coverage limit of $250,000 and investments in the U.S. government debt securities held in the Trust

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Account. For both the three and six months ended June 30, 2025 and 2024, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Under ASC 820, Fair Value Measurement (“ASC 820”), “fair value” is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820 approximates the carrying amounts presented in the condensed balance sheets, primarily due to their short-term nature, with the exception of the available-for-sale debt securities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal and other fees incurred in connection with the preparation for the Initial Public Offering. These costs amounted to approximately $2,400,000 and were charged against the carrying value of the Public Shares upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. All of the Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of both June 30, 2025 and December 31, 2024, 10,000,000 Class A ordinary shares subject to possible redemption are presented as temporary equity outside of the shareholders’ deficit section of the Company’s condensed balance sheets. The Company recognizes any subsequent changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares to the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value of redeemable Class A ordinary shares. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable Class A ordinary shares also resulted in charges against Additional paid-in capital and Accumulated deficit.

As of June 30, 2025 and December 31, 2024, the Class A ordinary shares subject to possible redemption, as presented in the accompanying balance sheets, are reconciled in the following table:

Gross proceeds	$100,000,000
Less:
Issuance costs allocated to Class A ordinary shares subject to possible redemption	(2,410,968)
Plus:
Accretion of carrying value to redemption value	5,887,340
Class A ordinary shares subject to possible redemption, December 31, 2024	$103,476,372
Plus:
Accretion of carrying value to redemption value	2,190,370
Class A ordinary shares subject to possible redemption, June 30, 2025	$105,666,742

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Net Income (Loss) Per Ordinary Share

The Company complies with the accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income (loss) per ordinary share is computed by dividing net income (loss) applicable to shareholders by the weighted average number of ordinary shares outstanding for the applicable periods. The Company applies the two-class method in calculating earnings per share and allocates net income (loss) pro rata to Class A ordinary shares subject to possible redemption, nonredeemable Class A ordinary shares and Class B ordinary shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value is not in excess of the fair value.

The following tables reflect the calculation of basic and diluted net income (loss) per ordinary share:

	For the Three Months Ended June 30, 2025			For the Three Months Ended June 30, 2024
	Class A – Public shares	Class A – Private placement shares	Class B – Ordinary shares	Class A – Public shares	Class A – Private placement shares	Class B – Ordinary shares
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$374,026	$11,221	$93,506	$—	$—	$(14,790)
Denominator:
Basic and diluted weighted average number of ordinary shares outstanding	10,000,000	300,000	2,500,000	—	—	2,500,000
Basic and diluted net income (loss) per ordinary share	$0.04	$0.04	$0.04	$—	$—	$(0.01)
	For the Six Months Ended June 30, 2025			For the Six Months Ended June 30, 2024
	Class A – Public shares	Class A – Private placement shares	Class B – Ordinary shares	Class A – Public shares	Class A – Private placement shares	Class B – Ordinary shares
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$934,568	$28,037	$233,642	$—	$—	$(35,345)
Denominator:
Basic and diluted weighted average number of ordinary shares outstanding	10,000,000	300,000	2,500,000	—	—	2,500,000
Basic and diluted net income (loss) per ordinary share	$0.09	$0.09	$0.09	$—	$—	$(0.01)

Income Taxes

Income taxes are accounted for using the asset and liability method as prescribed under ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to basis differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

ASC 740 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company provides for uncertain tax positions, based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. Management is required to determine whether a tax position is more likely than not to be sustained upon examination by tax authorities, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Because significant assumptions are used in determining whether a tax benefit is more likely than not to be sustained upon examination by tax authorities, actual results may differ from management’s estimates under different assumptions or conditions.

The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. As of both June 30, 2025 and December 31, 2024, the Company has not recorded any amounts related to uncertain tax positions.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company recorded no income tax provision for the periods presented.

Segment Reporting

The Company has one reportable segment. See Note 9 — Segment Information for additional information.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The guidance was issued in response to requests from investors for companies to disclose more information about their financial performance at the segment level. The ASU does not change how a public entity identifies its operating segments, aggregates them or applies the quantitative thresholds to determine its reportable segments. The standard requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis, and to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that were previously required annually. Public entities with a single reportable segment are required to provide the new disclosures and all the disclosures previously required under ASC 280. The Company adopted the standard on the required effective date for the financial statements issued for the annual reporting periods beginning on January 1, 2024 and applies the guidance for the interim periods beginning on January 1, 2025. The adoption of the new guidance did not have an impact on the Company’s unaudited condensed financial statements.

In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements — Amendments to Remove References to the Concepts Statements. The Conceptual Framework establishes concepts that the FASB considers in developing standards. The ASU was issued to remove references to the Conceptual Framework in the Codification. The FASB noted that references to the Concepts Statements in the Codification could have implied that the Concepts Statements are authoritative. Also, some of the references removed were to Concepts Statements that are superseded. The Company adopted the standard on the required effective date beginning on January 1, 2025 using a prospective transition method for all new transactions recognized on or after the effective date. The adoption of this guidance did not have a material impact on the Company’s unaudited condensed financial statements.

New Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The standard improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the rate reconciliation and income taxes paid disaggregated by jurisdiction. The ASU also includes certain other amendments to improve the effectiveness of income tax disclosures. The new guidance will become effective for the Company’s financial statements issued for annual reporting periods beginning

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

on January 1, 2025, will require prospective presentation with an option to apply it retrospectively for each period presented, and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s unaudited condensed financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The standard improves financial reporting and responds to investor input that additional expense detail is fundamental to understanding the performance of an entity, assessing its prospects for future cash flows, and comparing its performance over time and with that of other entities. The new guidance requires public business entities to disclose in the notes to financial statements specified information about certain costs and expenses at each interim and annual reporting period. Specified expenses, gains or losses that are already disclosed under existing U.S. GAAP will be required by the ASU to be included in the disaggregated income statement expense line item disclosures, and any remaining amounts will need to be described qualitatively. The new guidance will become effective for the Company’s financial statements issued for annual reporting periods beginning on January 1, 2027 and interim reporting periods beginning on January 1, 2028, will require either prospective or retrospective presentation, and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s unaudited condensed financial statements.

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity. The standard revises current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity (“VIE”) that meets the definition of a business. The amendments differ from current U.S. GAAP because, for certain transactions, they replace the requirement that the primary beneficiary of a VIE is always the acquirer with an assessment that requires an entity to consider the factors to determine which entity is the accounting acquirer. Under the amendments, acquisition transactions in which the legal acquiree is a VIE will, in more instances, result in the same accounting outcomes as economically similar transactions in which the legal acquiree is a voting interest entity. The ASU does not change the accounting for a transaction determined to be a reverse acquisition or a transaction in which the legal acquirer is not a business and is determined to be the accounting acquiree. The new guidance will become effective for interim and annual reporting periods beginning on January 1, 2027, will require a prospective transition method for business combinations that occur after the initial adoption date, and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s unaudited condensed financial statements.

SEC Rule on Climate-Related Disclosures

In March 2024, the SEC adopted final rules relating to The Enhancement and Standardization of Climate-Related Disclosures for Investors, that would require registrants to provide climate-related disclosures in a note to their audited financial statements. The disclosures under the final rules would include certain effects of severe weather events and other natural conditions, including the aggregate amounts and where in the financial statements they are presented. If carbon offsets or renewable energy credits or certificates (“RECs”) are deemed a material component of the registrant’s plans to achieve its disclosed climate-related targets, registrants would be required to disclose information about the offsets and RECs. Registrants would also be required to disclose whether and how (1) exposures to risks and uncertainties associated with, or known impacts from, severe weather events and other natural conditions and (2) any disclosed climate-related targets or transition plans materially impacted the estimates and assumptions used in preparing the financial statements. Finally, registrants would be required to disclose additional contextual information about the above disclosures, including how each financial statement effect was derived and the accounting policy decisions made to calculate the effects, for the most recently completed fiscal year and, if previously disclosed or required to be disclosed, for the historical fiscal year for which audited consolidated financial statements are included in the filing. In April 2024, the SEC released an order staying the rules pending judicial review of all of the petitions challenging the rules and in March 2025, the SEC voted to end its defense of the rules. Absent these developments, the rules would have been effective for the Company upon its

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

registration under the Exchange Act on August 12, 2024 and phased in starting in 2027. Management is continuing to monitor the developments pertaining to the rules and any resulting potential impacts on the Company’s unaudited condensed financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 10,000,000 Class A ordinary shares at a price of $10.00 per share. In connection with the underwriter advising the Company that it would not be exercising the over-allotment option, the Sponsor surrendered, for no consideration, 375,000 Class B ordinary shares so that the issued and outstanding Class B ordinary shares represented 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (not including the Private Placement Shares).

Note 4 — Related Party Transactions

Founder Shares

In November 2020, the Sponsor purchased 14,375,000 Class B ordinary shares (the “Founder Shares”) for a purchase price of $25,000. On June 8, 2023 and February 21, 2024, the Sponsor surrendered, for no consideration, 7,906,250 and 3,593,750 Class B ordinary shares, respectively, which the Company cancelled, resulting in a decrease in the total number of Class B ordinary shares outstanding from 14,375,000 shares to 2,875,000 shares. The Class B ordinary shares will automatically convert into nonredeemable Class A ordinary shares in connection with the consummation of the Business Combination and are subject to certain transfer restrictions, as described in Note 7.

On August 14, 2024, due to the underwriter advising the Company that it would not be exercising the over-allotment option, 375,000 Class B ordinary shares were surrendered by the Sponsor for no consideration so that the issued and outstanding Class B ordinary shares represented 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (not including the Private Placement Shares), resulting in 2,500,000 Class B ordinary shares issued and outstanding and held by the Sponsor.

On August 12, 2024, the Company entered into a letter agreement with the Sponsor (the “Letter Agreement”), pursuant to which the Sponsor and the Company’s directors and officers have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. Pursuant to the Sponsor Support Agreement, in connection with the Closing, the Company, Pubco and the Sponsor will enter into an amendment to the Letter Agreement, by and among the Company, the Sponsor and the other parties thereto, to amend clause (A) above to be six months after the completion of the Business Combination and to remove clause (B) above.

Private Placement Shares

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 300,000 Private Placement Shares at a price of $10.00 per Private Placement Share ($3,000,000 in the aggregate) in the Private Placement. The net proceeds from the Private Placement were added to the net proceeds from the Initial Public Offering held in the Trust Account. Pursuant to the Letter Agreement, the Sponsor has agreed to waive its redemption rights with respect

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

to the Private Placement Shares in connection with the completion of the Business Combination or otherwise. The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the Business Combination.

Investments Held in the Trust Account

Starting on August 15, 2024, the Company’s investments in U.S. government treasury bills have been held in the Trust Account that is custodied by CF Secured with Continental acting as trustee.

Underwriter

CF&Co., the lead underwriter of the Initial Public Offering, is an affiliate of the Sponsor (see Note 5).

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay CF&Co. a cash fee of $3,500,000 for such services upon the consummation of the Business Combination.

Sponsor Convertible Note Subscription Agreement

On May 22, 2025, the Company, the Sponsor and Pubco entered into a subscription agreement (the “Sponsor Convertible Note Subscription Agreement”) on substantially the same terms as the Convertible Note Subscription Agreements, as described in Note 1, pursuant to which, the Sponsor has agreed to purchase Option Notes with an aggregate principal amount of $12,791,000 at the Closing.

Sponsor Support Agreement and Sponsor Support Agreement Amendment

On June 25, 2025, the Company, the Sponsor, and Pubco entered into the Sponsor Support Agreement Amendment, which amends the Sponsor Support Agreement dated April 22, 2025, as described in Note 1.

M&A Engagement Letter

On April 22, 2025, the Company entered into a letter agreement with CF&Co. (the “M&A Engagement Letter”), pursuant to which the Company engaged CF&Co. as its exclusive financial advisor for the Transactions. CF&Co. is not entitled to receive any fees pursuant to the M&A Engagement Letter but will be indemnified against certain liabilities arising out of its engagement.

PIPE Engagement Letter

On April 22, 2025, the Company entered into a letter agreement with Pubco and CF&Co. (as amended on June 25, 2025, the “PIPE Engagement Letter”), pursuant to which CF&Co. agreed to provide placement agent services in connection with each of the PIPE Investments and certain future capital markets advisory and other non-financial advisory services to Pubco. Pursuant to the PIPE Engagement Letter, CF&Co. may receive a cash fee at the Closing equal to the sum of (i) 0.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the contribution agreement they entered into with Twenty One on April 22, 2025 (the “Contribution Agreement”), (ii) 0.5% of the gross proceeds received by the Company and Pubco pursuant to the April Equity PIPE and the Convertible Notes PIPE (assuming that all April Equity PIPE Investors and Convertible Note Investors fund their commitments in the

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

April Equity PIPE Subscription Agreements and the Convertible Note Subscription Agreements) and (iii) 2.0% of the gross proceeds received by the Company and Pubco pursuant to the June Equity PIPE (assuming that all June Equity PIPE Investors fund their commitments in the June Equity PIPE Subscription Agreements).

Additionally, pursuant to the PIPE Engagement Letter, CF&Co. may also receive the Engagement Letter Notes, such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement and (ii) 1.5% of the gross proceeds received by the Company and Pubco pursuant to the April Equity PIPE and the Convertible Notes PIPE, subject to certain adjustments.

Related Party Loans

On May 27, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering pursuant to the Pre-IPO Note, which was amended and restated on June 12, 2023 and on May 31, 2024. Prior to the closing of the Initial Public Offering, the amount outstanding under the Pre-IPO Note was approximately $287,000. The Pre-IPO Note was non-interest bearing and was repaid in full upon completion of the Initial Public Offering.

In order to finance transaction costs in connection with the Business Combination, the Sponsor has committed up to $1,750,000 in the Sponsor Loan to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor. The Sponsor Loan does not bear interest and is repayable by the Company to the Sponsor upon consummation of the Business Combination; provided that, pursuant to an amended and restated promissory note, at the Sponsor’s option, at any time beginning 60 days after the date of the Initial Public Offering, all or any portion of the amount outstanding under the Sponsor Loan may be converted into Class A ordinary shares at a conversion price of $10.00 per share. Otherwise, the Sponsor Loan would be repaid only out of funds held outside the Trust Account. As of June 30, 2025 and December 31, 2024, the Company had approximately $600,000 and approximately $333,000, respectively, outstanding under the Sponsor Loan. Pursuant to the Sponsor Support Agreement, the Sponsor has elected to have the amount outstanding under the Sponsor Loan as of the Closing, other than with respect to certain expenses incurred by the Company with respect to the SEC and Nasdaq as further described in the Sponsor Support Agreement, be repaid in Class A ordinary shares at the Closing.

If the Sponsor Loan is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of both June 30, 2025 and December 31, 2024, the Company had no borrowings under the Working Capital Loans.

In addition, the Sponsor has agreed to lend the Company up to $1,500,000 pursuant to a promissory note (the “Sponsor Note”) in connection with the consummation of the Business Combination, an extension of time for the Company to consummate the Business Combination or the Company’s liquidation (each, a “Redemption Event”), such that an amount equal to $0.15 per Public Share being redeemed in connection with the applicable Redemption Event will be added to the Trust Account and paid to the holders of the applicable redeemed Public Shares on such Redemption Event. The Sponsor Note does not bear interest and will be repaid by the Company at the closing of the Business Combination. If the Company is unable to consummate the Business Combination, the Sponsor Note would be repaid only out of funds held outside of the Trust Account. The Sponsor has waived any claims against the Trust Account in connection with the Sponsor Note.

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payable to related party on the Company’s condensed balance sheets. As of June 30, 2025 and December 31, 2024, the Company had $0 and approximately $1,000, respectively, as payable outstanding to the Sponsor for such expenses paid on the Company’s behalf.

Administrative Support Agreement

The Company has agreed to pay $10,000 a month to the Sponsor for office space, administrative and shared personnel support services. Services commenced on August 13, 2024, the date the Class A ordinary shares were first listed on the Nasdaq Stock Market and will terminate upon the earlier of the consummation by the Company of the Business Combination or the liquidation of the Company. During the three months ended June 30, 2025 and 2024, the Company incurred $30,000 and $0, respectively, for these services. During the six months ended June 30, 2025 and 2024, the Company incurred $60,000 and $0, respectively, for these services.

Independent Directors Compensation

Commencing on August 12, 2024, the Company compensates its independent directors through cash payments for their services on the Company’s board of directors. As a result, during the three months ended June 30, 2025 and 2024, the Company recognized $25,000 and $0, respectively, of compensation expense on its unaudited condensed statements of operations. During the six months ended June 30, 2025 and 2024, the Company recognized $50,000 and $0, respectively, of compensation expense on its unaudited condensed statements of operations. The corresponding accrued compensation payable recognized on the Company’s condensed balance sheets was $25,000 and $0 as of June 30, 2025 and December 31, 2024, respectively.

Note 5 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on August 12, 2024, the holders of Founder Shares (only after conversion of such shares to Class A ordinary shares), the Private Placement Shares and any Class A ordinary shares issued upon conversion of up to $1,750,000 of the Sponsor Loan are entitled to registration rights. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted CF&Co. a 45-day option to purchase up to 1,500,000 additional Class A ordinary shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 14, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter advised the Company that it would not be exercising the over-allotment option.

CF&Co. was paid a cash underwriting discount of $2,000,000 in connection with the Initial Public Offering. The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The qualified independent underwriter received no other compensation.

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Business Combination (see Note 4).

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

Risks and Uncertainties

The Company’s results of operations and its ability to complete the Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond the Company’s control. The Company’s results of operations and its ability to consummate the Business Combination could be impacted by, among other things, downturns in the financial markets or in economic conditions, fluctuations in interest rates, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. Management continues to evaluate the impact of these factors and has concluded that while it is reasonably possible that these factors could have an effect on the Company’s financial position, results of its operations and completion of the Business Combination, the specific impact is not readily determinable as of the date of the unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 6 — Available-for-Sale Debt Securities

The following tables present the amortized cost, gross unrealized gains (losses), fair value and other information for the available-for-sale debt securities held in the Trust Account:

June 30, 2025	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government debt securities(1)(2)	$104,153,703	$12,934	$—	$104,166,637
December 31, 2024	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government debt securities(1)(2)	$101,881,727	$177,761	$(83,125)	$101,976,373

____________

(1)      Contractual maturities are one year or less.

(2)      No debt securities were in an unrealized loss position.

The Company did not have any sales of its available-for-sale debt securities during the three and six months ended June 30, 2025 and 2024.

Note 7 — Shareholders’ Deficit

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of both June 30, 2025 and December 31, 2024, there were 300,000 Class A ordinary shares issued and outstanding, excluding 10,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. In November 2020, the Company issued 14,375,000 Class B ordinary shares to the Sponsor. On June 8, 2023 and February 21, 2024, the Sponsor surrendered, for no consideration, 7,906,250 and 3,593,750 Class B ordinary shares, respectively, which the Company cancelled, resulting in a decrease in the total number of Class B ordinary shares outstanding from 14,375,000 shares to 2,875,000 shares. Information contained in the financial statements has been retroactively adjusted for the surrenders and cancellations. In connection with the underwriter advising the Company that it would not be exercising the over-allotment option, on August 14, 2024 the Sponsor surrendered, for no consideration 375,000 Class B ordinary shares, so that the issued and outstanding Class B ordinary shares represented 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (not including the Private Placement Shares). As a result, 2,500,000 Class B ordinary shares were issued and outstanding as of both June 30, 2025 and December 31, 2024.

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Shareholders’ Deficit (cont.)

Prior to the consummation of the Business Combination, only holders of Class B ordinary shares will have the right to vote on the appointment and removal of directors and be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to adopt new constitutional documents as a result of the Company approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands). Other than as described above, holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into nonredeemable Class A ordinary shares in connection with the consummation of the Business Combination or at any time and from time to time at the option of the holder thereof, on a one-for-one basis, subject to adjustment. Class A ordinary shares issued in connection with the conversion of Class B ordinary shares issued prior to the consummation of the Business Combination are subject to the same restrictions as applied to Class B ordinary shares prior to such conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination.

In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of both June 30, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

Note 8 — Fair Value Measurements on a Recurring Basis

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs to valuation techniques used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These three levels of the fair value hierarchy are:

•        Level 1 measurements — unadjusted observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2 measurements — inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3 measurements — unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements on a Recurring Basis (cont.)

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2025 and December 31, 2024, and indicate the fair value hierarchy of the inputs that the Company utilized to determine such fair value.

June 30, 2025

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account – U.S. government debt securities	$104,166,637	$—	$—	$104,166,637
Total	$104,166,637	$—	$—	$104,166,637

December 31, 2024

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account – U.S. government debt securities	$101,976,363	$—	$—	$101,976,363
Total	$101,976,363	$—	$—	$101,976,363

As of June 30, 2025 and December 31, 2024, Level 1 assets include a direct investment in the U.S. government treasury bills classified as available-for-sale debt securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Note 9 — Segment Information

The Company has not yet commenced operations, thus all activity for the three and six months ended June 30, 2025 and 2024 relates to the Company’s formation, the Initial Public Offering, and the Company’s efforts toward locating and completing a suitable Business Combination. The Company has identified its Chairman and Chief Executive Officer as the chief operating decision maker (the “CODM”). The Company consists of one reportable segment, because the resource allocation and assessment of performance of the entity’s business activities by the CODM are performed using the entity-wide operating results. The net income (loss) is the measure of segment profit (loss) most consistent with U.S. GAAP that is regularly reviewed by the CODM to allocate resources and assess financial performance.

The Company does not have operating income and therefore, it does not have any operating revenues. The Company will not generate any operating revenues until after the completion of the Business Combination, at the earliest. During the three months ended June 30, 2025 and 2024, the Company earned approximately $1,112,000 and $0, respectively, of interest income on investments held in the Trust Account. During the six months ended June 30, 2025 and 2024, the Company earned approximately $2,272,000 and $0, respectively, of interest income on investments held in the Trust Account. The Company’s significant expenses were general and administrative expenses, which were approximately $603,000 and approximately $15,000 for the three months ended June 30, 2025 and 2024, respectively, and approximately $1,016,000 and approximately $35,000 for the six months ended June 30, 2025 and 2024, respectively. The other expenses were administrative expenses paid to the Sponsor, which amounted to $30,000

CANTOR EQUITY PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 9 — Segment Information (cont.)

and $0 for the three months ended June 30, 2025 and 2024, respectively, and $60,000 and $0 for the six months ended June 30, 2025 and 2024, respectively. Refer to the Company’s unaudited condensed statements of operations for additional information.

As of June 30, 2025 and December 31, 2024, the Company had total assets of approximately $104,488,000 and approximately $102,370,000, respectively. See the Company’s condensed balance sheets for additional information.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued and determined that, other than as described below, there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed financial statements.

On July 26, 2025, the Company entered into Amendment No. 1 to the Business Combination Agreement by and among, Pubco, Twenty One, SPAC Merger Sub, Tether, Bitfinex and SoftBank (the “BCA Amendment”) in order to amend the price of Bitcoin used to determine the number of shares of Pubco Stock (as defined in the Business Combination Agreement) to be received by Tether in exchange for the sale of the Additional PIPE Bitcoin (as defined in the Business Combination Agreement) to Pubco at the Closing. For further information regarding the BCA Amendment, please see the Current Report on Form 8-K filed by the Company with the SEC on July 29, 2025.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Cantor Equity Partners, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Cantor Equity Partners, Inc. (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, statements of comprehensive income (loss), changes in shareholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 28, 2025

PCAOB Number 100

CANTOR EQUITY PARTNERS, INC.
BALANCE SHEETS

	December 31, 2024	December 31, 2023
Assets:
Current Assets:
Cash	$25,000	$—
Prepaid expenses	228,250	—
Total Current Assets	253,250	—
Available-for-sale debt securities held in Trust Account, at fair value (amortized cost $101,881,727)	101,976,363	—
Other assets	139,904	—
Total Assets	$102,369,517	$—

Liabilities and Shareholders’ Deficit:
Current Liabilities:
Accrued expenses	$109,344	$112,607
Notes payable – related party	332,992	182,434
Payable to related party	763	—
Total Liabilities	443,099	295,041

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 10,000,000 and 0 shares issued and outstanding at redemption value of $10.35 and $0 per share as of December 31, 2024 and 2023, respectively	103,476,372	—

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding as of both December 31, 2024 and 2023	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 300,000 shares issued and outstanding (excluding 10,000,000 shares subject to possible redemption) as of December 31, 2024 and no shares issued or outstanding as of December 31, 2023	30	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 2,500,000(1) and 2,875,000(2) shares issued and outstanding as of December 31, 2024 and 2023, respectively	250 (1)	288 (2)
Additional paid-in capital	—	24,712
Accumulated deficit	(1,644,870)	(320,041)
Accumulated other comprehensive income	94,636	—
Total Shareholders’ Deficit	(1,549,954)	(295,041)
Total Liabilities, Commitments and Contingencies and Shareholders’ Deficit	$102,369,517	$—

____________

(1)      The number of shares and the amount reflect 375,000 Class B ordinary shares surrendered by the Sponsor for no consideration on August 14, 2024 (See Note 7).

(2)      The number of shares and the amount have been retroactively adjusted to reflect the recapitalization of the Company in the form of the cancellation of 3,593,750 Class B ordinary shares on February 21, 2024 (See Note 7).

The accompanying notes are an integral part of these financial statements.

CANTOR EQUITY PARTNERS, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2024	Year Ended December 31, 2023
General and administrative costs	$297,816	$252,866
Administrative expenses – related party	46,129	—
Loss from operations	(343,945)	(252,866)
Interest income on investments held in the Trust Account	1,881,736	—
Net income (loss)	$1,537,791	$(252,866)

Weighted average number of ordinary shares outstanding:
Class A – Public shares	3,825,137	—
Class A – Private placement	114,754	—
Class B – Ordinary shares(1)	2,500,000	2,500,000
Basic and diluted net income (loss) per share:
Class A – Public shares	$0.24	$—
Class A – Private placement	$0.24	$—
Class B – Ordinary shares	$0.24	$(0.10)

____________

(1)      On August 14, 2024, 375,000 Class B ordinary shares were shares surrendered by the Sponsor for no consideration. This number has been retroactively adjusted to reflect the recapitalization of the Company in the form of the cancellation of 3,593,750 Class B ordinary shares on February 21, 2024 (See Note 7).

The accompanying notes are an integral part of these financial statements.

CANTOR EQUITY PARTNERS, INC.
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2024	Year Ended December 31, 2023
Net income (loss)	$1,537,791	$(252,866)
Other comprehensive income:
Change in unrealized appreciation of available-for-sale debt securities	94,636	—
Total other comprehensive income	94,636	—
Comprehensive income (loss)	$1,632,427	$(252,866)

The accompanying notes are an integral part of these financial statements.

CANTOR EQUITY PARTNERS, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Years Ended December 31, 2024 and 2023

	Ordinary Shares						Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares		Amount
Balance – December 31, 2022	—	$—	2,875,000	(1)(2)	$288	(1)(2)	$24,712	$(67,175)	$—	$(42,175)
Net loss	—	—	—		—		—	(252,866)	—	(252,866)
Balance – December 31, 2023	—	$—	2,875,000	(1)	$288	(1)	$24,712	$(320,041)	$—	$(295,041)
Sale of Class A ordinary shares to Sponsor in private placement	300,000	30	—		—		2,999,970	—	—	3,000,000
Surrender of Class B ordinary shares by Sponsor at $0.0001 par value	—	—	(375,000)		(38)		38	—	—	—
Accretion of redeemable Class A ordinary shares to redemption value	—	—	—		—		(3,024,720)	(2,862,620)	—	(5,887,340)
Other comprehensive income	—	—	—		—		—	—	94,636	94,636
Net income	—	—	—		—		—	1,537,791	—	1,537,791
Balance – December 31, 2024	300,000	$30	2,500,000		$250		$—	$(1,644,870)	$94,636	$(1,549,954)

____________

(1)      On August 14, 2024, 375,000 Class B ordinary shares were surrendered by the Sponsor for no consideration (See Note 7). The number of shares and the amount have been retroactively adjusted to reflect the recapitalization of the Company in the form of the cancellation of 3,593,750 Class B ordinary shares on February 21, 2024 (See Note 7).

(2)      The number of shares and the amount have been retroactively adjusted to reflect the recapitalization of the Company in the form of the cancellation of 7,906,250 Class B ordinary shares in June 2023 (See Note 7).

The accompanying notes are an integral part of these financial statements.

CANTOR EQUITY PARTNERS, INC.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Cash flows from operating activities:
Net income (loss)	$1,537,791	$(252,866)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by related party	87,517	—
Interest income on investments held in the Trust Account	(1,881,736)	—
Changes in operating assets and liabilities:
Deferred offering costs	—	190,800
Prepaid expenses	122,105	—
Accrued expenses	(3,263)	28,559
Net cash used in operating activities	(137,586)	(33,507)

Cash flows from investing activities:
Cash deposited in Trust Account	(9)	—
Purchase of available-for-sale debt securities held in Trust Account	(99,999,991)	—
Net cash used in investing activities	(100,000,000)	—

Cash flows from financing activities:
Proceeds received from initial public offering	100,000,000	—
Proceeds received from private placement	3,000,000	—
Offering costs paid	(2,369,200)	—
Deferred offering costs paid by related party	(41,768)	—
Proceeds from Notes payable – related party	150,558	33,507
Payment on Payable to related party	(577,004)	—
Net cash provided by financing activities	100,162,586	33,507

Net change in cash	25,000	—
Cash – beginning of the period	—	—
Cash – end of the period	$25,000	$—

The accompanying notes are an integral part of these financial statements.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

Cantor Equity Partners, Inc. (the “Company”) was incorporated on November 11, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited in its search for target businesses to a particular industry or sector for the purpose of consummating the Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2024, the Company had not commenced operations. All activity through December 31, 2024 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) described below, and the Company’s efforts toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of the Business Combination, at the earliest. During the year ended December 31, 2024, the Company has generated non-operating income in the form of interest income from direct investments in U.S. government debt securities from the net proceeds derived from the Initial Public Offering and the Private Placement (as defined below).

The Company’s sponsor is Cantor EP Holdings, LLC (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on August 12, 2024. On August 14, 2024, the Company consummated the Initial Public Offering of 10,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares” and such Class A ordinary shares issued in the Initial Public Offering, the “Public Shares”) at a purchase price of $10.00 per Public Share, generating gross proceeds of $100,000,000, as described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 300,000 Class A ordinary shares (the “Private Placement Shares”) to the Sponsor at a price of $10.00 per Private Placement Share in a private placement (the “Private Placement”), generating gross proceeds of $3,000,000, as described in Note 4.

The net proceeds of the Private Placement were deposited into the Trust Account (as defined below) and will be used to fund the redemption of the Public Shares subject to the requirements of applicable law (see Note 4).

Offering costs amounted to approximately $2,400,000, consisting of $2,100,000 of underwriting fees and approximately $300,000 of other costs.

Following the closing of the Initial Public Offering and the Private Placement on August 14, 2024, an amount of $100,000,000 ($10.00 per Public Share) from the net proceeds of the sale of the Public Shares and the Private Placement Shares (see Note 4) was placed in a trust account (the “Trust Account”) located in the United States with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee. The funds in the Trust Account were initially held in an account at J.P. Morgan Chase Bank, N.A. and on August 15, 2024, were transferred to an account at CF Secured, LLC (“CF Secured”), an affiliate of the Sponsor. The Trust Account may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, or held as cash or cash items (including in demand deposit accounts) at a bank, as determined by the Company, until the earlier of: (i) the completion of the Business Combination or (ii) the distribution of the Trust Account, as described below.

Business Combination — The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating the Business Combination. There is no assurance that the Company will be able to complete the Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, the Company will only complete the Business Combination if the

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of the Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (which was initially $10.15 per Public Share, inclusive of $0.15 per redeemed share to be funded pursuant to the Sponsor Note (as defined below) in the applicable Redemption Event (as defined below)). The Public Shares are recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”). In such case, the Company will proceed with the Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of the Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (as may be amended, the “Amended and Restated Memorandum and Articles”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing the Business Combination. If, however, shareholder approval of the Business Combination is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the Business Combination, or if they vote at all. If the Company seeks shareholder approval in connection with the Business Combination, the Sponsor and the Company’s directors and officers have agreed to vote their Founder Shares (as defined in Note 4), their Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of the Business Combination (except that any Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would not be voted in favor of approving the Business Combination). In addition, the Sponsor and the Company’s directors and officers have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and any Public Shares held by them in connection with the completion of the Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 25% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Public Shares if the Company does not complete the Business Combination or (ii) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Failure to Consummate the Business Combination — The Company has until August 14, 2026, or until such earlier liquidation date as the Company’s board of directors may approve or such later date as the Company’s shareholders may approve pursuant to the Amended and Restated Memorandum and Articles (the “Combination Period”), to consummate the Business Combination. If the Company is unable to complete the Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s directors and officers have agreed to waive their liquidation rights from the Trust Account with respect to the Founder Shares and the Private Placement Shares held by them if the Company fails to complete the Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors and officers acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.15 (inclusive of $0.15 per redeemed share to be funded pursuant to the Sponsor Note ) per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below $10.15 per share. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm and the underwriters of the Initial Public Offering), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2024 and 2023, the Company had $25,000 and $0, respectively, of cash in its operating account. As of December 31, 2024 and 2023, the Company had a working capital deficit of approximately $190,000 and approximately $295,000, respectively. As December 31, 2024 and 2023, approximately $1,976,000 and $0, respectively, of the amount earned on funds held in the Trust Account was available to pay taxes, if any.

The Company’s liquidity needs through December 31, 2024 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $287,000 from the Sponsor pursuant to the Pre-IPO Note (see Note 4), the proceeds from the sale of the Private Placement Shares not held in the Trust Account and the Sponsor Loan (as defined below). The Company fully repaid the Pre-IPO Note upon completion of the Initial Public Offering. In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor agreed to loan the Company up to $1,750,000 to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Business Combination (the “Sponsor Loan”), of which approximately $333,000 has been drawn by the Company as of December 31, 2024. If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (as defined in Note 4). As of December 31, 2024, the Company did not have any borrowings under the Working Capital Loans.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, to meet its needs through the earlier of the consummation of the Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Certain reclassifications have been made to previously reported amounts to conform to the current presentation.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments (if any) with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents in its operating account or the Trust Account as of both December 31, 2024 and 2023.

Available-for-Sale Debt Securities

The Company’s investments held in the Trust Account as of December 31, 2024 comprised of a direct investment in U.S. government treasury bills.

The Company accounts for its investment in debt securities in accordance with the guidance in ASC 320, Investments — Debt and Equity Securities. When the Company has the ability and positive intent to hold debt securities until maturity, such securities are classified as held-to-maturity and carried at amortized cost. None of the Company’s debt securities met the criteria for held-to-maturity classification as of December 31, 2024. As the Company does not have the ability or positive intent to hold its debt securities until maturity, the securities are classified as available-for-sale. Unrealized gains and losses from available-for-sale debt securities carried at fair value are reported as a separate component of Accumulated other comprehensive income in shareholders’ deficit. Interest income recognized on the statements of operations reflects accretion of discount. Investments in debt securities are recorded on a trade-date basis.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in financial institutions which, at times, may exceed the Federal Deposit Insurance Corporation maximum coverage limit of $250,000 and investments in the U.S. government debt securities held in the Trust Account. For both the years ended December 31, 2024 and 2023, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Under ASC 820, Fair Value Measurement (“ASC 820”), “fair value” is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820 approximates the carrying amounts presented in the balance sheets, primarily due to their short-term nature, with the exception of the available-for-sale debt securities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred in connection with the preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged against the carrying value of the Public Shares upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. All of the Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

future events. Accordingly, as of December 31, 2024 and 2023, 10,000,000 and 0, Class A ordinary shares subject to possible redemption, respectively, are presented as temporary equity outside of the shareholders’ deficit section of the Company’s balance sheets. The Company recognizes any subsequent changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares to the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value of redeemable Class A ordinary shares. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable Class A ordinary shares also resulted in charges against Additional paid-in capital and Accumulated deficit.

As of December 31, 2024 and 2023, the Class A ordinary shares subject to possible redemption, as presented in the accompanying balance sheets, are reconciled in the following table:

Class A ordinary shares subject to possible redemption, December 31, 2023	$—
Gross proceeds	100,000,000
Less:
Issuance costs allocated to Class A ordinary shares	(2,410,968)
Plus:
Accretion of carrying value to redemption value	5,887,340
Class A ordinary shares subject to possible redemption, December 31, 2024	$103,476,372

Net Income (Loss) Per Ordinary Share

The Company complies with the accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income (loss) per ordinary share is computed by dividing net income (loss) applicable to shareholders by the weighted average number of ordinary shares outstanding for the applicable periods. The Company applies the two-class method in calculating earnings per share and allocates net income (loss) pro rata to Class A ordinary shares subject to possible redemption, nonredeemable Class A ordinary shares and Class B ordinary shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:

	For the Year Ended December 31, 2024			For the Year Ended December 31, 2023
	Class A – Public shares	Class A – Private placement shares	Class B – Ordinary shares	Class A – Public shares	Class A – Private placement shares	Class B – Ordinary shares
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$913,410	$27,402	$596,979	$—	$—	$(252,866)
Denominator:
Basic and diluted weighted average number of ordinary shares outstanding	3,825,137	114,754	2,500,000	—	—	2,500,000
Basic and diluted net income (loss) per ordinary share	$0.24	$0.24	$0.24	$—	$—	$(0.10)

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Income Taxes

Income taxes are accounted for using the asset and liability method as prescribed under ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to basis differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

ASC 740 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company provides for uncertain tax positions, based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. Management is required to determine whether a tax position is more likely than not to be sustained upon examination by tax authorities, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Because significant assumptions are used in determining whether a tax benefit is more likely than not to be sustained upon examination by tax authorities, actual results may differ from management’s estimates under different assumptions or conditions. The Company recognizes interest and penalties related to unrecognized tax benefits as provision for income taxes on the statements of operations.

No amounts were accrued for the payment of interest and penalties as of both December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. As of both December 31, 2024 and 2023, the Company has not recorded any amounts related to uncertain tax positions.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company recorded no income tax provision for the periods presented.

Segment Reporting

The Company has one reportable segment. See Note 9 — Segment Information for additional information.

Recently Adopted Accounting Pronouncement

In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The guidance was issued in response to requests from investors for companies to disclose more information about their financial performance at the segment level. The ASU does not change how a public entity identifies its operating segments, aggregates them or applies the quantitative thresholds to determine its reportable segments. The standard requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis, and to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that were previously required annually. Public entities with a single reportable segment are required to provide the new disclosures and all the disclosures previously required under ASC 280. The Company adopted the standard on the required effective date for the financial statements issued for the annual reporting periods beginning on January 1, 2024 and will apply the guidance for the interim periods beginning on January 1, 2025. The adoption of the new guidance did not have an impact on the Company’s financial statements.

New Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The standard improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the rate reconciliation and income taxes paid disaggregated by jurisdiction. The ASU also includes certain other amendments to improve the effectiveness of income tax disclosures. The new guidance will become effective for the Company’s financial statements issued for annual reporting periods beginning

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

on January 1, 2025, will require prospective presentation with an option to apply it retrospectively for each period presented, and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s financial statements.

In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements — Amendments to Remove References to the Concepts Statements. The Conceptual Framework establishes concepts that the FASB considers in developing standards. The ASU was issued to remove references to the Conceptual Framework in the Codification. The FASB noted that references to the Concepts Statements in the Codification could have implied that the Concepts Statements are authoritative. Also, some of the references removed were to Concepts Statements that are superseded. The new guidance became effective for the Company beginning on January 1, 2025 and will be applied prospectively to all new transactions recognized on or after the adoption date. The adoption of the new guidance is not expected to have a material impact on the Company’s financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The standard improves financial reporting and responds to investor input that additional expense detail is fundamental to understanding the performance of an entity, assessing its prospects for future cash flows, and comparing its performance over time and with that of other entities. The new guidance requires public business entities to disclose in the notes to financial statements specified information about certain costs and expenses at each interim and annual reporting period. Specified expenses, gains or losses that are already disclosed under existing U.S. GAAP will be required by the ASU to be included in the disaggregated income statement expense line item disclosures, and any remaining amounts will need to be described qualitatively. The new guidance will become effective for the Company’s financial statements issued for annual reporting periods beginning on January 1, 2027 and interim reporting periods beginning on January 1, 2028, will require either prospective or retrospective presentation, and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s financial statements.

SEC Rule on Climate-Related Disclosures

In 2024, the SEC adopted final rules relating to The Enhancement and Standardization of Climate-Related Disclosures for Investors, that would require registrants to provide climate-related disclosures in a note to their audited financial statements. The disclosures under the final rules would include certain effects of severe weather events and other natural conditions, including the aggregate amounts and where in the financial statements they are presented. If carbon offsets or renewable energy credits or certificates (“RECs”) are deemed a material component of the registrant’s plans to achieve its disclosed climate-related targets, registrants would be required to disclose information about the offsets and RECs. Registrants would also be required to disclose whether and how (1) exposures to risks and uncertainties associated with, or known impacts from, severe weather events and other natural conditions and (2) any disclosed climate-related targets or transition plans materially impacted the estimates and assumptions used in preparing the financial statements. Finally, registrants would be required to disclose additional contextual information about the above disclosures, including how each financial statement effect was derived and the accounting policy decisions made to calculate the effects, for the most recently completed fiscal year and, if previously disclosed or required to be disclosed, for the historical fiscal year for which audited consolidated financial statements are included in the filing. Subsequent to the issuance of the final rules, the SEC has released an order staying the final rules pending judicial review of all of the petitions challenging the rules. Absent the stay, the rules would have been effective for the Company upon its registration under the Exchange Act on August 12, 2024 and phased in starting in 2027. Management is currently monitoring the developments pertaining to the final rules and any resulting potential impacts on the Company’s financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 10,000,000 Class A ordinary shares at a price of $10.00 per share. In connection with the underwriter’s advising the Company that it would not be exercising the over-allotment option, the Sponsor surrendered, for no consideration, 375,000 Class B ordinary shares of the Company, par value $0.0001 per share (“Class B ordinary shares”), so that the issued and outstanding Class B ordinary shares represented 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (not including the Private Placement Shares).

Note 4 — Related Party Transactions

Founder Shares

In November 2020, the Sponsor purchased 14,375,000 Class B ordinary shares (the “Founder Shares”) for a purchase price of $25,000. On June 8, 2023 and February 21, 2024, the Sponsor surrendered, for no consideration, 7,906,250 and 3,593,750 Class B ordinary shares, respectively, which the Company cancelled, resulting in a decrease in the total number of Class B ordinary shares outstanding from 14,375,000 shares to 2,875,000 shares. The Class B ordinary shares will automatically convert into nonredeemable Class A ordinary shares in connection with the consummation of the Business Combination and are subject to certain transfer restrictions, as described in Note 7.

On August 14, 2024, due to the underwriter advising the Company that it would not be exercising the over-allotment option, 375,000 Class B ordinary shares were surrendered by the Sponsor for no consideration so that the issued and outstanding Class B ordinary shares represented 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (not including the Private Placement Shares), resulting in 2,500,000 Class B ordinary shares issued and outstanding and held by the Sponsor.

The Sponsor and the Company’s directors and officers have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Shares

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 300,000 Private Placement Shares at a price of $10.00 per Private Placement Share ($3,000,000 in the aggregate) in the Private Placement. The net proceeds from the Private Placement have been added to the net proceeds from the Initial Public Offering held in the Trust Account. The Sponsor has entered into a letter agreement with the Company pursuant to which it has agreed to waive its redemption rights with respect to the Private Placement Shares in connection with the completion of the Business Combination or otherwise. The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the Business Combination.

Available-for-Sale Debt Securities Held in the Trust Account

As of December 31, 2024, the fair value of the Company’s investments in U.S. government treasury bills held in the Trust Account at CF Secured was approximately $101,976,000. As of December 31, 2023, the Company did not have any investments.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Underwriter

Cantor Fitzgerald & Co. (“CF&Co.”), the lead underwriter of the Initial Public Offering, is an affiliate of the Sponsor (see Note 5).

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay CF&Co. a cash fee of $3,500,000 for such services upon the consummation of the Business Combination.

Related Party Loans

On May 27, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering pursuant to a promissory note (the “Original Note”). On June 12, 2023, the Company entered into an amended and restated Original Note (the “A&R Note”). On May 31, 2024, the Company entered into a second amended and restated Original Note (the “Pre-IPO Note”). Prior to the closing of the Initial Public Offering, the amount outstanding under the Pre-IPO Note was approximately $287,000. The Pre-IPO Note was non-interest bearing and was repaid in full upon completion of the Initial Public Offering. As of December 31, 2024 and 2023, the Company had $0 and approximately $182,000, respectively, outstanding under the Pre-IPO Note.

In order to finance transaction costs in connection with the Business Combination, the Sponsor has committed up to $1,750,000 in the Sponsor Loan to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor. The Sponsor Loan does not bear interest and is repayable by the Company to the Sponsor upon consummation of the Business Combination; provided that, pursuant to an amended and restated promissory note, at the Sponsor’s option, at any time beginning 60 days after the date of the Initial Public Offering, all or any portion of the amount outstanding under the Sponsor Loan may be converted into Class A ordinary shares at a conversion price of $10.00 per share. Otherwise, the Sponsor Loan would be repaid only out of funds held outside the Trust Account. As of December 31, 2024 and 2023, the Company had approximately $333,000 and $0, respectively, outstanding under the Sponsor Loan.

If the Sponsor Loan is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of both December 31, 2024 and 2023, the Company had no borrowings under the Working Capital Loans.

In addition, the Sponsor has agreed to lend the Company up to $1,500,000 pursuant to a promissory note (the “Sponsor Note”) in connection with the consummation of the Business Combination, an extension of time for the Company to consummate the Business Combination or the Company’s liquidation (each, a “Redemption Event”), such that an amount equal to $0.15 per Public Share being redeemed in connection with the applicable Redemption Event will be added to the Trust Account and paid to the holders of the applicable redeemed shares on such Redemption Event. The Sponsor Note does not bear interest and will be repaid by the Company at the closing of the Business Combination.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

If the Company is unable to consummate the Business Combination, the Sponsor Note would be repaid only out of funds held outside of the Trust Account. The Sponsor has waived any claims against the Trust Account in connection with the Sponsor Note.

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payable to related party on the Company’s balance sheets. As of December 31, 2024 and 2023, the Company had approximately $1,000 and $0, respectively, as payable outstanding to the Sponsor for such expenses paid on the Company’s behalf.

Administrative Support Agreement

The Company has agreed to pay $10,000 a month to the Sponsor for office space, administrative and shared personnel support services. Services commenced on August 13, 2024, the date the Class A ordinary shares were first listed on the Nasdaq Stock Market, and will terminate upon the earlier of the consummation by the Company of the Business Combination or the liquidation of the Company. During the years ended December 31, 2024 and 2023, the Company incurred approximately $46,000 and $0, respectively, for these services.

Independent Directors Compensation

Commencing on August 12, 2024, the Company compensates its independent directors through cash payments for their services on the Company’s board of directors. As a result, during the year ended December 31, 2024, the Company recognized approximately $23,000 of compensation expense on its statement of operations. The corresponding accrued compensation payable recognized on the Company’s balance sheet was approximately $23,000 as of December 31, 2024.

Note 5 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on August 12, 2024, the holders of Founder Shares (only after conversion of such shares to Class A ordinary shares), the Private Placement Shares and any Class A ordinary shares issued upon conversion of up to $1,750,000 of the Sponsor Loan are entitled to registration rights. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted CF&Co. a 45-day option to purchase up to 1,500,000 additional Class A ordinary shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 14, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter advised the Company that it would not be exercising the over-allotment option.

CF&Co. was paid a cash underwriting discount of $2,000,000 in connection with the Initial Public Offering. The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The qualified independent underwriter received no other compensation.

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Company’s Business Combination (see Note 4).

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

Risks and Uncertainties

Management continues to evaluate the impact of the military conflicts in Ukraine and the Middle East on the financial markets and on the industry, and has concluded that while it is reasonably possible that the conflicts could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Available-for-Sale Debt Securities

The following table presents the amortized cost, gross unrealized gains (losses), fair value and other information for the available-for-sale debt securities held in the Trust Account:

December 31, 2024	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government debt securities(1)(2)	$101,881,727	$177,761	$(83,125)	$101,976,363

____________

(1)      Contractual maturities are one year or less.

(2)      No debt securities were in an unrealized loss position.

The Company did not have any sales of its available-for-sale debt securities during the year ended December 31, 2024.

Note 7 — Shareholders’ Deficit

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2024 and 2023, there were 300,000 and 0 Class A ordinary shares issued and outstanding, respectively, excluding 10,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. In November 2020, the Company issued 14,375,000 Class B ordinary shares to the Sponsor. On June 8, 2023 and February 21, 2024, the Sponsor surrendered, for no consideration, 7,906,250 and 3,593,750 Class B ordinary shares, respectively, which the Company cancelled, resulting in a decrease in the total number of Class B ordinary shares outstanding from 14,375,000 shares to 2,875,000 shares. Information contained in the financial statements has been retroactively adjusted for the surrenders and cancellations. In connection with the underwriter’s advising the Company that it would not be exercising the over-allotment option, on August 14, 2024 the Sponsor surrendered, for no consideration, 375,000 Class B ordinary shares, so that the issued and outstanding Class B ordinary shares represented 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (not including the Private Placement Shares). As a result, 2,500,000 Class B ordinary shares were issued and outstanding as of December 31, 2024.

Prior to the consummation of the Business Combination, only holders of Class B ordinary shares will have the right to vote on the appointment and removal of directors and be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to adopt new constitutional documents as a result of the Company approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands). Other than as described above, holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Shareholders’ Deficit (cont.)

The Class B ordinary shares will automatically convert into nonredeemable Class A ordinary shares in connection with the consummation of the Business Combination or at any time and from time to time at the option of the holder thereof, on a one-for-one basis, subject to adjustment. Class A ordinary shares issued in connection with the conversion of Class B ordinary shares issued prior to the consummation of the Business Combination are subject to the same restrictions as applied to Class B ordinary shares prior to such conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination.

In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of both December 31, 2024 and 2023, there were no preference shares issued or outstanding.

Note 8 — Fair Value Measurements on a Recurring Basis

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs to valuation techniques used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These three levels of the fair value hierarchy are:

•        Level 1 measurements — unadjusted observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2 measurements — inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3 measurements — unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

CANTOR EQUITY PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements on a Recurring Basis (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2024, and indicates the fair value hierarchy of the inputs that the Company utilized to determine such fair value.

December 31, 2024

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account – U.S. government debt securities	$101,976,363	$—	$—	$101,976,363
Total	$101,976,363	$—	$—	$101,976,363

As of December 31, 2024, Level 1 assets include a direct investment in the U.S. government treasury bills classified as available-for-sale debt securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Note 9 — Segment Information

The Company has not yet commenced operations, thus all activity for the years ended December 31, 2024 and 2023 relates to the Company’s formation and the Initial Public Offering. The Company has identified its Chairman and Chief Executive Officer as the chief operating decision maker (“CODM”). The Company consists of one reportable segment, because the resource allocation and assessment of performance of the entity’s business activities by the CODM are performed using the entity-wide operating results. The net income (loss) is the measure of segment profit (loss) most consistent with U.S. GAAP that is regularly reviewed by the CODM to allocate resources and assess financial performance.

The Company does not have operating income and therefore, it does not have any operating revenues. The Company will not generate any operating revenues until after the completion of the Business Combination, at the earliest. During the years ended December 31, 2024 and 2023, the Company earned approximately $1,882,000 and $0, respectively, of interest income on investments held in the Trust Account. The Company’s significant expenses were general and administrative expenses, which were approximately $298,000 and $253,000 for the years ended December 31, 2024 and 2023, respectively. The other expenses were administrative expenses paid to the Sponsor, which amounted to approximately $46,000 and $0 for the years ended December 31, 2024 and 2023, respectively. Refer to the Company’s statements of operations for additional information.

As of December 31, 2024 and 2023, the Company had total assets of approximately $102,370,000 and $0, respectively. See the Company’s balance sheets for additional information.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued and determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements.

TWENTY ONE ASSETS, LLC
CONDENSED BALANCE SHEETS

	June 30, 2025	April 30, 2025
	(Unaudited)
ASSETS:
Current Assets:
Cash	$200,000	$—
Total current assets	200,000	—
TOTAL ASSETS	200,000	—

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities
Accounts payable	$91,600	$—
Accrued expenses	315,782	51,800
Total current liabilities	407,382	51,800
TOTAL LIABILITIES	407,382	51,800

COMMITMENTS AND CONTINGENCIES (NOTE 5)

MEMBERS’ DEFICIT
Member interest units, 1 Class A member unit issued and outstanding as of June 30, 2025 and April 30, 2025	—	—
Additional paid in capital	200,000	200,000
Subscription receivable	—	(200,000)
Accumulated deficit	(407,382)	(51,800)
TOTAL MEMBERS’ DEFICIT	(207,382)	(51,800)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$200,000	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

TWENTY ONE ASSETS, LLC
CONDENSED STATEMENT OF OPERATIONS

For the Period from April 17, 2025 (Inception) to June 30, 2025
(Unaudited)
OPERATING EXPENSES
General and administrative	$399,082
Sales and marketing	8,300
Loss from operations	(407,382)
Net loss	$(407,382)

Weighted average member unit, basic and diluted	1
Net loss per member unit, basic and diluted	$(407,382)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TWENTY ONE ASSETS, LLC
UNAUDITED CONDENSED STATEMENT OF CHANGES IN MEMBERS’ DEFICIT
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO JUNE 30, 2025 (UNAUDITED)

	Member Units		Contributed Capital Receivable	Additional paid in Capital	Accumulated Deficit	Members’ Deficit
	Units	Amount
Balance, April 17, 2025 (inception)	—	$—	$—	$—	$—	$—
Issuance of member unit	1	—	(200,000)	200,000	—	—
Subscription proceeds received	—	—	200,000	—	—	200,000
Net loss	—	—	—	—	(407,382)	(407,382)
Balance, June 30, 2025	1	$—	$—	$200,000	$(407,382)	$(207,382)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TWENTY ONE ASSETS, LLC
CONDENSED STATEMENT OF CASH FLOWS

The Period from April 17, 2025 (inception) to June 30, 2025
(Unaudited)
Cash flows from operating activities
Net loss	$(407,382)
Adjustments to reconcile net loss	—
Changes in operating liabilities:
Accounts payable	91,600
Accrued expenses	315,782
Net cash from operating activities	—

Cash flows from financing activities
Proceeds received from contributed capital	200,000
Net cash from financing activities	200,000

Net change in cash	200,000
Cash, beginning of period	—
Cash, end of period	$200,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

TWENTY ONE ASSETS, LLC
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO JUNE 30, 2025

Note 1 — Description of Organization and Business Operations

Twenty One Assets, LLC (the “Company” or “Twenty One”) was incorporated in Delaware as a limited liability company on April 17, 2025. The Company will be focused exclusively on Bitcoin-related business lines.

On April 22, 2025, the Company, Twenty One Capital, Inc., a Texas corporation (“Pubco”), Cantor Equity Partners, a Cayman Islands exempted company (“CEP”), Twenty One Merger Sub D, a Cayman Islands exempted company and wholly owned subsidiary of Pubco (“CEP Merger Sub”), Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (“Tether”), iFinex, Inc., a British Virgin Islands company (“Bitfinex” and, together with Tether, the “Sellers”) and, solely for certain limited purposes, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”), entered into a business combination agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”).

Note 2 — Liquidity and Capital Resources

The Company reported loss from operations of $407,382 for the for the period from April 17, 2025 (inception) to June 30, 2025. As of June 30, 2025, the Company had an aggregate cash balance of $200,000, a net working capital deficit of $207,382 and an accumulated deficit of $407,382.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements, business acquisitions and other liquidity needs. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

The Company’s future capital requirements will depend on many factors, including the Company’s timing of the consummation of the Business Combination. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional member units. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern ,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these unaudited condensed financial statements were issued. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying unaudited condensed financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. The unaudited condensed financial statements have been prepared assuming the Company will continue as a going concern.

TWENTY ONE ASSETS, LLC
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO JUNE 30, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company evaluates its estimates on an ongoing basis and makes revisions to these estimates.

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses operating expenses which comprises mainly of general and administrative expenses and cash flows as the primary measures to manage the business and does not segment the business for internal reporting or decision making.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution and notes receivables. Cash accounts in a financial institution may at times exceed the Federal Depository Insurance Corporation limit (“FDIC limit”). At June 30, 2025, the cash balance of $200,000 was under the FDIC limit. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2025, there were no cash equivalents.

Net Loss per Member Unit

Basic net loss per member unit is computed by dividing net income attributable to members by the weighted average number of member units outstanding during the reporting period. Diluted net loss per member unit is computed similar to basic net loss per member unit except that the denominator is increased to include the number of additional member units that would have been outstanding if the potential member unit equivalents had been issued and if the additional member units were dilutive.

For the period from April 17, 2025 to June 30, 2025, the Company’s diluted weighted-average member units outstanding is equal to the basic weighted-average member units, as there are no potentially dilutive securities currently issued and outstanding at June 30, 2025.

Income Taxes

The Company is a single member limited liability company treated as a disregarded entity for federal and state tax purposes with all income tax liabilities and benefits of the Company being passed through to the member. As such, no recognition of federal or state income taxes for the Company has been provided for in the accompanying unaudited condensed financial statements.

TWENTY ONE ASSETS, LLC
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO JUNE 30, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”), which prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as derecognition, interest, penalties, and disclosures required. The Company does not have any entity-level uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdictions and various state jurisdictions. Generally, the Company is subject to examination by U.S. federal (or state and local) income tax authorities for three years from filing a tax return.

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, “Disaggregation of Income Statement Expenses (“DISE”)” (“ASU 2024-03”) requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosure about selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

Note 4 — Members’ Equity

The Company is authorized to issue an unlimited amount of Class A member units and Class B member units (collectively the “Member Units”). Class A member units and Class B member units are identical in all respects. At June 30, 2025 and April 30, 2025, there was 1 Class A member unit issued and outstanding.

Note 5 — Commitments and Contingencies

The Company enters into contractual relationships that contain may indemnification provisions in its normal course of business with other parties. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are like to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. Management believes any liability arising from these agreements will not be material to the Company’s unaudited condensed financial statements.

The Company may from time to time involve in legal proceedings, legal actions, and claims arising in the normal course of business, including proceedings relating to intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions, and claims will not have a significant adverse effect, individually, or in the aggregate, on the Company’s financial position, results of operations or cash flows.

Note 6 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

TWENTY ONE ASSETS, LLC
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO JUNE 30, 2025

Note 6 — Segment Information (cont.)

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the unaudited condensed statement of operations as net loss. As the Company is in the start-up phase, the CODM currently reviews operating expenses to manage and forecast cash to ensure enough capital is available to achieve its business plan over the short-term period ( less than a year). The CODM also reviews operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. All of the Company’s operating expenses, which consists of general and administrative expenses and sales and marketing expenses, relate to this single operating segment as reported on the statement of operations, and are the significant segment expenses provided to the CODM on a regular basis.

For the period from April 17, 2025 (inception) to June 30, 2025
(unaudited)
General and administrative	$399,082
Sales and Marketing	8,300
Total Operating expenses	$407,382

Note 7 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, other than as described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

On July 26, 2025, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement.

On September 5, 2025, the Company received additional capital contribution in the amount of $1 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
Twenty One Assets, LLC:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Twenty One Assets, LLC (the “Company”) as of April 30, 2025, and the related statements of operations, changes in members’ equity, and cash flows for the period from April 17, 2025 (inception) to April 30, 2025, and the related notes to the financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2025, and the results of its operations and its cash flows for the period from April 17, 2025 (inception) to April 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has recurring and expected future losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as Twenty One Assets, LLC’s auditor since 2025.

East Brunswick, New Jersey

July 2, 2025

TWENTY ONE ASSETS, LLC
BALANCE SHEET
APRIL 30, 2025

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable and accrued expenses	$51,800
Total current liabilities	51,800
TOTAL LIABILITIES	51,800

COMMITMENTS AND CONTINGENCIES (NOTE 5)

MEMBERS’ EQUITY
Member interest units, 1 Class A member unit issued and outstanding as of April 30, 2025	—
Contributed Capital Receivable	(200,000)
Additional paid in capital	200,000
Accumulated deficit	(51,800)
TOTAL MEMBERS’ EQUITY	(51,800)
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$—

The accompanying notes are an integral part of these financial statements.

TWENTY ONE ASSETS, LLC
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO APRIL 30, 2025

OPERATING EXPENSES
General and administrative	$51,800
Loss from operations	(51,800)
Net loss	$(51,800)

Weighted average participating member units, basic and diluted	1
Net loss per participating member units, basic and diluted	$(51,800.00)

The accompanying notes are an integral part of these financial statements.

TWENTY ONE ASSETS, LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO APRIL 30, 2025

	Member Units		Contributed Capital Receivable	Additional paid in Capital	Accumulated Deficit	Members’ Equity
	Units	Amount
Balance, April 17, 2025 (inception)	—	$—	$—	$—	$—	$—
Issuance of member units	1	—	(200,000)	200,000	—	—
Net loss	—	—	—	—	(51,800)	(51,800)
Balance, April 30, 2025	1	$—	$(200,000)	$200,000	$(51,800)	$(51,800)

The accompanying notes are an integral part of these financial statements.

TWENTY ONE ASSETS, LLC
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO APRIL 30, 2025

Cash flows used in operating activities
Net loss	$(51,800)
Adjustments to reconcile net loss	—
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	51,800
Net cash used in operating activities	—

Net change in cash	—
Cash, beginning of period	—
Cash, end of period	$—

Non-cash investing and financing activities:
Sale of member units via a contributed capital receivable	$200,000

The accompanying notes are an integral part of these financial statements.

TWENTY ONE ASSETS, LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO APRIL 30, 2025

Note 1 — Description of Organization and Business Operations

Twenty One Assets, LLC (the “Company” or “Twenty One”) was incorporated in Delaware as a limited liability company on April 17, 2025. The Company will be focused exclusively on Bitcoin-related business lines.

Note 2 — Liquidity and Capital Resources

The Company reported loss from operations of $51,800 for the for the period from April 17, 2025 (inception) to April 30, 2025. As of April 30, 2025, the Company had an aggregate cash balance of $0, a net working capital deficit of $51,800 and accumulated deficit of $51,800.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements, business acquisitions and other liquidity needs. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

The Company’s future capital requirements will depend on many factors, including the Company’s timing of the consummation of the Business Combination. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional member units. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern ,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”). The financial statements have been prepared assuming the Company will continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate

TWENTY ONE ASSETS, LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO APRIL 30, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company evaluates its estimates on an ongoing basis and makes revisions to these estimates.

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses cash flows as the primary measure to manage the business and does not segment the business for internal reporting or decision making.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution and notes receivables. Cash accounts in a financial institution may at times exceed the Federal Depository Insurance Corporation limit. There was no cash at April 30, 2025.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At April 30, 2025, there were no cash and cash equivalents.

Net Loss per Participating Member Unit

Basic net loss per participating member unit is computed by dividing net income attributable to members by the weighted average number of member units outstanding during the reporting period. Diluted net loss per participating member unit is computed similar to basic net loss per participating member unit except that the denominator is increased to include the number of additional member units that would have been outstanding if the potential member unit equivalents had been issued and if the additional member units were dilutive.

For the period from April 17, 2025 (inception) to April 30, 2025, the Company diluted weighted-average member units outstanding is equal to basis weighted-average member units, due to the Company’s net loss position. Hence, no member unit equivalents were included in the computation of diluted net loss per participating member unit since such inclusion would have been antidilutive. At April 30, 2025, there are no potentially dilutive securities currently issued and outstanding.

Income Taxes

The Company is a single member limited liability company treated as a disregarded entity for federal and state tax purposes with all income tax liabilities and benefits of the Company being passed through to the member. As such, no recognition of federal or state income taxes for the Company has been provided for in the accompanying financial statements.

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”), which prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as derecognition, interest, penalties, and disclosures required. The Company does not have any entity-level uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdictions and various state jurisdictions. Generally, the Company is subject to examination by U.S. federal (or state and local) income tax authorities for three years from filing a tax return.

TWENTY ONE ASSETS, LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO APRIL 30, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, “Disaggregation of Income Statement Expenses (“DISE”)” (“ASU 2024-03”) requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosure about selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

Note 4 — Members’ Equity

The Company is authorized to issue an unlimited amount Class A member units and Class B member units (collectively the “Member Units”). Class A member units and Class B member units are identical in all respects. At April 30, 2025, there were 1 Class A member units issued and outstanding.

Note 5 — Commitments and Contingencies

The Company enters into contractual relationships that contain may indemnification provisions in its normal course of business with other parties. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are like to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. Management believes any liability arising from these agreements will not be material to the Company’s financial statements.

The Company may from time to time involve in legal proceedings, legal actions, and claims arising in the normal course of business, including proceedings relating to intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions, and claims will not have a significant adverse effect, individually, or in the aggregate, on the Company’s financial position, results of operations or cash flows.

Note 6 — Related Party Transactions

For the period from April 17, 2025 (inception) to April 30, 2025, there were no related party transactions other than the initial contribution from the members which had not been paid as of April 30, 2025 so is shown as Contributed Capital Receivable on the accompanying balance sheet.

Note 7 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating officer decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

TWENTY ONE ASSETS, LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 17, 2025 (INCEPTION) TO APRIL 30, 2025

Note 7 — Segment Information (cont.)

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the statements of operations as net loss. As the Company is in the start-up phase, the CODM currently reviews general and administrative expenses. to manage and forecast cash to ensure enough capital is available to achieve its business plan over the short-term period (ie less than a year). The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

For the period from April 17, 2025 (inception) to April 30, 2025
General and administrative	$51,800

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

As of June 30, 2025, the Company received $200,000 for the issuance of member interest units as recorded as Contributed Capital Receivable on the accompanying balance sheet.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

Twenty One Capital, Inc:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Twenty One Capital, Inc (the “Company”) as of June 30, 2025, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for the period from March 7, 2025 (inception) to June 30, 2025, and the related notes to the consolidated financial statements (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and the results of its operations and its cash flows for the period from March 7, 2025 (inception) to June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has recurring and expected future losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as Twenty One Capital, Inc’s auditor since 2025.

East Brunswick, New Jersey

September 9, 2025

TWENTY ONE CAPITAL, INC
CONSOLIDATED BALANCE SHEET
JUNE 30, 2025

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable and accrued expenses	$7,756
Total current liabilities	7,756
TOTAL LIABILITIES	7,756

COMMITMENTS AND CONTINGENCIES (NOTE 5)

Stockholder’s Deficit
Class A common stock, $0.01 par value; 1,000 shares authorized and 1 share issued and outstanding at June 30, 2025	—
Additional paid in capital	—
Accumulated deficit	(7,756)
TOTAL STOCKHOLDER’S DEFICIT	(7,756)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$—

The accompanying notes are an integral part of these consolidated financial statements.

TWENTY ONE CAPITAL, INC
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

OPERATING EXPENSES
General and administrative	$7,756
Loss from operations	(7,756)
Net loss	$(7,756)

Weighted average Class A common shares outstanding, basic and diluted	1
Net loss per Class A common share, basic and diluted	$(7,756)

The accompanying notes are an integral part of these consolidated financial statements.

TWENTY ONE CAPITAL, INC
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

	Common Stock		Additional paid in Capital		Accumulated Deficit	Stockholder’s Deficit
	Shares	Amount
Balance, March 7, 2025 (inception)	—	$—		$—	$—	$—
Issuance of Class A common stock	1	—		—	—	—
Net loss	—	—		—	(7,756)	(7,756)
Balance, June 30, 2025	1	$—	$		$(7,756)	$(7,756)

The accompanying notes are an integral part of these consolidated financial statements.

TWENTY ONE CAPITAL, INC
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Cash flows from operating activities
Net loss	$(7,756)
Adjustments to reconcile net loss to cash provided by operating activities	—
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	7,756
Net cash provided by operating activities	—

Net change in cash	—
Cash, beginning of period	—
Cash, end of period	$—

The accompanying notes are an integral part of these consolidated financial statements.

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 1 — Description of Organization and Business Operations

Twenty One Capital, Inc (the “Company” or “Pubco”) was incorporated in Texas on March 7, 2025. The Company will be focused exclusively on Bitcoin-related business lines. The Company has four wholly owned subsidiaries that were incorporated: Twenty One Merger Sub A, Inc., Twenty One Merger Sub B, Inc. and Twenty One Merger Sub C, Inc. were incorporated in Delaware and Twenty One Merger Sub D, Inc. was incorporated in the Caymans Islands.

On April 22, 2025, the Company, Cantor Equity Partners, a Cayman Islands exempted company (“CEP”), Twenty One Merger Sub D, a Cayman Islands exempted company and wholly owned subsidiary of Pubco (“CEP Merger Sub”), Twenty One Assets, LLC, a Delaware limited liability company (“Twenty One”), Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (“Tether”), iFinex, Inc., a British Virgin Islands company (“Bitfinex” and, together with Tether, the “Sellers”) and, solely for certain limited purposes, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”), entered into a business combination agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”) (See Note 4).

Note 2 — Liquidity and Capital Resources

The Company reported loss from operations of $7,756 for the period from March 7, 2025 (inception) to June 30, 2025. As of June 30, 2025, the Company had an aggregate cash balance of $0, a net working capital deficit of $7,756 and accumulated deficit of $7,756.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements and other liquidity needs. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

The Company’s future capital requirements will depend on many factors, including the Company’s timing of the consummation of the Business Combination. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional common stock. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern ,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements were issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. The consolidated financial statements have been prepared assuming the Company will continue as a going concern.

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

Principles of consolidation

These consolidated financial statements include the accounts of the Company, all wholly owned and majority-owned subsidiaries in which the Company has a controlling voting interest and, when applicable, variable interest entities in which the Company has a controlling financial interest or is the primary beneficiary. Investments in affiliates where the Company does not exert a controlling financial interest are not consolidated.

All significant intercompany transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company evaluates its estimates on an ongoing basis and makes revisions to these estimates.

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses operating expenses and cash flows as the primary measure to manage the business and does not segment the business for internal reporting or decision making.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution and notes receivables. Cash accounts in a financial institution may at times exceed the Federal Depository Insurance Corporation limit (“FDIC limit”). At June 30, 2025, the Company had a cash balance of $0. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2025, there were no cash and cash equivalents.

Fair value measurements

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the factors

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:

•        Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

•        Level 2: Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

•        Level 3: Inputs are unobservable for the asset or liability.

The carrying amounts of certain financial instruments, such as accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities.

Net Loss per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding the effects of any potential dilutive securities. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common share equivalents had been issued and if the additional common shares were dilutive. Loss per share excludes all potential dilutive shares of common shares if their effect is anti-dilutive.

For the period from March 7, 2025 (inception) to June 30, 2025, the Company diluted weighted-average shares outstanding is equal to basis weighted-average shares, as there were no potentially dilutive securities currently issued and outstanding at June 30, 2025.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and the measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, “Disaggregation of Income Statement Expenses (“DISE”)” (“ASU 2024-03”) requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosure about selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 4 — Business Combination Agreement

On April 22, 2025, the Company, Cantor Equity Partners, a Cayman Islands exempted company (“CEP”), Twenty One Merger Sub D, a Cayman Islands exempted company and wholly owned subsidiary of Pubco (“CEP Merger Sub”), Twenty One Assets, LLC, a Delaware limited liability company (“Twenty One”), Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (“Tether”), iFinex, Inc., a British Virgin Islands company (“Bitfinex” and, together with Tether, the “Sellers”) and, solely for certain limited purposes, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”), entered into a business combination agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”).

Pursuant to the Business Combination Agreement, upon the consummation of the transactions contemplated thereby (the “Closing”), (i) CEP will merge with and into CEP Merger Sub, with CEP Merger Sub continuing as the surviving entity (such surviving entity, the “CEP Surviving Subsidiary,” such transaction, the “CEP Merger”), as a result of which CEP Shareholders will receive one share of Class A common stock of Pubco, par value $0.01 per share (“Pubco Class A Stock”) for each Class A ordinary share of CEP, par value $0.0001 per share (“CEP Class A Ordinary Shares”) held by such CEP Shareholder, and (ii) Twenty One will merge with and into a Delaware corporation to be formed by a to-be-formed indirect subsidiary of CEP (“Company Merger Sub”), with Company Merger Sub continuing as the surviving company (such surviving company, the “Company Surviving Subsidiary,” such transaction, the “Company Merger” and the Company Merger together with the CEP Merger, the “Mergers”), as a result of which the Sellers will receive shares of Pubco Class A Stock and Class B common stock of Pubco, par value $0.01 per share (“Pubco Class B Stock”) in exchange for their membership interests in the Company. Immediately following completion of the Mergers and the other transactions contemplated by the Business Combination Agreement, CEP Surviving Subsidiary and Company Surviving Subsidiary will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law.

In addition, on April 22, 2025, Pubco and CEP entered into subscription agreements (the “Convertible Notes Subscription Agreements”) with certain investors (the “Convertible Note Investors”), who have agreed to make a private investment in Pubco by purchasing 1.0% convertible senior notes due 2030 (the “Convertible Notes”) with an aggregate principal amount of $340.2 million (the “Subscription Notes” and such subscription, the “Initial Convertible Notes PIPE” and together with the option for the Option Notes (as defined below), the exchange for the Exchange Notes (as defined below) and any issuance of the Engagement Letter Notes (as defined below), the “Convertible Notes PIPE”). Pursuant to the Convertible Notes Subscription Agreements, Pubco granted the Convertible Note Investors an option to purchase up to an aggregate of $100 million additional principal amount of Convertible Notes (the “Option Notes”) at any time before May 22, 2025 (the “Option Period”) on a pro rata basis based on such Convertible Note Investor’s participation in the Initial Convertible Notes PIPE, which Option Notes have been fully subscribed for by the Convertible Note Investors and the Sponsor (the “Option”). In connection therewith, on May 22, 2025, the Sponsor entered into a subscription agreement (the “Sponsor Convertible Notes Subscription Agreement”) on substantially the same terms as the Convertible Notes Subscription Agreements with respect to its pro rata allotment of the Option Notes.

On April 22, 2025, Pubco and CEP also entered into subscription agreements (the “April Equity PIPE Subscription Agreements,” and, together with the Convertible Notes Subscription Agreements, the “April PIPE Subscription Agreements”) with certain investors (the “April Equity PIPE Investors” and together with the Convertible Note Investors, the “April PIPE Investors”), who have agreed to make a private investment in CEP by purchasing 20,000,000 CEP Class A Ordinary Shares (the “April Equity PIPE Shares”) for $200 million in the aggregate, which includes the value of an aggregate of 347.6168 Bitcoin (the “April In-Kind PIPE Bitcoin”) invested by certain April Equity PIPE Investors instead of cash (the “April Equity PIPE” and together with the Convertible Notes PIPE, the “April PIPE Investments”). On June 19, 2025, CEP and Pubco entered into subscription agreements (the “June Equity PIPE Subscription Agreements” and, together with the April PIPE Subscription Agreements and the Sponsor PIPE Subscription Agreement, the “PIPE Subscription Agreements”) with certain investors (the “June Equity PIPE Investors,” together with the April Equity PIPE Investors and the Convertible Note Investors, the “PIPE Investors”), pursuant to which CEP agreed to issue, and the June Equity PIPE Investors agreed to purchase, 7,857,143 CEP

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 4 — Business Combination Agreement (cont.)

Class A ordinary shares (the “June Equity PIPE Shares”) for an aggregate purchase price of $165 million ($21.00 per share), which includes the value of an aggregate of 132.9547 Bitcoin (the “June In-Kind PIPE Bitcoin” and together with the April In-Kind PIPE Bitcoin, the “In-Kind PIPE Bitcoin”) invested by certain June Equity PIPE Investors instead of cash (the “June Equity PIPE,” together with the April Equity PIPE, the “Equity PIPEs,” and collectively with the Convertible Notes PIPE, the “PIPE Investments”). The April Equity PIPE Investors and June Equity PIPE Investors confirmed, at the time of entering into their respective subscription agreements, the amounts, if any, that they will contribute as In-Kind PIPE Bitcoin.

Pursuant to the Business Combination Agreement, (i) Tether has purchased 4,812.220927 Bitcoin (the “Initial PIPE Bitcoin”) for an aggregate purchase price of $458.7 million (the “Initial PIPE Net Proceeds”), being equal to the aggregate gross cash proceeds of the Initial Convertible Notes PIPE and the April Equity PIPE less a holdback of $52 million, and, at Closing, Tether will sell the Initial PIPE Bitcoin to Pubco for an amount equal to the Initial PIPE Net Proceeds, and (ii) Tether has purchased 917.47360612 Bitcoin (the “Option PIPE Bitcoin”) for an aggregate purchase price of $99.5 million (the “Option PIPE Net Proceeds”), being equal to the gross proceeds of the Option Notes less a holdback of $500,000, and, at Closing, Tether will sell the Option PIPE Bitcoin to Pubco at a purchase price equal to the Option PIPE Net Proceeds, in exchange for additional shares of Pubco Class A Stock and Pubco Class B Stock.

On June 23, 2025, Tether, Pubco, SoftBank and, solely for certain limited purposes, CEP, entered into a sale and purchase agreement (the “June PIPE Bitcoin Sale and Purchase Agreement”), pursuant to which Tether has purchased 1,381.15799423 Bitcoin (the “June PIPE Bitcoin” and together with the Initial PIPE Bitcoin and the Option PIPE Bitcoin, the “PIPE Bitcoin”) for an aggregate purchase price of approximately $147.5 million (the “June PIPE Net Proceeds”) being the aggregate gross cash proceeds of the June Equity PIPE less a holdback of $3.3 million. At the closing of the Business Combination and upon the funding of the June Equity PIPE, Pubco shall purchase from Tether the June PIPE Bitcoin for an aggregate price equal to the June PIPE Net Proceeds. At the Closing and upon the funding of the June Equity PIPE, Pubco shall purchase from Tether the June PIPE Bitcoin for an aggregate price equal to the June PIPE Net Proceeds.

The sale of the Initial PIPE Bitcoin, the Option PIPE Bitcoin and the June PIPE Bitcoin by Tether to Pubco are referred to herein as the “PIPE Bitcoin Sale.” Pursuant to the Business Combination Agreement, Tether agreed to purchase a number of Bitcoin equal to the Additional PIPE Bitcoin, if the sum of the Initial PIPE Bitcoin and the Option PIPE Bitcoin is less than 10,500 Bitcoin. Tether has purchased the Additional PIPE Bitcoin and immediately prior to Closing, Tether will contribute such amount of Bitcoin to Pubco at Closing (such contribution, the “Additional PIPE Bitcoin Sale”) in exchange for additional shares of Pubco Class A Stock and Pubco Class B Stock.

Contemporaneously with the execution of the Business Combination Agreement, Tether, Bitfinex and the Company entered into a Contribution Agreement (the “Contribution Agreement”), pursuant to which, immediately prior to the Closing, Tether and Bitfinex will contribute to the Company 24,500 Bitcoin and 7,000 Bitcoin, respectively, in exchange for an aggregate contribution of 31,500 Bitcoin and (i) in the case of Tether, 208 class A common membership interests of the Company (“Company Class A Interests”) and 208 class A common membership interests of the Company (“Company Class B Interests”), and (ii) in the case of Bitfinex, 59 Company Class A Interests and 59 Company Class B Interests.

Concurrently with the signing of the Business Combination Agreement, (i) CEP, Pubco and Cantor EP Holdings, LLC (the “Sponsor”) entered into the sponsor support agreement (as amended by Amendment No. 1 to Sponsor Support Agreement, dated as of June 25, 2025, the “Sponsor Support Agreement”), pursuant to which, among other matters described below, Pubco and Sponsor agreed to enter into a Securities Exchange Agreement (the “Securities Exchange Agreement”) at Closing, pursuant to which Sponsor will exchange a number of its shares of Pubco Class A Stock as determined in accordance with the Securities Exchange Agreement (the “Exchange Shares”) in exchange for Convertible Notes (the “Exchange Notes”) equal in value to the product of (1) the total number of the Exchange Shares multiplied by (2) $10.00 per share, and (ii) Pubco, CEP and Cantor Fitzgerald & Co. (“CF&Co.”) entered into an engagement letter (as amended by the amendment thereto, dated as of June 25, 2025, the “PIPE Engagement Letter”), pursuant to which, among other matters, CF&Co. may receive Convertible Notes (the “Engagement Letter Notes”), such that the aggregate principal value of the Engagement Letter Notes and the Exchange Notes is equal to

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 4 — Business Combination Agreement (cont.)

the sum of (i) 1.5% of the value of the Bitcoin to be contributed by Tether and Bitfinex pursuant to the Contribution Agreement (as defined below), (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, subject to certain adjustments and (iii) $98,963 in additional consideration. Assuming no redemptions of any Public Shares (as defined below) and that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, the Sponsor would exchange 4,630,000 shares of Pubco Class A Stock for Exchange Notes with an aggregate principal amount of $46,300,000 and CF&Co. will not receive any Engagement Letter Notes. With the inclusion of the Subscription Notes, Option Notes, Exchange Notes and Engagement Letter Notes, the total aggregate principal value of the Convertible Notes will be $486.5 million.

The Sponsor Support Agreement also provides that, among other things, (i) the Sponsor will vote its CEP Class A Ordinary Shares, and its Class B ordinary shares of CEP, par value $0.0001 per share (“CEP Class B Ordinary Shares” and, together with the CEP Class A Ordinary Shares, the “CEP Ordinary Shares”) in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the other proposals to be approved by CEP Shareholders at the Meeting (the “CEP Shareholder Approval Matters”), (ii) the Sponsor will vote its CEP Ordinary Shares against any alternative transactions, (iii) the Sponsor will comply with the restrictions imposed by the letter agreement, dated as of August 12, 2024, by and among CEP, the Sponsor and the then current directors and executive officers of CEP (the “Insider Letter”), including with respect to the restrictions on transfer and redemption of CEP Ordinary Shares in connection with the Business Combination, (iv) prior to the Closing, the Sponsor will amend the Insider Letter to reduce the post-Closing lock-up period applicable to the shares of Pubco Class A Stock received by the Sponsor in exchange for its CEP Class B Ordinary Shares (the “Founder Shares”) from 12 months to six months, and (v) subject to and conditioned upon the Closing, any loans outstanding from the Sponsor to CEP shall be repaid as follows: (a) with respect to the amended and restated promissory note, dated November 5, 2024, and effective as of August 12, 2024 (the “Sponsor Loan”), the aggregate amount owed by CEP, as set forth on the pre-Closing statement to be delivered by CEP prior to the Closing (the “CEP Pre-Closing Statement”), will be automatically converted, immediately prior to the CEP Merger, into CEP Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of such CEP Class A Ordinary Shares to the Sponsor, the Sponsor Loan will be deemed satisfied in full, provided, however, that the portion of the Sponsor Loan that is drawn by or on behalf of CEP to pay for any fees, costs or expenses of the U.S. Securities and Exchange Commission (the “SEC”) or Nasdaq pursuant to the Business Combination Agreement will be repaid in cash at the Closing in accordance with the Business Combination Agreement and (b) with respect to all other loans of the Sponsor to CEP, all amounts outstanding thereunder as of the Closing, as set forth on the CEP Pre-Closing Statement, will be repaid in cash at the Closing in accordance the Business Combination Agreement.

On June 25, 2025, Pubco, CEP and the Sponsor entered into the Sponsor Support Agreement Amendment, pursuant to which the Sponsor has agreed to forfeit a number of CEP Class A Ordinary Shares it receives upon conversion of its CEP Class B Ordinary Shares so that such number of CEP Class A Ordinary Shares retained by the Sponsor equals the lesser of (a) 25% of the sum of the number of Public Shares not subject to redemption in connection with the Closing and the number of CEP Class A Ordinary Shares issued in the Equity PIPE and (b) the sum of (i) 7,084,804 and (ii) 1.5% of the gross proceeds received by Pubco and CEP pursuant to the April PIPE Investments, divided by $10.00.

Contemporaneously with the execution of the Business Combination Agreement, Tether and SoftBank entered into a sale and purchase agreement, as amended and restated on June 23, 2025, pursuant to which, among other things, immediately following the Closing, Tether will transfer to SoftBank an equal number of shares of Pubco Class A Stock and Pubco Class B Stock, and SoftBank will pay Tether consideration calculated based on a formula described thereunder.

On April 22, 2025, along with the Business Combination Agreement, Tether, Bitfinex and SoftBank entered into the Governance Term Sheet, which sets out the main terms upon which Pubco will prepare the Proposed Organizational Documents, which will be adopted at or prior to Closing. At Closing, Tether, Bitfinex and SoftBank will enter into the Governance Agreement, which will implement the terms of the Governance Term Sheet. Pursuant to the Governance Agreement, Pubco will issue two (2) classes of shares of Pubco Stock, with different voting and economic rights attached to them. The shares of Pubco Class A Stock will have no voting rights other than as required by applicable

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 4 — Business Combination Agreement (cont.)

law, until all shares of Pubco Class B Stock are canceled, whereas, holders of shares of Pubco Class B Stock will be entitled to one vote per share. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Holders of Pubco Class A Stock will be entitled to receive distributions in proportion to the number of shares of Pubco Class A Stock held by them, whereas, holders of Pubco Class B Stock will not have any economic rights. In addition, the shares of Pubco Class A Stock will be listed for trading and will be freely transferable, subject to the terms of the Lock-Up Agreements, the Insider Letter and any restrictions pursuant to applicable laws. The shares of Pubco Class B Stock will not be listed or freely transferable, except to Affiliates. The parties agreed to take all necessary action so that effective as of the Closing, the board of directors of Pubco will consist of seven individuals, six of which are to be designated by the Sellers and SoftBank, with the final director to be the chief executive officer of Pubco.

On July 26, 2025, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement, which amends the Business Combination Agreement, among other things, to provide that the Additional PIPE Bitcoin Purchase Price used to determine the value of Tether’s contribution of the Additional PIPE to Pubco at the Closing and the number of shares of Pubco Class A Stock and Pubco Class B Stock to be issued to Tether at the Closing in exchange for the sale of the Additional PIPE Bitcoin by Tether to Pubco shall be based on $84,863.57, which is equal to the average Bitcoin price for the ten-day period ending April 21, 2025, the day prior to the date of the Business Combination Agreement (the “Signing Bitcoin Price”), rather than on the aggregate amount Tether paid to purchase the Additional PIPE Bitcoin.

Concurrently with the Closing, Tether, Bitfinex and SoftBank will each enter into a Lock-Up Agreement with Pubco, pursuant to which each Seller and SoftBank will agree that the shares of Pubco Class A Stock received by each Seller and the shares of Pubco Class A Stock transferred by Tether to SoftBank will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions.

Concurrently with the Closing, CEP, Pubco, the Sponsor, each Seller and SoftBank will enter into an Amended and Restated Registration Rights Agreement that will amend and restate the registration rights agreement, dated as of August 12, 2024, by and between CEP and the Sponsor.

Concurrently with the Closing, Pubco and Tether will enter into a Services Agreement, pursuant to which Tether will agree to provide, or cause to be provided, certain services to Pubco and its subsidiaries in exchange for a services fee in the amount of $30,000 per calendar quarter or such other amount as may be agreed by the parties thereto.

Upon the completion of the Business Combination and the consummation of the PIPE Investments, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that all PIPE Investors fund their commitments in their PIPE Subscription Agreements, that no Convertible Notes are converted into shares of Pubco Class A Stock and that no shares of Pubco Class A Stock are issued pursuant to the Twenty One Capital, Inc. 2025 Incentive Award Incentive Plan, as amended from time to time, to become effective upon the Closing (the “Incentive Plan”), (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the June Equity PIPE Investors, (iv) the Sponsor and its Affiliates, (v) the directors and officers of CEP, (vi) the Sellers and (vii) SoftBank will own, pursuant to the respective agreements, shares of the issued and outstanding shares of Pubco Class A and Class B Common Stock.

Each holder of shares of Pubco Class A Stock will have no voting rights except as required by the Texas Business Organizations Code (“TBOC”), until all shares of Pubco Class B Stock are canceled. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Each holder of shares of Pubco Class B Stock will be entitled to one vote for each share of Pubco Class B Stock held of record by such holder on all matters on which stockholders are generally entitled to vote.

The price per share of Pubco Class A Stock is $10.00 per share for (i) Public Shareholders, (ii) the April Equity PIPE Investors, (iii) the Sponsor and its Affiliates, (iv) the directors and officers of CEP, (v) the Sellers and (vi) SoftBank, and $21.00 per share for the June Equity PIPE Investors.

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 4 — Business Combination Agreement (cont.)

The value of the consideration that the Public Shareholders are each receiving in connection with the Business Combination is thus $10.00 per share.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, CEP will be treated as the acquired company for financial reporting purposes, and Twenty One will be the accounting acquirer. Accordingly, the Business Combination was treated as the equivalent of Twenty One issuing stock for the net assets of CEP, accompanied by a recapitalization. The net assets of CEP were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Twenty-One.

If Pubco’s application for listing is approved, shares of Pubco Class A Stock are expected to be traded on NYSE, Nasdaq or another national securities exchange under the symbol “XXI.” The CEP Class A Ordinary Shares will not trade after the Closing.

Note 5 — Stockholder’s Deficit

The Company is authorized to issue 1,000 shares of Class A common stock. At June 30, 2025, there was 1 Class A common share issued and outstanding.

Note 6 — Commitments and Contingencies

The Company enters into contractual relationships that contain may indemnification provisions in its normal course of business with other parties. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are like to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. Management believes any liability arising from these agreements will not be material to the Company’s financial statements.

The Company may from time to time involve in legal proceedings, legal actions, and claims arising in the normal course of business, including proceedings relating to intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions, and claims will not have a significant adverse effect, individually, or in the aggregate, on the Company’s financial position, results of operations or cash flows.

Note 7 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the statements of operations as net loss. As the Company is in the start-up phase, the CODM currently reviews operating expenses to manage and forecast cash to ensure enough capital is available to achieve its business plan over the short-term period ( less than a year). The CODM also reviews operating expenses to manage,

TWENTY ONE CAPITAL, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2025 (INCEPTION) TO JUNE 30, 2025

Note 7 — Segment Information (cont.)

maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. All of the Company’s operating expenses, which consists of general and administrative expenses and sales and marketing expenses, relate to this single operating segment as reported on the statement of operations, and are the significant segment expenses provided to the CODM on a regular basis.

For the period from March 7, 2025 (inception) to June 30, 2025
General and administrative	$7,756
Total Operating expenses	$7,756

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On July 26, 2025, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement (“Amendment No. 1 to the Business Combination Agreement”), which amends the Business Combination Agreement, to among other things, provide that the Additional PIPE Bitcoin Purchase Price (as defined in the Business Combination Agreement) used to determine the value of Tether’s contribution of the Additional PIPE Bitcoin (as defined in the Business Combination Agreement) to Pubco at the Closing and the number of shares of Pubco Stock (as defined in the Business Combination Agreement) to be issued to Tether at the Closing in exchange for the sale of the Additional PIPE Bitcoin by Tether to Pubco shall be based on the Signing Bitcoin Price of $84,863.57, rather than on the aggregate amount Tether paid to purchase the Additional PIPE Bitcoin.

Annex A

EXECUTION VERSION

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

BUSINESS COMBINATION AGREEMENT

by and among

CANTOR EQUITY PARTNERS, INC.,
as SPAC,

TWENTY ONE CAPITAL, INC.,
as Pubco,

TWENTY ONE MERGER SUB D,
as SPAC Merger Sub,

TWENTY ONE ASSETS, LLC,
as the Company,

THE MEMBERS OF THE COMPANY,
as the Sellers

and

solely for the purposes of Article I, Article III, Article IV, Article V, Article VI, Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.10, 8.12, 8.13, 8.14, 8.17, 8.19, 8.20, 8.21, 8.24, 8.25, 10.1(a), 10.2 and Article XII,

STELLAR BEACON LLC,
as SoftBank

Dated as of April 22, 2025

Annex A Page No.
Article I DEFINITIONS

1.1	Certain Definitions	A-3
1.2	Section References	A-10
1.3	Interpretation	A-14
Article II MERGERS

2.1	SPAC Merger	A-15
2.2	Company Merger	A-15
2.3	Effective Time	A-15
2.4	Effect of the Mergers	A-16
2.5	Organizational Documents	A-16
2.6	Directors and Officers of the Surviving Subsidiaries	A-16
2.7	Company Merger Consideration	A-16
2.8	Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub	A-17
2.9	Effect of Company Merger on Outstanding Securities of the Company and Company Merger Sub	A-18
2.10	Effect of Mergers on Outstanding Securities of Pubco	A-19
2.11	Exchange Procedures	A-19
2.12	Intended Tax Treatment	A-20
2.13	Taking of Necessary Action; Further Action	A-20
2.14	Seller Consent	A-21
2.15	Withholding	A-21
Article III CLOSING

3.1	Closing	A-21
3.2	Pre-Closing Statements	A-21
3.3	Closing Deliveries	A-22
Article IV REPRESENTATIONS AND WARRANTIES OF SPAC

4.1	Organization and Standing	A-23
4.2	Authorization; Binding Agreement	A-24
4.3	Governmental Approvals	A-24
4.4	Non-Contravention	A-24
4.5	Capitalization	A-25
4.6	SEC Filings; SPAC Financials; Internal Controls	A-25
4.7	No Litigation; Orders; Permits	A-27
4.8	Absence of Certain Changes	A-27
4.9	Compliance with Laws	A-27
4.10	Taxes and Returns	A-27
4.11	Employees and Employee Benefit Plans	A-27
4.12	Properties3	A-27
4.13	Material Contracts	A-27
4.14	Transactions with Affiliates	A-28
4.15	Finders and Brokers	A-28

Annex A-i

Annex A Page No.
4.16	Certain Business Practices	A-28
4.17	Insurance	A-29
4.18	Independent Investigation	A-29
4.19	No Other Representations	A-29
4.20	Information Supplied	A-29
4.21	SPAC Trust Account	A-30
4.22	Equity PIPE	A-30
4.23	SPAC Subsidiaries’ Activities	A-30
Article V REPRESENTATIONS AND WARRANTIES OF PUBCO AND SPAC MERGER SUB

5.1	Organization and Standing	A-31
5.2	Authorization; Binding Agreement	A-31
5.3	Governmental Approvals	A-31
5.4	Non-Contravention	A-31
5.5	Capitalization	A-32
5.6	Pubco and SPAC Merger Sub Activities	A-32
5.7	Finders and Brokers	A-32
5.8	Ownership of Pubco Stock	A-32
5.9	Convertible Notes PIPE	A-32
5.10	Information Supplied	A-33
5.11	Independent Investigation	A-33
5.12	No Other Representations	A-33
Article VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY

6.1	Organization and Standing	A-34
6.2	Authorization; Binding Agreement	A-34
6.3	Capitalization	A-34
6.4	Governmental Approvals	A-34
6.5	Non-Contravention	A-34
6.6	Absence of Certain Changes	A-35
6.7	Company Activities	A-35
6.8	Title to Assets	A-35
6.9	Employees and Benefit Plans	A-35
6.10	Certain Business Practices.	A-35
6.11	Finders and Brokers	A-36
6.12	Information Supplied	A-36
6.13	Independent Investigation	A-36
6.14	No Other Representations	A-36
Article VII REPRESENTATIONS AND WARRANTIES OF THE SELLERS

7.1	Organization and Standing	A-37
7.2	Authorization; Binding Agreement	A-37
7.3	Ownership	A-37
7.4	Government Approvals	A-37
7.5	Non-Contravention	A-37
7.6	No Litigation	A-38
7.7	Investment Representations	A-38

Annex A-ii

Annex A Page No.
7.8	Finders and Brokers	A-38
7.9	Information Supplied	A-38
7.10	No Other Representations	A-39
Article VIII COVENANTS

8.1	Access and Information	A-39
8.2	Conduct of Business of the Company, Pubco, and SPAC Merger Sub	A-40
8.3	Conduct of Business of SPAC	A-41
8.4	Annual and Interim Financial Statements	A-42
8.5	SPAC Public Filings	A-43
8.6	No Solicitation	A-43
8.7	No Trading	A-44
8.8	Notification of Certain Matters	A-44
8.9	Efforts	A-44
8.10	Further Assurances	A-45
8.11	The Registration Statement	A-46
8.12	Public Announcements	A-48
8.13	Confidential Information	A-49
8.14	Post-Closing Pubco Board of Directors and Executive Officers	A-50
8.15	Indemnification of Directors and Officers; Tail Insurance	A-50
8.16	Use of Proceeds	A-51
8.17	Pre-Closing Transaction	A-51
8.18	Delisting and Deregistration	A-51
8.19	Pubco A&R Organizational Documents	A-52
8.20	Amendment and Restatement of Founder Registration Rights Agreement	A-52
8.21	PIPE Investments	A-52
8.22	PIPE Bitcoin Sale	A-52
8.23	Additional PIPE Bitcoin Sale.	A-52
8.24	SoftBank Purchase Agreement	A-53
8.25	Pubco Incentive Plan	A-53
8.26	Pre-Closing Restructuring	A-53
Article IX CLOSING CONDITIONS

9.1	Conditions to Each Party’s Obligations	A-53
9.2	Conditions to Obligations of the Company, Pubco, SPAC Merger Sub and the Sellers	A-54
9.3	Conditions to Obligations of SPAC	A-54
9.4	Frustration of Conditions	A-55
Article X TERMINATION AND EXPENSES

10.1	Termination	A-55
10.2	Effect of Termination	A-56
Article XI WAIVERS AND RELEASES

11.1	Waiver of Claims Against Trust	A-56
11.2	Release and Covenant Not to Sue	A-57

Annex A-iii

Annex A Page No.
Article XII MISCELLANEOUS

12.1	Survival	A-57
12.2	Notices	A-58
12.3	Binding Effect; Assignment	A-59
12.4	Third Parties	A-59
12.5	Fees and Expenses	A-59
12.6	Governing Law; Jurisdiction	A-60
12.7	Specific Performance	A-60
12.8	Severability	A-60
12.9	Amendment	A-60
12.10	Waiver	A-60
12.11	Entire Agreement	A-61
12.12	Counterparts	A-61
12.13	Legal Representation	A-61
12.14	No Recourse	A-62

EXHIBITS

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Amended and Restated Registration Rights Agreement
Exhibit D	Form of Convertible Notes Subscription Agreement
Exhibit E	Form of Equity PIPE Subscription Agreement
Exhibit F	Terms of Pubco Stock
Exhibit G	Form of Services Agreement

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of April 22, 2025 by and among (a) Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”), (b) Twenty One Capital, Inc., a Texas corporation (“Pubco”), (c) Twenty One Merger Sub D, a Cayman Islands exempted company (“SPAC Merger Sub”), (d) Twenty One Assets, LLC, a Delaware limited liability company (the “Company”), (e) each of the holders of the outstanding Company Interests named on Annex I (the “Sellers”) and (f) solely for the purposes of Article I, Article III, Article IV, Article V, Article VI, Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.10, 8.12, 8.13, 8.14, 8.17, 8.19, 8.20, 8.21, 8.24, 8.25, 10.1(a), 10.2 and Article XII (collectively, the “SoftBank Provisions”), Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”). SPAC, Pubco, SPAC Merger Sub, the Sellers, the Company and solely for the purposes of the SoftBank Provisions, SoftBank, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”).

RECITALS:

WHEREAS, on the date hereof, Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (“Tether”), iFinex, Inc., a British Virgin Islands company (“Bitfinex”), and the Company have entered into a Contribution Agreement (the “Contribution Agreement”), pursuant to which, immediately prior to the Closing, (a) Tether shall contribute to the Company 24,500 Bitcoin, and (b) Bitfinex shall contribute to the Company 7,000 Bitcoin, for an aggregate contribution of 31,500 Bitcoin (collectively, the “Contribution”);

WHEREAS, after the date hereof, but prior to the Contribution, (a) SPAC shall form a new subsidiary (“SPAC Subsidiary A”), a Delaware corporation, which will in turn form, a new subsidiary, a Delaware corporation (“SPAC Subsidiary B”), which in turn will form a new subsidiary, a Delaware corporation (“Company Merger Sub” and with SPAC Subsidiary A and SPAC Subsidiary B, the “SPAC Subsidiaries” and each, a “SPAC Subsidiary”), and (b) following the formation of the SPAC Subsidiaries, Pubco shall dissolve the Pubco Merger Subs;

WHEREAS, after the Contribution, but prior to the Closing, the Sellers shall own 100% of the issued and outstanding Company Interests in the amounts as set forth on Annex I;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) SPAC will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving company (the “SPAC Merger”), and with SPAC Shareholders receiving one share of Pubco Class A Stock for each SPAC Class A Ordinary Share held by such shareholder in accordance with the terms of this Agreement and (b) at least two (2) hours after the SPAC Merger, the Company will merge with and into Company Merger Sub, with the Company Merger Sub continuing as the surviving company (the “Company Merger”, and together with the SPAC Merger, the “Mergers”, and together with the other transactions contemplated by this Agreement and the Ancillary Documents, including the Contribution, the Pre-Closing Restructuring and the PIPE Investments (as defined below), the “Transactions”), and with members of the Company receiving shares of Pubco Stock in exchange for their Company Interests in accordance with the terms of this Agreement, and as a result of the Mergers, SPAC Merger Sub and Company Merger Sub will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law;

WHEREAS, on the date hereof, Tether and SoftBank have entered into a Sale and Purchase Agreement (the “SoftBank Purchase Agreement”), pursuant to which, among other things, immediately following the Closing, SoftBank will purchase from Tether and Tether will transfer to SoftBank a number of shares of Pubco Class A Stock and Pubco Class B Stock (the “SoftBank Shares”), each calculated in accordance with the terms of the SoftBank Purchase Agreement;

WHEREAS, concurrently with the Closing, each Seller and SoftBank shall enter into a Lock-Up Agreement with Pubco substantially in the form set forth on Exhibit A (each, a “Lock-Up Agreement”), pursuant to which each Seller shall agree not to transfer its shares of Pubco Stock for a period of six (6) months after the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, in connection with the Transactions, Pubco, SPAC and Cantor EP Holdings, LLC, a Delaware limited liability company (the “Sponsor”) are entering into a Sponsor Support Agreement substantially in the form set forth on Exhibit B (the “Sponsor Support Agreement”), providing that, among other things, (i) the Sponsor will vote its SPAC Ordinary Shares in favor of the adoption and approval of this Agreement and the Transactions and (ii) prior to the Closing, the Sponsor will amend the

Annex A-1

letter agreement, dated as of August 12, 2024, by and among SPAC, the Sponsor and the officers and directors of SPAC at the time of its initial public offering, to reduce the post-Closing lock-up period applicable to the shares of Pubco Class A Stock held at the Closing by the Sponsor and the other insiders, from twelve (12) months to six (6) months;

WHEREAS, concurrently with the Closing, Sponsor, SPAC, Pubco, each Seller and SoftBank shall enter into an amended and restated registration rights agreement of SPAC, which will add Pubco as a party and cover the resale of the shares of Pubco Stock held by Sponsor, each Seller and SoftBank substantially in the form set forth on Exhibit C (the “Amended and Restated Registration Rights Agreement”);

WHEREAS, on the date of this Agreement, (a) the Convertible Note Investors (as defined below) have agreed to make a private investment in Pubco by purchasing convertible notes with an aggregate principal amount equal to the Convertible Note Gross Proceeds (as defined below) (the “Convertible Notes PIPE”) and (b) the Equity PIPE Investors (as defined below) have agreed to make a private investment in SPAC by purchasing SPAC Class A Ordinary Shares in the aggregate amount equal to the Equity PIPE Gross Proceeds (as defined below) (the “Equity PIPE” and, together with the Convertible Notes PIPE, the “PIPE Investments”), in each case, pursuant to (x) subscription agreements substantially in the form set forth on Exhibit D for the Convertible Notes PIPE (the “Convertible Notes Subscription Agreements”) and (y) subscription agreements substantially in the form set forth on Exhibit E for the Equity PIPE (the “Equity PIPE Subscription Agreements” and, together with the Convertible Notes Subscription Agreements, the “PIPE Subscription Agreements”);

WHEREAS, pursuant to the Convertible Notes Subscription Agreement, Pubco has granted to the Convertible Note Investors an option to purchase up to $100,000,000 additional principal amount of convertible notes (the “Option Convertible Notes”) at any time before the 30th day after the date of this Agreement (the “Option Period”);

WHEREAS, in accordance herewith, (a) following the date of this Agreement, Tether shall (i) purchase a number of Bitcoin equal to the Initial PIPE Net Proceeds (such number of Bitcoin, the “Initial PIPE Bitcoin”), which Initial PIPE Bitcoin shall be sold by Tether to Pubco at the Closing, at a purchase price equal to the Initial PIPE Net Proceeds, and (ii) purchase an additional number of Bitcoin equal to the Option Note Net Proceeds (such number of Bitcoin, the “Option PIPE Bitcoin”), which Option PIPE Bitcoin shall be sold by Tether to Pubco at the Closing, at a purchase price equal to the Option Note Net Proceeds, and (b) immediately prior to the Closing and solely to the extent that the sum of the Initial PIPE Bitcoin and the Option PIPE Bitcoin is less than 10,500 Bitcoin, Tether shall purchase a number of Bitcoin equal to the Additional PIPE Bitcoin (as defined below), which Additional PIPE Bitcoin shall be contributed to Pubco at the Closing;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously: (a) determined that this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions are advisable and in the best interests of SPAC and the SPAC Shareholders; (b) authorized and approved the execution, delivery and performance by SPAC of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions; (c) approved the Transactions as a Business Combination; and (d) recommended the adoption and approval of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions by the SPAC Shareholders; and

WHEREAS, the respective boards of directors of Pubco and SPAC Merger Sub and the managers of the Company have each unanimously (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and shareholders and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein.

Annex A-2

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

1.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any subpoena or request for information), inquiry, hearing, proceeding or investigation, by or before any Person, including any Governmental Authority.

“Additional PIPE Bitcoin” means an aggregate number of Bitcoin equal to 10,500 Bitcoin minus (i) the Initial PIPE Bitcoin, minus (ii) the Option PIPE Bitcoin and minus (iii) the Contributed PIPE Bitcoin; provided that, for the avoidance of doubt, in no event shall such number of Bitcoin be a negative number.

“Additional PIPE Bitcoin Purchase Price” means the aggregate purchase price (expressed in U.S. dollars) paid by Tether for the Additional PIPE Bitcoin.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.

“Anchorage” means Anchorage Digital Bank, N.A.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including the Contribution Agreement, the Sponsor Support Agreement, the Securities Exchange Agreement, the Lock-Up Agreements, the Amended and Restated Registration Rights Agreement, the PIPE Subscription Agreements, the Services Agreement, the Pubco A&R Organizational Documents and the SoftBank Purchase Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination” has the meaning set forth in the SPAC Memorandum and Articles as in effect on the date hereof.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Austin, Texas and the Cayman Islands are authorized to close for business or for purposes of the Pre-Closing Restructuring, any day on which the Delaware Secretary of State is authorized to close for business.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

Annex A-3

“Company Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning Pubco, SPAC Merger Sub, the Pubco Merger Subs, the Company, the Sellers or SoftBank or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives , is generally available publicly and was not disclosed in breach of this Agreement or applicable confidentiality agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Fundamental Representations” means the representations and warranties made by the Company pursuant to Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.3 (Capitalization), and Section 6.11 (Finders and Brokers).

“Company Merger Sub Common Stock” means the shares of common stock of Company Merger Sub.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Contracts” means all legally binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contributed PIPE Bitcoin” means the aggregate number of Bitcoin contributed to Pubco at the Closing by Equity PIPE Investors in lieu of a cash investment in the Equity PIPE.

“Convertible Note Investors” means those Persons who are participating in the Convertible Notes PIPE pursuant to a Convertible Notes Subscription Agreement entered into with Pubco and SPAC as of the date of this Agreement.

“Convertible Notes Gross Cash Proceeds” means $340,200,000.

“Convertible Notes Gross Proceeds” means $385,000,000.

“Equity PIPE Gross Cash Proceeds” means $170,500,000.

“Equity PIPE Gross Proceeds” means $200,000,000.

“Equity PIPE Investors” means those Persons who are participating in the Equity PIPE pursuant to an Equity PIPE Subscription Agreement entered into with Pubco and SPAC as of the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” means, collectively, the SPAC Expenses and the Sellers Expenses.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 12, 2024, by and between SPAC and Sponsor.

“Fraud” means actual and intentional fraud, with elements of scienter and reliance, under the Laws of the State of Delaware, in the making of any representations and warranties contained in this Agreement.

“Fraud Claim” means any Action to the extent based upon Fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governance Term Sheet” means that certain term sheet relating to the governance of Pubco entered into by Tether, Bitfinex and SoftBank on the date hereof.

Annex A-4

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body with competent jurisdiction.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services or capitalized leases, as determined in accordance with GAAP (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) any severance costs, pension, bonus, deferred compensation, amounts due in respect of cancellation of options and other equity awards, forgivable loans (whether issued or proposed to be issued) or similar obligations (and, in each case, any employer portion of unemployment, social security, payroll or similar Tax payable in connection therewith), and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Initial Holdback Amount” means $52,000,000.

“Initial PIPE Net Proceeds” means the sum of (a) the Convertible Notes Gross Cash Proceeds and (b) the Equity PIPE Gross Cash Proceeds minus the Initial Holdback Amount.

“Intellectual Property” means trade marks, service marks, rights in trade names, business names, logos or get-up, goodwill and the right to sue for passing off, patents, supplementary protection certificates, rights in inventions, proprietary processes, formulae, models and methodologies, registered and unregistered design rights, copyrights (including rights in software), database rights, image rights, rights to publicity and rights to personality and privacy, moral rights and rights of attribution and integrity, rights in domain names and URLs and social media presence accounts, and all other similar rights in any part of the world (including in confidential information and trade secrets) and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and any rights to apply for and be granted, registrations, renewals, extensions, continuations or restorations of, and rights to claim priority from such registrations.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IPO” means the initial public offering of SPAC Class A Ordinary Shares pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of August 12, 2024, and filed with the SEC on August 13, 2024 (File No. 333-280230).

“Knowledge” means, with respect to any Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

Annex A-5

“Lien” means any mortgage, pledge, security interest (including any created by Law), attachment, option, proxy, voting trust, encumbrance, license, covenant not to sue, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, with respect to clause (a), any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in interest rates) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries or markets in which such Person or any of its Subsidiaries principally operate; (iii) changes in the price or trading volume of Bitcoin (provided that the underlying cause of any such event, occurrence, change or effect in the price or trading volume may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (iv) any proposal, enactment or change in interpretation of, or any other change in, applicable Laws, IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (v) conditions caused by acts of God, natural disasters, terrorism, war (whether or not declared), escalation of hostilities, geopolitical conditions, local, national or international political conditions or any outbreak or continuation of an epidemic or pandemic or the effects of the actions of any Governmental Authority or Laws or other responses with respect thereto; (vi) the taking of any action required by this Agreement or any Ancillary Document; and (vii) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iv), (v) and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate and adverse effect on such Person or any of its Subsidiaries compared to similarly situated participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to SPAC (provided that the underlying causes of any such Redemption or failure to obtain the Required Shareholder Approval may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; and provided, further, with respect to the failure to obtain the Required Shareholder Approval, that the SPAC has not violated its obligations under this Agreement in connection with obtaining such Required Shareholder Approval).

“Nasdaq” means the Nasdaq Global Market.

“Option Holdback Amount” means an aggregate amount equal to (a) 0.5% multiplied by (b) the Option Note Gross Proceeds.

“Option Note Gross Proceeds” means the aggregate principal amount of Option Convertible Notes purchased by the Option Note Investors in accordance with the Convertible Notes Subscription Agreements.

“Option Note Investors” means those Persons who elect to purchase Option Convertible Notes in accordance with the Convertible Notes Subscription Agreement.

“Option Note Net Proceeds” means (a) the Option Note Gross Proceeds, minus (b) the Option Holdback Amount.

Annex A-6

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, (a) that is a corporation or company, its certificate of incorporation and bylaws, and/or memorandum and articles of association or comparable documents, (b) that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) that is a trust, its declaration of trust, or comparable documents and (e) that is any other Person but that is not an individual, its comparable organizational documents.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investors” means, collectively, the Convertible Notes Investors and the Equity PIPE Investors.

“Pubco and SPAC Merger Sub Fundamental Representations” means the representations and warranties made by Pubco and SPAC Merger Sub pursuant to Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.7 (Finders and Brokers).

“Pubco Class A Stock” means the shares of class A common stock, par value $0.01 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Class B Stock” means the shares of class B common stock, par value $0.01 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Merger Subs” means, collectively, Twenty One Merger Sub A, Inc., Twenty One Merger Sub B, Inc., and Twenty One Merger Sub C, Inc.

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco as of the date of this Agreement, as in effect under the TBOC.

“Pubco Stock” means the shares of common stock, par value $0.01 per share, of Pubco; provided, that from and after the Closing, Pubco Stock shall refer to, collectively, the Pubco Class A Stock and the Pubco Class B Stock, which shall have the terms set out in Exhibit F.

“Redemption Amount” means the aggregate amount payable with respect to all Redemptions of the SPAC Class A Ordinary Shares pursuant to and in accordance with the SPAC Memorandum and Articles.

“Related Persons” means, as to any Person, the Affiliates of such Person, the Representatives of such Person and such Person’s Affiliates, and the immediate family members of any of the foregoing.

Annex A-7

“Representatives” means, as to any Person, the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Agreement” means the Securities and Exchange Agreement by and between Pubco and the Sponsor, substantially in the form set forth on Exhibit A to the Sponsor Support Agreement, which shall be entered into at the Closing.

“Sellers Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of any Seller, SoftBank, Pubco, the Company, SPAC Merger Sub, the Pubco Merger Subs or any of their respective Affiliates in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions contemplated hereby and thereby: (a) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to any Seller, SoftBank, Pubco, the Company, SPAC Merger Sub, the Pubco Merger Subs or any of their respective Affiliates and (b) any premiums, costs and expenses incurred under the D&O Tail Insurance, in each case as set forth on the Sellers Pre-Closing Statement to be delivered by the Sellers and SoftBank to SPAC pursuant to Section 3.2(b).

“Sellers Fundamental Representations” means the representations and warranties made by each Seller pursuant to Section 7.1 (Organization and Standing), Section 7.2 (Authorization; Binding Agreement) and Section 7.8 (Finders and Brokers).

“Services Agreement” means, the Services Agreement by and between Tether and/or certain of its Affiliates, and Pubco, substantially in the form set forth on Exhibit G, which shall be entered into at the Closing, pursuant to which Tether and/or such Affiliates will agree to provide certain services to Pubco including acting as custodian of the Bitcoin indirectly owned by Pubco and to purchase Bitcoin on behalf of Pubco and its Subsidiaries.

“Signing Bitcoin Price” means the U.S. dollar price of one bitcoin as determined by the average of the CME CF Bitcoin Reference Rate - New York Variant for the ten-day period ending on the day prior to the date of this Agreement.

“SPAC and SPAC Subsidiaries Fundamental Representations” means the representations and warranties made by SPAC pursuant to Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), and Section 4.15 (Finders, Brokers, and Advisors).

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning SPAC or any of its Subsidiaries; provided, however, that SPAC Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information.

“SPAC Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of SPAC or any of the SPAC Subsidiaries in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions contemplated hereby and thereby: (a) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to SPAC and (b) the SPAC Loans, in each case as set forth on the SPAC Pre-Closing Statement to be delivered by SPAC to the Sellers and SoftBank pursuant to Section 3.2(a).

“SPAC Loans” means the loans made to SPAC by the Sponsor or any of its Affiliates for the purpose of financing (a) costs and expenses incurred in connection with the IPO, a Business Combination or other working capital expenditures of SPAC or (b) a portion of the Redemption Amount as described in the SEC Reports.

Annex A-8

“SPAC Memorandum and Articles” means the amended and restated memorandum and articles of association of SPAC as of the date of this Agreement, as in effect under the Cayman Act.

“SPAC Merger Sub Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of SPAC Merger Sub.

“SPAC Merger Sub Shareholder Approval” means the vote or unanimous resolution of the shareholder of SPAC Merger Sub required to approve the SPAC Merger and SPAC Plan of Merger, as determined in accordance with the Organizational Documents of SPAC Merger Sub and the Cayman Act.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means preference shares, par value $0.0001 per share, of SPAC.

“SPAC Shareholders” means the shareholders of SPAC as of immediately prior to the Effective Time.

“Sponsor Loan Note” means the Amended and Restated Promissory Note entered into by SPAC in favor of the Sponsor on November 5, 2024, and effective as of August 12, 2024.

“Subsidiary” means, with respect to any Person, any other Person of which (a) if a corporation or company, a majority of the total voting power of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, tariffs, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“TBOC” means the Texas Business Organizations Code.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of August 12, 2024, by and between SPAC and the Trustee, as it may be amended, including to add Pubco to accommodate the Mergers, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

Annex A-9

1.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

$1.3(b)
Acquisition Proposal	8.6(a)
Action	1.1
Additional PIPE Bitcoin	1.1
Additional PIPE Bitcoin Consideration	8.23(b)
Additional PIPE Bitcoin Purchase Price	1.1
Additional PIPE Bitcoin Sale	8.23(b)
Affiliate	1.1
Agreement	Preamble
Alternative Transaction	8.6(a)
Amended and Restated Registration Rights Agreement	Recitals
Anchorage	1.1
Ancillary Documents	1.1
Antitrust Laws	8.9(b)
Authorization Notice	2.8(e)
Benefit Plans	1.1
Bitfinex	Recitals
Business Combination	1.1
Business Day	1.1
Cayman Act	2.1
Cayman Registrar	1.1
Class A Merger Consideration Shares	2.7(a)
Class A Pro Rata Share	2.7(a)
Class A Transmittal Documents	2.11(e)
Class B Merger Consideration Shares	2.7(b)
Class B Pro Rata Share	2.7(b)
Class B Transmittal Documents	2.11(f)
Closing	3.1
Closing Date	3.1
Closing Filing	8.12(b)
Closing Press Release	8.12(b)
Code	1.1
Company	Preamble
Company Certificate of Merger	2.3
Company Certificates	2.11(b)
Company Class A Interests	6.3(a)
Company Class B Interests	6.3(a)
Company Confidential Information	1.1
Company Disclosure Schedules	Article VI
Company Fundamental Representations	1.1
Company Interests	6.3(a)
Company Merger	Recitals
Company Merger Intended Tax Treatment	2.12
Company Merger Sub	Recitals
Company Merger Sub Common Stock	1.1
Company Surviving Subsidiary	2.2
Consent	1.1
Contracts	1.1
Contributed PIPE Bitcoin	1.1

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Contribution	Recitals
Contribution Agreement	Recitals
Convertible Note Investors	1.1
Convertible Notes Gross Cash Proceeds	1.1
Convertible Notes Gross Proceeds	1.1
Convertible Notes PIPE	Recitals
Convertible Notes Subscription Agreements	Recitals
D&O Indemnified Persons	8.15(a)
D&O Tail Insurance	8.15(b)
Delaware Secretary of State	2.3
DGCL	2.2
DLLCA	2.2
Dollars	1.3(b)
Effective Time	2.3
EGS	12.13(a)
Enforceability Exceptions	4.2
Equity PIPE	Recitals
Equity PIPE Gross Cash Proceeds	1.1
Equity PIPE Gross Proceeds	1.1
Equity PIPE Investors	1.1
Equity PIPE Subscription Agreements	Recitals
ERISA	1.1
Exchange Act	1.1
Exchange Agent	2.11(a)
Expenses	1.1
Extraordinary General Meeting	8.11(a)
Federal Securities Laws	8.7
Founder Registration Rights Agreement	1.1
Fraud	1.1
Fraud Claim	1.1
GAAP	1.1
Governance Term Sheet	1.1
Governmental Authority	1.1
IFRS	1.1
Indebtedness	1.1
Initial Holdback Amount	1.1
Initial PIPE Bitcoin	Recitals
Initial PIPE Net Proceeds	1.1
Intellectual Property	1.1
Intended Tax Treatment	2.12
Interim Period	8.1(a)
Intervening Event	8.11(d)(ii)
Intervening Event Change in Recommendation	8.11(d)(ii)
Intervening Event Notice Period	8.11(d)(ii)
Investment Company Act	1.1
IPO	1.1
IPO Prospectus	1.1
Knowledge	1.1
Law	1.1
LCIA Court	12.6(b)
LCIA Rules	12.6(b)

Annex A-11

Liabilities	1.1
Lien	1.1
Lock-Up Agreement	Recitals
Lost Certificate Affidavit	2.11(i)
Material Adverse Effect	1.1
Merger Consideration Shares	2.7(b)
Mergers	Recitals
Modification in Recommendation	8.11(d)(i)
Nasdaq	1.1
Non-Recourse Parties	12.14
NTA Amendment	8.11(a)
OFAC	4.16(c)
Option Convertible Notes	Recitals
Option Holdback Amount	1.1
Option Note Gross Proceeds	1.1
Option Note Investors	1.1
Option Note Net Proceeds	1.1
Option Period	Recitals
Option PIPE Bitcoin	Recitals
Order	1.1
Organizational Documents	1.1
Outside Date	10.1(b)
Parties	Preamble
Party	Preamble
PCAOB	1.1
Permits	1.1
Permitted Liens	1.1
Person	1.1
Personal Property	1.1
PIPE Bitcoin	8.22(b)
PIPE Bitcoin Sale	8.22(d)
PIPE Digital Wallets	8.22(c)
PIPE Investments	Recitals
PIPE Investors	1.1
PIPE Subscription Agreements	Recitals
Post-Closing Pubco Board	8.14(a)
Pre-Closing Restructuring	8.26(b)
Proxy Statement	8.11(a)
Pubco	Preamble
Pubco A&R Organizational Documents	8.19
Pubco and SPAC Merger Sub Fundamental Representations	1.1
Pubco Class A Stock	1.1
Pubco Class B Stock	1.1
Pubco Disclosure Schedules	Article V
Pubco Incentive Plan	8.25
Pubco Merger Subs	1.1
Pubco Organizational Documents	1.1
Pubco Pre-Closing Restructuring	8.26(b)
Pubco Stock	1.1
Public Shareholders	11.1
Redemption	8.11(a)

Annex A-12

Redemption Amount	1.1
Registration Statement	8.11(a)
Related Persons	1.1
Released Claims	11.1
Releasing Persons	11.2
Representatives	1.1
Required Shareholder Approval	9.1(a)
S&C	12.13(c)
SEC	1.1
SEC Reports	4.6(a)
Securities Act	1.1
Securities Exchange Agreement	1.1
Seller Digital Wallets	7.3(b)
Sellers	Preamble
Sellers Expenses	1.1
Sellers Fundamental Representations	1.1
Sellers Pre-Closing Statement	3.2(b)
Services Agreement	1.1
Signing Bitcoin Price	1.1
Signing Filing	8.12(b)
Signing Press Release	8.12(b)
Skadden	12.13(b)
SoftBank	Preamble
SoftBank Provisions	Preamble
SoftBank Purchase Agreement	Recitals
SoftBank Shares	Recitals
SPAC	Preamble
SPAC and SPAC Subsidiaries Fundamental Representations	1.1
SPAC Board	Recitals
SPAC Certificates	2.11(b)
SPAC Class A Ordinary Shares	1.1
SPAC Class B Ordinary Shares	1.1
SPAC Confidential Information	1.1
SPAC Disclosure Schedules	Article IV
SPAC Dissenting Shareholders	2.8(e)
SPAC Dissenting Shares	2.8(e)
SPAC Expenses	1.1
SPAC Financials	4.6(d)
SPAC Loans	1.1
SPAC Material Contract	4.13(a)
SPAC Memorandum and Articles	1.1
SPAC Merger	Recitals
SPAC Merger Intended Tax Treatment	2.12
SPAC Merger Sub	Preamble
SPAC Merger Sub Ordinary Shares	1.1
SPAC Merger Sub Shareholder Approval	1.1
SPAC Ordinary Shares	1.1
SPAC Plan of Merger	2.3
SPAC Pre-Closing Restructuring	8.26(a)(a)
SPAC Pre-Closing Statement	3.2(a)
SPAC Preference Shares	1.1

Annex A-13

SPAC Shareholder Approval Matters	8.11(a)
SPAC Shareholders	1.1
SPAC Subsidiaries	Recitals
SPAC Subsidiary	Recitals
SPAC Subsidiary A	Recitals
SPAC Subsidiary B	Recitals
SPAC Surviving Subsidiary	2.1
Sponsor	Recitals
Sponsor Class A Ordinary Shares	2.8(a)(i)
Sponsor Loan Note	1.1
Sponsor Support Agreement	Recitals
Subsidiary	1.1
Tax Return	1.1
Taxes	1.1
TBOC	1.1
Tether	Recitals
Transactions	Recitals
Tribunal	12.6(b)
Trust Account	1.1
Trust Agreement	1.1
Trustee	1.1
Written Objection	2.8(e)

1.3 Interpretation.

(a) The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b) In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or” unless clearly indicated otherwise, including, by use of “either”; (viii) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (ix) any agreement, instrument, insurance policy, Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law as from time to time amended, modified or supplemented as of the applicable date or during the applicable period of time, including (in the case of agreements or instruments) by waiver or consent (and in the case of agreements or instruments, in accordance with the term of the agreement or instrument, and in the case of any Ancillary Document, in accordance with the terms of this Agreement) and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (x) unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder; (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (xii) the term “Dollars” or “$” means United States dollars.

Annex A-14

(c) Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person.

(d) Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

(e) The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) The Company Disclosure Schedules, the Pubco Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable. Certain information set forth in the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. Unless expressly contemplated by this Agreement, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Article II
MERGERS

2.1 SPAC Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the SPAC Plan of Merger, and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”), SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC shall be merged with and into SPAC Merger Sub, following which the separate corporate existence of SPAC shall cease and SPAC Merger Sub shall continue as the surviving company. SPAC Merger Sub, as the surviving company after the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided, that references to SPAC Merger Sub for periods after the Effective Time shall include the SPAC Surviving Subsidiary). The SPAC Merger shall have the effects specified in the Cayman Act.

2.2 Company Merger. At the Effective Time, but at least two (2) hours after the SPAC Merger becomes effective, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), the Company and Company Merger Sub shall consummate the Company Merger, pursuant to which the Company shall be merged with and into Company Merger Sub, following which the separate corporate existence of the Company shall cease and Company Merger Sub shall continue as the surviving company. Company Merger Sub, as the surviving company after the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company Merger Sub for periods after the Effective Time shall include the Company Surviving Subsidiary). The Company Merger shall have the effects specified in the DGCL and the DLLCA.

2.3 Effective Time. On the Closing Date, (a) with respect to the SPAC Merger, SPAC Merger Sub, SPAC and Pubco shall enter into and file a plan of merger (the “SPAC Plan of Merger”) together with such other documents as provided by Section 233 of the Cayman Act with the Cayman Registrar in accordance with the Cayman Act, and (b) with respect to the Company Merger, Company Merger Sub, the Company and Pubco shall file a certificate of

Annex A-15

merger (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the DGCL and the DLLCA. The SPAC Merger shall become effective at the time on the Closing Date when the SPAC Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Act and the Company Merger shall become effective at the time on the Closing Date when the Company Certificate of Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DGCL (or such other time as specified in the SPAC Plan of Merger or the Company Certificate of Merger, as applicable) (such time, the “Effective Time”), provided that the Company Merger shall become effective at least two (2) hours after the effectiveness of the SPAC Merger.

2.4 Effect of the Mergers.

(a) At the Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, and the SPAC Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the SPAC Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the SPAC Surviving Subsidiary of any and all agreements, covenants, duties and obligations of SPAC Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time, and the SPAC Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.

(b) At the Effective Time, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Company Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company Surviving Subsidiary which shall include the assumption by the Company Surviving Subsidiary of any and all agreements, covenants, duties and obligations of Company Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time, and the Company Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of SPAC Subsidiary B.

2.5 Organizational Documents.

(a) At the Effective Time, the memorandum and articles of association of SPAC Surviving Subsidiary shall be the memorandum and articles of association of SPAC Merger Sub, as in effect immediately prior to the Effective Time.

(b) At the Effective Time, the Company Surviving Subsidiary shall adopt an amended and restated certificate of incorporation and bylaws which are substantially in the form of the certificate of incorporation and bylaws of Company Merger Sub, as in effect immediately prior to the Effective Time, as the amended and restated certificate of incorporation and bylaws of the Company Surviving Subsidiary; provided, that at the Effective Time, (i) references therein to the name of the Company Surviving Subsidiary shall be amended to be such name as reasonably determined by the Sellers and (ii) references therein to the authorized share capital of the Company Surviving Subsidiary shall be amended to refer to the authorized share capital of the Company Surviving Subsidiary.

2.6 Directors and Officers of the Surviving Subsidiaries.

(a) At the Effective Time, the directors of the SPAC Surviving Subsidiary shall be the same as the directors of Pubco, after giving effect to Section 8.14, or as otherwise determined by the Sellers.

(b) At the Effective Time, the board of directors and executive officers of the Company Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 8.14, or as otherwise determined by the Sellers.

2.7 Company Merger Consideration.

(a) Pubco Class A Stock. As consideration for the Company Merger, the Sellers collectively shall be entitled to receive from Pubco, in the aggregate, a number of shares of Pubco Class A Stock equal to: (i) the product of (A) 31,500, multiplied by (B) the Signing Bitcoin Price, divided by (ii) $10.00 (such aggregate number of shares,

Annex A-16

the “Class A Merger Consideration Shares”). Each Seller shall receive its pro rata share of the Class A Merger Consideration Shares, based on the number of Company Class A Interests owned by such Seller at Closing, divided by the total number of Company Class A Interests owned by all Sellers (such percentage being each such Seller’s “Class A Pro Rata Share”).

(b) Pubco Class B Stock. As consideration for the Company Merger, the Sellers collectively shall be entitled to receive from Pubco, in the aggregate, a number of shares of Pubco Class B Stock equal to: (i) the product of (A) 31,500, multiplied by (B) the Signing Bitcoin Price, divided by (ii) $10.00 (such aggregate number of shares, the “Class B Merger Consideration Shares” and, together with the Class A Merger Consideration Shares, the “Merger Consideration Shares”). Each Seller shall receive its pro rata share of the Class B Merger Consideration Shares, based on the number of Company Class B Interests owned by such Seller at Closing, divided by the total number of shares of Company Class B Interests owned by all Sellers (such percentage being each such Seller’s “Class B Pro Rata Share”).

2.8 Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub. At the Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of SPAC, Pubco or SPAC Merger Sub:

(a) SPAC Ordinary Shares.

(i) SPAC Class B Ordinary Shares. Immediately prior to the Effective Time, all issued and outstanding SPAC Class B Ordinary Shares (other than those described in Section 2.8(b)) shall be converted automatically into SPAC Class A Ordinary Shares in accordance with the SPAC Memorandum and Articles, following which, all SPAC Class B Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. Any and all SPAC Class A Ordinary Shares received by the holders of SPAC Class B Ordinary Shares shall be referred to as the “Sponsor Class A Ordinary Shares”. The holders of SPAC Class B Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing SPAC Class B Ordinary Shares shall be exchanged for a certificate (if requested) representing the number of SPAC Class A Ordinary Shares determined in accordance with this Section 2.8(a)(i) upon the surrender of such certificate in accordance with Section 2.11. Each SPAC Class B Ordinary Share (other those described in Section 2.8(b)) shall thereafter represent only the right to receive the number of SPAC Class A Ordinary Shares determined in accordance with this Section 2.8(a)(i) and the Sponsor Support Agreement.

(ii) SPAC Class A Ordinary Shares. At the Effective Time, each issued and outstanding SPAC Class A Ordinary Share (including each Sponsor Class A Ordinary Share but excluding those described in Section 2.8(a)(iii), Section 2.8(b) and Section 2.8(e)) shall be converted automatically into one share of Pubco Class A Stock, following which, all such SPAC Class A Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing SPAC Class A Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing SPAC Class A Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of shares of Pubco Class A Stock upon the surrender of such certificate in accordance with Section 2.11. Each certificate formerly representing SPAC Class A Ordinary Shares (other those described in Section 2.8(a)(iii), Section 2.8(b) and Section 2.8(e)) shall thereafter represent only the right to receive the same number of shares of Pubco Class A Stock.

(iii) Redeeming Shares. At the Effective Time, each issued and outstanding SPAC Class A Ordinary Share in respect to which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the SPAC Memorandum and Articles (and not waived, withdrawn or otherwise lost such rights), shall automatically be canceled and shall cease to exist and shall thereafter represent only the right to receive a pro rata share of the Redemption Amount in accordance with the SPAC Memorandum and Articles.

(b) Treasury Shares. Notwithstanding Section 2.8(a) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any SPAC Ordinary Shares that are owned by the SPAC as treasury shares immediately prior to the Effective Time, such SPAC Ordinary Shares shall be automatically canceled and shall cease to exist without any conversion thereof or payment therefor.

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(c) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the SPAC Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) SPAC Merger Sub Shares. At the Effective Time, all SPAC Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares, par value $0.0001, of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the SPAC Surviving Subsidiary.

(e) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, the SPAC Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and that are held by SPAC Shareholders who shall have demanded properly in writing dissenters’ rights for such SPAC Ordinary Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “SPAC Dissenting Shares” and the holders of such SPAC Dissenting Shares being the “SPAC Dissenting Shareholders”) shall be automatically canceled and cease to exist at the Effective Time and shall thereafter represent only the right to be paid by SPAC the fair value of such SPAC Dissenting Shares and such other rights provided pursuant to Section 238 of the Cayman Act and shall not be converted into, and such SPAC Dissenting Shareholders shall have no right to receive, the applicable shares of Pubco Class A Stock, unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The SPAC Ordinary Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall be canceled and converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable shares of Pubco Class A Stock pursuant to Section 2.8(a), without any interest thereon. Prior to the Closing, SPAC shall give the Company and Sellers prompt notice of any demands for dissenters’ rights received by SPAC and any withdrawals of such demands. If any SPAC Shareholder gives to SPAC, before the Required Shareholder Approval is obtained at the Extraordinary General Meeting, written objection to the SPAC Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Act (i) SPAC shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the SPAC Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection, and (ii) SPAC and the Company may, but are not obliged to, delay the commencement of the Closing and the filing of the SPAC Plan of Merger with the Cayman Registrar, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article IX.

2.9 Effect of Company Merger on Outstanding Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) Company Class A Interests. At the Effective Time, each issued and outstanding Company Class A Interest (other than those described in Section 2.9(c)) will automatically be canceled and cease to exist in exchange for the right to receive the Class A Merger Consideration Shares, with each Seller being entitled to receive its Class A Pro Rata Share of the Class A Merger Consideration Shares, without interest, upon delivery of the Class A Transmittal Documents in accordance with Section 2.11(d). As of the Effective Time, each Seller shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary.

(b) Company Class B Interests. At the Effective Time, each issued and outstanding Company Class B Interest (other than those described in Section 2.9(c)) will automatically be canceled and cease to exist in exchange for the right to receive the Class B Merger Consideration Shares, with each Seller being entitled to receive its Class B Pro Rata Share of the Class B Merger Consideration Shares, without interest, upon delivery of the Class B Transmittal Documents in accordance with Section 2.11(d). As of the Effective Time, each Seller shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary.

(c) Treasury Interests. Notwithstanding Section 2.9(a), Section 2.9(b) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Interests that are owned by the Company as treasury interests or any Company Interests owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Interests shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

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(d) No Liability. Notwithstanding anything to the contrary in this Section 2.9, none of the Company Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Company Merger Sub Shares. At the Effective Time, all of the shares of Company Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Company Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Company Surviving Subsidiary.

2.10 Effect of Mergers on Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

2.11 Exchange Procedures.

(a) Prior to the Effective Time, Pubco shall appoint SPAC’s transfer agent, Continental Stock Transfer and Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), as its agent for the purpose of exchanging the SPAC Certificates and Company Certificates for shares of Pubco Stock.

(b) At the Effective Time, (i) the holders of SPAC Ordinary Shares will surrender their share certificates or other instruments representing the SPAC Ordinary Shares (collectively, the “SPAC Certificates”) and (ii) the holders of Company Interests will surrender their share certificates or other instruments representing the Company Interests and written acknowledgement of the termination of their rights to such Company Interests (collectively, the “Company Certificates”), if any, or in the case of a lost, stolen or destroyed SPAC Certificate or Company Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.11(i), to Pubco for cancellation together with any related documentation reasonably requested by Pubco in connection therewith.

(c) Certificates representing the shares of Pubco Stock shall be issued to the holders of Company Interests and SPAC Class A Ordinary Shares (including Sponsor Class A Ordinary Shares) upon surrender of the Company Certificates and SPAC Certificates as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates and SPAC Certificates (or in the case of a lost, stolen or destroyed Company Certificate or SPAC Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.11(i)) for cancellation to Pubco or the Exchange Agent, Pubco shall issue, or cause to be issued, to each holder of the Company Certificates and SPAC Certificates such certificates representing the number of shares of Pubco Stock for which their Company Interests and SPAC Class A Ordinary Shares, respectively, are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 2.11(h), and the Company Certificates and the SPAC Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Merger Consideration Shares pursuant to this Article II.

(d) If certificates representing shares of Pubco Stock are to be issued in a name other than that in which the Company Certificates or SPAC Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates or SPAC Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Pubco Stock in any name other than that of the registered holder of the Company Certificates or SPAC Certificates surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(e) Each Seller shall be entitled to receive its Class A Pro Rata Share of the Class A Merger Consideration Shares in respect of the Company Class A Interests represented by the Company Certificate(s) (excluding any equity securities described in Section 2.9(c)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco of the following items (collectively, the “Class A Transmittal Documents”): (i) the Company Certificate(s) for its Company Class A Interests (or a Lost Certificate Affidavit) and (ii) such other documents as may be reasonably requested by the Exchange Agent or Pubco. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Class A Merger Consideration Shares attributable to such Company Certificate.

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(f) Each Seller shall be entitled to receive its Class B Pro Rata Share of the Class B Merger Consideration Shares in respect of the Company Class B Interests represented by the Company Certificate(s) (excluding any equity securities described in Section 2.9(c)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco of the following items (collectively, the “Class B Transmittal Documents”): (i) the Company Certificate(s) for its Company Class B Interests (or a Lost Certificate Affidavit), (ii) a duly executed counterpart to a Lock-Up Agreement and (iii) such other documents as may be reasonably requested by the Exchange Agent or Pubco. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Class B Merger Consideration Shares attributable to such Company Certificate.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Stock will be issued by Pubco by virtue of this Agreement or the Transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Stock (after aggregating all fractional shares of Pubco Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Stock.

(h) No dividends or other distributions declared or made after the date of this Agreement with respect to shares of Pubco Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates or SPAC Certificates that have not yet been surrendered with respect to the shares of Pubco Stock to be issued upon surrender thereof until the holders of record of such Company Certificates or SPAC Certificates shall surrender such certificates. Subject to applicable Law, following surrender of any such Company Certificates or SPAC Certificates, Pubco shall promptly deliver to the record holders thereof, without interest, the certificates representing the shares of Pubco Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Pubco Stock.

(i) In the event any Company Certificate or SPAC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate or SPAC Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Company Certificate or SPAC Certificate, Pubco will issue or cause to be issued the number of shares of Pubco Stock for which such lost, stolen or destroyed Company Certificates or SPAC Certificates are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 2.11(h).

2.12 Intended Tax Treatment. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, (a) the SPAC Merger is intended to be treated as a “reorganization” described in Section 368(a)(1)(F) of the Code (the “SPAC Merger Intended Tax Treatment”) and (b) the Company Merger is intended to be treated as a taxable transaction (the “Company Merger Intended Tax Treatment” and, together with the SPAC Merger Intended Tax Treatment, the “Intended Tax Treatment”). The Parties hereby agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the SPAC Merger and/or the Company Merger do not qualify for the Intended Tax Treatment, respectively. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the SPAC Merger Intended Tax Treatment, SPAC will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations, and each Party shall use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors with respect to such opinion, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by such Party or its Affiliate, as applicable) containing such customary representations as are necessary or appropriate for such counsel to render such opinion.

2.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Subsidiary or Company Surviving Subsidiary, as applicable, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and SPAC Merger Sub, on the one hand, or the Company and Company Merger Sub, on the other hand, the officers and directors of SPAC, SPAC Merger Sub, the Company and Company Merger Sub, as applicable, are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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2.14 Seller Consent. Each Seller that is a member of the Company as of the date hereof, as a member of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written member resolution of the Company) pursuant to the Organizational Documents of the Company, any other Contract in respect of the Company to which any Seller is a party or bound and all applicable Laws.

2.15 Withholding. Each of Pubco, the SPAC Surviving Subsidiary, the Company Surviving Subsidiary and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Law, and to that extent shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties acknowledge that no withholding is expected to be required under applicable U.S. federal income Tax Law as in effect as of the date of this Agreement with respect to any amounts payable pursuant to this Agreement. To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

Article III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of signatures, on a date to be agreed by SPAC, the Sellers and SoftBank, which date shall be no later than on the fifth (5th) Business Day after all the Closing conditions in Article IX have been satisfied or waived (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at 10:00 a.m. New York time, or at such other date, time or place as SPAC, the Sellers and SoftBank may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”).

3.2 Pre-Closing Statements.

(a) At least four (4) Business Days prior to the Closing Date, SPAC shall prepare and deliver to the Sellers and SoftBank a written statement setting forth SPAC’s good faith estimate and calculation of the SPAC Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation, including corresponding invoices therefor) and the respective amounts and wire transfer instructions for the payment or reimbursement of all such SPAC Expenses in accordance with Section 12.5 (such statement or as updated pursuant to the second sentence of this Section 3.2(a), the “SPAC Pre-Closing Statement”). SPAC shall consider in good faith any reasonable comments made by any of the Sellers and SoftBank at least two (2) Business Days prior to the Closing Date with respect to the estimate and calculations included in the SPAC Pre-Closing Statement, and to the extent SPAC agrees, acting in good faith and reasonably, with any such comments, SPAC will deliver an updated SPAC Pre-Closing Statement incorporating such comments. In addition, at least two (2) Business Days prior to the Closing Date, if not already delivered, SPAC shall deliver a supplement to the SPAC Pre-Closing Statement setting forth SPAC’s good faith estimate and calculation of the (i) Redemption Amount and (ii) total cash proceeds from the Trust Account remaining following the Redemption.

(b) At least four (4) Business Days prior to the Closing Date, Sellers and SoftBank shall prepare and deliver to SPAC a written statement setting forth the Sellers’ and SoftBank’s good faith estimate and calculation of the Sellers Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation, including corresponding invoices therefor) and the respective amounts and wire transfer instructions for the payment or reimbursement of all such Sellers Expenses in accordance with Section 12.5 ((such statement or as

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updated pursuant to the second sentence of this Section 3.2(b), the “Sellers Pre-Closing Statement”). The Sellers and SoftBank shall consider in good faith any reasonable comments made by SPAC at least two (2) Business Days prior to the Closing Date with respect to the estimate and calculations included in the Sellers Pre-Closing Statement, and to the extent the Sellers and SoftBank agree, acting in good faith and reasonably, with any such comments, the Sellers and SoftBank will deliver an updated Sellers Pre-Closing Statement incorporating such comments.

3.3 Closing Deliveries.

(a) At the Closing, SPAC shall deliver or cause to be delivered:

(i) to the Company and Pubco, a certificate, dated the Closing Date, signed by an executive officer or director of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to SPAC;

(ii) to the Company and Pubco, a certificate from its secretary, assistant secretary, director or other executive officer certifying as to, and attaching, (A) copies of the SPAC Memorandum and Articles as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of the SPAC Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of directors and officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound;

(iii) to the Company and Pubco, a certificate on behalf of SPAC, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(iv) to Pubco, each Seller and SoftBank, a copy of the Amended and Restated Registration Rights Agreement duly executed by SPAC and Sponsor.

(b) At the Closing, Pubco shall deliver or cause to be delivered:

(i) to SPAC, a certificate, dated the Closing Date, signed by an executive officer of Pubco, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Pubco and SPAC Merger Sub, as applicable;

(ii) to SPAC, a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound;

(iii) to each Seller, SoftBank and SPAC, a copy of the Amended and Restated Registration Rights Agreement duly executed by Pubco; and

(iv) to Tether and SPAC, a copy of the Services Agreement, duly executed by Pubco.

(c) At the Closing, the Company shall deliver or cause to be delivered:

(i) to SPAC, a certificate, dated as of the Closing Date, signed by an executive officer or director of the Company, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to the Company;

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(ii) to Pubco, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(iii) to SPAC, a certificate from its secretary or other executive officer or director certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its directors and officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(d) At the Closing, each Seller shall deliver or cause to be delivered, as applicable:

(i) to SPAC, a certificate from each Seller, dated as the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b) with respect to such Seller;

(ii) to SPAC, a Lock-Up Agreement from each Seller, duly executed by such Seller and Pubco; and

(iii) to the Exchange Agent, a copy of the Class A Transmittal Documents and Class B Transmittal Documents, as the case may be, each in customary form for transfer on the books of Pubco.

(e) At the Closing, Tether shall deliver or cause to be delivered to SPAC and Pubco, a copy of the Services Agreement, duly executed by Tether and/or the Affiliates of Tether party thereto.

(f) At the Closing, SoftBank shall deliver or cause to be delivered, as applicable:

(i) to Pubco, each Seller and SPAC, a copy of the Amended and Restated Registration Rights Agreement duly executed by SoftBank; and

(ii) to Pubco, a copy of the Lock-Up Agreement duly executed by SoftBank.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Sellers and SoftBank, the Company and Pubco on the date of this Agreement (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available prior to the date hereof on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and excluding, for the avoidance of doubt, any content of such SEC Reports that have been redacted or omitted pursuant to applicable Law) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), Section 4.10 (Taxes and Returns), Section 4.15 (Finders and Brokers) and Section 4.21 (SPAC Trust Account)), SPAC represents and warrants to the Company, Pubco, SPAC Merger Sub, and the Sellers as of the date of this Agreement and as of the Closing, as follows:

4.1 Organization and Standing. SPAC is, and each SPAC Subsidiary will be when formed, a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation. SPAC has, and each SPAC Subsidiary will have when formed, all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is, and each SPAC Subsidiary will be when formed, duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes

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such qualification or licensing necessary. SPAC has heretofore made available to the Sellers and SoftBank accurate and complete copies of its Organizational Documents each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the SPAC Board and, other than obtaining the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party has been or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”). The SPAC Board, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the SPAC Merger and the other Transactions contemplated hereby are advisable, fair to, and in the best interests of, SPAC and its shareholders, (ii) approved this Agreement, the SPAC Merger and the other Transactions contemplated hereby and thereby in accordance with the Cayman Act and the SPAC Memorandum and Articles, (iii) approved the Transactions as a Business Combination, (iv) directed that this Agreement and the SPAC Shareholder Approval Matters be submitted to the SPAC Shareholders for adoption and approval, and (v) resolved to recommend that the SPAC Shareholders adopt this Agreement and the SPAC Shareholder Approval Matters.

4.3 Governmental Approvals. No Consent of any Governmental Authority on the part of SPAC or, when formed, the SPAC Subsidiaries, is required to be obtained in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC and the SPAC Subsidiaries of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.4 Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC and the SPAC Subsidiaries of the Transactions contemplated hereby and thereby, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC Memorandum and Articles or, when formed, the SPAC Subsidiaries’ Organizational Documents, in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to SPAC or, when formed, the SPAC Subsidiaries, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) and (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC.

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4.5 Capitalization.

(a) SPAC is authorized to issue (i) 550,000,000 SPAC Ordinary Shares, consisting of (A) 500,000,000 SPAC Class A Ordinary Shares and (B) 50,000,000 SPAC Class B Ordinary Shares and (ii) 5,000,000 SPAC Preference Shares. The issued and outstanding SPAC Ordinary Shares as of the date of this Agreement consist of (A) 10,300,000 SPAC Class A Ordinary Shares, of which (x) 10,000,000 were issued in the IPO and (y) 300,000 were issued to, and are currently owned by, the Sponsor pursuant to a private placement consummated simultaneously with the closing of the IPO, and (B) 2,500,000 SPAC Class B Ordinary Shares. There are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the SPAC Memorandum and Articles or any Contract to which SPAC is a party. None of the outstanding SPAC Ordinary Shares has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, other than the SPAC Subsidiaries when formed, SPAC does not have any Subsidiaries or own any equity interests in any other Person. The SPAC does not own any SPAC Ordinary Shares as treasury shares.

(b) There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC, (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of SPAC, or (C) obligating SPAC to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of SPAC. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any securities of SPAC.

(c) As of the date hereof, (i) SPAC does not have any Indebtedness and (ii) no Indebtedness of SPAC contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of Indebtedness by SPAC, (C) the ability of SPAC to grant any Lien on its properties or assets, or (D) the consummation of the Transactions.

(d) Since the date of incorporation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.

(e) All shares of common stock of each SPAC Subsidiary shall be (once formed) duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens.

4.6 SEC Filings; SPAC Financials; Internal Controls.

(a) SPAC, since the IPO and through the date of this Agreement, has filed all forms, reports, schedules, statements, registration statements, prospectuses, and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any amendments, restatements or supplements thereto, the “SEC Reports”), which SEC Reports are all available on the SEC’s website through EDGAR, and will file all such SEC Reports required to be filed or furnished subsequent to the date of this Agreement.

(b) The SEC Reports (x) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, as applicable, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(c) As of the date of this Agreement, the SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq under the symbol “CEP.” Since the IPO, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC, by Nasdaq or the SEC with respect to any intention by such entity to deregister or terminate the listing of the SPAC Class A Ordinary Shares. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares under the Exchange Act except as contemplated by this Agreement.

(d) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e) Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations not adequately reflected or reserved on or provided for in the SPAC Financials, other than (i) Liabilities incurred since SPAC’s incorporation in the ordinary course of business or (ii) Liabilities or obligations incurred pursuant to this Agreement. SPAC has no off-balance sheet arrangements that are not disclosed in the SEC Reports.

(f) Since the IPO, (i) SPAC has not received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or its internal accounting controls, including any such complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the SPAC Board or any committee thereof.

(g) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(h) SPAC maintains systems of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that are sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorization; and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither SPAC nor SPAC’s independent auditors identified or have been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of SPAC’s internal controls over financial reporting which would reasonably be expected to adversely affect SPAC’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since the IPO, there have been no material changes in SPAC’s internal control over financial reporting.

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(i) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, in their capacity as such, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j) As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 No Litigation; Orders; Permits. There is no Action pending, or, to the Knowledge of SPAC, threatened Action against SPAC, or, to the Knowledge of SPAC, any of its directors or officers (in their capacity as such) or otherwise affecting SPAC or its assets nor is any Order outstanding, against or involving SPAC, whether at law or in equity, before or by any Governmental Authority, which, in each case, would reasonably be expected to have a Material Adverse Effect on SPAC. There is no unsatisfied judgment or open injunction binding upon SPAC that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC. There is no Action that SPAC has pending against any other Person. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

4.8 Absence of Certain Changes. The SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its SPAC Class A Ordinary Shares (and the related private offering), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since the IPO, not been subject to a Material Adverse Effect.

4.9 Compliance with Laws. SPAC (a) is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, (b) has not received written notice alleging any violation of applicable Law in any material respect by SPAC and (c) is not under investigation with respect to any violation or alleged violation of any Law or judgement, Order or decree of any court or Governmental Authority.

4.10 Taxes and Returns. SPAC has timely filed, or caused to be timely filed, and will timely file or cause to be timely filed all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. There are no audits, examinations, investigations, claims, assessments or other proceedings pending or threatened against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. SPAC does not have material liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

4.11 Employees and Employee Benefit Plans. SPAC has never (a) had any paid employees, (b) retained any contractors, other than consultants and advisors in the ordinary course or (c) maintained, sponsored, contributed to or otherwise had any Liability under, any Benefit Plans. Other than reimbursement of any reasonable out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, neither SPAC nor its Affiliates have any material liability to any officer or director of SPAC (in their capacity as such).

4.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents to which SPAC is a party as of the date hereof or such other Ancillary Documents that SPAC shall execute after the date hereof and which are attached as exhibits hereto, Section 4.13(a) of the SPAC Disclosure Schedules set forth a true, correct and complete list of the Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected,

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which (i) creates or imposes a Liability greater than $100,000, (ii) may not be canceled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC from entering into this Agreement or Ancillary Documents or consummating the Transactions (each such Contract, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Sellers and SoftBank.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) no party to a SPAC Material Contract has given written notice of or, to the Knowledge of SPAC, threatened any potential exercise of termination rights with respect to any SPAC Material Contract and (v) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

4.14 Transactions with Affiliates. Except for the Contracts with the Sponsor or Cantor Fitzgerald & Co. included in the SEC Reports, Section 4.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC (and any (a) present or former director, officer, employee, direct equityholder or Affiliate of SPAC or (b) record or beneficial owner of more than five percent (5%) of outstanding SPAC Ordinary Shares as of the date hereof.

4.15 Finders and Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco or the Company, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

4.16 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in compliance with money laundering Laws in all applicable jurisdictions and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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4.17 Insurance. Section 4.17 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Sellers and SoftBank. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

4.18 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. SPAC acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers, Pubco and SPAC Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules or the Pubco Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company, the Sellers, Pubco or SPAC Merger Sub for the Registration Statement.

4.19 No Other Representations. Except for the representations and warranties expressly made by SPAC in Article IV (as modified by the SPAC Disclosure Schedule) or as expressly set forth in any Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to SPAC or its business, operations, assets or Liabilities, or the Transactions, and SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC or any of its Representatives. SPAC acknowledges that, except for the representations and warranties expressly made by Pubco or SPAC Merger Sub in Article V, the Company in Article VI and the Sellers in Article VII, none of Pubco, SPAC Merger Sub, the Company, the Sellers or SoftBank is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to SPAC or its Representatives (including any opinion, information or advice that may have been or may be provided to SPAC or its Representatives by any Representative of Pubco, SPAC Merger Sub, the Company, the Sellers or SoftBank), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco, SPAC Merger Sub, the Company, the Sellers or SoftBank. SPAC specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that Pubco, SPAC Merger Sub, the Company, the Sellers and SoftBank have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 4.19, nothing in this Section 4.19 shall limit the Sellers’ or SoftBank’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

4.20 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Company, SPAC Merger Sub, the Sellers or any of their respective Affiliates.

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4.21 SPAC Trust Account. As of the date of this Agreement, there is at least $100,000,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC Memorandum and Articles and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed, or furnished by SPAC to the Sellers, to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Memorandum and Articles) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. Following the Closing, no shareholder of SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to redeem its SPAC Class A Ordinary Shares pursuant to the Redemption.

4.22 Equity PIPE.

(a) SPAC has delivered to Pubco true, correct and complete copies of each of the Equity PIPE Subscription Agreements entered into by SPAC with the Equity PIPE Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the Equity PIPE Subscription Agreements, there are no other agreements, side letters or arrangements between SPAC and any Equity PIPE Investor relating to any Equity PIPE Subscription Agreement that could materially and adversely affect the obligation of such Equity PIPE Investors to contribute to SPAC the applicable portion of the Equity PIPE amount set forth in the Equity PIPE Subscription Agreement of such Equity PIPE Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Equity PIPE Subscription Agreements are in full force and effect and are legal, valid and binding obligations of SPAC, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of SPAC, no Equity PIPE Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, SPAC is not and, with the giving of notice, the lapse of time or both, would not be in default under any Equity PIPE Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed to by SPAC (including, from and after the Closing) to any Equity PIPE Investor in respect of the Equity PIPE, except as set forth in the Equity PIPE Subscription Agreements.

4.23 SPAC Subsidiaries’ Activities. From the date of their respective incorporation to the Closing, the SPAC Subsidiaries have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than SPAC Subsidiary A’s 100% ownership of SPAC Subsidiary B and SPAC Subsidiary B’s 100% ownership of Company Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, the SPAC Subsidiaries are not party to or bound by any Contract.

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Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND SPAC MERGER SUB

Except as set forth in the disclosure schedules delivered by Pubco to SPAC on the date of this Agreement (the “Pubco Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Pubco and SPAC Merger Sub severally and not jointly represent and warrant to SPAC, the Company, the Sellers and SoftBank, as of the date of this Agreement and as of the Closing, solely with respect to itself, as follows:

5.1 Organization and Standing. Pubco is duly incorporated, validly existing and in good standing under the Laws of the State of Texas. SPAC Merger Sub is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and SPAC Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and SPAC Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco and SPAC Merger Sub, each as currently in effect. None of Pubco or SPAC Merger Sub is in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement. Subject to filing the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Shareholder Approval, each of Pubco and SPAC Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Pubco and SPAC Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Shareholder Approval), on the part of Pubco or SPAC Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or SPAC Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of any Governmental Authority on the part of Pubco or SPAC Merger Sub is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement (including the Pubco A&R Organizational Documents), (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, (d) requirements under Texas Law, Cayman Law and pursuant to any other applicable Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. The execution and delivery by each of Pubco and SPAC Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not, subject to the filing of the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Shareholder Approval, (a) conflict with or violate any provision of such Party’s Organizational Documents in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien

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(other than Permitted Liens) upon any of the properties or assets of such Party under, (viii) give rise to any material obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization.

(a) As of the date of this Agreement, (i) Pubco is authorized to issue 1,000 shares of Pubco Stock, of which one (1) share of Pubco Stock is issued and outstanding, which is owned by Tether and (ii) SPAC Merger Sub is authorized to issue 500,000,000 SPAC Merger Sub Ordinary Shares, of which one (1) SPAC Merger Sub Ordinary Share is issued and outstanding, which is owned by Pubco.

(b) Prior to giving effect to the Transactions, other than SPAC Merger Sub and the Pubco Merger Subs, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

5.6 Pubco and SPAC Merger Sub Activities. Since their formation, Pubco and SPAC Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of SPAC Merger Sub and each Pubco Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and SPAC Merger Sub are not party to or bound by any Contract.

5.7 Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or SPAC Merger Sub or any of their Affiliates.

5.8 Ownership of Pubco Stock. All shares of Pubco Stock to be issued and delivered to the Sellers as Merger Consideration Shares and to the SPAC Shareholders in exchange for their SPAC Class A Ordinary Shares in accordance with this Agreement shall be, upon issuance and delivery of such shares of Pubco Stock, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens. The issuance and sale of such shares of Pubco Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.9 Convertible Notes PIPE.

(a) Pubco has delivered to SPAC true, correct and complete copies of each of the Convertible Notes Subscription Agreements entered into by Pubco with the applicable Convertible Notes Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the Convertible Notes Subscription Agreements, there are no other agreements, side letters or arrangements between Pubco and any Convertible Notes Investor relating to any Convertible Notes Subscription Agreement that could materially and adversely affect the obligation of such Convertible Notes Investors to contribute to Pubco the applicable portion of the Convertibles Notes PIPE amount set forth in the Convertible Notes Subscription Agreement of such Convertible Notes Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Convertible Notes Subscription Agreements are in full force and effect and are legal, valid and binding obligations of Pubco, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of Pubco, no Convertible Notes Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, Pubco is not and, with the giving of notice, the lapse of time or both, would not be in default under any Convertible Notes Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed to by Pubco or SPAC Merger Sub (including, from and after the Closing) to any Convertible Notes Investor in respect of the Convertible Notes PIPE, except as set forth in the Convertible Notes Subscription Agreements.

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5.10 Information Supplied. None of the information supplied or to be supplied by Pubco or SPAC Merger Sub in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or SPAC Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco or SPAC Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Company, the Sellers or any of their respective Affiliates.

5.11 Independent Investigation. Each of Pubco and SPAC Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and SPAC for such purpose. Each of Pubco and SPAC Merger Sub acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Pubco or SPAC Merger Sub pursuant hereto, and the information provided by or on behalf of the Company, the Sellers or SPAC for the Registration Statement.

5.12 No Other Representations. Except for the representations and warranties expressly made by Pubco and/or SPAC Merger Sub in Article V (as modified by the Pubco Disclosure Schedules) or as expressly set forth in any Ancillary Document, none of Pubco or SPAC Merger Sub nor any other Person on any of their behalves makes any express or implied representation or warranty with respect to any of Pubco or SPAC Merger Sub or their respective business, operations, assets or Liabilities, or the Transactions, and Pubco and SPAC Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco or SPAC Merger Sub or any of their respective Representatives. Each of Pubco and SPAC Merger Sub acknowledge that, except for the representations and warranties expressly made by SPAC in Article IV, the Company in Article VI and the Sellers in Article VII, none of SPAC, the Company, the Sellers or SoftBank is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information, to Pubco and SPAC Merger Sub or any of their respective Representatives (including any opinion, information or advice that may have been or may be provided to Pubco and SPAC Merger Sub or any of their respective Representatives by any Representative of SPAC, the Company, the Sellers or SoftBank), including any representations or warranties regarding the probable success or profitability of the business of SPAC, the Company, the Sellers and SoftBank. Each of Pubco and SPAC Merger Sub specifically disclaim that they are relying upon or have relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, the Company, the Sellers and SoftBank have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 5.12 nothing in this Section 5.12 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

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Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date of this Agreement (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC as of the date of this Agreement and as of the Closing, as follows:

6.1 Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary for the business as currently conducted. The Company has made available to SPAC accurate and complete copies of the Organizational Documents of the Company, as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

6.2 Authorization; Binding Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of managers of the Company and no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which it is a party has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) As of the date of this Agreement, the Company is authorized to issue (i) class A common membership interests (collectively, the “Company Class A Interests”), of which one (1) Company Class A Interest is issued and outstanding, which is owned by Tether and (ii) class B common membership interests (collectively, the “Company Class B Interests” and, together with the Company Class A Interests, the “Company Interests”), of which none are issued and outstanding.

(b) As of the Closing and after giving effect to the Contribution, the Company will have (i) 267 Company Class A Interests issued and outstanding, all of which will be owned by the Sellers and (ii) 267 Company Class B Interests issued and outstanding, all of which will be owned by the Sellers, in each case in the amounts set forth on Annex I.

(c) Prior to giving effect to the Transactions, the Company does not have any Subsidiaries or own any equity interests in any other Person.

6.4 Governmental Approvals. No Consent of any Governmental Authority on the part of the Company is required to be obtained in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to requirements under Delaware Law or any other applicable Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.5 Non-Contravention. The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party, the consummation by the Company of the Transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents in any material respect, (b) subject to obtaining the Consents required from Governmental Authorities referred to in Section 6.4, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate

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any Law applicable to the Company or any of its properties or assets in any material respect, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.6 Absence of Certain Changes. Except as set forth on Section 6.6 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement or any Ancillary Document, since its formation, the Company has not been subject to a Material Adverse Effect.

6.7 Company Activities. Since its incorporation, the Company has not engaged in any business activities other than as contemplated by this Agreement, does not own, directly or indirectly, any ownership equity, profits or voting interest in any Person and has no assets or Liabilities except the assets to be received pursuant to the Contribution and the Liabilities incurred in connection with this Agreement and the Ancillary Documents to which the Company is a party and the Transactions. Other than this Agreement and the Ancillary Documents to which the Company is a party, the Company is not party to or bound by any Contract. The Company does not lease or own any real property or any interest in real property.

6.8 Title to Assets. As of the Closing, and subject to the consummation of the transactions contemplated by the Contribution Agreement, the Company will have all rights, title and interest in and to the Bitcoin contributed into the Company pursuant to the Contribution Agreement.

6.9 Employees and Benefit Plans. The Company does not have any employees and does not have any Benefit Plans.

6.10 Certain Business Practices.

(a) Neither the Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to government officials or employees, to political parties or campaigns or violated any provision of the applicable bribery Laws or (iii) made any other unlawful payment in violation of applicable bribery Laws. Neither the Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) To the Knowledge of the Company, the operations of the Company are and have been conducted at all times in material compliance with money laundering Laws in all applicable jurisdictions, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) Neither the Company, nor, to the Knowledge of the Company, any of its directors, officers or employees acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list, and the Company has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine or for the purpose of financing the activities of any Person currently subject to U.S. sanctions, in each case in violation of any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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6.11 Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.

6.12 Information Supplied. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Sellers, SPAC Merger Sub, Pubco or any of their respective Affiliates.

6.13 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC for the Registration Statement.

6.14 No Other Representations. Except for the representations and warranties expressly made by the Company in Article VI (as modified by the Company Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company or its business, operations, assets or Liabilities, or the Transactions, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. The Company acknowledges that, except for the representations and warranties expressly made by SPAC in Article IV, Pubco and SPAC Merger Sub in Article V and the Sellers in Article VII, none of SPAC, Pubco, SPAC Merger Sub, the Sellers or SoftBank is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to the Company (including any opinion, information, projection or advice that may have been or may be provided to the Company or its Representatives by any Representative of SPAC, Pubco, SPAC Merger Sub, the Sellers or SoftBank), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco, SPAC Merger Sub, the Sellers or SoftBank. The Company specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, Pubco, SPAC Merger Sub, the Sellers and SoftBank have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 6.14 nothing in this Section 6.14 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.
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Article VII
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, with respect to each representation and warranty in this Article VII, each Seller hereby severally and not jointly represents and warrants to SPAC, Pubco, SPAC Merger Sub, the Company and SoftBank, as of the date of this Agreement and as of the Closing, as follows:

7.1 Organization and Standing. Such Seller, is duly organized, validly existing and in good standing (to the extent such concept is applicable in the jurisdiction of such entity’s formation) under the Laws of the jurisdiction of its formation, and has all requisite power and authority to carry on its business as now being conducted.

7.2 Authorization; Binding Agreement. Such Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which such Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Ownership.

(a) Such Seller has, or will have as of immediately prior to the Company Merger, good, valid and marketable title to the Company Interests set forth opposite such Seller’s name on Annex I, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings to which such Seller is a party by which such Seller is bound with respect to the voting or transfer of any of such Seller’s Company Interests other than this Agreement.

(b) As of the date of this Agreement, (i) the Sellers have all rights, title and interest in and to the Bitcoin to be contributed by it to the Company pursuant to their respective Contribution Agreement, (ii) such Bitcoin is held in a digital wallet held or operated by or on behalf of such Seller (the “Seller Digital Wallets”) and neither such Bitcoin nor such Seller Digital Wallet is subject to any Liens (other than Permitted Liens), (iii) the Sellers have taken commercially reasonable steps to protect their Seller Digital Wallet and such Bitcoin and (iv) the Sellers have the exclusive ability to control such Seller Digital Wallet, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means.

7.4 Government Approvals. No Consent of any Governmental Authority on the part of such Seller is required in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by such Seller of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, and (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or other applicable securities Laws.

7.5 Non-Contravention. The execution and delivery by such Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Seller of the Transactions contemplated hereby and thereby, and compliance by such Seller with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of such Seller’s Organizational Documents, (b) conflict with or violate any Law applicable to such Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under,

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any of the terms, conditions or provisions of, any Contract to which such Seller is a party or its properties or assets are bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

7.6 No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving such Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Seller to consummate the Transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

7.7 Investment Representations. Such Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Merger Consideration Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Merger Consideration Shares; (c) has been advised and understands that the Merger Consideration Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable U.S. state securities Laws, (ii) have not been and at Closing shall not be, registered under the Securities Act or any applicable U.S. state securities Laws and, therefore, must be held indefinitely and cannot be resold unless and until such Merger Consideration Shares are registered under the Securities Act and all applicable U.S. state securities Laws, unless exemptions from registration are available; and (iii) may be subject to additional restrictions on transfer pursuant to such Seller’s Lock-Up Agreement (if applicable); (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (e) (other than the Company Interests held by the Sellers) acknowledges that except as set forth in the Amended and Restated Registration Rights Agreement, Pubco is under no obligation hereunder to register the Merger Consideration Shares under the Securities Act. Such Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Merger Consideration Shares. By reason of such Seller’s business or financial experience, such Seller is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. Such Seller has carefully read and understands all materials provided by or on behalf of SPAC or its Representatives to such Seller or such Seller’s Representatives pertaining to an investment in Pubco and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Such Seller acknowledges that the Merger Consideration Shares are subject to dilution for events not under the control of such Seller. Such Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions contemplated hereby and the suitability of this Agreement and the Transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Pubco or SPAC or their respective Representatives. Such Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and any Ancillary Documents to which such Seller is or will be required to be a party and has executed this Agreement and such Ancillary Documents free from coercion, duress or undue influence.

7.8 Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, SPAC Merger Sub, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby directly based upon arrangements made by such Seller or any of their Affiliates.

7.9 Information Supplied. None of the information supplied or to be supplied by such Seller in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Seller in writing expressly for inclusion or

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incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Seller makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, SPAC Merger Sub, Pubco or any of their respective Affiliates.

7.10 No Other Representations. Except for the representations and warranties expressly made by the Sellers in this Article VII (as modified by the Company Disclosure Schedules and the Pubco Disclosure Schedules) or as expressly set forth in any Ancillary Document, none of the Sellers or any other Person on any Sellers behalf makes any express or implied representation or warranty with respect to the Sellers or any of the Sellers’ business, operations, assets or Liabilities, or the Transactions, and the Sellers hereby expressly disclaims any other representations or warranties, whether implied or made by any Seller or any of its Representatives. The Parties hereto (other than the Sellers) acknowledge that, except for the representations and warranties expressly made by the Sellers in this Article VII, none of the Sellers is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to any other Party (including any opinion, information, projection or advice that may have been or may be provided to any other Party or any Representatives thereof), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco, SPAC Merger Sub or the Sellers. Each Party, other than Sellers, specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that the Sellers have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 7.10, nothing in this Section 7.10 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

Article VIII
COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.13, each of the Company, Pubco and SPAC Merger Sub shall give, and shall cause its Representatives to give, SPAC, SoftBank and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to Pubco, the Company or SPAC Merger Sub, as SPAC, SoftBank or their respective Representatives may reasonably request regarding Pubco, the Company or SPAC Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company, Pubco and SPAC Merger Sub to reasonably cooperate with SPAC, SoftBank and their respective Representatives in their investigation; provided, however, that SPAC, SoftBank and their respective Representatives, in each case, shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Pubco, the Company or SPAC Merger Sub.

(b) During the Interim Period, subject to Section 8.13, SPAC shall give, and shall cause its Representatives to give, the Company and Pubco and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to SPAC or its Subsidiaries, as the Company or Pubco or their respective Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of their respective Representatives to reasonably cooperate with the Company and Pubco and their respective Representatives in their investigation; provided, however, that the Company and Pubco and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries.

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8.2 Conduct of Business of the Company, Pubco, and SPAC Merger Sub.

(a) Unless SPAC and SoftBank shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 8.2(a) of the Company Disclosure Schedules, or as required by the Transactions or applicable Law, Pubco, SPAC Merger Sub and the Company shall (i) only engage in activities relating to the initial organization and commencement of their respective operations and, in the case of the Company, the Contribution, (ii) comply in all material respects with all Laws applicable to them and their respective businesses and assets, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, and to preserve the possession, control and condition of their respective material assets.

(b) Without limiting the generality of Section 8.2(a) and except as contemplated, permitted or required by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.2(b) of the Company Disclosure Schedules, or as required in connection with the Transactions or by applicable Law, during the Interim Period, without the prior written consent of SPAC and SoftBank (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco or SPAC Merger Sub shall:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) amend, waive or otherwise change, in any respect, or terminate the Contribution Agreement, the Sponsor Support Agreement or the Securities Exchange Agreement;

(iii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iv) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(v) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate;

(vi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(vii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(viii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or SPAC Merger Sub;

(ix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(x) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses);

(xi) authorize or agree to do any of the foregoing actions.

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(c) Without limiting Sections 8.2(a) and 8.2(b), without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), (i) the Company shall not issue any Company Interests (other than pursuant to the Contribution), and (ii) no Seller shall sell, transfer or dispose of any Company Interests owned by such Seller.

8.3 Conduct of Business of SPAC.

(a) Unless the Sellers and SoftBank shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 8.3 of the SPAC Disclosure Schedules, or as required in connection with the Transactions or applicable Law, SPAC shall and shall cause the SPAC Subsidiaries (when formed) to (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC, the SPAC Subsidiaries and their businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.3 of the SPAC Disclosure Schedules, or as required by the Transactions or applicable Law, during the Interim Period, without the prior written consent of the Sellers and SoftBank (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries (including, when formed, the SPAC Subsidiaries) to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided that this Section 8.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and SPAC Expenses);

(v) make or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement;

(vii) amend or otherwise modify, terminate, waive or assign or delegate (as applicable) any right or obligation under any SPAC Material Contract (other than amendments or other modifications, terminations, waivers, assignments or delegations of or with respect to Contracts with Related Persons otherwise governed by Section 8.3(b)(viii)) or enter into any new Contract that would be a SPAC Material Contract;

(viii) other than drawings on the SPAC Loans or as expressly required by the Sponsor Support Agreement, enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any Contracts, arrangements or transactions with any Related Person, including any Ancillary Document to which SPAC or any Related Person is a party;

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(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the SPAC Merger);

(xv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any SPAC Expenses) other than pursuant to the terms of a Contract (a) in existence as of the date of this Agreement and disclosed to the Sellers and SoftBank (including in the SEC Reports) or (b) entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xviii) authorize or agree to do any of the foregoing actions.

8.4 Annual and Interim Financial Statements.

(a) As promptly as practicable after the date of this Agreement but in no event later than forty five (45) days after the date of this Agreement, the Company shall deliver to SPAC, the Sellers and SoftBank, the audited and/ or reviewed financial statements of the Company and Pubco (including, in each case, any related notes thereto), that are required for the initial filing of the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder. Such financial statements shall fairly present the financial position and results of operations of the Company and Pubco, as applicable, as of the dates or for the periods indicated, in accordance with GAAP. The financial statements, if required to be audited, shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

(b) During the Interim Period, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than forty five (45) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company and Pubco shall deliver to SPAC, the Sellers and SoftBank the unaudited consolidated financial statements of the Company and Pubco, as applicable, consisting of the consolidated balance sheet of the Company and Pubco, as applicable as of the end of such three-month period (and most recent year end), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the year to date period of such fiscal year for such fiscal quarter (subject to normal and recurring year-end adjustments and the absence of footnotes).

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(c) During the Interim Period, as soon as reasonably practicable following the end of each fiscal year, and in any event no later than ninety (90) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company and Pubco shall deliver to SPAC, the Sellers and SoftBank the audited consolidated financial statements of the Company and Pubco, consisting of the consolidated audited balance sheet of the Company or Pubco, as applicable, as of the end of such fiscal year (and prior fiscal year), and the related audited consolidated income statement, changes in shareholder equity and statement of cash flows for the fiscal year then ended (and prior two fiscal years or such shorter period as the Company has been in existence). Such audited financial statements shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and shall fairly present the financial position and results of operations of the Company and Pubco, as applicable, as of the dates and for the periods indicated, in accordance with GAAP.

8.5 SPAC Public Filings. During the Interim Period, SPAC will (i) keep current and timely file all of the public filings required to be filed by it with the SEC under the Exchange Act and the Securities Act and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the SPAC Class A Ordinary Shares on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the shares of Pubco Class A Stock, and (ii) reasonably cooperate with Pubco to cause the shares of Pubco Class A Stock to be issued in connection with the Mergers to be approved for listing on Nasdaq as of the Closing Date.

8.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, SPAC Merger Sub, the Sellers and their respective Affiliates, a transaction (other than the Transactions contemplated by this Agreement and any Ancillary Document) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests in the Company, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, (B) with respect to the Sellers, (x) the sale of any portion of Bitcoin that, and only if such sale, would materially prevent or impair the ability of the Sellers to perform their obligations under the Contribution Agreement and (y) the sale of any portion of the Initial PIPE Bitcoin, and (C) with respect to SPAC and its Affiliates, a transaction (other than the Transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Sellers and SPAC, directly or indirectly, (i) solicit, assist, initiate, continue or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to any Seller, the Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, any Seller) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Seller, the Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or

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request for information, subject to applicable confidentiality restrictions. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.7 No Trading. Each of the Company, Pubco, SPAC Merger Sub, and the Sellers acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, SPAC Merger Sub and the Sellers each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, any Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company, any Seller) with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions contemplated by this Agreement (including the receipt of all applicable Consents of, or termination of all applicable waiting periods by, Governmental Authorities) and to comply as promptly as practicable with all requirements or conditions of Governmental Authorities applicable to the Transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. The Parties agree to use their reasonable best efforts to make all required filings under Antitrust Laws no later than thirty (30) days after the initial filing of the Registration Statement. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate

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in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or, with respect to the Company, any Seller) receives any notice from such Governmental Authorities in connection with the Transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) With respect to Pubco, during the Interim Period, the Company and Pubco shall take all commercially reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

8.10 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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8.11 The Registration Statement.

(a) Following the date of this Agreement, SPAC and Pubco shall prepare with the reasonable assistance of the Company, and, as promptly as practicable after completion of the Company’s audited financial statements described in Section 8.4(a), file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Pubco Stock to be issued under this Agreement to the holders of SPAC Class A Ordinary Shares and to the holders of Company Interests at the Effective Time, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with the SPAC Memorandum and Articles and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the Transactions as a Business Combination, (ii) as a special resolution, the approval of the SPAC Merger and authorization of SPAC’s entry into the SPAC Plan of Merger, and (iii) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution) the adoption and approval of such other matters as the Sellers, the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (iii), collectively, the “SPAC Shareholder Approval Matters”), (iv) as a special resolution, an amendment to the SPAC Memorandum and Articles, effective immediately prior to the Closing, to remove references to the $5,000,001 net tangible assets requirements set forth in the SPAC Memorandum and Articles (the “NTA Amendment”), and (v) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC, in each case in accordance with the SPAC Memorandum and Articles, the Cayman Act, and the rules and regulations of the SEC and Nasdaq. If on the date for which the Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the Extraordinary General Meeting in accordance with Section 8.11(d). In connection with the Registration Statement, SPAC and Pubco will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC Memorandum and Articles, the Cayman Act and the rules and regulations of the SEC and Nasdaq. SPAC and Pubco shall cooperate and provide the Sellers (and their counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company and the Sellers shall provide SPAC and Pubco with such information concerning the Company, the Sellers and their respective shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be reasonably required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company and any Seller shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the SPAC Memorandum and Articles, the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, SPAC, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Memorandum and Articles; provided, that Pubco shall not amend or supplement the Registration Statement without the prior written consent of SPAC, which consent shall not to be unreasonably withheld, conditioned or delayed.

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(c) SPAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Sellers with copies of any written comments, and shall inform the Sellers of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Sellers and their respective Representatives a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, including to the extent possible, participation by the Sellers or their counsel in discussions with the SEC.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC shall set a record date for the Extraordinary General Meeting and distribute the Registration Statement to the SPAC Shareholders and, pursuant thereto, shall call and convene the Extraordinary General Meeting for a date no later than thirty (30) days following the effectiveness of the Registration Statement. SPAC shall, through the SPAC Board, subject to Section 8.11(d)(ii), recommend to the SPAC Shareholders the approval of the SPAC Shareholder Approval Matters and include such recommendation in the Proxy Statement, with such changes as may be mutually agreed by the Parties.

(i) Subject to Section 8.11(d)(ii), the SPAC Board shall not change, withdraw, withhold, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Shareholder Approval Matters (a “Modification in Recommendation”).

(ii) Notwithstanding anything to the contrary contained in this Agreement, the SPAC Board may, at any time prior to, but not after, obtaining the Required Shareholder Approval, make a Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law; provided that: (A) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail (including the facts and circumstances providing the basis for the determination by the SPAC Board to effect such Intervening Event Change in Recommendation), (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the SPAC Board to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation, (C) the SPAC and its Representatives shall have provided to the Company and its Representatives all applicable information with respect to such Intervening Event reasonably requested by the Company to permit the Company to propose revisions to the terms of this Agreement and (D) if the Company requested negotiations in accordance with the foregoing sub-clause (B), the SPAC Board may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable Parties), continues to determine in good faith, based on the advice of outside counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Shareholders under applicable Law. An “Intervening Event” shall mean any material and negative event after the date of this Agreement that (i) was not known and was not reasonably foreseeable to the SPAC Board as of the date of this Agreement (or the consequences or magnitude of which were not reasonably foreseeable to the SPAC Board as of the date of this Agreement), which becomes known to the SPAC Board prior to the Extraordinary General Meeting, and (ii) does not relate to and excludes, whether alone or in combination, (A) any Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (B) the Transactions and/or this Agreement or any Ancillary Document (or any actions taken pursuant to this Agreement or any Ancillary Document, including obtaining all Consents required to be obtained from any Governmental Authority or any other Person), (C) any change in the price or trading volume of SPAC Class A Ordinary Shares, (D) any Action filed or threatened against SPAC or any member of the SPAC Board arising out of or related to the Transactions by any Person and (E) any change,

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event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iii) and (iv) of the definition thereof. For the avoidance of doubt, (x) an Intervening Event Change in Recommendation shall constitute a Modification in Recommendation, and (y) in the event that the SPAC Board does not make an Intervening Event Change in Recommendation, the SPAC Board, in furtherance of its fiduciary duty, shall still be permitted to advise SPAC Shareholders of their right to redeem in the Redemption and provide the SPAC Shareholders with a detailed explanation and rationale for such advice.

(iii) Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of SPAC and/or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Registration Statement with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the SPAC Shareholders to consider any revised recommendation.

(iv) To the fullest extent permitted by applicable Law, (x) SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting shall not be affected by any Modification in Recommendation, (y) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting and submit the SPAC Shareholder Approval Matters for approval by the SPAC Shareholders and (z) SPAC agrees that if the Required Shareholder Approval shall not have been obtained at any such Extraordinary General Meeting, then SPAC shall promptly continue to take all such reasonably necessary actions, including the actions required by this Section 8.11, and hold additional Extraordinary General Meetings in order to obtain the Required Shareholder Approval. SPAC may adjourn or postpone the Extraordinary General Meeting (i) to solicit additional proxies for the purpose of obtaining the Required Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Shareholders prior to the Extraordinary General Meeting; provided that the Extraordinary General Meeting may not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the Extraordinary General Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(e) If the SPAC Shareholders approve the NTA Amendment at the Extraordinary General Meeting, then promptly after the Extraordinary General Meeting and prior to the Closing, SPAC shall amend the SPAC Memorandum and Articles in accordance with the amendments contemplated by the NTA Amendment.

(f) SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the setting of the record date for, and the calling and holding of, the Extraordinary General Meeting and the Redemption.

8.12 Public Announcements.

(a) The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Pubco, the Sellers and SoftBank, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided that nothing shall prevent the Parties from issuing any press releases or making any public announcements about the Transactions containing information that has already been made public by the Parties.

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(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Sellers and SoftBank shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Sellers and SoftBank reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement), provided that SPAC provides the Sellers and SoftBank with a reasonable period of time to complete such review, comment and approval prior thereto. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Sponsor, the Sellers and SoftBank shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 8.12 shall prevent SPAC, Pubco, the Company, the Sellers or SoftBank from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Parties in accordance with this Section 8.12.

8.13 Confidential Information.

(a) The Parties (other than SPAC) hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that any Party (other than SPAC) or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 8.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 8.13(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, the Company, Pubco, SPAC Merger Sub, the Sellers and SoftBank shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at the Company’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, Pubco, SPAC Merger Sub, the Sellers, SoftBank and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use

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for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Sellers’ and SoftBank’s prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Sellers and SoftBank to the extent legally permitted with prompt written notice of such requirement so that the Sellers and SoftBank may seek, at the their sole expense, a protective Order or other remedy or waive compliance with this Section 8.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Sellers or SoftBank waive compliance with this Section 8.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such Company Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Sellers and SoftBank or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

8.14 Post-Closing Pubco Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) persons, including (i) six (6) persons who are designated, prior to the Closing, by the Sellers and SoftBank according to the terms of the Governance Term Sheet, at least three (3) of whom shall be required to qualify as an independent director under Nasdaq rules and (ii) the chief executive officer of Pubco. At the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, Pubco, SPAC, the Sellers and SoftBank.

(b) The Parties shall take all action necessary, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Sellers desire to appoint another qualified person to either such role, in which case, such other person identified by the Sellers shall serve in such role).

8.15 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Company, Pubco, the SPAC Subsidiaries or SPAC Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, any SPAC Subsidiary, the Company, Pubco or SPAC Merger Sub, in each case as in effect on the date of this Agreement (or upon formation with respect to the SPAC Subsidiaries), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco, SPAC, the SPAC Subsidiaries, the Company and SPAC Merger Sub to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement (or, with respect to the SPAC Subsidiaries, as of their date of formation) in the Organizational Documents of SPAC, the Company, Pubco, SPAC Merger Sub and the SPAC Subsidiaries, to the extent permitted by applicable Law. The provisions of this Section 8.15(a) shall survive the Closing indefinitely and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. The provisions of this Section 8.15(a) shall be binding, jointly and severally, on Pubco and all its successors and assigns. In the event that Pubco or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger

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or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Pubco shall ensure that proper provision shall be made so that the successors and assigns of Pubco shall succeed to the obligations set forth in this Section 8.15(a). In addition to the foregoing, only to the extent not covered by the existing directors’ and officers’ insurance of SPAC or, from and after the Effective Time, the D&O Tail Insurance, and further only to the extent not covered (or excluded) by the indemnity and exculpatory provisions contained in the SPAC Memorandum and Articles, Pubco hereby agrees to indemnify, defend and hold harmless the current directors of SPAC (and their heirs and legal representatives), to the fullest extent permitted by applicable Law, from, against and in respect of any and all losses, Liabilities, damages, penalties, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) paid, suffered or incurred by, or imposed upon, any such director that are based upon, arise out of or result from, in whole or in part, directly or indirectly, any shareholder Action relating to the board’s failure to make a Modification in Recommendation in response to an adverse and material event involving SPAC and occurring after the date of this Agreement, which becomes known to the SPAC Board prior to the Extraordinary General Meeting.

(b) Prior to the Effective Time, SPAC shall obtain and Pubco shall fully pay the premium for a “tail” insurance policy under SPAC’s existing insurance policy for the benefit of SPAC’s directors and officers that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”), on terms substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing coverage (or, if substantially equivalent insurance coverage is unavailable, the best available coverage), except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently payable by SPAC with respect to such current policy; provided, that, if the annual premium of such insurance coverage exceeds such amount, SPAC shall be obligated to obtain a “tail” insurance policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as SPAC’s current insurance provider. Pubco and its Subsidiaries shall, for a period of six (6) years after the Effective Time, maintain the D&O Tail Insurance in effect and shall continue to honor the obligations thereunder and timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance after the Closing.

8.16 Use of Proceeds.

(a) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) cause the Trustee to, and the Trustee shall thereupon be obligated to, (x) pay as and when due all amounts payable to former SPAC Shareholders pursuant to the Redemption and (y) pay all remaining amounts, less the fees and costs incurred by the Trustee in accordance with the Trust Agreement, then available in the Trust Account in accordance with Section 8.16(b).

(b) The Parties agree that, at the Closing, upon satisfaction or waiver of the conditions set forth in Article IX, the funds in the Trust Account (after taking into account payments for the Redemption) and the net proceeds of the PIPE Investment shall be used to pay or reimburse (i) the Expenses pursuant to and in accordance with Section 12.5 and (ii) any premiums for the D&O Tail Insurance. Any remaining cash in the Trust Account and remaining net proceeds of the PIPE Investment shall be disbursed to the Company or Pubco and used for working capital and general corporate purposes.

8.17 Pre-Closing Transaction. During the Interim Period, the Company and the Sellers shall use their reasonable best efforts to complete the Contribution immediately prior to the Closing, including exercising their respective rights to specifically enforce the Contribution Agreement.

8.18 Delisting and Deregistration. The Parties shall take all actions necessary or reasonably requested by another Party to cause the SPAC Class A Ordinary Shares to be delisted from Nasdaq (or be succeeded by the shares of Pubco Stock) and to terminate the SPAC’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as of the Closing Date.

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8.19 Pubco A&R Organizational Documents. At or prior to the Closing, Pubco shall amend and restate the Pubco Organizational Documents (the “Pubco A&R Organizational Documents”) to incorporate the terms of the Governance Term Sheet and otherwise on terms that are satisfactory to the Sellers, SoftBank and SPAC, each acting reasonably.

8.20 Amendment and Restatement of Founder Registration Rights Agreement. SPAC, Pubco, the Sellers and SoftBank shall amend and restate the Founder Registration Rights Agreement, effective as of the Closing, substantially in the form of the Amended and Restated Registration Rights Agreement.

8.21 PIPE Investments.

(a) Pubco shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Convertibles Notes Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Convertible Notes Subscription Agreements, and exercising its right to specifically enforce the Convertible Notes Subscription Agreements pursuant to the terms thereof.

(b) SPAC shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Equity PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Equity PIPE Subscription Agreements, and exercising its right to specifically enforce the Equity PIPE Subscription Agreements pursuant to the terms thereof.

8.22 PIPE Bitcoin Sale.

(a) Within ten (10) Business Days after the date of this Agreement, Tether shall purchase a number of Bitcoin equal to the Initial PIPE Bitcoin.

(b) Within ten (10) Business Days after the end of the Option Period, Tether shall purchase a number of Bitcoin equal to the Option PIPE Bitcoin. The Initial PIPE Bitcoin and the Option PIPE Bitcoin shall be referred to jointly as the “PIPE Bitcoin”.

(c) Upon each purchase of the PIPE Bitcoin, such PIPE Bitcoin shall be placed into a digital wallet held or operated by or on behalf of Tether (the “PIPE Digital Wallets”), and which content of such PIPE Digital Wallet shall be viewable publicly and (i) neither such PIPE Bitcoin nor such PIPE Digital Wallet shall be subject to any Liens (other than Permitted Liens), (ii) Tether shall take commercially reasonable steps to protect the PIPE Digital Wallet and the PIPE Bitcoin, (iii) prior to the PIPE Bitcoin Sale (as defined below), Tether shall not sell or transfer the PIPE Bitcoin or the PIPE Digital Wallets, and (iv) Tether shall have the exclusive ability to control the PIPE Digital Wallet, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means. Following such purchase, SPAC shall file a Current Report on Form 8-K providing information about the purchase of the PIPE Bitcoin, including the average purchase price thereof, and including details regarding how the content of the PIPE Digital Wallet can be viewed.

(d) At the Closing and upon the funding of the PIPE Investments by the PIPE Investors and completion of the Mergers, Pubco shall purchase (i) the Initial PIPE Bitcoin from Tether at an aggregate purchase price equal to the Initial PIPE Net Proceeds and (ii) the Option PIPE Bitcoin from Tether at an aggregate purchase price equal to the Option Note Net Proceeds (such purchases, collectively, the “PIPE Bitcoin Sale”).

(e) Following the PIPE Bitcoin Sale, the PIPE Bitcoin shall be placed in a custodial account with Anchorage serving as the custodian.

8.23 Additional PIPE Bitcoin Sale.

(a) Immediately prior to the Closing, solely to the extent that the PIPE Bitcoin is less than 10,500 Bitcoin, Tether shall purchase a number of Bitcoin equal to the Additional PIPE Bitcoin.

(b) At the Closing and immediately following completion of the PIPE Bitcoin Sale, Tether shall transfer and contribute to Pubco all of Tether’s legal and beneficial rights, title, and interest in and to the Additional PIPE Bitcoin (the “Additional PIPE Bitcoin Sale”). In consideration for the Additional PIPE Bitcoin Sale, Pubco shall issue to Tether an equal amount of shares of Pubco Class A Stock and Pubco Class B Stock, respectively, equal

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to the quotient of (i) the Additional PIPE Bitcoin Purchase Price, divided by (ii) $10.00 (such amount of shares, the “Additional PIPE Bitcoin Consideration”). For the avoidance of doubt, the Additional PIPE Bitcoin Consideration shall be in addition to any portion of the Merger Consideration Shares that Tether is entitled to pursuant to the Company Merger.

(c) Following the Additional PIPE Bitcoin Sale, the Additional PIPE Bitcoin shall be placed in a custodial account with Anchorage serving as the custodian.

8.24 SoftBank Purchase Agreement. The Parties acknowledge and agree that pursuant to the terms of the SoftBank Purchase Agreement, Tether is obligated to provide to SoftBank all notices and/or copies of any notices, materials, documents, information or other communications or content that Tether provides or receives which are required to be delivered by or to SoftBank pursuant to or in connection with this Agreement and/or the other Ancillary Documents and compliance with such obligations is permitted pursuant to this Agreement.

8.25 Pubco Incentive Plan. In the event that Pubco determines that it will implement a new equity incentive plan (the “Pubco Incentive Plan”), such Pubco Incentive Plan will be in a form reasonably acceptable to the Sellers, SoftBank and SPAC.

8.26 Pre-Closing Restructuring.

(a) As soon as reasonably practicable after the date of this Agreement and prior to completion of the Contribution, SPAC shall (i) form SPAC Subsidiary A as a Delaware corporation and wholly owned Subsidiary of SPAC, (ii) as promptly as practicable following the formation of SPAC Subsidiary A, cause SPAC Subsidiary A to form SPAC Subsidiary B as a Delaware corporation and wholly owned Subsidiary of SPAC Subsidiary A and (iii) as promptly as practicable following the formation of SPAC Subsidiary B, cause SPAC Subsidiary B to form Company Merger Sub as a Delaware corporation and wholly owned Subsidiary of SPAC Subsidiary B, in each case pursuant to the DGCL (such formations, the “SPAC Pre-Closing Restructuring”). Each of the SPAC Subsidiaries shall be treated as a corporation for U.S. federal income tax purposes.

(b) As soon as reasonably practicable following completion of the SPAC Pre-Closing Restructuring and prior to the SPAC Merger, Pubco shall dissolve and liquidate each Pubco Merger Sub pursuant to the DGCL (such dissolutions, the “Pubco Pre-Closing Restructuring” and together with the SPAC Pre-Closing Restructuring, the “Pre-Closing Restructuring”).

(c) SPAC and Pubco shall cooperate with each other and provide the Sellers and SoftBank (and their respective counsel) with a reasonable opportunity to review and comment on the documentation required to effect the Pre-Closing Restructuring and SPAC and Pubco shall consider in good faith any such comments.

(d) The Parties agree that any fees, costs or expenses (including advisor fees and Taxes) incurred by or on behalf of SPAC or any Seller in connection with the Pre-Closing Restructuring shall be considered Expenses for the purposes of this Agreement and reimbursed or paid in accordance with Section 12.5(a).

Article IX
CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the SPAC Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

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(c) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(d) Exchange Listing. The shares of Pubco Class A Stock shall have been approved for listing on Nasdaq, the New York Stock Exchange or another national exchange reasonably acceptable to Pubco, SPAC, the Sellers and SoftBank, subject only to notice of issuance.

(e) Funding of the PIPE Investments. The PIPE Investors shall have fully funded the PIPE Investments in accordance with Section 8.21 and their respective PIPE Subscription Agreements.

9.2 Conditions to Obligations of the Company, Pubco, SPAC Merger Sub and the Sellers. In addition to the conditions specified in Section 9.1, the obligations of the Company, Pubco, SPAC Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction or written waiver by the Company of the following conditions:

(a) Representations and Warranties.

(i) The SPAC and SPAC Subsidiaries Fundamental Representations (other than Section 4.5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those SPAC and SPAC Subsidiaries Fundamental Representations that address matters only as of a particular date (which SPAC and SPAC Subsidiaries Fundamental Representations shall have been true and correct in all material respects as of such date).

(ii) The representations and warranties of SPAC contained in Section 4.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii) Each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC and SPAC Subsidiaries Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) Sponsor Support Agreement. Each of the covenants of the Sponsor required under the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

9.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 9.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver by SPAC of the following conditions:

(a) Representations and Warranties.

(i) The Company Fundamental Representations (other than Section 6.3(a)), Pubco and SPAC Merger Sub Fundamental Representations (other than Section 5.5(a)) and Sellers Fundamental Representations shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those Company Fundamental

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Representations, Pubco and SPAC Merger Sub Fundamental Representations or Sellers Fundamental Representations that address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects as of such date).

(ii) The representations and warranties of the Company, Pubco, SPAC Merger Sub contained in Section 6.3(a) and Section 5.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii) Each of the representations and warranties of the Company, Pubco, SPAC Merger Sub and Sellers (other than the Company Fundamental Representations, Pubco and SPAC Merger Sub Fundamental Representations and Sellers Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, Pubco or any Seller.

(b) Agreements and Covenants. Each of the Company, Pubco, SPAC Merger Sub and each Seller shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement.

(d) Completion of the Contribution. The Contribution shall have been completed in accordance with the terms of the Contribution Agreement, and the applicable Bitcoin shall be placed into a custodial account with Anchorage serving as the custodian thereof.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Seller, Pubco or SPAC Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article X
TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC, the Sellers and SoftBank;

(b) by written notice by SPAC or the Sellers if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the date that is one year from the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Sellers, the Company, Pubco or SPAC Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Sellers if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Sellers, the Company, Pubco or SPAC Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

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(d) by written notice by the Sellers to SPAC, if (i) there has been a material breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Sellers or (B) five (5) Business Days prior to the Outside Date; provided, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company, Pubco, SPAC Merger Sub or any Seller is in material uncured breach of this Agreement;

(e) by written notice by the Sellers to SPAC within ten (10) Business Days after there has been a Modification in Recommendation;

(f) by written notice by SPAC to the Sellers, if (i) there has been a material breach by the Company, Pubco, SPAC Merger Sub or any Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Sellers by SPAC or (B) five (5) Business Days prior to the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if at such time SPAC is in material uncured breach of this Agreement; or

(g) without prejudice to the SPAC’s obligations under Section 8.11(d)(i), by written notice by either SPAC or the Sellers to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.13, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Section 12.5 and this Section 10.2 (but subject to Section 11.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

Article XI
WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. The Company, Pubco, SPAC Merger Sub and each Seller hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO, from certain private placements occurring simultaneously with the IPO and from certain loans agreed to be made by Sponsor (including interest accrued from time to time thereon) for the benefit of the holders of the SPAC Class A Ordinary Shares issued and sold in the IPO (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with the consummation of its initial Business Combination or in connection with an amendment to the SPAC Memorandum and Articles to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, subject to further extension by amendment to the SPAC Memorandum and Articles, (c) with respect to any interest earned on the

Annex A-56

amounts held in the Trust Account, as necessary to pay any income taxes, and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Pubco, SPAC Merger Sub and each Seller hereby agree on behalf of themselves and their Affiliates, notwithstanding anything to the contrary in this Agreement, that none of the Company, Pubco, SPAC Merger Sub, any Seller nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, Pubco, SPAC Merger Sub and each Seller on behalf of themselves and their respective Affiliates hereby irrevocably waive any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements hereunder and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company, Pubco, SPAC Merger Sub and the Sellers each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and the Company, Pubco, SPAC Merger Sub and the Sellers each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, either Merger Sub, any Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against the Trust Account, each such Party hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy with respect to monetary relief shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 11.1 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company, Pubco, SPAC Merger Sub and each Seller to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for damages against SPAC, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account). This Section 11.1 shall survive termination of this Agreement for any reason.

11.2 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Company, SPAC, Pubco and SPAC Merger Sub from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against such Parties arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against any of the Parties or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any Party pursuant to this Agreement or any Ancillary Document.

Article XII
MISCELLANEOUS

12.1 Survival. Except as otherwise contemplated by Section 10.2, (a) the representations and warranties of the Parties contained in this Agreement (other than those representations and warranties set forth in Sections 4.19, 5.12, 6.14 and 7.10 or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto and (b) the covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements

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contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), including, for the avoidance of doubt, Section 2.15, Section 8.15, Section 8.22(d), Section 8.22(e), Section 8.23(b), Section 8.23(c), Section 11.1 and this Article XII.

12.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile, email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC, at or prior to the Closing, to:

110 East 59th Street
New York, NY 10022
Attn: Chief Executive Officer
Email: CantorEquityPartners@cantor.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Douglas S. Ellenoff, Esq.
         Stuart Neuhauser, Esq.

[***]
[***]

If to Bitfinex, Pubco, the Company or SPAC Merger Sub at, prior to or after the Closing or to SPAC after the Closing, to:

c/o iFinex c/o SHRM Trustees (BVI) Limited, Trinity Chambers,
PO Box 4301, Road Town, Tortola, VG1110, BVI
Attn: Legal
Email: legal@tether.to (with a copy to investments.legal@tether.to)

If to Tether, at prior to or after the Closing:

Final Av. La Revolucion, Colonia San Benito, Edif. Centro,
Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador,
Municipio de San Salvador Centro, Republica de El Salvador
Attn: Investments Legal
Email: investments.legal@tether.to (copy to legal@tether.to)

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate,
EC2N 4BQ London
Attn: Lorenzo Corte
Maria Protopapa

[***]
[***]

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If to SoftBank at, prior to or after the Closing, to:

Stellar Beacon LLC
300 El Camino Real
Menlo Park, CA 94025
Attn: Legal Department
Email:dl-sbsp-notice@softbank.com

with a copy (which will not constitute notice) to:

Sullivan and Cromwell LLP
125 Broad Street
New York, NY 10004
Attn: Matthew B. Goodman
         Mario Schollmeyer

[***]
[***]

12.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Other than with respect to the Mergers, this Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of SPAC and SoftBank (in the case of Pubco, the Company, SPAC Merger Sub or any Seller), the Sellers and SoftBank (in the case of SPAC) or SPAC and the Sellers (in the case of SoftBank), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.4 Third Parties. Nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or party thereto or a successor or permitted assign of such a Party; provided, however, that (a) in the event that the Closing occurs, the D&O Indemnified Persons are intended third-party beneficiaries of Section 8.14(a) and (b) the past, present or future directors, officers, agents, employees, equityholders or other Representatives, Affiliates, successors or assignees of any Party, are intended third-party beneficiaries of, and may enforce, Section 12.1 and Section 12.14.

12.5 Fees and Expenses.

(a) Subject to Sections 11.1 and 12.5(a), all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such Expenses, provided that, if the Closing shall occur, Pubco shall reimburse or pay or cause to be reimbursed or paid, at or promptly following Closing, by wire transfer of immediately available funds, all Expenses (which for the avoidance of doubt, shall include reimbursement of any Expenses incurred by SoftBank). For the avoidance of doubt, any payments to be made (or to cause to be made) by Pubco pursuant to this Section 12.5 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account.

(b) Notwithstanding the terms of Section 12.5(a):

(i) regardless of whether the Closing occurs, SPAC shall bear any and all fees, costs and expenses paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising from (i) filing the Registration Statement with the SEC, and (ii) submitting to Nasdaq a listing application for the shares of Pubco Class A Stock (including any filing fees arising therefrom); and

(ii) subject to and conditioned upon the Closing, in accordance with the terms of the Sponsor Support Agreement, the aggregate of all amounts outstanding and due to Sponsor from SPAC under the Sponsor Loan Note as of the Closing shall be automatically converted, immediately prior to the SPAC Merger, into a number of SPAC Class A Ordinary Shares equal to the quotient of (1) the aggregate amount owed by SPAC under the Sponsor Loan Note, as set forth on the SPAC Pre-Closing Statement delivered by SPAC pursuant to Section 3.2(a), divided by (2) $10.00.

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12.6 Governing Law; Jurisdiction. Subject to Section 12.7:

(a) Subject to Section 12.6(b), this Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws principles or rules thereof to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any Action arising out of or in connection with, or concerning the carrying into effect of, this Agreement or the Transactions, including any question regarding the existence, validity or termination of this Agreement, shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration for the time being in force (the “LCIA Rules”), which rules are deemed to be incorporated by reference in this Section 12.6(b). The Emergency Arbitrator provisions (as defined in the LCIA Rules) shall not apply. The number of arbitrators shall be three (the “Tribunal”). The Parties agree that the claimant (or claimants jointly), on one hand, and the respondent (or respondents jointly), on the other hand, shall nominate one arbitrator for appointment by the London Court of International Arbitration (the “LCIA Court”) in accordance with the LCIA Rules. The third arbitrator, who shall act as the chairman of the Tribunal, shall be nominated by agreement of the two party-nominated arbitrators, within thirty (30) calendar days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA Court. Where there is more than one claimant and/or more than one respondent, unless otherwise agreed, the Parties hereby agree that they represent two separate sides for the purposes of the formation of the Tribunal as claimant and respondent, respectively. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English. The Parties’ agreement to arbitrate set out in this Section 12.6(b) shall be governed by the Laws of England and Wales. Without prejudice to the Parties’ agreement to arbitrate set out in this Section 12.6(b), any Party may apply to a competent court for an interim injunction or attachment or such interim relief as may be available to it prior to the issuance of a final arbitral award, or any other order in aid of arbitration after any final arbitral award to maintain the status quo or prevent irreparable harm. Any arbitral award made pursuant to this Section 12.6(b) shall be final and binding on the Parties. The Parties agree that leave to appeal under Section 69 or an application for the determination of a preliminary point of law under Section 45 of the English Arbitration Act 1996 may not be sought with respect to any question of law arising out of or in connection with this arbitration or any award made pursuant to this arbitration. Each Party irrevocably consents to the service of process in any Action relating to this Agreement or the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.2.

12.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have an adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9 Amendment. Subject to the provisions of applicable Law, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC, Pubco, SPAC Merger Sub, the Company, the Sellers and SoftBank.

12.10 Waiver. Each Party may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (b) waive any inaccuracy in the representations and warranties by any other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such

Annex A-60

other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, Annexes and Schedules, which Exhibits, Annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

12.13 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole, LLP (“EGS”) may have, prior to Closing, jointly represented SPAC, the SPAC Subsidiaries and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC and its Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, SPAC Merger Sub and the Sellers, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, SPAC Merger Sub, SPAC, the Company, the Sellers or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Pubco or SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Skadden, Arps, Slate, Meagher & Flom (UK) LLP (“Skadden”) may have, prior to Closing, jointly represented Pubco, SPAC Merger Sub, the Company and the Sellers in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented Pubco, SPAC Merger Sub, the Company, the Sellers and/or their respective Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, Skadden will be permitted in the future, after Closing, to represent Pubco, SPAC Merger Sub, the Company and the Sellers or their respective Affiliates in connection with matters in which such Persons are adverse to any other party to the Agreement, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sellers, Pubco, the Company and SPAC Merger Sub shall be deemed the clients of Skadden with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege

Annex A-61

and the expectation of client confidence relating thereto shall belong to each such respective party, shall be controlled thereby and shall not pass to or be claimed by any other party; provided, further, that nothing contained herein shall be deemed to be a waiver by any party or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) The Parties agree that, notwithstanding the fact that Sullivan and Cromwell LLP (“S&C”) may have, prior to Closing, represented SoftBank in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented SoftBank and/or its Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, S&C will be permitted in the future, after Closing, to represent SoftBank or its Affiliates in connection with matters in which such Persons are adverse to any other party to this Agreement, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, SoftBank shall be deemed the client of S&C with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after Closing and the privilege and the expectation of client confidence relating thereto shall belong to each such respective party, shall be controlled thereby and shall not pass to or be claimed by any other party; provided, further, that nothing contained herein shall be deemed to be a waiver by any party or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

12.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that, no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

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SIGNATURE PAGE FOLLOWS]

Annex A-62

IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC:
CANTOR EQUITY PARTNERS, INC.
By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer
Pubco:
TWENTY ONE CAPITAL, INC.
By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Secretary
SPAC Merger Sub:
TWENTY ONE MERGER SUB D
By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Director
The Company:
TWENTY ONE ASSETS, LLC.
By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Secretary

[Signature Page to Business Combination Agreement – Project Mystery]

Annex A-63

The Sellers:
TETHER INVESTMENTS, S.A. DE C.V.
By:	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator
IFINEX, INC.
By:	/s/ Paolo Ardoino
Name:	Paolo Ardoino
Title:	Director
Solely for certain limited purposes specified herein:
SoftBank:
STELLAR BEACON LLC
By:	/s/ Karol Niewiadomski
Name:	Karol Niewiadomski
Title:	Manager

[Signature Page to Business Combination Agreement – Project Mystery]

Annex A-64

ANNEX I
List of Sellers

Seller Name	Number of Company Class A Interests Held or to be Held by each Seller	Class A Pro Rata Share	Number of Company Class B Interests Held or to be Held by each Seller	Class B Pro Rata Share
Tether Investments, S.A. de C.V.	208	77.78%	208	77.78%
iFinex, Inc.	59	22.22%	59	22.22%
TOTAL	267	100.00%	267	100.00%

Annex A-65

AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT, dated as of July 25, 2025 (this “Amendment”), amends the Business Combination Agreement, dated as of April 22, 2025 (the “BCA”), by and among (a) Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”), (b) Twenty One Capital, Inc., a Texas corporation (“Pubco”), (c) Twenty One Merger Sub D, a Cayman Islands exempted company (“SPAC Merger Sub”), (d) Twenty One Assets, LLC, a Delaware limited liability company (the “Company”), (e) each of the holders of the outstanding Company Interests named on Annex I thereto (the “Sellers”) and (f) solely for the purposes of the SoftBank Provisions, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank” and together with SPAC, Pubco, SPAC Merger Sub, the Sellers and the Company, the “Parties” and each a “Party”), is made and entered into by and between the Parties.

RECITALS

WHEREAS, Section 12.9 of the BCA sets forth that the BCA may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties; and

WHEREAS, the Parties desire to amend certain provisions of the BCA as set forth in this Amendment, in accordance with Section 12.9 of the BCA.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

AGREEMENT

1.           Definitions. Except as otherwise provided herein or if context otherwise requires, capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the BCA.

2.           Amendments to the BCA. The Parties hereby agree that the BCA shall be deemed to be amended as follows:

2.1 Recitals of the BCA. The eleventh paragraph of the Recitals is hereby deleted in its entirety and replaced by the following:

WHEREAS, in accordance herewith, (a) following the date of this Agreement, Tether shall (i) purchase a number of Bitcoin equal to the Initial PIPE Net Proceeds (such number of Bitcoin, the “Initial PIPE Bitcoin”), which Initial PIPE Bitcoin shall be sold by Tether to Pubco at the Closing, at a purchase price equal to the Initial PIPE Net Proceeds, and (ii) purchase an additional number of Bitcoin equal to the Option Note Net Proceeds (such number of Bitcoin, the “Option PIPE Bitcoin”), which Option PIPE Bitcoin shall be sold by Tether to Pubco at the Closing, at a purchase price equal to the Option Note Net Proceeds, and (b) at the Closing, Tether shall contribute the Additional PIPE Bitcoin (as defined below) to Pubco;

2.2 Section 1.1 of the BCA. The definition of “Additional PIPE Bitcoin Purchase Price” in Section 1.1 of the BCA is hereby deleted in its entirety and replaced by the following:

“Additional PIPE Bitcoin Purchase Price” means the amount (expressed in U.S. dollars) resulting from the product of (i) the Additional PIPE Bitcoin and (ii) $84,863.57.

2.3 Section 8.23(a) of the BCA. Section 8.23(a) of the BCA is hereby deleted in its entirety and replaced by the following:

(a) Tether acknowledges and agrees that (i) it has purchased or will purchase the Additional PIPE Bitcoin and has or will place the Additional PIPE Bitcoin into a digital wallet held or operated by or on behalf of Tether, and which content of such digital wallet shall be viewable publicly, (ii) neither the Additional PIPE Bitcoin nor such digital wallet shall be subject to any Liens (other than Permitted Liens), (iii) Tether shall take commercially reasonable steps to protect such digital wallet and the Additional PIPE Bitcoin, (iv) prior to the Additional PIPE Bitcoin Sale, Tether shall not sell or transfer the Additional PIPE Bitcoin or such digital wallet, except for any transfer of all or a portion of the Additional PIPE Bitcoin between digital wallets held or operated by or on behalf

Annex A-66

of Tether, and (v) Tether shall have the exclusive ability to control such digital wallet, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means.

3.           Authority Relative to Amendment. Each Party hereto represents and warrants that it has all requisite company or corporate power and authority to execute and deliver this Amendment. This Amendment constitutes, assuming due authorization, execution, and delivery by the other Parties hereto, a legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to any Enforceability Exceptions.

4.           Effectiveness. All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the BCA shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the BCA.

5.           References to the BCA. After giving effect to this Amendment, each reference in the BCA to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the BCA shall refer to the BCA as amended by this Amendment. All references in the BCA to “the date hereof” or “the date of this Agreement” shall refer to April 22, 2025.

6.           Entire Agreement. This Amendment, the BCA (including the Exhibits thereto) and the Ancillary Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

7.           Expenses. All Expenses incurred in connection with this Amendment and the transactions contemplated hereby will be reimbursed in accordance with Section 12.5 of the BCA.

8.           Other Provisions. The provisions of Article XII (Miscellaneous) of the BCA shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the BCA as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Remainder of page intentionally left blank]

Annex A-67

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the Business Combination Agreement to be duly executed as of the date first above written.

SPAC:
CANTOR EQUITY PARTNERS, INC.
By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer
Pubco:
TWENTY ONE CAPITAL, INC.
By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Secretary
SPAC Merger Sub:
TWENTY ONE MERGER SUB D
By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Director
The Company:
TWENTY ONE ASSETS, LLC
By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Secretary

Annex A-68

The Sellers:
TETHER INVESTMENTS, S.A. DE C.V.
By:	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator
IFINEX, INC.
By:	/s/ Paolo Ardoino
Name:	Paolo Ardoino
Title:	Director
Solely for certain limited purposes specified herein:
SoftBank:
STELLAR BEACON LLC
By:	/s/ Karol Niewiadomski
Name:	Karol Niewiadomski
Title:	Manager

Annex A-69

Annex B

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date] between Twenty One Merger Sub D, a Cayman Islands exempted company (the “Surviving Company”), Cantor Equity Partners, Inc., a Cayman Islands exempted company (the “Merging Company”) and Twenty One Capital, Inc., a Texas corporation (“Pubco”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated as of 22 April 2025 and made between, amongst others, the Surviving Company, the Merging Company and Pubco (as such agreement may be amended and modified, the “Business Combination Agreement”), a copy of which is annexed at Annexure 1 hereto and forms part of this Plan of Merger.

Now therefore this Plan of Merger provides as follows:

1            The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2            The surviving company (as defined in the Statute) is the Surviving Company.

3            The registered office of the Surviving Company is c/o Appleby Global Services (Cayman) Limited of 71 Fort Street, PO Box 500, George Town, Grand Cayman, KY1-1106, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4            Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

5            Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6            The Merger shall be effective on the date and at the time that this Plan of Merger is registered by the Registrar of Companies (the “Registrar”) in accordance with section 233(13) of the Statute unless, with the agreement of Pubco, the constituent companies shall deliver a notice to the Registrar signed by a director of each of the constituent companies specifying a later date and time in accordance with Section 234 of the Statute, in which case the Merger shall be effective on the date and at the time specified in such notice to the Registrar (the “Effective Date”).

7            The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or other property as provided in Section 233(5) of the Statute, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto. Pubco undertakes and agrees (it being acknowledged that Pubco will be the sole shareholder of the Surviving Company following the effectiveness of the Merger) in consideration of the Merger to issue the Pubco Class A Stock (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement.

Annex B-1

8            The rights and restrictions attaching to the shares in the Surviving Company are set out in the Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9            The Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Memorandum and Articles of Association after the Merger and the authorised share capital of the Surviving Company shall be as set out therein.

10          There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11          The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12          The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13          The names and addresses of each director of the surviving company (as defined in the Statute) are:

13.1       [Insert name of Director] of [Insert personal address of Director];

13.2       [Insert name of Director] of [Insert personal address of Director]; and

13.3       [repeat for all Directors of the surviving company (i.e. the merged entity)].

14          This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15          This Plan of Merger has been authorised by the sole shareholder of the Surviving Company pursuant to section 233(6) of the Statute by way of written shareholder resolution of the Surviving Company. This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

16          At any time prior to the Effective Date, this Plan of Merger may be:

16.1       terminated by the board of directors of either the Surviving Company or the Merging Company, provided that such termination is in accordance with section 10.1 of the Business Combination Agreement;

16.2       amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)         change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)         effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17          All notices and other communications between the parties in connection with this Plan of Merger must be in writing and shall be given in accordance with section 12.2 of the Business Combination Agreement.

18          This Plan of Merger may be executed in counterparts.

19          This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank – signature pages follow)

Annex B-2

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Name:
Twenty One Merger Sub D	)	Title: Director

Annex B-3

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Name:
Cantor Equity Partners, Inc.	)	Title: Director

Annex B-4

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Name:
Twenty One Capital, Inc.	)	Title:

Annex B-5

Annexure 1

Business Combination Agreement

Annex B-6

Annexure 2

Memorandum and Articles of Association of the Surviving Company

Annex B-7

Annex C

EXECUTION VERSION

CONTRIBUTION AGREEMENT

April 22, 2025

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of the date first written above by and among Twenty One Assets, LLC., a Delaware limited liability company (the “Company”), Tether Investments S.A. de C.V., a corporation (sociedad anónima de capital variable) organized and existing under the laws of El Salvador (“Tether”), and iFinex, Inc., a British Virgin Islands company (“Bitfinex” and together with the Company and Tether, the “Parties”).

WHEREAS, concurrently with the entry into this Agreement, the Parties are entering into that certain Business Combination Agreement, by and among the Parties and the other parties thereto (as may be amended from time to time, the “BCA”);

WHEREAS, pursuant to Section 9.3(d) of the BCA, completion of the Contribution (as defined herein) is a condition in favor of Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”), to the closing of the transactions contemplated by the BCA (the “BCA Closing”);

WHEREAS, Tether desires to contribute to the Company, and the Company desires to accept from Tether, the rights of Tether in and to 24,500 Bitcoin (the “Tether Bitcoin”), in exchange for the Tether Interest (as defined below), subject to the terms and conditions set forth in this Agreement; and

WHEREAS, Bitfinex desires to contribute to the Company, and the Company desires to accept from Bitfinex, the rights of Bitfinex in and to 7,000 Bitcoin (the “Bitfinex Bitcoin”), in exchange for the Bitfinex Interest (as defined below), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

1. Contributions. Subject to the terms and conditions of this Agreement, at the Closing:

(a) Tether shall transfer and contribute to the Company all of Tether’s legal and beneficial rights, title, and interest in and to the Tether Bitcoin (the “Tether Contribution”); and

(b) Bitfinex shall transfer and contribute to the Company all of Bitfinex’s legal and beneficial rights, title, and interest in and to the Bitfinex Bitcoin (the “Bitfinex Contribution” and together with the Tether Contribution, the “Contributions”).

2. Consideration. Subject to the terms and conditions of this Agreement, at the Closing:

(a) in consideration for the Tether Contribution, the Company shall issue to Tether (i) 208 units of class A common membership interest of the Company (the “Company Class A Interest”) and (ii) 208 units of class B membership interest of the Company (the “Company Class B Interest”) (such units of Company Class A Interest and Company Class B Interest, collectively, the “Tether Interest”); and

(b) in consideration for the Bitfinex Contribution, the Company shall issue to Bitfinex (i) 59 units of Company Class A Interest and (ii) 59 units of Company Class B Interest (such units of Company Class A Interest and Company Class B Interest, collectively, the “Bitfinex Interest”).

3. Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the same date and immediately prior to the BCA Closing, remotely by and upon the electronic exchange and release of signature pages to this Agreement, or at such other place that the parties may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.”

Annex C-1

4. Closing Deliverables. At the Closing:

(a) the Company shall deliver (i) to Tether, evidence of the issuance of the Tether Interest in accordance with Section 2(a), and (ii) to Bitfinex, evidence of the issuance of the Bitfinex Interest in accordance with Section 2(b);

(b) Tether shall deliver to the Company evidence of the transfer of the Tether Bitcoin to the custodial account maintained by Anchorage in the name of the Company at a wallet, details of which to be communicated to the Parties prior to Closing (the “Custodial Account”); and

(c) Bitfinex shall deliver to the Company evidence of the transfer of the Bitfinex Bitcoin to the Custodial Account.

5. Conditions to Closing. The obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of the following conditions (which may be waived by the Parties in whole or in part to the extent permitted by applicable Law):

(a) Each of the conditions set forth in Article IX of the BCA (other than Sections 9.1(e) and 9.3(d) of the BCA) shall have been satisfied or waived pursuant to and in accordance with the terms set forth therein.

(b) No Law will have been enacted and no Order will have been issued by a Governmental Authority after the date hereof that enjoins, restrains, prevents or prohibits the consummation of the Closing or makes the consummation of the Closing illegal.

6. Termination. This Agreement may be terminated prior to the Closing as follows: (a) by the mutual written consent of the Parties, SPAC and Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”); or (b) automatically with no further action required by the Parties if the BCA is terminated in accordance with its terms. If this Agreement is terminated in accordance with this Section 6, this Agreement shall become void and of no further force and effect.

7. Further Assurances. Each Party hereto shall execute and deliver, or cause to be executed and delivered, such other instruments as may be reasonably requested by the other Party or reasonably required to effectuate the transactions contemplated hereby and to otherwise carry out the purposes of the Contributions and this Agreement.

8. Representations and Warranties. No Party makes any representations or warranties under or with respect to this Agreement.

9. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

10. Amendments, Supplements, etc. This Agreement may be amended or supplemented only with the prior written consent of each Party, SPAC and SoftBank. No term of this Agreement, nor performance hereof or compliance herewith, may be waived except by a writing signed by the Party giving such waiver.

11. Third-Party Beneficiary. The Parties agree and acknowledge that SPAC and SoftBank are intended third-party beneficiaries of Sections 6 and 10 and shall have the right to enforce Sections 6 and 10 as if an original party hereto.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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14. Entire Agreement. This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings or agreements by or among the Parties, written or oral, that may relate to the subject matter hereof.

15. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

[SIGNATURE PAGES FOLLOW]

Annex C-3

IN WITNESS WHEREOF, the Parties have executed and delivered this Contribution Agreement as of the date first written above.

Twenty One Assets, LLC
By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Secretary
Tether Investments S.A. de C.V.
By:	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator
iFinex, Inc.
By:	/s/ Paolo Ardoino
Name:	Paolo Ardoino
Title:	Director

Annex C-4

Annex D

AGREED FORM

FIRST AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

TWENTY ONE CAPITAL, INC.

a Texas corporation

ARTICLE I

ENTITY NAME AND TYPE

The name of the corporation shall be Twenty One Capital, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, Texas 75201. The name of its registered agent at such address is C T Corporation System. The initial mailing address of the Corporation is 111 Congress Avenue, Suite 500, Austin, Texas 78701.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).

ARTICLE IV

GOVERNANCE AGREEMENT

This First Amended and Restated Certificate of Formation of the Corporation, as it may be amended, restated, amended and restated or otherwise modified from time to time (the “Certificate of Formation”), is subject to a governance agreement among the Corporation and the holders of its Class B Common Stock (as defined below), and the Corporation may amend such governance agreement or enter into additional governance agreements from time to time.

ARTICLE V

CAPITAL STOCK

5.1.        Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 5,501,000,000 shares, divided into the following: (a) 1,000,000 shares of preferred stock, of the par value $0.01 per share (“Preferred Stock”); (b) 5,000,000,000 shares of Class A Common Stock, of the par value $0.01 per share (“Class A Common Stock”); and (c) 500,000,000 shares of Class B Common Stock, of the par value $0.01 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”).

5.2.        Preferred Stock.

(a)      The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors of the Corporation (the “Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set

Annex D-1

forth in a certification of designations filed pursuant to the TBOC the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. Unless otherwise set out in any such applicable certificate of designations, all shares of Preferred Stock of any series shall vote with the Common Stock as a single class, and class-by-class voting shall not be required for any matter submitted to shareholders for a vote, including any fundamental action or fundamental business transaction.

(b)      The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Formation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

5.3.        Common Stock.

(a)      The holders of Class A Common Stock shall not be entitled to vote on any matter coming before any meeting of shareholders, including, without limitation, the election of directors, and for the avoidance of doubt, the Class A Common stock shall not have the right to vote, on a class basis or otherwise, on any matter submitted to shareholders for a vote, including any fundamental action or fundamental business transaction. Immediately at such time when no share of Class B Common Stock remains outstanding, each share of Class A Common Stock shall, automatically and without any further action on the part of the Corporation or its shareholders, and notwithstanding anything to the contrary herein, be entitled to one vote on all matters submitted to a vote of the shareholders of the Corporation.

(b)      Subject to the rights of the holders of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Notwithstanding anything to the contrary in the foregoing, Class B Common Stock shall not be entitled to any such dividends or distributions.

(c)      In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Class A Common Stock held by them. Notwithstanding anything to the contrary in the foregoing, Class B Common Stock shall not be entitled to any assets or distributions upon the liquidation, dissolution or winding-up of the Corporation.

(d)      In the event that any holder of Class B Common Stock (a “Class B Shareholder”) sells, transfers, assigns or otherwise disposes of any Paired Class A Shares (as defined below), other than in connection with a Class B Permitted Transfer (as defined below), a number of shares of Class B Common Stock held by such Class B Shareholder shall be automatically cancelled concurrently with such sale, transfer, assignment or disposition, such that a one-to-one ratio of Paired Class A Shares to shares of Class B Common Stock, in each case held by such Class B Shareholder (as such ratio may be adjusted to reflect equitably any stock split, stock dividend, recapitalization, subdivision, combination or similar change with respect to the Class A Common Stock or Class B Common Stock), is maintained. For the purposes of this section, “Paired Class A Shares” means the shares of Class A Common Stock held by the Class B Shareholders as of [•]1 and any shares of Class A Common Stock received in connection with any stock split, subdivision, combination, recapitalization or similar change with respect to either the Class A Common Stock or Class B Common Stock referenced in the previous sentence for which equitable adjustments are made.

____________

1        Note to Draft: To be replaced with Closing date.

Annex D-2

(e)      Class B Common Stock may only be sold, transferred, assigned or otherwise disposed of in accordance with the Bylaws of the Corporation (the “Bylaws” and, each such transfer, a “Class B Permitted Transfer”). Any attempted sale, transfer, assignment or other disposition of Class B Common Stock in violation of the preceding sentence shall be null and void and shall not be recognized by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation. Each Class B Permitted Transfer must be accompanied by the concurrent transfer of a number of Paired Class A Shares, such that a one-to-one ratio of Paired Class A Shares to shares of Class B Common Stock, in each case held by such Class B Shareholder (as such ratio may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class A Common Stock or Class B Common Stock), is maintained. For the avoidance of doubt, the Paired Class A Shares and the shares of Class B Common Stock received by any transferee pursuant to a Class B Permitted Transfer remain subject to Section 5.3(d) and this Section 5.3(e). Notwithstanding anything to the contrary herein, a holder of Class B Common Stock may, at any time and from time to time, by delivery of written notice to the Corporation, forfeit such shares to the Corporation for no value at any time without transferring or forfeiting any Class A Common Stock. Upon the Corporation’s receipt of such a notice, the forfeited Class B Common Stock shall be cancelled and shall no longer be issued or outstanding for any purpose, and the Corporation shall promptly reflect such cancellation on its books and records (including the stock ledger) and take such ministerial actions as are necessary to effect such cancellation.

(f)      Each share of Class B Common Stock shall have one vote. To the maximum extent permitted by the TBOC, but subject to the rights, if any, of the holders of Preferred Stock as specified in this Certificate of Formation or in any certificate of designation, and further subject to the Bylaws (which may establish a lower threshold to the extent permitted by the TBOC), the vote of shareholders holding a majority of the voting power attributed to all shares of the Corporation’s stock then outstanding shall be sufficient to approve, authorize, adopt, or to otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any action, including any fundamental action or fundamental business transaction. If, and only to the extent that, the holders of Class A Common Stock are entitled to vote on a matter under this Certificate of Formation, the holders of Class B Common Stock shall vote together with the holders of Class A Common Stock as a single class. Except as otherwise provided in any Certificate of Designation with respect to the Preferred Stock, the holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

(g)      As authorized by Section 21.365 of the TBOC, unless otherwise stated in this Certificate of Formation, in lieu of the vote required by Section 21.457 or Section 21.364 of the TBOC, the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon shall approve (i) any “fundamental action” as defined in Section 21.364 of the TBOC or (ii) any “fundamental business transaction” as defined in Section 1.002 of the TBOC. To the extent permitted by Section 21.364(e-1) and Section 21.365(b) of the TBOC, notwithstanding any other provision of the TBOC, except as otherwise provided in this Certificate of Formation, all classes or series of stock shall be entitled to vote as a single class or series for the purpose of approving any matter, including in connection with any “fundamental action” or “fundamental business transaction”; provided that, if such class or series of shares is nevertheless entitled to vote as a class or series on any “fundamental action” or “fundamental business transaction,” then unless otherwise stated in this Certificate of Formation, the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation of such class or series shall be required to approve such “fundamental action” or “fundamental business transaction.”

ARTICLE VI

BOARD OF DIRECTORS

6.1.        General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate of Formation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Annex D-3

6.2.        Number of Directors; Initial Directors; Term.

(a)      The number of directors constituting the initial Board of Directors is seven, and their names and addresses are as follows:

Name	Address
1. Jack Mallers	111 Congress Avenue, Suite 500, Austin, Texas 78701
2. Paolo Ardoino	111 Congress Avenue, Suite 500, Austin, Texas 78701
3. Zachary Lyons	111 Congress Avenue, Suite 500, Austin, Texas 78701
4. Robert “Bo” Hines	111 Congress Avenue, Suite 500, Austin, Texas 78701
5. [•]	[•]
6. Jared Roscoe	111 Congress Avenue, Suite 500, Austin, Texas 78701
7. Vikas J. Parekh	111 Congress Avenue, Suite 500, Austin, Texas 78701

(b)      Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed from time to time solely by the manner provided in the Bylaws.

(c)      Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

(d)      Elections of directors need not be by written ballot unless the Bylaws shall so provide.

6.3.        Removal. Subject to the rights of any series of Preferred Stock with respect to the election of directors, a director may be removed in any manner provided in the Bylaws.

6.4.        Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the TBOC, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be ﬁlled in any manner permitted by the TBOC, including by (a) the Board of Directors at any meeting of the Board of Directors by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or (b) a sole remaining director, in each case to the extent permitted by the TBOC.

ARTICLE VII

AMENDMENTS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws.

ARTICLE VIII

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS; SPECIAL MEETINGS

8.1.        Action by Written Consent of Shareholders.

(a)      While any share of Class B Common Stock remains outstanding, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take the action at a meeting at which holders of all shares entitled to vote on the action were present and voted. At any time when no share of Class B Common Stock remains outstanding, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all holders of shares entitled to vote on such action. Any such action taken by written consent shall be delivered to the Corporation at its principal office.

Annex D-4

(b)      Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.

8.2.        Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by the Board of Directors, the president of the Corporation or as otherwise in a manner provided in the Bylaws. The Board of Directors may adjourn, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

8.3.        Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE IX

LIMITATION OF LIABILITY; INDEMNIFICATION

9.1.        Limitation of Personal Liability. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of ﬁduciary duty as a director or officer. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or amendment of this Section 9.1 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certiﬁcate of Formation inconsistent with this Section 9.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely aﬀect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

9.2.        Indemnification. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to provide indemniﬁcation of (and advancement of expenses to) its directors, oﬃcers and agents of the Corporation (and any other persons to which the TBOC permits the Corporation to provide indemniﬁcation) through provisions set forth in the Bylaws, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise.

ARTICLE X

EXCLUSIVE FORUM; WAIVER OF JURY TRIAL; DERIVATIVE PROCEEDINGS

10.1.      Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any of the filing, adjudication and trial of (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, including any claim alleging a conspiracy to breach a fiduciary duty, knowing participation in a breach of a fiduciary duty or aiding and abetting a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws (in each case, as they may be amended from time to time), (d) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, (e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (f) any other action or proceeding in which the Business Court of the State of Texas has jurisdiction, shall be the Business Court in the First Business Court Division (“Business Court”) of the State of Texas (provided that if the Business Court determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the state district court of Dallas County, Texas). For the avoidance of doubt, this Section 10.1 shall not apply to any direct claims under the Securities Act of 1933, as amended, or the 1934 Act, as amended, or the rules and regulations promulgated thereunder.

Annex D-5

10.2.      JURY TRIAL WAIVER. UNLESS THE CORPORATION CONSENTS IN WRITING TO A JURY TRIAL, THE CORPORATION AND EACH SHAREHOLDER, DIRECTOR, AND OFFICER OF THE CORPORATION HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THAT THE CORPORATION OR SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, COUNTERCLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM ARISING OUT OF OR RELATING TO ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC, AND EACH SHAREHOLDER AGREES THAT SUCH SHAREHOLDER’S HOLDING OR ACQUISITION OF SHARES OF STOCK OF THE CORPORATION OR, TO THE EXTENT PERMITTED BY LAW, OPTIONS OR RIGHTS TO ACQUIRE SHARES OF STOCK OF THE CORPORATION FOLLOWING THE ADOPTION OF THIS CERTIFICATE OF FORMATION CONSTITUTES SUCH SHAREHOLDER’S INTENTIONAL AND KNOWING WAIVER OF ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH CLAIMS.

10.3.      Ownership Threshold for Derivative Proceedings. No shareholder or group of shareholders may institute or maintain a derivative proceeding brought on behalf of the Corporation against any director and/or officer of the Corporation in his or her official capacity, unless the shareholder or group of shareholders, at the time the derivative proceeding is instituted, beneficially owns a number of shares of common stock sufficient to meet an ownership threshold of at least three percent of the outstanding shares of the Corporation. If the TBOC is amended after the effective date of this Certificate of Formation to increase the maximum allowable minimum ownership threshold required to bring a derivative proceeding, the ownership threshold set forth in this Section 10.3 shall automatically increase to match the maximum allowable minimum ownership threshold allowed under the TBOC, without any further action by the Corporation or its shareholders.

ARTICLE XI

CORPORATE OPPORTUNITIES

11.1.      Scope. The provisions of this Article XI are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of corporate opportunities. For purposes of this Article XI, “Exempted Persons” means (i) Tether Investments, S.A. de C.V. (“Tether”) and its Affiliated Companies (as defined below), successors, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation (other than the Corporation and its subsidiaries), and (ii) Stellar Beacon LLC (“SoftBank”) and its Affiliated Companies, successors, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation (other than the Corporation and its subsidiaries). For purposes of this Article XI, “Affiliated Companies” means, with respect to either Tether or SoftBank, any entity that controls, is controlled by or is under common control with Tether or SoftBank (other than the Corporation and any entity that is controlled by the Corporation) and any investment funds managed by Tether or SoftBank.

11.2.      Competition and Allocation of Corporate Opportunities.

(a)      To the fullest extent permitted by law and except as otherwise provided in Section 11.2(b) of this Article XI, the Exempted Persons shall not have any obligation to refrain from (i) engaging directly or indirectly in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage, (ii) making investments in any kind of property in which the Corporation may make investments or (iii) otherwise competing with the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law and except as otherwise provided in Section 11.2(b) of this Article XI, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and, to the fullest extent permitted by applicable law, shall not (i) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation, any of its subsidiaries or its shareholders or have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation, any of its subsidiaries or its shareholders or (ii) be liable to the Corporation, any of its subsidiaries or its shareholders for breach of any fiduciary or other duty, as a shareholder, director or officer of the Corporation or otherwise, in each case,

Annex D-6

by reason of the fact that such Exempted Person pursues or acquires such corporate opportunity for itself, himself or herself, or offers or directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to the Corporation or its subsidiaries.

(b)      In the event that a director or officer of the Corporation who is also an Exempted Person acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its subsidiaries, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its shareholders with respect to such corporate opportunity, if such director or officer of the Corporation acts in a manner consistent with the following policy:

(1)         A corporate opportunity offered to any director or officer of the Corporation who is also a director, officer or employee of an Exempted Person shall belong to the Corporation if such corporate opportunity (i) is expressly offered to such director or officer of the Corporation in writing solely in his or her capacity as a director or officer of the Corporation and not separately offered to any other Exempted Person or (ii) is first identified solely through the disclosure of the Corporation’s or any of its subsidiaries’ confidential information in circumstances in which the Corporation had a reasonable expectation that such information would be held in confidence.

(2)         Otherwise, such corporate opportunity shall belong to the Exempted Person.

11.3.      Related Party Transactions. No contract or other transaction of the Corporation with any other person, firm, corporation or other entity in which the Corporation has an interest, shall be affected or invalidated by the fact that any one or more of the directors or officers of the Corporation, individually or jointly with others, may be a party to or may be interested in any contract or transaction so long as the contract or other transaction is approved by the Board of Directors in accordance with the TBOC. Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his or her contracting with the Corporation for the benefit of himself or herself or any firm or corporation in which he or she may be in any way interested.

11.4.      Limitation of Director Liability. To the fullest extent permitted by law, no amendment or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or corporate opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article XI shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this Certificate of Formation, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

11.5.      Deemed Notice. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and have consented to the provisions of this Article XI.

Annex D-7

Annex E

AGREED FORM

BYLAWS

OF

TWENTY ONE CAPITAL, INC.

Dated as of [•], 2025

Annex E-i

ARTICLE I
OFFICES

Section 1.1          Registered Office and Agent. The registered office and registered agent of Twenty One Capital, Inc. (the “Corporation”) shall be as set forth in the Certificate of Formation of the Corporation (the “Certificate of Formation”). The registered office or registered agent may be changed by resolution of the Board of Directors of the Corporation (the “Board of Directors”), upon making the appropriate filing with the Secretary of State of the State of Texas.

Section 1.2          Principal Office. The principal office of the Corporation shall be located at such place within or without the State of Texas as shall be fixed from time to time by the Board of Directors.

Section 1.3          Other Offices. The Corporation may also have other offices at any places, within or without the State of Texas, as the Board of Directors may designate, or as the business of the Corporation may require or as may be desirable.

Section 1.4          Books and Records. All records maintained by the Corporation in the regular course of its business, including its share transfer ledger, books of account, and minute books, may be maintained in written paper form or another form capable of being converted to written paper form within a reasonable time. The Corporation shall convert any records so kept upon the request of any person entitled to inspect the records pursuant to applicable law.

ARTICLE II
GOVERNANCE AGREEMENT

Section 2.1          Governance Agreement. These Bylaws of the Corporation, as they may be amended, restated, amended and restated or otherwise modified from time to time (the “Bylaws”) are subject to a governance agreement among the Corporation and certain holders of its Class B Common Stock (as defined below), and the Corporation may amend such governance agreement or enter into additional governance agreements from time to time.

ARTICLE III
SHAREHOLDERS

Section 3.1          Place of Meeting. All meetings of the shareholders shall be held either at the principal office of the Corporation or at any other place, either within or without the State of Texas, as shall be designated in the notice of the meeting or duly executed waiver of notice. The Board of Directors may, in its sole discretion, determine that the meeting may be held solely by means of remote communication as set out in Section 3.2 below.

Section 3.2          Meetings of Shareholders by Remote Communication. If authorized by the Board of Directors, and subject to any guidelines and procedures adopted by the Board of Directors, shareholders not physically present at a shareholders’ meeting may participate in the meeting by means of remote communication and may be considered present in person and may vote at the meeting, whether held at a designated place or solely by means of remote communication, subject to the conditions imposed by applicable law.

Section 3.3          Annual Meeting.

(a)         An annual meeting of shareholders shall be held on the date and at the time set by the Board of Directors and stated in the notice of the meeting for the purpose of electing directors and transacting any other business as may be brought properly before the meeting.

(b)         Failure to hold the annual meeting at the designated time does not result in the winding-up or termination of the Corporation. If the Board of Directors fails to call the annual meeting, any shareholder entitled to vote in the election of directors may, beginning after 13 months have passed since the last annual meeting, and, for the avoidance of doubt, so long as at least one annual meeting has been held, make written demand to any officer of the Corporation that an annual meeting be held.

Section 3.4          Special Shareholders’ Meetings. Special meetings of the shareholders may be called by (a) the President of the Corporation (the “President”), (b) the Board of Directors, or (c) a holder or holders of at least 30% of all the shares entitled to vote in the election of directors. A special meeting of the shareholders may not be called by any other person or persons (including, for the avoidance of doubt, individuals and entities). The record date

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for determining shareholders entitled to call a special meeting is the date the first eligible shareholder signs the notice of that meeting. The notice of a special meeting shall include the purpose for which the meeting is called and the date and time of the meeting. Only business within the purpose or purposes described in the notice or executed waiver of notice may be conducted at a special meeting of the shareholders.

Section 3.5          Shareholder Nominations and Proposals.

(a)         At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (i) pursuant to the Corporation’s proxy materials with respect to such meeting; (ii) by or at the direction of the Board of Directors; or (iii) by a shareholder of the Corporation who (A) is a shareholder of record at the time of the giving of the notice required by this Section 3.5(a), (B) is entitled to vote at such meeting and (C) has timely complied in proper written form with the notice procedures set forth in this Section 3.5(a). In addition, for business to be properly brought before an annual meeting by a shareholder, such business must be a proper matter for shareholder action pursuant to these Bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 (as amended, and including any successor thereto, the “1934 Act”), and the rules and regulations thereunder, and included in the notice of meeting given by or at the direction of the Board of Directors, for the avoidance of doubt, clause (iii) above shall be the exclusive means for a shareholder to bring business before an annual meeting of shareholders.

(i)          To comply with clause (iii) of Section 3.5(a) above, a shareholder’s notice must set forth all information required under this Section 3.5(a) and must be timely received by the secretary of the Corporation (the “Secretary”). To be timely, a shareholder’s notice must be received by the Secretary at the principal executive offices of the Corporation not later than the 30th day nor earlier than the 60th day before the one-year anniversary of the date on which the Corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the shareholder to be timely, it must be so received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting, or (2) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment, rescheduling or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described in this Section 3.5(a)(i). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed or furnished by the Corporation with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

(ii)         To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter of business the shareholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (2) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business and any Shareholder Associated Person (as defined below); (3) the class and number of shares of the Corporation that are held of record or are beneficially owned by the shareholder or any Shareholder Associated Person and any derivative positions held or beneficially held by the shareholder or any Shareholder Associated Person; (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any Shareholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to any securities of the Corporation; (5) any material interest of the shareholder or a Shareholder Associated Person in such business; and (6) a statement whether either such shareholder or any Shareholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (6), a “Business Solicitation Statement”). In addition, to be in proper written form, a shareholder’s notice to the Secretary must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (3) and (4) above as of the record date for notice of the meeting. For purposes of this Section 3.5, a “Shareholder Associated Person” of any

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shareholder shall mean (A) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (C) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (A) and (B).

(iii)        Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 3.5(a) and, if applicable, Section 3.5(b) below. In addition, business proposed to be brought by a shareholder may not be brought before the annual meeting if such shareholder or a Shareholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 3.5(a), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(b)         Notwithstanding anything in these Bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 3.5(b) shall be eligible for election or re-election as directors at an annual meeting of shareholders. Nominations of persons for election or re-election to the Board of Directors shall be made at an annual meeting of shareholders only (1) by or at the direction of the Board of Directors, or (2) by a shareholder of the Corporation who (A) was a shareholder of record at the time of the giving of the notice required by this Section 3.5(b) and on the record date for the determination of shareholders entitled to vote at the annual meeting and (B) has complied with the notice procedures set forth in this Section 3.5(b) and the applicable requirements of Rule 14a-19 under the 1934 Act. In addition to any other applicable requirements, for a nomination to be made by a shareholder in accordance with clause (2) of this Section 3.5(b), the shareholder must have given timely notice thereof in proper written form to the Secretary.

(i)          To comply with clause (2) of Section 3.5(b) above, a nomination to be made by a shareholder must set forth all information required under this Section 3.5(b) and must be received by the Secretary at the principal office of the Corporation at the time set forth in, and in accordance with, the final three sentences of Section 3.5(a)(i) above.

(ii)         To be in proper written form, such shareholder’s notice to the Secretary must set forth:

(A)        as to each person (a “Nominee”) whom the shareholder proposes to nominate for election or re-election as a director: (1) the name, age, business address and residence address of the Nominee; (2) the principal occupation or employment of the Nominee; (3) the class and number of shares of the Corporation that are held of record or are beneficially owned by the Nominee and any derivative positions held or beneficially held by the Nominee; (4) a Voting Commitment Representation (as defined below) given by the Nominee; (5) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the Nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the Nominee; (6) a description of all arrangements or understandings between the shareholder and each Nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder; (7) a written statement executed by the Nominee acknowledging that as a director of the Corporation, the Nominee will owe a fiduciary duty under Texas law with respect to the Corporation and its shareholders; (8) a written undertaking executed by the Nominee, if elected as a director of the Corporation, to submit a conditional letter of resignation upon election, the effectiveness of such resignation to be conditioned on a finding by a court of competent jurisdiction that such Nominee, in their capacity as a director of the Corporation, intentionally disclosed confidential information to third parties in breach of such person’s confidentiality obligations to the Corporation under applicable law, any applicable agreement or any policies or guidelines of the Corporation; and (9) any other information relating to the Nominee that would be required to be disclosed about such Nominee if proxies were being solicited for the election or re-election of the Nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation the Nominee’s written consent to being named as a Nominee in any proxy statement relating to the applicable meeting of shareholders and to serving as a director if elected or re-elected, as the case may be); and

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(B)         as to such shareholder giving notice, (1) the information required to be provided pursuant to clauses (2) through (5) of Section 3.5(a)(ii) above, and the supplement referenced in the second sentence of Section 3.5(a)(ii) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), (2) a statement that either such shareholder or Shareholder Associated Person intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote in the election of directors, and (3) all other information required by Rule 14a-19 under the 1934 Act (such information provided and statements made as required by clauses (1), (2) and (3) above, a “Nominee Solicitation Statement”).

For purposes of this Section 3.5(b)(ii), “Voting Commitment Representation” shall mean the written representation and agreement from the Nominee that it: (1) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in such representation and agreement or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation in such representation and agreement; (3) would be in compliance, if elected as a director of the Corporation, and will comply with the Corporation’s code of business ethics, corporate governance guidelines and any other policies or guidelines of the Corporation applicable to directors; and (4) will make such other acknowledgments, enter into such agreements and provide such information as the Board of Directors requires of all directors, including promptly submitting all completed and signed questionnaires required of the Corporation’s directors

(iii)        To comply with clause (2) of Section 3.5(b) above, a shareholder providing notice of any nomination proposed to be made at a meeting of shareholders shall further update and supplement such notice (1) if necessary so that the information provided or required to be provided in such notice pursuant to this Section 3.5(b) shall be true and correct as of the record date for determining the shareholders entitled to receive notice of and to vote at such meeting of shareholders, and such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five days, not including Saturday, Sunday or any other day on which commercial banks in the State of Texas are authorized or required by Law to close (such days, “Business Days”), following the later of the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting of shareholders and the date notice of the record date is first publicly disclosed and (2) to provide evidence that the shareholder providing the notice has solicited proxies from holders representing at least 67% of the voting power of the shares of capital stock entitled to vote in the election of directors, and such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five Business Days after the shareholder files a definitive proxy statement in connection with the meeting of shareholders.

(iv)        At the request of the Board of Directors, any person nominated by a shareholder for election or re-election as a director must furnish to the Secretary (1) that information required to be set forth in the shareholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given, (2) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed Nominee to serve as an independent director or audit committee financial expert of the Corporation under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (3) information that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Nominee; in the absence of the furnishing of such information if requested, such shareholder’s nomination shall not be considered in proper form pursuant to this Section 3.5(b).

(v)         Without exception, no person shall be eligible for election or re-election as a director of the Corporation at an annual meeting of shareholders unless nominated in accordance with the provisions set forth in this Section 3.5(b). In addition, a Nominee shall not be eligible for election or re-election if a shareholder or Shareholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such Nominee or if the Nominee Solicitation Statement applicable to such Nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the

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statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these Bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.

(c)         For a special meeting of shareholders at which directors are to be elected or re-elected, nominations of persons for election or re-election to the Board of Directors shall be made only (1) by or at the direction of the Board of Directors or (2) by any shareholder of the Corporation who (A) is a shareholder of record at the time of the giving of the notice required by this Section 3.5(c) and on the record date for the determination of shareholders entitled to vote at the special meeting, (B) is entitled to vote in the election of directors and (C) delivers a timely written notice of the nomination to the Secretary that includes the information set forth in Section 3.5(b)(ii), (b)(iii) and (b)(iv) above. To be timely, such notice must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the Nominees proposed by the Board of Directors to be elected or re-elected at such meeting. A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (x) by or at the direction of the Board of Directors or (y) by a shareholder in accordance with the notice procedures set forth in this Section 3.5(c). In addition, a Nominee shall not be eligible for election or re-election if a shareholder or Shareholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such Nominee or if the Nominee Solicitation Statement applicable to such Nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these Bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.

(d)         In addition to the foregoing provisions of this Section 3.5, a shareholder must also comply with all applicable requirements of state law and of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.5. Nothing in this Section 3.5 shall be deemed to affect any rights of:

(i)          a shareholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act; or

(ii)         the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act.

Section 3.6          Fixing the Record Date.

(a)         For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board of Directors may fix a date, not more than 60 days or less than 10 days before the meeting, as the record date for such determination.

(b)         Whenever action by shareholders is proposed to be taken by consent in writing without a meeting of shareholders, the Board of Directors may fix a record date for the purpose of determining shareholders entitled to consent to that action, which record date shall not precede, and shall not be more than 10 days after, the date upon which the resolution fixing the record date is adopted by the Board of Directors.

(c)         If no record date has been fixed as provided in this Section 3.6, then (i) the record date for determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof shall be the date on which notice of the meeting is mailed, (ii) the record date for determining shareholders entitled to give written consent to action taken without a meeting, where no prior Board of Directors action is required to be taken by the Texas Business Organizations Code (as the same now exists or may hereafter be amended, substituted, or replaced, the “TBOC”), shall be the date on which a signed written consent is first delivered to the Corporation, and (iii) the record date for determining shareholders entitled to give written consent to action taken without a meeting, where prior Board of Directors action is required to be taken by the TBOC, shall be the close of business on the date on which the Board of Directors adopts a resolution taking such prior action.

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Section 3.7          Notice of Shareholders’ Meeting.

(a)         Written notice stating the place, day, and hour of the meeting, the means of any remote communications by which shareholders may be considered present and may vote at the meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 days and not more than 60 days before the date of the meeting, personally, by electronic transmission (if consented to by a shareholder), or by mail, by or at the direction of the President, the Secretary, or the officer or person calling the meeting, to each shareholder entitled to vote at the meeting. If mailed, the notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at the shareholder’s address as it appears on the share transfer records of the Corporation, with postage prepaid.

(b)         Notwithstanding the preceding paragraph, notice of a shareholder meeting regarding a fundamental business transaction (as defined by Texas law) must be given to each shareholder of the Corporation not later than 21 days prior to the meeting, regardless of the shareholder’s right to vote on the matter. Notice of such action shall comply with any other requirements set by law.

(c)         A shareholder entitled to notice of a meeting may sign a written waiver of notice either before or after the time of the meeting. The participation or attendance of a shareholder at a meeting constitutes waiver of notice, unless the shareholder participates in or attends the meeting solely to object to the transaction of business on the ground that the meeting was not lawfully called or convened.

(d)         With the consent of the shareholder, notice may be given to the shareholder by electronic transmission. The shareholder may specify the form of electronic transmission to be used to communicate notice. The shareholder may revoke this consent by written notice to the Corporation. The shareholder’s consent is deemed to be revoked if the Corporation is unable to deliver by electronic transmission two consecutive notices, and the Secretary, Assistant Secretary, or transfer agent of the Corporation, or another person responsible for delivering notice on behalf of the Corporation, knows that delivery of these two electronic transmissions was unsuccessful. The inadvertent failure to treat the unsuccessful transmissions as a revocation of shareholder consent does not invalidate a meeting or other action.

(e)         Notice by electronic transmission is deemed given when the notice is:

(i)          transmitted to a fax number provided by the shareholder for the purpose of receiving notice;

(ii)         transmitted to an email address provided by the shareholder for the purpose of receiving notice;

(iii)        posted on an electronic network and a message is sent to the shareholder at the address provided by the shareholder for the purpose of alerting the shareholder of a posting; or

(iv)        communicated to the shareholder by any other form of electronic transmission consented to by the shareholder.

Section 3.8          Voting Lists. The officer or agent in charge of the share transfer records of the Corporation shall prepare, at least 11 days before each meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting or any adjournment thereof, arranged in alphabetical order, with (a) the address of each shareholder, (b) the type of shares held by each shareholder, (c) the number of shares held by each shareholder, and (d) the number of votes that each shareholder is entitled to if different from the number of shares held.

The list shall be kept on file at the registered office or principal place of business of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours for a period of 10 days prior to the meeting. The list shall also be produced and kept open at the meeting and shall be subject to the inspection of any shareholder during the meeting. The original share transfer records shall be prima-facie evidence of the shareholders entitled to examine the list and to vote at any meeting of shareholders.

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Section 3.9          Quorum of Shareholders. Unless otherwise required by the TBOC, the Certificate of Formation, or these Bylaws, the presence in person or by proxy of the holders of a majority of the shares entitled to vote in the election of directors constitutes a quorum for a meeting of the shareholders. Unless otherwise required by the TBOC, the Certificate of Formation, or these Bylaws:

(a)         the shareholders represented in person or by proxy at a meeting at which a quorum is present may conduct any business properly brought before the meeting until adjournment, and the subsequent withdrawal from the meeting of any shareholder or the refusal of any shareholder represented in person or by proxy to vote shall not affect the presence of a quorum at the meeting.

If a quorum is not present, the shareholders represented in person or by proxy may adjourn the meeting until a time and place determined by a vote of the holders of a majority of the shares represented in person or by proxy at that meeting. At such adjourned meeting at which the required number of voting shares shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

Section 3.10        Conduct of Meetings. The Board of Directors may adopt by resolution rules and regulations for the conduct of meetings of the shareholders as it shall deem appropriate. At every meeting of the shareholders, the President, or in their absence or inability to act, a director or officer designated by the Board of Directors, shall act as chairperson of, and preside at, the meeting. The Secretary or, in the Secretary’s absence or inability to act, the person whom the chair of the meeting shall appoint the secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof.

Section 3.11        Voting of Shares.

(a)         Each outstanding share shall be entitled to the voting rights set forth with respect to shares of its class and series in the Certificate of Formation.

(b)         Unless otherwise required by the TBOC, the Certificate of Formation, or these Bylaws, any matter, other than the election of directors, brought before any meeting of shareholders at which a quorum is present shall be decided by the affirmative vote of the holders of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

(c)         Unless otherwise required by the Certificate of Formation, the election of directors shall be decided by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting of the shareholders at which a quorum is present.

(d)         Shareholders are prohibited from cumulating their votes in any election of directors of the Corporation.

(e)         Any vote may be taken by voice or show of hands unless a shareholder entitled to vote, either in person or by proxy, objects, in which case written ballots shall be used.

Section 3.12        Voting by Proxy or Nominee.

(a)         Shares of the Corporation owned by the Corporation itself or by another corporation or entity, the majority of the voting shares or interest of which is owned or controlled by the Corporation, shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time.

(b)         Nothing in this Section 3.12 shall be construed as limiting the right of the Corporation or any domestic or foreign corporation or other entity to vote shares, held or controlled by it in a fiduciary capacity, or with respect to which it otherwise exercises voting power in a fiduciary capacity.

(c)         Any shareholder may vote either in person or by proxy executed in writing by the shareholder.

(d)         No proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy.

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(e)         A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Proxies coupled with an interest include the appointment as proxy of: (i) a pledgee; (ii) a person who purchased or agreed to purchase, or who owns or holds an option to purchase, the shares subject to the proxy; (iii) a creditor of the Corporation who extended the Corporation credit under terms requiring the appointment; (iv) an employee of the Corporation whose employment contract requires the appointment; or (v) a party to a voting agreement or shareholders’ agreement created under the TBOC.

(f)          Shares owned by another corporation, domestic or foreign, may be voted by any officer, agent, or proxy as the bylaws of that corporation may authorize or, in the absence of authorization, as the Board of Directors may determine.

Section 3.13        Inspectors of Election. The Board of Directors may, and shall if required by law, in advance of any meeting of shareholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of shareholders, the chairperson at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of shareholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE IV
DIRECTORS

Section 4.1          Board of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. Directors need not be residents of the State of Texas or shareholders of the Corporation.

Section 4.2          Number of Directors.

(a)         The number of directors shall be seven; provided that the number may be increased or decreased from time to time by an amendment to these Bylaws or by resolution adopted by the Board of Directors.

(b)         No decrease in the number of Directors shall have the effect of shortening the term of any incumbent director.

Section 4.3          Term of Office. At the first annual meeting of shareholders and at each annual meeting thereafter, the holders of shares entitled to vote in the election of directors shall elect directors, each of whom shall hold office for one year or until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification, or removal.

Section 4.4          Vacancies and Newly Created Directorships.

(a)         Any vacancy occurring in the Board of Directors may be filled by election at an annual or special meeting of shareholders called for that purpose, or may be filled by the affirmative vote of a majority of the remaining directors even when the majority of the remaining directors is less than a quorum of the total number of directors specified in the Certificate of Formation or these Bylaws. A director elected to fill a vacancy shall be elected for the unexpired term of such director’s predecessor in office.

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(b)         A directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual or special meeting of shareholders called for that purpose, or may be filled by the Board of Directors for a term of office continuing only until the next election of one or more directors by the shareholders. No more than two directorships vacant by reason of an increase in the number of directors may be filled by the Board of Directors in the time period between two annual meetings.

Section 4.5          Removal. Any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of the director or directors, at any meeting of shareholders called expressly for that purpose.

Section 4.6          Resignation. A director may resign from the Board of Directors or any committee thereof at any time by providing written notice to the Chairperson (as defined in Section 4.15 below), if any, the chief executive officer or the Secretary and, in the case of a committee, to the chairperson of such committee, if any. The resignation shall be effective upon the later of the date of receipt of the notice of resignation or the effective date specified in the notice. Acceptance of the resignation shall not be required to make the resignation effective.

Section 4.7          Regular Meetings of Directors. A regular meeting of the newly elected Board of Directors shall be held without other notice immediately following each annual meeting of shareholders, at which the Board of Directors shall elect officers and transact any other business as shall come before the meeting. The Board of Directors may designate a time and place for additional regular meetings, by resolution, without notice other than the resolution.

Section 4.8          Special Meetings of Directors. The Chairperson may call a special meeting of the Board of Directors at a time or place determined by the Chairperson. The Chairperson shall call a special meeting at the written request of two or more directors.

Section 4.9          Notice of Directors’ Meetings.

(a)         All special meetings of the Board of Directors shall be held upon not less than 24 hours’ written notice stating the purpose, date, time, and place of the meeting delivered to each director either personally or by mail.

(b)         Notice of a regular or special meeting of the Board of Directors may be provided to a director by electronic transmission on consent of the director. The director may specify the form of electronic transmission to be used to communicate notice.

(c)         A written waiver of the required notice signed by a director entitled to the notice, before or after the meeting, is the equivalent of giving notice to the director who signs the waiver.

(d)         A director’s attendance at any meeting shall constitute a waiver of notice of the meeting, except where the directors attend a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

Section 4.10        Quorum. Except as otherwise provided by the Certificate of Formation or these Bylaws, a majority of the number of directors shall constitute a quorum for the transaction of business. The directors at a meeting for which a quorum is not present may adjourn the meeting until a time and place as may be determined by a vote of the directors present at that meeting.

Section 4.11        Action by Directors. The act of the majority of the directors present at a meeting at which a quorum is present at the time of the act shall be the act of the Board of Directors, unless the act of a greater number is required by applicable law, the Certificate of Formation or these Bylaws.

Section 4.12        Compensation. Directors, as such, shall not receive any stated salary for their services, but by resolution of the Board of Directors a fixed sum and expenses of attendance, if any, may be allowed for attendance at any meeting of the Board of Directors or committee thereof. A director shall not be precluded from serving the Corporation in any other capacity and receiving compensation for services in that capacity.

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Section 4.13        Action by Directors Without a Meeting. Unless otherwise restricted by the Certificate of Formation or these Bylaws, any action required or permitted to be taken at a meeting of the Board of Directors or any committee may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent in writing or by electronic transmission and the writings or electronic transmissions are filed with the minutes of the proceedings of the Board of Directors. Such consent shall have the same force and effect as a unanimous vote at a meeting.

Section 4.14        Committees of the Board of Directors.

(a)         The Board of Directors, by resolution adopted by a majority of the Board of Directors, may designate one or more directors to constitute one or more committees, to exercise the authority of the Board of Directors to the extent provided in the resolution of the Board of Directors and allowed under the TBOC.

(b)         No committee of the Board of Directors shall have the authority to authorize a distribution or to authorize the issuance of shares of the Corporation unless the resolution designating a particular committee expressly so provides.

(c)         The designation of a committee of the Board of Directors and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed by law.

Section 4.15        Chairperson. The chairperson of the Board of Directors (the “Chairperson”) shall be appointed from time to time by the Board of Directors. The Chairperson shall preside at all meetings of the Board of Directors and shall exercise such powers and perform such other duties as shall be determined from time to time by the Board of Directors in accordance with these Bylaws. The Chairperson shall not have any special voting rights or a casting vote in the event of a tie.

ARTICLE V
OFFICERS

Section 5.1          Positions and Election.

(a)         The officers of the Corporation shall be elected by the Board of Directors and shall be a President and a Secretary and any other officers, including assistant officers and agents, as may be deemed necessary by the Board of Directors.

(b)         Any two or more offices may be held by the same person.

(c)         Each officer shall serve until a successor is elected and qualified or until the earlier death, resignation, or removal of that officer.

(d)         Vacancies or new offices shall be filled at the next regular or special meeting of the Board of Directors.

Section 5.2          Removal of an Officer. Any officer elected or appointed by the Board of Directors may be removed with or without cause by the affirmative vote of the majority of the Board of Directors. Removal shall be without prejudice to the contract rights, if any, of the officer so removed.

Section 5.3          Powers and Duties of Officers.

(a)         The powers and duties of the officers of the Corporation shall be as provided from time to time by resolution of the Board of Directors or by direction of an officer authorized by the Board of Directors to prescribe the duties of other officers.

(b)         In the absence of such resolution, the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the Corporation, subject to the control of the Board of Directors.

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ARTICLE VI
SHARE CERTIFICATES

Section 6.1          Share Certificates; Uncertificated Shares.

(a)         The shares of the Corporation may be certificated or uncertificated and evidenced by a book-entry system maintained by the registrar of the shares; provided that the Board of Directors may provide by resolution that some or all of any class or series of shares may be evidenced by a certificate. If shares are represented by certificates, each share certificate shall be consecutively numbered, shall exhibit the holder’s name, and shall be signed by one or more officers, and may be sealed with the seal of the Corporation or facsimile thereof. Any or all signatures may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be an officer before the certificate is issued, it may be issued by the Corporation with the same effect as if such person was an officer at the date of its issuance.

(b)         Each certificate representing shares of the Corporation shall state upon the face thereof:

(i)          that the Corporation is organized under the laws of Texas;

(ii)         the name of the person to whom issued;

(iii)        the number and class of shares and the designation of the series, if any, which that certificate represents;

(iv)        the par value of each share represented by the certificate or a statement that the shares are without par value; and

(v)         a conspicuous statement setting forth restrictions on the transfer of the shares, if any.

(c)         The Corporation shall, after the issuance or transfer of uncertificated shares, send to the registered owner of uncertificated shares a written notice containing the information required to be set forth or stated on certificates pursuant to the TBOC. Except as otherwise expressly provided by applicable law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical. No share shall be issued until the consideration therefor, fixed as provided by applicable law, has been fully paid.

(d)         No requirement of the TBOC with respect to matters to be set forth on certificates representing shares of the Corporation shall apply to or affect certificates outstanding when the requirement first becomes applicable to the certificates; but the requirements shall apply to all certificates thereafter issued whether in connection with an original issue of shares, a transfer of shares, or otherwise.

Section 6.2          Transfer of Shares.

(a)         Except as provided in the Certificate of Formation, shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. The shares of the Corporation shall be transferable on the books of the Corporation only by the registered holders of certificated or uncertificated shares thereof in person or by their duly authorized attorneys or legal representatives, and in the case of certificated shares upon surrender and cancellation of certificates, for a like number of shares (or upon compliance with the provisions of Section 6.5 below, if applicable).

(b)         Upon such surrender to the Corporation or a transfer agent of the Corporation of a certificate for shares duly endorsed, or in respect of uncertificated shares, upon the written instruction originated by the appropriate person to transfer the shares, in each case, or accompanied by proper evidence of succession, assignment, or authority to transfer (or upon compliance with the provisions of Section 6.5 below, if applicable), the Corporation shall issue a new certificate or evidence of the issuance of uncertificated shares to the person entitled thereto, cancel the old certificate (with respect to certificated shares), and record the transaction upon its books. No transfer of shares shall be valid as against the Corporation for any purpose until it shall have been entered in the share transfer records of the Corporation by an entry showing from and to what person those shares were transferred.

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(c)         Except for (i) transfers made in accordance with the Sale and Purchase Agreement, dated April 22, 2025, by and between Tether Investments, S.A. de C.V. (together with its Affiliates, “Tether”) and Stellar Beacon LLC (together with its Affiliates, “SoftBank”), as amended and restated on May 29, 2025 and on June 23, 2025, (ii) transfers in connection with a purchase or redemption by the Corporation of its capital stock resulting in the transfer of Class B Common Stock (as defined in the Certificate of Formation), or (iii) transfers to an Affiliate of the transferring party, the Class B Common Stock shall not be transferable. “Affiliate” as used herein shall mean, with respect to any legal person, any other legal person that controls, is controlled by, or is under common control with such legal person, including, without limitation, any general partner, officer, director or manager of such legal person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such legal person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a legal person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise; provided, that (a) neither Tether, SoftBank, nor iFinex, Inc. (together with its Affiliates, “Bitfinex” and, together with Tether and SoftBank, the “Significant Shareholders”) nor any legal person that would otherwise be deemed an Affiliate of such Significant Shareholder pursuant to this definition shall be deemed to be an Affiliate of the Corporation or any of its subsidiaries and (b) neither the Corporation nor any subsidiary thereof shall be deemed to be an Affiliate of any Significant Shareholder nor any legal person that would otherwise be deemed an Affiliate of such Significant Shareholder pursuant to this definition. For the avoidance of doubt, with respect to SoftBank, the term “Affiliate” shall include any limited partnership whose manager or general partner is controlled, directly or indirectly, by SoftBank Group Corp., and all affiliates and investees of such limited partnership.

Section 6.3          Registered Shareholders. The Corporation shall be entitled to treat the holder of record of any share or shares issued by the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by Texas law.

Section 6.4          Regulations Regarding Certificates. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the Corporation, including the replacement of certificates evidencing such shares.

Section 6.5          Lost Certificates. The Board of Directors may determine the conditions upon which a new certificate or certificates may be issued in place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen, destroyed or mutilated, and may, in its discretion, require the owner of such certificate or such owner’s legal representative to give the Corporation a bond, with sufficient surety, as indemnity against any and all losses or claims that may arise against the Corporation and each transfer agent and registrar by reason of the issuance of such new certificate in the place of the one so lost, stolen, destroyed or mutilated.

ARTICLE VII
DISTRIBUTIONS AND DIVIDENDS

Section 7.1          Declaration.

(a)         The Board of Directors may authorize distributions on the outstanding shares in cash, property or in the shares of the Corporation at any annual, regular or special meeting of the Board of Directors to the extent permitted by, and subject to the provisions of, the laws of the State of Texas.

(b)         The Board of Directors may by resolution create a reserve or reserves out of the Corporation’s surplus or allocate any part or all of surplus in any manner for any proper purpose or purposes, and may increase, decrease, or abolish any such reserve, designation, or allocation in the same manner, after first obtaining the written approval of a majority of the shareholders.

Section 7.2          Fixing Record Dates for Distributions and Dividends.

(a)         For the purpose of determining shareholders entitled to receive a distribution by the Corporation (other than a distribution involving a purchase or redemption by the Corporation of any of its own shares) or a share dividend, the Board of Directors may, at the time of declaring the distribution or dividend, set a date no more than 60 days prior to the date of the distribution or dividend.

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(b)         If no record date is fixed for the determination of shareholders entitled to receive a distribution (other than a distribution involving a purchase or redemption by the Corporation of any of its own shares) or a share dividend, the date on which the resolution of the Board of Directors declaring the distribution or share dividend is adopted shall be the record date for the determination of shareholders.

ARTICLE VIII
INDEMNIFICATION

Section 8.1          Right to Indemnification. Subject to the limitations and conditions as provided in this Article VIII, the Corporation shall indemnify, defend and hold harmless, to the fullest extent permitted by the TBOC, as now or hereinafter amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”) or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such person (or a person of whom he or she is the legal representative) (a) is or was a director or officer of the Corporation; or (b) while a director or officer of the Corporation is or was serving at the request of the Corporation as a partner, director, officer, venturer, proprietor, trustee, employee, administrator or agent of another entity, organization, or an employee benefit plan (each such person in the foregoing clauses (a) and (b), hereinafter an “Indemnitee”) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, court costs and attorneys’ fees) actually and reasonably incurred or suffered by such Indemnitee in connection with such Proceeding; provided, however, such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Indemnitee’s conduct was unlawful.

Section 8.2          Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1 above, the Corporation shall also pay or reimburse reasonable expenses incurred by an Indemnitee incurred in defending any such Proceeding in advance of the final disposition of the Proceeding, without any determination as to such Indemnitee’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Indemnitee in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of a (a) written affirmation by such Indemnitee of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification under the TBOC and (b) a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall be ultimately determined that such Indemnitee has not met the required standard of conduct set forth in the TBOC or that indemnification is prohibited by the TBOC.

Section 8.3          Indemnification of and Advancement of Expenses to Other Persons. Notwithstanding any other provisions of this Article VIII, the Corporation may, to the extent authorized from time to time by the Board of Directors, indemnify and advance expenses to any officer, employee or agent of the Corporation to the fullest extent and in the manner provided by the TBOC and these Bylaws.

Section 8.4          Non-Exclusivity of Rights. The rights to indemnification and the advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right which any director or officer or other person indemnified pursuant to the above Section 8.3 may have or hereafter acquire under any applicable law, Certificate of Formation, these Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Section 8.5          Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, proprietorship or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBOC.

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Section 8.6          Shareholder Notification. To the extent required by the TBOC, no later than one year from the date that the Corporation indemnifies or advances expenses to a director or officer in accordance with this Article VIII, it shall give a written report of such indemnification or advancement to the shareholders, which report must be made with or before the notice or waiver of notice of the next shareholders’ meeting or, in any case, the next submission to the shareholders of a written consent without a meeting.

Section 8.7          Nature of Rights. The rights conferred upon Indemnitees in this Article VIII shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of such Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an Indemnitee or its successor shall be prospective only and shall not limit, eliminate or impair any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any act or omission that took place prior to such amendment or repeal.

ARTICLE IX
MISCELLANEOUS

Section 9.1          Seal. The Corporation may adopt a corporate seal in a form approved by the Board of Directors. The Corporation shall not be required to use the corporate seal and the lack of the corporate seal shall not affect an otherwise valid contract or other instrument executed by the Corporation.

Section 9.2          Checks, Drafts, Etc.All checks, drafts, or other instruments for payment of money or notes of the Corporation shall be signed by an officer or officers or any other person or persons as shall be determined from time to time by resolution of the Board of Directors.

Section 9.3          Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors.

Section 9.4          Invalid Provisions. If any one or more of the provisions of these Bylaws, or the applicability of any provision to a specific situation, shall be held invalid or unenforceable, the provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of these Bylaws and all other applications of any provision shall not be affected thereby.

Section 9.5          Conflict with Applicable Law or Certificate of Formation. These Bylaws are adopted subject to any applicable law and the Certificate of Formation. Whenever these Bylaws may conflict with any applicable law or the Certificate of Formation, such conflict shall be resolved in favor of such law or the Certificate of Formation.

ARTICLE X
AMENDMENT OF BYLAWS

Section 10.1        Amendment of Bylaws.

(a)         The Board of Directors may amend or repeal the Corporation’s bylaws, or adopt new bylaws, unless: (1) the Certificate of Formation or the laws of the State of Texas reserves the power exclusively to the shareholders in whole or part; or (2) the shareholders, in amending, repealing or adopting a particular bylaw, expressly provide that the Board of Directors may not amend or repeal such bylaw.

(b)         Unless the Certificate of Formation or a bylaw adopted by the shareholders provides otherwise as to all or some portion of the Corporation’s bylaws, the bylaws of Corporation may be amended, repealed or adopted with the approval of a majority of the shareholders entitled to vote thereon, even though the bylaws may also be amended, repealed or adopted by the Board of Directors.

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Annex F

Final Form

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•], 2025 by and between Twenty One Capital, Inc., a Texas corporation (“Pubco”) and the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on April 22, 2025, Pubco, Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”), Twenty One Assets, LLC, a Delaware limited liability company (the “Company”), Twenty One Merger Sub D, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), [Holder] and the other parties thereto entered into that certain Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, among other matters, pursuant to and in accordance with applicable laws and upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”): (a) SPAC will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving entity (the “SPAC Merger”) and SPAC shareholders receiving one share of Pubco Class A Stock for each Class A ordinary share, par value $0.0001 per share, of SPAC held by such shareholder; (b) the Company will merge with and into a newly formed Delaware corporation (“Company Merger Sub”), with Company Merger Sub continuing as the surviving entity (the “Company Merger,” and together with SPAC Merger, the “Mergers”) and members of the Company receiving shares of Pubco Stock in exchange for their Company Interests in accordance with the Business Combination Agreement; and (c) as a result of the Mergers and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), among other matters, SPAC and the Company will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company;

WHEREAS, as of the date hereof, Holder is a holder of shares of Pubco Stock in such amount as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Business Combination Agreement and the transactions contemplated thereby and the Ancillary Documents, and in view of the valuable consideration to be received by Holder thereunder, the receipt and sufficiency of which is hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the shares of Pubco Class A Stock received by Holder in the Transactions (all such securities, including, without limitation, any securities into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, without the prior written consent of Pubco, during the period (the “Lock-Up Period”) commencing from the Closing Date and ending on the earlier of (A) (i) the six (6) month anniversary of the Closing Date (the “Anniversary Release”); provided that, in the event the S-1 registration statement filed with the U.S. Securities and Exchange Commission  (the “SEC”) by Pubco to register the sale of the Pubco Class A Stock underlying the convertible notes issued by Pubco at the Closing (the “Registration Statement”) has not been declared effective on or prior to the Anniversary Release, then the Anniversary Release will be deemed to be the date such Registration Statement is declared effective by the SEC and (B) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of Pubco Stock for cash, securities or other property: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect

Annex F-1

to or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Restricted Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce the intention to effect any transaction specified in clause (i) or (ii) (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (each, a “Permitted Transferee”): (I) in the case of an entity, transfers (A) to another entity that is an Affiliate of the Holder, (B) as part of a distribution to members, partners or stockholders of Holder and (C) to officers or directors of Holder, any Affiliate or family member of any of Holder’s officers or directors, or to any members, officers, directors or employees of Holder or any of its Affiliates; (II) in the case of an individual, transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person; (III) to a charitable organization; (IV) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (V) in the case of an individual, transfers pursuant to a qualified domestic relations order; (VI) in the case of an entity, transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (VII) transfers to satisfy any U.S. federal, state, or local income tax obligations of Holder (or its direct or indirect owners) to the extent necessary to cover any tax liability as a direct result of the Transactions; (VIII) in the form of a pledge of Restricted Securities in a bona fide transaction as collateral to secure obligations pursuant to lending or other financing arrangements between a Holder (or its Affiliates), on the one hand, and a third party, on the other hand, for the benefit of such Holder and/or its Affiliates; provided, however, that during the Lock-Up Period such third party shall not be permitted to foreclose upon such Restricted Securities or otherwise be entitled to enforce its rights or remedies with respect to the Restricted Securities, including, without limitation, the right to vote, transfer or take title to or ownership of such Restricted Securities; or (IX) pursuant to that certain Sale and Purchase Agreement dated as of April 22, 2025 by and between Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (“Tether”) and Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”); provided, however, that it shall be a condition to any transfer pursuant to clauses (I) through (IX) above that the Permitted Transferee executes and delivers to Pubco an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. Holder further agrees to execute such agreements as may be reasonably requested by Pubco that are consistent with the foregoing or that are necessary to give further effect thereto. The restrictions set forth herein shall not restrict Holder from making a request for inclusion of its Restricted Securities in any registration statement pursuant to any registration rights agreement between Pubco and the Holder, provided that no public filing or public disclosure relating to such sale of securities is made during the Lock-Up Period.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pubco may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2025, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of Pubco during the Lock-Up Period, including the right to vote any Restricted Securities.

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2. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of Pubco, except in accordance with the procedures set forth for transfers of Restricted Securities to Permitted Transferees in Section 1(a), and any such purported transfer shall be null and void. Pubco may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(b) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(c) Governing Law; Jurisdiction; Specific Performance. Sections 12.6 and 12.7 of the Business Combination Agreement shall apply to this Agreement mutatis mutandis.

(d) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(e) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Pubco, to: c/o iFinex c/o SHRM Trustees (BVI) Limited, Trinity Chambers, PO Box 4301, Road Town, Tortola, VG1110, BVI Attn: Legal Email: legal@tether.to (with a copy to investments.legal@tether.to)	With copies to (which shall not constitute notice): Skadden, Arps, Slate, Meagher & Flom (UK) LLP 22 Bishopsgate EC2N 4BQ London Attn: Lorenzo Corte Maria Protopapa Telephone No.: [***] [***]
If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

Annex F-3

____________

1        Note to Draft: To be included in the SoftBank Lock-up Agreement and amendment to the Insider Letter.

(f) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and Holder; provided, however, that if any waiver of any of the Lock-Up Agreements executed in connection with the Business Combination Agreement is granted by Pubco, Pubco will provide notice to Holder, and if Holder so elects, such waiver shall be deemed granted mutatis mutandis for this Agreement. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(h) Entire Agreement. This Agreement, together with the Business Combination Agreement to the extent referred to herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the rights, remedies or obligations of Holder under any other agreement between Holder and Pubco or any certificate or instrument executed by Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of Pubco or any of the rights, remedies or obligations of Holder under this Agreement.

(i) [Preferential Lock-Up. In the event that (i) any of the terms of the Lock-Up Agreement made and entered into as of [•], 2025 by and between Pubco and Tether (the “Tether Lock-Up Agreement”) are amended in a manner that is more favorable to Tether than the terms of this Agreement or (ii) any waiver is granted pursuant to the Tether Lock-Up Agreement, Pubco will provide written notice thereof to SoftBank, and if SoftBank so elects, this Agreement will be amended consistent with the amendments to the Tether Lock-Up Agreement or such waiver will be deemed granted mutatis mutandis for this Agreement (as applicable).]1

(j) Further Assurances. From time to time, at another party’s reasonable request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(k) Counterparts.  This Agreement may be executed and delivered (including by electronic signature or by email in portable document form) in two or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex F-4

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Pubco:
TWENTY ONE CAPITAL, INC.
By:
Name:
Title:

{Additional Signature on the Following Page}

Annex F-5

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:
Name of Holder:
By:
Name:
Title:

Number and Type of Pubco Class A Stock Owned:

Pubco Class A Stock:

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

Annex F-6

Annex G

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 22, 2025, by and among Cantor EP Holdings, LLC, a Delaware limited liability company (“Sponsor”), Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”) and Twenty One Capital, Inc., a Texas corporation (“Pubco”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement by and among SPAC, Pubco, Twenty One Assets, LLC, a Delaware limited liability company (the “Company”) and the other parties thereto, dated as of April 22, 2025 (as may be amended from time to time, the “BCA”).

WHEREAS, as of the date hereof, Sponsor owns 2,500,000 SPAC Class B Ordinary Shares (the “Founder Shares”) and 300,000 SPAC Class A Ordinary Shares (the “Private Placement Shares” and, together with the Founder Shares and any New Securities (as defined below) of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement, the “Sponsor Shares”);

WHEREAS, in connection with SPAC’s initial public offering (the “IPO”), SPAC, Sponsor and the then current officers and directors of SPAC entered into a letter agreement, dated as of August 12, 2024 (as amended, the “Insider Letter”), pursuant to which Sponsor agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC Ordinary Shares owned by it;

WHEREAS, Section 17 of SPAC’s Amended and Restated Memorandum and Articles of Association (the “SPAC Charter”) provides, among other matters, that the SPAC Class B Ordinary Shares will automatically convert into SPAC Class A Ordinary Shares upon the consummation of an initial business combination, subject to adjustment if additional SPAC Class A Ordinary Shares or Equity-linked Securities (as defined in the SPAC Charter) are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Pubco, the Company and the other parties thereto are entering into the BCA, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, the Company will merge with and into Company Merger Sub (with Company Merger Sub surviving such merger as an indirect wholly-owned subsidiary of Pubco) (the “Company Merger”) and SPAC will merge with and into SPAC Merger Sub (with SPAC Merger Sub surviving such merger as a direct wholly-owned subsidiary of Pubco) upon the terms and subject to the conditions set forth therein (the “SPAC Merger” and, together with the Company Merger and the other transactions contemplated by the BCA and the Ancillary Documents, including the Contribution, the Pre-Closing Restructuring and the PIPE Investments, the “Transactions”);

WHEREAS, concurrently with the Closing, Pubco and Sponsor shall enter into a Securities Exchange Agreement substantially in the form set forth on Exhibit A (the “Securities Exchange Agreement”), pursuant to which, subject to the terms and conditions set forth therein, immediately following the Closing, (a) Sponsor will assign, transfer and deliver to Pubco a certain number of shares of Pubco Class A Stock and (b) in exchange for the transfer of such shares of Pubco Class A Stock, Pubco will issue and deliver to Sponsor, a certain number of Exchange Notes (as defined therein); and

WHEREAS, as a condition and inducement to Pubco’s willingness to enter into the BCA, Pubco has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Sponsor Voting Requirements. At any meeting of the SPAC Shareholders, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the SPAC Shareholders is sought, Sponsor shall (i) if a meeting is held, appear at each such meeting (in person or
Annex G-1

by proxy) or otherwise cause all of the Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Sponsor Shares:

(a) in favor of each SPAC Shareholder Approval Matter;

(b) against any Acquisition Proposal or Alternative Transaction;

(c) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Transactions);

(d) against any change in the business of SPAC; and

(e) against any proposal, action or agreement involving SPAC that would or would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the BCA or any Ancillary Document, (ii) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the BCA or any Ancillary Document, (iii) result in any of the conditions in respect of obligations of SPAC or the Parties set forth in Article IX of the BCA not being fulfilled, or (iv) change in any manner the capitalization of, including the voting rights of any class of share capital of, SPAC (other than in connection with the SPAC Shareholder Approval Matters, including, for the avoidance of doubt, any SPAC Shareholder Approval Matter in connection with the Conversion).

2. Enforcement of Insider Letter. During the Interim Period, for the benefit of Pubco, (a) Sponsor agrees that it shall fully comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter, including not redeeming its Sponsor Shares in connection with the Transactions and complying with the transfer restrictions with respect to the Founder Shares and Private Placement Shares, (b) SPAC agrees to enforce the Insider Letter in accordance with its terms, and (c) each of Sponsor and SPAC agree not to amend, modify or waive any provision of the Insider Letter without the prior written consent of Pubco (not to be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, Pubco acknowledges and agrees that, prior to the Closing, Pubco, SPAC, Sponsor and any other insider party thereto who owns any SPAC Ordinary Shares shall enter into an amendment to the Insider Letter to modify the transfer and lock-up restrictions applicable to the shares of Pubco Class A Stock held from and after the Closing by Sponsor and any other insiders issuable in exchange for their Founder Shares, to be the earlier of the (i) six (6) month anniversary of the Closing Date and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of Pubco Stock for cash, securities or other property, subject to and conditioned upon approval of the SPAC Shareholder Approval Matters by the SPAC Shareholders and the Closing; and provided, further, that Sponsor and SPAC shall give Pubco a reasonable opportunity to review and comment on such amendment to the Insider Letter.

3. New Shares. In the event that, during the Interim Period, (a) any SPAC Ordinary Shares or other equity securities of SPAC are issued to Sponsor in respect of the Founder Shares or the Private Placement Shares pursuant to the Anti-Dilution Right or any share dividend, share split, recapitalization, reclassification, combination or exchange of SPAC Ordinary Shares owned by Sponsor or otherwise, then such SPAC Ordinary Shares or other equity securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Founder Shares or Private Placement Shares, as applicable, or (b) Sponsor (i) purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares or other equity securities of SPAC, or (ii) acquires the right to vote any SPAC Ordinary Shares or other equity securities of SPAC (such SPAC Ordinary Shares or other equity securities of SPAC referred to in clauses (b)(i) and (ii), collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms set forth in Sections 1 and 2 to the same extent as if they constituted the Sponsor Shares.

4. Anti-Dilution Protection; Sponsor Participation.

(a) The parties hereby agree that, as a result of the issuance of SPAC Class A Ordinary Shares in the Equity PIPE, the conversion ratio applicable to the conversion of the SPAC Class B Ordinary Shares into SPAC Class A Ordinary Shares pursuant to the SPAC Memorandum and Articles shall be adjusted in accordance with the Anti-Dilution Right immediately prior to the SPAC Merger to account for the number of SPAC Class A Ordinary Shares issued in the Equity PIPE in connection with the Closing (the “PIPE Shares”), which shall result in Sponsor receiving a number of SPAC Class A Ordinary Shares upon the conversion of its SPAC Class B Ordinary Shares equal

Annex G-2

to (a) (i) 10,000,000 minus the number of SPAC Class A Ordinary Shares subject to redemption in connection with the Closing, plus (ii) the number of PIPE Shares, multiplied by (b) twenty-five percent (25%) (such number of SPAC Class A Ordinary Shares issued to Sponsor upon conversion of its SPAC Class B Ordinary Shares, the “Sponsor Class A Ordinary Shares”).

(b) The parties hereby agree that, at the Effective Time, each issued and outstanding SPAC Class A Ordinary Share (including each Sponsor Class A Ordinary Share held by Sponsor as of immediately prior to the Effective Time) shall be converted automatically into one share of Pubco Class A Stock in accordance with the terms set forth in the BCA. The parties hereby further agree that, immediately following the Closing, Sponsor shall receive a certain amount of Exchange Notes (as defined in the Securities Exchange Agreement) in exchange for the assignment, transfer and delivery by Sponsor to Pubco of a certain number of shares of Pubco Class A Stock, in each case in accordance with the terms and conditions set forth in the Securities Exchange Agreement.

5. Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties” provided, for the avoidance of doubt, that SPAC shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge SPAC, Pubco, the Company and Merger Subs, and each of its and their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”); provided, however, that the release, waiver and discharge by Sponsor’s Affiliates is limited to Claims that arise from the Transactions.

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the Law that may apply to potential Claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge, any Claims that arise under or are based upon the terms of (i) this Agreement, (ii) any Ancillary Document to which Sponsor is a party, (iii) any letter of transmittal to which Sponsor is a party, (iv) any other document, certificate or Contract executed or delivered in connection with the BCA to which Sponsor is a party, (v) the Amended and Restated Registration Rights Agreement, (vi) any rights a Releasing Party has to indemnification from SPAC arising out of the Transactions, (vii) the Business Combination Marketing Agreement, dated as of August 12, 2024, by and between Cantor Fitzgerald & Co. (“CF&Co.”) and SPAC, (viii) the Underwriting Agreement, dated as of August 12, 2024, by and between CF&Co. and SPAC, (ix) the letter agreement, dated as of April 22, 2025, by and among SPAC, Pubco and CF&Co. with respect to services provided by CF&Co. pursuant to the PIPE Investments, (ix) the letter agreement, dated as of April 22, 2025, by and between SPAC and CF&Co. with respect to financial advisory services provided by CF&Co. to SPAC, or (x) the SPAC Memorandum and Articles or any indemnity agreement of any director or office of SPAC with SPAC with or for the benefit of a Releasing Party with respect to any Claims for indemnification, contribution, set-off, reimbursement or similar rights.

(d) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, Sponsor (and each of its Affiliates other than SPAC) and SPAC shall be deemed not to be Affiliates of each other for purposes of this Section 5.

Annex G-3

6. SPAC Loan Conversion. The parties hereby agree that, subject to and conditioned upon the Closing, the aggregate of all amounts outstanding and due to Sponsor from SPAC as of the Closing under the SPAC Loans shall be repaid as follows: (a) with respect to the Sponsor Loan Note, the aggregate amount owed by SPAC, as set forth on the SPAC Pre-Closing Statement delivered by SPAC prior to the Closing pursuant to Section 3.2(a) of the BCA, shall be automatically converted, immediately prior to the SPAC Merger, into SPAC Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of such SPAC Class A Ordinary Shares to Sponsor, the Sponsor Loan Note shall be deemed satisfied in full, provided, however, that the portion of the Sponsor Loan Note that is drawn by or on behalf of SPAC to pay for any SEC or Nasdaq fees, costs and expenses pursuant to Section 12.5(b)(i) of the BCA, shall be repaid in cash at the Closing in accordance with Section 12.5(a) of the BCA, and (b) with respect to all other SPAC Loans (other than the Sponsor Loan Note), all amounts outstanding thereunder as of the Closing, as set forth on the SPAC Pre-Closing Statement delivered by SPAC prior to the Closing pursuant to Section 3.2(a) of the BCA, shall be repaid in cash at the Closing in accordance with Section 12.5(a) of the BCA. The parties acknowledge and agree that the amounts to be incurred under the Sponsor Loan Note after the date hereof (other than the amounts incurred to pay for any SEC or Nasdaq fees, costs and expenses pursuant to Section 12.5(b)(i) of the BCA or reasonably incurred in connection with the Transactions) will be reasonably consistent with the types of expenses and amounts outstanding in respect thereof as of the date of this Agreement.

7. Representations and Warranties of Sponsor. Except as set forth in the SEC Reports or in any other report filed by Sponsor with the SEC that are available on the SEC’s website through EDGAR, Sponsor represents and warrants to Pubco, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by Pubco and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority or Nasdaq on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the Organizational Documents of Sponsor in any material respect, (B) conflict with or violate any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any material consent or notice, or result in any material violation or breach of, or materially conflict with, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any material benefit under, or result in the triggering of any material payments pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of any Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Founder Shares and Private Placement Shares. As of the date hereof, (i) Sponsor is the sole record and beneficial owner of the Founder Shares and the Private Placement Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter), (ii) Sponsor has the sole voting power with respect to the Founder Shares and the Private Placement Shares, (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any

Annex G-4

proxy (revocable or irrevocable) with respect to the Founder Shares and the Private Placement Shares, (iv) there is no limitation on Sponsor’s ability to sell or otherwise dispose of the Founder Shares and the Private Placement Shares other than restrictions arising under applicable securities Laws, this Agreement and the Insider Letter, (v) the Founder Shares and the Private Placement Shares are the only equity securities in SPAC owned of record by Sponsor and (vi) Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC, other than as set forth in this Agreement or the Sponsor Loan Note.

(d) Contracts with SPAC. Except for (i) the Contracts described in Section 5(c) or otherwise disclosed in the SPAC’s disclosure schedules to the BCA and (ii) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor, any of the Affiliates of Sponsor nor, to the Knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of five percent (5%) or greater, is a party to, or has any rights with respect to or arising from, any Contract with SPAC.

(e) Litigation. There is no Action pending, or, to the Knowledge of Sponsor, threatened Action against Sponsor, or, to the Knowledge of Sponsor, any of its directors, managers, officers or employees (in their capacity as such) or otherwise affecting Sponsor or its assets, including any condemnation or similar proceeding, nor is any Order outstanding against or involving Sponsor, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Material Adverse Effect on Sponsor. There is no unsatisfied judgment or open injunction binding upon Sponsor that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sponsor. There is no Action that Sponsor has pending against any other Person. Sponsor is not subject to any Orders of any Governmental Authority, nor are any such Orders pending.

(f) Finders and Brokers. Except as set forth on Section 4.15 of the SPAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Sponsor, SPAC or Pubco, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of Sponsor or any of its Affiliates.

(g) Acknowledgment. Sponsor understands and acknowledges that each of SPAC and Pubco is entering into the BCA in reliance upon Sponsor’s execution and delivery of this Agreement.

8. Further Assurances. Sponsor hereby agrees that it shall (a) at the Closing, deliver to Pubco a duly executed copy of the Securities Exchange Agreement, (b) execute and deliver, or cause to be executed and delivered, such Ancillary Documents as may be necessary to satisfy any condition to the Closing under the BCA, in substantially the form previously provided to Sponsor as of the date of this Agreement, (b) undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the Transactions.

9. Other Covenants.

(a) Binding Effect of the BCA. Sponsor hereby agrees to be bound by and comply with Sections 8.6 (No Solicitation), 8.12 (Public Announcements) and 8.13 (Confidential Information) of the BCA (and any relevant definitions contained in any such Sections of the BCA) as if Sponsor was an original signatory to the BCA with respect to such provisions to the same extent as such provisions apply to SPAC.

(b) Disclosure. Sponsor hereby authorizes Pubco and SPAC to publish and disclose in any announcement or disclosure, in each case, required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing, including the Registration Statement), Sponsor’s identity and ownership of the SPAC Ordinary Shares and the nature of Sponsor’s commitments and agreements under this Agreement, the BCA, the Ancillary Documents and any other agreements to the extent such disclosure is required by applicable securities Laws, the SEC or Nasdaq; provided that the content of any such disclosure shall require the prior written consent of Sponsor (not to be unreasonably withheld, delayed or conditioned).

Annex G-5

10. Waiver of Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the SPAC Merger and the BCA.

11. General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (i) the Closing or (ii) at such time, if any, as the BCA is terminated in accordance with its terms prior to the Closing (the earliest of (i) and (ii), the “Expiration Time”), and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such party, in either case, prior to termination of this Agreement. Notwithstanding the foregoing, Sections 4, 5, 8 and 11 shall survive any termination of this Agreement pursuant to clause (i) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to SPAC (prior to Closing), to it at:

Cantor Equity Partners, Inc.

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CantorEquityPartners@cantor.com

if to Sponsor, to it at:

Cantor EP Holdings, LLC

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CantorEquityPartners@cantor.com and legalnotices@cantor.com if to Pubco or, after Closing, SPAC, to it at:

c/o iFinex c/o SHRM Trustees (BVI) Limited, Trinity Chambers,
PO Box 4301, Road Town, Tortola, VG1110, BVI

Email: Legal

Attention: legal@tether.to (copy to investments.legal@tether.to)

(c) Entire Agreement. This Agreement (together with the other Ancillary Documents, the BCA and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Specific Performance. Sections 12.6 and 12.7 of the BCA shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, Pubco and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall

Annex G-6

operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of the Founder Shares or the Private Placement Shares to any permitted transferee in accordance with paragraph 7(c) of the Insider Letter (a “Permitted Transferee”), Sponsor shall, by providing notice to SPAC and Pubco prior to such transfer, transfer its rights and obligations under this Agreement with respect to such Founder Shares and/or Private Placement Shares to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement. Any purported assignment in violation of this Section 11(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Subject to Section 12.5 of the BCA, each party hereto will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 11(j).

(k) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to (i) restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a shareholder of SPAC).

(l) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of Sponsor shall only include Cantor Fitzgerald & Co. and Persons directly or indirectly controlled by Cantor Fitzgerald & Co., and Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof

Annex G-7

shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(m) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future SPAC Shareholders (other than Sponsor or any Permitted Transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(n) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[Signature Page Follows]

Annex G-8

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPAC:
CANTOR EQUITY PARTNERS, INC.
By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer
SPONSOR:
CANTOR EP HOLDINGS, LLC
By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer
PUBCO:
TWENTY ONE CAPITAL, INC.
By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Secretary

Annex G-9

EXHIBIT A

FORM OF SECURITIES EXCHANGE AGREEMENT

Annex G-10

Exhibit A

Final Form

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT, dated as of [•], 2025 (this “Agreement”), is by and between Twenty One Capital, Inc., a Texas corporation (“Pubco”), and Cantor EP Holdings, LLC, a Delaware limited liability company (“Sponsor”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the BCA (as defined herein).

WHEREAS, on April 22, 2025, (a) Pubco, (b) Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”), (c) Twenty One Merger Sub D, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), (d) Twenty One Assets, LLC, a Delaware limited liability company (the “Company”), (e) Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable, (f) iFinex, Inc., a British Virgin Islands company, and (g) Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”) (solely for certain limited purposes), entered into that certain Business Combination Agreement (as amended, modified, or supplemented from time to time, the “BCA”);

WHEREAS, pursuant to the BCA, among other things, on the date hereof, the Company has merged with and into Company Merger Sub (with Company Merger Sub surviving such merger as an indirect wholly-owned subsidiary of Pubco) (the “Company Merger”) and SPAC has merged with and into SPAC Merger Sub (with SPAC Merger Sub surviving such merger as a direct wholly-owned subsidiary of Pubco) (the “SPAC Merger” and together with the Company Merger and the other transactions contemplated by the BCA, including the Contribution, the Pre-Closing Restructuring and the PIPE Investments (each as defined in the BCA), the “Transactions”);

WHEREAS, in connection with the SPAC Merger and the other Transactions, on the date hereof, Pubco has issued to Sponsor [•] shares of Pubco Class A Stock, which was determined in accordance with the Sponsor Support Agreement and the BCA, in exchange for the SPAC Class A Ordinary Shares of Sponsor that it received from SPAC after conversion of the SPAC Class B Ordinary Shares held by Sponsor immediately prior to the Effective Time (such shares of Pubco Class A Stock, the “Founder Shares” which for the avoidance of doubt, shall not include any shares of Pubco Class A Stock received by Sponsor or its Affiliates as a result of the conversion or exchange of any SPAC Loans or any SPAC Class A Ordinary Shares held by the Sponsor on or prior to the transactions contemplated by the BCA);

WHEREAS, Sponsor desires to exchange a number of Founder Shares for such aggregate principal amount of 1.00% Convertible Senior Notes of Pubco due 2030, substantially in the form attached as Exhibit A hereto (the “Exchange Notes”), in each case as determined in accordance with Section 1 below, and Pubco is willing to undertake such exchange as set forth herein (such exchange, the “Securities Exchange”); and

WHEREAS, the Securities Exchange is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

1. Securities Exchange.

(a) At the Exchange Closing (as defined below), the parties shall effectuate the Securities Exchange in the following manner:

(i) Sponsor hereby assigns, transfers and delivers to Pubco, free and clear of all liens, adverse claims, mortgages, pledges, encumbrances, options, charges or other security interests (other than restrictions under the Insider Letter, the Sponsor Support Agreement or applicable securities Laws), [•] Founder Shares (the “Pubco Shares”), which number of Founder Shares is equal to:

x – y
$10.00

Annex G-11

where:

x = (1) (A) 5,000,000 minus (B) 25% multiplied by the number of SPAC Class A Ordinary Shares redeemed in connection with the SPAC Merger, multiplied by (2) $10.00

y = (1) (A) 1.5% multiplied by the aggregate amount of the Convertible Notes Gross Cash Proceeds and the Equity PIPE Gross Proceeds received by Pubco and SPAC from the PIPE Investors at the Closing pursuant to their respective PIPE Subscription Agreements, plus (B) 1.5% multiplied by the aggregate amount of gross proceeds received by Pubco and SPAC from any other investor who participates in any private investment in Pubco or SPAC that is consummated at the Closing (other than Tether, Bitfinex or any of their Affiliates), plus (C) (I) 1.5% multiplied by (II) 31,500 multiplied by (III) $84,863.57, minus (2) $39,050,000

(ii) In exchange for the transfer of the Pubco Shares, Pubco hereby issues and delivers to Sponsor, an aggregate principal amount of Exchange Notes of $[•], which is equal in value to the product of (1) the total number of the Pubco Shares multiplied by (2) $10.00 per share.

(b) Pubco acknowledges and agrees that the Exchange Notes and shares of Pubco Class A Stock issuable upon conversion thereof shall have the same registration rights as set forth in the Convertible Notes Subscription Agreements dated April 22, 2025, among Pubco, SPAC and the Convertible Notes Investors party thereto, which registration rights shall apply mutatis mutandis.

2. Exchange Closing. The closing of the Securities Exchange (the “Exchange Closing”) shall occur simultaneously with the execution of this Agreement and immediately after the Closing of the Transactions.

3. Representations and Warranties of Pubco. Pubco represents and warrants to Sponsor as of the date hereof as follows:

(a) Due Organization. Pubco is duly organized, validly existing and in good standing under the Laws of the State of Texas.

(b) Due Authorization; Binding Agreement; No Conflicts. Pubco has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Pubco and (assuming due authorization, execution and delivery by Sponsor) constitutes the valid and binding obligation of Pubco enforceable against Pubco in accordance with its terms, subject to the Enforceability Exceptions. Neither this Agreement nor the consummation of the Securities Exchange violate, conflict with or result in a breach of or default under (i) the articles of incorporation or bylaws of Pubco, (ii) any material Contract to which Pubco is a party or by which Pubco or any of its assets are bound, or (iii) any Laws applicable to Pubco.

(c) Validity of Exchange Notes. The Exchange Notes issued pursuant to this Agreement are valid and binding obligations of Pubco enforceable against Pubco in accordance with their terms, subject to the Enforceability Exceptions.

(d) Validity of Shares Underlying Exchange Notes. The issuance and delivery of the shares of Pubco Class A Stock upon conversion of the Exchange Note will have been duly authorized by Pubco and, when issued and delivered to Sponsor (or its nominee or custodian in accordance with the Sponsor’s delivery instructions), will be validly issued, fully paid and free and clear of any liens or other restrictions whatsoever (other than any liens or restrictions imposed by applicable securities Laws, the BCA or the organizational documents of Pubco), and will not have been issued in violation of or subject to any preemptive or similar rights created under Pubco’s organizational documents, under the Texas Business Organizations Code or any other applicable Law.

4. Representations and Warranties of Sponsor. Sponsor hereby represents and warrants to Pubco as of the date hereof as follows:

(a) Due Organization. Sponsor is duly organized and validly existing under the Laws of the State of Delaware.

(b) Due Authorization; Binding Agreement; No Conflicts. Sponsor has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Sponsor and (assuming due authorization, execution and delivery by Pubco) constitutes the valid and binding obligation of Sponsor enforceable against Sponsor in accordance

Annex G-12

with its terms, subject to the Enforceability Exceptions. Neither this Agreement nor the consummation of the Securities Exchange violate, conflict with or result in a breach of or default under (i) the operating agreement of Sponsor, (ii) any material Contract to which Sponsor is a party or by which Sponsor or any of its assets are bound, or (iii) any Laws applicable to Sponsor.

(c) Ownership of the Pubco Shares. Sponsor is the beneficial owner of the Pubco Shares, free and clear of any lien, adverse claim, mortgage, pledge, encumbrance, option, charge or other security interests (other than restrictions under the Insider Letter, the Sponsor Support Agreement or applicable securities Laws) that would prevent Sponsor’s compliance with its obligations hereunder. Sponsor has the sole right and power to vote and dispose of the Pubco Shares, and none of the Pubco Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Pubco Shares, except for this Agreement.

(d) Investment Intent. The Exchange Notes to be acquired by Sponsor pursuant to this Agreement shall be acquired for Sponsor’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities Laws, and such Exchange Notes shall not be disposed of in contravention of the Securities Act or any applicable state securities Laws.

(e) Sophisticated Investor. Sponsor is a an institutional “accredited investor” as defined in Rule 501 under Regulation D of the Securities Act. Sponsor is able to bear the economic risk of its investment in the Exchange Notes for an indefinite period of time and acknowledges that no public market exists for the Exchange Notes and that there is no assurance that a public market will ever develop for the Exchange Notes. The Exchange Notes have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(f) Information. Sponsor has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information (including all documents filed or furnished to the Securities and Exchange Commission by Pubco) and has had sufficient access to Pubco necessary for Sponsor to decide to exchange its Pubco Shares for the Exchange Notes in accordance with this Agreement.

5. General Provisions.

(a) Amendments. No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by any of Sponsor or Pubco from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the party sought to be bound, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

(b) Disclosure. Nothing contained in this Agreement shall be construed to limit Pubco or Sponsor from making such disclosures as may be required by Law.

(c) Notice. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to Pubco, to it at:

Twenty One Capital, Inc.

c/o iFinex c/o SHRM Trustees (BVI) Limited, Trinity Chambers,
PO Box 4301, Road Town, Tortola, VG1110, BVI

Email: Legal

Attention: legal@tether.to (copy to investments.legal@tether.to)

if to Sponsor, to it at:

Cantor EP Holdings, LLC

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CantorEquityPartners@cantor.com and legalnotices@cantor.com

Annex G-13

(d) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

(e) Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. Each party to this Agreement hereby (i) irrevocably consents and agrees that any legal or equitable Action arising under or in connection with this Agreement may be brought in the federal or state courts located in New York County in the State of New York, (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent that any service of process in any such Action may be made (x) in the manner set forth in Section 5 (c) (other than by e-mail), or (y) by any other method of service permitted by Law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LEGAL ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT.

(f) Entire Agreement. This Agreement embodies the entire agreement and understanding of Sponsor and Pubco with respect to the subject matter hereof and thereof, and supersedes all prior agreements or understandings, with respect to the subject matter of this Agreement.

(g) Specific Performance; Enforcement. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement may cause the other party to sustain damages for which it would not have an adequate remedy at Law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at Law or in equity. The parties agree that they shall be entitled to seek to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may entitled at Law or in equity.

(h) Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures of the parties hereto.

(i) Expenses. All fees and expenses with respect to the negotiation of this Agreement and the consummation of the transactions contemplated hereby shall be borne by the party incurring such fees and expenses.

[Signature page follows]

Annex G-14

IN WITNESS WHEREOF, Pubco and Sponsor have caused this Securities Exchange Agreement to be executed on its behalf as of the date first written above.

PUBCO:
TWENTY ONE CAPITAL, INC.
By:
Name:
Title:
SPONSOR:
CANTOR EP HOLDINGS, LLC
By:
Name:
Title:

[Signature Page to Securities Exchange Agreement — Project Mystery]

Annex G-15

EXHIBIT A

FORM OF EXCHANGE NOTE

(See attached)

Annex G-16

Execution Version

AMENDMENT NO. 1 TO SPONSOR SUPPORT AGREEMENT

This AMENDMENT NO. 1 TO SPONSOR SUPPORT AGREEMENT (this “Amendment”), dated as of June 25, 2025, is entered into by and among Cantor EP Holdings, LLC, a Delaware limited liability company (“Sponsor”), Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”), and Twenty One Capital, Inc., a Texas corporation (“Pubco”).

WHEREAS, the Sponsor, SPAC and Pubco are parties to that certain Sponsor Support Agreement, dated as of April 22, 2025 (the “Agreement”);

WHEREAS, on the date hereof, SPAC and Pubco have entered into subscription agreements with certain investors to make a private investment in SPAC by purchasing 7,857,143 SPAC Class A Ordinary Shares at the Closing for an aggregate purchase price of $165 million ($21.00 per share), payable in either cash or Bitcoin (the “June PIPE”); and

WHEREAS, as a result of the June PIPE, pursuant to Section 11(h) of the Agreement and Section 8.3(b) of the BCA, the parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement or the BCA (as defined in the Agreement), as applicable.

2. Amendments.

a. Section 4(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) The parties hereby agree that, as a result of the issuance of SPAC Class A Ordinary Shares in the Equity PIPE and the June PIPE, the conversion ratio applicable to the conversion of the SPAC Class B Ordinary Shares into SPAC Class A Ordinary Shares pursuant to the SPAC Memorandum and Articles shall be adjusted in accordance with the Anti-Dilution Right immediately prior to the SPAC Merger to account for the number of SPAC Class A Ordinary Shares issued in the Equity PIPE, the June PIPE and any other private investment in public equity investment to be consummated in connection with the Closing (the “PIPE Shares”), which shall result in the Sponsor receiving a number of SPAC Class A Ordinary Shares upon the conversion of its SPAC Class B Ordinary Shares equal to (a) (i) 10,000,000 minus the number of SPAC Class A Ordinary Shares subject to redemption in connection with the Closing, plus (ii) the number of PIPE Shares, multiplied by (b) twenty-five percent (25%) (such number of SPAC Class A Ordinary Shares issued to Sponsor upon conversion of its SPAC Class B Ordinary Shares, the “Sponsor Class A Ordinary Shares”), subject to the provisions of the following paragraph.

Sponsor hereby agrees that, subject to and conditioned upon the Closing, Sponsor shall surrender for cancellation a number of Sponsor Class A Ordinary Shares, which Sponsor Class A Ordinary Shares shall be canceled automatically by SPAC and for no consideration immediately prior to the SPAC Merger, so that Sponsor shall own a number of Sponsor Class A Ordinary Shares as of immediately prior to the Effective Time equal to the lesser of:

(1) (A) (I) 10,000,000 minus the number of SPAC Class A Ordinary Shares subject to redemption in connection with the Closing, plus (II) the number of PIPE Shares, multiplied by (B) twenty-five percent (25%); and

(2) (A) 7,084,804 plus (B) (I) 1.5% multiplied by (II) the aggregate amount of the Convertible Notes Gross Cash Proceeds, the Equity PIPE Gross Proceeds and the Option Note Gross Proceeds received by Pubco and SPAC from the PIPE Investors and the Sponsor at the Closing pursuant to their respective PIPE Subscription Agreements (including the subscription agreement, dated May 22, 2025, by and among the Sponsor, SPAC and Pubco), and divided by (II) $10.”

Annex G-17

b. Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

3. References to the Sponsor Support Agreement. After giving effect to this Amendment, unless the context otherwise requires, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment. Except as specifically set forth above, the Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed. Upon the execution and delivery of this Amendment by the parties hereto, (a) this Amendment shall become immediately effective, and (b) this Amendment shall be incorporated in, and become a part of, the Agreement as set forth herein for all purposes of the Agreement. To the extent any provision of the Agreement is inconsistent with this Amendment, this Amendment shall control.

4. Other Miscellaneous Provisions. Section 11 of the Sponsor Support Agreement shall apply to this Amendment as if set forth herein, mutatis mutandis.

[Signature Page Follows]

Annex G-18

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Sponsor Support Agreement as of the date first written above.

SPAC:
CANTOR EQUITY PARTNERS, INC.
By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer
SPONSOR:
CANTOR EP HOLDINGS, LLC
By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Sponsor Support Agreement]

Annex G-19

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Sponsor Support Agreement as of the date first written above.

PUBCO:
TWENTY ONE CAPITAL, INC.
By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Secretary

[Signature Page to Amendment No. 1 to Sponsor Support Agreement]

Annex G-20

EXHIBIT A

FORM OF SECURITIES EXCHANGE AGREEMENT

(Attached)

Annex G-21

Final Form

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT, dated as of [•], 2025 (this “Agreement”), is by and between Twenty One Capital, Inc., a Texas corporation (“Pubco”), and Cantor EP Holdings, LLC, a Delaware limited liability company (“Sponsor”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the BCA (as defined herein).

WHEREAS, on April 22, 2025, (a) Pubco, (b) Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”), (c) Twenty One Merger Sub D, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), (d) Twenty One Assets, LLC, a Delaware limited liability company (the “Company”), (e) Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable, (f) iFinex, Inc., a British Virgin Islands company, and (g) Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”) (solely for certain limited purposes), entered into that certain Business Combination Agreement (as amended, modified, or supplemented from time to time, the “BCA”);

WHEREAS, pursuant to the BCA, among other things, on the date hereof, the Company has merged with and into Company Merger Sub (with Company Merger Sub surviving such merger as an indirect wholly-owned subsidiary of Pubco) (the “Company Merger”) and SPAC has merged with and into SPAC Merger Sub (with SPAC Merger Sub surviving such merger as a direct wholly-owned subsidiary of Pubco) (the “SPAC Merger” and together with the Company Merger and the other transactions contemplated by the BCA, including the Contribution, the Pre-Closing Restructuring and the PIPE Investments (each as defined in the BCA), the “Transactions”);

WHEREAS, in connection with the SPAC Merger and the other Transactions, on the date hereof, Pubco has issued to Sponsor [•] shares of Pubco Class A Stock, which was determined in accordance with the Sponsor Support Agreement and the BCA, in exchange for the SPAC Class A Ordinary Shares of Sponsor that it received from SPAC after conversion of the SPAC Class B Ordinary Shares held by Sponsor immediately prior to the Effective Time (such shares of Pubco Class A Stock, the “Founder Shares” which for the avoidance of doubt, shall not include any shares of Pubco Class A Stock received by Sponsor or its Affiliates as a result of the conversion or exchange of any SPAC Loans or any SPAC Class A Ordinary Shares held by the Sponsor on or prior to the transactions contemplated by the BCA);

WHEREAS, Sponsor desires to exchange a number of Founder Shares for such aggregate principal amount of 1.00% Convertible Senior Notes of Pubco due 2030, substantially in the form attached as Exhibit A hereto (the “Exchange Notes”), in each case as determined in accordance with Section 1 below, and Pubco is willing to undertake such exchange as set forth herein (such exchange, the “Securities Exchange”); and

WHEREAS, the Securities Exchange is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

1. Securities Exchange.

(a) At the Exchange Closing (as defined below), the parties shall effectuate the Securities Exchange in the following manner:

(i) Sponsor hereby assigns, transfers and delivers to Pubco, free and clear of all liens, adverse claims, mortgages, pledges, encumbrances, options, charges or other security interests (other than restrictions under the Insider Letter, the Sponsor Support Agreement or applicable securities Laws), [•] Founder Shares (the “Pubco Shares”), which number of Founder Shares is equal to the number of Sponsor Class A Ordinary Shares (as defined in the Sponsor Support Agreement and after giving effect to the share surrender described in Section 4(a) of the Sponsor Support Agreement) minus 3,415,104.

(ii) In exchange for the transfer of the Pubco Shares, Pubco hereby issues and delivers to Sponsor, an aggregate principal amount of Exchange Notes of $[•], which is equal in value to the product of (1) the total number of the Pubco Shares multiplied by (2) $10.00 per share.

Annex G-22

(b) Pubco acknowledges and agrees that the Exchange Notes and shares of Pubco Class A Stock issuable upon conversion thereof shall have the same registration rights as set forth in the Convertible Notes Subscription Agreements dated April 22, 2025, among Pubco, SPAC and the Convertible Notes Investors party thereto, which registration rights shall apply mutatis mutandis.

2. Exchange Closing. The closing of the Securities Exchange (the “Exchange Closing”) shall occur simultaneously with the execution of this Agreement and immediately after the Closing of the Transactions.

3. Representations and Warranties of Pubco. Pubco represents and warrants to Sponsor as of the date hereof as follows:

(a) Due Organization. Pubco is duly organized, validly existing and in good standing under the Laws of the State of Texas.

(b) Due Authorization; Binding Agreement; No Conflicts. Pubco has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Pubco and (assuming due authorization, execution and delivery by Sponsor) constitutes the valid and binding obligation of Pubco enforceable against Pubco in accordance with its terms, subject to the Enforceability Exceptions. Neither this Agreement nor the consummation of the Securities Exchange violate, conflict with or result in a breach of or default under (i) the articles of incorporation or bylaws of Pubco, (ii) any material Contract to which Pubco is a party or by which Pubco or any of its assets are bound, or (iii) any Laws applicable to Pubco.

(c) Validity of Exchange Notes. The Exchange Notes issued pursuant to this Agreement are valid and binding obligations of Pubco enforceable against Pubco in accordance with their terms, subject to the Enforceability Exceptions.

(d) Validity of Shares Underlying Exchange Notes. The issuance and delivery of the shares of Pubco Class A Stock upon conversion of the Exchange Note will have been duly authorized by Pubco and, when issued and delivered to Sponsor (or its nominee or custodian in accordance with the Sponsor’s delivery instructions), will be validly issued, fully paid and free and clear of any liens or other restrictions whatsoever (other than any liens or restrictions imposed by applicable securities Laws, the BCA or the organizational documents of Pubco), and will not have been issued in violation of or subject to any preemptive or similar rights created under Pubco’s organizational documents, under the Texas Business Organizations Code or any other applicable Law.

4. Representations and Warranties of Sponsor. Sponsor hereby represents and warrants to Pubco as of the date hereof as follows:

(a) Due Organization. Sponsor is duly organized and validly existing under the Laws of the State of Delaware.

(b) Due Authorization; Binding Agreement; No Conflicts. Sponsor has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Sponsor and (assuming due authorization, execution and delivery by Pubco) constitutes the valid and binding obligation of Sponsor enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions. Neither this Agreement nor the consummation of the Securities Exchange violate, conflict with or result in a breach of or default under (i) the operating agreement of Sponsor, (ii) any material Contract to which Sponsor is a party or by which Sponsor or any of its assets are bound, or (iii) any Laws applicable to Sponsor.

(c) Ownership of the Pubco Shares. Sponsor is the beneficial owner of the Pubco Shares, free and clear of any lien, adverse claim, mortgage, pledge, encumbrance, option, charge or other security interests (other than restrictions under the Insider Letter, the Sponsor Support Agreement or applicable securities Laws) that would prevent Sponsor’s compliance with its obligations hereunder. Sponsor has the sole right and power to vote and dispose of the Pubco Shares, and none of the Pubco Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Pubco Shares, except for this Agreement.

Annex G-23

(d) Investment Intent. The Exchange Notes to be acquired by Sponsor pursuant to this Agreement shall be acquired for Sponsor’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities Laws, and such Exchange Notes shall not be disposed of in contravention of the Securities Act or any applicable state securities Laws.

(e) Sophisticated Investor. Sponsor is a an institutional “accredited investor” as defined in Rule 501 under Regulation D of the Securities Act. Sponsor is able to bear the economic risk of its investment in the Exchange Notes for an indefinite period of time and acknowledges that no public market exists for the Exchange Notes and that there is no assurance that a public market will ever develop for the Exchange Notes. The Exchange Notes have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(f) Information. Sponsor has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information (including all documents filed or furnished to the Securities and Exchange Commission by Pubco) and has had sufficient access to Pubco necessary for Sponsor to decide to exchange its Pubco Shares for the Exchange Notes in accordance with this Agreement.

5. General Provisions.

(a) Amendments. No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by any of Sponsor or Pubco from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the party sought to be bound, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

(b) Disclosure. Nothing contained in this Agreement shall be construed to limit Pubco or Sponsor from making such disclosures as may be required by Law.

(c) Notice. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to Pubco, to it at:

Twenty One Capital, Inc.

c/o iFinex c/o SHRM Trustees (BVI) Limited, Trinity Chambers,
PO Box 4301, Road Town, Tortola, VG1110, BVI

Email: Legal

Attention: legal@tether.to (copy to investments.legal@tether.to)

if to Sponsor, to it at:

Cantor EP Holdings, LLC

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CantorEquityPartners@cantor.com and legalnotices@cantor.com

(d) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

(e) Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. Each party to this Agreement hereby (i) irrevocably consents and agrees that any legal or equitable Action arising under or in connection with this Agreement may be brought in the federal or state courts located in New York County in the State of New York, (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense

Annex G-24

that such court is not a convenient forum, and (iv) consent that any service of process in any such Action may be made (x) in the manner set forth in Section 5 (c) (other than by e-mail), or (y) by any other method of service permitted by Law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LEGAL ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT.

(f) Entire Agreement. This Agreement embodies the entire agreement and understanding of Sponsor and Pubco with respect to the subject matter hereof and thereof, and supersedes all prior agreements or understandings, with respect to the subject matter of this Agreement.

(g) Specific Performance; Enforcement. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement may cause the other party to sustain damages for which it would not have an adequate remedy at Law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at Law or in equity. The parties agree that they shall be entitled to seek to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may entitled at Law or in equity.

(h) Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures of the parties hereto.

(i) Expenses. All fees and expenses with respect to the negotiation of this Agreement and the consummation of the transactions contemplated hereby shall be borne by the party incurring such fees and expenses.

[Signature page follows]

Annex G-25

IN WITNESS WHEREOF, Pubco and Sponsor have caused this Securities Exchange Agreement to be executed on its behalf as of the date first written above.

PUBCO:
TWENTY ONE CAPITAL, INC.
By:
Name:
Title:
SPONSOR:
CANTOR EP HOLDINGS, LLC
By:
Name:
Title:

Annex G-26

EXHIBIT A

FORM OF EXCHANGE NOTE

(See attached)

Annex G-27

Annex H

Final Form

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2025, is made and entered into by and among Twenty One Capital, Inc., a Texas corporation (“Pubco”), Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”), Cantor EP Holdings, LLC, a Delaware limited liability company (the “Sponsor”), each of the undersigned holders listed on the signature pages hereto under the heading “Specified Holders” (such persons, the “Specified Holders”), each of the undersigned holders listed on the signature pages hereto under the heading “Other Holders” (and together with the Specified Holders, their Permitted Transferees holding Registrable Securities, the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, each a “Holder” and collectively the “Holders”). Capitalized terms used and not otherwise defined herein shall have the same meanings set forth in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on August 12, 2024, (a) SPAC and the Sponsor entered into that certain Registration Rights Agreement, dated as of August 12, 2024 (the “Original Registration Rights Agreement”) and (b) SPAC, the Sponsor and the then current directors and executive officers of SPAC entered into that certain letter agreement (the “Insider Letter”);

WHEREAS, on April 22, 2025, SPAC, Pubco, Twenty One Merger Sub D, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), Twenty One Assets, LLC, a Delaware limited liability company (the “Company”), Stellar Beacon LLC, a Delaware limited liability company (for certain limited purposes) and the Specified Holders entered into that certain Business Combination Agreement (as may be amended from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, among other matters, upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) SPAC will merge with and into SPAC Merger Sub with SPAC Merger Sub surviving such merger (the “SPAC Merger”) and SPAC shareholders receiving one share of Pubco Class A Stock for each SPAC Class A ordinary share held by such shareholder; (b) the Company will merge with and into Company Merger Sub with Company Merger Sub surviving such merger (the “Company Merger,” and together with SPAC Merger, the “Mergers”) and members of the Company receiving shares of Pubco Common Stock in exchange for their Company Interests in accordance with the Business Combination Agreement; and (c) as a result of the Mergers and the other transactions contemplated by the Business Combination Agreement, among other matters, SPAC Merger Sub and Company Merger Sub will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company;

WHEREAS, on the date hereof, each of the Specified Holders are entering into a Lock-Up Agreement with Pubco (each, a “Lock-Up Agreement”);

WHEREAS, pursuant to Section 5.5 of the Original Registration Rights Agreement, the provisions, covenants, and conditions set forth therein may be amended or modified upon the written consent of SPAC and the holders of at least a majority in interest of the Registrable Securities (as defined in the Original Registration Rights Agreement) at the time in question, and the Sponsor is holder of at least a majority in interest of the Registrable Securities (as defined in the Original Registration Rights Agreement) as of the date hereof; and

WHEREAS, SPAC and the Sponsor desire to amend and restate the Original Registration Rights Agreement in its entirety and enter into this Agreement, pursuant to which Pubco shall grant the Holders certain registration rights with respect to certain securities of Pubco as set forth in this Agreement and terminate the Original Registration Rights Agreement.

Annex H-1

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of Pubco, after consultation with counsel to Pubco, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) Pubco has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of Pubco.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Class A Ordinary Shares” shall mean Class A ordinary shares of SPAC, par value $0.0001 per share.

“Class B Ordinary Shares” shall mean Class B ordinary shares of SPAC, par value $0.0001 per share.

“Closing” shall have the meaning given in the Recitals hereto.

“Closing Date” shall mean the date of the Closing.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Recitals hereto.

“Company Merger” shall have the meaning given in the Recitals hereto.

“Company Merger Sub” shall have the meaning given to such term in the Business Combination Agreement.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall have the meaning given in subsection 2.1.1.

“Demanding Specified Holders” shall have the meaning given in subsection 2.1.1.

“Demanding Sponsor Holders” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.3.

“Founder Shares” shall mean the shares of Pubco Common Stock issued to the Sponsor in the SPAC Merger in exchange for the Class A ordinary shares issued to the Sponsor upon conversion of the 2,500,000 Class B ordinary shares held by the Sponsor immediately prior to the SPAC Merger in accordance with SPAC’s amended and restated memorandum and articles of association.

“Founder Shares Lock-Up Period” shall have the meaning as set forth in the Insider Letter.

“Holders” shall have the meaning given in the Preamble.

Annex H-2

“Insider Letter” shall have the meaning given in the Recitals hereto.

“Lock-Up Agreement” shall have the meaning given in the Recitals hereto.

“Lock-Up Period” shall mean (a) with respect to the Sponsor Holders, the Founder Shares Lock-Up Period and Private Placement Lock-Up Period and (b) with respect to the Specified Holders, the lock-up period specified in the Lock-Up Agreements.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Registration Rights Agreement” shall have the meaning given in the Recitals.

“Permitted Transferees” shall mean (a) prior to the expiration of the applicable Lock-Up Period, any person or entity to whom a Holder is permitted to transfer their Registrable Securities prior to the expiration of the applicable Lock-Up Period pursuant to, as applicable, the Insider Letter, the Lock-Up Agreement or any other applicable agreement between such Holder, on the one hand, and Pubco or SPAC, on the other hand, and (b) after the expiration of the applicable Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Lock-Up Period” shall have the meaning as set forth in the Insider Letter.

“Private Placement Shares” shall mean the 300,000 shares of Pubco Common Stock issued to the Sponsor in the SPAC Merger in exchange for the 300,000 Class A ordinary shares purchased by the Sponsor for $3,000,000 at the closing of SPAC’s initial public offering.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Pubco” shall have the meaning given in the Preamble.

“Pubco Common Stock” shall mean shares of Class A common stock of Pubco, par value $0.01 per share.

“Registrable Security” shall mean (a) the shares of Pubco Common Stock issued in the Company Merger; (b) the Founder Shares; (c) the Private Placement Shares; (d) any outstanding shares of Pubco Common Stock or any other equity security (including shares of Pubco Common Stock issued or issuable upon the exercise of any other equity security) of Pubco held by a Holder as of the date of this Agreement or held as of the Closing Date including any securities purchased in connection therewith; (e) any outstanding shares of Pubco Common Stock (or any other equity security (including shares of Pubco Common Stock issued or issuable upon the exercise of any other equity security) of Pubco acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” as defined in Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 144”) or are otherwise held by an “affiliate” (as defined in Rule 144) of Pubco and (f) any other equity security of Pubco issued or issuable with respect to any such shares of Pubco Common Stock by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, re-domestication, reorganization, or other similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry notations for such securities not bearing a legend restricting further transfer shall have been delivered or noted by Pubco and subsequent public distribution of such securities shall

Annex H-3

not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold without registration pursuant to Rule 144; or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(i) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the shares of Pubco Common Stock are then listed;

(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(iii) printing, messenger, telephone and delivery expenses;

(iv) reasonable fees and disbursements of counsel for Pubco;

(v) reasonable fees and disbursements of all independent registered public accountants of Pubco incurred specifically in connection with such Registration; and

(vi) reasonable fees and expenses of one (1) legal counsel selected by each Significant Specified Holder.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Significant Specified Holder” shall mean any Specified Holder holding at least 10% of the then-outstanding Registrable Securities held by all Specified Holders.

“SPAC” shall have the meaning given in the Preamble.

“SPAC Merger” shall have the meaning given in the Recitals hereto.

“SPAC Merger Sub” shall have the meaning given in the Recitals hereto.

“Specified Holders” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Holders” shall mean the Sponsor and its Permitted Transferees who hold Registrable Securities.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of Pubco are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Annex H-4

ARTICLE II
REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Closing Date, (i) the Sponsor Holders holding a majority in interest of the then-outstanding Registrable Securities held by all Sponsor Holders (the “Demanding Sponsor Holders”) or (ii) any Significant Specified Holder (a “Demanding Specified Holder” and the Demanding Sponsor Holders or Demanding Specified Holders, as applicable, being “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). Pubco shall, within ten (10) calendar days of Pubco’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify Pubco, in writing, within five (5) calendar days after the receipt by the Holder of the notice from Pubco. Upon receipt by Pubco of any such written notification from a Requesting Holder(s) to Pubco, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and Pubco shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) pursuant to such Demand Registration, including by (x) filing or confidentially submitting a Registration Statement relating thereto as soon as practicable, but not more than forty five (45) calendar days immediately after Pubco’s receipt of the Demand Registration, and (y) using its reasonable best efforts to have such Registration Statement become effective as soon as practicable after Pubco’s receipt of the Demand Registration but in any event no later than within ninety (90) calendar days or, if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission, within one hundred twenty (120) calendar days; provided further that Pubco shall request the Registration Statement to be declared effective as soon as practicable but in any event no later than within five (5) business days after the date Pubco is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Under no circumstances shall Pubco be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration by the Sponsor Holders or more than an aggregate of two (2) Registrations in any twelve (12)-month period pursuant to a Demand Registration by the Specified Holders, in each case under this subsection 2.1.1 with respect to any or all Registrable Securities held by such Holders; provided, however, that notwithstanding the foregoing, each Significant Specified Holder shall have the right to request at least one (1) Registration pursuant to a Demand Registration in any twelve (12)-month period; provided, further, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) Pubco has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (a) such stop order or injunction is removed, rescinded or otherwise terminated, and (b) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify Pubco in writing, but in no event later than five (5) calendar days, of such election; and provided, further, that Pubco shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

Annex H-5

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if (x) a majority-in-interest of the Demanding Holders or (y) a Significant Specified Holder so advise Pubco as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by (x) Pubco in consultation with the Demanding Holders initiating the Demand Registration, or (y) a Significant Specified Holder if such Holder has requested the Underwritten Offering and the aggregate gross proceeds from the sale of the Registrable Securities by all Holders requested to be included in such Underwritten Offering are reasonably expected by such Significant Specified Holder to be at least $[25,000,000]. Notwithstanding the foregoing, Pubco is not obligated to effect (i) more than an aggregate of three (3) Underwritten Offerings pursuant to this subsection 2.1.3 in any twelve (12)-month period; provided, however, that notwithstanding the foregoing, each Significant Specified Holder shall have the right to request at least one (1) Underwritten Offering in each such twelve (12)-month period, (ii) an Underwritten Offering pursuant to this subsection 2.1.3 within ninety (90) calendar days after the closing of an Underwritten Offering or (iii) an Underwritten Offering unless the aggregate gross proceeds from the sale of all Registrable Securities (regardless of Holder) requested to be included in such Underwritten Offering is reasonably expected by the Requesting Holder to be at least $[25,000,000].

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises Pubco, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Pubco Common Stock or other equity securities that Pubco desires to sell and shares of Pubco Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Pubco shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), shares of Pubco Common Stock or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), shares of Pubco Common Stock or other equity securities of other persons or entities that Pubco is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. Prior to (i) the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to a Demand Registration under subsection 2.1.1 (other than an Underwritten Offering pursuant to subsection 2.1.3), a majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any) and (ii) the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing an Underwritten Offering pursuant to subsection 2.1.3, a majority-in-interest of the Demanding Holders initiating an Underwritten Offering, in each case of (i) and (ii), shall have the right to withdraw from a Registration pursuant to such applicable Demand Registration for any or no reason whatsoever upon written notification to Pubco and, if applicable, the

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Underwriter or Underwriters (if any) of their intention to withdraw from such Registration. Notwithstanding anything to the contrary in this Agreement, Pubco shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to any withdrawal under this subsection 2.1.5; provided that if Pubco pays such expenses related to a Demand Registration initiated by the Sponsor, such registration shall count as a Demand Registration for purposes of Section 3.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the Closing Date, Pubco proposes to file or confidentially submit a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of Pubco (or by Pubco and by the stockholders of Pubco including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (a) filed in connection with any employee share option or other benefit plan, (b) pursuant to a registration statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (c) for an exchange offer or offering of securities solely to Pubco’s existing stockholders, (d) for an offering of debt that is convertible into equity securities of Pubco or (e) for a dividend reinvestment plan, then Pubco shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within (a) five (5) calendar days in the case of filing a registration statement, prospectus or prospectus supplement and (b) three (3) calendar days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then one (1) calendar day), in each case after receipt of such written notice (such Registration a “Piggyback Registration”). Pubco shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Pubco included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Piggyback Registration pursuant to this subsection 2.2.1. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by Pubco.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises Pubco and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Pubco Common Stock that Pubco desires to sell, taken together with (i) the shares of Pubco Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Pubco Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of Pubco, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for Pubco’s account, Pubco shall include in any such Registration (i) first, the shares of Pubco Common Stock or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Pubco Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of Pubco, which can be sold without exceeding the Maximum Number of Securities;

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(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then Pubco shall include in any such Registration (i) first, the shares of Pubco Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Pubco Common Stock or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares Pubco Common Stock or other equity securities for the account of other persons or entities that Pubco is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Pubco and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the earlier of (x) the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or (y) the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing the Underwritten Offering with respect to such Piggyback Registration. Pubco (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, Pubco shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to any withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Shelf Registrations.

2.3.1 Shelf Registration Rights. Any Holder of Registrable Securities may at any time, and from time to time, request in writing that Pubco, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on a delayed or continuous basis on a shelf registration statement on Form S-1 or any similar registration statement that may be available at such time (a “Form S-1 Shelf”) or a shelf registration statement on Form S-3 or any similar short form registration statement that may be available at such time (a “Form S-3 Shelf”, and together with a Form S-1 Shelf, a “Shelf Registration Statement”), if PubCo is then eligible to use a Form S-3 Shelf; provided, however, Pubco shall be obligated to effect such request through an Underwritten Offering only pursuant to subsection 2.3.2. Within five (5) calendar days of the Pubco’s receipt of a written request from a Holder or Holders of Registrable Securities for such a Registration, Pubco shall promptly give written notice of the proposed Registration to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration shall so notify Pubco, in writing, within ten (10) calendar days after the receipt by the Holder of the notice from Pubco. In the case of (A) a Form S-3 Shelf, as soon as practicable thereafter, but not more than thirty (30) calendar days after Pubco’s initial receipt of such written request for a Registration on Form S-3, Pubco shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that Pubco shall not be obligated to effect any such Registration if (x) a Form S-3 is not available for such offering; or (y) the Holders of Registrable Securities, together with the Holders of any other equity securities of Pubco entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public expected by such Holders to be less than $[10,000,000], and (B) a Form S-1 Shelf, Pubco shall effect, as

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soon thereafter as practicable, the Registration of all Registrable Securities requested by such Holders, including by (x) filing or confidentially submitting a Form S-1 Shelf relating thereto as soon as practicable, but not more than forty five (45) calendar days immediately after Pubco’s receipt of such written request for a Registration on a Form S-1 Shelf, and (y) shall use its reasonable best efforts to have such Form S-1 Shelf become effective as soon as practicable after Pubco’s receipt of such notice but in any event no later than within ninety (90) calendar days or, if the Form S-1 Shelf is reviewed by, and comments thereto are provided from, the Commission, within one hundred twenty (120) calendar days; provided, further that Pubco shall request the Form S-1 Shelf declared effective as soon as practicable but in any event no later than within five (5) business days after the date Pubco is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Form S-1 Shelf will not be “reviewed” or will not be subject to further review; provided, however, that Pubco shall not be obligated to effect any such Registration if the Holders of Registrable Securities, together with the Holders of any other equity securities of Pubco entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public expected by such Holders to be less than $[10,000,000]. For the avoidance of doubt, any Registration pursuant to this Section 2.3.1 shall not count as a Demand Registration for purposes of Section 2.1.1.

2.3.2 Underwritten Shelf Offerings. At any time that a Shelf Registration Statement is effective, if any Significant Specified Holder delivers a notice to PubCo stating that it intends to sell all or part of such Holder’s Registrable Securities included on the Shelf Registration Statement in an Underwritten Offering, then PubCo shall promptly amend or supplement the Shelf Registration Statement, as may be necessary in order to enable such Registrable Securities to be distributed pursuant to an Underwritten Offering; provided, that subsections 2.1.3 and 2.1.4 shall apply mutatis mutandis.

2.4 Restrictions on Registration Rights. If the Holders have requested an Underwritten Registration and (a) Pubco and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer, (b) the filing, initial effectiveness, or continued use of a Registration Statement in respect of such Underwritten Offering at any time would require the inclusion in such Registration Statement of financial statements that are unavailable to Pubco for reasons beyond Pubco’s control, or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to Pubco and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case Pubco shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to Pubco for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, Pubco shall have the right to defer such filing for a period of not more than thirty (30) calendar days; provided, however, that Pubco shall not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III
PUBCO PROCEDURES

3.1 General Procedures. If at any time on or after the Closing Date, Pubco is required to effect the Registration of Registrable Securities, Pubco shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto Pubco shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission, within the time frame required by Section 2.1.1, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus used in connection therewith as may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the disposition of all Registrable Securities thereby for its Effectiveness Period;

3.1.3 prior to filing or confidentially submitting a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including

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each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that, Pubco will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Pubco and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Pubco shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Pubco are then listed;

3.1.6 provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) calendar days prior to the filing or confidentially submitting of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Significant Specified Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause Pubco’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to Pubco, prior to the release or disclosure of any such information; and provided further, Pubco may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document;

3.1.11 obtain a “cold comfort” letter from Pubco’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to each participating Significant Specified Holder;

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3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing Pubco for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to each participating Significant Specified Holder;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of Pubco’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of Pubco to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by Pubco. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of Pubco pursuant to a Registration initiated by Pubco hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements in form, scope and substance customary for such offerings and approved by Pubco and such person and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from Pubco that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that Pubco hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by Pubco that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require Pubco to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to Pubco for reasons beyond Pubco’s control, Pubco may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) calendar days, determined in good faith by Pubco to be necessary for such purpose. In the event Pubco exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. Pubco shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. If so directed by Pubco, the Holders will deliver to Pubco or, in Holders’ sole discretion destroy, all copies of each Prospectus for which the Holders have suspended use pursuant to this Section 3.4 covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up. Notwithstanding anything to the contrary set forth herein, Pubco shall not provide any Holder with any material, nonpublic information regarding Pubco other than to the extent that providing notice under this Section 3.4 to such Holder constitutes material, nonpublic information regarding Pubco.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, Pubco, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Pubco after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. Pubco further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the shares of Pubco Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, Pubco shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (a) the Sponsor may not exercise its rights solely in respect of the Private Placement Shares under Sections 2.1 and 2.2 hereunder after August 12, 2029 and August 12, 2031 respectively and (b) the Sponsor may not exercise its rights solely in respect of the Private Placement Shares under Section 2.1 more than one time.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 Pubco agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its affiliates, officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable outside attorneys’ fees) resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained in any information furnished in writing to Pubco by such Holder Indemnified Person expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to Pubco in writing such information and affidavits as Pubco reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Pubco, its directors and officers and agents and each person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable outside attorneys’ fees) resulting from any Misstatement or alleged Misstatement, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party if the indemnifying party provides notice of such to the indemnified party within 30 calendar days of the indemnifying party’s receipt of notice of such claim. After notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any other legal expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (i) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (ii) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (iii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (iv) the indemnifying party has not in fact employed counsel to assume the defense of such action or counsel reasonably satisfactory to the indemnified party, in each case, within a reasonable time after receiving notice of the

Annex H-12

commencement of the action; in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction (plus local counsel) at any one time for all such indemnified party or parties. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). No indemnifying party shall, without the consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 4 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (1) includes an express and unconditional release of each indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 hereof is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to Pubco, to: c/o iFinex c/o SHRM Trustees (BVI) Limited, Trinity Chambers, PO Box 4301, Road Town, Tortola, VG1110, BVI for the attention of Legal , and, if to any Holder, at such Holder’s address or contact information as set forth in Pubco’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) calendar days after delivery of such notice as provided in this Section 5.1.

Annex H-13

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of Pubco hereunder may not be assigned or delegated by Pubco in whole or in part.

5.2.2 Prior to the expiration of the applicable Lock-Up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement, including Section 4.1 and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Pubco unless and until Pubco shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to Pubco, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile, PDF or other electronic counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (A) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (B) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of Pubco, the Sponsor and Holders of at least a majority in interest of the Registrable Securities held by all Specified Holders at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Sponsor Holders as a group or the Specified Holders as a group (regardless, in each case, whether the Sponsor Holders or Specified Holders, respectively, are adversely affected (as a group) to the same extent) shall require the consent of at least (x) a majority-in-interest of the Registrable Securities held by such Sponsor Holders or (y) each Specified Holder, as applicable, at the time in question so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of Pubco, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or Pubco and any other party hereto or any failure or delay on the part of a Holder or Pubco in exercising any rights or remedies

Annex H-14

under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Pubco. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights.1 Pubco represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require Pubco to register any securities of Pubco for sale or to include such securities of Pubco in any Registration filed by Pubco for the sale of securities for its own account or for the account of any other person. Further, Pubco represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby, whether oral or written, including, without limitation, the Original Registration Rights Agreement.

5.9 Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement or (b) the date as of which (i) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (ii) with respect to any Holder, such Holder ceasing to hold Registrable Securities.

5.10 Termination of Business Combination Agreement. This Agreement shall be binding upon each party upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder and the provisions of the Original Registration Rights Agreement shall be automatically reinstated and in effect.

[Signature Page Follows]

____________

1        Section 5.7 to be updated as necessary.

Annex H-15

IN WITNESS WHEREOF, the undersigned have caused this Amended and Restated Registration Rights Agreement to be executed as of the date first written above.

PUBCO:
TWENTY ONE CAPITAL, INC.
By:
Name:
Title:
SPAC:
CANTOR EQUITY PARTNERS, INC.
By:
Name:
Title:
SPECIFIED HOLDERS:
TETHER INVESTMENTS, S.A. DE C.V.
By:
Name:
Title:
IFINEX, INC.
By:
Name:
Title:
STELLAR BEACON, LLC
By:
Name:
Title:

[Signature page to Amended and Restated Registration Rights Agreement]

Annex H-16

IN WITNESS WHEREOF, the undersigned have caused this Amended and Restated Registration Rights Agreement to be executed as of the date first written above.

OTHER HOLDERS:
CANTOR EP HOLDINGS, LLC
By:
Name:
Title:

[Signature page to Amended and Restated Registration Rights Agreement]

Annex H-17

Annex I

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

Dated as of [•], 2025

Twenty One Capital, Inc.,
as Grantor,

Anchorage Digital Bank, N.A.,
as Securities Intermediary

and

Anchorage Digital Bank, N.A.,
as Collateral Agent

–––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––

SECURITIES ACCOUNTS CONTROL AND SECURITY AGREEMENT

–––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––

Annex I-i

SCHEDULES

Schedule 1	Form of Instruction
Schedule 2	Information About the Grantor

Annex I-ii

THIS SECURITIES ACCOUNTS CONTROL AND SECURITY AGREEMENT (this “Agreement”) is entered into as of [•], 2025, among:

(A)    TWENTY ONE CAPITAL, INC., a Texas corporation, as grantor (the “Grantor”);

(B)    ANCHORAGE DIGITAL BANK, N.A., as Securities Intermediary (the “Securities Intermediary”); and

(C)    ANCHORAGE DIGITAL BANK, N.A., as Collateral Agent (the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, on or about the date hereof, (a) Grantor, (b) Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”), (c) Twenty One Merger Sub D, a Cayman Islands exempted company and a wholly-owned subsidiary of Grantor, (d) Twenty One Assets LLC, a Delaware limited liability company (the “Company”), (e) Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable, (f) iFinex, Inc., a British Virgin Islands company, and, (g) with respect to certain sections specified therein, Stellar Beacon LLC, a Delaware limited liability company, entered into a business combination agreement (as amended, modified, supplemented or waived from time to time, the “BCA”);

WHEREAS, in connection with the BCA, the Convertible Notes Investors (as defined in the BCA) have agreed to make a private investment in the Grantor by purchasing 1.00% Convertible Notes due 2030 (the “Convertible Notes”) with an aggregate principal amount of [•] Dollars ($[•]) (the “Convertible Notes Investment”), in each case, pursuant to separate subscription agreements (the “Subscription Agreements”);

WHEREAS, in connection with the BCA and the Convertible Notes Investment, the Grantor, SPAC, U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and Anchorage Digital Bank, N.A., as collateral agent, are parties to that certain Indenture, dated as of the date hereof, pursuant to which the Convertible Notes will be issued (the “Indenture”); and

WHEREAS, it is a condition precedent to the purchase of the Convertible Notes pursuant to the Subscription Agreements that this Agreement and the Indenture shall have been executed and delivered by the parties hereto and thereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS; RULES OF INTERPRETATION

Section 1.01.       Defined Terms. Unless otherwise defined herein (and subject to Section 1.02), capitalized terms used herein, including in the recitals and the preamble, and not otherwise defined shall have the meanings set forth in the Indenture. For purposes of this Agreement, the following terms shall have the following meanings.

“Acceleration Event” shall mean, upon the occurrence and during the continuation of an Event of Default, the delivery of written notice of acceleration of the Convertible Notes to the Grantor by the Trustee or the Holders in accordance with Section 6.02 of the Indenture.

“Additional Notes” shall have the meaning assigned to that term in the Indenture.

“Average Bitcoin Price” shall mean the Bitcoin Price as averaged over the ten consecutive days immediately prior to the end of any calendar quarter.

“Average Closing Bitcoin Price” shall mean [•]1.

“Bitcoin Price” shall mean, with respect to any given day, the CME CF Bitcoin Reference Rate New York Variant (BRRNY) for such day.

____________

1        NTD: the Bitcoin Price as averaged over the ten consecutive days immediately prior to the Closing.

Annex I-1

“Collateral” shall mean, collectively, whether now existing or hereafter from time to time arising and whether now owned or hereafter from time to time acquired by the Grantor:

(a)     the Collateral Accounts;

(b)     all Crypto Assets at any time on deposit in any Collateral Account, including all income, deposits, earnings and distributions thereon and all proceeds, products and accessions of and to any and all of the foregoing, including whatever is received or receivable upon any collection, exchange, sale or other disposition of any of the foregoing;

(c)     any property into which any of the foregoing is converted, whether cash or non-cash proceeds;

(d)     any and all other amounts paid or payable under or in connection with any of the foregoing;

(e)     all “security entitlements” (as defined in Section 8-102(a)(17) of the NYUCC) of the Grantor in any and all of the foregoing; and

(f)     all rights, claims and causes of action, if any, that the Grantor may have against any Person in respect of the foregoing.

“Collateral Accounts” has the meaning given to such term in Section 2.01.

“Collateralized Bitcoin Amount” shall mean an amount equal to [____].2

“Convertible Notes Documents” shall mean (a) the Convertible Notes, (b) this Agreement and (c) the Indenture.

“Crypto Assets” shall mean Bitcoin and any Cryptocurrency Addresses.

“Cryptocurrency Address” shall mean an identifier of alphanumeric characters that represents a possible destination for a transfer of Bitcoin.

“Custody Agreement” means that certain master services custody agreement by and between the Grantor and the Securities Intermediary, dated on or about the date hereof.

“Entitlement Order” shall mean an “entitlement order” as defined in Section 8-102(a)(8) of the NYUCC.

“Event of Default” shall have the meaning assigned to that term in the Indenture.

“Financial Asset” shall mean a “financial asset” as defined in Section 8-102(a)(9) of the NYUCC.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor Common Stock” shall mean the Class A common stock of the Grantor listed on the Principal Market.

“Hague Securities Convention” shall mean the Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, concluded at The Hague, Netherlands, on July 5, 2006.

“Holders” has the meaning ascribed thereto in the Indenture.

“Indemnitee” shall have the meaning assigned to that term in Section 7.04.

“Instruct” shall mean the giving of a written or electronic Instruction to the Securities Intermediary in respect of the Collateral Accounts.

“Instruction” shall mean each instruction, order or direction to cause a Transfer, and any other instruction in respect of the Collateral Accounts.

____________

2        NTD: To equal a number of Bitcoin equal to the aggregate principal amount of all convertible notes issued at Closing multiplied by 3, and then divided by Average Closing Bitcoin Price.

Annex I-2

“Laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“NYUCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Obligations” shall have the meaning assigned to that term in the Indenture, but shall exclude any Obligations in relation to Additional Notes.

“Permitted Liens” shall have the meaning assigned to that term in the Indenture.

“Principal Market” shall mean The Nasdaq Capital Market (or any nationally recognized successor thereto); provided, however, that in the event the Grantor Common Stock is ever listed or traded on The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, NYSE American, the NYSE Arca, the OTC Bulletin Board, or the OTCQX or OTCQB operated by the OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing), then the “Principal Market” shall mean such other market or exchange on which the Grantor Common Stock are then listed or traded.

“Public Float” shall mean an amount equal to the product of (x) the number of shares of Grantor Common Stock held by persons other than affiliates of the Grantor (as determined pursuant to Rule 144 of the Securities Act) multiplied by (y) the closing price for the Grantor Common Stock as reported by the Principal Market, as averaged over the ten consecutive Business Days immediately prior to the end of any calendar quarter.

“Qualifying Bitcoin Price” shall mean an amount equal to one hundred thirty-three and three tenths percent (133.3%) of the Average Closing Bitcoin Price.

“Qualifying Public Float” shall mean an amount equal to two hundred percent (200%) of the aggregate principal of the Convertible Notes then outstanding.

“Registration Obligation” shall have the meaning assigned to that term in the Subscription Agreements.

“Release Condition” shall have the meaning assigned to that term in Section 6.07(a).

“Release Date” shall mean the date all of the Collateral is released in accordance with the Convertible Note Documents.

“Secured Parties” means, collectively, the Collateral Agent, the Trustee and the Holders.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary Rights” shall have the meaning assigned to that term in Section 4.11(a).

“Security Interest” shall have the meaning assigned to that term in Section 4.01(a).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transfer” shall mean (a) any withdrawal, payment transfer or other disposition of funds or monies from any Collateral Account or any Entitlement Order or (b) to act to effect the same, and “Transferred” shall have a correlative meaning.

Section 1.02.       NYUCC Definitions. All terms used in this Agreement and defined in the NYUCC shall have the same definitions in this Agreement as specified in the NYUCC; provided that, if a term is defined in Article 8 or Article 9 of the NYUCC differently than in another Article of the NYUCC, the term has the meaning specified in Article 8 or Article 9 of the NYUCC, as the case may be.

Section 1.03.          Rules of Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase

Annex I-3

“without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of three hundred sixty-six (366) days, and (ii) otherwise, to a year of three hundred sixty-five (365) days. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect. Notwithstanding anything contained herein to the contrary, no definition or amendment to the rules of interpretation set forth in this Section 1.03 that directly relates to the duties, rights, privileges, immunities or protections provided to the Securities Intermediary, the Collateral Agent or the Trustee shall be amended or otherwise revised in any manner that adversely affects any such duties, rights, privileges, immunities or protections of the Securities Intermediary, the Collateral Agent or the Trustee (including rendering such definition and the capitalized term defined thereby inoperable) by any of the parties hereto unless each of the Securities Intermediary and Trustee has previously consented to such amendment or revision in writing.

Section 1.04.       References to the Collateral Agent. Any reference to the Collateral Agent in this Agreement shall be construed as a reference to the Collateral Agent acting for and on behalf of the Holders and in accordance with the instructions of the Secured Parties pursuant to the terms of the Convertible Notes Documents.

ARTICLE II

ESTABLISHMENT OF THE COLLATERAL ACCOUNTS

Section 2.01.       Establishment of the Collateral Accounts. The Securities Intermediary hereby acknowledges and agrees that it has established in New York, New York, each of the following segregated accounts (collectively, the “Collateral Accounts”): [_____].

Section 2.02.        Books of Account; Statements.

(a)         The Securities Intermediary shall maintain books of account and record therein of all deposits into and Transfers to and from each Collateral Account, including copies of all written Instructions and electronic records of any electronic Instructions, and all investment transactions effected by it pursuant to the terms thereof.

(b)         Promptly, and in any event within the first five (5) Business Days of each calendar month, the Securities Intermediary shall, in respect of the immediately previous month, provide to the Grantor and the Collateral Agent statements with respect to each Collateral Account, which shall include details of all deposits into and Transfers from such Collateral Account, investments (if any), interests or dividends earned, if any, and other amounts held in such Collateral Account at the close of business on the last Business Day of the preceding month.

(c)         The Securities Intermediary shall promptly respond (during normal business hours) to requests by the Collateral Agent or the Grantor for information regarding investments (if any), deposits into and Transfers from any Collateral Account. In addition, the Securities Intermediary shall provide online access to all such information with respect to each Collateral Account to the Collateral Agent and the Grantor.

ARTICLE III

TRANSFER PROCEDURES

Section 3.01.        Instructions.

(a)         No Transfers of any kind from any Collateral Account shall be made except as (i) expressly provided for by this Agreement or the Indenture, or (ii) with the prior written consent of the Collateral Agent acting in accordance with the Indenture and this Agreement.

(b)         Subject to Section 6.07, the Securities Intermediary shall not make any Transfers from any Collateral Account except for those made in accordance with an Instruction from the Collateral Agent to the Securities Intermediary and the Securities Intermediary is hereby expressly authorized and instructed to comply with any such authorized Instruction from the Collateral Agent; provided that the Collateral Agent is expressly authorized by this Agreement or the Indenture to deliver any such Instruction;.

Annex I-4

(c)         The Collateral Agent agrees with the Grantor that the Collateral Agent will not originate any Entitlement Order or other Instruction with respect to the Collateral except in accordance with Section 4.04 upon the occurrence and during the continuation of an Acceleration Event.

(d)         The Collateral Agent shall deliver to the Grantor within the following Business Day after each Transfer instructed by the Collateral Agent, the detailed information of any such Transfer so that the Collateral Agent can comply with the delivery and filing of foreign exchange reports in accordance with applicable Law.

(e)         As among the Grantor and the Collateral Agent, the Collateral Agent agrees that any such Instruction delivered by the Collateral Agent shall be delivered as and when required pursuant to the Convertible Notes Documents.

(f)          The parties hereto agree that nothing in this Article III shall be construed to limit the obligation of the Securities Intermediary to comply with any Entitlement Orders or Instructions of the Collateral Agent as provided in Section 4.03(a).

Section 3.02.        Transfer Procedures.

(a)         All requests for Transfers from any Collateral Account shall be made pursuant to an Instruction. Any Instruction provided by the Grantor or the Collateral Agent (as the case may be in accordance with Section 3.01) shall be provided in the form set forth in Schedule 1 and shall be provided no later than 2:00 p.m. (New York City time) at least two (2) Business Day immediately preceding the Business Day on which the Transfer requested by such Instruction is requested to be made.

(b)         In connection with the Securities Intermediary’s acceptance of any Instruction from the Grantor or the Collateral Agent to effect a Transfer under this Agreement, the Securities Intermediary shall be entitled, upon request, to receive a certificate in a form reasonably satisfactory to the Securities Intermediary as to the authority, incumbency and specimen signatures of the individuals who are authorized to provide such Instruction.

(c)         The Securities Intermediary shall not honor any Instruction in respect of any Collateral Account that is not made in accordance with this Agreement.

ARTICLE IV

STATUS, CONTROL AND SECURITY OVER COLLATERAL ACCOUNTS

Section 4.01.        Grant of Security Interest.

(a)         To secure the prompt and complete payment and performance when due of all the Obligations, the Grantor hereby grants to the Collateral Agent, a security interest in, and pledges and assigns to the Collateral Agent for the benefit of the Secured Parties, all right, title and interest (if any) of the Grantor in, to and under the Collateral (such security interest, the “Security Interest”).

(b)         The Securities Intermediary hereby acknowledges the Security Interest and shall so indicate on the records maintained by the Securities Intermediary with respect to the Collateral.

Section 4.02.       Status of the Collateral Accounts. The Securities Intermediary acknowledges and agrees that:

(a)         each Collateral Account is and shall be maintained as a “securities account” within the meaning of Section 8-501(a) of the NYUCC, in respect of which the Securities Intermediary is a “securities intermediary” within the meaning of Section 8-102(a)(14) of the NYUCC;

(b)         with respect to each Collateral Account, the Securities Intermediary has identified the Collateral Agent on its records as the party with “control” (within the meaning of Section 8-106(d) of the NYUCC) of the Grantor’s “security entitlements” (within the meaning of Section 8-102(a)(17) of the NYUCC), with respect to each Collateral Account, in accordance with Section 8-106(d)(2) of the NYUCC, and the Securities Intermediary shall make all notations in its records pertaining to the Collateral Accounts that are necessary to reflect the security interest granted hereunder to the Collateral Agent;

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(c)         each item of property (whether Crypto Assets or any other property whatsoever) credited to the Collateral Accounts, and all other rights of the Grantor against the Securities Intermediary arising out of, or in connection with, the Collateral Accounts, shall be treated as a Financial Asset under Article 8 of the NYUCC and all property (except cash) credited to the Collateral Accounts will be registered in the name of the Securities Intermediary, or endorsed to the Securities Intermediary or in blank, and in no case will any Financial Asset credited to the Collateral Accounts be registered in the name of the Grantor, payable to the order of the Grantor, or specially indorsed to the Grantor unless such Financial Asset has been further indorsed to the Securities Intermediary or in blank;

(d)         the Securities Intermediary shall not change the location, name or account number of any Collateral Account without the prior written consent of the Collateral Agent and the Grantor;

(e)         the “securities intermediary’s jurisdiction” of the Securities Intermediary with respect to the Collateral Accounts for purposes of the NYUCC is and shall continue to be the State of New York; and

(f)          the law of the State of New York governs all issues referred to in Article 2(1) of the Hague Securities Convention, and each other party hereto agrees to the foregoing.

Section 4.03.        Control of the Collateral Accounts.

(a)         Notwithstanding any separate agreement the Grantor may have with any Holder or the Securities Intermediary, the Securities Intermediary agrees that it will comply with any Entitlement Order or other Instruction originated by the Collateral Agent with respect to the Collateral, including, without limitation, any Collateral Account, without further consent by the Grantor or any other Person.

(b)         Other than this Agreement and the Custody Agreement (which the Grantor and the Securities Intermediary hereby agree shall be subject to the terms of this Agreement), the Securities Intermediary has not entered into and will not enter into, without the prior written consent of the Collateral Agent and the Grantor, any agreement with any Person pursuant to which the Securities Intermediary has agreed or will agree to comply with Entitlement Orders or other Instructions of any Person with respect to the Collateral. The Securities Intermediary has not entered into any other agreement purporting to limit or condition the obligation of the Securities Intermediary to comply with Entitlement Orders or other Instructions as agreed in this Agreement.

(c)         The Trustee or the requisite Holders under the Indenture, may direct, on behalf of all the Holders, the Collateral Agent to, take all actions such party deems necessary or appropriate in accordance with the Indenture in order to enforce any of the terms of this Agreement and give any instructions to the Securities Intermediary contemplated by this Agreement and the Collateral Agent shall comply with such Instructions.

Section 4.04.        Enforcement and Remedial Action.

(a)         Upon the occurrence and during the continuation of an Acceleration Event, the Collateral Agent or its designee may (or shall, where the applicable direction has been provided by the Trustee or the requisite Holders under the Indenture to the Collateral Agent) exercise any rights and remedies available to it under this Agreement, any other Convertible Notes Document or any applicable Law, including, without limitation, the right, in its discretion, to direct the Securities Intermediary to transfer to the Collateral Agent or to any other Person or to register in the name of the Collateral Agent or any of its designees, all or any part of the Collateral and all rights and remedies under Sections 9-607 and 9-610 of the NYUCC.

(b)         After deducting all expenses and compensation payable to the Securities Intermediary hereunder, the residue of any proceeds of collection or sale of the Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in accordance with the Indenture, proper allowance and provision being made for any Obligations not then due or held as additional collateral and any payments required by Section 9-608(a)(1)(C) and/or Section 9-615(a)(3), as applicable, of the NYUCC, and in any event the Grantor shall remain liable for any deficiency in the payment of the Obligations.

(c)         No Holder shall be required to marshal any present or future collateral security (including, to any present or future collateral security under this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. The Grantor hereby agrees that it shall not

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invoke any Law relating to the marshalling of collateral which might cause delay in or impede the enforcement of any Holder’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and the Grantor hereby irrevocably waives the benefits of all such Laws.

Section 4.05.        Powers of Attorney.

(a)         The Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any director, officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor or in the Collateral Agent’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives the Collateral Agent the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, upon acceleration of the Convertible Notes pursuant to the Convertible Notes Documents and subject to the terms hereof and of the Indenture to sell, transfer, pledge, otherwise dispose of, make any agreement with respect to or otherwise deal with the Collateral in such manner as is consistent with the NYUCC and as fully and completely as though the Collateral Agent was the absolute owner thereof for all purposes, and to do at the Grantor’s sole expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Security Interest, in order to effect the intent of this Agreement, all as fully and effectively as Grantor might do.

(b)         To the extent permitted by applicable Law, the Grantor hereby ratifies all that the Collateral Agent shall lawfully do or cause to be done by virtue of this Section 4.05. This power of attorney is a power coupled with an interest and is irrevocable until the Release Date.

(c)         The powers conferred on the Collateral Agent and its directors, officers and agents pursuant to this Section 4.05 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Collateral Agent shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act, other than to the extent that any losses, claims, damages, liabilities or related expenses of the Grantor have resulted from the Collateral Agent’s own gross negligence, bad faith or willful misconduct.

The Collateral Agent agrees that, except upon the occurrence and during the continuation of an Acceleration Event, it shall not exercise the power of attorney, or any rights granted to the Collateral Agent, pursuant to this Section 4.05.

Section 4.06.       Representations and Warranties. In order to induce all other parties to enter into this Agreement, the Grantor makes the following representations and warranties as of the Closing Date:

(a)         the grant of the Security Interest to the Collateral Agent does not and will not result in the existence or imposition of any Lien (other than the Security Interest), or obligate the Grantor to create any Lien (other than the Security Interest) in favor of any Person over all or any of its assets;

(b)         the Grantor has the power and authority to transfer its interests in respect of the Collateral, free from any Lien, other than the Security Interest, the Securities Intermediary Rights and any Permitted Liens without the consent or approval of any other Person, other than any consent or approval that was obtained;

(c)         the grant of the Security Interest constitutes a legal and valid security interest in the Collateral securing the due payment and performance, in full, of the Obligations and the Security Interest in all of the Collateral is valid, enforceable and, upon the execution and delivery of this Agreement, perfected, subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity;

(d)         the grant of the Security Interest is and shall be prior to any other Lien on its interests in the Collateral (subject to Permitted Liens that are mandatorily preferred pursuant to applicable Law or the terms of the related agreements);

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(e)         there is no agreement governing any Collateral Account that specifies a Law, other than Law of the State of New York, as the governing Law in respect of such Collateral Account for the purposes of Article 8 or Article 9 of the NYUCC, as applicable; and

(f)          the Grantor’s jurisdiction of organization and the jurisdiction in which the Grantor is “located” for purposes of Sections 9-301 through 9-307 of the NYUCC are set forth in Schedule 2.

(g)         Except for the Security Interest and any Permitted Liens, the Grantor owns and has good and valid title to the Collateral, free and clear of any and all Liens or claims of others. To the knowledge of the Grantor, no action or proceeding seeking to limit, cancel or question the validity of the Grantor’s ownership interest in the Collateral is pending or threatened.

Section 4.07.       Securities Intermediary’s Representations. The Securities Intermediary hereby makes the following representations and warranties for the benefit of the Holders:

(a)         each Collateral Account has been established as set forth in Article II and will be operated and maintained by the Securities Intermediary in the manner set forth herein until termination of this Agreement;

(b)         this Agreement is the valid and legally binding obligation of the Securities Intermediary;

(c)         the Securities Intermediary has not entered into, and until the termination of this Agreement shall not enter into, any agreement with any other Person relating to:

(i)          any Collateral Account and/or any Financial Assets credited thereto pursuant to which it has agreed to comply with Entitlement Orders or other Instructions of such Person other than the Custody Agreement (which the Grantor and the Securities Intermediary hereby agree shall be subject to the terms of this Agreement); or

(ii)         any Collateral Account or the funds credited thereto pursuant to which it has agreed to comply with the instructions of such Person;

(d)         the Securities Intermediary has not entered into any other agreement with the Grantor or any other Person purporting to limit or condition the obligation of the Securities Intermediary to comply with Entitlement Orders or other Instructions as set forth in Section 4.03;

(e)         except for the claims and interest of the Grantor, the Securities Intermediary does not know of any claim to, or interest in, the Collateral Accounts or in any Financial Asset credited thereto;

(f)          it is a person that in the ordinary course of its business maintains securities accounts for others and is acting in that capacity;

(g)         regardless of any provision in any other agreement, the “securities intermediary’s jurisdiction” for purposes of the NYUCC (including, without limitation, Section 8-110(e) of the NYUCC) of the Securities Intermediary Agent is the State of New York; and

(h)         the Securities Intermediary has been provided with, and acknowledges receipt of, a copy of the Convertible Note Documents.

Section 4.08.       Certain Covenants in Respect of the Collateral Accounts. Except as otherwise provided in the Indenture, the Grantor covenants and agrees with each Secured Party, at the Grantor’s own cost and expense, as follows:

(a)         it, at the Grantor’s sole cost and expense, shall take all steps necessary to ensure that the Security Interest remains as a first priority security interest (subject only to Permitted Liens) and use commercially reasonable efforts to defend its interests in the Collateral (if any) against all claims and demands (other than Securities Intermediary Rights) of all Persons at any time claiming the same or any interests therein adverse to the Holders;

(b)         it shall not sell, assign or dispose of, or pledge, mortgage or create, or suffer to exist a security interest or other Lien in, its interests in the Collateral in favor of any Person other than the Collateral Agent, except for the Security Interests, the Securities Intermediary Rights and any Permitted Liens, or, in each case, except as permitted by or not prohibited hereunder or under the Indenture;

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(c)         it shall not enter into any security control agreement or other agreement similar in effect, in each case covering all or any part of the Collateral, except such as may have been entered into in favor of the Collateral Agent relating to this Agreement or the other Convertible Notes Documents;

(d)         it shall not authorize to be filed in any public office any financing statement under the NYUCC or the uniform commercial code of the State of Texas (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral Accounts or the Collateral, except for the filings or registrations (i) made or to be made in respect of and covering the security interests granted hereby or pursuant to any other Security Document by it, (ii) that may be required under any other applicable regulation at the time of filing or (iii) made or to be made in respect of and covering the security interest granted pursuant to any Permitted Lien; and

(e)         it will maintain the Collateral Accounts in the manner set forth herein until termination of this Agreement, and it will not change the name or account number of any Collateral Account; provided, that the Collateral may be released in accordance with the Indenture.

Section 4.09.        Further Assurances.

(a)         The Grantor shall, at any time and from time to time at the first demand of the Securities Intermediary or the Collateral Agent and at the sole expense of the Grantor, promptly and duly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action, that may be necessary or required under any applicable Law that the Securities Intermediary or the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by the Grantor hereunder or to enable each of the Securities Intermediary and the Collateral Agent to exercise and enforce their rights and remedies hereunder with respect to any Collateral.

(b)         The Grantor hereby authorizes the Collateral Agent to file one or more Uniform Commercial Code financing and continuation statements, and amendments thereto, relating to all or any part of their interests in the Collateral (if any) without the signature of the Grantor where permitted by applicable Law; provided, however, that the authorization under this Section 4.09(c) shall be a right and not an obligation of the Collateral Agent, and that the Grantor shall be responsible for any filing, financing or continuation statements and any amendments thereto.

Section 4.10.        Conflicts with Other Agreements.

(a)         In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into (other than the Indenture, the terms of which shall prevail), the terms of this Agreement shall prevail and the Securities Intermediary shall comply with the provisions of this Agreement with respect to all Entitlement Orders and other Instructions in respect of the Collateral.

(b)         Without prejudice to the generality of Section 4.10(a), the Securities Intermediary shall maintain the Collateral Accounts in accordance with any mandate agreed between it and the Grantor, applicable (with the prior written consent of the Collateral Agent) and the Securities Intermediary’s normal practices; provided that, if there is any conflict between any provision of this Agreement and any such mandate or the Securities Intermediary’s normal practices at any time (and notwithstanding, without limitation, the date, whether before or after the date of this Agreement, on which any mandate or normal practice is entered into or any of the terms and conditions of such mandate or normal practices is amended or modified), the provisions of this Agreement shall prevail.

Section 4.11.        Subordination.

(a)         The Securities Intermediary hereby subordinates to the Security Interest all Liens, rights of recoupment, rights of set-off and other similar rights (collectively, the “Securities Intermediary Rights”) it may have, now or in the future, against the Collateral, and agrees that it shall not exercise any Securities Intermediary Rights against any Collateral; provided, that the Securities Intermediary is hereby authorized to debit the relevant Collateral Account to the extent of returned items and chargebacks either for uncollected checks or other items of payment and transfers previously credited to such Collateral Account.

(b)         The Collateral (including the Financial Assets and other items deposited to the Collateral Accounts) shall not be subject to deduction, set-off, banker’s lien or any other right in favor of any Person other than the Holders, the Trustee and the Collateral Agent to the extent applicable pursuant to the Convertible Notes Documents.
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Section 4.12.        Collateral Accounts as Deposit Accounts.

(a)         If, notwithstanding Section 4.02, any Collateral Account is not considered a “securities account” within the meaning of Section 8-501(a) of the NYUCC, the parties hereto agree that:

(i)          such Collateral Account shall be deemed to be a “deposit account” within the meaning of Section 9-102(a)(29) of the NYUCC;

(ii)         the Securities Intermediary shall be deemed, for purposes of such Collateral Account, to be the “bank” of such Collateral Account within the meaning of Section 9-102(a)(8) of the NYUCC;

(iii)        the Collateral Agent shall be deemed, for purposes of such Collateral Account, to (i) be the “customer” (as defined in Section 4-104 of the NYUCC) of the Securities Intermediary and (ii) have “control” of such Collateral Account within the meaning of Section 9-104 of the NYUCC;

(iv)        the Securities Intermediary (i) has identified the Collateral Agent on its record as the party with “control” (within the meaning of Section 9-104 of the NYUCC) and (ii) shall make all notations in its records pertaining to such Collateral Account that are necessary to reflect the security interest granted hereunder to the Collateral Agent;

(v)         the Securities Intermediary shall comply with any instruction, order or direction originated by the Collateral Agent with respect to that Collateral Account, including, without limitation, any instructions directing the disposition of funds in any Collateral Account, without further consent by the Grantor or any other Person;

(vi)        subject to Section 6.07, none of the Grantor or any Person acting directly or through or under the Grantor shall have any access to that Collateral Account and the Securities Intermediary and the Securities Intermediary shall not comply with any Entitlement Orders or other Instructions originated by the Grantor or any such other Person in respect of such Collateral Account; and

(vii)       the “bank’s jurisdiction” for purposes of the NYUCC (including, without limitation, Section 9-304(b)(1) of the NYUCC), is and shall continue to be the State of New York.

ARTICLE V

APPOINTMENT OF THE SECURITIES INTERMEDIARY

Section 5.01.       Appointment of the Securities Intermediary. The Grantor and the Collateral Agent (on behalf of the Holders) hereby appoint and authorize the Securities Intermediary with respect to the Collateral Accounts on the terms and conditions set forth in this Agreement and the NYUCC, and the Securities Intermediary hereby accepts such appointment. In acting as Securities Intermediary, the Securities Intermediary may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Collateral Agent under the Indenture.

Section 5.02.       Degree of Care. The Securities Intermediary shall, during the term of this Agreement, hold and safeguard each Collateral Account and shall treat the securities (if any) and funds on deposit in each Collateral Account as securities and funds owned and pledged by the Grantor to the Collateral Agent. The Securities Intermediary shall not be required to invest any funds held hereunder, unless otherwise Instructed by the Grantor or the Collateral Agent (as applicable), and shall hold such un-invested funds without liability for interest. Notwithstanding any other provision of this Agreement, the Securities Intermediary shall not be liable for any action taken or omitted to be taken in accordance with this Agreement except for its own gross negligence, bad faith or willful misconduct as determined by a competent court in a final and non-appealable decision. In no event shall the Securities Intermediary be liable for any indirect, special, incidental, punitive, or consequential damages, including but not limited to lost profits.

Section 5.03.        Duties.

(a)         The Securities Intermediary, acting as a securities intermediary, will have the obligations of a securities intermediary under Article 8 of the NYUCC (or, if Section 4.12 is applicable, the Securities Intermediary, acting as a bank will have the obligations of a bank under Article 9 of the NYUCC).

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(b)         The Securities Intermediary will also have those duties and responsibilities expressly set forth in this Agreement or as may be imposed by Law, and no additional duties, responsibilities, obligations or liabilities shall be inferred from the provisions of this Agreement or imposed on the Securities Intermediary. The Securities Intermediary shall not be required to take any action that is contrary to this Agreement or applicable Law or that, in its reasonable judgment, would involve it in expense or liability, unless it has been furnished with adequate indemnity against such expense or liability.

(c)         The Securities Intermediary shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement and any other agreement to which the Securities Intermediary is party.

(d)         The Securities Intermediary shall not be responsible for the validity, priority or enforceability of any security interest to be created hereunder.

(e)         The Securities Intermediary will not be required to take any action that is contrary to this Agreement or applicable Law or that, in its reasonable judgment, would involve it in expense or liability, unless it has been furnished with adequate indemnity against such expense or liability.

(f)          The Securities Intermediary will have no responsibility to ensure the performance by the Grantor of its duties and obligations hereunder or under any other Convertible Notes Document.

(g)         If any Person (other than the Collateral Agent) asserts any Lien or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Collateral Account or in any Financial Asset carried therein, the Securities Intermediary shall promptly notify in writing the Collateral Agent and the Grantor.

(h)         The Securities Intermediary may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Securities Intermediary shall not be responsible for any act or omissions on the part of any agent or attorney appointed with due care by it hereunder, unless and to the extent that such act or omission by such agent or attorney is a result of the Securities Intermediary’s own gross negligence, bad faith or willful misconduct.

(i)          The Securities Intermediary shall not be liable for any error of judgment made in good faith by an authorized representative of the Securities Intermediary, unless it shall be proved that the Securities Intermediary was grossly negligent, acted with bad faith or willful misconduct in ascertaining the pertinent facts.

(j)          In connection with the Securities Intermediary accepting any Instruction or other direction, under this Agreement, the Securities Intermediary shall be entitled, upon its request, to receive a certificate in a form reasonably satisfactory to the Securities Intermediary as to the authority, incumbency and specimen signatures of the individuals who are authorized to provide such direction, consent or other instruction on such Person’s behalf.

(k)         The Securities Intermediary shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with any Instruction provided in accordance with the terms of this Agreement. The Securities Intermediary shall have no duty to calculate any amounts to be distributed under the terms of this Agreement and shall have no liability for the accuracy of, or compliance with terms of any Convertible Notes Document, of any calculations or transfer instructions provided to it. The Securities Intermediary shall have no liability for any failure or delay in effecting any deposit or transfer of amounts pursuant to this Agreement resulting from a failure or delay on the part of any such Person in providing any instruction in accordance with the terms of this Agreement. All instructions received by the Securities Intermediary which require the distribution of funds shall contain wire instructions or other payment instructions for such distributions in accordance with the requirements therefor set forth in this Agreement and if no such instructions are included, the Securities Intermediary shall have no obligation to distribute the amounts requested (and no liability for its failure to distribute) the amounts requested to be distributed to such party until such wire instructions or other payment instructions are received.

(i)          The Securities Intermediary shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Securities Intermediary (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility), it being understood that the Securities Intermediary shall, to the extent possible under the circumstances giving rise

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to such occurrence, inform the Collateral Agent upon the occurrence of such event and shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances. Notwithstanding anything in this Agreement to the contrary, in no event shall the Securities Intermediary be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if such party has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

Section 5.04.        Reliance by the Securities Intermediary.

(a)         The Securities Intermediary shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument, electronic communication or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Securities Intermediary may, without liability (except in the case of its own gross negligence, bad faith or willful misconduct), act in reliance upon any instrument or signature believed by it to be genuine and may assume that any Person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(b)         The Securities Intermediary may, without liability, act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in reliance on such advice (except in the case of its own gross negligence, bad faith or willful misconduct in the execution of such action).

(c)         The Securities Intermediary shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Convertible Notes Documents to which it is a party in accordance with the Instructions, and any action taken or failure to act pursuant thereto shall be binding upon all the Holders.

Section 5.05.       Taxes. The Grantor shall pay or reimburse the Securities Intermediary upon request for any transfer taxes or other Taxes relating to any Collateral Account incurred in connection herewith and shall indemnify and hold harmless the Securities Intermediary from any amounts that it is obligated to pay in the way of such Taxes. Any payments of income from each Collateral Account shall be subject to withholding regulations then in force with respect to United States taxes. The Grantor shall provide the Securities Intermediary with appropriate W-9 forms for tax identification number certifications and any appropriate W-8 forms (W8-BEN or W8-ECI) indicating exemption from withholding taxes. This Section 5.05 shall survive termination of this Agreement or the resignation or removal of the Securities Intermediary.

Section 5.06.       Disputes. In the event of any disagreement between the other parties hereto resulting in (a) an adverse claim or inconsistent demands being made in connection with the Collateral and (b) the Securities Intermediary in good faith being in doubt as to what action it should take hereunder, the Securities Intermediary shall be entitled to retain the Collateral until the Securities Intermediary shall have received a final non-appealable order of a court of competent jurisdiction directing disposition of the Collateral, in which event, the Securities Intermediary shall disburse the Collateral in accordance with such order.

Section 5.07.        Resignation and Removal of the Securities Intermediary; Succession by Merger, Etc.

(a)         Subject to the appointment and acceptance of a successor Securities Intermediary in accordance with Section 5.07(c), the Securities Intermediary may resign at any time by giving at least ninety (90) days’ prior written notice thereof to the Collateral Agent and the Grantor. In the event of such resignation, the Securities Intermediary shall be entitled to payment of all fees and expenses accrued up to the effective date of such resignation.

(b)         The Securities Intermediary may be removed at any time, with or without cause, by the Collateral Agent and, unless an Event of Default has occurred and is continuing, with the consent of the Grantor.

(c)         Any such resignation or removal shall be effective upon the appointment by the Collateral Agent (acting at the direction of the Holders pursuant to the Indenture) of a successor Securities Intermediary, which has accepted such appointment and which successor Securities Intermediary shall (unless an Event of Default has occurred and is continuing) be reasonably acceptable to the Grantor. If no successor Securities Intermediary has been so appointed by the Collateral Agent and has accepted such appointment within ninety (90) days after the retiring Securities Intermediary’s giving of notice of resignation or the Collateral Agent’s removal of the retiring Securities

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Intermediary, then the retiring Securities Intermediary may apply to any court of competent jurisdiction to appoint a successor Securities Intermediary to act until such time, if any, as a successor Securities Intermediary is otherwise appointed in accordance with this Section 5.07(c). Until the appointment of a successor Securities Intermediary by such court, the retiring or removed Securities Intermediary shall continue to act as Securities Intermediary pursuant to the terms of this Agreement. Any successor Securities Intermediary appointed by such court shall immediately and without further act be superseded by any successor Securities Intermediary appointed by the Collateral Agent in accordance with this Section 5.07.

(d)         Upon its acceptance of appointment as Securities Intermediary hereunder and its execution of an accession agreement that is in form and substance satisfactory to the Collateral Agent and, unless an Event of Default has occurred and is continuing, with the consent of the Grantor (such consent not to be unreasonably withheld, delayed or conditioned), (a) a successor Securities Intermediary will thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Securities Intermediary and the retiring Securities Intermediary will be discharged from its duties and obligations hereunder and (b) the retiring Securities Intermediary will promptly transfer all of the Collateral to the possession or control of the successor Securities Intermediary and will execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Securities Intermediary with respect to the Collateral to the successor Securities Intermediary.

(e)         After the retiring Securities Intermediary’s resignation or removal hereunder as Securities Intermediary, the provisions of this Section 5.07 will continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Securities Intermediary.

(f)          If the Securities Intermediary resigns pursuant to Section 5.07(a), the retiring Securities Intermediary shall make available to the successor Securities Intermediary such records, documents and information in the retiring Securities Intermediary’s possession and provide such assistance as the successor Securities Intermediary may reasonably request in connection with its appointment as the successor Securities Intermediary. The costs and expenses associated with the appointment of a successor Securities Intermediary shall be for the account of the Grantor.

(g)         Any corporation or other entity into which the Securities Intermediary may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Securities Intermediary shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Securities Intermediary, shall be the successor to the Securities Intermediary hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

ARTICLE VI

WAIVER, DEFENSES AND TERMINATION

Section 6.01.       Additional Security. The obligations of the Grantor herein shall be in addition to and independent of each other Lien or other security that any Holder may hold at any time in respect of any of the Obligations.

Section 6.02.       Continuing Obligations. The obligations of the Grantor herein shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Grantor under any Convertible Notes Document and shall continue in full force and effect until the Release Date.

Section 6.03.       Obligations not Discharged. The obligations of the Grantor herein contained and the rights, powers and remedies conferred in respect of the Grantor upon any Holder by this Agreement or by Law shall be absolute and unconditional, irrespective of:

(a)         any lack of validity or enforceability of any of the Convertible Notes Documents or any other agreement or instrument relating to any of the foregoing;

(b)         any change in the time, manner or place of payment of, or in any term of all or any of the Obligations, or any other amendment to, or variation, waiver or release of, any obligation of the Grantor, or any other Person under any Convertible Notes Document or under any other security;

Annex I-13

(c)         any supplement, variation or novation of any of the Convertible Notes Documents;

(d)         any exchange, release, non-perfection of, or failure to take (or fully to take) any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from or any acceptance of partial payment thereon and or settlement, compromise or adjustment of any Obligation or of any guarantee, securing or guaranteeing all or any of the Obligations or any other Person’s obligations under the Convertible Notes Documents;

(e)         to the extent permitted by applicable Law from time to time, the bankruptcy, insolvency, liquidation, winding-up, dissolution, administration or reorganization of the Grantor or any other Person or any change in its status, function, Control or ownership;

(f)          any of the Obligations or any obligations of any other Person under any of the Convertible Notes Documents or under any other security taken in respect of any of its obligations under any of the Convertible Notes Documents being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(g)         time or other indulgence being granted or agreed to be granted to the Grantor or any other Person in respect of its obligations under any of the Convertible Notes Documents or under any other security;

(h)         any failure to realize (or fully to realize) the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Obligations or any other Person’s obligations under any of the Convertible Notes Documents; or

(i)          any other act, event or omission which, but for this Section 6.03, might operate to discharge, impair or otherwise affect any of the Obligations or any of the rights, powers or remedies conferred upon any Holder by any of the Convertible Notes Documents or by Law.

Section 6.04.       Reinstatement. The obligations of the Grantor pursuant to this Agreement shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any of the Obligations is rescinded or otherwise must be restored or returned by any Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Grantor or otherwise, all as though such payment had not been made.

Section 6.05.       Settlement Conditional. Any release, settlement or discharge between the Grantor and any Holder shall be conditional upon no security, disposition or payment to any Holder by the Grantor, or any other Person on behalf thereof being avoided, set aside, reduced or ordered to be refunded by virtue of any laws relating to bankruptcy, insolvency, liquidation, winding-up or similar laws of general application and, if any such security, disposition or payment is so avoided, set aside, reduced or ordered to be refunded, that Holder, as the case may be, shall be entitled to recover the value or amount of such security, disposition or payment from the Grantor subsequently as if such release, settlement or discharge had not occurred.

Section 6.06.        Exercise of Rights.

(a)         No Holder shall be obliged before exercising any of the rights, powers or remedies conferred upon it under this Agreement or by Law:

(i)          to make any demand on the Grantor;

(ii)         to take any action or obtain judgment in any court against the Grantor;

(iii)        to make or file any claim or proof in a bankruptcy, insolvency, liquidation, winding-up or dissolution of the Grantor; or

(iv)        to enforce or seek to enforce any other security taken in respect of any of the obligations of the Grantor under any of the Convertible Notes Documents.

(b)         The Grantor waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description.

Annex I-14

(c)         Except as otherwise provided in this Agreement, the Collateral Agent shall have no duty as to the collection or protection of any Collateral Account, the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof.

Section 6.07.        Release; Termination.

(a)         The Security Interest granted to the Collateral Agent in all or a portion of the Collateral shall be automatically and irrevocably released in the following circumstances:

(i)     As of the end of each calendar quarter, if the Average Bitcoin Price is greater than the Qualifying Bitcoin Price, then the Security Interest granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Convertible Notes (as reasonably determined by the Grantor) equal to (1) forty percent (40%) of the product of (x) the difference between the Average Bitcoin Price and the Average Closing Bitcoin Price and multiplied by (y) the Collateralized Bitcoin Amount, divided by (2) the Average Closing Bitcoin Price, shall be automatically and irrevocably released (each such release, a “Bitcoin Price Collateral Release”). For each calendar quarter subsequent to a Bitcoin Price Collateral Release, additional Bitcoin Price Collateral Releases shall occur only to the extent that the Average Bitcoin Price calculated as of the end of such quarter exceeds the highest Average Bitcoin Price at which any previous Bitcoin Price Collateral Release occurred (the “Prior Average Bitcoin Price”). In such event, the Security Interest granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Convertible Notes (as reasonably determined by the Grantor) equal to (1) forty percent (40%) of the product of (x) the difference between the Average Bitcoin Price and the Prior Average Bitcoin Price multiplied by (y) the Collateralized Bitcoin Amount divided by (2) the Average Closing Bitcoin Price shall be automatically and irrevocably released (and, for avoidance of doubt, be considered a “Bitcoin Price Collateral Release”);

(ii)    As of the end of each calendar quarter, if the Public Float is greater than the Qualifying Public Float, then the Security Interest granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Convertible Notes (as reasonably determined by the Grantor) equal to (1) sixty-six and six tenths percent (66.6%) of the difference between (x) the Public Float and (y) the Qualifying Public Float, divided by (2) the Average Closing Bitcoin Price, shall be automatically and irrevocably released (each such release, a “Public Float Collateral Release”). For each calendar quarter subsequent to a Public Float Collateral Release, additional Public Float Collateral Releases shall occur only to the extent that the Public Float calculated as of the end of such quarter exceeds the highest Public Float at which any previous Public Float Collateral Release occurred (the “Prior Public Float”). In such event, the Security Interest granted to the Collateral Agent in a number of Bitcoin constituting Collateral that secures the Convertible Notes (as reasonably determined by the Grantor) equal to (1) sixty-six and six tenths percent (66.6%) of the difference between (x) the Public Float and (y) the Prior Public Float, divided by (2) the Average Closing Bitcoin Price, shall be automatically and irrevocably released (and, for avoidance of doubt, be considered a “Public Float Collateral Release”);

(iii)   Upon repayment or conversion of all of the Convertible Notes in accordance with the Indenture or satisfaction and discharge of the Convertible Notes in accordance with the Indenture; and

(iv)   As otherwise provided in the Indenture.

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Notwithstanding satisfaction of the foregoing conditions in clauses (i) and (ii) (each such condition, a “Release Condition”), in the event that a Release Condition is satisfied but the Grantor is not in compliance with the Registration Obligation, the corresponding portion of the Collateral otherwise eligible for release shall not be released until a registration statement registering the resale of the Notes and the shares of Grantor Common Stock issuable upon conversion of the Notes has been declared effective and shall be released automatically upon such registration statement being declared effective. Each time the Security Interest granted to the Collateral Agent in Collateral is released in accordance with Section 6.07(a), the Collateral Agent shall give written notice to the Securities Intermediary (with a copy to the Trustee) of such release and direct the Securities Intermediary to transfer such Collateral to the Grantor as instructed by the Grantor.

(b)         Upon the occurrence of the Release Date under the Indenture, the Collateral Agent shall give written notice to the Securities Intermediary that its Security Interest in the Collateral and all assets therein have terminated. Upon receipt of such notice, the Collateral Agent shall have no further right to originate instructions with respect to the assets in the Collateral. The Securities Intermediary shall thereafter forward any amounts held by the Securities Intermediary in the Collateral Accounts solely as instructed by the Grantor, and the Securities Intermediary shall be relieved and discharged of any further responsibilities with respect to its duties hereunder.

(c)         Upon release or termination hereof in accordance with this Section 6.07, the Collateral Agent shall, at the request of the Grantor, execute, deliver, acknowledge, and/or authorize the filing of any reasonably necessary and proper statements, documents, or other instruments of release provided by the Grantor and take any other actions reasonably necessary, in order to release the Liens placed on the Collateral Accounts at the direction of the Grantor.

ARTICLE VII

AGREEMENTS WITH THE SECURITIES INTERMEDIARY

Section 7.01.       Compensation and Expenses. The Grantor agrees to pay to the Securities Intermediary, from time to time upon demand, (a) compensation for its services under this Agreement and (b) all of the reasonable and documented out-of-pocket fees, costs and expenses of the Securities Intermediary (including the reasonable and documented out-of-pocket fees and disbursements of its counsel, advisors and agents) together with any value-added tax or similar tax paid or payable thereon (i) arising in connection with the preparation, execution, delivery, modification and/or termination of this Agreement or the enforcement of any of the provisions hereof or (ii) incurred in connection with the execution of the directions provided to the Securities Intermediary hereunder (but only to the extent such fees, costs and expenses are not otherwise covered in the fees payable by the Grantor in connection with the services rendered by the Securities Intermediary). Such fees, costs and expenses are intended to constitute expenses of administration under any bankruptcy or insolvency law or other similar law affecting creditors’ rights generally. The obligations of the Grantor under this Section 7.01 shall survive the termination of the other provisions of this Agreement and the resignation or removal of the Securities Intermediary hereunder.

Section 7.02.       Stamp and Other Similar Taxes. The Grantor agrees to indemnify and hold harmless the Securities Intermediary and each Holder from any present or future claim for liability for any stamp or any other similar tax, and any penalties or interest with respect thereto, which may be assessed, levied or collected by any jurisdiction in connection with this Agreement, any Convertible Notes Document or the Collateral. The obligations of the Grantor under this Section 7.02 shall survive the termination of the other provisions of this Agreement and the resignation or removal of the Securities Intermediary hereunder.

Section 7.03.       Filing Fees, Excise Taxes, Etc. The Grantor agrees to pay or to reimburse the Securities Intermediary for any and all payments made by the Securities Intermediary in respect of all search, filing, recording and registration fees, taxes, excise taxes and other similar imposts which may be payable or determined to be payable in respect of the execution and delivery of this Agreement. The obligations of the Grantor under this Section 7.03 shall survive the termination of the other provisions of this Agreement and the resignation or removal of the Securities Intermediary hereunder.

Annex I-16

Section 7.04.        Indemnification.

(a)         The Grantor shall indemnify the Securities Intermediary and any subagent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, obligations, penalties and related documented expenses (including the reasonable and documented fees, charges and disbursements of one primary counsel and one local counsel in each relevant jurisdiction, if reasonably necessary, in each case, for all Indemnitees, taken as a whole), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, (ii) the performance by the parties hereto of its respective obligations hereunder, (iii) the administration and enforcement by the Securities Intermediary of this Agreement, (iv) the consummation of the transactions contemplated hereby or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Grantor, and regardless of whether any Indemnitee is a party thereto, including, for the avoidance of doubt, for taxes in any jurisdiction in which the Securities Intermediary is subject to tax by reason of actions under this Agreement (unless such taxes are imposed on or measured by compensation paid to the Securities Intermediary under the other provisions of this Article VII); provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Person, (y) result from a claim brought by the Grantor against such Person for material breach in bad faith of such Person’s obligations hereunder or under any other Convertible Notes Document, if the Grantor has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from a claim not involving an act or omission of the Grantor and that is brought by an Indemnitee against another Indemnitee (other than against the Securities Intermediary in its capacity as such).

(b)         To the fullest extent permitted by applicable Law, no party hereto shall assert and each party hereto hereby waives, any claim against any other party hereto on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby or the transactions contemplated hereby. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby; provided that, this sentence does not limit or in any manner reduce any confidentiality obligations of the Securities Intermediary or any other Indemnitee set forth in this agreement or in any other Convertible Notes Document to which the Securities Intermediary or such other Indemnitee is a party.

(c)         The agreements in this Section 7.04 shall survive the termination of the other provisions of this Agreement and the resignation or removal of the Securities Intermediary hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.       No Waiver; Cumulative Remedies. No failure by any Holder or Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 8.02.       Notices. Except as otherwise expressly provided herein or in any Convertible Notes Document, any notice, instruction or direction hereunder shall be in writing and may be personally served or sent by facsimile, email, United States mail or courier service and shall be deemed to have been given and received upon receipt thereof on a Business Day in the location where received; provided that, with respect to any such notice, instruction or direction so served or sent to the Securities Intermediary, any such notice, instruction or direction that is sent by a method other than email shall not be deemed served or sent until a copy of such notice, instruction or direction has been sent by email to the Securities Intermediary in accordance with the foregoing.. For the purposes hereof, the addresses of the parties hereto shall be as set forth below, or as to each party, at such other address as may be designated by such party in a written notice to all of the other parties; provided that any instruction to remit or transfer

Annex I-17

funds to be provided by electronic mail or other electronic means shall be subject to the procedures approved by the Securities Intermediary for the delivery and confirmation of such instructions. All notices to the Grantor, the Securities Intermediary and the Collateral Agent shall be provided to their respective addresses as follows:

For the Grantor:
Address:	[______]
[______]
Attention:	[______]
Telephone:	[______]
Electronic mail:	[______]
For the Collateral Agent:
Address:	101 S. Reid Street, Suite 307 #329
Sioux Falls, SD 57103
Attention:	Legal
Telephone:	[______]
Electronic mail:	***
***
***
***
With a copy to:
Address:	Lowenstein Sandler LLP
1251 Avenue of the Americas, Floor 17
New York, NY 10020
Attention:	Abe Kwon, Esq.
Jonathan Wishnia, Esq.
Meagan Signoriello, Esq.
Electronic mail:	***
***
***
For the Securities Intermediary:
Address:	101 S. Reid Street, Suite 307 #329
Sioux Falls, SD 57103
Attention:	Legal
Telephone:	[______]
Electronic mail:	***
***
***
***
With a copy to:
Address:	Lowenstein Sandler LLP
1251 Avenue of the Americas, Floor 17
New York, NY 10020
Attention:	Abe Kwon, Esq.
Jonathan Wishnia, Esq.
Meagan Signoriello, Esq.
Electronic mail:	***
***
***

Annex I-18

Section 8.03.       Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall in any event be effective unless all parties hereto have agreed to such amendment or waiver in writing.

Section 8.04.       Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto, except that the Grantor may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Collateral Agent.

Section 8.05.       Survival of Agreements. All representations and warranties made by any party hereto hereunder or in any other document delivered pursuant hereto or in connection herewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or shall be relied upon by the Collateral Agent and each Holder, regardless of any investigation made by the Collateral Agent or any Holder or on their behalf and notwithstanding that the Collateral Agent or any Holder may have had notice or knowledge of any Default and shall continue in full force and effect until the Release Date.

Section 8.06.       Integration; Amendments. This Agreement and the agreements referred to herein embody the entire understanding of the parties and supersede all prior negotiations, understandings and agreements between them with respect to the subject matter hereof.

Section 8.07.       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good-faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.08.        Counterparts; Electronic Execution.

(a)         Counterparts. This Agreement may be executed in counterparts, and delivered by fax or email in .pdf or similar widely used format or other electronic transmission (including, without limitation, any PDF file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Sign, DocuSign), each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

(b)         Electronic Execution. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic transmission (including .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of electronic records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.09.       Treatment of Certain Information; Confidentiality. The Securities Intermediary and the Collateral Agent, each agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information and instructed to keep such Information confidential in a manner consistent with this Section 8.09), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulation or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Convertible Notes Document or any action or proceeding relating to this Agreement or any other Convertible Notes Document or the enforcement of rights hereunder or thereunder, (f) with the consent of the Grantor, or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 8.09 or (ii) becomes available to the Securities Intermediary, the Collateral Agent or any of their respective Affiliates on a non-confidential basis from a source other than the Grantor.

Annex I-19

For purposes of this Section 8.09, “Information” means all information received from the Grantor or any Subsidiary relating to the Grantor or any Subsidiary or any of their respective businesses, other than any such information that is available to the Collateral Agent on a non-confidential basis prior to disclosure by the Grantor or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 8.09 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Securities Intermediary and the Collateral Agent each acknowledges that (a) the Information may include material non-public information concerning the Grantor or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it shall handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Section 8.10.        Governing Law; Jurisdiction; Etc.

(a)         Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)         Submission to Jurisdiction. EXCEPT AS PROVIDED IN CLAUSE (C) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN SECTION 8.02; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)         Rights of the Holders. Nothing in this Section 8.10 shall limit the right of the Holders to refer any claim against the Grantor to any court of competent jurisdiction outside of the State of New York, nor shall the taking of proceedings by any Secured Party before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

(d)         Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)         Waiver of Jury Trial. EACH OF THE PARTIES HERETO AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE HOLDERS, HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.10(E) AND

Annex I-20

EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.11.       Waiver of Immunities. To the extent that the Grantor may be entitled in any jurisdiction to claim for itself or any of its property immunity in respect of its obligations under this Agreement or any other Transaction Document to which it is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or any of its property, it irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

Section 8.12.       USA PATRIOT ACT Notice. The Collateral Agent and the Securities Intermediary hereby notifies the Grantor that pursuant to the requirements of the PATRIOT Act, they are required to obtain, verify and record information that identifies the Grantor, which information includes its name and address and other information that shall allow the Collateral Agent or the Securities Intermediary, as applicable, to identify the Grantor in accordance with the PATRIOT Act.

Section 8.13.       The Collateral Agent. It is acknowledged and agreed that, in connection with the Collateral Agent’s execution and delivery of this Agreement and the performance of its duties and exercise of its rights hereunder, the Collateral Agent shall be entitled to all of its rights, benefits, protections and immunities set forth in the Indenture. Notwithstanding anything to the contrary herein, the Collateral Agent shall have no liability for taking any such actions in accordance with such directions and shall not be liable for any failure or delay in taking such actions resulting from any failure or delay by such parties in providing such directions.

[Signature Pages Follow]

Annex I-21

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its authorized representative(s) as of the date first above written.

TWENTY ONE CAPITAL, INC.
By:
Name:
Title:
ANCHORAGE DIGITAL BANK, N.A., as Collateral Agent
By:
Name:
Title:
ANCHORAGE DIGITAL BANK, N.A., as Securities Intermediary
By:
Name:
Title:

Annex I-22

SCHEDULE 1

FORM OF INSTRUCTION

Dated [•] [•], 20[•]

Anchorage Digital Bank, N.A.,
in its capacity as Securities Intermediary
101 S Reid Street, Suite 307 #329
Sioux Falls, SD 57103

Ladies and Gentlemen:

This transfer instruction is delivered to you pursuant to the Securities Accounts Control and Security Agreement dated as of [•], 2025 (the “Accounts Security Agreement”), among Twenty One Capital, Inc., as grantor (the “Grantor”), Anchorage Digital Bank, N.A., as Securities Intermediary (the “Securities Intermediary”) and Anchorage, as collateral agent (the “Collateral Agent”). Capitalized terms used herein but not defined herein are used with the meanings given to them in the Accounts Security Agreement.

The undersigned authorized officer of the [Grantor] [Collateral Agent] hereby requests the Securities Intermediary to make the following transfers:

Date of Transfer:	[Identify Date of Transfer]
Withdrawal Account:	[Identify Account and Account Number]
Transfer Instructions:	[To the account of the Grantor in accordance with the following wire instructions: [Identify Wire Instructions and/or Address for Transfer of Digital Assets]]
[To the following account: [Identify Wire Instructions and/or Address for Transfer of Digital Assets]]

As of the date hereof, the [Grantor] [Collateral Agent] hereby certifies that the transfer[s] requested above [comply][complies] with the requirements of the Accounts Security Agreement.

[SIGNATURE PAGE FOLLOWS]

Annex I-23

IN WITNESS WHEREOF, the undersigned Authorized Person has executed this transfer instruction as the date first above written.

[Twenty One Capital, Inc., as Grantor
By:
Name:
Title:]
[Anchorage Digital Bank, N.A., as Collateral Agent
By:
Name:
Title:]

Annex I-24

SCHEDULE 2

INFORMATION ABOUT THE GRANTOR

Legal Name, Jurisdiction of Organization:

(a) Name: Twenty One Capital, Inc.

(b) Jurisdiction of Organization: Texas

Annex I-25

Annex J

CONFIDENTIAL
Final Form

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made and entered into as of [•] 2025, between (i) Tether Investments S.A. de C.V., a corporation (Sociedad Anónima de Capital Variable) organized and existing under the laws of El Salvador (“Tether”) and (ii) Twenty One Capital, Inc., a Texas corporation (“Pubco”). Tether and Pubco are sometimes referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the Parties desire, by their execution of this Agreement, to evidence the terms and conditions upon which Tether will provide certain services to Pubco and its Subsidiaries (as defined below) (the “Pubco Entities”).

NOW THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Privacy Laws” means all applicable federal, state and local laws, regulations, and rules relating to the collection, use, disclosure, storage, security, or processing of personal information (or any corollary term).

“Subsidiary” means, with respect to any Person, any other Person of which (a) if a corporation, a majority of the total voting power of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

Article II

SERVICES

2.1 Provision of Administrative Services. Tether shall provide, or cause to be provided, to the Pubco Entities certain centralized administrative and operational services, including the services listed on Schedule I hereto, and such other services as may be agreed upon by Tether and Pubco from time to time in writing (the “Services”). Tether shall perform the Services with reasonable skill, care and diligence, and in accordance with applicable law.

Annex J-1

2. 2 Third Party Advisors. Attached hereto as Schedule II is an indicative organizational chart indicating, among other things, the Services intended to be provided by Tether and the Tether employees or service providers intended to be used by Tether in the performance of the Services (the “Organizational Chart”). Subject to the discretion of Pubco regarding the retention and dismissal of any Person, the Parties agree that Tether is authorized in the performance of the Services to engage or retain, as agent on behalf of the Pubco Entities, any reasonably necessary third party, including consultants, advisers, accountants, auditors and attorneys (“Third Party Advisors”) to assist in providing the Services. Each such Third Party Advisor shall possess appropriate experience and qualifications. Tether shall coordinate with and assist the Pubco Entities to manage and supervise such Third Party Advisors. The Pubco Entities shall reimburse Tether for any reasonable and documented costs and expenses arising from or related to such engagement or retention of any Third Party Advisors that have been paid with funds of Tether or its Affiliates rather than funds of the Pubco Entities (“Third Party Expenses”); provided, that, the Pubco Entities shall not be obligated to reimburse any such Third Party Expenses if such Services are indicated in the Organizational Chart as being covered under the Tether Services Agreement at the time of Closing unless such reimbursement is approved by the Audit Committee of Pubco in accordance with its related party transaction approval policy or policies as may be in effect from time to time (without regard to the amount of such Third Party Expenses).

2.3 Payment for Services. As remuneration for the provision to Pubco of the Services, Tether shall be entitled to receive, and the Pubco Entities agree to pay to Tether, an amount equal to $30,000 per calendar quarter or such other amount as may be agreed by the Parties in writing (the “Services Fee”). In addition, the Pubco Entities shall pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the Services provided to such entities by Tether. It is the intention of the Parties that the Services Fee represents fair and reasonable compensation to Tether for the services rendered, having regard to the nature and scope of the Services.

2.4 Invoice and Payment. Within one (1) month following the end of each calendar quarter, Tether shall invoice the Pubco Entities for the Services Fee and Third Party Expenses (if applicable) for such calendar quarter. All invoices shall be payable to Tether by the Pubco Entities within 30 days of receipt. If any amount is disputed, Pubco shall notify Tether within 10 days of receipt, specifying the basis of the dispute, and the Parties shall cooperate in good faith to resolve the matter.

2.5 Term; Termination. This Agreement shall remain in effect unless and until terminated by either Party in accordance with this Section 2.5. Either Party may terminate this Agreement at any time, with or without cause, by providing 30 days’ prior written notice to the other Party. Termination shall not affect any rights or obligations that have accrued prior to the effective date of termination.

2.6 Survival. The provisions of this Agreement that by their nature should survive termination or expiration shall survive, including without limitation those relating to confidentiality, payment, limitation of liability, and dispute resolution.

Article III

CONFIDENTIALITY AND DATA PROCESSING

3.1 Confidentiality Obligations. Each Party agrees to maintain the confidentiality of all non-public, proprietary, or confidential information disclosed by the other party (the “Disclosing Party”) in connection with the performance of the Parties’ obligations under this Agreement (“Confidential Information”), whether oral, written, electronic, or in any other form, and whether or not marked as confidential. Confidential Information includes, without limitation, information relating to business operations, strategies, financials, legal matters, intellectual property, health, safety, environmental practices, personal data, and other information relating to the Disclosing Party’s business or clients. The Party receiving any Confidential Information, and its employees, attorneys, financial advisors, officers, directors, shareholders and members who receive Confidential Information, shall not, except with the prior written consent of the Disclosing Party, (i) use Confidential Information of the Disclosing Party for any purpose other than those purposes permitted under this Agreement, whether for itself or for the benefit of another, or (ii) divulge, disclose, publish or communicate, to any person, firm, corporation or entity, in any manner whatsoever, the terms of this Agreement or any Confidential Information of the Disclosing Party; provided, however, that Tether may use, divulge, disclose or communicate the terms of this Agreement or Confidential Information of the Disclosing Party to its Affiliates, Third Party Advisors, employees, attorneys, financial advisors, officers, directors, to the extent required for the performance by Tether of any of its obligations under this Agreement, without first obtaining Pubco’s written consent. Each Party further agrees to use the same degree of care to maintain as confidential and to avoid non-permitted use or disclosure

Annex J-2

of the Confidential Information disclosed to it under this Agreement as it employs with respect to its own confidential information, but at all times at least reasonable care to protect against a non-permitted use or disclosure. Confidential Information does not and shall not include information that:

(a) was already known to the receiving Party at the time such Confidential Information is disclosed by the other Party;

(b) was or became publicly known through no wrongful act of the receiving Party;

(c) was rightfully received by the receiving Party from a third party without restriction;

(d) was independently developed by the receiving Party; or

(e) was required for legal or financial reporting purposes to be disclosed; provided, however, that the Party being required to disclose shall, if circumstances permit, provide advance notice to the other Party and shall allow the other Party a reasonable opportunity to oppose such disclosure, if appropriate.

3.2 Data Security. The receiving Party shall implement and maintain commercially reasonable administrative, technical and physical safeguards to protect the security and integrity of the Disclosing Party’s Confidential Information, including against unauthorized access, use or disclosure, which, where required, comply with applicable Privacy Laws.

3.3 Personal Information. To the extent the Services involve the processing of personal information, each Party shall comply with all applicable Privacy Laws. If required by applicable Privacy Laws, the Parties shall promptly enter into a separate data processing agreement or similar contractual arrangement to address the processing of such information.

Article IV

Miscellaneous

4.1 Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by or on behalf of the Party granting such waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

4.2 Amendment. No amendment or modification of any provision of this Agreement will be effective unless it is in writing and signed by the Parties.

4.3 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 4.3 shall be null and void, ab initio.

4.4 Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting by mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

(a) If to Tether, to:

Final Av. La Revolucion, Colonia San Benito, Edif. Centro,
Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San
Salvador, Municipio de San Salvador Centro, Republica de El Salvador
Attention: Investments Legal
Email: investments.legal@tether.to (copy to legal@tether.to)

Annex J-3

(b) If to Pubco, to:

c/o iFinex c/o SHRM Trustees (BVI) Limited, Trinity Chambers, PO Box 4301, Road Town, Tortola, VG1110, BVI
Attention: Legal
Email: legal@tether.to (with a copy to investments.legal@tether.to)

or to such other address or addresses as the Parties may from time to time designate in writing.

4.5 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

4.6 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

4.7 Severability. If any provision of this Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

4.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together shall constitute one and the same Agreement. Each Party may execute this Agreement by signing any such counterpart.

4.9 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

4.10 Entire Agreement. This Agreement constitutes and expresses the entire agreement between the Parties with respect to the subject matter hereof. All previous discussions, promises, representations and understandings relative thereto, are hereby merged in and superseded by this Agreement.

4.11 Limitation of Liability. IN NO EVENT SHALL TETHER OR ANY OF ITS AFFILIATES BE LIABLE TO ANY OF THE PERSONS RECEIVING ANY SERVICES OR TO ANY OTHER PERSON FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF SUCH SERVICE, REGARDLESS OF WHETHER THE PERSON PROVIDING SUCH SERVICE, ITS AFFILIATES, OR OTHERS MAY BE WHOLLY, CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT, EXCEPT TO THE EXTENT SUCH EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARE PAID BY THE PARTY INCURRING SUCH DAMAGES TO A THIRD PARTY.

[Signature pages follow]

Annex J-4

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above by their duly authorized representatives.

Tether Investments S.A. de C.V.
By:
Name:
Title:
Twenty One Capital, Inc.
By:
Name:
Title:

Annex J-5

SCHEDULE I

Administrative and Operational Services

1.      Information technology services consisting of development, maintenance, and oversight of IT systems, including cloud infrastructure, cybersecurity, and other technology platforms critical to the operation of the business.

2.      Legal services consisting of regulatory compliance and control, corporate governance, contract review and negotiation, intellectual property protection and management, and digital asset-related legal matters such as custody arrangements.

3.      Health, safety and environmental services consisting of implementation and monitoring of workplace health and safety practices (including remote and hybrid work environments), and environmental sustainability initiatives.

4.      Management, registration, enforcement, and commercialization of intellectual property, including proprietary code, algorithms, trademarks, and any other relevant IP developed or used by Pubco.

5.      Treasury & Risk Management, including support with strategic initiatives such as capital raising, market entry, and partnership development; Bitcoin Trading; and related risk management and risk assessment services.

6.      Human Resources services, including payroll and benefits services consisting of payroll processing, tax reporting, and benefits administration services.

7.      Investor Relations services, including investor outreach services.

Annex J-6

Annex K

Sections 238 and 239 of the Cayman Islands Companies Act (as revised)

238. Rights of dissenters

(1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

(2) A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorised by the vote.

(4) Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5) A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating —

(a)     that person’s name and address;

(b)    the number and classes of shares in respect of which that person dissents; and

(c)     a demand for payment of the fair value of that person’s shares.

(6) A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires —

(a)     the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)    the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

Annex K-1

(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16) The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

239. Limitation on Rights of dissenters

(1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except —

(a)     shares of a surviving or consolidated company, or depository receipts in respect thereof;

(b)    shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders;

(c)     cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or

(d)    any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

(2) Repealed by section 11 of the Companies (Amendment) (No. 2) Act, 2018 [Law 46 of 2018].

Annex K-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The TBOC permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interests of the corporation and, in all other cases, that the person’s conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful. The TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits or otherwise, in the defense of the proceeding. Pubco’s Amended and Restated Certificate of Formation provides that a director will not be liable to Pubco or its shareholders for monetary damages for an act or omission in his or her capacity as a director, except that there will be no limitation of liability to the extent the director has been found liable under applicable law for: (i) a breach of the director’s duty of loyalty owed to Pubco or Pubco’s shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to Pubco or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the stockholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the stockholders.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he or she has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 of the TBOC also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, a corporation may indemnify and advance expenses to persons who are not directors to the same extent that a corporation may indemnify and advance expenses to directors.

Pubco’s Amended and Restated Certificate of Formation and Bylaws provide that Pubco must indemnify its directors and officers to the fullest extent authorized by law. Pubco is also expressly required to advance certain expenses to its directors and officers. Pubco may also purchase and maintain insurance, at its expense, on behalf of any person existing or former director, officer, employee or agent of Pubco, or is serving at the request of Pubco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, proprietorship or other enterprise against any expense, liability or loss, whether or not the Corporation would otherwise have the power to indemnify such person against such expense, liability or loss under the TBOC. Pubco’s directors and officers will be covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1(1)†

Business Combination Agreement, as of April 22, 2025, by and among CEP, CEP Merger Sub, Pubco, the Company, the Sellers and, for certain limited purposes, SoftBank (incorporated by reference to Exhibit 2.1 to CEP’s Current Report on Form 8-K, filed with the SEC on April 28, 2025) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

2.2

Amendment No. 1 to the Business Combination Agreement, dated as of July 26, 2025, by and among CEP, SPAC Merger Sub, Pubco, Twenty One, the Sellers and, for certain limited purposes, SoftBank (incorporated by reference to Exhibit 2.1 to CEP’s Current Report on Form 8-K, filed with the SEC on July 29, 2025) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

2.3*	Plan of Merger (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.1	Amended and Restated Memorandum and Articles of Association of CEP (incorporated by reference to CEP’s Current Report on Form 8-K, filed with the SEC on August 14, 2024).
3.2*	Form of Amended and Restated Certificate of Formation of Pubco (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).
3.3*	Form of Amended and Restated Bylaws of Pubco (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E)
4.1	Specimen Class A Ordinary Share Certificate of CEP (incorporated by reference to Amendment No. 1 to CEP’s Registration Statement on Form S-1, filed with the SEC on July 26, 2024).
4.2*	Form of Indenture.
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
8.1*	Form of Tax opinion of Ellenoff Grossman & Schole LLP.
10.1†

Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.2 to CEP’s Current Report on Form 8-K, filed with the SEC on April 28, 2025) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).

10.2(1)

Sponsor Support Agreement, dated April 22, 2025, by and among CEP, Sponsor and Pubco (incorporated by reference to Exhibit 10.1 to CEP’s Current Report on Form 8-K, filed with the SEC on April 28, 2025) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).

10.3

Form of Amended and Restated Registration Rights Agreement, by and among Pubco, CEP, the Sponsor, the Sellers and SoftBank (incorporated by reference to Exhibit 10.5 to CEP’s Current Report on Form 8-K, filed with the SEC on April 28, 2025) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).

10.4(1)†

Form of Convertible Notes Subscription Agreement, dated as of April 22, 2025, by and among CEP, Pubco and certain investors party thereto (incorporated by reference to Exhibit 10.3 to CEP’s Current Report on Form 8-K, filed with the SEC on April 28, 2025).

10.5*†	Form of Security Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I).
10.6†

Form of Equity PIPE Subscription Agreement, dated as of April 22, 2025, by and among CEP, Pubco and certain investors party thereto (incorporated by reference to Exhibit 10.4 to CEP’s Current Report on Form 8-K, filed with the SEC on April 28, 2025).

10.7(1)

Form of Services Agreement by and between Tether and Pubco (incorporated by reference to Exhibit 10.6 to CEP’s Current Report on Form 8-K, filed with the SEC on April 28, 2025) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex J).

Exhibit No.	Description
10.8

Contribution Agreement, dated as of April 22, 2025, by and among Tether, Bitfinex and the Company (incorporated by reference to Exhibit 10.7 to CEP’s Current Report on Form 8-K, filed with the SEC on April 28, 2025). (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).

10.9†

SoftBank Purchase Agreement, dated as of April 22, 2025, by and between Tether and SoftBank (incorporated by reference to Exhibit 99.1 to CEP’s Current Report on Form 8-K, filed with the SEC on April 28, 2025).

10.10(1)†

Amended and Restated SoftBank Sale and Purchase Agreement, dated as of June 23, 2025, by and among Tether and SoftBank (incorporated by reference to Exhibit 99.1 to CEP’s Current Report on Form 8-K, filed with the SEC on June 27, 2025).

10.11

Form of Securities Exchange Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Exhibit A of Annex G) (incorporated by reference to Exhibit A of Exhibit 10.2 to CEP’s Current Report on Form 8-K, filed with the SEC on June 27, 2025).

10.12*	Form of Governance Agreement, by and among Tether, Bitfinex and SoftBank.
10.13†

Form of June Equity PIPE Subscription Agreement, dated as of June 19, 2025, by and among CEP, Pubco and certain investors party thereto (incorporated by reference to Exhibit 10.1 to CEP’s Current Report on Form 8-K, filed with the SEC on June 20, 2025).

10.14(1)

June PIPE Bitcoin Sale and Purchase Agreement, dated as of June 23, 2025, by and among Pubco, Tether, SoftBank and CEP (incorporated by reference to Exhibit 10.1 to CEP’s Current Report on Form 8-K, filed with the SEC on June 27, 2025).

10.15(1)

Amendment No. 1 to Sponsor Support Agreement, dated as of June 25, 2025, by and among the Sponsor, CEP and Pubco (incorporated by reference to Exhibit 10.2 to CEP’s Current Report on Form 8-K, filed with the SEC on June 27, 2025) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).

21.1*	List of Subsidiaries of Pubco Post-Business Combination.
23.1*	Consent of WithumSmith+Brown, PC (with respect to Cantor Equity Partners, Inc.)
23.2*	Consent of WithumSmith+Brown, PC (with respect to Twenty One Assets, LLC).
23.3*	Consent of WithumSmith+Brown, PC (with respect to Twenty One Capital, Inc.)
23.4*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
23.5*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1).
99.1*	Consent of Paolo Ardoino to be Named as a Director.
99.2*	Consent of Zachary Lyons to be Named as a Director.
99.3*	Consent of Robert “Bo” Hines to be Named as a Director.
99.4*	Consent of Jack Mallers to be Named as a Director.
99.5*	Consent of Jared Roscoe to be Named as a Director.
99.6*	Consent of Vikas J. Parekh to be Named as a Director.
99.7*	Form of Proxy Card for Extraordinary General Meeting of CEP Shareholders.
107*	Filing fee table.

____________

*        Filed herewith.

**      To be filed by amendment.

(1)      Certain schedules, exhibits and similar attachments have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish supplementally a copy of all omitted information to the SEC upon its request.

†        Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

Item 22. Undertakings.

The undersigned registrant hereby undertakes as follows:

(a)     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on the 12th day of September, 2025.

Twenty One Capital, Inc.
By:	/s/ Jeff Haley
	Name:	Jeff Haley
	Title:	Sole Director (Principal Executive Officer and Principal Accounting and Financial Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on the 12th day of September, 2025.

Twenty One Assets, LLC
By:	/s/ Jeff Haley
	Name:	Jeff Haley
	Title:	Sole Director (Principal Executive Officer and Principal Accounting and Financial Officer)